Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

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In re	:	Chapter 11
:
CANO HEALTH, INC., et al.,	:	Case No. 24–10164 (KBO)
:
:
Debtors.[1]	:	(Jointly Administered)
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NOTICE OF FILING OF SECOND SUPPLEMENT TO PLAN SUPPLEMENT

IN CONNECTION WITH FOURTH AMENDED JOINT CHAPTER 11 PLAN OF

REORGANIZATION OF CANO HEALTH, INC. AND ITS AFFILIATED DEBTORS

PLEASE TAKE NOTICE that beginning on February 4, 2024, Cano Health, Inc. and certain of its subsidiaries, as debtors and debtors in possession (collectively, the “Debtors”) each commenced a voluntary case under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

PLEASE TAKE FURTHER NOTICE that on May 21, 2024, the Debtors filed the Fourth Amended Joint Chapter 11 Plan of Reorganization of Cano Health, Inc. and its Affiliated Debtors [Docket No. 864] (including any exhibits and schedules thereto and as may be modified, amended, or supplemented from time to time in accordance with the terms thereof, the “Plan”).2

[1]

The last four digits of Cano Health, Inc.’s tax identification number are 4224. A complete list of the Debtors in the Chapter 11 Cases may be obtained on the website of the Debtors’ claims and noticing agent at https://www.veritaglobal.net/CanoHealth. The Debtors’ mailing address is 9725 NW 117th Avenue, Miami, Florida 33178.

[2]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

PLEASE TAKE FURTHER NOTICE that on May 21, 2024, the Bankruptcy Court entered the Order (I) Approving Proposed Disclosure Statement and Form and Manner of Notice of Disclosure Statement Hearing, (II) Establishing Solicitation and Voting Procedures, (III) Scheduling Confirmation Hearing, (IV) Establishing Notice and Objection Procedures for Confirmation of Proposed Plan, and (V) Granting Related Relief [Docket No. 865] (the “Disclosure Statement Order”) that, among other things, (a) approved the Disclosure Statement for the Fourth Amended Joint Chapter 11 Plan of Reorganization of Cano Health, Inc. and its Affiliated Debtors [Docket No. 866] and certain dates and deadlines related to confirmation of the Plan, (b) authorized the Debtors to solicit votes on the Plan, and (c) scheduled a hearing on confirmation of the Plan for June 28, 2024 at 9:30 a.m. (Prevailing Eastern Time), before the Honorable Karen B. Owens, United States Bankruptcy Judge, in the United States Bankruptcy Court for the District of Delaware, 824 N. Market Street, 6th Floor, Courtroom 3, Wilmington, DE 19801 (the “Confirmation Hearing”).

PLEASE TAKE FURTHER NOTICE that, on June 14, 2024, in accordance with the Plan and the Disclosure Statement Order, the Debtors filed the Notice of Filing of Plan Supplement in Connection with Fourth Amended Joint Chapter 11 Plan of Reorganization of Cano Health, Inc. and its Affiliated Debtors [Docket No. 1023] (as may be amended, modified, or supplemented from time to time, the “Plan Supplement”).

PLEASE TAKE FURTHER NOTICE that, on June 20, 2024, the Debtors filed the Notice of Filing of First Supplement to Plan Supplement in Connection with Fourth Amended Joint Chapter 11 Plan of Reorganization of Cano Health, Inc. and its Affiliated Debtors [Docket No. 1063] (the “First Supplement”).

PLEASE TAKE FURTHER NOTICE that, the Debtors hereby file this second supplement to the Plan Supplement (the “Second Supplement”) and amend, or amend and restate, the Plan Supplement documents set forth below:

Exhibit	Plan Supplement Document	Comments
Exhibit A-2	Shareholder Agreement	See below.

Exhibit A-3	Charter	See below.

Exhibit A-4	Bylaws	See below.

Exhibit G	Litigation Trust Agreement	Replaced in its entirety with the document attached hereto as Exhibit G. A redline showing the changes against the last-filed version is attached hereto as Exhibit G-1.

Exhibit H	GUC Warrant Agreement	Replaced in its entirety with the document attached hereto as Exhibit H. A redline showing the changes against the last-filed version is attached hereto as Exhibit H-1.

Exhibit I	Schedule of Retained Causes of Action	Replaced in its entirety with the document attached hereto as Exhibit I. A redline showing the changes against the last-filed version is attached hereto as Exhibit I-1.

Exhibit J-1	Exit Facility Credit Agreement	Replaced in its entirety with the document attached hereto as Exhibit J-1. A redline showing the changes against the last-filed version is attached hereto as Exhibit J-5.

Exhibit K	Section 1129(a)(5) Disclosures	Replaced in its entirety with the document attached hereto as Exhibit K. A redline showing the changes against the last-filed version is attached hereto as Exhibit K-1.

PLEASE TAKE FURTHER NOTICE that the documents, schedules, and other information contained in this Second Supplement are integral to and comprise part of the Plan. These documents have not yet been approved by the Bankruptcy Court. If the Plan is approved, the documents contained in the Plan Supplement (including this Second Supplement) will be approved by the Bankruptcy Court pursuant to the order confirming the Plan.

PLEASE TAKE FURTHER NOTICE that the documents, schedules, and other information contained in the Plan Supplement (including this Second Supplement) are not final and remain subject to continuing negotiations among the Debtors and other interested parties. Except as expressly amended or amended and restated as set forth herein, the forms of Plan Supplement documents remain as originally filed. The Debtors reserve all rights to further amend, modify, or supplement the Plan Supplement (including the First Supplement and the Second Supplement), and any of the documents contained therein, in accordance with the terms of the Plan. If material amendments or modifications are made to any of these documents, the Debtors will file a redline with the Bankruptcy Court prior to the Confirmation Hearing marked to reflect the same.

PLEASE TAKE FURTHER NOTICE that the Plan Supplement and the Second Supplement may be viewed free of charge by visiting the website maintained by the Debtors’ claims, noticing, and solicitation agent, Verita,3 at https://www.veritaglobal.net/CanoHealth. In addition, a copy of the Plan Supplement and the Second Supplement may also be obtained by contacting Verita (i) by e-mail via https://www.veritaglobal.net/CanoHealth/Inquiry or (ii) by telephone at 1-888-251-2679 (Domestic) or 310-751-2609 (International). You may also obtain a copy of the Plan Supplement and Second Supplement for a fee via PACER at http://www.deb.uscourts.gov.

[3]	On June 11, 2024, Kurtzman Carson Consultants LLC (KCC) changed its name to KCC dba Verita Global (“Verita”). There has not been any change in the company’s ownership structure.

Dated: June 27, 2024

 Wilmington, Delaware

/s/

RICHARDS, LAYTON & FINGER, P.A.

Mark D. Collins (No. 2981)

Michael J. Merchant (No. 3854)

Amanda R. Steele (No. 5530)

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Telephone: (302) 651-7700

E-mail: collins@rlf.com

    merchant@rlf.com

    steele@rlf.com

-and-

WEIL, GOTSHAL & MANGES LLP

Gary T. Holtzer (admitted pro hac vice)

Jessica Liou (admitted pro hac vice)

Kevin Bostel (admitted pro hac vice)

Matthew P. Goren (admitted pro hac vice)

767 Fifth Avenue

New York, New York 10153

Telephone: (212) 310-8000

E-mail: gary.holtzer@weil.com

    jessica.liou@weil.com

    kevin.bostel@weil.com

    matthew.goren@weil.com

Attorneys for Debtors

and Debtors in Possession

Exhibit A-2

Shareholder Agreement

IMPORTANT NOTE:

THIS DRAFT REMAINS SUBJECT TO CONTINUING NEGOTIATION, AND THUS IS SUBJECT TO MATERIAL SUBSTANTIVE CHANGE AND THE FINAL VERSION MAY CONTAIN MATERIAL DIFFERENCES. FOR THE AVOIDANCE OF DOUBT, NO PARTY HAS CONSENTED TO THIS VERSION AS THE FINAL FORM, AND ALL PARTIES RESERVE THEIR RESPECTIVE RIGHTS WITH RESPECT TO THIS DOCUMENT AND ANY RELATED DOCUMENTS.

CANO HEALTH, INC.

SHAREHOLDERS’ AGREEMENT

This Shareholders’ Agreement (this “Agreement”) is made and entered into as of [__________], 2024 (the “Reorganization Date”), by and among Cano Health, Inc., a Delaware corporation (the “Corporation”), and the Holders (as defined below) from time to time party hereto. The Corporation and the Holders are referred to collectively herein as the “Parties” and each individually as a “Party”.

WHEREAS, the Corporation and each of the Holders desire to establish herein the terms and conditions upon which certain affairs of the Corporation shall be administered and otherwise set forth the Holders’ respective rights and obligations as holders of shares of capital stock of the Corporation.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

“Accredited Investor” means an “accredited investor” as defined under Rule 501(a) of Regulation D promulgated under the Securities Act.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for clarity, an investment fund, vehicle or account shall be deemed to be an Affiliate of all other investment funds, vehicles and accounts under common management, directly or indirectly, with such Person); provided, that for purposes of this Agreement, no Holder shall be deemed an Affiliate of the Corporation or any of its Subsidiaries.

“Agreement” has the meaning set forth in the preamble.

“Alternative Transaction” means the sale of Registrable Securities constituting less than one percent (1%) of the outstanding shares of Common Stock to one (1) or more purchasers in a registered transaction without a prior marketing process by means of (a) a bought deal, (b) a block trade or (c) a direct sale.

“Approved Transferee” has the meaning set forth in Section 4(a).

“Board” means the board of directors of the Corporation.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

“By-laws” means the Amended and Restated By-laws of the Corporation, dated as of the Reorganization Date.

“Cause” shall have the meaning set forth in the Management Incentive Plan.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Corporation, dated as of the Reorganization Date.

“Chosen Courts” has the meaning set forth in Section 8(e).

“Close of Business” means, with respect to any Business Day, 5:00 p.m. Eastern Time (Daylight or Standard, as applicable in New York, New York) on such Business Day.

“Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation and shall include any securities into which such Common Stock shall have been exchanged or converted, or any securities resulting from any reclassification, recapitalization, stock dividend or similar transactions with respect to such Common Stock.

“Common Stock Equivalent” has the meaning set forth in Section 7(a).

[“Competitor” means [any Person, or any Person that is an Affiliate of or is employed by a Person, in each case, that directly and materially competes with the Corporation for all or any portion of its clientele or business and such Persons’ Affiliates.]1

“Confidential Information” has the meaning set forth in Section 3(b)(i).

“control,” including the terms “controlled by” and “under common control with,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

[1]	Note to Draft: Definition of “Competitor” under review.

“Corporation” has the meaning set forth in the preamble and shall include any of its successors by merger, acquisition, reorganization, conversion or otherwise.

“Demand Eligible Holder” has the meaning set forth in Section 6(a)(i).

“Demand Eligible Holder Request” has the meaning set forth in Section 6(a)(i).

“Demand Notice” has the meaning set forth in Section 6(a)(i).

“Demand Registration” has the meaning set forth in Section 6(a)(i).

“Demand Registration Statement” has the meaning set forth in Section 6(a)(i).

“Designated Shares” means, as of any particular date of determination, the outstanding shares of Common Stock as of such date, excluding (a) any restricted stock, restricted stock units, options and other equity-based awards (and any shares of Common Stock issuable in exchange therefor) issued or granted pursuant to an Equity Incentive Plan and (b) any shares of Common Stock underlying unexercised GUC Warrants.

“Director” shall mean a director serving on the Board, appointed in accordance with the Certificate of Incorporation.

“Discounted Share Purchase Program” means a stock purchase program pursuant to which up to [___] percent [(__)%]2 of the shares of Common Stock [as of the Reorganization Date] (on a fully-diluted basis) will be reserved for purchase by certain Directors (as defined below) and employees and officers of the Corporation and its Subsidiaries at a price per share of Common Stock equal to $[__],3 with such purchases to be made no later than ninety [90] calendar days following the Reorganization Date.

“Drag-Along Holder” has the meaning set forth in Section 5(a)(i).

“Drag-Along Notice” has the meaning set forth in Section 5(a)(ii).

“Drag-Along Sale” has the meaning set forth in Section 5(a)(i).

“Effectiveness Period” has the meaning set forth in Section 6(a)(iii).

“Emergence Award Recipients” means Mark Kent, Eladio Gil, Robert Camerlinck, Jennifer Hevia, Pablo Alonso and David Armstrong.

“Equity Incentive Plan” means the Management Incentive Plan and any other similar incentive equity plans approved by the Board.

“Excess New Securities” has the meaning set forth in Section 7(b)(iii).

“Excess New Securities Notice” has the meaning set forth in Section 7(b)(iii).

[2]	Note to Draft: Anticipated to represent an aggregate purchase of $5m to $10m.
[3]	Note to Draft: To reflect a [__]% discount to the equity value of the MIP.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exit Facility Credit Agreement” means that certain credit agreement, dated as of the Reorganization Date, among [__________].

“Family Member” means, with respect to any natural Person, such Person’s parents, spouse (but not including a former spouse or a spouse from whom such Person is legally separated) and descendants (whether or not adopted) and any trust, family limited partnership or limited liability company that is and remains solely for the benefit of such Person and such Person’s spouse (but not including a former spouse or a spouse from whom such Person is legally separated) or descendants (whether or not adopted).

“FINRA” means the Financial Industry Regulatory Authority.

“GUC Warrants” means warrants to purchase Common Stock issued pursuant to that certain Warrant Agreement, dated as of the Reorganization Date, by and between the Corporation and Continental Stock Transfer & Trust Company, a New York corporation, as Warrant Agent (the “GUC Warrant Agreement”).

“Holder” means each Person that is a stockholder of the Corporation and party hereto as of the Reorganization Date and any other Person who hereafter becomes a party to this Agreement pursuant to the provisions hereof as a stockholder of the Corporation; provided that a Person shall cease to be a Holder at such time as it ceases to hold any outstanding shares of capital stock of the Corporation.

“Holders of a Majority of Included Registrable Securities” means Holders who hold a majority of the Registrable Securities included in the applicable Registration Statement.

“Indemnified Person” has the meaning set forth in Section 6(k)(i).

“Initial Public Offering” shall mean (a) the initial firm commitment underwritten Public Offering of Registrable Securities consummated for cash pursuant to an effective registration statement under the Securities Act (other than a registration statement on Form S-4 or Form S-8 (or any similar or successor form)) pursuant to which the Registrable Securities are sold and concurrently listed on a national securities exchange in the United States, (b) the date of effectiveness of a registration of the class of equity securities that includes the Registrable Securities, or equity securities of any entity in which the Registrable Securities may be converted or exchanged, in connection with which such class of equity securities is be listed on a national securities exchange in the United States, or (c) any merger, consolidation, reorganization, recapitalization, capital stock exchange, stock sale, asset sale or other similar transaction or business combination (or series of related transactions or related business combinations), in each such case, between the Corporation (or any of its Affiliates) and any entity that is a “special purpose acquisition company” (or any of its Affiliates) or “blank check” company (or any of its Affiliates) after which the surviving company is listed on a national securities exchange in the United States.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433, relating to an offer of the Registrable Securities.

“Joinder” has the meaning set forth in Section 4(a).

“Losses” has the meaning set forth in Section 6(k)(i).

“Management Holder” means any Person that becomes party to this Agreement in respect of MIP Equity granted to him or her under the Management Incentive Plan and any Person to whom he or she transfers such MIP Equity in accordance with the terms of this Agreement.

“Management Incentive Plan” means an incentive equity plan for the officers, employees, and Directors of the Corporation and its Subsidiaries to be implemented by the Corporation and the Board and effective no later than the ninetieth (90th) day following the Reorganization Date reserving for issuance ten percent (10%) of the aggregate number of shares of Common Stock outstanding as of the Reorganization Date (calculated on a fully vested and fully-diluted basis) in the form of restricted stock units and other equity-based awards, as such plan may be amended from time to time in accordance with its terms.

“Maximum Offering Size” has the meaning set forth in Section 6(a)(iv).

“MIP Equity” means Common Stock issued upon the settlement or exercise of restricted stock units, options and other equity instruments granted pursuant to the Management Incentive Plan.

“New Issuance Notice” has the meaning set forth in Section 7(a).

“New Securities” has the meaning set forth in Section 7(a).

“Non-Recourse Parties” has the meaning set forth in Section 8(m).

“Other Registrable Securities” means (a) the Common Stock, (b) any securities issued or issuable with respect to, on account of or in exchange for Common Stock, whether by stock split, stock dividend, recapitalization, merger, consolidation or other reorganization, charter amendment or otherwise and (c) any options, warrants or other rights to acquire, and any securities received as a dividend or distribution in respect of, any of the securities described in clauses (a) and (b) above, in each case, held by any other Person who has rights to participate in any offering of securities by the Corporation pursuant to a registration rights agreement or other similar arrangement with the Corporation or any direct or indirect parent of the Corporation relating to the Common Stock (which shall not include this Agreement).

“Participant” shall have the meaning set forth in the Management Incentive Plan (provided, that if “Participant” is not specifically defined therein, any use of “Participant” in this Agreement shall refer to the applicable definition in the Management Incentive Plan relating to Persons receiving equity in accordance with the terms and conditions of the Management Incentive Plan).

“Participating Demand Holder” means any Holder of Registrable Securities who, pursuant to the provisions of Section 6 hereof, elects to participate in a relevant Demand Registration (including, for the avoidance of doubt, both Demand Eligible Holders and the Qualified Holder(s) who have delivered the Demand notice for such Demand Registration).

“Participating Holder” means any (a) Participating Demand Holder, or (b) any Piggyback Eligible Holder who elects, pursuant to the provisions of Section 6 hereof, to participate in a relevant Piggyback Registration, as applicable.

“Parties” has the meaning set forth in the preamble.

“Permitted Transferee” means, with respect to any Holder, any general or limited partner, member, shareholder or Affiliate of such Holder (other than any “portfolio company,” as such term is customarily used among institutional investors).

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Piggyback Eligible Holders” has the meaning set forth in Section 6(b)(i).

“Piggyback Notice” has the meaning set forth in Section 6(b)(i).

“Piggyback Registration” has the meaning set forth in Section 6(b)(i).

“Piggyback Registration Statement” has the meaning set forth in Section 6(b)(i).

“Piggyback Request” has the meaning set forth in Section 6(b)(i).

“Preemptive Rightholder” has the meaning set forth in Section 7(a).

“Proportionate Percentage” has the meaning set forth in Section 7(b)(i).

“Proposed Price” has the meaning set forth in Section 7(a).

“Proposed Transferee” has the meaning set forth in Section 5(b)(i).

“Prospectus” means the prospectus included in a Registration Statement (including a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A or Rule 430B), as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement, and all amendments and supplements to the Prospectus, including post-effective amendments, all material incorporated by reference or deemed to be incorporated by reference in such Prospectus and any Issuer Free Writing Prospectus.

“Public Offering” means any sale to the public pursuant to a public offering registered (other than a registration effected solely to implement an employee benefit plan, a dividend reinvestment plan, or similar plans, or a transaction to which Rule 145 is applicable) under the Securities Act.

“Qualified Holder” means, as of a particular date of determination, one or more Holders of Registrable Securities who beneficially own in the aggregate (together with their Affiliates) three percent (3%) or more of the Designated Shares as of such date.

“Registrable Securities” means (a) any Common Stock acquired prior to the Initial Public Offering, (b) any securities issued or issuable with respect to, on account of or in exchange for Common Stock described in clause (a), whether by stock split, stock dividend, recapitalization, merger, consolidation or other reorganization, charter amendment or otherwise and (c) any options, warrants or other rights to acquire, and any securities received as a dividend or distribution in respect of, any of the securities described in clauses (a) or (b) above, in each case, that are held by the Holders and their respective Affiliates or any transferee or assignee of any Holder or its Affiliates after giving effect to a Transfer made in compliance with this Agreement (including Section 4(a)), in each case, whether now held or hereafter acquired, all of which securities are subject to the rights provided herein for Registrable Securities until such rights terminate pursuant to the provisions of this Agreement. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (a) a Registration Statement registering such Registrable Securities under the Securities Act has been declared effective and such Registrable Securities have been Transferred by the Holder thereof pursuant to such effective Registration Statement, (b) such securities are Transferred pursuant to Rule 144 and such securities are thereafter freely transferable by such recipient (without limitations on volume) without registration under the Securities Act, (c) such securities cease to be outstanding, (d) such securities may be sold pursuant to Section 4(a)(1) of the Securities Act without restriction, or (e) such securities may be sold pursuant to Rule 144 without time restrictions, volume or manner of sale limitations under Rule 144.

“Registration Expenses” means: (a) all registration, qualification and filing fees and expenses (including fees and expenses (i) of the Commission or FINRA, (ii) incurred in connection with the listing of the Registrable Securities on the Trading Market and (iii) incurred to comply with applicable state securities or “blue sky” laws (including reasonable fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities)); (b) printing expenses (including expenses of printing certificates for the Corporation’s shares and of printing prospectuses); (c) analyst or investor presentation or road show expenses of the Corporation and the underwriters, if any; (d) messenger, telephone and delivery expenses; (e) reasonable fees and disbursements of counsel (including any local counsel), auditors and accountants for the Corporation (including the expenses incurred in connection with “comfort letters” required by or incident to such performance and compliance); (f) the reasonable fees and disbursements of underwriters to the extent customarily paid by issuers or sellers of securities (including, if applicable, the fees and expenses of any “qualified independent underwriter” and its counsel) that are required to be retained in accordance with the rules and regulations of FINRA and the other reasonable fees and disbursements of underwriters (including reasonable fees and disbursements of counsel for the underwriters) in connection with any FINRA qualification, but excluding, for the avoidance of doubt, underwriting fees, discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities; (g) fees and expenses of any special experts retained by the Corporation; (h) Securities Act liability insurance, if the Corporation so desires such insurance; (i) reasonable fees and disbursements of one counsel (along with any reasonably necessary local counsel) representing all Holders participating in such registration mutually agreed by Holders of a Majority of Included Registrable Securities participating in such registration; and (j) fees and expenses payable in connection with any ratings of the Registrable Securities, including expenses relating to any presentations to rating agencies. For the avoidance of doubt, and notwithstanding anything herein to the contrary, “Registration Expenses” shall not include any Selling Expenses, which shall be the sole responsibility of the Holder of the related Registrable Securities.

“Registration Statement” means a registration statement of the Corporation filed with or to be filed with the Commission under the Securities Act and other applicable law, including any Prospectus, amendments and supplements to each such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Related Party” means (a) any director or officer of the Corporation or any of its Subsidiaries, (b) any Person that, together with its Affiliates, owns, directly or indirectly, five percent (5%) or more of the outstanding equity securities of the Corporation, (c) any Person in which one or more directors or officers of the Corporation or any of its Subsidiaries owns, directly or indirectly, individually or in the aggregate, five percent (5%) or more of the outstanding equity securities of such entity, or (d) any “affiliate”, “associate” or member of the “immediate family” (as such terms are respectively defined in rules and regulations under the Exchange Act) of any Person described in the foregoing clauses (a), (b) or (c); provided, however, that no Subsidiary of the Corporation will be deemed a Related Party of the Corporation or any other Subsidiary solely as a result of any such Subsidiary relationship.

“Reorganization Date” has the meaning set forth in the preamble.

“Representative Director” has the meaning set forth in the Certificate of Incorporation.

“Representatives” of a Person means, as applicable, such Person’s partners, shareholders, members, directors, officers, employees, agents, counsel, accountants, consultants, investment advisers or other professionals or representatives, or its Affiliates or wholly owned Subsidiaries.

“Repurchase Equity” has the meaning set forth in Section 5(c)(i).

“Repurchase Notice” has the meaning set forth in Section 5(c)(i).

“Repurchase Price” has the meaning set forth in Section 5(c)(ii).

“Repurchaser” has the meaning set forth in Section 5(c)(i).

“Requisite Majority” means the affirmative vote of Holders holding not less than a majority of the Designated Shares.

“Requisite Supermajority” means the affirmative vote of Holders holding not less than seventy-five percent (75%) of the Designated Shares.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 145” means Rule 145 promulgated by the Commission pursuant to the Securities Act, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 158” means Rule 158 promulgated by the Commission pursuant to the Securities Act, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 405” means Rule 405 promulgated by the Commission pursuant to the Securities Act, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 430A” means Rule 430A promulgated by the Commission pursuant to the Securities Act, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 430B” means Rule 430B promulgated by the Commission pursuant to the Securities Act, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 433” means Rule 433 promulgated by the Commission pursuant to the Securities Act, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Sale of the Corporation” means (a) the sale, lease, transfer, issuance or other disposition, in one transaction or a series of related transactions, of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries (including by or through the issuance, sale, contribution, transfer or other disposition of a majority of the equity interests of any direct and/or indirect Subsidiary or Subsidiaries of the Corporation (if substantially all of the consolidated assets of the Corporation are held by such Subsidiary or Subsidiaries)), (b) the issuance, sale, contribution, transfer or other disposition, in one transaction or a series of related transactions, of greater than fifty percent (50%) by voting power of the shares of capital stock of the Corporation to any person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), or (c) a single transaction or series of related transactions, whether by merger, consolidation, tender or exchange offer, reorganization, recapitalization, or other business combination, pursuant to which, immediately following such transaction or transactions (as the case may be), (i) the shares of capital stock of the Corporation outstanding immediately prior to such transaction represent, or are converted into or exchanged for shares which represent, less than fifty percent (50%) by voting power of the shares of capital stock of (A) the surviving or resulting entity or (B) if the surviving or resulting entity is a wholly owned Subsidiary of another entity immediately following such transaction or transactions (as the case may be), the parent entity of such surviving or resulting entity; or (ii) the stockholders of the Corporation immediately prior to such transaction or transactions (as the case may be) cease to have the right or ability, by voting power, contract or otherwise, to elect or designate for election at least a majority of the Board, or the board of directors (or equivalent body) of any direct or indirect parent thereof.

“Seasoned Issuer” means an issuer eligible to use Form S-3 under the Securities Act and who is not an “ineligible issuer” as defined in Rule 405.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Expenses” means all underwriting fees, discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and related legal and other fees of a Holder not included within the definition of Registration Expenses.

“Selling Holders” has the meaning set forth in Section 5(a)(i).

“Service” shall have the meaning set forth in the Management Incentive Plan (provided, that if “Service” is not specifically defined therein, any use of “Service” in this Agreement shall refer to the applicable definition in the Management Incentive Plan relating to a Participant’s continued service to, or employment with, the Corporation in accordance with the terms and conditions of the Management Incentive Plan).

“Specified Issuance” has the meaning set forth in Section 7(c).

“Specified Issuance Offer” has the meaning set forth in Section 7(c)(ii).

“Subject Purchaser” has the meaning set forth in Section 7(c)(ii).

“Subsidiary” means, with respect to any Person, (a) a corporation a majority of whose outstanding shares of capital stock or other equity securities with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person, and (b) any other Person (other than a corporation) in which such Person, one or more subsidiaries of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of the directors or other governing body of such Person.

“Suspension Period” has the meaning set forth in Section 6(d).

“Tag-Along Holder” has the meaning set forth in Section 5(b)(i).

“Tag-Along Notice” has the meaning set forth in Section 5(b)(iii).

“Tag-Along Period” has the meaning set forth in Section 5(b)(iii).

“Tag-Along Sale” has the meaning set forth in Section 5(b)(i).

“Tag-Along Seller” has the meaning set forth in Section 5(b)(iii).

“Trading Market” means the principal national securities exchange in the United States on which Registrable Securities are (or are to be) listed.

“Transfer” has the meaning set forth in Section 4(a).

“Transfer Notice” has the meaning set forth in Section 5(b)(ii).

“Transferring Holder” has the meaning set forth in Section 5(b)(i).

“WKSI” means a “well-known seasoned issuer” as defined under Rule 405 and which (a) is a “well-known seasoned issuer” under paragraph (1)(i)(A) of such definition or (b) is a “well-known seasoned issuer” under paragraph (1)(i)(B) of such definition and is also a Seasoned Issuer.

Unless otherwise set forth herein: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neutral forms; (b) references to Sections, Schedules, Exhibits, paragraphs and clauses refer to Sections, Schedules, Exhibits paragraphs and clauses of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof,” “herein” or

“hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (f) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (g) references to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or other modifications set forth herein); (h) references to any law or statute shall be deemed to refer to such law or statute as amended, supplemented or otherwise modified from time to time and shall include all rules and regulations and forms promulgated thereunder, and references to any law, rule, form or statute shall be construed as including any legal and statutory provisions, rules or forms consolidating, amending, succeeding or replacing the applicable law, rule, form or statute; (i) references to any Person include such Person and his, her or its respective heirs, executors, administrators, successors, legal representatives and permitted assigns; (j) references to “days” are to calendar days unless otherwise indicated; (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; (l) references to “writing” or “written” shall include electronic mail; (m) all references to $, currency, monetary values and dollars set forth herein shall mean United States dollars; (n) all references to “outstanding shares” shall include only those shares issued and outstanding as of the particular date of reference and, for the avoidance of doubt, shall not be calculated on a fully-diluted basis unless expressly required to be so calculated; and (o) all references to “capital stock” of the Corporation shall be deemed to include shares of Common Stock. Each Party acknowledges that it was actively involved in the negotiation and drafting of this Agreement and waives the application of any law, holding or rule of construction according to which the provisions of this Agreement shall be construed in favor or against any Party because one is deemed to be the author thereof.

2. Board of Directors.

(a) Agreement to Vote. On and after the Reorganization Date, each Holder covenants and agrees, from time to time and at all times, to vote (or cause to be voted or provide consent with respect to) all Designated Shares owned by such Holder, or over which such Holder has voting control, and to take all such other actions within such Holder’s control as shall be necessary or desirable (including attendance in person or by proxy at any annual or special meeting of Holders at which an election of Directors is held or execution of any written consent in lieu of a meeting of Holders) to cause the individuals specified in the Certificate of Incorporation be elected as a Director and to otherwise ensure the composition of the Board, and any removal of a Director or the filling of any vacancy on the Board, is effectuated in compliance with the Certificate of Incorporation.

(b) Reimbursement. Each Director shall be entitled to reimbursement from the Corporation for his or her reasonable and documented out-of-pocket expenses (including travel) incurred in attending any meeting of the Board (or any committee thereof) or any meeting of any board of directors (or similar governing body) of any Subsidiary of the Corporation (or any committee thereof), in each case pursuant to the Corporation’s applicable policies.

(c) Compensation. The compensation of Directors who are not full-time employees of any Holder may be composed of equity-based grants under the Management Incentive Plan and reasonable annual cash payments.

(d) Committees. If any committee of the Board is established that includes any Representative Director, each other Representative Director shall have the right to serve as a member of such committee.

(e) Affiliate Transactions. Other than (a) commercial transactions in the ordinary course of business consistent with past practice on arms’-length terms and (b) the issuance of New Securities pursuant to Section 7, the Corporation shall not, and shall not cause or permit any of its Subsidiaries to, enter into any agreement or transaction (or amendment or modification thereto) with any Related Party without, in each case, the affirmative vote of a majority of the Directors (excluding any Director who has an interest in such transaction or is a Related Party of the Person with whom the Corporation or any of its Subsidiaries is proposing to enter into the relevant agreement or transaction (or amendment or modification thereto)).

(f) Management Incentive Plan; Discounted Share Purchase Program. The Board shall have the authority to (i) in consultation with the Chief Executive Officer of the Corporation, establish the terms of, and cause the Corporation to adopt and implement, the Management Incentive Plan and the Discounted Share Purchase Program, (ii) in consultation with the Chief Executive Officer of the Corporation, select the officers, employees and Directors to whom awards will be granted under the Management Incentive Plan, (iii) amend the Management Incentive Plan or the Discounted Share Purchase Program from time to time in accordance with their respective terms, and (iv) amend this Agreement to specify the rights of (A) the Management Holders and the MIP Equity or (B) the purchasers under the Discounted Share Purchase Program and otherwise to reflect the terms of the Management Incentive Plan and the Discounted Share Purchase Program, in each case without the consent of any Holder (except, with respect to the matters described in the preceding clause (iii), to the extent expressly provided in Section 8(c)). The Board, in the exercise of such authority, shall cause the Corporation to adopt and implement both the Management Incentive Plan and the Discounted Share Purchase Program on or before the ninetieth (90th) day following the Reorganization Date. No less than seventy percent (70%) of the aggregate number of shares of Common Stock reserved for issuance under the Management Incentive Plan will be allocated no later than the ninetieth (90th) day following the Reorganization Date to the Emergence Award Recipients in the form of restricted stock units and/or options, as determined by the Board in consultation with the Chief Executive Officer of the Corporation (the “Emergence Awards”), which allocations to the Emergence Award Recipients (other than Mark Kent, whose Emergence Award shall equal five percent (5%) of the outstanding equity of the Corporation on a fully-diluted basis as of the Reorganization Date) shall be determined by the Board in consultation with the Chief Executive Officer of the Corporation.

(g) Matters Requiring Board Approval. The Corporation hereby covenants and agrees with each of the Holders that it shall not, and shall cause its Subsidiaries not to, without approval of the Board:

(i) change the principal business of the Corporation or its Subsidiaries, enter into a new line of business or exit from the current line of business of the Corporation and its Subsidiaries;

(ii) purchase or redeem or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation or its Subsidiaries other than repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any Subsidiary in connection with the cessation of such employment or service (in each case in accordance with an Equity Incentive Plan);

(iii) incur indebtedness for borrowed money (i.e., bank debt, bonds or similar indebtedness, and excluding, for the avoidance of doubt, non-financial institutional debt, such as indebtedness under health plan arrangements), other than (A) indebtedness incurred under the Exit Facility Credit Agreement and (B) other indebtedness for borrowed money with a principal amount that does not exceed $1,000,000;

(iv) other than (A) acquisitions, investments, transfers or dispositions of assets having a purchase price of less than $10,000,000 individually or $20,000,000 in the aggregate (together with all other transactions within a single fiscal year) or (B) in connection with a Drag-Along Sale, in one transaction or a series of related transactions, the entering into of any agreement with respect to or the consummation of (i) any reorganization, merger, share or unit exchange, consolidation, other business combination or joint venture between the Corporation and its Subsidiaries, on the one hand, and a third party, on the other hand, or (ii) any acquisition, investment, transfer, disposition of assets (including the equity securities of another Person) or material recapitalization or restructuring;

(v) effect an Initial Public Offering or list any securities of the Corporation or its Subsidiaries on any stock exchange;

(vi) issue any equity securities, other than in connection with an Equity Incentive Plan;

(vii) liquidate, dissolve or wind-up the business and affairs of the Corporation and its Subsidiaries, or consent to any of the foregoing;

(viii) hire or terminate any member of the senior executive management of the Corporation and its Subsidiaries, such as any C-Suite leader (i.e., “Chief”);

(ix) enter into any compensation agreement with any officer or member of the senior management of the Corporation and its Subsidiaries;

(x) adopt any Equity Incentive Plan, or approve any material amendment thereto;

(xi) commence any material litigation, or compromise, settle or agree to settle any material litigation;

(xii) change the auditors of the Corporation and its Subsidiaries; or

(xiii) approve the annual operating plan and budget for the Corporation and its Subsidiaries.

3. Information Rights.

(a) Financial Statements. The Corporation will furnish, via a secure electronic data room, to each Holder of Designated Shares copies of all financial reports provided by the Corporation to the lenders as may be required pursuant to the Exit Facility Credit Agreement at such times as the Corporation is required to provide such reports in accordance with the Exit Facility Credit Agreement. Within fifteen (15) days after the time period specified in the Commission’s rules and regulations for filing current reports on Form 8-K, the Corporation will provide, via a secure electronic data room, current reports of the Corporation containing substantially all of the information that would be required to be filed in a current report on Form 8-K under the Exchange Act pursuant to Items 1.01, 1.02, 1.03, 1.05, 2.01, 2.03, 2.04, 4.01, 4.02, 5.01, 5.02(b), 5.02(c)(1) and 8.01 (in each case, excluding the financial statements, pro forma financial information and exhibits, if any, that would be required by Item 9.01) of Form 8-K if the Corporation had been a reporting company under the Exchange Act; provided, however, that no such current report will be required to be furnished if the Corporation determines in its good faith judgment that such event is not material to holders or the business, assets, operations, financial position or prospects of the Corporation and its Subsidiaries, and the Corporation may omit from such disclosure any terms of such event if it determines in its good faith judgement that disclosure of such terms would otherwise cause material competitive harm; provided, further, that no such current report will be required to include a summary of the terms of any employment or compensatory arrangement agreement between the Corporation and any director, manager or executive officer of the Corporation or any of its Subsidiaries. Any Holder entitled to receive any of the foregoing financial information may elect to not receive such information, for any reason or no reason, by notifying the Corporation in writing. Notwithstanding anything to the contrary herein, no Holder will be furnished with or otherwise be entitled to receive any of the foregoing financial or other information and shall not be permitted to share such financial or other information with any bona fide potential transferees described in Section 3(b)(i)(C) if such Holder or potential transferee, at the time such information is to be distributed, is a Competitor, and each Holder and potential transferee, upon request, must certify to the Corporation (including, for materials provided through a secure electronic data room, through the use of click-through confidentiality prompts) that it is in compliance with this Section 3(a); provided, that, for purposes of this Section 3(a), solely as of the Reorganization Date and without in any way limiting the applicability of the foregoing to any Holder following the Reorganization Date, each Holder as of the Reorganization Date shall be deemed not to be a Competitor. Each Holder shall be liable for any action of its Representatives or recipients that would constitute a violation of Section 3(b) if such Representative or recipient were party to this Agreement.

(b) Confidentiality.

(i) Each Holder acknowledges that any notices or information furnished, including verbally, pursuant to this Agreement (the “Confidential Information”) is confidential and competitively sensitive. Each Holder shall use, and shall cause any Person to whom it discloses Confidential Information pursuant to clause (A) or (C) below to use, the Confidential Information only in connection with its investment in the shares of Common Stock or other securities of the Corporation and not for any other purpose (including to competitively disadvantage the Corporation or any other Holder). Each Holder shall not disclose any Confidential Information to any Person; provided that Confidential Information may be disclosed:

(A) to such Holder’s Representatives in the normal course of the performance of their duties for such Holder (it being understood that such Representatives shall be informed by such Holder of the confidential nature of such information and shall be directed to treat such information in accordance with this Section 3(b));

(B) to the extent requested or required by applicable law, rule or regulation; provided, that such Holder shall give the Corporation prompt written notice of such request(s) (including if received by a Representative), to the extent practicable, and to the extent permitted by law so that the Corporation may, at its sole expense, seek an appropriate protective order or similar relief (and such Holder shall, and shall use commercially reasonable efforts to cause such Representative (if applicable) to, cooperate with such efforts by the Corporation, and shall in any event make only the minimum disclosure required by such law, rule or regulation and shall use commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such information);

(C) to any Person to whom such Holder is contemplating a bona fide Transfer of its shares of Common Stock or other shares of capital stock of the Corporation permitted in accordance with the terms hereof; provided that such Person is not prohibited from receiving such information pursuant to this Section 3(b)(i)(C) and such potential transferee (i) accesses such information through a secure electronic data room administered by the Corporation and (ii) executes a non-disclosure agreement in customary form, subject to customary exceptions and reasonably acceptable to the Corporation (which non-disclosure agreement may, in the discretion of the Corporation, consist of customary click-through confidentiality prompts on the electronic data room platform hosting such Confidential Information) prior to such disclosure, pursuant to which such Person is subject to confidentiality obligations substantially similar to the confidentiality obligations of such Holders contained in this Section 3(b)(i)(C);

(D) to any governmental, regulatory or self-regulatory authority or rating agency to which such Holder or any of its Affiliates is subject or with which it has regular dealings in connection with any routine request of or any routine examination by such authority or agency not specifically directed at the Corporation or the Confidential Information, as long as such authority or agency is advised of the confidential nature of such information;

(E) in connection with such Holder’s or such Holder’s Affiliates’ normal fundraising, marketing, informational or reporting activities; provided, that prior to such disclosure the Persons to whom such information is disclosed are advised of the confidential nature of such information and execute a non-disclosure agreement in a form approved by the Board and which agreement is independently enforceable by the Corporation; or

(F) if the prior written consent of the Board shall have been obtained.

(ii) Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the Corporation or any Holder. The restrictions contained in this Section 3(b) shall terminate, with respect to any Holder, twenty-four (24) months following the date on which such Holder ceases to own any shares of Common Stock or any other shares of capital stock of the Corporation.

(iii) Confidential Information, with respect to any Holder, does not include information that: (A) is or becomes generally available to the public (including as a result of any information filed or submitted by the Corporation with the Commission) other than as a result of a disclosure by such Holder or its Representatives in violation of any confidentiality provision of this Agreement or any other applicable agreement; (B) is or was available to such Holder or its Representatives on a non-confidential basis prior to its disclosure to such Holder or its Representatives by the Corporation; or (C) was or becomes available to such Holder or its Representatives on a non-confidential basis, in each case of the foregoing clauses (B) and (C), from a source other than the Corporation, which source is or was (at the time of receipt of the relevant information) not, to the best of such Holder’s or its Representatives’ knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Corporation or another Person.

(iv) The Holders acknowledge and agree that certain Confidential Information may include material non-public information under the Exchange Act and other applicable securities laws. Each Holder accordingly agrees and acknowledges that it is familiar, and shall comply, with the restrictions that may be imposed on it under the Exchange Act and such other applicable securities laws as a result of its receipt of Confidential Information. For the avoidance of doubt, the Corporation shall have no obligation to publicly disseminate any Confidential Information provided to a Holder pursuant to this Agreement or, if applicable, to such Holder’s Representative Director so as to enable the Holder or its Affiliates to trade freely in the securities or debt instruments of the Corporation or its Subsidiaries.

4. Transfer Restrictions.

(a) Requirements for Transfer.

(i) Each Holder agrees that it shall not, directly or indirectly, whether by merger, consolidation, division or otherwise, and whether by or through one or more Affiliates, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (any such transaction, a “Transfer”), any of its shares of capital stock of the Corporation except (A) in compliance with the Securities Act, (B) in compliance with any other applicable securities or “blue sky” laws, (C) in accordance with the terms and conditions of the By-laws, the Certificate of Incorporation and this Agreement and (D) to a Permitted Transferee of such Holder or to an unaffiliated, third-party transferee which, unless otherwise approved in writing by the Board, as of the expected date of such Transfer, is not a Competitor (the transferee of any such Transfer being an “Approved Transferee”); provided, however, that Transfers pursuant to a Drag-Along Sale in accordance with Section 5(a) hereof shall not be subject to the restrictions in the foregoing clause (D); provided, further, that with respect to a Transfer to an unaffiliated, third-party transferee, the transferring Holder shall have complied with Section 5(b), if applicable. The transfer agent of the Corporation shall update the books and records of the Corporation from time to time to reflect (x) any additional Holders that are Approved Transferees or new Holders that become party hereto in accordance with this Agreement’s terms, (y) the removal of any Persons who are no longer Holders and (z) any changes in any Holder’s address. In addition, the Corporation (I) may update Schedule 1 attached hereto from time to time to reflect the addition or removal of any Competitor and (II) shall, upon the written request of a Holder, make available through an electronic data room or otherwise provide a copy of Schedule 1 to such requesting Holder.

(ii) No shares of capital stock of the Corporation shall be Transferred to any Person who is not a party to this Agreement unless and until such Person shall have executed and delivered to the Corporation a Joinder Agreement in substantially the form attached hereto as Exhibit A (a “Joinder”).

(iii) In no event prior to an Initial Public Offering may any Transfer of shares of Common Stock by any Holder be made if, in the Corporation’s reasonable, good-faith judgment, such Transfer could, or could reasonably be expected to, cause the Corporation to, after giving effect to the exercise, conversion or exchange of all securities convertible into, or exercisable or exchangeable for, shares of Common Stock, register the Common Stock under Section 12(g) of the Exchange Act, or otherwise be subject to the reporting obligations under Section 15(d) of the Exchange Act.

(iv) Any attempt to Transfer any shares of capital stock of the Corporation not in compliance with this Agreement, the By-laws and the Certificate of Incorporation shall be null and void ab initio, and the Corporation shall not give any effect in the Corporation’s stock records to such attempted Transfer. Nothing in this Section 4 shall limit any restrictions on Transfer contained in any other contract by and among the Corporation and any of the Holders, or by and among any of the Holders.

(b) New Issuances. No shares of capital stock of the Corporation shall be issued to any Person who is not a party to this Agreement (including upon the exercise, conversion or exchange of any restricted stock units, options or other equity-based awards issued or granted pursuant to an Equity Incentive Plan) unless and until such Person shall have executed and delivered to the Corporation a Joinder.

(c) Restrictive Legend. Any certificates representing the Common Stock (if any) will bear a legend in substantially the following form:

THE SHARES OF COMMON STOCK OF CANO HEALTH, INC. (THE “CORPORATION”) REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF THE SHAREHOLDERS’ AGREEMENT, DATED AS OF [__________], 2024 (THE “SHAREHOLDERS’ AGREEMENT”), AMONG THE CORPORATION AND THE HOLDERS PARTY THERETO FROM TIME TO TIME. NEITHER SUCH SHARES OF COMMON STOCK NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSACTION IS MADE IN ACCORDANCE WITH THE REQUIREMENTS OF THE SHAREHOLDERS’ AGREEMENT. .

5. Drag-Along Rights; Tag-Along Rights; Repurchase of MIP Equity.

(a) Drag-Along Rights.

(i) If, at any time prior to an Initial Public Offering, (A) one or more Holders who together own more than fifty percent (50%) of the Designated Shares (collectively, the “Selling Holders”), receive a bona fide offer from a third-party purchaser unaffiliated with any Selling Holder to consummate a Sale of the Corporation, and (B) such Sale of the Corporation has been approved by the Board (such Sale of the Corporation, a “Drag-Along Sale”), the Selling Holders shall have the right to require that each other Holder (each, a “Drag-Along Holder”) participate in such transfer in the manner set forth in this Section 5(a). Subject to the terms and conditions of this Section 5(a), each Drag-Along Holder shall vote (or cause to be voted or provide consent with respect to) in favor of the transaction and take all actions to waive any dissenters, appraisal or other similar rights.

(ii) The Selling Holders shall exercise its rights pursuant to this Section 5(a) by delivering a written notice (the “Drag-Along Notice”) to the Corporation no later than twenty (20) days prior to the closing date of such Drag-Along Sale. The Corporation will promptly deliver a copy of the Drag-Along Notice to each Drag-Along Holder. The Drag-Along Notice shall make reference to the Selling Holders’ rights and obligations hereunder and shall describe in reasonable detail: (A) the number of outstanding shares of capital stock of the Corporation to be sold by the Selling Holders, if the Drag-Along Sale is structured as a Transfer of capital stock of the Corporation; (B) the identity of the third-party purchaser; (C) the proposed date, time and location of the closing of the Drag-Along Sale; (D) the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and (E) a copy of any form of agreement proposed to be executed in connection therewith to the extent available.

(iii) All Holders shall receive the same form and amount of consideration per share, which shall be in the form of cash, securities or otherwise (or any combination thereof), in connection with a Drag-Along Sale (or, if any Holder is given an option as to the form and amount of consideration to be received, the same option shall be given to all other Holders), and the other terms and conditions of the Drag-Along Sale shall, except as otherwise provided in the immediately succeeding sentence, be the same as those upon which the Selling Holders participate in the Drag-Along Sale. Any representations and warranties to be made or provided by a Drag-Along Holder in connection with such Drag-Along Sale shall be limited to customary representations and warranties related to such Drag-Along Holder’s authority, ownership and the ability to convey title to its shares and, with respect thereto, shall be the same representations and warranties that the Selling Holders makes or provides with respect to its shares. A Drag-Along Holder will not be required to agree to any non-competition, non-solicitation or similar restrictions in connection with such Drag-Along Sale, and any other customary covenants, indemnities and agreements made by the Drag-Along Holders shall be the same covenants, indemnities and agreements as the Selling Holders make or provide in connection with the Drag-Along Sale, except that with respect to covenants, indemnities and agreements pertaining specifically to any Selling Holder, the Drag-Along Holder shall make the comparable covenants, indemnities and agreements pertaining specifically to itself; provided, that any indemnification obligation relating to the Corporation shall be (A) on a several, but not joint, basis, pro rata based on the consideration received by each Selling Holder and Drag-Along Holder, in each case in an amount not to exceed the aggregate proceeds actually received by each Selling Holder and each such Drag-Along Holder in connection with the Drag-Along Sale and (B) paid out of an escrow, expense or similar fund established for the purpose of covering such obligations.

(iv) Each Holder shall take all customary actions, and shall execute and deliver all related documentation and take such other action in support of the Sale of the Corporation, as may be reasonably necessary as determined by the Board and the Selling Holders to consummate the Drag-Along Sale, including entering into customary agreements related to the Sale of the Corporation (such as any purchase agreement or merger agreement and any associated indemnity agreement, escrow agreement, voting agreement, support agreement or joinder agreement and any consents, waivers or governmental filings) and delivering certificates and instruments of conveyance, in each case consistent with the agreements being entered into and the certificates being delivered by the Selling Holders and subject to the terms of this Section 5(a).

(v) The reasonable and documented fees and expenses of the Selling Holders incurred in connection with a Drag-Along Sale and for the benefit of all Holders as determined in good faith by the Board (it being understood that costs incurred by or on behalf of a Selling Holder for its sole benefit will not be considered to be for the benefit of all Holders), to the extent not paid or reimbursed by the Corporation or the third-party purchaser, shall be shared by all the Holders on a pro rata basis, based on the aggregate consideration received by each Holder in such Drag-Along Sale; provided, that no Holder shall be obligated to make or reimburse any out-of-pocket expenditure prior to the consummation of the Drag-Along Sale.

(vi) The Selling Holder shall have one hundred and twenty (120) days following the date of the Drag-Along Notice in which to consummate the Drag-Along Sale, on the terms set forth in the Drag-Along Notice (which such period may be extended for a reasonable time not to exceed one hundred and eighty (180) days to the extent reasonably necessary to obtain any required government approvals). If, at the end of such period, the Selling Holder has not completed the Drag-Along Sale, the Selling Holder may not then effect a transaction subject to this Section 5(a) without again fully complying with the provisions of this Section 5(a).

(b) Tag-Along Rights.

(i) If at any time a Holder or group of Holders (the “Transferring Holder(s)”), in a single transaction or a series of related transactions (including as part of any disposition plan involving Holders acting in concert), proposes to Transfer more than forty percent (40%) of the Designated Shares to any Person or group of Persons (other than a Transfer by an individual Holder to a Permitted Transferee of such Holder) (the “Proposed Transferee”) in a bona fide transaction or a series of related transactions and the Transferring Holder(s) cannot or has not elected to exercise its drag-along rights set forth in Section 5(a), each other Holder of Common Stock (each, a “Tag-Along Holder”) shall be permitted to participate in such Transfer (a “Tag-Along Sale”) on the terms and conditions set forth in this Section 5(b).

(ii) Prior to the consummation of any Tag-Along Sale, the Transferring Holder(s) shall deliver to the Corporation and each other Holder a written notice (a “Transfer Notice”) of the proposed Tag-Along Sale subject to this Section 5(b) no later than ten (10) Business Days prior to the closing date of the Tag-Along Sale. The Transfer Notice shall make reference to the Tag-Along Holders’ rights hereunder and shall describe in reasonable detail: (A) the aggregate number of shares of capital stock of the Corporation the Proposed Transferee has offered to purchase; (B) the identity of the Proposed Transferee; (C) the proposed date, time and location of the closing of the Tag-Along Sale; (D) the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and (E) a copy of any form of agreement proposed to be executed in connection therewith.

(iii) Each Tag-Along Holder may exercise its right to participate in a Transfer of outstanding shares of capital stock of the Corporation by the Transferring Holder(s) subject to this Section 5(b) by delivering to the Transferring Holder(s) and the Corporation a written notice (a “Tag-Along Notice”) stating its election to do so and specifying the number of shares of capital stock of the Corporation to be Transferred by it no later than five (5) Business Days after receipt of the Transfer Notice (the “Tag-Along Period”). The offer of each Tag-Along Holder set forth in a Tag-Along Notice shall be irrevocable, and, to the extent such offer is accepted, such Tag-Along Holder shall be bound and obligated to Transfer in the proposed Transfer on the terms and conditions set forth in this Section 5(b). Each Tag-Along Holder that timely delivers a Tag-Along Notice (a “Tag-Along Seller”) shall have the right to Transfer in a Transfer subject to this Section 5(b) up to the number of outstanding shares of capital stock of the Corporation equal to the product of (A) the aggregate number of outstanding shares of capital stock of the Corporation owned by the Tag-Along Seller and (B) a fraction (x) the numerator of which is equal to the number of outstanding shares of capital stock of the Corporation proposed to be sold by the Transferring Holder(s) in the Tag-Along Sale, and (y) the denominator of which is equal to the number of outstanding shares of capital stock of the Corporation owned by the Transferring Holder(s).

(iv) Each Tag-Along Holder who does not deliver a Tag-Along Notice in compliance with Section 5(b)(iii) above shall be deemed to have waived all of such Tag-Along Holder’s rights to participate in such Transfer, and the Transferring Holder(s) shall (subject to the rights of any other Tag-Along Seller) thereafter be free to Transfer to the Proposed Transferee its shares at a per share price that is no greater than the per share price set forth in the Transfer Notice and on other terms and conditions which are not materially more favorable to the Transferring Holder(s) than those set forth in the Transfer Notice without any further obligation to the Tag-Along Holders who did not deliver a Tag-Along Notice in compliance with Section 5(b)(iii). The Proposed Transferee shall not be obligated to purchase a number of shares of capital stock of the Corporation exceeding that set forth in the Transfer Notice and, in the event such Proposed Transferee elects to purchase less than all of the additional shares of capital stock of the Corporation sought to be Transferred by all Tag-Along Sellers, the aggregate number of shares of capital stock to be Transferred by the Transferring Holder(s) and the Tag-Along Sellers shall be reduced on a pro rata basis (based on the number of shares of capital stock of the Corporation sought to be Transferred by each such Transferring Holder and Tag-Along Seller).

(v) Each Tag-Along Seller shall receive the same consideration per share as the Transferring Holder(s) after deduction of such Tag-Along Seller’s proportionate share of the related expenses in accordance with Section 5(b)(vii).

(vi) Each Tag-Along Seller shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Transferring Holder(s) makes or provides in connection with the Tag-Along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Transferring Holder(s), the Tag-Along Seller shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that no Tag-Along Seller will be required to agree to any non-competition, non-solicitation or similar restrictions in connection with such Tag-Along Sale; provided, further, that all representations, warranties, covenants and indemnities shall be made by each Transferring Holder and each Tag-Along Seller severally and not jointly and any indemnification obligation in respect of breaches of representations and warranties shall be borne (A) in the case of representations and warranties made with respect to the Transferring Holders and the Tag-Along Sellers, exclusively by the Transferring Holder(s) and the Tag-Along Seller(s) responsible for such breach(es), and (B) in the case of representations and warranties relating to the Corporation, by all of the Transferring Holders and the Tag-Along Sellers on a several, but not joint, basis, pro rata based on the consideration received by each Transferring Holder and each Tag-Along Seller, in each case, in an amount not to exceed the aggregate proceeds actually received by each such Transferring Holder and Tag-Along Seller in connection with the Tag-Along Sale.

(vii) The fees and expenses of the Transferring Holder(s) incurred in connection with a Tag-Along Sale and for the benefit of all Tag-Along Sellers as determined in good faith by the Board (it being understood that costs incurred by or on behalf of the Transferring Holder(s) for its sole benefit will not be considered to be for the benefit of all Tag-Along Sellers), to the extent not paid or reimbursed by the Corporation or the Proposed Transferee, shall be shared by all Transferring Holder(s) and Tag-Along Sellers on a pro rata basis, based on the aggregate consideration received by each such Transferring Holder and Tag-Along Seller in such Tag-Along Sale; provided, that no Tag-Along Seller shall be obligated to make or reimburse any out-of-pocket expenditure prior to the consummation of the Tag-Along Sale.

(viii) Each Tag-Along Seller shall take all customary actions as may be reasonably necessary as determined by the Board to consummate the Tag-Along Sale, including entering into customary agreements and delivering certificates and instruments, in each case consistent with the agreements being entered into and the certificates being delivered by the Transferring Holder(s).

(ix) The Transferring Holder(s) shall have one hundred and twenty (120) days following the expiration of the Tag-Along Period in which to Transfer the shares of capital stock of the Corporation described in the Transfer Notice and the shares to be sold by the Tag-Along Sellers, on the terms set forth in the Transfer Notice (which such one hundred and twenty (120) day period may be extended for a reasonable time not to exceed one hundred and eighty (180) days to the extent reasonably necessary to obtain any required government approvals). If, at the end of such period, the Transferring Holder(s) has not completed such Tag-Along Sale, the Transferring Holder(s) may not then effect a Transfer of the shares that were the subject of such proposed Tag-Along Sale without again fully complying with the provisions of this Section 5(b).

(x) If the Transferring Holder(s) Transfers to the Proposed Transferee any of its shares in breach of this Section 5(b), then each Tag-Along Holder shall have the right to Transfer to the Transferring Holder(s), and the Transferring Holder(s) undertakes to purchase from each Tag-Along Holder, the number of shares of capital stock of the Corporation that such Tag-Along Holder would have had the right to Transfer to the Proposed Transferee pursuant to this Section 5(b), for a per share amount and form of consideration and upon the terms and conditions on which the Proposed Transferee bought such shares from the Transferring Holder(s), but without indemnity being granted by any Tag-Along Holder to the Transferring Holder(s); provided, that nothing contained in this Section 5(b)(x) shall preclude any Tag-Along Holder from seeking alternative remedies against such Transferring Holder(s) as a result of its breach of this Section 5(b). The Transferring Holder(s) shall also reimburse each Tag-Along Holder for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Tag-Along Holder’s rights hereunder.

(c) Repurchase of MIP Equity.

(i) Within 210 days following the termination of a Participant’s Service for any reason other than for Cause (or, if later, within 210 days following the settlement or exercise of the applicable award), the Corporation or its designee(s) (the “Repurchaser”) may elect to repurchase all or a portion of the vested MIP Equity (whether held by the Participant or one or more of the Participant’s permitted transferees, if any) (the “Repurchase Equity”) by delivering written notice (the “Repurchase Notice”) to the Participant and/or his or her permitted transferees.

The Repurchase Notice shall set forth the aggregate consideration to be paid for such Repurchase Equity as determined in accordance with Section 5(c)(ii) and the time and place for the closing of such transaction. The closing of the repurchase of the Repurchase Equity shall take place on the date designated by the Repurchaser in the Repurchase Notice, which date shall not be more than thirty (30) days following the date the Repurchase Notice is given nor less than seven days after the delivery of the Repurchase Notice. As a condition to the payment of the consideration for the Repurchase Equity, the Corporation will be entitled to receive customary representations and warranties from the Participant regarding such sale, including, without limitation, with respect to title and freedom from encumbrances.

(ii) Repurchase Price. The aggregate consideration to be paid for such Repurchase Equity shall be the fair market value of such Repurchase Equity (as determined in good faith by the Board) of such Repurchase Equity as of the date the Repurchase Notice is sent (the “Repurchase Price”).

(iii) Repurchase Procedure. The Repurchase of Repurchase Equity pursuant to this Section 5(c) shall be closed at such location (including virtually) as may be designated by the Board. At the closing, the Corporation shall pay (or commence paying) to the Participant (or any other holders of the Repurchase Equity) in a lump sum, or, at the option of the Company, issue to the Participant a promissory note (on customary terms and conditions (as determined by the Board)) equal to the amount of the Repurchase Price , and the Participant and such other holders, if any, shall deliver any certificate or certificates, if any, representing such Repurchase Equity to the Corporation or its designee, accompanied by any duly executed instruments of transfer required by the Corporation.

6. Registration Rights.

(a) Demand Registration.

(i) At any time and from time to time commencing one hundred and eighty (180) days after the consummation of an Initial Public Offering upon written notice to the Corporation (a “Demand Notice”) delivered by a Qualified Holder or Qualified Holders requesting that the Corporation effect the registration (a “Demand Registration”) under the Securities Act (other than pursuant to a Registration Statement on Form S-4 or Form S-8 or any similar or successor form under the Securities Act) of any or all of the Registrable Securities held by such Qualified Holder(s), the Corporation shall promptly (but in any event, not later than five (5) Business Days following the Corporation’s receipt of such Demand Notice) give written notice of the receipt of such Demand Notice to all other Holders that, to its knowledge, hold Registrable Securities (each, a “Demand Eligible Holder”). The Corporation shall use its commercially reasonable efforts to, within forty-five (45) days following the receipt of such Demand Notice (subject to compliance with any applicable covenants in any underwriting agreement for a previous registration effected under this Section 6(a) or under Section 6(b)), file the appropriate Registration Statement (the “Demand Registration Statement”) subject to Section 6(a)(ii) and use its commercially reasonable efforts to effect, at the earliest practicable date, the registration under the Securities Act and under the applicable state securities laws of (A) the Registrable Securities which the Corporation has been so requested to register by the Qualified Holder(s) in the Demand Notice, (B) all other Registrable Securities of the same class or series as those requested to be registered by the Qualified Holder(s) that the Corporation has been requested to register by the Demand Eligible Holders by written request (the “Demand Eligible Holder Request”) given to the

Corporation within twenty (20) days following the receipt of the Corporation’s written notice of the receipt of the Demand Notice and (C) any Registrable Securities to be offered and sold by the Corporation, in each case subject to Section 6(a)(iv), all to the extent required to permit the disposition (in accordance with the intended methods of disposition) of the Registrable Securities to be so registered. Notwithstanding anything in this Section 6 to the contrary, the Corporation shall not be obligated to (I) effect more than one (1) Demand Registrations in any six (6)-month period, (II) effect any Demand Registration within ninety (90) days from the date of effectiveness of a Demand Registration Statement or (III) comply with a Demand Notice to the extent the Corporation has already complied with five (5) Demand Notices pursuant to the terms hereof.

(ii) Demand Registration Using Form S-3. The Corporation shall effect any requested Demand Registration, pursuant to the terms and procedures set forth in Section 6(a)(i) above, using Form S-3 whenever the Corporation is a Seasoned Issuer or a WKSI and is eligible to use such form under applicable rules.

(iii) Effectiveness of Demand Registration Statement. The Corporation shall use its commercially reasonable efforts to have the Demand Registration Statement declared effective by the Commission and keep the Demand Registration Statement continuously effective under the Securities Act for the lesser of three years from the effective date of such Registration Statement and the period of time necessary for the underwriters to sell all of the Registrable Securities covered by such Demand Registration Statement (including by filing with the Commission a post-effective amendment or a supplement to the Demand Registration Statement or the related Prospectus or any document incorporated therein by reference or by filing any other required document or otherwise supplementing or amending the Demand Registration Statement, in each case, if required by the rules, regulations or instructions applicable to the registration form used by the Corporation for such Demand Registration Statement or by the Securities Act, any state securities or “blue sky” laws or any other rules and regulations thereunder or if otherwise necessary) (the “Effectiveness Period”). A Demand Registration requested pursuant to this Section 6(a) shall not be deemed to have been effected (A) if the Demand Registration Statement is withdrawn without becoming effective, (B) if the Demand Registration Statement has not been declared effective or does not remain effective in compliance with the provisions of the Securities Act and the laws of any state or other jurisdiction applicable to the disposition of the Registrable Securities covered by such Registration Statement for the Effectiveness Period, (C) if, after it has become effective, such Registration Statement is subject to any stop order, injunction or other order or requirement of the Commission or other governmental or regulatory agency or court for any reason other than a violation of applicable law solely by any Participating Demand Holder and such Registration Statement has not thereafter again become effective, or (D) in the event of an underwritten offering, if the conditions to closing specified in the underwriting agreement entered into in connection with such registration are not satisfied or waived other than by reason of some wrongful act or omission by a Participating Demand Holder.

(iv) Priority of Registration. Notwithstanding any other provision of this Section 6(a), if (A) the Qualified Holder(s) intend to distribute the Registrable Securities covered by a Demand Registration by means of an underwritten offering and (B) the managing underwriters advise the Corporation that, in their reasonable view, the number of Registrable Securities proposed to be included in such offering (including Registrable Securities requested by Holders to be included in such offering and any securities that the Corporation or any other Person proposes to be included that are not Registrable Securities) exceeds the number of such Registrable Securities that can be sold in such underwritten offering or the number of such Registrable

Securities proposed to be included in such Demand Registration would adversely affect the price per share of the Common Stock proposed to be sold in such underwritten offering (in either situation, the “Maximum Offering Size”), then the Corporation shall so advise the Qualified Holder(s) and the Participating Demand Holders, and shall include in such offering the number of Registrable Securities which can be so sold in the following order of priority, up to the Maximum Offering Size: (x) first, the Registrable Securities requested to be included in such underwritten offering by the Qualified Holders and the Participating Demand Holders, allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among the Qualified Holders and Participating Demand Holders on the basis of the number of Registrable Securities owned by each such Holder, up to the Maximum Offering Size; (y) second, any securities proposed to be registered by the Corporation; and (z) third, Other Registrable Securities requested to be included in such underwritten offering to the extent permitted hereunder, allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among the respective holders of such Other Registrable Securities on the basis of the number of securities owned by each such holder or as otherwise agreed between the holders of such securities. For any holder of Registrable Securities that is a partnership, limited liability company, corporation or other entity, the partners, members, shareholders, Subsidiaries, parents and Affiliates of such holder, or the estates and Family Members of any such partners or members and retired partners or members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “holder,” and any pro rata reduction with respect to such Other Registrable Securities shall be based upon the aggregate amount of securities requested to be included in such registration by all entities and individuals included in such Other Registrable Securities.

(v) Underwritten Demand Registration. The determination of whether any offering of Registrable Securities pursuant to a Demand Registration will be an underwritten offering shall be made in the sole discretion of the Holders of a Majority of Included Registrable Securities included in such underwritten offering, and such Holders of a Majority of Included Registrable Securities shall have the right to (A) determine the plan of distribution, including the price at which the Registrable Securities are to be sold and the underwriting commissions, discounts and fees, and (B) select the investment banker(s) and manager(s) to administer the offering (which shall consist of one or more reputable nationally recognized investment banks reasonably satisfactory to the Corporation) and one firm of counsel to represent all of the Holders (along with any reasonably necessary local counsel), in connection with such Demand Registration; provided, (i) that the Corporation shall select such investment banker(s) and manager(s) if the such Holders of a Majority of Included Registrable Securities cannot so agree on the same within a reasonable time period and (ii) that the Corporation shall not be obligated to effect any such underwritten offering if the aggregate proceeds expected to be received from the sale of the Registrable Securities requested to be sold in such Demand Registration, in the good faith judgment of the managing underwriter(s) therefor, is less than $25 million.

(vi) Withdrawal of Registrable Securities. Any Holder whose Registrable Securities were to be included in any such registration pursuant to this Section 6(a) may elect to withdraw any or all of its Registrable Securities therefrom, without liability to any of the other Holders and without prejudice to the rights of any such Holder to include Registrable Securities in any future registration (or registrations), by written notice to the Corporation delivered prior to the effective date of the relevant Demand Registration Statement.

(b) Piggyback Registration.

(i) Registration Statement on behalf of the Corporation. If at any time following an Initial Public Offering the Corporation proposes to file a Registration Statement for an offering of Registrable Securities (for purposes of this Section 6(b)(i), irrespective of the Holders thereof) for cash (excluding an Initial Public Offering that does not register Registrable Securities or an offering relating to a transaction on Form S-4 or Form S-8 or any successor form) (a “Piggyback Registration Statement”), the Corporation shall give prompt written notice (the “Piggyback Notice”) to all Qualified Holders (collectively, the “Piggyback Eligible Holders”) of the Corporation’s intention to file a Piggyback Registration Statement reasonably in advance of (and in any event at least ten (10) Business Days before) the anticipated filing date of such Piggyback Registration Statement. The Piggyback Notice shall offer the Piggyback Eligible Holders the opportunity to include for registration in such Piggyback Registration Statement the number of Registrable Securities of the same class and series as those proposed to be registered as they may request, subject to Section 6(b)(ii) (a “Piggyback Registration”). Subject to Section 6(b)(ii), the Corporation shall use its commercially reasonable efforts to include in each such Piggyback Registration such Registrable Securities for which the Corporation has received written requests (each, a “Piggyback Request”) from Piggyback Eligible Holders within ten (10) Business Days after giving the Piggyback Notice. If a Piggyback Eligible Holder decides not to include all of its Registrable Securities in any Piggyback Registration Statement thereafter filed by the Corporation, such Piggyback Eligible Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Piggyback Registration Statements or Demand Registration Statements, all upon the terms and conditions set forth herein. Subject to Section 6(b)(ii), the Corporation shall use its commercially reasonable efforts to effect the registration under the Securities Act of all Registrable Securities which the Corporation has been so requested to register pursuant to the Piggyback Requests, to the extent required to permit the disposition of the Registrable Securities so requested to be registered.

(ii) Priority of Registration. If the Piggyback Registration under which the Corporation gives notice pursuant to Section 6(b)(i) is an underwritten offering, and the managing underwriter or managing underwriters of such offering advise the Corporation and the Piggyback Eligible Holders that, in their reasonable view, the amount of securities requested to be included in such registration (including Registrable Securities requested by the Piggyback Eligible Holders to be included in such offering and any securities that the Corporation or any other Person proposes to be included that are not Registrable Securities) exceeds the Maximum Offering Size (which, for the purposes of a Piggyback Registration shall be within a price range acceptable to the Corporation), then the Corporation shall so advise all Piggyback Eligible Holders with Registrable Securities requested to be included in such Piggyback Registration, and shall include in such offering the number which can be so sold in the following order of priority, up to the Maximum Offering Size: (A) first, the securities that the Corporation proposes to sell up to the Maximum Offering Size; (B) second, the Registrable Securities requested to be included in such Piggyback Registration, allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among the Piggyback Eligible Holders on the basis of the number of Registrable Securities owned by each such Piggyback Eligible Holder, up to the Maximum Offering Size; and (C) third, Other Registrable Securities requested to be included in such Piggyback Registration, allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among the holders thereof on the basis of the number of securities requested owned by each such holder or as otherwise agreed between the holders of such securities. All Piggyback Eligible Holders requesting to be included in the Piggyback Registration must sell their Registrable Securities to the underwriters selected as provided in Section 6(b)(iv) on the same terms and conditions as apply to the Corporation if such underwritten offering is consummated.

(iii) Withdrawal from Registration. The Corporation shall have the right to terminate or withdraw any registration initiated by it under this Section 6(b) prior to the effective date of such Registration Statement, whether or not any Piggyback Eligible Holder has elected to include Registrable Securities in such Registration Statement, without prejudice, however, to the right of the Holders immediately to request that such registration be effected as a registration under Section 6(a) to the extent permitted thereunder and subject to the terms set forth therein. The Corporation shall promptly give notice of the withdrawal or termination of any registration to each Piggyback Eligible Holder who has elected to participate in such registration. The Registration Expenses of such withdrawn or terminated registration shall be borne by the Corporation in accordance with Section 6(j) hereof.

(iv) Selection of Bankers and Counsel. If a Piggyback Registration pursuant to this Section 6(b) involves an underwritten offering, the Corporation shall have the right, in consultation with the Holders of a Majority of Included Registrable Securities included in such underwritten offering, to (A) determine the plan of distribution, including the price at which the Registrable Securities are to be sold and the underwriting commissions, discounts and fees and (B) select the investment banker or bankers and managers to administer the offering, including the lead managing underwriter or underwriters.

(v) Effect of Piggyback Registration. No registration effected under this Section 6(b) shall relieve the Corporation of its obligations to effect any registration of the offer and sale of Registrable Securities upon request under Section 6(a) (subject to compliance with any applicable covenants in the underwriting agreement for a registration effected under this Section 6(b)), and no registration effected pursuant to this Section 6(b) shall be deemed to have been effected pursuant to Section 6(a).

(c) Notice Requirements. Any Demand Notice, Demand Eligible Holder Request or Piggyback Request shall (i) specify the maximum number and class or series of Registrable Securities intended to be offered and sold by the Holder making the request, (ii) express such Holder’s bona fide intent to offer up to such maximum number of Registrable Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Registrable Securities (to the extent applicable) and (iv) contain the undertaking of such Holder to provide all such information and materials and take all action, in each case, as may reasonably be required in order to permit the Corporation to comply with all applicable requirements in connection with the registration of such Registrable Securities.

(d) Suspension Period. Notwithstanding any other provision of this Section 6, the Corporation shall have the right, but not the obligation, to defer the filing of (but not the preparation of), or suspend the use by the Holders of, any Registration Statement for a period of up to ninety (90) days (unless a longer period is consented to by Holders of a Majority of Included Registrable Securities) (i) upon issuance by the Commission of a stop order suspending the effectiveness of such Registration Statement with respect to Registrable Securities or the initiation of proceedings with respect to such Registration Statement under Section 8(d) or 8(e) of the Securities Act, (ii) (x) if the Board determines, in its good faith judgment, that any such registration or offering should not be undertaken because it would reasonably be expected to materially interfere with any material corporate development or plan of the Corporation or (y) if the Corporation believes in good faith that it would require the Corporation (after consultation with external legal counsel), under applicable securities laws and other laws, to make disclosure of material non-public information that would not otherwise be required to be disclosed at that time and the Corporation believes in good faith that such disclosures at that time would not be in the Corporation’s best interests; provided, that the exception set forth in the preceding clause (ii)(y) shall continue to apply only during the time that such material non-public information has not been disclosed and remains material or (iii) if the Corporation is pursuing a primary underwritten offering of Common Stock pursuant to a Registration Statement; provided, that the Holders shall have Piggyback Registration rights with respect to such primary underwritten offering in accordance with and subject to the restrictions set forth in Section 6(b) (any such period, a “Suspension Period”); provided, however, that in such event, the Qualified Holders will be entitled to withdraw any request for a Demand Registration and, if such request is withdrawn, such Demand Registration will not count as a Demand Registration under Section 6(a) and the Corporation will pay all Registration Expenses in connection with such registration; provided, further, that in no event shall (A) the Corporation declare a Suspension Period more than two (2) times in any twelve (12)-month period or (B) the aggregate length of Suspension Periods declared in any twelve (12)-month period exceed ninety (90) days in total. The Corporation shall (i) give prompt written notice to the Holders of its declaration of a Suspension Period and of the expiration or termination of the relevant Suspension Period and (ii) promptly resume the process of filing or requesting for effectiveness, or update the suspended Registration Statement, as the case may be, as may be necessary to permit the Holders to offer and sell their respective Registrable Securities in accordance with applicable law. If the filing of any Demand Registration is suspended pursuant to this Section 6(d), once the Suspension Period ends, the Qualified Holders may request a new Demand Registration.

(e) Required Information. The Corporation may require each Holder of Registrable Securities as to which any Registration Statement is being filed or sale is being effected to furnish to the Corporation such information regarding the intended method of distribution of such securities and such other information relating to such Holder and its ownership of Registrable Securities as the Corporation may from time to time reasonably request in writing (provided that such information shall be used only in connection with such registration) and the Corporation may exclude from such registration or sale the Registrable Securities of any such Holder who fails to furnish such information within a reasonable time after receiving such request. Each Holder agrees to furnish such information to the Corporation and to cooperate with the Corporation as reasonably necessary to enable the Corporation to comply with the provisions of this Agreement.

(f) Other Registration Rights Agreements. The Corporation has not entered into and, unless agreed in writing by Holders of a majority of Registrable Securities on or after the date of this Agreement, will not enter into any agreement or arrangement that is (i) inconsistent with the rights granted to the Holders with respect to Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof in any material respect or (ii) other than as set forth in this Agreement, would allow any holder of Common Stock or other securities of the Corporation convertible, exercisable or exchangeable into Common Stock to include such securities in any Registration Statement filed by the Corporation on a basis that is more favorable in any material respect to the rights granted to the Holders hereunder. For the avoidance of doubt, granting a Person registration rights that would have priority over the Registrable Securities with respect to the inclusion of such securities in any registration would constitute granting registration rights to such Person on a basis that is more favorable in a material respect with respect to the rights granted to the Holders of Registrable Securities and would require the prior written consent of Holders of a majority of Registrable Securities under this Agreement.

(g) Cessation of Registration Rights. All registration rights granted under this Section 6 shall continue to be applicable with respect to any Holder until such Holder no longer holds any Registrable Securities. In the event the Corporation engages in a merger or consolidation in which the Registrable Securities of the Corporation are converted into securities of another Person, the Corporation will use its commercially reasonable efforts to make appropriate arrangements so that the registration rights provided under this Agreement continue to be provided by the issuer of such securities. To the extent such new issuer, or any other Person acquired by the Corporation in a merger or consolidation, was bound by registration rights that would conflict with the provisions of this Agreement, the Corporation will use its commercially reasonable efforts to modify any such “inherited” registration rights so as not to interfere in any material respect with the rights provided under this Agreement.

(h) Lock-Up Agreement. Each Holder of Registrable Securities agrees that in connection with any Initial Public Offering or any underwritten registered offering of the Common Stock in connection with this Section 6, and solely upon the request of the managing underwriter in such offering, such Holder shall agree not to, without the prior written consent of such managing underwriter, during the period commencing on the effective date of such registration and ending on the date specified by such managing underwriter (such period not to exceed one hundred and eighty (180) days following the closing of the offering in the case of an Initial Public Offering or ninety (90) days following the closing of the offering in the case of any other underwritten registered offering), (i) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, hedge the beneficial ownership of or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock held immediately before the effectiveness of the Registration Statement for such offering, or (ii) enter into any swap or other arrangement that Transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; provided, that (A) the foregoing provisions shall only be applicable to Holders if all officers and directors of the Corporation are subject to the same restrictions, (B) no Holder shall be subject to any such restriction period of longer duration than that applicable to any other Person subject to such restrictions and (C) such restrictions shall be subject to customary exceptions typically included in underwriter lock-up agreements, to the extent acceptable to the managing underwriter or underwriters. The foregoing provisions of this Section 6(h) shall not apply, except in the case of an Initial Public Offering, to Holders of Registrable Securities that are not participating in the applicable registered offering. Each Holder of Registrable Securities agrees to execute and deliver such other agreements as may be reasonably requested by the Corporation or the managing underwriter that are consistent with the foregoing or that are necessary to give further effect thereto.

(i) Registration Procedures. The procedures to be followed by the Corporation and each participating Holder to register the sale of Registrable Securities pursuant to a Registration Statement in accordance with this Agreement, and the respective rights and obligations of the Corporation and such Holders with respect to the preparation, filing and effectiveness of such Registration Statement, are as follows:

(i) The Corporation will (A) prepare and file a Registration Statement or a Prospectus, as applicable, with the Commission (within the time period specified in Section 6(a)) which Registration Statement (x) shall be on a form required by this Agreement (or if not so required, selected by the Corporation) for which the Corporation qualifies, (y) shall be available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution and (z) shall comply as to form in all material respects with the requirements of the applicable form and include or incorporate by reference all financial statements required by the Commission to be filed therewith, (B) use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective for the periods provided under Section 6(a), (C) use its commercially reasonable efforts to prevent the occurrence of any event that would cause a Registration Statement to contain a material misstatement or omission or to be not effective and usable for resale of the Registrable Securities registered pursuant thereto (during the period that such Registration Statement is required to be effective as provided under Section 6(a)) and (D) cause each Registration Statement and the related Prospectus and any amendment or supplement thereto, as of the effective date of such Registration Statement, amendment or supplement, (1) to comply in all material respects with any requirements of the Securities Act and the rules and regulations of the Commission and (2) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Corporation will, (A) a reasonable time prior to the anticipated filing of a Registration Statement or any related Prospectus or any amendment or supplement thereto (including any documents incorporated by reference therein) or before using any Issuer Free Writing Prospectus, furnish to such Holders, the Holders’ counsel and the managing underwriter or underwriters of an underwritten offering of Registrable Securities, if applicable, copies of all such documents proposed to be filed, and make such of the representatives of the Corporation as shall be reasonably requested by the Holders available for discussion of such documents, (B) use its commercially reasonable efforts to address in each such document prior to being so filed with the Commission such comments as each such Holder, its counsel or underwriter reasonably shall propose and (C) not file any Registration Statement or any related Prospectus or any amendment or supplement thereto containing information regarding a participating Holder to which such participating Holder reasonably objects.

(ii) The Corporation will as promptly as reasonably practicable (A) prepare and file with the Commission such amendments, including post-effective amendments, and supplements to each Registration Statement and the Prospectus used in connection therewith as (x) may be reasonably requested by any Holder of Registrable Securities covered by such Registration Statement necessary to permit such Holder to sell in accordance with its intended method of distribution or (y) may be necessary under applicable law to keep such Registration Statement continuously effective with respect to the disposition of all Registrable Securities covered thereby for the periods provided under Section 6(a) in accordance with the intended method of distribution and, subject to the limitations contained in this Agreement, prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities held by the Holders, (B) cause the related Prospectus to be amended or supplemented by any required prospectus supplement, and as so supplemented or amended, to be filed pursuant to Rule 424, (C) respond to any comments received from the Commission with respect to each Registration Statement or Prospectus or any amendment thereto and (D) as promptly as reasonably practicable, provide such Holders true and complete copies of all correspondence from and to the Commission relating to such Registration Statement or Prospectus other than any comments that the Corporation determines in good faith would result in the disclosure to such Holders of material non-public information concerning the Corporation that is not already in the possession of such Holder.

(iii) The Corporation will comply in all material respects with the provisions of the Securities Act and the Exchange Act (including Regulation M under the Exchange Act) with respect to each Registration Statement and the disposition of all Registrable Securities covered by each Registration Statement.

(iv) The Corporation will notify such Holders that hold Registrable Securities and the managing underwriter or underwriters of an underwritten offering of Registrable Securities, if applicable, as promptly as reasonably practicable: (A)(x) when a Registration Statement, any pre-effective amendment, any Prospectus or any prospectus supplement or post-effective amendment to a Registration Statement or any free writing prospectus is proposed to be filed, (y) when the Commission notifies the Corporation whether there will be a “review” of such Registration Statement and whenever the Commission comments on such Registration Statement (in which case the Corporation shall provide true and complete copies thereof and all written responses thereto to each Holder, its counsel and each underwriter, if applicable, other than information which the Corporation determines in good faith would constitute material non-public information that is not already in the possession of such Holder) and (z) with respect to each Registration Statement or any post-effective amendment thereto, when the same has been declared effective; (B) of any request by the Commission or any other federal or state governmental or regulatory authority for amendments or supplements to a Registration Statement or Prospectus or for additional information (whether before or after the effective date of the Registration Statement) or any other correspondence with the Commission or any such authority relating to, or which may affect, the Registration Statement; (C) of the issuance by the Commission or any other governmental or regulatory authority of any stop order, injunction or other order or requirement suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or preventing or suspending the use of any Prospectus or the initiation or threatening of any proceedings for such purpose; (D) of the receipt by the Corporation of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; (E) if, at any time, the representations and warranties of the Corporation in any applicable underwriting agreement or similar agreement cease to be true and correct in all material respects; or (F) of the occurrence of any event that makes any statement made in such Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or if, as a result of such event or the passage of time, such Registration Statement, Prospectus or other document requires revisions so that, in the case of such Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading, or when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement or Prospectus, or if, for any other reason, it shall be necessary during such time period to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act.

(v) The Corporation will use its commercially reasonable efforts to avoid the issuance of, or, if issued, obtain the withdrawal of, (A) any stop order or other order suspending the effectiveness of a Registration Statement or preventing or suspending the use of any Prospectus, or (B) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment, or if any such order or suspension is made effective during any Suspension Period, at the earliest practicable moment after the Suspension Period is over.

(vi) During the Effectiveness Period, the Corporation will furnish to each Participating Holder, its counsel and the managing underwriter or underwriters of an underwritten offering of Registrable Securities, if applicable, upon their request, without charge, at least one conformed copy of each Registration Statement and each amendment thereto and all exhibits to the extent requested by such Participating Holder, counsel or underwriter (including those incorporated by reference) promptly after the filing of such documents with the Commission.

(vii) The Corporation will promptly deliver to each Participating Holder, its counsel and the managing underwriter or underwriters of an underwritten offering of Registrable Securities, if applicable, without charge, as many copies of each Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Participating Holder, counsel or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Participating Holder or underwriter. The Corporation hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the Participating Holders and any applicable underwriter in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto.

(viii) The Corporation will use its commercially reasonable efforts to (A) register and qualify, or cooperate with the Participating Holders, their counsel, the underwriters, if any, and counsel for the underwriters in connection with the registration or qualification (or exemption from such registration or qualification) of, the Registrable Securities covered by a Registration Statement, no later than the time such Registration Statement is declared effective by the Commission, under all applicable securities laws (including the “blue sky” laws) of such jurisdictions each underwriter, if any, or any Participating Holder shall reasonably request, (B) keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective under the terms of this Agreement and (C) do any and all other acts and things which may be reasonably necessary or advisable to enable such underwriter, if any, and each Participating Holder to consummate the disposition of the Registrable Securities covered by such Registration Statement in each such jurisdiction; provided, however, that the Corporation will not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process (other than service of process in connection with such registration or qualification or any sale of Registrable Securities in connection therewith) in any such jurisdiction.

(ix) To the extent that the Corporation has certificated shares of Common Stock, the Corporation will cooperate with each Participating Holder and the underwriter or managing underwriter of an underwritten offering of Registrable Securities, if applicable, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free of all restrictive legends indicating that the Registrable Securities are unregistered or unqualified for resale under the Securities Act, Exchange Act or other applicable securities laws, and to enable such Registrable Securities to be in such denominations and registered in such names as each Participating Holder or the underwriter or managing underwriter of an underwritten offering of Registrable Securities, if any, may request in writing. In connection therewith, if required by the Corporation’s transfer agent, the Corporation will promptly, after the effective date of the Registration Statement, cause an opinion of counsel as to the effectiveness of the Registration Statement to be delivered to and maintained with such transfer agent, together with any other authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without any such legend upon sale by the Holder or the underwriter or managing underwriter of an underwritten offering of Registrable Securities, if any, of such Registrable Securities pursuant to the Registration Statement.

(x) Upon the occurrence of any event contemplated by Section 6(i)(iv)(F), as promptly as reasonably practicable, the Corporation will prepare a supplement or amendment, including a post-effective amendment, if required by applicable law, to the affected Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference or to the applicable Issuer Free Writing Prospectus, and file any other required document so that, as thereafter delivered, no Registration Statement nor any Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in light of the circumstances under which they were made) not misleading and no Issuer Free Writing Prospectus will include information that conflicts with information contained in the Registration Statement or Prospectus, such that each Participating Holder can resume disposition of such Registrable Securities covered by such Registration Statement or Prospectus.

(xi) Participating Holders may distribute the Registrable Securities by means of an underwritten offering; provided that (A) such Holders provide to the Corporation a Demand Notice of their intention to distribute Registrable Securities by means of an underwritten offering, (B) the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering to the extent provided herein, (C) each Holder participating in such underwritten offering agrees to enter into customary agreements, including an underwriting agreement in customary form, and sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Holders entitled to select the managing underwriter or managing underwriters hereunder (provided that any such Holder shall not be required to make any representations or warranties to or agreements with the Corporation or the underwriters other than representations, warranties, agreements and indemnities regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and the accuracy of information contained in the applicable Registration Statement or the related Prospectus concerning such Holder as provided by or on behalf of such Holder and the aggregate amount of the liability of such Holder in connection with such offering shall not exceed such Holder’s net proceeds from the disposition of such Holder’s Registrable Securities in such offering) and (D) each Holder participating in such underwritten offering completes and executes all questionnaires, powers of attorney, custody agreements and other documents reasonably required under the terms of such underwriting arrangements. The Corporation hereby agrees with each Holder of Registrable Securities that, in connection with any underwritten offering in accordance with the terms hereof, it will negotiate in good faith, will execute and perform its obligations under all customary indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and will use commercially reasonable efforts to procure auditor “comfort” letters addressed to the underwriters in the offering from the Corporation’s independent certified public accountants or independent auditors (and, if necessary, any other independent certified public accountants or independent auditors of any Subsidiary of the Corporation or any business acquired by the Corporation for which financial statements and financial data are, or are required to be, included in the Registration Statement) in customary form and covering such matters of the type customarily covered by comfort letters for an underwritten Public Offering as the underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement.

(xii) The Corporation will use commercially reasonable efforts to obtain for delivery to the underwriter or underwriters of an underwritten offering of Registrable Securities an opinion or opinions and a negative assurance letter from counsel for the Corporation (including any local counsel reasonably requested by the underwriters) dated the most recent effective date of the Registration Statement or, in the event of an underwritten offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, covering the matters customarily covered in opinions and negative assurance letters requested in sales of securities or public underwritten offerings, which opinions shall be reasonably satisfactory to such underwriters and their counsel.

(xiii) For a reasonable period prior to the filing of any Registration Statement and throughout the Effectiveness Period, and in respect of any offering of Registrable Securities, the Corporation will make available upon reasonable notice at the Corporation’s principal place of business or such other reasonable place for inspection by any Participating Holder of Registrable Securities covered by the applicable Registration Statement, by any managing underwriter or managing underwriters selected in accordance with this Agreement and by any attorney, accountant or other agent retained by such Holders or underwriter, such financial and other information and books and records of the Corporation, and cause the officers, employees, counsel and independent certified public accountants of the Corporation to respond to such inquiries, as shall be reasonably requested by such Holders, underwriters, attorneys, accountants or agents (and in the case of counsel, not violate an attorney-client privilege in such counsel’s reasonable belief) to conduct a reasonable investigation within the meaning of the Securities Act.

(xiv) The Corporation will (A) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement and provide and enter into any customary agreements with a custodian for the Registrable Securities and (B) not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities included in such Registration Statement.

(xv) The Corporation will cooperate with each Holder of Registrable Securities and each underwriter or agent participating in the disposition of Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA and the performance of any due diligence investigations by any underwriter.

(xvi) The Corporation will use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, the Trading Market, FINRA and any state securities authority, and make available to each Holder, as soon as reasonably practicable after the effective date of the Registration Statement, an earnings statement covering at least twelve (12) months, which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158.

(xvii) The Corporation will use its commercially reasonable efforts to ensure that any Issuer Free Writing Prospectus utilized in connection with any Prospectus complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related Prospectus, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(xviii) In connection with any registration of Registrable Securities pursuant to this Agreement, the Corporation will take all commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of Registrable Securities by such Holders, including furnishing to the Participating Holders or any underwriters such further customary certificates, opinions and documents as they may reasonably request and using commercially reasonable efforts to cause appropriate officers and employees to be available, on a customary basis and upon reasonable advance notice, to meet with prospective investors in presentations, meetings and road shows.

(xix) In connection with any registration of Registrable Securities pursuant to this Agreement, the Corporation shall use its commercially reasonable efforts to list on any national securities exchange the Corporation is then currently listed on. Following the listing of the Common Stock or any other Registrable Securities on such national securities exchange, the Corporation will use its commercially reasonable efforts to maintain such listing.

(xx) The Corporation shall, if an underwritten offering is made pursuant to a Registration Statement on Form S-3 or any similar short-form Registration Statement, include in such Registration Statement such additional information for marketing purposes as the managing underwriter(s) reasonably request(s).

(xxi) The Corporation shall use its commercially reasonable efforts to cooperate in a timely manner with any reasonable and customary request of the Holders in respect of any Alternative Transaction, including entering into customary agreements with respect to such Alternative Transactions (and providing customary representations, warranties, covenants and indemnities in such agreements) as well as providing other reasonable assistance in respect of such Alternative Transactions of the type applicable to a Public Offering subject to this Section 6, to the extent customary for such transactions. Notwithstanding anything herein to the contrary, no Holder shall be entitled to any piggyback rights in respect of an Alternative Transaction.

(xxii) Each Holder agrees by its acquisition of Registrable Securities that, upon receipt of a notice from the Corporation of the occurrence of any event of the kind described in clauses (C), (D) and (F) of Section 6(i)(iv) or the occurrence of a Suspension Period, such Holder will forthwith discontinue disposition of such Registrable Securities under the applicable Registration Statement until such Holder’s receipt of the copies of the supplemental Prospectus or amended Registration Statement or until it is advised in writing by the Corporation that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement. In the event the Corporation shall give any such notice to a Holder, the Holder agrees to treat such notice as Confidential Information. In the event the Corporation shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented Prospectus or amended Registration Statement or is advised in writing by the Corporation that the use of the Prospectus may be resumed.

(j) Registration Expenses. The Corporation shall bear all Registration Expenses incident to the Parties’ performance of or compliance with their respective obligations under this Agreement or otherwise in connection with any Demand Registration or Piggyback Registration (excluding any Selling Expenses), whether or not any Registrable Securities are sold pursuant to a Registration Statement. In addition, the Corporation shall be responsible for all of its expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including expenses payable to third parties and including all salaries and expenses of the Corporation’s officers and employees performing legal or accounting duties), the expense of any annual audit and any underwriting fees, discounts, selling commissions and stock transfer taxes and related legal and other fees applicable to securities sold by the Corporation and in respect of which proceeds are received by the Corporation. Each Holder shall pay any Selling Expenses applicable to the sale or disposition of such Holder’s Registrable Securities pursuant to any Demand Registration Statement or Piggyback Registration Statement, in proportion to the amount of such Participating Holder’s shares of Registrable Securities sold in any offering under such Demand Registration Statement or Piggyback Registration Statement. For the avoidance of doubt, the Company shall not bear any Selling Expenses in respect of shares sold by Participating Holders.

(k) Indemnification.

(i) The Corporation shall indemnify and hold harmless each underwriter, if any, engaged in connection with any registration referred to in this Section 6 and provide representations, covenants, opinions and other assurances to such underwriter in form and substance reasonably satisfactory to such underwriter and the Corporation. Further, the Corporation shall indemnify and hold harmless each Holder, their respective partners, shareholders, equity holders, general partners, managers, members and Affiliates and each of their respective officers and directors and any Person who controls any such Holder (within the meaning of the Securities Act or the Exchange Act) and any employee or Representative thereof, and each other Person who participates in the offering of such securities (each, an “Indemnified Person”, and collectively, “Indemnified Persons”), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, costs (including reasonable costs of preparation and reasonable attorneys’, accountants’ and experts’ fees) and expenses, judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act, the Exchange Act or otherwise (collectively, “Losses”), as incurred, arising out of, based upon, resulting from or relating to (A) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which any Registrable Securities were registered, Prospectus (including in any preliminary prospectus (if used prior to the effective date of such Registration Statement)), or in any summary or final prospectus or free writing prospectus or in any amendment or supplement thereto or in any documents incorporated or deemed incorporated by reference in any of the foregoing, (B) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading, (C) any violation or alleged violation by the Corporation or any of its Subsidiaries of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal, state, foreign or common law rule or regulation in connection with such Registration Statement, disclosure document or related document or report or any offering covered by such Registration Statement, or (D) any information provided by the Corporation or at the instruction of the Corporation to any Person participating in the offer at the point of sale containing any untrue statement or alleged untrue statement of material fact or omitting or allegedly omitting any material fact required to be included in such information or necessary to make the statements therein not misleading, and the Corporation shall reimburse such Indemnified Person for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability, demand, action, suit or proceeding; provided, however, that the Corporation shall not be liable to any Indemnified Person to the extent that any such Losses arise out of, are based upon or result from an untrue or allegedly untrue statement or omission or alleged omission made in such Registration Statement, such preliminary, summary or final prospectus or free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Corporation by or on behalf of such Indemnified Person specifically for use therein.

(ii) In connection with any Registration Statement filed by the Corporation pursuant to this Section 6 hereof in which a Holder has registered for sale its Registrable Securities, each such Participating Holder agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Corporation, its directors and officers, employees, agents and each Person who controls the Corporation (within the meaning of the Securities Act or the Exchange Act) and any other Holder selling securities under such Registration Statement, its partners, shareholders, equity holders, general partners, managers, members and Affiliates and each of their respective officers and directors and any Person who controls such other Holder (within the meaning of the Securities Act or the Exchange Act) and any employee or Representative thereof from and against any Losses resulting from (A) any untrue or allegedly untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities were registered or sold under the Securities Act, Prospectus (including in any preliminary prospectus (if used prior to the effective date of such Registration Statement)), or in any summary or final prospectus or free writing prospectus or in any amendment or supplement thereto or in any documents incorporated by reference in any of the foregoing, (B) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading, (C) any violation or alleged violation by such Holder of any federal, state or common law rule or regulation relating to action or inaction in connection with any information provided by such Holder in such registration, disclosure document or related document or report in the case of clauses (A) and (B) to the extent, but in each case only to the extent that such untrue statement or omission occurs in reliance upon and in conformity with any information furnished in writing by or on behalf of such Participating Holder to the Corporation specifically for inclusion in such registration, disclosure document or related document or report and has not been corrected in a subsequent writing prior to the sale of the Registrable Securities thereunder, or (D) any information provided by such Holder or at the instruction of such Holder to any Person participating in the offer at the point of sale containing any untrue statement or alleged untrue statement of material fact or omitting or allegedly omitting any material fact required to be included in such information or necessary to make the statements therein not misleading, and such Holder will reimburse the Corporation for any legal or other expenses reasonably incurred by it in connection with investigating or defending such Losses. In no event shall the liability of any Participating Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder under the sale of Registrable Securities giving rise to such indemnification obligation less any amounts paid by such Holder in connection with such sale.

(iii) Any Indemnified Person under paragraph (i) or (ii) of this Section 6(k) shall (A) give prompt written notice to the indemnifying person under paragraph (i) or (ii) of this Section 6(k) of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying person shall not relieve the indemnifying party of its obligations hereunder except to the extent, if at all, that the indemnifying person’s ability to defend such claim (through the forfeiture of substantive rights or defenses) is actually and materially prejudiced by reason of such delay or failure) and (B) permit such indemnifying person to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Person; provided, however, that any Indemnified Person shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (1) the indemnifying person has agreed in writing to pay such fees or expenses, (2) the indemnifying person shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Indemnified Person within a reasonable time after receipt of notice of such claim from the Indemnified Person, (3) the Indemnified Person has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other Indemnified Persons that are different from or in addition to those available to the indemnifying person, or (4) in the reasonable judgment of any such Indemnified Person (based upon advice of its counsel) a conflict of interest may exist between such Indemnified Person and the indemnifying person with respect to such claims (in which case, if the Indemnified Person notifies the indemnifying person in writing that such Indemnified Person elects to employ separate counsel at the expense of the indemnifying person, the indemnifying person shall not have the right to assume the defense of such claim on behalf of such Indemnified Person). If such defense is not assumed by the indemnifying person, the indemnifying person will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld. If the indemnifying person assumes the defense, the indemnifying person shall not have the right to settle such action, consent to entry of any judgment or enter into any settlement, in each case without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned); provided that the prior written consent of the Indemnified Person shall not be required if (x) such settlement includes an unconditional release of such Indemnified Person from all liability on the claims that are the subject matter of such settlement, (y) such settlement provides that any sums payable in connection therewith are payable in full by the indemnifying person and (z) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person. It is understood that the indemnifying person or persons shall not, except as specifically set forth in this Section 6(k)(iii), in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm (in addition to any local counsel that is required to effectively defend against any such proceeding) for all Indemnified Persons and that all such fees and expenses shall be paid or reimbursed promptly.

(iv) If the indemnification provided for in this Section 6(k) is held by a court of a competent jurisdiction to be unavailable to an Indemnified Person with respect to any loss, damage, claim or liability, the indemnifying party, in lieu of indemnifying such Indemnified Person thereunder, shall to the extent permitted by law, contribute to the amount paid or payable by such Indemnified Person as a result of such loss, damage, claim or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the Indemnified Person on the other in connection with the actions that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying person and of the Indemnified Person shall be determined by a court of law by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying person or Indemnified Person and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 6(k)(iv) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding sentences. Notwithstanding the provisions of this Section 6(k)(iv), no Participating Holder shall be required to contribute any amount in excess of the net proceeds (after deducting the underwriters’ discounts and commissions) received by such Participating Holder in the offering giving rise to such contribution obligation less any amounts paid by such Holder pursuant to this Section 6(k) and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Each Participating Holder’s obligation to contribute pursuant to this Section 6(k)(iv) is several in the proportion that the net proceeds of the offering received by such Participating Holder bears to the total net proceeds of the offering received by all such Participating Holders and not joint.

(v) The remedies provided for in this Section 6(k) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The obligations of the Corporation and Holders of Registrable Securities under this Section 6(k) shall survive completion of any offering of Registrable Securities pursuant to a Registration Statement and the termination of this Agreement.

(l) Facilitation of Sales Pursuant to Rule 144. The Corporation shall use its commercially reasonable efforts to (i) timely file the reports required to be filed by it, if any, under the Exchange Act or the Securities Act and the rules adopted by the Commission thereunder (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144 under the Securities Act), and (ii) take such further action as any Holder may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144 under the Securities Act. Upon the written request of any Holder in connection with that Holder’s sale pursuant to Rule 144 under the Securities Act, the Corporation shall deliver to such Holder a written statement as to whether it has complied with such requirements. This Section 6(l) shall apply only after an Initial Public Offering.

7.	Future Issuance of Shares; Preemptive Rights.

(a) Offering Notice. Except for (i) options, restricted stock, restricted stock units or other equity-based awards, in each case, issued pursuant to an Equity Incentive Plan, (ii) a stock split, stock dividend, reorganization or recapitalization applicable to all shares of Common Stock, (iii) equity securities of the Corporation issued upon exercise, conversion or exchange of any security or obligation of the Corporation (including (A) any equity-based awards issued pursuant to an Equity Incentive Plan and (B) any shares of Common Stock issued upon the exercise of any GUC Warrants) (any such security or obligation, a “Common Stock Equivalent”) issued in accordance with the terms of this Agreement, including this Section 7, (iv) equity securities of the Corporation issued as consideration to another Person in respect of an acquisition or business combination transaction (whether pursuant to a stock purchase, asset purchase, merger or otherwise) to which the Corporation is a party and that has been approved by the Board, and, if applicable, the Holders, in accordance with the terms of this Agreement, (v) issuances of equity securities (including any Common Stock Equivalents) issued to banks, equipment lessors or other financial institutions (including, for the avoidance of doubt, hedge funds), or to real property lessors, in connection with a bona fide debt financing, equipment leasing or real property leasing transaction approved by the Board, (vi) issuances of equity securities (including any Common Stock Equivalents) as consideration approved by the Board payable to a third party that is not an Affiliate of the Corporation for any other bona fide business relationship the primary purpose of which is not to raise capital, including for the acquisition or license of technology by the Corporation or its Subsidiaries, joint venture or development activities or the distribution, supply or manufacture of the Corporation’s or its Subsidiaries’ products and services, (vii) issuances of equity securities (including any Common Stock Equivalents) to the public pursuant to an effective Registration Statement, (viii) solely with respect to issuances of equity securities (including any Common Stock Equivalents) by a Subsidiary of the Corporation, issuances to the Corporation or any other wholly owned Subsidiary of the Corporation, (ix) the issuance of the GUC Warrants in accordance with the GUC Warrant Agreement and (x) any shares of Common Stock issued in accordance with the Discounted Share Purchase Program (collectively, “Excluded Issuances”), if the Corporation or any of its Subsidiaries wishes to issue any equity securities (including any Common Stock Equivalents) of the Corporation or such Subsidiary to any Person (collectively, “New Securities”), then, except as otherwise provided in Section 7(c), the Corporation shall (or shall cause its applicable Subsidiary to) first offer such New Securities to each Holder who owns in the aggregate (together with their Affiliates) three percent (3%) or more of the Designated Shares and who is an Accredited Investor (each, a “Preemptive Rightholder”, and collectively, the “Preemptive Rightholders”) by sending written notice (the “New Issuance Notice”) to the Preemptive Rightholders at least fifteen (15) Business Days prior to such issuance of New Securities, which New Issuance Notice shall state, in reasonable detail, the material terms and conditions of such issuance, including (x) the number of New Securities proposed to be issued, (y) the proposed purchase price per security of the New Securities (the “Proposed Price”) and the other material terms and conditions of such New Securities and of the issuance thereof, and (z) the identity of the proposed purchaser(s). Upon delivery of the New Issuance Notice, such offer shall be irrevocable unless and until the rights provided for in Section 7(b) shall have been waived or shall have expired.

(b) Exercise.

(i) For a period of ten (10) Business Days after the giving of the New Issuance Notice pursuant to Section 7(a), each of the Preemptive Rightholders shall have the right, but not the obligation, to purchase its Proportionate Percentage of the New Securities, at a purchase price equal to the Proposed Price and upon the same terms and conditions set forth in the New Issuance Notice. Each such Preemptive Rightholder shall have the right to purchase up to that percentage of the New Securities determined by dividing (A) the total number of outstanding shares of Common Stock of the Corporation then owned by such Preemptive Rightholder exercising its rights under this Section 7(b) by (B) the total number of outstanding shares of Common Stock of the Corporation owned by all of the Preemptive Rightholders (the “Proportionate Percentage”); provided that, for purposes of calculating each Proportionate Percentage, any shares of Common Stock of the Corporation issued or issuable to a Preemptive Rightholder pursuant to an Equity Incentive Plan shall be excluded from such calculation.

(ii) The right of each Preemptive Rightholder to purchase the New Securities under Section 7(a) shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the ten (10) Business Day period referred to in Section 7(b)(i) to the Corporation or its applicable Subsidiary, which notice shall state the amount of New Securities that such Preemptive Rightholder elects to purchase pursuant to Section 7(b)(i). The failure of a Preemptive Rightholder to respond within such ten (10) Business Day period shall be deemed to be a waiver of such Preemptive Rightholder’s rights under Section 7(b)(i); provided, that each Preemptive Rightholder may waive its rights under Section 7(b)(i) prior to the expiration of such ten (10) Business Day period by giving written notice to the Corporation or the applicable Subsidiary.

(iii) If any Preemptive Rightholder does not fully subscribe for the number or amount of New Securities that it or he is entitled to purchase pursuant to Section 7(b)(i), then the Corporation shall (or shall cause its applicable Subsidiary to) offer to each Preemptive Rightholder which elected to purchase the maximum number of New Securities that it is entitled to purchase in accordance with Section 7(b)(ii) (each, an “Eligible Excess Preemptive Rightholder”), by written notice to each such Preemptive Rightholder (an “Excess New Securities Notice”), the right to purchase up to that percentage of the remaining New Securities not so subscribed for (for the purposes of this Section 7(b)(iii), the “Excess New Securities”) determined by dividing (x) the total number of outstanding shares of Common Stock of the Corporation then owned by such Eligible Excess Preemptive Rightholder by (y) the total number of outstanding shares of Common Stock of the Corporation then owned by all Eligible Excess Preemptive Rightholders who elected to purchase Excess New Securities (excluding, in the case of both clauses (x) and (y), shares of Common Stock of the Corporation issued or issuable to a Preemptive Rightholder pursuant to an Equity Incentive Plan). The right of each such Preemptive Rightholder to purchase the Excess New Securities under the immediately preceding sentence shall be exercisable by delivering written notice of the exercise thereof, within five (5) Business Days following the date of the Excess New Securities Notice, to the Corporation or its applicable Subsidiary, which notice shall state the amount of Excess New Securities that such Preemptive Rightholder elects to purchase pursuant to this Section 7(b)(iii). The failure of a Preemptive Rightholder to respond within such five (5) Business Day period shall be deemed to be a waiver of such Preemptive Rightholder’s rights under this Section 7(b)(iii); provided, that each Preemptive Rightholder may waive its rights under this Section 7(b)(iii) prior to the expiration of such five (5) Business Day period by giving written notice to the Corporation or the applicable Subsidiary.

(c) Specified Issuance. Notwithstanding the requirements of Section 7(a), the Corporation or its applicable Subsidiary may proceed with an issuance of New Securities that would otherwise be subject to Section 7(a) prior to having complied with the provisions of Section 7(a) (such issuance, a “Specified Issuance”) if the Board reasonably determines in good faith that the delay in the issuance of such New Securities caused by compliance with the provisions of Section 7(a) would reasonably be expected to adversely affect the Corporation; provided, that the Corporation shall (or shall cause its applicable Subsidiary to):

(i) provide to each Preemptive Rightholder as of the date of the Specified Issuance prompt written notice of such Specified Issuance;

(ii) within a reasonable period of time (but in any event not more than thirty (30) days following such Specified Issuance), offer to all Preemptive Rightholders, in writing (such offer, the “Specified Issuance Offer”), to either (A) issue to each Preemptive Rightholder its Proportionate Percentage of the New Securities or (B) cause the initial purchaser (the “Subject Purchaser”) who received New Securities in such Specified Issuance to sell to each Preemptive Rightholder its Proportionate Percentage of the New Securities (it being understood that each

Holder hereby agrees to effect any sale so requested by the Corporation in accordance with this Section 7(c)(ii)(B)), in each case, at the same price and on the same terms and conditions with respect to such New Securities as the Subject Purchaser received in such Specified Issuance (provided that, for the avoidance of doubt, the Board shall determine, on a Specified Issuance by Specified Issuance basis, whether the applicable Specified Issuance Offer shall comply with subclause (A) or (B) of this Section 7(c)(ii)); and

(iii) keep such offer open for a period of no less than ten (10) Business Days, during which period, each Preemptive Rightholder may accept such offer by sending a written notice of exercise to the Corporation or its applicable Subsidiary committing to purchase in accordance with the procedures set forth in Section 7(b), an amount of such New Securities (not to exceed the amount specified in the offer made pursuant to Section 7(c)(ii));

provided, further, that (A) for all purposes under this Agreement, any issuance of New Securities to a Preemptive Rightholder pursuant to this Section 7(c) shall be deemed to have occurred on the date of the consummation of such Specified Issuance and (B) during the period commencing on the consummation of such Specified Issuance and ending on the earlier of (x) the consummation of the issuance of New Securities to a Preemptive Rightholder pursuant to this Section 7(c) and (y) the expiration of the ten (10)-Business Day period specified in clause (iii) above, the New Securities issued pursuant to this Section 7(c) shall not be taken into account in calculating the Proportionate Percentage of any Holder for any purposes under this Agreement.

(d) Closing. The closing of the purchase of New Securities subscribed for by the Preemptive Rightholders under (i) Section 7(b) shall be held at the executive office of the Corporation at 11:00 a.m., local time, on (a) the fifteenth (15th) Business Day after the giving of the New Issuance Notice pursuant to Section 7(a), if the Preemptive Rightholders (in aggregate) elect to purchase all of the New Securities under Section 7(b), or (b) the date of the closing of the sale to the Subject Purchaser made pursuant to Section 7(a) if the Preemptive Rightholders elect to purchase some, but not all, of the New Securities under Section 7(b), (ii) Section 7(c) shall be held at the executive office of the Corporation at 11:00 a.m., local time, on the fifteenth (15th) Business Day after the date of the offer specified under Section 7(c)(ii), or (iii) in relation to both clauses (i) and (ii), at such other time and place as the parties to the transaction may reasonably agree. At such closing, the Corporation shall (or shall cause its applicable Subsidiary to) deliver certificates (to the extent that the Corporation or its applicable Subsidiary has determined that such New Securities will be represented by certificated shares) representing the New Securities to the participating Preemptive Rightholders, and such New Securities shall be issued free and clear of all liens (other than those arising hereunder or pursuant to applicable law and those attributable to actions by the purchasers thereof) and the Corporation shall (or shall cause its applicable Subsidiary to) so represent and warrant, and further represent and warrant that such New Securities shall be, upon issuance thereof to the Preemptive Rightholders and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. Each Preemptive Rightholder purchasing the New Securities shall deliver at the closing payment in full in immediately available funds for the New Securities purchased by him, her or it. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary to effectuate the closing. Notwithstanding the foregoing, if the closing of a sale or issuance of New Securities is not consummated within a six (6)-month period (plus such number of additional days (if any) necessary to allow the expiration or termination of all waiting periods under antitrust laws applicable to such sale) after the date upon which the New Issuance Notice is delivered or if the principal terms of such sale change such that the terms are, in the aggregate, less favorable in any material respect to the Preemptive Rightholders than those in the New Issuance Notice, then the restrictions provided for herein shall again become effective, and no issuance or sale of New Securities may be made thereafter by the Corporation or its applicable Subsidiary without again offering the same to the Preemptive Rightholders in accordance with this Section 7. Notwithstanding any other provision of this Section 7, there shall be no liability on the part of the Corporation, any of its Subsidiaries or any Holder to any Preemptive Rightholder arising from the failure of the Corporation or its applicable Subsidiary to consummate the sale of New Securities for any reason.

(e) Assignment of Preemptive Rights. The rights contained in this Section 7 may be assigned or otherwise conveyed to one (1) or more of the applicable Preemptive Rightholder’s controlled Affiliates who, in each case, are Accredited Investors; provided, that such assignment or conveyance is effected in compliance with the terms and conditions of this Agreement applicable to the assignment or Transfer of outstanding shares of Common Stock of the Corporation.

(f) For purposes of clarity, the preemptive rights contemplated by this Section 7 shall not apply to any Excluded Issuances.

8.	Miscellaneous.

(a) Termination. This Agreement (other than Sections 3(b) and 6 and this Section 8 and their respective defined terms) shall terminate automatically and be of no further force and effect upon the earlier to occur of (i) such time as there is only one Holder or (ii) immediately prior to the effectiveness of an Initial Public Offering. Notwithstanding anything contained in Section 3(a) to the contrary, during any period when (A) the Corporation is subject to, and in compliance with, periodic reporting obligations under the Exchange Act and (B) the Corporation’s securities are listed for public trading on a stock exchange, the Corporation’s obligations under Section 3(a) shall be deemed suspended and of no force and effect.

(b) Remedies. In the event of a breach by the Corporation or a Holder of any of its obligations under this Agreement, the Corporation or the Holder, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. Each of the Parties agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement, to the maximum extent permitted by any applicable law, and further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate and shall waive any requirement for the posting of a bond, in each case to the maximum extent permitted by any applicable law. No failure or delay by any Person in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c) Amendment; Modification; Waivers. This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Corporation and the Requisite Majority; provided that, in addition to and without limiting the foregoing, (i) no amendment to this Agreement may disproportionately and adversely affect a Holder of a class of capital stock of the Corporation relative to other Holders of such class of capital stock of the Corporation without such Holder’s prior written consent, (ii) any amendment to Sections 5(a), 5(b) or 7 that is adverse to any Holder of Designated Shares shall require the prior written consent of the Requisite Supermajority, and (iii) any amendment to any of clauses (ii) and (iii) of this Section 8(c) shall require the prior written consent of the specific Holder(s) or Person(s) referred to in such clause; provided, however, that the Corporation may amend this Agreement without the consent of any Holder (A) so long as such amendment is ministerial in nature to correct errors or cure ambiguities; or (B) in connection with the issuance of a new class of capital stock of the Corporation issued pursuant to and in accordance with Section 7, including to set forth the rights, preferences and privileges of the holders of such new class of capital stock; provided, further, that, as provided in Section 8(o), the provisions hereof shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the Reorganization Date, in each case, without the consent of any Holders. Any amendment or waiver must specifically reference this Agreement, specify the provision(s) hereof that it is intended to amend or waive and further specify that it is intended to amend or waive such provision(s). The Corporation shall give prompt written notice of any amendment or waiver hereunder to any Holder that did not consent in writing thereto.

(d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) upon delivery, if served by personal delivery upon the Person for whom it is intended, (ii) on the third (3rd) Business Day after the date mailed if delivered by registered or certified mail, return receipt requested, postage prepaid, (iii) on the following Business Day if delivered by a nationally recognized, overnight, air courier or (iv) when delivered or, if sent after the Close of Business, on the following Business Day if sent by email, in each case, to the address set forth on such Person’s signature page hereto or to such other address as may be designated in writing, in the same manner, by such Person.

(e) Governing Law; Forum. This Agreement and all disputes or controversies arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to principles of conflicts of laws. Each of the Corporation and each Holder agrees that it shall bring any litigation with respect to any claim arising out of or related to this Agreement, exclusively in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the state and federal courts in the State of Delaware) (together with the appellate courts thereof, the “Chosen Courts”). In connection with any claim arising out of or related to this Agreement, each of the Corporation and each Holder hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection that such Person may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or as not having jurisdiction over either the Corporation or the Holder, (iv) agrees that service of process in any such action or proceeding shall be effective if notice is given in accordance with Section 8(d), although nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law and (v) agrees not to seek a transfer of venue on the basis that another forum is more convenient. Notwithstanding anything herein to the contrary, (A) nothing in this Section 8(e) shall prohibit any party from seeking or obtaining orders for conservatory or interim relief from any court of competent jurisdiction and (B) each of the Corporation and each Holder agrees that any judgment issued by a Chosen Court may be recognized, recorded, registered or enforced in any jurisdiction in the world and waives any and all objections or defenses to the recognition, recording, registration or enforcement of such judgment in any such jurisdiction.

(f) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives, permitted assigns and Approved Transferees. The Corporation shall cause any successor or assign (whether by merger, consolidation, sale of assets or otherwise) to assume the obligations of the Corporation under this Agreement or enter into a new agreement with the parties hereto on terms substantially the same as this Agreement as a condition of any such transaction.

(g) Waiver of Trial by Jury. EACH OF THE CORPORATION AND EACH HOLDER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PERSON HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PERSON MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE CORPORATION AND EACH HOLDER CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PERSON UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PERSON MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PERSON HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(h) Severability. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction; provided, however, that if any one or more of the provisions contained in this Agreement shall be determined to be excessively broad as to activity, subject, duration or geographic scope, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable under applicable law.

(i) Business Days. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a day other than a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

(j) Entire Agreement. This Agreement, together with the Certificate of Incorporation and By-laws, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior contracts or agreements with respect to the subject matter hereof and supersedes any and all prior or contemporaneous discussions, agreements and understandings, whether oral or written, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

(k) Execution of Agreement; Counterparts. This Agreement may be executed and delivered (by facsimile, by electronic mail in portable document format (.pdf), by DocuSign or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.

(l) Determination of Ownership. In determining ownership of capital stock of the Corporation hereunder for any purpose, the Corporation may rely solely on the records of the transfer agent for the capital stock of the Corporation from time to time, or, if no such transfer agent exists, the Corporation’s stock ledger.

(m) No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Holders may be partnerships or limited liability companies, each Holder covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any of the Corporation’s or any Holder’s former, current or future direct or indirect equity holders, controlling Persons, shareholders, directors, officers, employees, agents, Affiliates, members, financing sources, managers, general or limited partners or assignees (and collectively, the “Non-Recourse Parties”), in each case other than the Corporation, the Holders or any of their successors and permitted assigns under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Non-Recourse Parties, as such, for any obligation or liability of the Corporation or the Holders under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation.

(n) Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Person (other than Section 8(m), of which each Non-Recourse Party is an express third-party beneficiary) other than the Corporation and the Holders, and their respective successors and permitted assigns, any rights, benefits or remedies of any nature whatsoever.

(o) Recapitalizations, Exchanges, etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to (i) the shares of capital stock of the Corporation, (ii) any and all securities into which shares of capital stock of the Corporation are converted, exchanged or substituted in any recapitalization or other capital reorganization by the Corporation and (iii) any and all equity securities of the Corporation or any successor or assign of the Corporation (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in conversion of, in exchange for or in substitution of, the shares of capital stock of the Corporation and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the Reorganization Date.

(p) Headings; Section References. All heading references contained in this Agreement are for convenience purposes only and shall not be deemed to limit or affect any of the provisions of this Agreement.

(q) No Other Relationships. Nothing contained herein or in any other agreement delivered pursuant hereto or thereto shall be construed to create any agency relationship among the Holders. No Holder shall owe any fiduciary duties to the Corporation or to any other Holder by virtue of this Agreement. To the extent that at law or in equity, a Holder has duties (including fiduciary duties) and liabilities relating thereto to the Corporation or any other Holder, a Holder acting under this Agreement shall not be liable to the Corporation or to any Holder for its good faith reliance on the provisions of this Agreement (including this Section 8(q)). The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Holder otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Holder.

(r) Waiver of Certain Damages. To the extent permitted by applicable law, each Party agrees not to assert, and hereby waives, any claim against any other Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any of the transactions contemplated hereby.

(s) Use of Holder’s Name. Other than as may be requested or required by applicable law, rule or regulation (including any applicable listing exchange rules or requirements), neither the Corporation, its Affiliates nor any of their respective Representatives shall issue any press releases or other public disclosure using the name of any Holder or any of its Affiliates without such Holder’s prior written consent; provided, however, the exceptions set forth in Section 3(b) shall apply mutatis mutandis to the Corporation, its Affiliates or their respective Representatives with respect to the disclosure of the name of a Holder or any of its Affiliates (in any press release, other public disclosure or otherwise) as if the name of such Holder or any of its Affiliates were “Confidential Information” (as defined herein).

(t) Governing Documents. It is the intention of the Parties that in the event of any conflict between the terms and provisions of this Agreement and those contained in the Certificate of Incorporation, the By-laws or other similar governing documents of the Corporation, the terms and provisions of the Certificate of Incorporation shall govern and control to the maximum extent permitted by applicable law. In the event of any such conflict, each Holder shall vote (or cause to be voted or provide consent with respect to) all of such Holder’s Common Stock and any other voting securities of the Corporation over which such Holder has voting control and shall take all other necessary or desirable actions within such Holder’s control (including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings) to cause this Agreement and/or the By-laws or other similar governing documents of the Corporation, as applicable, to be amended to conform the terms and provisions thereof with the terms and provisions of the Certificate of Incorporation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholders’ Agreement as of the date first written above.

CORPORATION:

CANO HEALTH, INC., a Delaware corporation

By:
Name:
Title:

Address for Notices:

with a copy (which shall not constitute notice):

EXHIBIT A

Form of Joinder

The undersigned hereby agrees, effective as of the date set forth below, to become a party to that certain Shareholders’ Agreement (as amended, restated and modified from time to time, the “Agreement”), dated as of [__________], 2024, by and among Cano Health, Inc., a Delaware corporation (the “Corporation”), and the shareholders of the Corporation. The undersigned hereby pursuant to this joinder (this “Joinder”) agrees to be bound by all of the terms of the Agreement and shall hereafter be deemed to be, for all purposes of the Agreement, a party to the Agreement and a “Holder” (as defined in the Agreement). This Joinder and all disputes or controversies arising out of or relating to this Joinder shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to principles of conflicts of laws.

[ ]

By:
Name:
Title:
Date:

Address:

Attention:
Email:

with a copy (which shall not constitute notice) to:

Attention:
Email:

Exhibit A-3

Charter

IMPORTANT NOTE:

THIS DRAFT REMAINS SUBJECT TO CONTINUING NEGOTIATION, AND THUS IS SUBJECT TO MATERIAL SUBSTANTIVE CHANGE AND THE FINAL VERSION MAY CONTAIN MATERIAL DIFFERENCES. FOR THE AVOIDANCE OF DOUBT, NO PARTY HAS CONSENTED TO THIS VERSION AS THE FINAL FORM, AND ALL PARTIES RESERVE THEIR RESPECTIVE RIGHTS WITH RESPECT TO THIS DOCUMENT AND ANY RELATED DOCUMENTS.

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CANO HEALTH, INC.

The name of the corporation is Cano Health, Inc. (the “Corporation”). The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on June 3, 2021 (the “Certificate of Incorporation”). This Amended and Restated Certificate of Incorporation of the Corporation, which amends, restates and integrates and also further amends the provisions of the Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”). The Certificate of Incorporation is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is Cano Health, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is, The Corporation Trust Company.

ARTICLE III

PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL. The Corporation is to have a perpetual existence.

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of stock that the Corporation shall have authority to issue is [      ] shares, consisting solely of [      ] shares of a single class of common stock, par value $0.0001 per share (“Common Stock”).

The number of authorized shares of the Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any shares of Common Stock voting separately as a class shall be required therefor.

The stockholders of the Corporation (the “Holders”) shall be entitled to receive dividends to the extent permitted by law when, as and if declared by the Board of Directors of the Corporation (the “Board”).

The Corporation shall not issue any non-voting equity securities to the extent prohibited by Section 1123(a)(6) of Title 11 of the United States Code (the “Bankruptcy Code”) as in effect as of the date hereof; provided, however, that the foregoing restriction (A) shall have such force and effect only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation, (B) shall not have any further force or effect beyond that required under Section 1123(a)(6), and (C) may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

ARTICLE V

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

Section 1. Except as otherwise provided in this Amended and Restated Certificate of Incorporation and the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. The number of directors which shall constitute the whole Board shall be fixed exclusively by one (1) or more resolutions adopted from time to time by the Board. Except as otherwise expressly provided by the Amended and Restated By-laws of the Corporation (as the same may be amended and/or restated from time to time, the “By-laws”) or delegated by resolution of the Board, the Board shall have the exclusive power and authority to appoint and remove officers of the Corporation.

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Section 2. On and after the date hereof the number of seats on the Board shall be six (6) and each of the following individuals will be elected to serve as directors of the Board in accordance with the terms and conditions of this Amended and Restated Certificate of Incorporation and the By-laws:

(A) the individual then serving as the Chief Executive Officer of the Corporation (the “CEO Director”), who shall initially be Mark Kent (provided, that if for any reason the CEO Director shall cease to serve as the Chief Executive Officer of the Corporation, each of the Holders shall promptly vote their respective Designated Shares (i) to remove the former Chief Executive Officer of the Corporation from the Board if such individual has not resigned as a member of the Board; and (ii) to elect such individual’s replacement as Chief Executive Officer of the Corporation as the new CEO Director);

(B) two (2) individuals designated by [Nut Tree] (together with its Affiliates, “Nut Tree”) so long as Nut Tree holds a number of Designated Shares equal to or greater than fifteen percent (15%) of the Designated Shares (the “First Nut Tree Threshold”), who shall initially be [Eric Hsiao] and [      ]1 (such directors, the “Nut Tree Directors”); provided, that in the event that Nut Tree ceases to maintain the First Nut Tree Threshold but holds at least eight percent (8%) (the “Required Holding Threshold”) of the Designated Shares, Nut Tree shall only be entitled to designate one (1) Nut Tree Director; and provided, further, that, in the event that Nut Tree ceases to maintain the Required Holding Threshold, Nut Tree shall not be entitled to designate any Nut Tree Directors;

(C) one (1) individual designated by [Anchorage] (together with its Affiliates, “Anchorage”) so long as Anchorage holds a number of Designated Shares equal to or greater than the Required Holding Threshold (the “Anchorage Director”), such individual to be designated at a future date; provided, that, in the event that Anchorage ceases to maintain the Required Holding Threshold, Anchorage shall not be entitled to designate any Anchorage Director;

(D) one (1) individual designated by [Arini] (together with its Affiliates, “Arini”) so long as Arini holds a number of Designated Shares equal to or greater than the Required Holding Threshold (the “Arini Director”), such individual to be designated at a future date; provided, that, in the event that Arini ceases to maintain the Required Holding Threshold, Arini shall not be entitled to designate any Arini Director; and

(E) one (1) individual designated by [Diameter] (together with its Affiliates, “Diameter”) so long as Diameter holds a number of Designated Shares equal to or greater than the Required Holding Threshold (the “Diameter Director”), such individual to be designated at a future date; provided, that, in the event that Diameter ceases to maintain the Required Holding Threshold, Diameter shall not be entitled to designate any Diameter Director.

Section 3. From time to time following the date hereof, Anchorage, Arini and Diameter shall each be entitled, by written notice to the Board, to designate the individuals who shall serve as the Anchorage Director, Arini Director and Diameter Director, respectively, and following the delivery of such written notice such vacancies shall be filled by such designated individual in accordance with Section 6 of this Article V.

[1]	Note to Draft: Draft assumes that a third director will be determined before the Effective Date; Board mechanics subject to change in the event a third director is not identified.

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Section 4. Notwithstanding anything to the contrary in the By-laws:

(A) (i) for so long as Nut Tree maintains the First Nut Tree Threshold, neither Nut Tree Director may be removed from the Board unless Nut Tree shall have first provided written notice to the Board (which may be provided or withheld in its sole discretion); provided, that in the event that Nut Tree ceases to maintain the First Nut Tree Threshold, Nut Tree shall cause one (1) Nut Tree Director to resign from the Board, without any further action by the Board or any other Person, and the resulting vacancy shall be filled by an individual elected by the Requisite Majority; and provided, further, that, in the event that Nut Tree ceases to maintain the Required Holding Threshold, Nut Tree shall cause the remaining Nut Tree Director to resign from the Board, without any further action by the Board or any other Person, and the resulting vacancy shall be filled by an individual elected by the Requisite Majority;

(B) for so long as Anchorage maintains the Required Holding Threshold, the Anchorage Director may not be removed from the Board unless Anchorage shall have first provided written notice to the Board (which may be provided or withheld in its sole discretion); provided, that, in the event that Anchorage ceases to maintain the Required Holding Threshold, Anchorage shall cause the Anchorage Director to resign from the Board, without any further action by the Board or any other Person, and the resulting vacancy shall be filled by an individual elected by the Requisite Majority.

(C) for so long as Arini maintains the Required Holding Threshold, the Arini Director may not be removed from the Board unless Arini shall have first provided written notice to the Board (which may be provided or withheld in its sole discretion); provided, that, in the event that Arini ceases to maintain the Required Holding Threshold, Arini shall cause the Arini Director to resign from the Board, without any further action by the Board or any other Person, and the resulting vacancy shall be filled by an individual elected by the Requisite Majority;

(D) for so long as Diameter maintains the Required Holding Threshold, the Diameter Director may not be removed from the Board unless Diameter shall have first provided written notice to the Board (which may be provided or withheld in its sole discretion); provided, that, in the event that Diameter ceases to maintain the Required Holding Threshold, Diameter shall cause the Diameter Director to resign from the Board, without any further action by the Board or any other Person, and the resulting vacancy shall be filled by an individual elected by the Requisite Majority;

(E) the CEO Director may not be removed from the Board during the term of his or her employment as the Chief Executive Officer of the Corporation; and

(F) any director other than the CEO Director and the Representative Directors may be removed from the Board with or without cause by the affirmative vote of the Requisite Majority.

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Section 5. Notwithstanding anything to the contrary in the By-laws, but subject in all cases to the directors’ fiduciary duties:

(A) (i) for so long as Nut Tree maintains the First Nut Tree Threshold any vacancy on the Board resulting from the death, resignation, removal or otherwise of any Nut Tree Director shall be filled by an individual designated by Nut Tree; and (ii) in the event that Nut Tree ceases to maintain the First Nut Tree Threshold but continues to maintain the Required Holding Threshold, any vacancy on the Board resulting from the death, resignation, removal or otherwise of the remaining Nut Tree Director shall be filled by an individual designated by Nut Tree;

(B) for so long as Anchorage maintains the Required Holding Threshold, any vacancy on the Board resulting from the death, resignation, removal or otherwise of the Anchorage Director shall be filled by an individual designated by Anchorage;

(C) for so long as Arini maintains the Required Holding Threshold, any vacancy on the Board resulting from the death, resignation, removal or otherwise of the Arini Director shall be filled by an individual designated by Arini;

(D) for so long as Diameter maintains the Required Holding Threshold, any vacancy on the Board resulting from the death, resignation, removal or otherwise of the Diameter Director shall be filled by an individual designated by Diameter; and

(E) any vacancy on the Board resulting from the death, resignation, removal or otherwise of any director other than the CEO Director and the Representative Directors shall be filled by an affirmative vote of the Requisite Majority (and the Requisite Majority shall be entitled to elect a replacement director to serve in the seat held by such removed director until the next election of directors).

Section 6. The directors of the Corporation need not be elected by written ballot unless the By-laws so provide.

Section 7. Except as may otherwise be set forth in the resolution or resolutions of the Board, cumulative voting in the election of directors is specifically denied.

ARTICLE VI

STOCKHOLDERS

Section 1. In addition to any affirmative vote of the holders of any particular class or series of stock required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the Requisite Majority shall be required in order for the Corporation to take any of the following actions:

(A) other than in connection with a Drag-Along Sale (as defined in the Shareholders’ Agreement), in one (1) transaction or a series of related transactions, the entering into of any agreement with respect to or the consummation of (i) any reorganization, merger, share or unit exchange, consolidation, other business combination or joint venture between the Corporation and its Subsidiaries, on the one hand, and a third party, on the other hand, that results in a change of control of the Corporation, or (ii) any material acquisition, investment, transfer, disposition of assets (including the equity securities of another Person) or material recapitalization or restructuring that results in a change of control of the Corporation;

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(B) the completion of an initial public offering by the Corporation or the listing of any securities of the Corporation with a stock exchange requiring registration under Section 12(b) of the Exchange Act; and

(C) make any change to the tax elections of the Corporation or any of its Subsidiaries.

Section 2. Any action required or permitted to be taken by the Holders may be effected at a duly called annual or special meeting of the Holders or may be taken by consent of the Holders in lieu of a meeting.

Section 3. Special meetings of the Holders may be called, for any purpose or purposes, at any time by a resolution adopted by the affirmative vote of the majority of the then-serving members of the Board or holders of at least twenty-five percent (25%) of the Designated Shares, and in the event of a request by the holders of Designated Shares any such special meeting shall occur within sixty (60) days of such request.

Section 4. Advance notice of Holders nominations for the election of directors and of other business proposed to be brought by Holders before any meeting of the Holders shall be given in the manner provided in the By-laws of the Corporation.

ARTICLE VII

LIABILITY AND INDEMNIFICATION

Section 1. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or the Holders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the Holders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law of the State of Delaware as so amended, automatically and without further action, upon the date of such amendment. Any alteration, amendment, addition to or repeal of this Section 1 of Article VII, adoption of any provision of this Certificate inconsistent with this Section 1 of Article VII, or, to the fullest extent permitted by the DGCL, any modification of law, shall be prospective only and shall not reduce, eliminate or adversely affect any right or protection of a director of the Corporation existing at the time of such alteration, amendment, addition to, repeal, adoption or modification with respect to acts or omissions occurring prior to such alteration, amendment, addition to, repeal, adoption or modification. All references in this Section 1 of Article VII to “directors” or “officer” shall have the meaning ascribed to such term in Section 102(b)(7) of the DGCL.

Section 2. The Corporation, to the fullest extent permitted by law, shall indemnify and advance expenses to any Person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation or any predecessor of the Corporation, or, while serving as a director or officer of the Corporation, serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

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Section 3. The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation.

Section 4. Neither any amendment nor repeal of this Article VII, nor the adoption by amendment of this Amended and Restated Certificate of Incorporation of any provision inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

ARTICLE VIII

FORUM

Section 1. Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or Holder to the Corporation or to the Holders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the By-laws or this Amended and Restated Certificate of Incorporation (as either may be amended and/or restated from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and

(b) subject to the preceding provisions of this Article VIII, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any Holder, such Holder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such Holder.

Section 2. Any Person purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article VIII. Notwithstanding the foregoing, the provisions of this Article VIII shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

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ARTICLE IX

CORPORATE OPPORTUNITIES

Section 1. In recognition and anticipation that members of the Board who are not employees of the Corporation (“Non-Employee Directors”), and their respective Affiliates, may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors and their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors and Holders in connection therewith.

Section 2. Subject in all respects to Section 3 of this Article IX, no Non-Employee Director (together with any Designating Holder(s) employing a Non-Employee Director, collectively, “Identified Persons,” and each, an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its Holders or to any Affiliate of the Corporation for breach of any fiduciary or other duty solely by reason of the fact that such Identified Person engages in any such activities.

Section 3. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of an Identified Person, unless such matter, transaction or interest (A) could reasonably benefit the Corporation and/or its Subsidiaries based upon (i) the business plan of the Corporation in effect at the time such opportunity is presented to, or acquired, created or developed by, or otherwise comes into the possession of, such Identified Person and (ii) the business lines in which the Corporation is operating at such time and (B) is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Non-Employee Director expressly, solely and directly in such person’s official capacity as a director of the Corporation while such Identified Person is performing services in such capacity; provided, that, other than any Designating Holder that is also an Identified Person, no Holders shall be restricted from pursuing any corporate opportunities of any nature, unless any such Holder is also a director of the Corporation.

Section 4. Any alteration, amendment, addition to or repeal of this Article IX, adoption of any provision of this Certificate inconsistent with this Article IX, or, to the fullest extent permitted by the DGCL, any modification of law, shall be prospective only and shall not reduce, eliminate or adversely affect any right or protection of a director of the Corporation existing at the time of such alteration, amendment, addition to, repeal, adoption or modification with respect to acts or omissions occurring prior to such alteration, amendment, addition to, repeal, adoption or modification.

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ARTICLE X

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

Section 1. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by this Amended and Restated Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon Holders, directors or any other persons herein are granted by and pursuant to this Amended and Restated Certificate of Incorporation in its current form or as hereafter amended are granted subject to the rights reserved in this Article X. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of stock required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the Requisite Majority shall be required to alter, amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation; provided, that, in addition to and without limiting the foregoing, (A) no amendment to this Amended and Restated Certificate of Incorporation may disproportionately and adversely affect a holder of a class of capital stock of the Corporation relative to other holders of such class of capital stock of the Corporation without such holder’s prior written consent, (B) any amendment to Article V regarding a Designating Holder’s right to nominate one (1) or more Representative Directors shall require the prior written consent of the applicable Designating Holder and (C) any amendment to Section 3 of Article V shall require the prior written consent of each of Nut Tree, Anchorage, Arini and Diameter.

Section 2. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the By-laws. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of stock required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the Requisite Majority shall be required in order for the Holders to alter, amend or repeal, in whole or in part, any provision of the By-laws or to adopt any provision inconsistent therewith.

ARTICLE XI

DGCL SECTION 203

Section 1. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XII

MISCELLANEOUS

If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

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ARTICLE XIII

INTERPRETATION

For as long as the Shareholders’ Agreement remains in effect, in the event of any conflict between the terms and provisions of this Amended and Restated Certificate of Incorporation and those contained in the Shareholders’ Agreement, the terms and provisions of the Shareholders’ Agreement shall govern and control, except as provided otherwise by mandatory provisions of the DGCL.

ARTICLE XIV

DEFINITIONS

As used in this Amended and Restated Certificate of Incorporation, except as otherwise expressly provided herein and unless the context requires otherwise, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for clarity, an investment fund, vehicle or account shall be deemed to be an Affiliate of all other investment funds, vehicles and accounts under common management, directly or indirectly, with such Person); provided, that, for purposes of this Amended and Restated Certificate of Incorporation, no Holder shall be deemed an Affiliate of the Corporation or any of its Subsidiaries.

“Bankruptcy Code” means the title 11 of the United States Code, as amended from time to time.

“Designated Shares” means, as of any particular date of determination, the outstanding shares of Common Stock as of such date, excluding (a) any restricted stock, restricted stock units, options and other equity-based awards (and any shares of Common Stock issuable in exchange therefor) issued or granted pursuant to an Equity Incentive Plan (as defined in the Shareholders’ Agreement) and (b) any shares of Common Stock underlying unexercised GUC Warrants (as defined in the Shareholders’ Agreement).

“Designating Holder” means:

(A) with respect to (i) both Nut Tree Directors, Nut Tree for so long as it maintains the First Nut Tree Threshold and (ii) one (1) Nut Tree Director, Nut Tree for so long as it maintains the Required Holding Threshold;

(B) with respect to the Anchorage Director, Anchorage for so long as it maintains the Required Holding Threshold;

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(C) with respect to the Arini Director, Arini for so long as it maintains the Required Holding Threshold; and

(D) with respect to the Diameter Director, Diameter for so long as it maintains the Required Holding Threshold.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations).

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Representative Directors” means the Nut Tree Director(s), the Anchorage Director, the Arini Director, and the Diameter Director.

“Requisite Majority” means the affirmative vote of Holders holding not less than a majority of the Designated Shares.

“Shareholders’ Agreement” means that certain Shareholders’ Agreement, dated as of the date hereof, by and among the Corporation and the Holders.

“Subsidiary” means, with respect to any Person, (a) a corporation a majority of whose outstanding shares of capital stock or other equity securities with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one (1) or more subsidiaries of such Person or by such Person and one (1) or more subsidiaries of such Person, and (b) any other Person (other than a corporation) in which such Person, one (1) or more subsidiaries of such Person or such Person and one (1) or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of the directors or other governing body of such Person.

* * * *

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IN WITNESS WHEREOF, Cano Health, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this [  ] day of [       ], 2024.

Cano Health, Inc.

By:
Name:
Title:

Signature Page to Cano - AR Charter

Exhibit A-4

Bylaws

Amended and Restated By-laws of

Cano Health, Inc.

(a Delaware corporation)

IMPORTANT NOTE:

THIS DRAFT REMAINS SUBJECT TO CONTINUING NEGOTIATION, AND THUS IS SUBJECT TO MATERIAL SUBSTANTIVE CHANGE AND THE FINAL VERSION MAY CONTAIN MATERIAL DIFFERENCES. FOR THE AVOIDANCE OF DOUBT, NO PARTY HAS CONSENTED TO THIS VERSION AS THE FINAL FORM, AND ALL PARTIES RESERVE THEIR RESPECTIVE RIGHTS WITH RESPECT TO THIS DOCUMENT AND ANY RELATED DOCUMENTS.

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5.4	Removal and Resignation of Officers	18
5.5	Vacancies in Offices	18
5.6	Representation of Shares of Other Corporations	18
5.7	Authority and Duties of Officers	18

Article VI—Records		19

Article VII—General Matters		19
7.1	Execution of Corporate Contracts and Instruments	19
7.2	Stock Certificates	19
7.3	Lost Certificates	19
7.4	Shares Without Certificates	20
7.5	Construction; Definitions	20
7.6	Fiscal Year	20
7.7	Seal	20
7.8	Transfer of Stock	20
7.9	Stock Transfer Agreements	20
7.10	Registered Stockholders	21
7.11	Waiver of Notice	21

Article VIII—Notice		21
8.1	Delivery of Notice; Notice by Electronic Transmission	21

Article IX—Indemnification		22
9.1	Indemnification of Directors and Officers	22
9.2	Indemnification of Others	23
9.3	Claims for Indemnification	23
9.4	Prepayment of Expenses	24
9.5	Indemnification for Successful Defense	24
9.6	Determination; Claim	24
9.7	Non-Exclusivity of Rights	24
9.8	Insurance	25
9.9	Other Indemnification	25
9.10	Continuation of Indemnification	25
9.11	Amendment or Repeal; Interpretation; Severability	25

Article X—Amendments		26
Article XI—Forum		26
Article XII—SEVERABILITY		27
Article XIII—Interpretation		27
Article XIV—Definitions		27

ii

Amended and Restated By-laws of

Cano Health, Inc.

ARTICLE I - CORPORATE OFFICES

1.1 Registered Office.

The address of the registered office of Cano Health, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s Amended and Restated Certificate of Incorporation, as in effect on the date hereof, and as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

ARTICLE II - MEETINGS OF STOCKHOLDERS

2.1 Place of Meetings.

Meetings of stockholders shall be held at such place, if any, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

2.3 Special Meetings.

Special meetings of the stockholders may be called only by such Persons and only in such manner as set forth in the Certificate of Incorporation. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4 Notice of Business to be Brought Before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the chairperson of the Board (the “Chairperson”), or (c) otherwise properly brought before the meeting by a stockholder present in person who (A)(1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the Corporation’s notice of meeting given by or at the direction of the Person calling the meeting pursuant to Section 2.3 of these By-laws. For purposes of this Section 2.4 of these By-laws, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other Person authorized by a writing executed by such stockholder or an Electronic Transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such Person must produce such writing or Electronic Transmission, or a reliable reproduction of the writing or Electronic Transmission, at the meeting of stockholders. Stockholders seeking to nominate individuals for election to the Board must comply with Sections 2.5 and 2.6 of these By-laws, and this Section 2.4 shall not be applicable to nominations except as expressly provided in Sections 2.5 and 2.6 of these By-laws.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the one (1)-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

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(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided, that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any Affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any Affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any Affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the

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percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (G) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these By-laws on behalf of a beneficial owner; and

(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the By-laws, the language of the proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other Person or entity (including their names) in connection with the proposal of such business by such stockholder and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these By-laws on behalf of a beneficial owner.

(iv) For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made and (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(v) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) Business Days after the record date for stockholders entitled to vote at the meeting (in the case of the

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update and supplement required to be made as of such record date), and not later than eight (8) Business Days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) Business Days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other section of these By-laws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(vi) Notwithstanding anything in these By-laws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(vii) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4, with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(viii) For purposes of these By-laws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5 Notice of Nominations for Election to the Board.

(i) Nominations of any individual for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the Person calling such special meeting) may be made at such meeting only by or at the direction of the Designating Holders or, in the absence of a Designating Holder, the Requisite Majority (in such capacity, the “Nominating Person”).

(ii) Without qualification, for a stockholder to make any nomination of a one or more individuals for election to the Board at an annual meeting, the stockholder must (a) provide Timely Notice (as defined in Section 2.4(ii) of these By-laws) thereof in writing and in proper form to the Secretary of the Corporation, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.

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(iii) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the Person calling a special meeting, then for a stockholder to make any nomination of one or more individuals for election to the Board at a special meeting, the stockholder must (a) provide Timely Notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (b) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made. In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iv) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Nominating Person, the Stockholder Information (as defined in Section 2.4(iii)(a) of these By-laws) except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a);

(b) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(c) shall be made with respect to the election of directors at the meeting); and

(c) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in

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such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).

(v) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) Business Days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) Business Days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) Business Days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other section of these By-laws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination. In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

2.6 Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.

(i) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary at the principal executive offices of the Corporation, a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and, solely to the extent applicable, independence of such proposed nominee.

(ii) The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination.

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(iii) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five (5) Business Days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) Business Days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) Business Days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other section of these By-laws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(iv) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(v) Notwithstanding anything in these By-laws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6.

2.7 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these By-laws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with either Section 2.8 or Section 8.1 of these By-laws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

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2.8 Manner of Giving Notice; Affidavit of Notice.

Notice of any meeting of stockholders shall be deemed given:

(i) if mailed, when deposited in the U.S. mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records; or

(ii) if electronically transmitted as provided in Section 8.1 of these By-laws.

An affidavit of the Secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given by mail or by a form of Electronic Transmission, as applicable, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.9 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these By-laws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.10 of these By-laws until a quorum is present or represented.

2.10 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

2.11 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the Person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess

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and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other Persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.12 Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these By-laws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present for the election of directors, each nominee for election as a director in an Uncontested Election shall be elected if the number of votes cast for the nominee’s election exceeds the number of votes cast against the nominee’s election. In all director elections other than Uncontested Elections, the nominees for election as a director shall be elected by a plurality of the votes cast. For purposes of this Section 2.12, an “Uncontested Election” means any meeting of stockholders at which the number of candidates does not exceed the number of directors to be elected and with respect to which: (i) no stockholder has submitted notice of an intent to nominate a candidate for election at such meeting in accordance with Section 2.5 and Section 2.6; or (ii) such a notice has been submitted, and on or before the fifth (5th) Business Day prior to the date that the Corporation files its definitive proxy statement relating to such meeting with the Securities and Exchange Commission (regardless of whether thereafter revised or supplemented), the notice has been: (a) withdrawn in writing to the Secretary of the Corporation; (b) determined not to be a valid notice of nomination, with such determination to be made by the Board (or a committee thereof) pursuant to Section 2.5 and Section 2.6, or if challenged in court, by a final court order; or (iii) determined by the Board (or a committee thereof) not to create a bona fide election contest.

Except as otherwise provided by the Certificate of Incorporation, these By-laws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law, or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes) on such matter.

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2.13 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

To the extent stockholder action by written consent is permitted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board, (i) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.14 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another Person or Persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but, no such proxy shall be voted or acted upon after three (3) years from its date,

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unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of a telegram, cablegram or other means of Electronic Transmission which sets forth or is submitted with information from which it can be determined that the telegram, cablegram or other means of Electronic Transmission was authorized by the stockholder.

2.15 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided, that, the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.15 or to vote in person or by proxy at any meeting of stockholders.

2.16 Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one (1) or more Persons as alternate inspectors to replace any inspector who fails to act. If any Person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the chairperson of the meeting shall appoint a Person to fill that vacancy.

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Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such Persons to assist them in performing their duties as they determine.

ARTICLE III - DIRECTORS

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4 of these By-laws, directors shall hold office until the next election of directors and until his or her successor shall have been duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Directors need not be stockholders. The Certificate of Incorporation or these By-laws may prescribe qualifications for directors.

3.4 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by Electronic Transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. Upon their election to the Board, all Representative Directors shall submit a springing resignation in advance that shall be effective immediately, and without any further action by the Board, upon such time as the Designating Holder applicable to such Representative Director ceases to be a Designating Holder in accordance with the Certificate of Incorporation.

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Unless otherwise provided in the Certificate of Incorporation or these By-laws, whenever any vacancy shall have occurred on the Board, by reason of death, disability, resignation, or otherwise, such vacancy shall be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy on the Board shall hold office until the next election of directors and until his or her successor shall have been duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal.

3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these By-laws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in Person at the meeting.

3.6 Regular Meetings.

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board; provided, that the Board shall meet at least once every calendar quarter.

3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson, the Chief Executive Officer, the Secretary or a majority of the total number of directors constituting the Board (including, for the avoidance of doubt, any vacancies on the Board).

Notice of the time and place of special meetings shall be:

(i)	delivered personally by hand, by courier or by telephone;

(ii)	sent by United States first-class mail, postage prepaid;

(iii)	sent by facsimile or electronic mail; or

(iv)	sent by other means of Electronic Transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for Electronic Transmission, as the case may be, as shown on the Corporation’s records.

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If the notice is (a) delivered personally by hand, by courier or by telephone, (b) sent by facsimile or electronic mail or (c) sent by other means of Electronic Transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum.

(i) Prior to the date on which all initial vacancies on the Board that are set forth in the Certificate of Incorporation (the “Initial Vacancies”) are filled in accordance with the terms of the Certificate of Incorporation and of these By-laws:

(a) for so long as there are three (3) Initial Vacancies on the Board, one-third (1/3) of the total number of directors (including such vacancies) shall constitute a quorum for the transaction of business; and

(b) for so long as there are two (2) or one (1) Initial Vacancies on the Board, one-half (1/2) of the total number of directors (including such vacancies) shall constitute a quorum for the transaction of business.

(ii) On and following the date on which all Initial Vacancies are filled in accordance with the terms of the Certificate of Incorporation and of these By-laws, a majority of the total number of directors (including any vacancies) shall constitute a quorum for the transaction of business.

(iii) The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these By-laws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

3.9 Board Action by Written Consent without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these By-laws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by Electronic Transmission and the writing or writings or Electronic Transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

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3.10 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these By-laws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

ARTICLE IV - COMMITTEES

4.1 Committees of Directors.

The Board may designate one (1) or more committees, each committee to consist, of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these By-laws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings and meetings by telephone);

(ii) Section 3.6 (regular meetings); provided, committees shall not be required to meet at least once every calendar quarter;

(iii) Section 3.7 (special meetings and notice);

(iv) Section 3.9 (action without a meeting); and

(v) Section 7.11 (waiver of notice),

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with such changes in the context of those By-laws as are necessary to substitute the committee and its members for the Board and its members; provided, however, that:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board or by the chairperson of the applicable committee; and

(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided, that, such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

ARTICLE V - OFFICERS

5.1 Officers.

The officers of the Corporation shall include a Chief Executive Officer and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson and a vice chairperson of the Board from among its members, a chief financial officer, a treasurer, one (1) or more vice presidents, one (1) or more assistant vice presidents, one (1) or more assistant treasurers, one (1) or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these By-laws. Any number of offices may be held by the same Person.

The initial Chairperson shall be [      ]. Notwithstanding Section 3.8, the vote of a majority of the total number of directors (including any vacancies), taken at any meeting at which a quorum is present, shall be required for the election of the Chairperson; provided, however, that:

(i) for so long as there are three (3) Initial Vacancies on the Board, the vote of one-third (1/3) of the total number of directors (including such vacancies), taken at any meeting at which a quorum is present, shall be required for the election of the Chairperson; and

(ii) for so long as there are two (2) or one (1) Initial Vacancies on the Board, the vote of one-half (1/2) of the total number of directors (including such vacancies), taken at any meeting at which a quorum is present, shall be required for the election of the Chairperson.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these By-laws.

5.3 Subordinate Officers.

The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, a president, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these By-laws or as the Board or an authorized officer (as applicable), may from time to time determine.

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5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Notwithstanding Section 3.8 or anything to the contrary in this Article V, the vote of a majority of the total number of directors (including any vacancies), taken at any meeting at which a quorum is present shall be required for the removal of the Chairperson; provided, however, that:

(i) for so long as there are three (3) Initial Vacancies on the Board, the vote of one-third (1/3) of the total number of directors (including such vacancies), taken at any meeting at which a quorum is present, shall be required for the removal of the Chairperson; and

(ii) for so long as there are two (2) or one (1) Initial Vacancies on the Board, the vote of one-half (1/2) of the total number of directors (including such vacancies), taken at any meeting at which a quorum is present, shall be required for the removal of the Chairperson.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Sections 5.2 and 5.3, as applicable.

5.6 Representation of Shares of Other Corporations.

The Chairperson, the Chief Executive Officer, the president, any vice president, the treasurer, the Secretary or assistant secretary of this Corporation, or any other Person authorized by the Board, the Chairperson, the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this Corporation. The authority granted herein may be exercised either by such Person directly or by any other Person authorized to do so by proxy or power of attorney duly executed by such Person having the authority.

5.7 Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

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ARTICLE VI - RECORDS

A stock ledger consisting of one (1) or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one (1) or more electronic networks or databases (including one (1) or more distributed electronic networks or databases), provided, that, the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code.

ARTICLE VII - GENERAL MATTERS

7.1 Execution of Corporate Contracts and Instruments.

The Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.2 Stock Certificates.

The shares of the Corporation shall be uncertificated, provided, that, the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be represented by certificates. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two (2) officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or vice chairperson of the Board, the Chief Executive Officer, the vice president, the treasurer, any assistant treasurer, the Secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

7.3 Lost Certificates.

The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

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7.4 Shares Without Certificates.

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.5 Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these By-laws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.6 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.7 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.8 Transfer of Stock.

Shares of the Corporation shall be transferable in the manner prescribed by law, in these By-laws and in the Shareholders’ Agreement. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate Person or Persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the Persons from and to whom it was transferred.

7.9 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one (1) or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one (1) or more classes owned by such stockholders in any manner not prohibited by the DGCL.

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7.10 Registered Stockholders. The Corporation:

(i) shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.11 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these By-laws, a written waiver, signed by the Person entitled to notice, or a waiver by Electronic Transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by Electronic Transmission unless so required by the Certificate of Incorporation or these By-laws.

ARTICLE VIII - NOTICE

8.1 Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these By-laws may be given in writing directed to the stockholder’s mailing address (or by Electronic Transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (i) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (ii) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (iii) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by Electronic Transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By-laws shall be effective if given by a form of Electronic Transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or Electronic Transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

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Any notice given pursuant to the preceding paragraph shall be deemed given:

(i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii) if by any other form of Electronic Transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an Electronic Transmission from and after the time that (1) the Corporation is unable to deliver by such Electronic Transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an assistant secretary of the Corporation or to the transfer agent, or other Person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

ARTICLE IX - INDEMNIFICATION

9.1 Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL (or other applicable law) as it presently exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to, or is otherwise involved in any action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, or any other threatened, pending or completed proceeding, whether brought by or in the right of the Corporation or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature (a “Proceeding”) by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, or by reason of anything done or not done by him or her in any such capacity, against all expense, liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding.

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Notwithstanding the preceding sentence, except as otherwise provided in Section 9.6, the Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized in the specific case by the Board.

9.2 Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by the DGCL (or other applicable law) as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to, or is otherwise involved in any Proceeding by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or, while serving as an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, or by reason of anything done or not done by him or her in any such capacity, against all expense, liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding.

9.3 Claims for Indemnification.

To receive indemnification under this Article IX, a Person eligible for indemnification as described in the foregoing Section 9.1 and, in the Corporation’s discretion, Section 9.2 (the “Indemnitee”) shall submit a written request to the Corporation. Such request shall include documentation or information that is necessary to determine the entitlement of the Indemnitee to indemnification and that is reasonably available to the Indemnitee. Upon receipt by the Corporation of such a written request, unless indemnification is required by Section 9.6, the entitlement of the Indemnitee to indemnification shall be determined by the following Person or Persons who shall be empowered to make such determination, as selected by the Board (except with respect to clause (v) of this Section 9.3): (i) the Board by a majority vote of the directors who are not parties to such Proceeding, whether or not such majority constitutes a quorum; (ii) a committee of such directors designated by a majority vote of such directors, whether or not such majority constitutes a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee; (iv) the stockholders of the Corporation; or (v) in the event that a change of control (as defined below) has occurred, by independent legal counsel in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee. The determination of entitlement to indemnification shall be made and, unless a contrary determination is made, such indemnification shall be paid in full by the Corporation not later than sixty (60) after receipt by the Corporation of a written request for indemnification. Solely for purposes of this Section 9.3, a “change of control” will be deemed to have occurred if, with respect to any particular twenty-four (24)-month period, the individuals who, at the beginning of such twenty-four (24)-month period, constituted the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the beginning of such twenty-four (24)-month period whose election, or nomination for election by the stockholders of the Corporation, was approved by a vote of at

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least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

9.4 Prepayment of Expenses.

The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any Indemnitee in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal that the Indemnitee is not entitled to be indemnified under this Article IX or otherwise. Such amounts shall be paid upon such terms and conditions, if any, as the Board deems appropriate.

9.5 Indemnification for Successful Defense.

To the extent that an Indemnitee has been successful on the merits or otherwise in defense of any Proceeding (or in defense of any claim, issue or matter therein), such Indemnitee shall be indemnified under this Section 9.5 against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such defense. Indemnification under this Section 9.5 shall not be subject to satisfaction of a standard of conduct, and the Corporation may not assert the failure to satisfy a standard of conduct as a basis to deny indemnification or recover amounts advanced, including in a suit brought pursuant to Section 9.6; provided, however, that, any Indemnitee who is not a current or former director or officer (as such term is defined in the final sentence of Section 145(c)(1) of the DGCL) shall be entitled to indemnification hereunder only if such Indemnitee has satisfied the standard of conduct required for indemnification under Section 145(a) or Section 145(b) of the DGCL, as applicable.

9.6 Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within twenty (20) days after a written claim therefor has been received by the Corporation, the Indemnitee may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the Indemnitee was not entitled to the requested indemnification or payment of expenses under applicable law.

9.7 Non-Exclusivity of Rights.

The rights conferred on any Person by this Article IX shall not be exclusive of any other rights which such Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

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9.8 Insurance.

The Corporation may purchase and maintain insurance to protect itself and any director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of these By-laws, the DGCL or otherwise.

9.9 Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.10 Continuation of Indemnification.

The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the Person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such Person.

9.11 Amendment or Repeal; Interpretation; Severability.

The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these By-laws), in consideration of such Person’s performance of such services, and pursuant to this Article IX the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses By-laws. With respect to any directors or officers of the Corporation who commence service following adoption of these By-laws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any Person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

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Any reference to an officer of the Corporation in this Article IX shall be deemed to refer any officer of the Corporation appointed by (a) the Board pursuant to Article V of these By-laws or (b) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V of these By-laws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any Person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law: (x) the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, all portions of any paragraph of this Article IX containing any such provision held to be invalid, illegal or unenforceable, that are not by themselves invalid, illegal or unenforceable) and the application of such provision to other Persons or circumstances shall not in any way be affected or impaired thereby; and (y) to the fullest extent possible, the provisions of this Article IX (including, without limitation, all portions of any paragraph of this Article IX containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent of the parties that the Corporation provide protection to the Indemnitee to the fullest extent set forth in this Article IX.

ARTICLE X - AMENDMENTS

The Board is expressly empowered to adopt, amend or repeal the By-laws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the By-laws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the Requisite Majority.

ARTICLE XI - FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Certificate of Incorporation or these By-laws (as either may be amended and/or restated from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article XI, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is

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within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any Person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI. Notwithstanding the foregoing, the provisions of this Article XI shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

ARTICLE XII - SEVERABILITY

If any provision or provisions of these By-laws shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions of these By-laws shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of these By-laws shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XIII - INTERPRETATION

For as long as the Shareholders’ Agreement remains in effect, in the event of any conflict between the terms and provisions of these By-laws and those contained in the Shareholders’ Agreement, the terms and provisions of the Shareholders’ Agreement shall govern and control, except as provided otherwise by mandatory provisions of the DGCL.

ARTICLE XIV - DEFINITIONS

As used in these By-laws, unless the context otherwise requires, the term:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for clarity, an investment fund, vehicle or account shall be deemed to be an Affiliate of all other investment funds, vehicles and accounts under common management, directly or indirectly, with such Person); provided, that, for purposes of these By-laws, no stockholder of the Corporation shall be deemed an Affiliate of the Corporation.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

“Designating Holder” has the meaning set forth in the Shareholders’ Agreement.

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“Electronic Transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one (1) or more electronic networks or databases (including one (1) or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Representative Director” has the meaning set forth in the Shareholders’ Agreement.

“Requisite Majority” has the meaning set forth in the Shareholders’ Agreement.

“Shareholders’ Agreement” means that certain Shareholders’ Agreement, dated as of the date hereof, by and among the Corporation and the stockholders of the Corporation.

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Cano Health, Inc.

Certificate of Amendment and Restatement of By-laws

The undersigned hereby certifies that she is the duly elected, qualified and acting Secretary of Cano Health, Inc., a Delaware corporation (the “Corporation”), and that the foregoing By-laws were approved on [      ], 2024 by the Corporation’s board of directors.

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Exhibit G

Litigation Trust Agreement

LITIGATION TRUST AGREEMENT AND DECLARATION OF TRUST

This Litigation Trust Agreement, Declaration of Trust and Cooperation Agreement (as may be amended, supplemented or modified from time to time in accordance with the terms hereof, the “Agreement”), dated as of [•], 2024, is entered into by and among (a) Cano Health, Inc. and each of its undersigned affiliates (each, prior to the Effective Date (as defined below), as a debtor and debtor in possession and, from and after the Effective Date, as reorganized under and pursuant to the Plan (as defined below), each a “Debtor” and collectively, the “Debtors”)1 and (b) META Advisors LLC, not individually, but solely in its capacity as trustee (together with its successors, the “Litigation Trustee,” and together with the Debtors, each, a “Party” and collectively, the “Parties”) for the Litigation Trust (as defined below) created and defined by this Agreement for the benefit of the Beneficiaries (as defined herein).

RECITALS

WHEREAS, on February 4, 2024 each of the Debtors filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, the Chapter 11 Cases are continuing and are jointly administered under case number 24-10164;

WHEREAS, on February 21, 2024 the United States Trustee for the District of Delaware (the “U.S. Trustee”) appointed the statutory committee of unsecured creditors pursuant to section 1102 of the Bankruptcy Code (the “Creditors’ Committee”), as set forth in the Notice of Appointment of Committee of Unsecured Creditors [Docket No. 154];

WHEREAS, on [•], 2024, the Bankruptcy Court entered an order [Docket No. [•]] (the “Confirmation Order”) confirming the Fourth Amended Joint Chapter 11 Plan of Reorganization of Cano Health, Inc. and Its Affiliated Debtors, dated May 21, 2024 [Docket No. 864] (including any exhibits, schedules, and supplements thereto and as may be amended, restated, supplemented, or otherwise modified from time to time, the “Plan”);

WHEREAS, on [•], 2024, the conditions to effectiveness of the Plan were satisfied and the Plan became effective (the “Effective Date”);2

WHEREAS, the Plan provides for, among other things, the establishment of a trust (the “Litigation Trust”) on the Effective Date, for the sole benefit of the holders of Allowed Non-RSA GUC Claims (the “Beneficiaries”), whether such Non-RSA GUC Claims are Allowed prior to or after the Effective Date;

WHEREAS, the Plan provides for the transfer and assignment of the Litigation Trust Causes of Action, the Initial Litigation Trust Funded Amount, the Litigation Trust Reallocated Amount, and, if applicable, the Incremental Non-RSA GUC Cash Amount, and all other property delivered to and/or held from time to time by the Litigation Trust under this Agreement (including, without limitation, any Incremental Non-RSA GUC Cash Amount that may be received after the Effective Date), and any proceeds thereof and earnings thereon (collectively, the “Litigation Trust Assets”) to the Litigation Trust on (or, as applicable, after) the Effective Date;

[1]	The term “Debtors” refers to the Debtors, prior to the Effective Date, and the Reorganized Debtors, from and after the Effective Date.
[2]	Each capitalized term that is not defined herein shall have the meaning ascribed to such term in the Plan.

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WHEREAS, the Plan provides for the appointment of the Litigation Trustee, as of the Effective Date, selected by the Creditors’ Committee in consultation with DIP Lenders and the Ad Hoc First Lien Group and reasonably acceptable to the Debtors and vested with the powers, duties and responsibilities set forth in this Agreement;

WHEREAS, in accordance with the Plan, subject to the terms of this Agreement, the Litigation Trustee shall (a) manage the Litigation Trust Assets for the sole benefit of the Beneficiaries, (b) file, prosecute, litigate, settle, compromise, abandon, or otherwise pursue and monetize the Litigation Trust Causes of Action for the sole benefit of the Beneficiaries, (c) distribute any Litigation Trust Distributable Proceeds (as defined herein) to the Disbursing Agent for further distribution to the Beneficiaries in accordance with the Plan, (d) retain and compensate counsel and other professionals to assist the Litigation Trustee in the performance of its duties on such terms and conditions as the Litigation Trustee deems appropriate, and (e) perform such other duties and responsibilities set forth in this Agreement.

WHEREAS, in accordance with the Plan, (a) the Litigation Trust is intended to be treated, for United States federal tax income purposes, as a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d) (a “Liquidating Trust”) that is a grantor trust within the meaning of sections 671-679 et seq. of the Internal Revenue Code of 1986, as amended (the “IRC”), owned by the Beneficiaries, (b) subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Litigation Trustee of a private letter ruling from the IRS if required by the Litigation Trustee), the Litigation Trustee may timely make an election under Treasury Regulation section 1.468B-9 to treat any portion of the Litigation Trust allocable to any Disputed Claims as a “disputed ownership fund” (if such an election is made, a “Disputed Ownership Fund”), and (c) the Debtors, the Litigation Trustee, and the Beneficiaries are required to report consistently with the foregoing for all United States federal, state and local income tax purposes.

WHEREAS, in accordance with the Plan, (a) the Debtors shall maintain a Disputed Claims Reserve, and (b) subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary, or the receipt of a determination by the IRS, the Disbursing Agent and/or the Litigation Trustee shall treat the Disputed Claims Reserve as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 and to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes.

WHEREAS, in accordance with the Plan, the Litigation Trust is further intended to be exempt from the requirements of (i) pursuant to section 1145 of the Bankruptcy Code, the Securities Exchange Act of 1933, as amended (“Securities Act”), and any applicable state and local laws requiring registration of securities, and (ii) the Investment Company Act of 1940, as amended (the “Investment Company Act”), pursuant to sections 7(a) and 7(b) of the Investment Company Act and section 1145 of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and in the Plan and the Confirmation Order, the receipt and sufficiency of which are hereby acknowledged and affirmed, the Debtors and the Litigation Trustee hereby agree as follows:

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DECLARATION OF TRUST

The Debtors and the Litigation Trustee enter into this Agreement to effectuate the distribution of the Litigation Trust Distributable Proceeds to the Beneficiaries pursuant to the Plan and the Confirmation Order;

Pursuant to Articles IV and V of the Plan and Article II of this Agreement, the Litigation Trust is hereby established, and, on the Effective Date, any and all rights, title and interests under and to the Litigation Trust Assets shall automatically be transferred to and vest in the Litigation Trust and to its successors in trust, free and clear of all Claims, Liens, Interests, encumbrances, and shall comprise Litigation Trust Assets for all purposes hereof;

TO HAVE AND TO HOLD unto the Litigation Trustee and its successors in trust; and

IT IS HEREBY FURTHER COVENANTED AND DECLARED, that the Litigation Trust Causes of Action and all other Litigation Trust Assets, whether received on or after the Effective Date, are to be held by the Litigation Trust and applied on behalf of the Litigation Trust by the Litigation Trustee on the terms and conditions set forth herein, solely for the benefit of the Beneficiaries and for no other party.

ARTICLE I

INTERPRETATION AND CONSTRUCTION

1.1 Recitals. The Recitals are incorporated into and made terms of this Agreement.

1.2 Interpretation; Headings. Reference in this Agreement to any Section or Article is, unless otherwise specified, to that such Section or Article under this Agreement. The words “hereof”, “herein”, “hereunder” and similar terms shall refer to this Agreement and not to any particular Section or Article of this Agreement. For purposes hereof, in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

1.3 Conflict Among Plan Documents. This Agreement is intended to supplement and complement the Plan and the Confirmation Order; provided, however, in the event of any direct conflict or inconsistency between any provisions of this Agreement, the Plan, and the Confirmation Order, the terms of the Confirmation Order shall control. In the event of an inconsistency between the Plan and this Agreement, the Plan shall control; provided, that, in the event of any conflict between this Agreement and Section 5.8 of the Plan, this Agreement shall control.

1.4 Litigation Trust Acts by and Through The Litigation Trustee. For the avoidance of doubt, whenever this Agreement authorizes or directs the Litigation Trustee to act, such authorization or direction shall be deemed to be followed by the words “on behalf of the Litigation Trust.”

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ARTICLE II

ESTABLISHMENT OF TRUST

2.1 Effectiveness of Agreement; Name of Trust. This Agreement shall become effective on the Effective Date. The Litigation Trust shall be officially known as the “Cano Health Litigation Trust.”

2.2 Purpose of Trust. The Debtors and the Litigation Trustee, pursuant to the Plan and in accordance with the Bankruptcy Code, hereby create the Litigation Trust in furtherance of the Plan and for the purpose of (i) investigating, commencing, litigating, settling, compromising and otherwise monetizing the Litigation Trust Causes of Action, (ii) holding, administering and liquidating the Litigation Trust Assets, (iii) distributing the proceeds from the administration and liquidation of the Litigation Trust Assets (the “Litigation Trust Distributable Proceeds”), if any, to the Disbursing Agent for further distribution to the Beneficiaries under the Plan, and (iv) performing such other duties as set forth herein and in the Plan. Notwithstanding anything contained herein to the contrary, in accordance with Treasury Regulation section 301.7701-4(d), the Litigation Trust shall have no objective to continue or engage in the conduct of a trade or business. The Litigation Trust shall, in an expeditious and orderly manner, monetize and convert the Litigation Trust Causes of Action to Cash (with respect to each Litigation Trust Cause of Action, solely to the extent the Litigation Trustee determines in good faith that doing so will maximize the value of the Litigation Trust Assets) and facilitate distributions to the Disbursing Agent for further distribution to Beneficiaries in accordance with the Plan and the Confirmation Order. The monetization of the Litigation Trust Causes of Action may be accomplished either through the prosecution, compromise and settlement, abandonment or dismissal of any or all of the Litigation Trust Causes of Action and/or otherwise in accordance with the Plan, the Confirmation Order and this Agreement.

2.3 Transfer of Litigation Trust Assets.

2.3.1 Conveyance of Litigation Trust Assets. Pursuant to the Plan and the Confirmation Order, effective as of the Effective Date, the Debtors hereby irrevocably assign, transfer, convey and deliver (and shall be deemed to have irrevocably assigned, transferred, conveyed and delivered) all of the Litigation Trust Assets to the Litigation Trust, to be held as of the Effective Date in trust for the benefit of the Beneficiaries, which shall, together with any and all other property held from time to time by the Litigation Trust under this Agreement, including any and all proceeds thereof and earnings thereon, comprise Litigation Trust Assets for all purposes hereof, and shall be administered, utilized and applied as specified in this Agreement and the Plan. Pursuant to Sections 4.5(b) and 5.8(a) of the Plan, the Litigation Trust Reallocated Amount shall be $[•].3

2.3.2 Conveyance of Post-Effective Date Litigation Trust Assets. Pursuant to the Plan and the Confirmation Order, on the Effective Date, the Debtors shall irrevocably assign, transfer, convey and deliver (and shall be deemed to have irrevocably assigned, transferred, conveyed and delivered) to the Litigation Trust, the Litigation Trust Causes of Action, the Initial Litigation Trust Funded Amount, the Litigation Trust Reallocated Amount, and, following the

[3]	The Litigation Trust Reallocated Amount as determined by the Creditors’ Committee shall be reflected in a written notice delivered to the Debtors.

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Effective Date, the Incremental Non-RSA GUC Cash promptly (in any event no later than three business days) following receipt thereof by the Debtors, to be held in trust for the benefit of the Beneficiaries, which shall, together with any and all other property held from time to time by the Litigation Trust under this Agreement, including any and all proceeds thereof and earnings thereon, comprise Litigation Trust Assets for all purposes hereof, and shall be administered, utilized and applied as specified in this Agreement, the Plan and the Confirmation Order.

2.3.3 The Debtors shall, from time to time, as and when reasonably requested by the Litigation Trustee, execute and deliver or cause to be executed and delivered any necessary documents (in recordable form where necessary or appropriate), and the Debtors shall take or cause to be taken such further action reasonably requested by the Litigation Trustee as may be reasonably necessary, to vest or perfect in the Litigation Trust or confirm or evidence to the Litigation Trustee title to and possession of the Litigation Trust Assets. The Litigation Trustee shall have no duty to arrange for any of the transfers contemplated under this Agreement or by the Plan or to ensure their compliance with the terms of the Plan, and/or the Confirmation Order, and shall be conclusively entitled to rely on the legality and validity of such transfers.

2.3.4 Title to Trust Assets. Pursuant to the Plan, all of the Debtors’ right, title and interest in and to the Litigation Trust Assets, including any such assets held or controlled by third parties, are automatically vested in the Litigation Trust on the Effective Date, free and clear of all Liens, Claims, encumbrances, rights of setoff, and other interests (legal, beneficial, or otherwise) of any Person, and such transfer is on behalf of the Beneficiaries to establish the Litigation Trust. The Litigation Trust shall be authorized to obtain possession or control of, liquidate, abandon, and/or collect all of the Litigation Trust Assets (whether in the possession or control of the Litigation Trustee or third parties), in accordance with the terms of this Agreement. On the Effective Date, the Litigation Trust shall be substituted for the Debtors with respect to the Litigation Trust Assets. To the extent any restriction on transferability under applicable non-bankruptcy law prohibits the transfer of ownership of any of the Litigation Trust Assets from the Debtors to the Litigation Trust and such law is not superseded or pre-empted by the Bankruptcy Code, any such assets shall be deemed to have been retained by the Debtors (other than for tax purposes) and the Litigation Trustee shall be deemed to have been designated as an agent of the Debtors to administer, monetize and liquidate any such Litigation Trust Assets on behalf of the Debtors for the benefit of the Beneficiaries (and any proceeds of such Litigation Trust Assets shall be distributed to the Beneficiaries consistent with this Agreement and the Plan).

2.4 Capacity of Trust. Notwithstanding any state or federal law to the contrary or anything herein, the Litigation Trust shall itself have the capacity, in its own right and name, to act or refrain from acting, including the capacity to sue and be sued and to enter into contracts. The Litigation Trust may alone be the named movant, respondent, party plaintiff or defendant, or the like in all adversary proceedings, contested matters, and other state or federal proceedings brought by or against it, and may settle and compromise all such matters in its own name.

2.5 Acceptance by Litigation Trustee. The Litigation Trustee accepts its appointment as Litigation Trustee of the Cano Health Litigation Trust.

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ARTICLE III

ADMINISTRATION OF TRUST

3.1 Rights, Powers, and Privileges of Litigation Trustee Generally. Except as otherwise provided in this Agreement, the Plan, or the Confirmation Order, as of the date that any Litigation Trust Assets are transferred to the Litigation Trust, the Litigation Trustee on behalf of the Litigation Trust may control and exercise authority over the Litigation Trust Assets, over the management and disposition thereof, and over the management and conduct of the affairs of the Litigation Trust. In administering the Litigation Trust Assets, the Litigation Trustee shall endeavor not to unduly prolong the Litigation Trust’s duration, with due regard that undue haste in the administration of the Litigation Trust Assets may fail to maximize value for the benefit of the Beneficiaries and otherwise be imprudent and not in the best interests of the Beneficiaries.

3.2 Power to Contract. In furtherance of the purpose of the Litigation Trust, and except as otherwise specifically restricted in the Plan, Confirmation Order, or this Agreement, the Litigation Trustee shall have the right and power on behalf of the Litigation Trust, and also may cause the Litigation Trust, to enter into any covenants or agreements binding the Litigation Trust, and to execute, acknowledge and deliver any and all instruments that are reasonably necessary or deemed by the Litigation Trustee to be consistent with, and further the purpose of, the Litigation Trust and this Agreement.

3.3 Ultimate Right to Act Based on Advice of Counsel or Other Professionals. Nothing in this Agreement shall be deemed to prevent the Litigation Trustee from taking or refraining to take any action on behalf of the Litigation Trust that, based upon the advice of counsel or other professionals, the Litigation Trustee determines it is obligated to take or to refrain from taking in the performance of any duty that the Litigation Trustee may owe the Beneficiaries or any other Person under the Plan, the Confirmation Order, or this Agreement.

3.4 Powers of Litigation Trustee. Without limiting the generality of the above section 3.1, in addition to the powers granted in the Plan, the Litigation Trustee shall have the power to take the following actions on behalf of the Litigation Trust and any powers reasonably incidental thereto that the Litigation Trustee, in its reasonable discretion, deems necessary or appropriate to fulfill the purpose of the Litigation Trust, unless otherwise specifically limited or restricted by the Plan or this Agreement:

3.4.1 hold legal title to the Litigation Trust Assets and to any and all rights of the Debtors and the Beneficiaries in or arising from the Litigation Trust Assets;

3.4.2 receive, maintain, conserve, supervise, prosecute, collect, settle, manage, adjust, invest, protect, enforce and where appropriate, cause the Litigation Trust to abandon, the Litigation Trust Assets, including causing the Litigation Trust to invest any moneys held as Litigation Trust Assets in accordance with the terms of section 3.8 hereof and pay taxes and other obligations owed by the Litigation Trust from the Litigation Trust Assets (or any reserves established by the Litigation Trustee);

3.4.3 open and maintain bank accounts on behalf of or in the name of the Litigation Trust;

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3.4.4 cause the Litigation Trust to enter into any agreement or execute any document or instrument required by or consistent with the Plan, the Confirmation Order, or this Agreement, and to perform all obligations thereunder;

3.4.5 collect, liquidate all Litigation Trust Causes of Action to Cash, including the sale of any Litigation Trust Assets, and facilitate distributions to the Disbursing Agent for further distribution to Beneficiaries in accordance with this Agreement, the Plan, and the Confirmation Order;

3.4.6 protect and enforce the rights to the Litigation Trust Assets vested in the Litigation Trust and Litigation Trustee by this Agreement by any method deemed appropriate, including, without limitation, by judicial proceedings or otherwise;

3.4.7 cause the Litigation Trust, as appropriate, to review, investigate, analyze, compromise, adjust, arbitrate, mediate, pursue, prosecute, abandon, dismiss, exercise rights, powers and privileges with respect to, settle or otherwise resolve any Non-RSA GUC Claims in accordance with this Agreement, subject to (x) Article IV of this Agreement (y) Section 5.8(g) of the Plan, and (z) prior notice to, and coordination with, the Debtors, in accordance with and subject to section 6.2 of this Agreement;

3.4.8 cause the Litigation Trust, as appropriate, to review, investigate, analyze, compromise, adjust, arbitrate, mediate, pursue, prosecute, abandon, dismiss, exercise rights, powers and privileges with respect to, settle or otherwise resolve any Litigation Trust Causes of Action, in each case in accordance with this Agreement;

3.4.9 subject in all respects to Section 5.8(f) of the Plan, cause the Litigation Trust to seek the examination of any Person pursuant to Bankruptcy Rule 2004, provided that, for the avoidance of doubt, the Litigation Trust shall not be permitted to seek relief under Bankruptcy Rule 2004 as against (i) the Debtors, (ii) any current employees, officers or directors of the Debtors, (iii) the DIP Agent and DIP Lenders, (iv) the Prepetition Secured Parties, and (v) the Ad Hoc First Lien Group;

3.4.10 cause the Litigation Trust to employ or retain professionals, advisors, agents, independent contractors and third parties pursuant to this Agreement and pay the reasonable compensation thereof solely out of Litigation Trust Assets;

3.4.11 cause the Litigation Trust to pay all of its lawful expenses, debts, charges, taxes and other liabilities (including any taxes imposed on any Disputed Ownership Fund), and make all other payments relating to the Litigation Trust Assets, solely out of Litigation Trust Assets;

3.4.12 calculate, authorize, and cause distributions to be made to the Disbursing Agent after the provision for payment of all Litigation Trust Expenses, for the benefit of and ultimate distribution to the holders of Non-RSA GUC Claims under the Plan;

3.4.13 in the exercise of its business judgment and following the Effective Date, determine to reallocate all or a portion of any Incremental Non-RSA GUC Cash (if any) received after the Effective Date to fund the Litigation Trust;

3.4.14 coordinate with the Debtors and the Disbursing Agent with respect to the Claims Reconciliation Process (defined below), the Disputed Claims Reserve, Plan Distributions (as defined below), and the Register (as defined below);

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3.4.15 cause the Litigation Trust to withhold from the amount distributable to any Person the maximum amount needed to pay any tax or other charge that the Litigation Trustee has determined, based upon the advice of its agents and/or professionals, may be required to be withheld from such distribution under the income tax or other laws of the United States or of any state or political subdivision thereof;

3.4.16 cause the Litigation Trust to make all tax withholdings, file tax information returns, file and prosecute tax refund claims, make tax elections by and on behalf of the Litigation Trust (except as would conflict with the treatment of the Litigation Trust as a Liquidating Trust or with the tax treatment of a Disputed Ownership Fund), and file tax returns for the Litigation Trust as a grantor trust under sections 671-679 et seq. of the IRC and Treasury Regulation section 1.671-4 pursuant to and in accordance with the Plan, the Confirmation Order, and this Agreement, and pay taxes, if any, payable for and on behalf of the Litigation Trust, any Disputed Ownership Fund, and the Disputed Claims Reserve, to be paid exclusively out of the Litigation Trust Assets; provided, however, that nothing contained herein shall provide the Litigation Trustee with authority or responsibility to file any tax returns for the Debtors’ estates, nor shall the Litigation Trust or the Litigation Trustee have any responsibility or liability in any capacity whatsoever for the filing of Debtors’ income tax returns for any period either prior to or after the Effective Date;

3.4.17 cause the Litigation Trust to abandon or donate to a qualified section 501(c)(3) of the Tax Code charitable organization any Litigation Trust Assets that the Litigation Trustee determines to be too impractical to distribute to Beneficiaries or of inconsequential value to the Litigation Trust and Beneficiaries;

3.4.18 cause the Litigation Trust to send annually to Beneficiaries, in accordance with the tax laws, a separate statement stating a Beneficiary’s interest in the Litigation Trust and its share of the Litigation Trust’s income, gain, loss, deduction or credit, and to instruct all such Beneficiaries to report such items on their federal tax returns;

3.4.19 cause the Litigation Trust or any Disputed Ownership Fund to seek an expedited determination of tax liability or refund under section 505 of the Bankruptcy Code for all tax returns filed for, or on behalf of, the Litigation Trust for all taxable periods through the termination of the Litigation Trust;

3.4.20 cause the Litigation Trust to establish such reserves for taxes, assessments and other expenses of administration of the Litigation Trust as may be necessary and appropriate for the proper operation of matters incident to the Litigation Trust;

3.4.21 cause the Litigation Trust to purchase and carry all insurance policies that the Litigation Trustee deems reasonably necessary or advisable and to pay all associated insurance premiums and costs;

3.4.22 undertake all administrative functions of the Litigation Trust, including overseeing the winding down and termination of the Litigation Trust;

3.4.23 exercise, implement, enforce, and discharge all of the applicable and relevant terms, conditions, powers, duties, and other provisions of the Plan, the Confirmation Order, and this Agreement; and

3.4.24 take all other actions consistent with the provisions of the Plan that the Litigation Trustee deems reasonably necessary or desirable to administer the Litigation Trust.

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3.5 Authority to Prosecute and Settle Litigation Trust Causes of Action.

3.5.1 Subject to the provisions of this Agreement, the Plan and the Confirmation Order, the Litigation Trustee shall have the exclusive and absolute right to prosecute, pursue, not pursue, compromise, settle, resolve and/or abandon any or all Litigation Trust Causes of Action (including any counterclaims asserted against the Litigation Trust) as it determines in the best interests of the Beneficiaries, consistent with the purposes of the Litigation Trustee, and shall have no liability for the outcome of its decision except for any damages determined by a final non-appealable order from a court of competent jurisdiction to have resulted from the fraud, willful misconduct or gross negligence of the Litigation Trustee.

3.5.2 To the extent any action has been taken to prosecute or otherwise resolve any Litigation Trust Causes of Action prior to the Effective Date, where possible, the Litigation Trust shall be substituted for the Debtors in connection therewith in accordance with Rule 25 of the Federal Rules of Civil Procedure, made applicable to the litigation by Bankruptcy Rule 7025, and the caption with respect to such pending litigation shall be changed to the following, at the option of the Litigation Trust: “Cano Health Litigation Trust, by and through META Advisors LLC, solely in its capacity as the Litigation Trustee v. [Defendant]”. Without limiting the foregoing, the Litigation Trust, by and through the Litigation Trustee, may take any and all actions necessary or prudent to intervene as plaintiff, movant or additional party, as appropriate, with respect to any applicable Litigation Trust Causes of Action. For the avoidance of doubt, for purposes of exercising its powers in respect of the Litigation Trust Causes of Action, the Litigation Trust shall be deemed to be a representative of the Debtors’ estates pursuant to section 1123(b) of the Bankruptcy Code for the purpose of (i) enforcing the Litigation Trust Causes of Action and (ii) administering the Litigation Trust and distributing its assets to the Litigation Trust Beneficiaries.

3.5.3 Any determination by the Litigation Trustee with regard to the amount or timing of any settlement or other disposition of any Litigation Trust Causes of Action settled or disposed in accordance with the terms of this Agreement shall be conclusive and binding on the Beneficiaries and any other Person to the extent set forth in an order of a court of competent jurisdiction (including a Final Order issued by the Bankruptcy Court) approving such settlement or other disposition, to the extent any such order is required to be obtained to enforce any such determinations.

3.6 Abandonment. Notwithstanding the foregoing, if, in the Litigation Trustee’s reasonable judgment, any Litigation Trust Asset cannot be liquidated in a commercially reasonable manner or the Litigation Trustee believes in good faith that such property has inconsequential value to the Litigation Trust or its Beneficiaries, the Litigation Trustee shall have the right to cause the Litigation Trust to abandon or otherwise dispose of such property, including by donation of such property to a qualified section 501(c)(3) of the Tax Code charitable organization.

3.7 Agents and Professionals. The Litigation Trustee may, but shall not be required to, consult with and retain attorneys, financial advisors, accountants, appraisers, valuation experts, transfer agents, disbursing agents, and other agents or professionals the Litigation Trustee believes have qualifications necessary to assist in the administration of the Litigation Trust, including professionals previously retained by the Debtors or the Creditors’ Committee, and the Litigation Trustee may terminate any such agent or professional in its discretion. For the avoidance of doubt, and without limitation of applicable law, nothing in this Agreement shall limit the

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Litigation Trustee from engaging counsel or other professionals, including the Litigation Trustee itself or the Litigation Trustee’s firm or their affiliates, to perform services for the Litigation Trust. The Litigation Trustee may pay the reasonable salaries, fees and expenses of such professionals solely from the Litigation Trust Assets in the ordinary course of business.

3.8 Safekeeping and Investment of Trust Assets. All moneys and other assets received by the Litigation Trustee shall, until distributed or paid over as provided herein and in the Plan, be held in trust for the benefit of the Beneficiaries. Neither the Litigation Trust nor the Litigation Trustee shall have any liability for interest or producing income on any moneys received by them and held for the benefit of or payment to the Beneficiaries except as such interest or income shall actually be received by the Litigation Trust or Litigation Trustee, which shall be distributed to the Disbursing Agent for the benefit of, and thereafter distributed to, Beneficiaries as provided in the Plan. Except as otherwise provided by the Plan, the powers of the Litigation Trustee to invest any moneys held by the Litigation Trust, other than those powers reasonably necessary to maintain the value of the Litigation Trust Assets and to further the Litigation Trust’s liquidating purpose, shall be limited to powers to invest in demand and time deposits, such as short-term certificates of deposit, in banks or other savings institutions, or other temporary liquid investments, such as treasury bills or money market funds; provided, however, that the scope of permissible investments shall be limited to include only those investments that both (i) a Disputed Ownership Fund may be permitted to hold, pursuant to the Treasury Regulations, or any modification in the IRS guidelines, whether set forth in IRS rulings, other IRS pronouncements or otherwise, and (ii) a Liquidating Trust treated as a grantor trust pursuant to sections 671-677 et seq. of the IRC may be permitted to hold pursuant to Treasury Regulation section 301.7701-4(d) and section 3.09 of Rev. Proc. 94-45, 1994-2 C.B. 684, as modified by any IRS guidelines, rulings, or other controlling authorities. Notwithstanding the foregoing, the Litigation Trustee shall not be prohibited from engaging in any trade or business on its own account, provided that any such activity does not interfere or conflict with the Litigation Trustee’s administration of the Litigation Trust.

3.9 Maintenance and Disposition of Litigation Trust and Debtor Records. The Litigation Trustee shall maintain accurate records of the administration of Litigation Trust Assets, including receipts and disbursements and other activity of the Litigation Trust. To the extent of any Non-RSA GUC Claims reflected thereon, the Register may serve as the Litigation Trustee’s register of Litigation Trust Interests held by Beneficiaries. The books and records maintained by the Litigation Trustee and any records of the Debtors transferred to the Litigation Trust may be disposed of by the Litigation Trustee at the later of (i) such time as the Litigation Trustee determines that the continued possession or maintenance of such books and records is no longer necessary for the benefit of the Litigation Trust or its Beneficiaries and (ii) upon the termination and completion of the winding down or dissolution of the Litigation Trust.

3.10 Reporting Requirements. The Litigation Trustee shall provide the U.S. Trustee and the Bankruptcy Court the information and reports they may reasonably request concerning the administration of the Litigation Trust. In addition, the Litigation Trustee shall provide the Debtors with any information reasonably necessary for the completion and filing of quarterly reports until closure of the applicable Debtor’s chapter 11 case; provided, that a least one of the Debtors’ chapter 11 cases shall remain open until the Litigation Trustee completes the administration of the Litigation Trust and nothing herein shall obligate the Litigation Trustee to prepare or file any quarterly operating or other report of the Debtors or to pay any fees associated therewith.

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3.11 No Bond Required; Procurement of Insurance. Notwithstanding any state or other applicable law to the contrary, the Litigation Trustee (including any successor Litigation Trustee) shall be exempt from giving any bond or other security in any jurisdiction and shall serve hereunder without bond. The Litigation Trustee is hereby authorized, but not required, to obtain all reasonable insurance coverage for itself, its agents, representatives, employees or independent contractors, including, without limitation, coverage with respect to the liabilities, duties and obligations of the Litigation Trustee and its agents, representatives, employees or independent contractors under this Agreement. The cost of any such insurance coverage shall be an expense of the Litigation Trust and paid out of Litigation Trust Assets.

ARTICLE IV

PROVISION OF COMPANY DATA WITH RESPECT TO LITIGATION TRUST

ASSETS AND LITIGATION TRUST CAUSES OF ACTION

4.1 Initial Investigation Request. The Debtors shall make best efforts to begin to transfer on a rolling-basis, the documents identified in Annex 1 affixed hereto (the “Litigation Materials”) to the Litigation Trust (the “Data Transfer”) within 30 days following the Effective Date and to complete the Data Transfer no later than 45 days following the Effective Date. Any information provided to the Litigation Trust pursuant to this section may be used by the Litigation Trust solely for the purposes of pursuing the Litigation Trust Causes of Action. After the Data Transfer is complete, the Debtors, and their professionals, advisors, agents and representatives, will have no other obligations under this Agreement to provide information to the Litigation Trust and Litigation Trustee and their professionals in connection with the Litigation Trust Assets, including the Litigation Trust Causes of Action.

4.2 Prior to producing the Litigation Materials, the Debtors will endeavor to remove (i) personal communications for document custodians that are current officers, directors or employees of the Debtors or were current officers, directors or employees of the Debtors as of the date of this Agreement; (ii) all communications to, from or discussing advice provided by or communications with Weil, Gotshal & Manges LLP and Quinn Emanuel Urquhart & Sullivan LLP; and (iii) highly sensitive and/or competitive business information. The Debtors will provide the Litigation Trust and Litigation Trustee a detailed memo describing the process for removing the categories of documents listed in this paragraph from the Litigation Materials included in the Data Transfer.

4.2.1 All Litigation Materials provided as part of the Data Transfer shall be treated as “Highly Confidential” as that term is defined in the Confidentiality Agreement and Stipulation approved by the Bankruptcy Court at Docket No. 798-1 (the “Protective Order”); provided, however, that, to the extent produced in any subsequent litigation regarding the Litigation Trust Causes of Action, all Litigation Materials provided as part of the Data Transfer shall be subject to, and marked Confidential or Highly Confidential as may be appropriate under, a protective order in connection with such matter.

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4.2.2 For the avoidance of doubt, the Litigation Trust, the Litigation Trustee (and its professionals) shall be authorized to receive, subject only to the limitations provided herein, all Litigation Materials and Privileged Materials produced to the Creditors’ Committee during the Chapter 11 Cases pursuant to that certain common interest agreement between the Debtors and the Creditors’ Committee, and the distribution of any attorney work product by the Creditors’ Committee to the Litigation Trust and/or the Litigation Trustee (and its professionals), shall be without waiver and in recognition of the common legal interest between the Creditors’ Committee and the Litigation Trust, and the Creditors’ Committee and Litigation Trust shall share ownership of any attorney-client privilege, work-product protection, or other privilege or immunity held by the Creditors’ Committee related to Litigation Trust Causes of Action and attaching to Litigation Materials.

4.2.3 Subsequent Litigation Requests. Only after the Litigation Trust has initiated a lawsuit by filing a complaint or similar action with respect to any Litigation Trust Causes of Action may it request additional documents or information from the Debtors in connection with the Litigation Trust Causes of Action, which requests, propounded on behalf of the Litigation Trust, shall be governed by and enforceable under Rule 45 of the Federal Rules of Civil Procedure (“Rule 45”) and Rule 9016 of the Federal Rules of Bankruptcy Procedure, including with respect to any objections and/or responses to such a request by the Debtors (the “Litigation Requests”); provided, that the Debtors agree to accept service of any Litigation Request by electronic mail at an email address to be provided by the Debtors no later than five business days after the Effective Date. Any disputes with respect to a Litigation Request shall be governed by Rule 45, except as to sufficiency of service.

4.2.4 Access to Witnesses and Professionals. Until the conclusion of any litigation related to any Litigation Trust Causes of Action and upon written request (including via email) by the Litigation Trustee (or its professionals) made with reasonable advance notice, the Debtors shall use reasonable efforts to provide the Litigation Trust (or its professionals) with reasonable access, on an informal basis, to (i) individuals then currently employed by or affiliated with the Debtors, (ii) former employees, officers, or directors who have continuing obligations to cooperate with the Debtors without the need for the Debtors to serve formal process (e.g., subpoenas) to secure their cooperation, (iii) then current professionals or advisors of the Debtors, or (iv) former professionals or advisors of the Debtors who have continuing obligations to cooperate with the Debtors. Any information provided to the Litigation Trust pursuant to this section may be used by the Litigation Trust solely for the purposes set forth in this Agreement. For the purposes of this section, no later than five business days after the Effective Date, the Debtors shall appoint a designated person(s) to whom such requests by the Litigation Trust or its professionals shall be made.

4.2.5 In the event that the Litigation Trust, in the course of pursuing the Litigation Trust Causes of Action, makes a formal request for testimony in a proceeding, such request shall be governed by and enforceable under Rule 45 of the Federal Rules of Civil Procedure and Rule 9016 of the Federal Rules of Bankruptcy Procedure, including with respect to any objections and/or responses to such a request by the Debtors (the “Testimony Requests”); provided, that the Debtors agree to accept service of any Testimony Request by electronic mail at an email address to be provided by the Debtors no later than five business days after the Effective Date. Any disputes with respect to a Testimony Request shall be governed by Rule 45, except as to sufficiency of service.

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4.2.6 Discovery Responses. The Litigation Trust shall be solely responsible for addressing and responding to all discovery requests directed to the Litigation Trust related to the Litigation Trust Causes of Action. To the extent a formal or informal document request, subpoena, or other demand for production of Documents related to a Litigation Trust Cause of Action is served upon the Debtors by any party in an action in which the Litigation Trust is a named party and the Litigation Trust is in possession, custody, or control of all or part of the responsive Documents, the Debtors shall promptly notify the Litigation Trustee, and the Debtors shall have the option of requiring that the Litigation Trust produce such Documents instead of the Debtors. However, the Litigation Trust shall not be obligated to serve written responses and objections to such document request, subpoena, or other demand for production of Documents directed to the Debtors.

4.3 Authentication Materials.

4.3.1 Upon reasonable request of the Litigation Trust, the Debtors will provide the Litigation Trust with a declaration that establishes, to the best of their knowledge and to the greatest extent possible, the authentication of the Litigation Materials that were in the Debtors’ possession, custody, or control, and sufficient information concerning these materials to facilitate their admission into evidence. To the greatest extent possible, such declaration shall be in a form sufficient to render the Litigation Materials self-authenticating in accordance with Federal Rule of Evidence 902 (or an equivalent rule under applicable state or foreign law) and business records in accordance with Federal Rule of Evidence 803(6) (or an equivalent rule under applicable state or foreign law). Further, upon reasonable request, the Debtors shall, to the extent known, provide the Litigation Trust with the names of individuals with knowledge who can authenticate Documents produced by the Debtors to the Litigation Trust, including Litigation Materials, and prove their chain of custody in court proceedings, in accordance with the Federal Rules of Evidence, and shall take reasonable steps to secure the cooperation of those individuals to authenticate those Documents.

4.4 Document Retention. The Debtors shall preserve, or cause to be preserved, unless and until they are transferred to the Litigation Trust, Documents or information known or reasonably believed, or that upon reasonable inquiry the Debtors should know or reasonably believe, to be in any way related to the Litigation Trust Causes of Action until the earlier of (i) notification by the Litigation Trustee in writing that such records are no longer required to be preserved and (ii) 90 days following the conclusion of all litigation regarding the Litigation Trust Causes of Action, whether concluded by compromise, settlement, abandonment, final judgment, or any other resolution, including all appeals as to all parties to any such dispute. Notwithstanding Section 4.8 hereof, any cost or expense solely associated with such preservation shall be at the Debtors’ cost and expense. For the avoidance of doubt, the Debtors shall have no continuing obligations under this Agreement to preserve any Litigation Materials that have been transferred to the Litigation Trust. Nothing herein shall modify the Debtors’ document preservation obligations otherwise in existence by operation of law, including but not limited to if the Debtors are in receipt of a litigation hold notice, a subpoena, or other discovery requests.

4.5 Privileged Materials.

4.5.1 In no circumstances shall the provision of Litigation Materials to the Litigation Trust constitute a waiver, including a subject matter waiver, of any privilege held by the Debtors. Any attorney-client privilege, work-product privilege, or other privilege or immunity held by the Debtors related solely to Litigation Trust Causes of Action and attaching to the Litigation Materials (the “Privileged Materials”) shall be shared with the Litigation Trust. This sharing of privileges encompasses privileges held only by any of the Debtors, including any

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predecessors, boards, affiliated controlling boards, committee or sub-committees of the board or affiliated controlling board, or other designated entities or persons related to the Debtors for which the Debtors control such privileges. This provision and the extension of such privileges constitutes agreement that the Litigation Trust is the successor in interest to the Debtors solely with respect to the Litigation Trust Causes of Action, and there is a common legal interest between the Debtors and the Litigation Trust with respect to the Litigation Trust Causes of Action in connection with the sharing of and provision of access to Litigation Materials to the extent related to the Litigation Trust Causes of Action that are protected by the attorney-client privilege, work product doctrine, common interest, or other privilege or protection, and for purposes of confidentiality restrictions.

4.5.2 For the avoidance of doubt, the Debtors and the Litigation Trust shall share ownership of all applicable privileges, protections, or other immunities that may attach to the Privileged Materials, but the Debtors alone shall have the consent rights over disclosures of the Privileged Materials to third parties. The Litigation Trustee and the Debtors shall meet and confer in good faith to resolve any dispute regarding the existence of any privilege, protection or other immunities with respect to the Litigation Materials. Any disputes regarding the existence of any such privilege, protection or immunity that are not resolved between the Parties may be resolved by the Bankruptcy Court. In the event the Litigation Trustee desires to waive any privileges, protections or immunities that may attach to the Privileged Materials (the “Proposed Waiver”), the Litigation Trustee shall provide the Debtors with copies of all documents then-contemplated in connection with the Proposed Waiver (the “Proposed Waiver Disclosure”), its reason(s) for the Proposed Waiver, and request the Debtors’ consent to the Proposed Waiver, which consent shall not be unreasonably withheld. Any disputes regarding the Proposed Waiver that are not resolved between the Parties within fourteen (14) days of the Proposed Waiver Disclosure may be resolved by the Bankruptcy Court.

4.5.3 No Privileged Materials shall be disclosed, used, communicated, or shared by the Litigation Trust in a manner that would diminish or compromise the privileged status of such information absent express written consent of the Debtors.

4.5.4 If the Litigation Trust is ordered to disclose any Privileged Materials by any court over the Litigation Trust’s good faith objection, then it shall not be a violation of this Agreement for the Litigation Trust to comply with such order.

4.6 Preservation of Privileges and Defenses.

4.6.1 To the extent the Litigation Materials contain privileged information wholly unrelated to the Litigation Trust Causes of Action, the Debtors may, in writing (including via email) request the return of any such document (“Recalled Document”). A request for the return of a Recalled Document shall identify the specific document and the basis for clawing back such document, in whole or in part, from production. Further, with respect to any Recalled Document, the Litigation Trust shall immediately cease use or disclosure of such document, and the Debtors, if appropriate, shall within ten (10) Business Days provide a version of the document to the Litigation Trust that redacts any such privileged information.

4.6.2 If the Debtors request the return, pursuant to section 4.4.1 hereof, of any Recalled Document then in the custody of the Litigation Trust, the Litigation Trust shall either (a) within ten (10) Business Days (x) return, delete, or destroy the Recalled Document and all copies thereof, (y) undertake reasonable measures to obtain or confirm the deletion or destruction of any copies it produced to other parties, and (z) delete or destroy all notes or other work product

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reflecting the content of such Recalled Document, or alternatively (b) within ten (10) Business Days of receipt of such a request, challenge such request in accordance with section 13.2.10 hereof, but neither the Litigation Trust nor any other third party shall be entitled to contend that the provision of the Recalled Document pursuant to this Agreement constituted a waiver of any applicable privilege(s), protection(s), or immunity. In the event the Litigation Trust commences a challenge in connection with the Debtors’ request for return of a Recalled Document, then the Litigation Trust need not take the steps described in (a) of this paragraph in this section 4.5.2 until such challenge has been fully resolved, but the Litigation Trust may not use or disclose the Recalled Document (or work product reflecting the contents of the Recalled Document) unless and until the challenge is resolved in the Litigation Trust’s favor.

4.7 Confidentiality.

4.7.1 The Confidentiality Agreement and Stipulation shall be deemed modified as follows for the purposes of the Litigation Materials provided pursuant to this Agreement: The Litigation Trust may share documents designated as Highly Confidential only with: (i) any current employee, director, or professional of the Debtors; (ii) the Litigation Trustee (as well as stenographic, clerical, legal assistant employees, consultants, experts, and agents of the Litigation Trustee whose functions require access to Confidential Material), as applicable; (iii) retained professionals to the Litigation Trustee (as well as stenographic, clerical, legal assistant employees, consultants, experts, and agents of those professionals whose functions require access to Confidential Material), as applicable; (iv) experts and consultants engaged by the Litigation Trust for purposes of Litigation Trust Causes of Action litigation who agree in writing to the Debtors to keep such information confidential or highly confidential, as applicable; (v) third-party contractors engaged by the Litigation Trust for litigation support; (vi) any court or tribunal in respect of the Litigation Trust Causes of Action; and (vii) any other person upon agreement of the Litigation Trustee and the Debtors ((i)-(vii) collectively, the “Confidential Recipients”). Except as otherwise provided under section 4.5.2 hereof, the Litigation Trust shall not provide access to the Litigation Material to any individual or entity other than as expressly authorized under this Agreement

4.7.2 HIPAA Compliance. Further, with respect to any Documents and information produced pursuant to this Agreement, the Litigation Trustee shall undertake reasonable efforts to comply with, and ensure that its use of the Litigation Materials does not result in the unlawful disclosure of “protected health information” in violation of, any applicable legislative and regulatory requirements of privacy, security and electronic transaction components of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including 45 C.F.R. § 164.512(e) (2023) (“Privacy Regulation”). The Litigation Trustee shall also undertake reasonable efforts to ensure that a qualified protective order, as such term is used under HIPAA and the Privacy Regulation, governs the production or distribution of Documents and information in any litigation regarding any Litigation Trust Cause of Action, and, for the avoidance of doubt, such qualified protective order shall meet the standards required under the Privacy Regulation.

4.7.3 Litigation Materials transferred by the Debtors to the Litigation Trust shall be maintained by counsel to the Litigation Trust, on a secure, internal document database, and such counsel shall be the custodian of records under this Agreement and shall comply with all applicable state and federal laws, rules and regulations with respect to the security and non-disclosure of all HIPAA Protected Health Information or other personally identifiable information in the Litigation Materials.

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4.7.4 Within 90 days of the conclusion of any litigation regarding a Litigation Trust Cause of Action, whether concluded by compromise, settlement, abandonment, final judgment, or any other resolution, including all appeals as to all parties to any such dispute, the Litigation Trustee shall take all commercially reasonable steps to destroy all Litigation Materials that include protected health information, as such term is defined under HIPAA and the Privacy Regulation, and all copies thereof in the possession of any person, except that: counsel may retain for its records their work product and a copy of court filings, deposition transcripts, deposition recordings, deposition exhibits, expert reports, exhibits introduced at any hearing, and Litigation Material that is auto-archived or otherwise “backed up” on electronic management and communications systems or servers, or as may be required for regulatory recordkeeping purposes; provided that such retained documents will continue to be treated as provided in a qualified protective order governing document sharing in such litigation, which qualified protective order shall meet all HIPAA and Privacy Regulation requirements. The Litigation Trustee shall verify the destruction of Litigation Materials that include protected health information in writing to the Debtors.

4.7.5 The terms of the Confidentiality Agreement and Stipulation shall apply to any Litigation Material, with the following additional modifications: (i) the Confidential Recipient shall provide thirty (30) days’ written notice (unless exigent circumstances do not afford time for such notice, in which case the Confidential Recipient shall provide as much written notice as reasonably possible) to the Debtors before disclosing any Confidential Material to the Bankruptcy Court or other court of competent jurisdiction orally or in writing to allow the Debtors to obtain a protective order or agreement limiting disclosure of such material to other parties or to the public; and (ii) in the event that the Confidential Recipient is required or requested (a) by a court of competent jurisdiction; (b) in connection with a foreign proceeding or litigation; or (c) by a federal, state, or local governmental or regulatory body, in each case, to disclose any Confidential Material supplied to the Confidential Recipient, the Confidential Recipient will provide the Debtors with prompt written notice of such request or requirements so that the Debtors and/or their affiliates may seek, at their sole cost and expense, an appropriate protective order or agreement and/or seek appropriate approvals from the Bankruptcy Court and/or any other court, tribunal, or governmental or regulatory body having jurisdiction over the relevant action, litigation, proceeding, or hearing, as applicable; and in the absence of a protective order or the receipt of a waiver hereunder, the Confidential Recipient may disclose only that portion of the Confidential Material that it is legally compelled to disclose.

4.8 Costs. The Data Transfer contemplated under this Agreement shall be provided at no cost or expense to the Litigation Trust. The Litigation Trust and the Debtors shall otherwise bear their own costs associated with this Agreement. The Debtors reserve the right to seek costs in connection with any discovery subsequently sought from the Debtors subsequent to completing the Data Transfer.

ARTICLE V

SIMPLY/MSP PROCEEDS AND CPE ASSET SALE PROCEEDS

5.1 Simply/MSP Proceeds.

5.1.1 The Debtors shall (a) keep the Litigation Trustee reasonably informed through periodic written reports as material developments occur, about the status and progress of the MSP Claims, Simply Claims and Simply Litigation (except for any information that constitutes attorney client work product or proprietary information, subject to any confidentiality agreement or common interest agreement which may be entered into by the Litigation Trustee and the Debtors), (b) unless expressly restricted from doing so (and the Debtors shall use commercially reasonable efforts to address any such restriction), and where such restriction cannot be addressed through a common interest agreement, inform the Litigation Trustee regarding any settlement discussions, and (c) exercise commercially reasonable efforts to prosecute the applicable Claims and litigations expeditiously and in good faith until settlement or final resolution, without undue delay.

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5.1.2 The Debtors shall inform the Litigation Trustee as to the identity and fee arrangements and retention letters with each of the professionals representing the Debtors in connection with the MSP Claims, Simply Claims, Simply Litigation and Simply/MSP Proceeds, and inform the Litigation Trustee prior to retaining any new professionals or adjusting any fee arrangements.

5.2 CPE Assets.

5.2.1 CPE Asset Sale Process. The Debtors agree that, from and after the date hereof for a period of 180 days (the “Initial CPE Sale Period”), the Litigation Trustee (or its professionals acting on its behalf) shall be authorized and empowered to market and sell the CPE Assets. During the Initial CPE Sale Period, the Litigation Trustee (or its professionals acting on its behalf), in its sole discretion, may, and is hereby irrevocably authorized to, in its own name or in the name of any one or more of the Debtors, (a) identify, solicit, engage and negotiate with prospective buyers regarding the sale of all or any portion of the CPE Assets pursuant to one or more sale transactions (each, a “CPE Asset Sale Transaction”), (b) enter into a definitive purchase agreement and/or such other definitive documentation as the Litigation Trustee deems appropriate with respect to any one or more CPE Asset Sale Transactions (collectively, with respect to any CPE Asset Sale Transaction, the “CPE Asset Sale Documentation”), and (c) consummate the CPE Asset Sale Transactions, on the terms and subject to the conditions set forth in the applicable CPE Asset Sale Documentation. Further, during the Initial CPE Sale Period, the Litigation Trustee shall have complete discretion over the terms and conditions of any CPE Asset Sale Transaction and the CPE Asset Sale Documentation with respect thereto, including the purchase price, payment terms, conditions to closing, timing of closing, representations and warranties, releases, holdbacks and escrows, and any waivers or amendments of any such terms and conditions and is hereby authorized to engage professional advisors, including legal counsel and financial advisors, for the purposes of advising the Litigation Trustee with respect to the CPE Asset marketing process and any CPE Asset Sale Transactions.

5.2.2 Debtor Cooperation. During the Initial CPE Sale Period, the Debtors shall retain all of their right, title and interest in and to all of the CPE Assets unless and until the applicable CPE Assets are sold in a CPE Asset Sale Transaction, and the Debtors shall not (x) encumber, grant any liens upon or security interests in, or otherwise take any action that adversely affects title to, the CPE Assets or any of them; provided, that the CPE Assets may be encumbered by the Liens provided by the Exit Facility Documents solely in respect of the value or proceeds thereof that, in conjunction with the Simply/MSP Proceeds and the De Minimis Asset Sale Proceeds (in an amount up to the De Minimis Asset Sale Proceeds Cap), exceeds $1,000,000.00, or (y) sell, transfer, assign, convey or otherwise dispose of any CPE Assets except

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with the prior written consent of the Litigation Trustee. The Debtors shall provide such reasonable cooperation as the Litigation Trustee may reasonably request from time to time with respect to the CPE Asset marketing process or any CPE Asset Sale Transaction, including with respect to providing physical access to the CPE Assets during business hours following receipt of advance notice, maintaining existing levels of insurance coverage for the CPE Assets, reasonably preserving the current condition and state of repair of the CPE Assets, negotiating with prospective buyers, entering into CPE Asset Sale Documentation, consummating CPE Asset Sale Transactions, and taking any and all such further reasonable action in connection therewith as the Litigation Trustee may deem reasonably necessary or advisable in order to consummate any CPE Asset Sale Transaction; provided that, subject to section 5.2.4 of this Agreement, the Debtors shall not be required to incur out of pocket costs or expenses in connection with providing such cooperation except to the extent required to maintain such levels of insurance coverage. In connection with any CPE Asset Sale Transaction, the Debtors shall execute and deliver all such agreements, instruments and other documents, and take all such reasonable actions, as the Litigation Trustee may reasonably request from time to time, to provide for the CPE Assets that are sold pursuant to such CPE Asset Sale Transaction to be conveyed and transferred to the purchaser thereunder, free and clear of all Claims, Liens, Interests and encumbrances, at the closing of such transaction.

5.2.3 Power of Attorney. During the Initial Sale Period, in furtherance of the Litigation Trustee’s authority, power and rights pursuant to this Section 5.2, each of the Debtors hereby irrevocably appoints the Litigation Trustee as such Debtor’s true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Debtor and in the name of such Debtor or in its own name, with the power, authority and right, in the name of such Debtor or its own name, to execute and deliver any and all CPE Asset Sale Documentation and to consummate the transactions contemplated thereby, and to take any and all such actions, as the Litigation Trustee determines is reasonably necessary or advisable in connection with any CPE Asset Sale Transaction. The powers of attorney granted by the Debtors pursuant to this paragraph are coupled with an interest, are irrevocable, and shall not be affected by and shall survive the bankruptcy, insolvency, liquidation, dissolution or winding up of, or any merger, consolidation or similar transaction involving, any such Debtor.

5.2.4 Maintenance Costs and Expense Reimbursement. During the Initial Sale Period, the Debtors shall be responsible for (x) the cost of storing the CPE Assets, the costs of maintaining existing levels of insurance coverage for the CPE Assets and the costs of reasonably preserving the current condition and state of repair of the CPE Assets, and (y) costs, fees, charges and expenses incurred by the Litigation Trustee, Cole Schotz, P.C., Genesis Credit Partners LLC and/or another professional selected by the Litigation Trustee that is reasonably acceptable to the Reorganized Debtors in connection with the marketing and sale of the CPE Assets up to an aggregate amount of $75,000 (the “CPE Marketing Cap”). The Litigation Trustee and/or professionals retained by the Litigation Trustee on the terms set forth herein shall provide fee statements (in the case of attorneys, with reasonably detailed time entries), on a monthly basis, subject to reimbursement by the Debtors within ten (10) business days’ receipt thereof,, unless, within such ten business day period, the Debtors dispute the reasonableness of any such amounts sought for reimbursement, in which case, the Debtors and the affected party shall meet and confer in good faith in an attempt to resolve any such dispute (and any undisputed fees shall be paid upon

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the expiration of such ten (10) business day period); provided, however, that in the event the parties are unable to resolve such dispute, the Debtors shall file an objection with the Bankruptcy Court within such ten (10) business day period, and the disputed fees shall not be paid absent order of the Bankruptcy Court that such fees are reasonable. For the avoidance of doubt, for purposes of this section 5.2.4, (i) the Litigation Trustee or its professionals may only seek reimbursement for fees, costs, charges and expenses incurred in connection with the marketing and sale of the CPE Assets up to the CPE Marketing Cap and (ii) the Debtors shall not be responsible for any fees or costs associated with the transfer, disassembly, reassembly, shipping, or handling of the CPE Assets, to the extent sold.

5.2.5 Right of First Refusal. Following the Initial CPE Sale Period, the Litigation Trustee may elect to take title to the CPE Assets (the “CPE Title Transfer Election”), in which case (i) any and all the Debtors’ rights, title and interests under and to the CPE Assets shall be transferred to and vest in the Litigation Trust free and clear of all Claims, Liens, encumbrances, charges and other interests (each as defined in the Plan) and (ii) the Litigation Trustee shall bear all go-forward costs associated with the transfer and possession of the CPE Assets, including, but not limited to, storage, maintenance, upkeep, insurance, security, and ancillary costs, as well as any further costs associated with the sale and marketing of the CPE Assets, in each case to the extent applicable. The Litigation Trustee will have ten (10) days following expiry of the Initial CPE Sale Period to make the CPE Title Transfer Election and, absent such election, (i) the Reorganized Debtors may promptly dispose of the CPE Assets and (ii) all other rights of the Litigation Trustee with respect to such assets shall terminate.

5.2.6 CPE Asset Sale Proceeds. Promptly following the consummation of any CPE Asset Sale Transaction, the Debtors shall remit all such proceeds from the CPE Asset Sale Transaction (as and to the extent required under the Plan and Confirmation Order) to the Litigation Trustee. In addition, following the receipt of any insurance proceeds resulting from the loss or damage of any of the CPE Assets, the Debtors shall remit all such proceeds (as and to the extent required by the Plan and Confirmation order) to the Litigation Trustee. If the Litigation Trustee makes the CPE Title Transfer Election in compliance with Section 5.2.5 and subsequently sells the CPE Assets in an amount which exceeds, together with the Simply/MSP Proceeds and the De Minimis Asset Sale Proceeds (in an amount up to the De Minimis Asset Sale Proceeds Cap), $1,000,000.00, then the Litigation Trustee shall remit any such excess proceeds to the Reorganized Debtors promptly following receipt of the same.

ARTICLE VI

CLAIMS RECONCILATION PROCESS

6.1 Claims Reconciliation Process. From and after the Effective Date, the Debtors shall be responsible for the Claims Reconciliation Process; provided, however, that the prior written consent of the Litigation Trustee (which consent shall not be unreasonably withheld, condtioned or delayed) shall be required with respect to the allowance of any Non-RSA GUC Claim that is (x)(i) asserted in the amount of $200,000 or more and (ii) is proposed to be Allowed at more than 50% of its asserted amount, (y) is proposed to be Allowed in an amount of $1 million or more, or (z) held by an affiliate or insider of the Debtors. Notwithstanding the immediately preceding sentence, the Litigation Trust shall be responsible for, and have standing in the Chapter

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11 Cases in respect of, the Claims Reconciliation Process with respect to the Exposito Claims (as defined in the Plan). Notwithstanding anything contained herein to the contrary, absent the prior written consent of the Litigation Trustee (such consent not to be unreasonably withheld), the Debtors shall not impose or allocate liabilities to the Litigation Trustee, in his capacity as such, or the Litigation Trust Assets.

6.2 Standing of Litigation Trustee. Notwithstanding the foregoing, the Litigation Trustee shall have standing in the Chapter 11 Cases in respect of any Non-RSA GUC Claims and the Claims Reconciliation Process, including the right (but not the obligation) to object to Non-RSA GUC Claims and/or any proposed settlements by and between the Debtors and any holder of a Non-RSA GUC Claim, subject to prior notice to, and coordination with, counsel to the Debtors, which notice must be in writing (email being acceptable). The Litigation Trustee shall provide three (3) business days’ notice (email being sufficient) of its intent to file an objection prior to filing such an objection. In the event the Litigation Trustee exercises its right to object to any Non-RSA GUC Claims or object to any proposed settlements, the Litigation Trust shall solely bear the cost of such objection, which costs shall be paid solely from Litigation Trust Assets.

6.3 Claims Objection Procedures. The Debtors shall be entitled to seek, in consultation with the Litigation Trustee, Bankruptcy Court approval of procedures governing the resolution or reconciliation of Non-RSA GUC Claims.

6.4 Register. The Disbursing Agent shall be responsible for maintaining (or engaging a claims agent to maintain) a register (the “Register”) for purposes of recording ownership of Litigation Trust Interests. No transfer of a Litigation Trust Interest shall be effective unless and until recorded in the Register. The Disbursing Agent shall, upon the written request of a Beneficiary (and at the Beneficiary’s expense), provide reasonably adequate documentation evidencing such Beneficiary’s Litigation Trust Interest, as indicated on the books and records of the Disbursing Agent.

6.5 Plan Distributions. The Disbursing Agent shall be responsible for administering distributions of Litigation Trust Distributable Proceeds received from the Litigation Trust under Article VII of this Agreement to Beneficiaries under the Plan (“Plan Distributions”). The Debtors shall be responsible for the payment of all fees, costs and expenses associated with the Disbursing Agent’s administration of the Plan Distributions.

6.6 Disputed Claims Reserve Taxes. All taxes imposed on assets or income of the Disputed Claims Reserve, and any expenses associated with maintaining the Disputed Claims Reserve, shall be payable by the Litigation Trust from Litigation Trust Assets.

6.7 Fee and Expenses. Other than as set forth in this Agreement, the Debtors shall be responsible for the payment of all fees, costs and expenses associated with the Claims Reconciliation Process, including the fees and expenses incurred by professionals selected by the Debtors and any claims agent appointed by the Debtors in connection with the Claims Reconciliation Process, and the Litigation Trust shall not be liable or responsible for any such fees or expenses except as otherwise expressly provided in this Agreement; provided, however, notwithstanding the foregoing, from and after the Effective Date, the Debtors shall be responsible for the payment of all reasonable fees, costs, charges and expenses of the Litigation Trustee and its counsel, Cole Schotz, P.C., in connection with the Litigation Trustee’s reconciliation, resolution of and/or objection to, including any action seeking to subordinate, the Exposito Claims, subject to the compensation procedures set forth in section 5.2.4 hereof

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6.8 Cooperation; Reporting. The Debtors and the Litigation Trustee shall consult one another and reasonably cooperate with respect to Plan Distributions and the Register. The Debtors and Litigation Trustee shall keep each other reasonably informed about the progress of the Claims Reconciliation Process, and the Debtors’ shall provide monthly written reports summarizing the status of the Claims Reconciliation Process in reasonable detail; provided, that the Debtors shall not be required to report or provide any information that is determined by the Debtors, in their sole discretion, to be protected by attorney/client privilege or the attorney work product doctrine, or that could result in the disclosure of confidential, proprietary company information (subject to any confidentiality agreement or common interest agreement which may be entered into by the Litigation Trustee and the Debtors). The Disbursing Agent shall keep the Litigation Trustee and the Debtors reasonably informed about updates and modifications to the Register. Both the Debtors and the Litigation Trustee shall have access to information regarding the Disputed Claims Reserve.

ARTICLE VII

DISTRIBUTIONS OF LITIGATION TRUST DISTRIBUTABLE PROCEEDS

7.1 Distribution of Litigation Trust Distributable Proceeds. Following the transfer of Litigation Trust Assets to the Litigation Trust, the Litigation Trustee shall make continuing efforts on behalf of the Litigation Trust to collect, liquidate, and distribute all Litigation Trust Distributable Proceeds, if any, to the Disbursing Agent for the benefit of and further distribution to Beneficiaries in accordance with the Plan and Confirmation Order, except that the Litigation Trust may retain an amount of (and may establish one or more reserves to meet) Litigation Trust Assets determined by the Litigation Trustee to be reasonably necessary to maintain the value of the Litigation Trust Assets, satisfy incurred and estimated future Litigation Trust Expenses and any expenses, claims and contingent liabilities of the Litigation Trust and Litigation Trustee, and the retention of such amounts may preclude distributions to the Disbursing Agent.

7.2 Right to Rely on Professionals. Without limitation of the generality of section 9.6 of this Agreement, in determining the amount of any distribution of Litigation Trust Distributable Proceeds to the Disbursing Agent, the Litigation Trustee may rely and shall be fully protected in relying on the advice and opinion of the Litigation Trust’s counsel, financial advisors, accountants, and other professionals.

7.3 Method and Timing of Distributions. Distributions of Litigation Trust Distributable Proceeds to the Disbursing Agent for the benefit of and distribution to Beneficiaries under the Plan will be made from the Litigation Trust in accordance with the terms of this Agreement.

7.4 Periodic Distribution; Withholding. The Litigation Trustee shall make distributions from the Litigation Trust to the Disbursing Agent for further distribution to the Beneficiaries at least annually, to the extent it determines the Litigation Trust has sufficient cash available for distribution from all net cash income and all other cash received by the Litigation Trust, and the Litigation Trustee is otherwise authorized to make distributions from the Litigation Trust to the Disbursing Agent for further distribution to the Beneficiaries at any time following the Effective Date if it determines, upon the exercise of its business judgment, after consulting with its professionals, that making a distribution is in the best interests of the Beneficiaries; provided, however, that the Litigation Trustee may, to the extent consistent with applicable law as

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to liquidating trusts (e.g., Rev. Proc. 82-58, 1982-2 C.B. 847, as amplified by Rev. Proc. 91-15, 1991-1 C.B. 484 and Rev. Proc. 94-45, 1994-2 C.B. 684), retain such amounts (i) as are reasonably necessary to meet contingent liabilities, and to maintain the value of the Litigation Trust Assets during the term of the Litigation Trust, (ii) to pay reasonable administrative expenses including, without limitation, the compensation and the reimbursement of reasonable, actual and necessary costs, fees (including attorneys’ fees) and expenses of the Litigation Trustee in connection with the performance of the Litigation Trustee’s duties in connection with this Agreement and any amounts owed to the Litigation Trustee pursuant to the terms hereof, and (iii) to satisfy all other liabilities incurred or assumed by the Litigation Trust (or to which the Litigation Trust Assets are otherwise subject) in accordance with this Agreement. The Litigation Trustee, in its discretion, may cause the Litigation Trust (including by directing the Disbursing Agent), to withhold and/or pay to the appropriate tax authority from amounts distributable from the Litigation Trust to any Beneficiary any and all amounts as may be sufficient to pay the maximum amount of any tax or other charge that has been or might be assessed or imposed by any law, regulation, rule, ruling, directive, or other governmental requirement on such Beneficiary or the Litigation Trust with respect to the amount to be distributed to such Beneficiary. The Litigation Trustee shall determine such maximum amount to be withheld by the Disbursing Agent, in its sole, reasonable discretion and shall direct the Disbursing Agent to distribute to the Beneficiary any excess amount withheld. In the alternative, the Litigation Trustee may direct the Disbursing Agent to determine any amounts to be withheld in respect of distributions to Beneficiaries described in the preceding two sentences, in its reasonable discretion. All amounts properly withheld or deducted from distributions to the Beneficiary as required by applicable law and paid over to the applicable taxing authority for the account of such Beneficiary shall be treated as part of the distribution to such Beneficiary. To the extent that the operation of the Litigation Trust or the liquidation of the Litigation Trust Assets creates a tax liability imposed on the Litigation Trust, the Litigation Trust shall timely pay such tax liability and any such payment shall be considered a cost and expense of the operation of the Litigation Trust payable without Bankruptcy Court order.

7.5 IRS Forms. The Litigation Trustee may direct the Disbursing Agent to require any holder of a Non-RSA GUC Claim to complete the appropriate IRS Form W-8 or IRS Form W-9 as a prerequisite to receiving any distribution under the Plan. If a holder of a Non-RSA GUC Claim does not so provide to the Disbursing Agent within ninety (90) days of written request with all documentation, that in the Litigation Trustee’s reasonable business judgment, is necessary to determine that all tax withholding and reporting requirement for such Non-RSA GUC Claim, including a IRS Form W-8 or IRS Form W-9, the distribution on such Non-RSA GUC Claim shall be deemed disallowed and expunged in its entirety and the funds shall become Litigation Trust Assets and redistributed to the other holders of Allowed Non-RSA GUC Claims in accordance with the terms of the Plan and Confirmation Order.

ARTICLE VIII

BENEFICIARIES

8.1 Interest Beneficial Only. The ownership of a Litigation Trust Interest shall not entitle any Beneficiary, the Debtors to any title in or to, or possession, management or control of, any of the Litigation Trust Assets or to any right to call for a partition or division of such assets or to require an accounting.

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8.2 Ownership of Beneficial Interests Hereunder. Each Beneficiary shall own a Litigation Trust Interest that shall, subject to section 8.7 of this Agreement and the Plan, be entitled to a distribution in the amounts, and at the times, set forth in this Agreement and the Plan.

8.3 Evidence of Beneficial Interest. Ownership of a Litigation Trust Interest in the Litigation Trust shall not be evidenced by any certificate, security, or receipt or in any other form or manner whatsoever, except as maintained on the Register (as defined below) maintained by the Debtors or the Disbursing Agent (copies of which shall be provided to the Litigation Trustee upon request).

8.4 No Right to Accounting. Neither the Beneficiaries nor their successors, assigns, creditors, nor any other Person shall have any right to an accounting by the Litigation Trustee, and the Litigation Trustee shall not be obligated to provide any accounting to any Person. Nothing in this Agreement is intended to require the Litigation Trustee at any time or for any purpose to file any accounting or seek approval of any court with respect to the administration of the Litigation Trust or as a condition for making any advance, payment, or distribution out of proceeds of Litigation Trust Assets.

8.5 No Standing. Except as expressly provided in this Agreement, no Beneficiary shall have standing to direct or to seek to direct the Litigation Trust or Litigation Trustee to do or not to do any act or to institute any action or proceeding at law or in equity against any Person upon or with respect to the Litigation Trust Assets.

8.6 Requirement of Undertaking. The Litigation Trustee may request the Bankruptcy Court to require, in any suit for the enforcement of any right or remedy under this Agreement, or in any suit against the Litigation Trustee for any action taken or omitted by it as Litigation Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, including reasonable attorneys’ fees, against any party litigant in such suit; provided, however, that the provisions of this section 8.6 shall not apply to any suit by the Litigation Trustee.

8.7 Limitation on Transferability. It is understood and agreed that the Litigation Trust Interests shall be non-transferable and non-assignable except by will, intestate succession or by operation of law. An assignment by operation of law shall not be effective until appropriate notification and proof thereof is submitted to the Litigation Trustee, and the Litigation Trustee may continue to cause the Litigation Trust to pay all amounts to or for the benefit of the assigning Beneficiaries until receipt of proper notification and proof of assignment by operation of law. The Litigation Trustee may rely upon such proof without the requirement of any further investigation.

8.8 Effect of Death, Dissolution, Incapacity, or Bankruptcy of Beneficiary. The death, dissolution, incapacity, or bankruptcy of a Beneficiary during the term of the Liquidating Trust shall not operate to terminate the Liquidating Trust during the term of the Liquidating Trust nor shall it entitle the representative or creditors of such deceased, incapacitated or bankrupt Beneficiary to an accounting or to take any action in any court or elsewhere for the distribution of the Liquidating Trust Assets or for a partition thereof, nor shall it otherwise affect the rights and obligations of the Beneficiary under this Agreement or such Beneficiary’s interests in the Liquidating Trust or the Liquidating Trust Assets.

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8.9 Exemption from Registration. The Litigation Trust Interests, and the rights of the Beneficiaries to receive Litigation Trust Distributable Proceeds (if any), shall not constitute “securities” under applicable law, and shall not be registered pursuant to the Securities Act. However, if it is determined that the Litigation Trust Interests and the Beneficiaries’ rights to receive Litigation Trust Distributable Proceeds (if any) constitute “securities,” the exemption from registration under section 1145 of the Bankruptcy Code is intended to be applicable to such securities, and such securities would be exempt from registration. No party to this Agreement shall make a contrary or different contention.

ARTICLE IX

THIRD PARTY RIGHTS AND LIMITATION OF LIABILITY

9.1 Parties Dealing With the Litigation Trustee. In the absence of actual knowledge to the contrary, any Person dealing with the Litigation Trust or the Litigation Trustee shall be entitled to rely on the authority of the Litigation Trustee or any of the Litigation Trustee’s agents to act in connection with the Litigation Trust Assets. There is no obligation of any Person dealing with the Litigation Trustee to inquire into the validity or expediency or propriety of any transaction by the Litigation Trustee or any agent of the Litigation Trustee.

9.2 Limitation of Litigation Trustee Liability.

9.2.1 The Litigation Trustee shall have fiduciary duties to the Beneficiaries consistent with the fiduciary duties that a member of an official committee appointed pursuant to section 1102 of the Bankruptcy Code has to the constituents represented by such committee, and shall exercise its responsibilities accordingly; provided, however, that the Litigation Trustee shall not owe any fiduciary obligations to any defendants or adverse parties to the Litigation Trust Causes of Action, it being the intent that the Litigation Trustee’s duties are to maximize the value of the Litigation Trust Assets, including the Litigation Trust Causes of Action.

9.2.2 Without limiting the Litigation Trustee’s fiduciary duties described above, the Litigation Trustee need not provide notice to or obtain an order or approval of the Bankruptcy Court in the exercise of any power, right or discretion conferred hereunder. In exercising the rights granted herein, the Litigation Trustee shall exercise the Litigation Trustee’s business judgment, for the benefit of the Beneficiaries, in order to properly manage the affairs of the Litigation Trust, safeguard the interests of all Beneficiaries, and maximize the value of the Litigation Trust Assets after giving due regard to the cost, risk and delay of any course of action.

9.2.3 However, notwithstanding anything herein to the contrary, neither the Litigation Trustee nor any of its firms, companies, affiliates, partners, officers, directors, members, employees, professionals, advisors, attorneys, financial advisors, investment bankers, representatives, disbursing agent or other agents, or any of such Person’s successors and assigns, shall incur any responsibility or liability to any Person by reason of any error of law or fact or of any matter or thing done or suffered or omitted to be done arising under, in connection with or related to this Agreement, whether sounding in tort, contract, or otherwise, except for fraud, gross negligence, or willful misconduct that is found by a final judgment of a court of competent jurisdiction (not subject to further appeal or review) to be the direct and primary cause of loss, liability, damage, or expense suffered by the Litigation Trust. In no event shall the Litigation Trustee Parties be liable for indirect, punitive, special, incidental or consequential damage or loss (including, but not limited to, lost profits) whatsoever, even if the Litigation Trustee has been informed of the likelihood of such loss or damages and regardless of the form of action. Without limiting the foregoing, the Litigation Trustee shall be entitled to the benefits of the limitation of liability and exculpation provisions set forth in the Plan and the Litigation Trustee shall be entitled to the benefits of the limitation of liability and exculpation provisions set forth in the Confirmation Order.

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9.3 No Liability for Acts of Other Persons. None of the Persons identified in the immediately preceding section 6.2 of this Agreement shall be liable for the act or omission of any other Person identified in that section.

9.4 No Liability for Acts of Predecessors. No successor Litigation Trustee shall be in any way liable or responsible for the acts or omissions of any Litigation Trustee in office prior to the date on which such successor becomes the Litigation Trustee, unless a successor Litigation Trustee expressly assumes such liability or responsibility.

9.5 No Liability for Good Faith Error of Judgment. The Litigation Trustee shall not be liable for any error of judgment made in good faith, unless it shall be finally determined by a final judgment of a court of competent jurisdiction (not subject to further appeal or review) that the Litigation Trustee was grossly negligent in ascertaining the pertinent facts.

9.6 Reliance by Litigation Trustee on Documents and Advice of Counsel or Other Persons. Except as otherwise expressly provided herein, the Litigation Trustee may rely upon, and shall be protected in acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order or other paper or document believed by them to be genuine and to have been signed or presented by the proper party or parties. The Litigation Trustee also may engage and consult with its respective legal counsel and other agents and advisors, and shall not be liable for any action taken, omitted, or suffered in reliance upon the advice of such counsel, agents, or advisors.

9.7 No Liability For Acts Approved by Bankruptcy Court. The Litigation Trustee shall have the right at any time to seek instructions from the Bankruptcy Court concerning the administration of the Litigation Trust or disposition of the Litigation Trust Assets. The Litigation Trustee shall not be liable for any act or omission that has been approved by the Bankruptcy Court, and all such actions or omissions shall conclusively be deemed not to constitute fraud, gross negligence, or willful misconduct.

9.8 No Personal Obligation for Trust Liabilities. Except as otherwise provided herein, Persons dealing with the Litigation Trustee shall have recourse only to the Litigation Trust Assets to satisfy any liability incurred by the Litigation Trustee to any such Person in carrying out the terms of this Agreement, and the Litigation Trustee shall have no personal, individual obligation to satisfy any such liability.

9.9 Indemnification. The Litigation Trustee and each of its respective accountants, agents, assigns, attorneys, bankers, consultants, directors, employees, executors, financial advisors, investment bankers, real estate brokers, transfer agents, independent contractors, managers, members, officers, partners, predecessors, principals, professional persons, representatives, affiliate, employer and successors (each, an “Indemnified Party”) shall be indemnified for, and defended and held harmless against, by the Litigation Trust and solely from the Litigation Trust Assets, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost, or expense (including the reasonable fees and expenses of their respective professionals) actually incurred, for any action taken, suffered, or omitted to be taken by the Indemnified Parties in connection with the acceptance, administration, exercise, and performance

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of their duties under the Plan or this Agreement, as applicable, if the applicable Indemnified Party acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Litigation Trust or its Beneficiaries, except if such loss, liability or damage is determined by a Final Order of a court of competent jurisdiction to have resulted from the fraud, gross negligence or willful misconduct of the Indemnified Party asserting indemnification. An act or omission taken with the approval of the Bankruptcy Court, and not inconsistent therewith, will be conclusively deemed not to constitute gross negligence, willful misconduct, or fraud. The amounts necessary for the indemnification provided in this section (including, but not limited to, any costs and expenses incurred in enforcing the right of indemnification in this section) shall be paid by the Litigation Trustee out of the Litigation Trust Assets. The Litigation Trustee shall not be personally liable for the payment of any Litigation Trust expense or claim or other liability of the Litigation Trust, and no Person shall have any recourse to the Litigation Trustee personally for the payment of any such expense or liability. The indemnification provided in this section shall survive the death, dissolution, incapacity, resignation or removal of the Litigation Trustee, Indemnified Party or the termination of the Litigation Trust, and shall inure to the benefit of each Indemnified Party’s heirs and assigns. For the avoidance of doubt, the Debtors shall not be liable under any circumstances for any actions taken or not taken by the Litigation Trust or the Litigation Trustee. The Litigation Trustee shall not be liable under any circumstances for any act or omission by the Debtors or the Disbursing Agent.

9.9.1 Expense of Litigation Trust; Limitation on Source of Payment of Indemnification. All indemnification liabilities of the Litigation Trust under section 9.9 of this Agreement shall be Litigation Trust Expenses. The amounts necessary for such indemnification and reimbursement shall be paid by the Litigation Trust out of the available Litigation Trust Assets after reserving for all actual and anticipated expenses and liabilities of the Litigation Trust. The Litigation Trustee shall not be personally liable for the payment of any Litigation Trust Expense or claim or other liability of the Litigation Trust, and no Person shall have any recourse to the Litigation Trustee or other Indemnified Parties personally for the payment of any such expense or liability.

9.9.2 Procedure for Current Payment of Indemnified Expenses; Undertaking to Repay. The Litigation Trust shall reasonably promptly pay an Indemnified Party all amounts subject to indemnification under section 9.9 of this Agreement on submission of invoices for such amounts by the Indemnified Party. By accepting any indemnification payment, the Indemnified Party undertakes to repay such amount promptly if it is determined that the Indemnified Party is not entitled to be indemnified under this Agreement. The Bankruptcy Court shall hear and finally determine any dispute arising out of section 9.9 of this Agreement.

9.10 No Implied Obligations. The Litigation Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth herein, and no implied covenants or obligations shall be read into this Agreement against the Litigation Trustee.

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9.11 Confirmation of Survival of Provisions. Without limitation in any way of any provision of this Agreement, the provisions of this Article IX shall survive the death, dissolution, liquidation, incapacity, resignation, replacement, or removal, as may be applicable, of the Litigation Trustee, or the termination of the Litigation Trust or this Agreement, and shall inure to the benefit of the Litigation Trustee’s and the Indemnified Parties’ heirs and assigns.

ARTICLE X

TAX MATTERS

10.1 Tax Treatment of Litigation Trust. Pursuant to and in accordance with the Plan and Confirmation Order, for all federal income tax purposes, the Debtors, the Beneficiaries, the Litigation Trustee and the Litigation Trust shall treat (i) the Litigation Trust as a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d) and Revenue Procedure 94-45 (ii) the Litigation Trust as a grantor trust pursuant to sections 671-677 et seq. of IRC and (iii) the transfer of the Litigation Trust Assets to the Litigation Trust as a transfer of the Litigation Trust Assets (other than to the extent the any Litigation Trust Assets are allocable to Disputed Non-RSA GUC Claims) by the Debtors to the Beneficiaries in satisfaction of their Allowed Non-RSA GUC Claims, followed by a transfer of the Litigation Trust Assets by the Beneficiaries to the Litigation Trust in exchange for the Litigation Trust Interests. Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Litigation Trustee of a private letter ruling from the IRS if required by the Litigation Trustee), the Litigation Trustee may timely make an election under Treasury Regulation Section 1.468B-9 to treat any portion of the Litigation Trust allocable to any Disputed Non-RSA GUC Claims as part of the Disputed Ownership Fund. If and to the extent an election to be taxed as a “disputed ownership fund” is made, for federal income tax purposes the Disputed Ownership Fund will be taxed as a separate corporate entity subject to tax on amounts it earns on a current basis. The Beneficiaries shall be treated as the grantors and deemed owners of the Litigation Trust Assets (other than to the extent the Litigation Trust Assets are allocable to Disputed Non-RSA GUC Claims) for federal income tax purposes.

10.2 Annual Reporting and Filing Requirements. Pursuant to and in accordance with the terms of the Plan, the Confirmation Order and this Agreement, the Litigation Trustee shall file tax returns for the Litigation Trust as a grantor trust in accordance with section 6012 of the IRC and Treasury Regulation section 1.671-4(a). In addition, the Litigation Trustee shall file in a timely manner for the Litigation Trust such other tax returns, including any state and local tax returns, as are required by applicable law and pay any taxes shown as due thereon. The Litigation Trust’s items of taxable income, gain, loss, deduction, and/or credit (other than such items is respect of any Litigation Trust Assets allocable to Disputed Non-RSA GUC Claims) will be allocated to the Beneficiaries in accordance with their relative ownership of Litigation Trust Interests. Within a reasonable time following the end of the taxable year, the Litigation Trust shall send to each Beneficiary a separate statement setting forth such Beneficiary’s items of income, gain, loss, deduction or credit and will instruct each such Beneficiary to report such items on his or her applicable income tax return.

10.3 Payment of Taxes. The Litigation Trust shall be responsible for payment, from the Litigation Trust Assets, of any taxes imposed on the Litigation Trust (including any taxes imposed on any Disputed Ownership Fund) or the Litigation Trust Assets. In accordance therewith, any taxes imposed on any Disputed Ownership Fund or its assets will be paid from the Litigation Trust Assets. The amount of such taxes paid by the Litigation Trust with respect to any Disputed Non-RSA GUC Claims (i) will reduce the amount distributed with respect to such Disputed Non-RSA GUC Claims to the extent it becomes an Allowed Non-RSA GUC Claim and

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(ii) to the extent such Disputed Non-RSA GUC Claims does not become an Allowed Claim, will reduce distributions ratably to all holders in the same Class as such Disputed Non-RSA GUC Claims; provided, however, that any taxes that reduce distributions pursuant to the foregoing clauses (i) and (ii) shall, for all purposes of this Agreement, be treated as amounts distributed to those holders of Claims or Interests whose distributions are so reduced.

10.4 Tax Treatment of Reserves for Disputed Non-RSA GUC Claims. The Litigation Trustee may, in the Litigation Trustee’s sole discretion, determine the best way to report for tax purposes with respect to any Disputed Ownership Fund If an election is made to report any portion of the Litigation Trust allocable to any Disputed Claims as a Disputed Ownership Fund, (i) all parties (including the Trustee and the holders of Litigation Trust Interests) shall report for U.S. federal, state and local income tax purposes consistently with the foregoing and (ii) the Litigation Trust shall comply with all federal and state tax reporting and tax compliance requirements of the Disputed Ownership Fund, including but not limited to the filing of a separate federal tax return for the Disputed Ownership Fund and the payment of federal and/or state income tax due.

10.5 Valuation of Litigation Trust Assets. As soon as possible after the Effective Date, but in no event later than the due date for timely filing of the Litigation Trust’s first federal income tax return (taking into account applicable tax filing extensions), the Litigation Trustee shall determine the fair market value of the Litigation Trust Assets as of the Effective Date, and the fair market value of the portion of the Litigation Trust Assets that is treated for applicable tax purposes as having been transferred to any Beneficiary as a result of the allowance or disallowance of an Disputed Non-RSA GUC Claims, shall be reasonably determined by the Litigation Trustee, based on the Litigation Trustee’s good faith determination and establish appropriate means to apprise the Beneficiaries of such valuation. The valuation shall be used consistently by all parties (including, without limitation, the Debtors, the Litigation Trust, the Litigation Trustee, and the Beneficiaries) for all federal income tax purposes.

10.6 Litigation Trust Allocations. Allocations of Litigation Trust taxable income among the Beneficiaries (other than taxable income allocable to any Disputed Ownership Fund) shall be determined by reference to the manner in which an amount of Cash equal to such taxable income would be distributed (were such cash permitted to be distributed at such time, and without regard to any restrictions on distributions set forth in the Plan or this Agreement) if, immediately prior to such deemed distribution, the Litigation Trust had distributed all its assets (valued at their tax book value, and other than assets allocable to the Disputed Ownership Fund) to the Beneficiaries, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Litigation Trust. Similarly, taxable loss of the Litigation Trust shall be allocated by reference to the manner in which an economic loss would be borne immediately after a hypothetical liquidating distribution of the remaining Litigation Trust Assets. The tax book value of the Litigation Trust Assets for purposes of this Section 10.6 shall equal their fair market value on the Effective Date, adjusted in accordance with tax accounting principles prescribed by the Tax Code, the applicable Treasury Regulations and other applicable administrative and judicial authorities and pronouncements.

10.7 Consistency of Tax Reporting. The Parties and the Beneficiaries shall report for federal and applicable state and local income tax purposes consistently with Article X of this Agreement.

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ARTICLE XI

SELECTION, REMOVAL, REPLACEMENT AND COMPENSATION OF TRUSTEE

11.1 Initial Litigation Trustee. The Litigation Trustee has been selected by the Creditors’ Committee, in consultation with the DIP Lenders and the Ad Hoc First Lien Group and the Debtors, and META Advisors LLC is appointed as Litigation Trustee effective as of the Effective Date.

11.2 Term of Service. The Litigation Trustee shall serve until (a) the completion of the administration of the Litigation Trust Assets and the Litigation Trust, including the winding up of the Litigation Trust, in accordance with this Agreement; (b) termination and dissolution of the Litigation Trust in accordance with this Agreement or (c) the Litigation Trustee’s resignation, death, dissolution, incapacity, liquidation or removal. In the event that the Litigation Trustee’s appointment terminates by reason of resignation, death, dissolution, incapacity, liquidation or removal, the Litigation Trustee shall be immediately compensated for all reasonable fees and expenses accrued but unpaid through the effective date of termination, whether or not previously invoiced. The provisions of Article IX of this Agreement shall survive the resignation or removal of any Litigation Trustee.

11.3 Removal of Litigation Trustee. Any party in interest, on notice and hearing before the Bankruptcy Court, may seek removal of the Litigation Trustee for cause. The Bankruptcy Court shall hear and finally determine any dispute arising out of this section 11.3. Such removal shall become effective on the date specified in the order approving removal by the Bankruptcy Court.

11.4 Resignation of Litigation Trustee. The Litigation Trustee may resign at any time on written notice to the U.S. Trustee and the Bankruptcy Court. The resignation shall be effective on the later of (a) the date specified in the notice of resignation and (b) the date that is thirty days (30) after the date such notice is filed with the Bankruptcy Court. In the event of a resignation, the resigning Litigation Trustee shall file a full and complete accounting of monies and assets received, disbursed, and held during the term of office of that Litigation Trustee.

11.5 Appointment of Successor Litigation Trustee. Upon the resignation, death, dissolution, incapacity, liquidation or removal of a Litigation Trustee, any party in interest (including, in the case of resignation, the Litigation Trustee) may file a motion in the Bankruptcy Court to appoint a successor trustee, which trustee shall be selected in consultation with the Debtors. In the event no party in interest seeks the appointment of a successor Litigation Trustee, the Bankruptcy Court may do so on its own motion. Any successor Litigation Trustee so appointed (a) shall consent to and accept his, her, or its appointment as successor Litigation Trustee, which may be done by e-mail or through acquiescence in not objecting to a motion for approval of his, her, or its appointment as successor Litigation Trustee and (b) shall not have any liability or responsibility for the acts or omissions of any predecessor(s). Any successor Litigation Trustee may be appointed to serve only on an interim basis.

11.6 Powers and Duties of Successor Litigation Trustee. A successor Litigation Trustee shall have all the rights, privileges, powers, and duties of his, her, or its predecessor under this Agreement, the Plan, and Confirmation Order.

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11.7 Litigation Trust Continuance. The resignation, death, dissolution, incapacity, liquidation or removal of the Litigation Trustee shall not terminate the Litigation Trust or revoke any existing agency created pursuant to this Agreement or invalidate any action theretofore taken by the Litigation Trustee.

11.8 Compensation of Litigation Trustee and Costs of Administration. The Litigation Trustee shall receive fair and reasonable compensation for its services in accordance with the terms and conditions of this Agreement and the fee schedule affixed hereto at Annex 2, which shall be charged against the Litigation Trust and paid out of the Litigation Trust Assets. All costs, expenses, and obligations incurred by the Litigation Trustee (or professionals who may be employed by the Litigation Trustee in administering the Litigation Trust, in carrying out their other responsibilities under this Agreement, or in any manner connected, incidental, or related thereto) shall be paid by the Litigation Trust from the Litigation Trust Assets prior to any distribution to the Disbursing Agent for the benefit of and further distribution to holders of Allowed Non-RSA GUC Claims. For the avoidance of doubt, the Debtors shall have no obligation to further fund the Litigation Trust except to the extent of any Incremental Non-RSA GUC Cash Amount, which amount shall be funded to the Litigation Trust in accordance with the Plan.

11.9 Appointment of Supplemental Trustee. If the Litigation Trustee has a conflict or any of the Litigation Trust Assets are situated in any state or other jurisdiction in which the Litigation Trustee is not qualified to act as trustee, the Litigation Trustee shall nominate and appoint a Person duly qualified to act as trustee (the “Supplemental Trustee”) with respect to such conflict, or in such state or jurisdiction, and require from each such Supplemental Trustee such security as may be designated by the Litigation Trustee in its discretion. In the event the Litigation Trustee is unwilling or unable to appoint a disinterested Person to act as Supplemental Trustee to handle any such matter, the Bankruptcy Court, on notice and hearing, may do so. The Litigation Trustee or the Bankruptcy Court, as applicable, may confer upon such Supplemental Trustee any or all of the rights, powers, privileges and duties of the Litigation Trustee hereunder, subject to the conditions and limitations of this Agreement, except as modified or limited by the laws of the applicable state or other jurisdiction (in which case, the laws of the state or other jurisdiction in which such Supplemental Trustee is acting shall prevail to the extent necessary). To the extent the Supplemental Trustee is appointed by the Litigation Trustee, the Litigation Trustee shall require such Supplemental Trustee to be answerable to the Litigation Trustee for all monies, assets and other property that may be received in connection with the administration of all property. The Litigation Trustee or the Bankruptcy Court, as applicable, may remove such Supplemental Trustee, with or without cause, and appoint a successor Supplemental Trustee at any time by executing a written instrument declaring such Supplemental Trustee removed from office and specifying the effective date and time of removal.

ARTICLE XII

DURATION OF LITIGATION TRUST

12.1 Duration. Once the Litigation Trust becomes effective upon the Effective Date of the Plan, the Litigation Trust and this Agreement shall remain and continue in full force and effect until the Litigation Trust is terminated in accordance with the terms set forth in section 12.2 of this Agreement.

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12.2 Termination of Litigation Trust. Upon the date that (a) all objections to Disputed Non-RSA GUC Claims are fully resolved, (b) all Litigation Trust Expenses and all obligations incurred in connection with administering the Litigation Trust are satisfied, and (c) the distribution of all Litigation Trust Assets in accordance with the provisions of this Agreement to Beneficiaries have been made, the Litigation Trust shall terminate and dissolve and the Litigation Trustee shall have no further responsibility in connection therewith except as may be required to effectuate such termination under relevant law.

12.3 Termination after Five Years. If the Litigation Trust has not been previously terminated and dissolved pursuant to section 12.2 hereof by the date that is five (5) years from the Effective Date (the “Outside Termination Date”), on or soon as reasonably practicable following the Outside Termination Date the Litigation Trustee shall distribute all of the Litigation Trust Distributable Assets to the Disbursing Agent for the benefit of, and further distribution to, Beneficiaries in accordance with the Plan and Confirmation Order, and immediately thereafter the Litigation Trust shall dissolve and terminate and the Litigation Trustee shall have no further responsibility in connection therewith except to the limited extent set forth in section 12.5 of this Agreement; provided that the Outside Termination Date may be extended if the Bankruptcy Court, upon a motion made by a party in interest within the six (6) month period prior to such fifth (5th) anniversary of the Effective Date (and, in the event of further extension, at least six (6) months prior to the end of any such further extension period), determines that a fixed period extension is necessary to facilitate or complete the recovery on, and liquidation of, the Litigation Trust Assets. Notwithstanding anything to the contrary in this section 12.3, any such extensions of the Outside Termination Date may not, in the aggregate, exceed three (3) years without a favorable letter ruling from the IRS that any further extension would not adversely affect the status of the Litigation Trust as a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d) and Revenue Procedure 94-45 and as a grantor trust pursuant to sections 671-677 et seq. of the IRC.

12.4 No Termination by Beneficiaries. The Litigation Trust may not be terminated and dissolved at any time by the Beneficiaries.

12.5 Continuance of Litigation Trust for Winding Up; Discharge and Release of Litigation Trustee. After the termination of the Litigation Trust and solely for the purpose of liquidating and winding up the affairs of the Litigation Trust, the Litigation Trustee shall continue to act as such until its responsibilities have been fully performed. Except as otherwise specifically provided herein, upon the distribution of the Litigation Trust Assets, the Litigation Trustee and the Litigation Trust’s professionals and agents shall be deemed discharged and have no further duties or obligations hereunder. Upon a motion by the Litigation Trustee, the Bankruptcy Court may enter an order relieving the Litigation Trustee, its employees, professionals, and agents of any further duties, discharging and releasing the Litigation Trustee, its employees, professionals, and agents from all liability related to the Litigation Trust, and releasing the Litigation Trustee’s bond, if any.

ARTICLE XIII

MISCELLANEOUS

13.1 Cumulative Rights and Remedies. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights and remedies under law or in equity.

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13.2 Notices. All notices to be given to Beneficiaries may be given by ordinary mail, or may be delivered by electronic mail, first class mail, commercial carrier delivery or hand delivery to such Beneficiaries at the addresses for such Beneficiaries appearing on the Register. Any notice or other communication which may be or is required to be given, served, or sent to the Litigation Trustee shall be in writing and shall be sent by registered or certified United States mail, return receipt requested, postage prepaid, or transmitted by hand delivery or facsimile (if receipt is confirmed) addressed as follows:

If to the Litigation Trust or Litigation Trustee:

META Advisors LLC

3 World Trade Center

175 Greenwich Street, 67th Floor

New York, NY 10007

Attn: James S. Carr (jcarr@kelleydrye.com)

Kristin S. Elliott (kelliott@kelleydrye.com)

Dana P. Kane (dkane@kelleydrye.com)

Grace Marie Codispoti (gcodispoti@kelleydrye.com)

with a copy to its lead counsel:

Cole Schotz, P.C.

500 Delaware Avenue, Suite 1410

Wilmington, DE 19801

Telephone: (302) 652-3131

Attn: Justin R. Alberto (jalberto@coleschotz.com)

G. David Dean (ddean@coleschotz.com)

Andrew J. Roth-Moore (aroth-moore@coleschotz.com)

and a copy to its co-counsel:

Paul Hastings LLP

200 Park Ave

New York, New York 10166

Telephone: (212) 318-6000

Attn: Erez Gilad (erezgilad@paulhastings.com)

Ryan Montefusco (ryanmontefusco@paulhastings.com)

If to the Debtors:

Cano Health, Inc.

9725 NW 117th Avenue

Suite 200

Miami, FL 33178

Attn: Mark Kent (mark.kent@canohealth.com)

David Armstrong, Esq. (david.armstrong@canohealth.com)

- and –

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Telephone: (212) 310-8000

Attn: Gary T. Holtzer (gary.holtzer@weil.com)

Jessica Liou (jessica.liou@weil.com)

Matthew P. Goren (matthew.goren@weil.com)

or to such other address as may from time to time be provided in written notice by the Litigation Trustee.

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13.2.1 Governing Law. Except to the extent that the Bankruptcy Code or Bankruptcy Rules apply, unless otherwise stated, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to rules governing the conflict of laws.

13.2.2 Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the Parties and their respective successors and assigns.

13.2.3 Execution. All funds in the Litigation Trust shall be deemed in custodia legis until such times as the funds have actually been paid to or for the benefit of a Beneficiary, and no Beneficiary or any other Person can execute upon, garnish or attach the Litigation Trust Assets or the Litigation Trustee in any manner or compel payment from the Litigation Trust except by Final Order of the Bankruptcy Court. Payments will be solely governed by the Plan, the Confirmation Order and this Agreement.

13.2.4 Amendment. This Agreement may be amended, supplemented, modified or waived by written agreement of the Litigation Trustee, without notice to or approval of the Bankruptcy Court, the Debtors, or any Beneficiary; provided, however, that any such amendment may not be inconsistent with the Plan or the Confirmation Order; provided, further, however, (a) any amendment, supplement or modification to Article IV, V and VI of this Agreement that has any impact on the Debtors shall require the written agreement of the Debtors, and (b) any material amendment of this Agreement shall require an order of the Bankruptcy Court upon the provision of reasonable notice under Bankruptcy Rule 2002.

13.2.5 No Waiver. No failure or delay of any party to exercise any right or remedy pursuant to this Agreement shall affect such right or remedy or constitute a waiver thereof.

13.2.6 No Relationship Created. Nothing contained herein shall be construed to constitute any relationship created by this Agreement as an association, partnership or joint venture of any kind.

13.2.7 Severability. If any term, provision covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

13.2.8 Further Assurances. Without limitation of the generality of section 2.5 of this Agreement, the Parties agree to execute and deliver all such documents and notices and to take all such further actions as may reasonably be required from time to time to carry out the intent and purposes and provide for the full implementation of this Agreement and the pertinent provisions of the Plan and to consummate the transactions contemplated hereby.

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13.2.9 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

13.2.10 Dispute Resolution/Bankruptcy Court Jurisdiction. The Bankruptcy Court shall have jurisdiction regarding the Debtors, the Litigation Trust, the Litigation Trustee, and the Litigation Trust Assets, including, without limitation, the determination of all disputes arising out of or related to administration of the Litigation Trust. Without limiting the foregoing, the Parties agree that in the event of any dispute regarding this Agreement, including any dispute arising under Article IV of this Agreement, such dispute shall promptly be submitted to the Bankruptcy Court and shall be fully and finally resolved by the Bankruptcy Court. The Bankruptcy Court shall have continuing jurisdiction and venue to hear and finally determine all disputes and related matters among the Parties arising out of or related to this Agreement or the administration of the Litigation Trust. The Parties expressly consent to the Bankruptcy Court hearing and exercising such judicial power as is necessary to finally determine all such disputes and matters. If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to these Chapter 11 Cases, including the matters set forth in this Agreement, the provisions of this Agreement shall have no effect on and shall not control, limit or prohibit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter, and all applicable references in this Agreement to an order or decision of the Bankruptcy Court shall instead mean an order or decision of such other court of competent jurisdiction.

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IN WITNESS WHEREOF, the Parties have or are deemed to have executed this Agreement as of the day and year written above.

Cano Health, Inc. and Affiliated Debtors

By:
Name:
Title:

META Advisors LLC, not individually, but solely in its capacity as Trustee of the Cano Health Litigation Trust

By:
Name:	James S. Carr
Title:	Managing Director

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Annex 1

Data Transfer Litigation Materials

Annex 2

Litigation Trustee Fee Schedule

Exhibit G-1

Redline of Litigation Trust Agreement

~~THE DEBTORS RECEIVED AN INITIAL DRAFT OF THE LITIGATION TRUST AGREEMENT FROM COUNSEL TO THE CREDITORS’ COMMITTEE ON JUNE 7TH. FOLLOWING RECEIPT, THE PARTIES ENGAGED IN NEGOTIATIONS PERTAINING TO CERTAIN PROVISIONS AND THE DEBTORS CIRCULATED INCREMENTAL COMMENTS TO THE LITIGATION TRUST AGREEMENT. A COPY OF THIS MOST RECENT DRAFT WAS CIRCULATED TO COUNSEL TO THE CREDITORS’ COMMITTEE ON THE DATE HEREOF AND COUNSEL TO THE CREDITORS’ COMMITTEE HAS NOT HAD AN OPPORTUNITY TO REVIEW.~~

~~AS SUCH, THIS LITIGATION TRUST AGREEMENT HAS BEEN FILED WITHOUT THE APPROVAL OF THE CREDITORS’ COMMITTEE, REMAINS SUBJECT TO ONGOING REVIEW AND NEGOTIATION BY THE DEBTORS, THE AD HOC GROUP AND THE CREDITORS’ COMMITTEE, AND THE RIGHTS OF ALL PARTIES ARE EXPRESSLY RESERVED.~~

LITIGATION TRUST AGREEMENT AND DECLARATION OF TRUST

This Litigation Trust Agreement, Declaration of Trust and Cooperation Agreement (as may be amended, supplemented or modified from time to time in accordance with the terms hereof, the “Agreement”), dated as of [•], 2024, is entered into by and among (a) Cano Health, Inc. and each of its undersigned affiliates (each, prior to the Effective Date (as defined below), as a debtor and debtor in possession and, from and after the Effective Date, as reorganized under and pursuant to the Plan (as defined below), each a “Debtor” and collectively, the “Debtors”)1 and (b)  ~~[•],~~META Advisors LLC, not individually, but solely in its capacity as trustee (together with ~~his/her~~its successors, the “Litigation Trustee,” and together with the Debtors, each, a “Party” and collectively, the “Parties”) for the Litigation Trust (as defined below) created and defined by this Agreement for the benefit of the Beneficiaries (as defined herein).

RECITALS

WHEREAS, on February 4, 2024 each of the Debtors filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, the Chapter 11 Cases are continuing and are jointly administered under case number 24-10164;

WHEREAS, on February 21, 2024 the United States Trustee for the District of Delaware (the “U.S. Trustee”) appointed the statutory committee of unsecured creditors pursuant to section 1102 of the Bankruptcy Code (the “Creditors’ Committee”), as set forth in the Notice of Appointment of Committee of Unsecured Creditors [Docket No. 154];

WHEREAS, on [•], 2024, the Bankruptcy Court entered an order [Docket No. [•]] (the “Confirmation Order”) confirming the Fourth Amended Joint Chapter 11 Plan of Reorganization of Cano Health, Inc. and Its Affiliated Debtors, dated May 21, 2024 [Docket No. 864] (including any exhibits, schedules, and supplements thereto and as may be amended, restated, supplemented, or otherwise modified from time to time, the “Plan”);

[1]	The term “Debtors” refers to the Debtors, prior to the Effective Date, and the Reorganized Debtors, from and after the Effective Date.

WHEREAS, on [•], 2024, the conditions to effectiveness of the Plan were satisfied and the Plan became effective (the “Effective Date”);~~1~~2

WHEREAS, the Plan provides for, among other things, the establishment of a trust (the “Litigation Trust”) on the Effective Date, for the sole benefit of the holders of Allowed Non-RSA GUC Claims (the “Beneficiaries”), whether such Non-RSA GUC Claims are Allowed prior to or after the Effective Date;

WHEREAS, the Plan provides for the transfer and assignment of the Litigation Trust Causes of Action, the Initial Litigation Trust Funded Amount, the Litigation Trust Reallocated Amount, and, if applicable, the Incremental Non-RSA GUC Cash Amount, and all other property delivered to and/or held from time to time by the Litigation Trust under this Agreement (including, without limitation, any Incremental Non-RSA GUC Cash Amount that may be received after the Effective Date), and any proceeds thereof and earnings thereon~~, in each case subject to the terms and conditions set forth in the Plan~~ (collectively, the “Litigation Trust Assets”) to the Litigation Trust on (or, as applicable, after) the Effective Date;

WHEREAS, the Plan provides for the appointment of the Litigation Trustee, as of the Effective Date, selected by the Creditors’ Committee in consultation with DIP Lenders and the Ad Hoc First Lien Group and reasonably acceptable to the Debtors and vested with the powers, duties and responsibilities set forth in this Agreement;

WHEREAS, in accordance with the Plan, subject to the terms of this Agreement, the Litigation Trustee shall (a) ~~hold and~~ manage the Litigation Trust Assets for the sole benefit of the Beneficiaries, (b) file, prosecute, litigate, settle, compromise, abandon, or otherwise pursue and monetize the Litigation Trust Causes of Action for the sole benefit of the Beneficiaries, (c) distribute any Litigation Trust Distributable Proceeds (as defined herein) to the Disbursing Agent for further distribution to the Beneficiaries in accordance with the Plan, (d) retain and compensate counsel and other professionals to assist the Litigation Trustee in the performance of its duties on such terms and conditions as the Litigation Trustee deems appropriate, and (e) perform such other duties and responsibilities set forth in this Agreement.

WHEREAS, in accordance with the Plan, (a) the Litigation Trust is intended to be treated, for United States federal tax income purposes, as a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d) (a “Liquidating Trust”) that is a grantor trust within the meaning of sections 671-679 et seq. of the Internal Revenue Code of 1986, as amended (the “IRC”), owned by the Beneficiaries, (b) subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Litigation Trustee of a private letter ruling from the IRS if required by the Litigation Trustee), the Litigation Trustee may timely make an election under Treasury Regulation section 1.468B-9 to treat any portion of the Litigation Trust allocable to any Disputed Claims as a “disputed ownership fund” (if such an election is made, ~~the~~a “Disputed Ownership Fund”), and (c) the Debtors, the Litigation Trustee, and the Beneficiaries are required to report consistently with the foregoing for all United States federal, state and local income tax purposes.

~~1~~2	Each capitalized term that is not defined herein shall have the meaning ascribed to such term in the Plan.

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WHEREAS, in accordance with the Plan, (a) the Debtors ~~or Reorganized Debtors~~ shall maintain a Disputed Claims Reserve, and (b) subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary, or the receipt of a determination by the IRS, the Disbursing Agent and/or the Litigation Trustee shall treat the Disputed Claims Reserve as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 and to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes.

WHEREAS, in accordance with the Plan, the Litigation Trust is further intended to be exempt from the requirements of (i) pursuant to section 1145 of the Bankruptcy Code, the Securities Exchange Act of 1933, as amended (“Securities Act”), and any applicable state and local laws requiring registration of securities, and (ii) the Investment Company Act of 1940, as amended (the “Investment Company Act”), pursuant to sections 7(a) and 7(b) of the Investment Company Act and section 1145 of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and in the Plan and the Confirmation Order, the receipt and sufficiency of which are hereby acknowledged and affirmed, the Debtors and the Litigation Trustee hereby agree as follows:

DECLARATION OF TRUST

The Debtors and the Litigation Trustee enter into this Agreement to effectuate the distribution of the Litigation Trust Distributable Proceeds to the Beneficiaries pursuant to the Plan and the Confirmation Order;

Pursuant to Articles IV and V of the Plan and Article II of this Agreement, the Litigation Trust is hereby established, and, on the Effective Date, any and all rights, title and interests under and to the Litigation Trust Assets shall automatically be transferred to and vest in the Litigation Trust and to its successors in trust, free and clear of all Claims, Liens, Interests, encumbrances, and shall comprise Litigation Trust Assets for all purposes hereof;

TO HAVE AND TO HOLD unto the Litigation Trustee and its successors in trust; and

IT IS HEREBY FURTHER COVENANTED AND DECLARED, that the Litigation Trust Causes of Action and all other Litigation Trust Assets, whether received on or after the Effective Date, are to be held by the Litigation Trust and applied on behalf of the Litigation Trust by the Litigation Trustee on the terms and conditions set forth herein, solely for the benefit of the Beneficiaries and for no other party.

ARTICLE I

INTERPRETATION AND CONSTRUCTION

1.1 Recitals. The Recitals are incorporated into and made terms of this Agreement.

1.2 Interpretation; Headings. Reference in this Agreement to any Section or Article is, unless otherwise specified, to that such Section or Article under this Agreement. The words “hereof”, “herein”, “hereunder” and similar terms shall refer to this Agreement and not to any particular Section or Article of this Agreement. For purposes hereof, in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

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1.3 Conflict Among Plan Documents. This Agreement is intended to supplement and complement the Plan and the Confirmation Order; provided, however, in the event of any direct conflict or inconsistency between any provisions of this Agreement, the Plan, and the Confirmation Order, the terms of the Confirmation Order shall control ~~first, the terms of~~. In the event of an inconsistency between the Plan and this Agreement, the Plan shall control ~~second, and the terms of~~ ; provided, that, in the event of any conflict between this Agreement and Section 5.8 of the Plan, this Agreement shall control ~~third~~.

1.4 Litigation Trust Acts by and Through The Litigation Trustee. For the avoidance of doubt, whenever this Agreement authorizes or directs the Litigation Trustee to act, such authorization or direction shall be deemed to be followed by the words “on behalf of the Litigation Trust.”

ARTICLE II

ESTABLISHMENT OF TRUST

2.1 Effectiveness of Agreement; Name of Trust. This Agreement shall become effective on the Effective Date. The Litigation Trust shall be officially known as the “Cano Health Litigation Trust.”

2.2 Purpose of Trust. The Debtors and the Litigation Trustee, pursuant to the Plan and in accordance with the Bankruptcy Code, hereby create the Litigation Trust in furtherance of the Plan and for the purpose of (i) investigating, commencing, litigating, settling, compromising and otherwise monetizing the Litigation Trust Causes of Action, (ii) holding, administering and liquidating the Litigation Trust Assets, (iii) distributing the proceeds from the administration and liquidation of the Litigation Trust Assets (the “Litigation Trust Distributable Proceeds”), if any, to the Disbursing Agent for further distribution to the Beneficiaries under the Plan, and (iv) performing such other duties as set forth herein and in the Plan. Notwithstanding anything contained herein to the contrary, in accordance with Treasury Regulation section 301.7701-4(d), the Litigation Trust shall have no objective to continue or engage in the conduct of a trade or business. The Litigation Trust shall, in an expeditious and orderly manner, monetize and convert the Litigation Trust Causes of Action to Cash (with respect to each Litigation Trust Cause of Action, solely to the extent the Litigation Trustee determines in good faith that doing so will maximize the value of the Litigation Trust Assets) and facilitate distributions to the Disbursing Agent for further distribution to Beneficiaries in accordance with the Plan and the Confirmation Order. The monetization of the Litigation Trust Causes of Action may be accomplished either through the prosecution, compromise and settlement, abandonment or dismissal of any or all of the Litigation Trust Causes of Action and/or otherwise in accordance with the Plan, the Confirmation Order and this Agreement.

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2.3 Transfer of Litigation Trust Assets.

2.3.1 Conveyance of Litigation Trust Assets. Pursuant to the Plan and the Confirmation Order, ~~on~~effective as of the Effective Date, the Debtors ~~shall~~hereby irrevocably assign, transfer, convey and deliver (and shall be deemed to have irrevocably assigned, transferred, conveyed and delivered) all of the Litigation Trust Assets to the Litigation Trust, to be held as of the Effective Date in trust for the benefit of the Beneficiaries, which shall, together with any and all other property held from time to time by the Litigation Trust under this Agreement, including any and all proceeds thereof and earnings thereon, comprise Litigation Trust Assets for all purposes hereof, and shall be administered, utilized and applied as specified in this Agreement and the Plan. Pursuant to Sections 4.5(b) and 5.8(a) of the Plan, the Litigation Trust Reallocated Amount shall be $[•].3

2.3.2 Conveyance of Post-Effective Date Litigation Trust Assets. Pursuant to the Plan and the Confirmation Order, ~~following~~on the Effective Date, the Debtors shall irrevocably assign, transfer, convey and deliver (and shall be deemed to have irrevocably assigned, transferred, conveyed and delivered) to the Litigation Trust, the Litigation Trust Causes of Action, the Initial Litigation Trust Funded Amount, the Litigation Trust Reallocated Amount, and, ~~if applicable~~following the Effective Date, the Incremental Non-RSA GUC Cash ~~in accordance with the Plan and Confirmation Order,~~ promptly (in any event no later than ~~[five~~three business days~~]2~~) following receipt thereof by the ~~Reorganized~~ Debtors, to be held in trust for the benefit of the Beneficiaries, which shall, together with any and all other property held from time to time by the Litigation Trust under this Agreement, including any and all proceeds thereof and earnings thereon, comprise Litigation Trust Assets for all purposes hereof, and shall be administered, utilized and applied as specified in this Agreement, the Plan and the Confirmation Order.

2.3.3 The Debtors ~~or Reorganized Debtors~~ shall, from time to time, as and when reasonably requested by the Litigation Trustee, execute and deliver or cause to be executed and delivered any necessary documents (in recordable form where necessary or appropriate), and the Debtors ~~or Reorganized Debtors, as applicable,~~ shall take or cause to be taken such further action reasonably requested by the Litigation Trustee as may be reasonably necessary, to vest or perfect in the Litigation Trust or confirm or evidence to the Litigation Trustee title to and possession of the Litigation Trust Assets. The Litigation Trustee shall have no duty to arrange for any of the transfers contemplated under this Agreement or by the Plan or to ensure their compliance with the terms of the Plan, and/or the Confirmation Order, and shall be conclusively entitled to rely on the legality and validity of such transfers.

2.3.4 Title to Trust Assets. Pursuant to the Plan, all of the Debtors’ right, title and interest in and to the Litigation Trust Assets, including any such assets held or controlled by third parties, are automatically vested in the Litigation Trust on the Effective Date, free and clear of all Liens, Claims, encumbrances,

[3]	The Litigation Trust Reallocated Amount as determined by the Creditors’ Committee shall be reflected in a written notice delivered to the Debtors.
~~[2]~~ 	~~Subject to Company confirmation.~~

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rights of setoff, and other interests (legal, beneficial, or otherwise) of any Person, and such transfer is on behalf of the Beneficiaries to establish the Litigation Trust. The Litigation Trust shall be authorized to obtain possession or control of, liquidate, abandon, and/or collect all of the Litigation Trust Assets (whether in the possession or control of the Litigation Trustee or third parties), in accordance with the terms of this Agreement. On the Effective Date, the Litigation Trust shall be substituted for the Debtors with respect to the Litigation Trust Assets ~~solely to the extent consistent with the terms of this Agreement, the Plan and the Confirmation Order~~. To the extent any restriction on transferability under applicable non-bankruptcy law prohibits the transfer of ownership of any of the Litigation Trust Assets from the Debtors to the Litigation Trust and such law is not superseded or pre-empted by the Bankruptcy Code, any such assets shall be deemed to have been retained by the Debtors (other than for tax purposes) and the Litigation Trustee shall be deemed to have been designated as an agent of the Debtors to administer, monetize and liquidate any such Litigation Trust Assets on behalf of the Debtors for the benefit of the Beneficiaries (and any proceeds of such Litigation Trust Assets shall be distributed to the Beneficiaries consistent with this Agreement and the Plan).

2.4 Capacity of Trust. Notwithstanding any state or federal law to the contrary or anything herein, the Litigation Trust shall itself have the capacity, in its own right and name, to act or refrain from acting, including the capacity to sue and be sued and to enter into contracts. The Litigation Trust may alone be the named movant, respondent, party plaintiff or defendant, or the like in all adversary proceedings, contested matters, and other state or federal proceedings brought by or against it, and may settle and compromise all such matters in its own name.

2.5 Acceptance by Litigation Trustee. The Litigation Trustee accepts its appointment as Litigation Trustee of the Cano Health Litigation Trust.

ARTICLE III

ADMINISTRATION OF TRUST

3.1 Rights, Powers, and Privileges of Litigation Trustee Generally. Except as otherwise provided in this Agreement, the Plan, or the Confirmation Order, as of the date that any Litigation Trust Assets are transferred to the Litigation Trust, the Litigation Trustee on behalf of the Litigation Trust may control and exercise authority over the Litigation Trust Assets, over the management and disposition thereof, and over the management and conduct of the affairs of the Litigation Trust. In administering the Litigation Trust Assets, the Litigation Trustee shall endeavor not to unduly prolong the Litigation Trust’s duration, with due regard that undue haste in the administration of the Litigation Trust Assets may fail to maximize value for the benefit of the Beneficiaries and otherwise be imprudent and not in the best interests of the Beneficiaries.

3.2 Power to Contract. In furtherance of the purpose of the Litigation Trust, and except as otherwise specifically restricted in the Plan, Confirmation Order, or this Agreement, the Litigation Trustee shall have the right and power on behalf of the Litigation Trust, and also may cause the Litigation Trust, to enter into any covenants or agreements binding the Litigation Trust, and to execute, acknowledge and deliver any and all instruments that are reasonably necessary or deemed by the Litigation Trustee to be consistent with, and further the purpose of, the Litigation Trust and this Agreement.

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3.3 Ultimate Right to Act Based on Advice of Counsel or Other Professionals. Nothing in this Agreement shall be deemed to prevent the Litigation Trustee from taking or refraining to take any action on behalf of the Litigation Trust that, based upon the advice of counsel or other professionals, the Litigation Trustee determines it is obligated to take or to refrain from taking in the performance of any duty that the Litigation Trustee may owe the Beneficiaries or any other Person under the Plan, the Confirmation Order, or this Agreement.

3.4 Powers of Litigation Trustee. Without limiting the generality of the above section 3.1, in addition to the powers granted in the Plan, the Litigation Trustee shall have the power to take the following actions on behalf of the Litigation Trust and any powers reasonably incidental thereto that the Litigation Trustee, in its reasonable discretion, deems necessary or appropriate to fulfill the purpose of the Litigation Trust, unless otherwise specifically limited or restricted by the Plan or this Agreement:

3.4.1 hold legal title to the Litigation Trust Assets and to any and all rights of the Debtors and the Beneficiaries in or arising from the Litigation Trust Assets;

3.4.2 receive, maintain, conserve, supervise, prosecute, collect, settle, manage, adjust, invest, protect, enforce and where appropriate, cause the Litigation Trust to abandon, the Litigation Trust Assets, including causing the Litigation Trust to invest any moneys held as Litigation Trust Assets in accordance with the terms of section 3.8 hereof and pay taxes and other obligations owed by the Litigation Trust from the Litigation Trust Assets (or any reserves established by the Litigation Trustee);

3.4.3 open and maintain bank accounts on behalf of or in the name of the Litigation Trust;

3.4.4 cause the Litigation Trust to enter into any agreement or execute any document or instrument required by or consistent with the Plan, the Confirmation Order, or this Agreement, and to perform all obligations thereunder;

3.4.5 collect, liquidate all Litigation Trust Causes of Action to Cash, including the sale of any Litigation Trust Assets, and facilitate distributions to the Disbursing Agent for further distribution to Beneficiaries in accordance with this Agreement, the Plan, and the Confirmation Order;

3.4.6 protect and enforce the rights to the Litigation Trust Assets vested in the Litigation Trust and Litigation Trustee by this Agreement by any method deemed appropriate, including, without limitation, by judicial proceedings or otherwise;

3.4.7 cause the Litigation Trust, as appropriate, to review, investigate, analyze, compromise, adjust, arbitrate, mediate, pursue, prosecute, abandon, dismiss, exercise rights, powers and privileges with respect to, settle or otherwise resolve any Non-RSA GUC Claims in accordance with this Agreement,

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subject to (x) Article IV of this Agreement (y) Section 5.8(g) of the Plan, and (z) prior notice to, and coordination with, the ~~Reorganized Debtors, on terms acceptable to the Reorganized Debtors; provided, that, in the event the Litigation Trustee exercises such rights regarding any Non-RSA GUC Claims, including the right to object to such Non-RSA GUC Claims, the Litigation Trust shall solely bear the costs of doing so;~~ Debtors, in accordance with and subject to section 6.2 of this Agreement;

3.4.8 cause the Litigation Trust, as appropriate, to review, investigate, analyze, compromise, adjust, arbitrate, mediate, pursue, prosecute, abandon, dismiss, exercise rights, powers and privileges with respect to, settle or otherwise resolve any Litigation Trust Causes of Action, in each case in accordance with this Agreement~~, Section 5.8 of the Plan, and the Confirmation Order~~;

3.4.9 subject in all respects to Section 5.8(f) of the Plan, cause the Litigation Trust to seek the examination of any Person pursuant to Bankruptcy Rule 2004, provided that, for the avoidance of doubt, the Litigation Trust shall not be permitted to seek relief under Bankruptcy Rule 2004 as against (i) the Debtors ~~or the Reorganized Debtors~~, (ii) any current employees, officers or directors of the Debtors ~~or the Reorganized Debtors~~, (iii) the DIP Agent and DIP Lenders, (iv) the Prepetition Secured Parties, and (v) the Ad Hoc First Lien Group;

3.4.10 cause the Litigation Trust to employ or retain professionals, advisors, agents, independent contractors and third parties pursuant to this Agreement and pay the reasonable compensation thereof solely out of Litigation Trust Assets;

3.4.11 cause the Litigation Trust to pay all of its lawful expenses, debts, charges, taxes and other liabilities (including any taxes imposed on any Disputed Ownership Fund), and make all other payments relating to the Litigation Trust Assets, solely out of Litigation Trust Assets;

3.4.12 calculate, authorize, and cause distributions to be made to the Disbursing Agent after the provision for payment of all Litigation Trust Expenses, for the benefit of and ultimate distribution to the holders of Non-RSA GUC Claims under the Plan ~~and cause the Litigation Trust to pay all fees of the Disbursing Agent in connection therewith~~;

3.4.13 in the exercise of its business judgment and following the Effective Date, determine to reallocate all or a portion of any Incremental Non-RSA GUC Cash (if any) received after the Effective Date to fund the Litigation Trust;

3.4.14  ~~3.4.13~~ coordinate with the Debtors ~~or Reorganized Debtors~~ and the Disbursing Agent with respect to the Claims Reconciliation Process (defined below), the Disputed Claims Reserve, Plan Distributions (as defined below), and the Register (as defined below) ~~and cause the Litigation Trust to pay all fees of the Disbursing Agent in connection therewith~~;

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3.4.15  ~~3.4.14~~ cause the Litigation Trust to withhold from the amount distributable to any Person the maximum amount needed to pay any tax or other charge that the Litigation Trustee has determined, based upon the advice of its agents and/or professionals, may be required to be withheld from such distribution under the income tax or other laws of the United States or of any state or political subdivision thereof;

3.4.16 ~~3.4.15~~ cause the Litigation Trust to make all tax withholdings, file tax information returns, file and prosecute tax refund claims, make tax elections by and on behalf of the Litigation Trust (except as would conflict with the treatment of the Litigation Trust as a Liquidating Trust or with the tax treatment of a Disputed Ownership Fund), and file tax returns for the Litigation Trust as a grantor trust under sections 671-679 et seq. of the IRC and Treasury Regulation section 1.671-4 pursuant to and in accordance with the Plan, the Confirmation Order, and this Agreement, and pay taxes, if any, payable for and on behalf of the Litigation Trust, any Disputed Ownership Fund, and the Disputed Claims Reserve, to be paid exclusively out of the Litigation Trust Assets; provided, however, that nothing contained herein shall provide the Litigation Trustee with authority or responsibility to file any tax returns for the Debtors’ estates, nor shall the Litigation Trust or the Litigation Trustee have any responsibility or liability in any capacity whatsoever for the filing of Debtors’ income tax returns for any period either prior to or after the Effective Date;

3.4.17  ~~3.4.16~~ cause the Litigation Trust to abandon or donate to a qualified section 501(c)(3) of the Tax Code charitable organization any Litigation Trust Assets that the Litigation Trustee determines to be too impractical to distribute to Beneficiaries or of inconsequential value to the Litigation Trust and Beneficiaries;

3.4.18  ~~3.4.17~~ cause the Litigation Trust to send annually to Beneficiaries, in accordance with the tax laws, a separate statement stating a Beneficiary’s interest in the Litigation Trust and its share of the Litigation Trust’s income, gain, loss, deduction or credit, and to instruct all such Beneficiaries to report such items on their federal tax returns;

3.4.19  ~~3.4.18~~ cause the Litigation Trust or any Disputed Ownership Fund to seek an expedited determination of tax liability or refund under section 505 of the Bankruptcy Code for all tax returns filed for, or on behalf of, the Litigation Trust for all taxable periods through the termination of the Litigation Trust;

3.4.20  ~~3.4.19~~ cause the Litigation Trust to establish such reserves for taxes, assessments and other expenses of administration of the Litigation Trust as may be necessary and appropriate for the proper operation of matters incident to the Litigation Trust;

3.4.21  ~~3.4.20~~ cause the Litigation Trust to purchase and carry all insurance policies that the Litigation Trustee deems reasonably necessary or advisable and to pay all associated insurance premiums and costs;

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3.4.22  ~~3.4.21~~ undertake all administrative functions of the Litigation Trust, including overseeing the winding down and termination of the Litigation Trust;

3.4.23 ~~3.4.22~~ exercise, implement, enforce, and discharge all of the applicable and relevant terms, conditions, powers, duties, and other provisions of the Plan, the Confirmation Order, and this Agreement; and

3.4.24  ~~3.4.23~~ take all other actions consistent with the provisions of the Plan that the Litigation Trustee deems reasonably necessary or desirable to administer the Litigation Trust.

3.5 Authority to Prosecute and Settle Litigation Trust Causes of Action.

3.5.1 Subject to the provisions of this Agreement, the Plan and the Confirmation Order, the Litigation Trustee shall have the exclusive and absolute right to prosecute, pursue, not pursue, compromise, settle, resolve and/or abandon any or all Litigation Trust Causes of Action (including any counterclaims asserted against the Litigation Trust) as it determines in the best interests of the Beneficiaries, consistent with the purposes of the Litigation Trustee, and shall have no liability for the outcome of its decision except for any damages determined by a final non-appealable order from a court of competent jurisdiction to have resulted from the fraud, willful misconduct or gross negligence of the Litigation Trustee.

3.5.2 To the extent any action has been taken to prosecute or otherwise resolve any Litigation Trust Causes of Action prior to the Effective Date, where possible, the Litigation Trust~~ee~~ shall be substituted for the Debtors in connection therewith in accordance with Rule 25 of the Federal Rules of Civil Procedure, made applicable to the litigation by Bankruptcy Rule 7025, and the caption with respect to such pending litigation shall be changed to the following, at the option of the Litigation Trust: “~~[Name of Litigation Trustee], as Litigation Trustee for the~~ Cano Health Litigation Trust, by and through META Advisors LLC, solely in its capacity as the Litigation Trustee v. [Defendant]”. Without limiting the foregoing, the Litigation Trust, by and through the Litigation Trustee, may take any and all actions necessary or prudent to intervene as plaintiff, movant or additional party, as appropriate, with respect to any applicable Litigation Trust Causes of Action. For the avoidance of doubt, for purposes of exercising its powers in respect of the Litigation Trust Causes of Action, the Litigation Trust~~ee~~ shall be deemed to be a representative of the Debtors’ estates pursuant to section 1123(b) of the Bankruptcy Code for the purpose of (i) enforcing the Litigation Trust Causes of Action and (ii) administering the Litigation Trust and distributing its assets to the Litigation Trust Beneficiaries.

3.5.3 Any determination by the Litigation Trustee with regard to the amount or timing of any settlement or other disposition of any Litigation Trust Causes of Action settled or disposed in accordance with the terms of this Agreement shall be conclusive and binding on the Beneficiaries and any other Person to the extent set forth in an order of a court of competent jurisdiction (including a Final Order issued by the Bankruptcy Court) approving such settlement or other disposition, to the extent any such order is required to be obtained to enforce any such determinations.

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3.6 Abandonment. Notwithstanding the foregoing, if, in the Litigation Trustee’s reasonable judgment, any Litigation Trust Asset cannot be ~~sold~~liquidated in a commercially reasonable manner or the Litigation Trustee believes in good faith that such property has inconsequential value to the Litigation Trust or its Beneficiaries, the Litigation Trustee shall have the right to cause the Litigation Trust to abandon or otherwise dispose of such property, including by donation of such property to a qualified section 501(c)(3) of the Tax Code charitable organization.

3.7 Agents and Professionals. The Litigation Trustee may, but shall not be required to, consult with and retain attorneys, financial advisors, accountants, appraisers, valuation experts, transfer agents, disbursing agents, and other agents or professionals the Litigation Trustee believes have qualifications necessary to assist in the administration of the Litigation Trust, including professionals previously retained by the Debtors or the Creditors’ Committee, and the Litigation Trustee may terminate any such agent or professional in its discretion. For the avoidance of doubt, and without limitation of applicable law, nothing in this Agreement shall limit the Litigation Trustee from engaging counsel or other professionals, including the Litigation Trustee itself or the Litigation Trustee’s firm or their affiliates, to perform services for the Litigation Trust. The Litigation Trustee may pay the reasonable salaries, fees and expenses of such professionals solely from the Litigation Trust Assets in the ordinary course of business.

3.8 Safekeeping and Investment of Trust Assets. All moneys and other assets received by the Litigation Trustee shall, until distributed or paid over as provided herein and in the Plan, be held in trust for the benefit of the Beneficiaries. Neither the Litigation Trust nor the Litigation Trustee shall have any liability for interest or producing income on any moneys received by them and held for the benefit of or payment to the Beneficiaries except as such interest or income shall actually be received by the Litigation Trust or Litigation Trustee, which shall be distributed to the Disbursing Agent for the benefit of, and thereafter distributed to, Beneficiaries as provided in the Plan. Except as otherwise provided by the Plan, the powers of the Litigation Trustee to invest any moneys held by the Litigation Trust, other than those powers reasonably necessary to maintain the value of the Litigation Trust Assets and to further the Litigation Trust’s liquidating purpose, shall be limited to powers to invest in demand and time deposits, such as short-term certificates of deposit, in banks or other savings institutions, or other temporary liquid investments, such as treasury bills or money market funds; provided, however, that the scope of permissible investments shall be limited to include only those investments that both (i) a Disputed Ownership Fund may be permitted to hold, pursuant to the Treasury Regulations, or any modification in the IRS guidelines, whether set forth in IRS rulings, other IRS pronouncements or otherwise, and (ii) a Liquidating Trust treated as a grantor trust pursuant to sections 671-677 et seq. of the IRC may be permitted to hold pursuant to Treasury Regulation section 301.7701-4(d) and section 3.09 of Rev. Proc. 94-45, 1994-2 C.B. 684, as modified by any IRS guidelines, rulings, or other controlling authorities. Notwithstanding the foregoing, the Litigation Trustee shall not be prohibited from engaging in any trade or business on ~~his or her~~its own account, provided that any such activity does not interfere or conflict with the Litigation Trustee’s administration of the Litigation Trust.

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3.9 Maintenance and Disposition of Litigation Trust and Debtor Records. The Litigation Trustee shall maintain accurate records of the administration of Litigation Trust Assets, including receipts and disbursements and other activity of the Litigation Trust. To the extent of any Non-RSA GUC Claims reflected thereon, the Register may serve as the Litigation Trustee’s register of Litigation Trust Interests held by Beneficiaries. The books and records maintained by the Litigation Trustee and any records of the Debtors transferred to the Litigation Trust may be disposed of by the Litigation Trustee at the later of (i) such time as the Litigation Trustee determines that the continued possession or maintenance of such books and records is no longer necessary for the benefit of the Litigation Trust or its Beneficiaries and (ii) upon the termination and completion of the winding down or dissolution of the Litigation Trust.

3.10 Reporting Requirements. The Litigation Trustee shall provide the U.S. Trustee and the Bankruptcy Court the information and reports they may reasonably request concerning the administration of the Litigation Trust. In addition, the Litigation Trustee shall provide the Debtors ~~or Reorganized Debtors~~ with any information reasonably necessary for the completion and filing of quarterly reports until closure of the applicable Debtor’s chapter 11 case; provided, that a least one of the Debtors’ chapter 11 cases shall remain open until the Litigation Trustee completes the administration of the Litigation Trust and nothing herein shall obligate the Litigation Trustee to prepare or file any quarterly operating or other report of the Debtors or to pay any fees associated therewith.

3.11 No Bond Required; Procurement of Insurance. Notwithstanding any state or other applicable law to the contrary, the Litigation Trustee (including any successor Litigation Trustee) shall be exempt from giving any bond or other security in any jurisdiction and shall serve hereunder without bond. The Litigation Trustee is hereby authorized, but not required, to obtain all reasonable insurance coverage for itself, its agents, representatives, employees or independent contractors, including, without limitation, coverage with respect to the liabilities, duties and obligations of the Litigation Trustee and its agents, representatives, employees or independent contractors under this Agreement. The cost of any such insurance coverage shall be an expense of the Litigation Trust and paid out of Litigation Trust Assets.

ARTICLE IV

PROVISION OF COMPANY DATA WITH RESPECT TO LITIGATION TRUST

ASSETS AND LITIGATION TRUST CAUSES OF ACTION

4.1 Initial Investigation Request. ~~Not later than 30 days following the Effective Date, the Reorganized~~The Debtors shall make best efforts to begin to transfer on a rolling-basis, the documents identified in Annex 1 affixed hereto (the “Litigation Materials”) to the Litigation Trust (the “Data Transfer”) within 30 days following the Effective Date and to complete the Data Transfer no later than 45 days following the Effective Date. Any information provided to the Litigation Trust pursuant to this section may be used by the Litigation Trust solely for the purposes of pursuing the Litigation Trust Causes of Action. After the Data Transfer is complete, the Debtors, and their professionals, advisors, agents and representatives, will have no other obligations under this Agreement to provide information to the Litigation Trust and Litigation Trustee and their professionals in connection with the Litigation Trust Assets, including the Litigation Trust Causes of Action.

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4.2 Prior to producing the Litigation Materials, the ~~Reorganized~~ Debtors will endeavor to remove (i) personal communications for document custodians that are current officers, directors or employees of the ~~Reorganized~~ Debtors or were current officers, directors or employees of the Debtors as of the date of this Agreement; (ii) all communications to, from or discussing advice provided by or communications with Weil, Gotshal & Manges LLP and Quinn Emanuel Urquhart & Sullivan LLP; and (iii) highly sensitive and/or competitive business information. The ~~Reorganized~~ Debtors will provide the Litigation Trust and Litigation Trustee a detailed memo describing the process for removing the categories of documents listed in this paragraph from the Litigation Materials included in the Data Transfer.

4.2.1 All Litigation Materials provided as part of the Data Transfer shall be treated as “Highly Confidential” as that term is defined in the Confidentiality Agreement and Stipulation approved by the Bankruptcy Court at Docket No. 798-1 (the “Protective Order”)~~.~~; provided, however, that, to the extent produced in any subsequent litigation regarding the Litigation Trust Causes of Action, all Litigation Materials provided as part of the Data Transfer shall be subject to, and marked Confidential or Highly Confidential as may be appropriate under, a protective order in connection with such matter.

4.2.2 For the avoidance of doubt, the Litigation Trust, the Litigation Trustee (and its professionals) shall be authorized to receive, subject only to the limitations provided herein, all Litigation Materials and Privileged Materials produced to the Creditors’ Committee during the Chapter 11 Cases pursuant to that certain common interest agreement between the Debtors and the Creditors’ Committee, and the distribution of any attorney work product by the Creditors’ Committee to the Litigation Trust and/or the Litigation Trustee (and its professionals), shall be without waiver and in recognition of the common legal interest between the Creditors’ Committee and the Litigation Trust, and the Creditors’ Committee and Litigation Trust shall share ownership of any attorney-client privilege, work-product protection, or other privilege or immunity held by the Creditors’ Committee related to Litigation Trust Causes of Action and attaching to Litigation Materials.

4.2.3 ~~4.2.2~~ Subsequent Litigation Requests. Only after the Litigation Trust has initiated a lawsuit by filing a complaint or similar action with respect to any Litigation Trust Causes of Action may it request additional documents or information from the ~~Reorganized~~ Debtors in connection with the Litigation Trust Causes of Action, which requests, propounded on behalf of the Litigation Trust, ~~which requests~~ shall be governed by and enforceable under Rule 45 of the Federal Rules of Civil Procedure (“Rule 45”) and Rule 9016 of the Federal Rules of Bankruptcy Procedure, including with respect to any objections and/or responses to such a ~~Litigation R~~request by the ~~Reorganized~~ Debtors (the “Litigation Requests”); provided, that~~,~~ the ~~Reorganized~~ Debtors agree to accept service of any Litigation Request by electronic mail at an email address to be provided by the ~~Reorganized~~ Debtors no later than five business days after the Effective Date. Any disputes with respect to a Litigation Request shall be governed by Rule 45, except as to sufficiency of service.

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4.2.4  ~~4.2.3~~ Access to Witnesses and Professionals. Until the conclusion of any litigation related to any Litigation Trust Causes of Action and upon written request (including via email) by the Litigation Trustee (or its professionals) made with reasonable advance notice, the ~~Reorganized~~ Debtors shall use reasonable efforts to provide the Litigation Trust (or its professionals) with reasonable access, on an informal basis, to (i) individuals then currently employed by or affiliated with the ~~Reorganized~~ Debtors, (ii) former employees, officers, or directors who have continuing obligations to cooperate with the ~~Reorganized~~ Debtors without the need for the ~~Reorganized~~ Debtors to serve formal process (e.g., subpoenas) to secure their cooperation, (iii) then current professionals or advisors of the ~~Reorganized~~ Debtors~~;~~, or (iv) former professionals or advisors of the ~~Reorganized~~ Debtors who have continuing obligations to cooperate with the Debtors. Any information provided to the Litigation Trust pursuant to this section may be used by the Litigation Trust solely for the purposes set forth in this Agreement. For the purposes of this section, ~~the Reorganized~~no later than five business days after the Effective Date, the Debtors shall appoint a designated person(s) to whom such requests by the Litigation Trust or its professionals shall be made.

4.2.5  ~~4.2.4~~ In the event that the Litigation Trust, in the course of pursuing the Litigation Trust Causes of Action, makes a formal request for testimony in a proceeding, such request shall be governed by and enforceable under Rule 45 of the Federal Rules of Civil Procedure ~~(“Rule 45”)~~ and Rule 9016 of the Federal Rules of Bankruptcy Procedure, including with respect to any objections and/or responses to such a ~~Litigation R~~request by the ~~Reorganized~~ Debtors (the “~~Litigation~~Testimony Requests”); provided, that~~,~~ the ~~Reorganized~~ Debtors agree to accept service of any ~~Litigation~~Testimony Request by electronic mail at an email address to be provided by the ~~Reorganized~~ Debtors no later than five business days after the Effective Date. Any disputes with respect to a ~~Litigation~~Testimony Request shall be governed by Rule 45, except as to sufficiency of service.

4.2.6  ~~4.2.5~~ Discovery Responses. The Litigation Trust shall be solely responsible for addressing and responding to all discovery requests directed to the Litigation Trust related to the Litigation Trust Causes of Action. To the extent a formal or informal document request, subpoena, or other demand for production of Documents related to a Litigation Trust Cause of Action is served upon the ~~Reorganized~~ Debtors by any party in an action in which the Litigation Trust is a named party and the Litigation Trust is in possession, custody, or control of all or part of the responsive Documents, the ~~Reorganized~~ Debtors shall promptly notify the Litigation Trustee, and the ~~Reorganized~~ Debtors shall have the option of requiring that the Litigation Trust produce such Documents instead of the ~~Reorganized~~ Debtors. However, the Litigation Trust shall not be obligated to serve written responses and objections to such document request, subpoena, or other demand for production of Documents directed to the ~~Reorganized~~ Debtors.

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4.3 Authentication Materials.

4.3.1 Upon reasonable request of the Litigation Trust, the ~~Reorganized~~ Debtors will provide the Litigation Trust with a declaration that establishes, to the best of their knowledge and to the greatest extent possible, the authentication of the Litigation Materials that were in the ~~Reorganized~~ Debtors’ possession, custody, or control, and sufficient information concerning these materials to facilitate their admission into evidence. To the greatest extent possible, such declaration shall be in a form sufficient to render the Litigation Materials self-authenticating in accordance with Federal Rule of Evidence 902 (or an equivalent rule under applicable state or foreign law) and business records in accordance with Federal Rule of Evidence 803(6) (or an equivalent rule under applicable state or foreign law). Further, upon reasonable request, the ~~Reorganized~~ Debtors shall, to the extent known, provide the Litigation Trust with the names of individuals with knowledge who can authenticate Documents produced by the ~~Reorganized~~ Debtors to the Litigation Trust, including Litigation Materials, and prove their chain of custody in court proceedings, in accordance with the Federal Rules of Evidence, and shall take reasonable steps to secure the cooperation of those individuals to authenticate those Documents.

4.4 Document Retention. The Debtors shall preserve, or cause to be preserved, unless and until they are transferred to the Litigation Trust, Documents or information known or reasonably believed, or that upon reasonable inquiry the Debtors should know or reasonably believe, to be in any way related to the Litigation Trust Causes of Action until the earlier of (i) notification by the Litigation Trustee in writing that such records are no longer required to be preserved and (ii) 90 days following the conclusion of all litigation regarding the Litigation Trust Causes of Action, whether concluded by compromise, settlement, abandonment, final judgment, or any other resolution, including all appeals as to all parties to any such dispute. Notwithstanding Section 4.8 hereof, any cost or expense solely associated with such preservation shall be at the Debtors’ cost and expense. For the avoidance of doubt, the Debtors shall have no continuing obligations under this Agreement to preserve any Litigation Materials that have been transferred to the Litigation Trust. Nothing herein shall modify the Debtors’ document preservation obligations otherwise in existence by operation of law, including but not limited to if the Debtors are in receipt of a litigation hold notice, a subpoena, or other discovery requests.

4.5  ~~4.4~~ Privileged Materials.

4.5.1  ~~4.4.1~~ In no circumstances shall the provision of Litigation Materials to the Litigation Trust constitute a waiver, including a subject matter waiver, of any privilege held by the ~~Reorganized~~ Debtors. Any attorney-client privilege, work-product privilege, or other privilege or immunity held by the ~~Reorganized~~ Debtors related solely to Litigation Trust Causes of Action and attaching to the Litigation Materials (the “Privileged Materials”) shall be shared with the Litigation Trust. This sharing of privileges encompasses privileges held only by any of the ~~Reorganized~~ Debtors, including any predecessors, boards, affiliated controlling boards, committee or sub-committees of the board or affiliated controlling board, or other designated entities or persons related to the ~~Reorganized~~ Debtors for which the ~~Reorganized~~ Debtors control such privileges. This provision and the extension of such privileges constitutes agreement that the Litigation Trust is the successor in interest to the Debtors solely with respect to

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the Litigation Trust Causes of Action, and there is a common legal interest between the ~~Reorganized~~ Debtors and the Litigation Trust with respect to the Litigation Trust Causes of Action in connection with the sharing of and provision of access to Litigation Materials to the extent related to the Litigation Trust Causes of Action that are protected by the attorney-client privilege, work product doctrine, common interest, or other privilege or protection, and for purposes of confidentiality restrictions.

4.5.2  ~~4.4.2~~ For the avoidance of doubt, the ~~Reorganized~~ Debtors and the Litigation Trust shall share ownership of all applicable privileges, protections, or other immunities that may attach to the Privileged Materials, ~~and~~but the ~~Reorganized~~ Debtors alone shall have the consent rights over disclosures of the Privileged Materials to third parties. The Litigation Trustee and the Debtors shall meet and confer in good faith to resolve any dispute regarding the existence of any privilege, protection or other immunities with respect to the Litigation Materials. Any disputes regarding the existence of any such privilege, protection or immunity that are not resolved between the Parties may be resolved by the Bankruptcy Court. In the event the Litigation Trustee desires to waive any privileges, protections or immunities that may attach to the Privileged Materials (the “Proposed Waiver”), the Litigation Trustee shall provide the Debtors with copies of all documents then-contemplated in connection with the Proposed Waiver (the “Proposed Waiver Disclosure”), its reason(s) for the Proposed Waiver, and request the Debtors’ consent to the Proposed Waiver, which consent shall not be unreasonably withheld. Any disputes regarding the Proposed Waiver that are not resolved between the Parties within fourteen (14) days of the Proposed Waiver Disclosure may be resolved by the Bankruptcy Court.

4.5.3 ~~4.4.3~~ No Privileged Materials shall be disclosed, used, communicated, or shared by the Litigation Trust in a manner that would diminish or compromise the privileged status of such information absent express written consent of the ~~Reorganized~~ Debtors.

4.5.4  ~~4.4.4~~ If the Litigation Trust is ordered to disclose any Privileged Materials by any court over the Litigation Trust’s good faith objection, then it shall not be a violation of this Agreement for the Litigation Trust to comply with such order.

4.6  ~~4.5~~ Preservation of Privileges and Defenses.

4.6.1  ~~4.5.1~~ To the extent the Litigation Materials contain privileged information wholly unrelated to the Litigation Trust Causes of Action, the Debtors may, in writing (including via email) request the return of any such document (“Recalled Document”). A request for the return of a Recalled Document shall identify the specific document and the basis for clawing back such document, in whole or in part, from production. Further, with respect to any Recalled Document, the Litigation Trust shall immediately cease use or disclosure of such document, and the Debtors, if appropriate, shall within ten (10) Business Days provide a version of the document to the Litigation Trust that redacts any such privileged information.

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4.6.2  ~~4.5.2~~ If the Debtors request the return, pursuant to section 4.4.1 hereof, of any Recalled Document then in the custody of the Litigation Trust, the Litigation Trust shall either (a) within ten (10) Business Days (x) return, delete, or destroy the Recalled Document and all copies thereof, (y) undertake reasonable measures to obtain or confirm the deletion or destruction of any copies it produced to other parties, and (z) delete or destroy all notes or other work product reflecting the content of such Recalled Document, or alternatively (b) within ten (10) Business Days of receipt of such a request, challenge such request in accordance with section 13.2.10 hereof, but neither the Litigation Trust nor any other third party shall be entitled to contend that the provision of the Recalled Document pursuant to this Agreement constituted a waiver of any applicable privilege(s), protection(s), or immunity. In the event the Litigation Trust commences a challenge in connection with the Debtors’ request for return of a Recalled Document, then the Litigation Trust need not take the steps described in (a) of this paragraph in this section 4.5.2 until such challenge has been fully resolved, but the Litigation Trust may not use or disclose the Recalled Document (or work product reflecting the contents of the Recalled Document) unless and until the challenge is resolved in the Litigation Trust’s favor.

4.7  ~~4.6~~ Confidentiality.

4.7.1  ~~4.6.1~~ The Confidentiality Agreement and Stipulation shall be deemed modified as follows for the purposes of the Litigation Materials provided pursuant to this Agreement: The Litigation Trust may share documents designated as Highly Confidential only with: (i) any current employee, director, or professional of the Debtors ~~or Reorganized Debtors~~; (ii) the Litigation Trustee (as well as stenographic, clerical, legal assistant employees, consultants, experts, and agents of the Litigation Trustee whose functions require access to Confidential Material), as applicable; (iii) retained professionals to the Litigation Trustee (as well as stenographic, clerical, legal assistant employees, consultants, experts, and agents of those professionals whose functions require access to Confidential Material), as applicable; (iv) experts and consultants engaged by the Litigation Trust for purposes of Litigation Trust Causes of Action litigation who agree in writing to the Debtors to keep such information confidential or highly confidential, as applicable; (v) third-party contractors engaged by the Litigation Trust for litigation support; (vi) any court or tribunal in respect of the Litigation Trust Causes of Action; and (vii) any other person upon agreement of the Litigation Trustee and the Debtors ((i)-(vii) collectively, the “Confidential Recipients”). Except as otherwise provided under section 4.5.2 hereof, the Litigation Trust shall not provide access to the Litigation Material to any individual or entity other than as expressly authorized under this Agreement

4.7.2  ~~4.6.2~~ HIPAA Compliance. Further, with respect to any ~~d~~Documents and information produced pursuant to this Agreement, the Litigation Trustee shall ~~be responsible for determining the applicability of, and shall comply with as~~ undertake reasonable efforts to comply with, and ensure that its use of the Litigation Materials does not result in the unlawful disclosure of “protected health information” in violation of, any applicable~~, all~~ legislative and regulatory

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requirements of privacy, security and electronic transaction components of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including ~~by~~45 C.F.R. § 164.512(e) (2023) (“Privacy Regulation”). The Litigation Trustee shall also undertak~~ing~~e reasonable efforts to ensure that ~~its use of the Litigation Materials does not result in the disclosure of Protected Health Information in violation of HIPAA.~~a qualified protective order, as such term is used under HIPAA and the Privacy Regulation, governs the production or distribution of Documents and information in any litigation regarding any Litigation Trust Cause of Action, and, for the avoidance of doubt, such qualified protective order shall meet the standards required under the Privacy Regulation.

~~4.6.3 Indemnification. To the maximum extent permitted by law, the Litigation Trust shall indemnify, defend, and hold the Reorganized Debtors and their employees, directors, trustees, officers, representatives and agents (collectively the Indemnitees) harmless from and against all claims, causes of action, liabilities, judgments, fines, assessments, penalties, damages, awards or other expenses, of any kind, including, without limitation, attorneys’ fees, expert witness fees, and costs of investigation, litigation or dispute resolution, incurred by the Indemnitees for any actions relating to any actual or alleged violations of HIPAA resulting from Reorganized Debtors’ transmission of Litigation Materials to the Litigation Trust pursuant to the terms of this Agreement or based on the Litigation Trust’s use or dissemination of any Litigation Materials.~~

4.7.3 Litigation Materials transferred by the Debtors to the Litigation Trust shall be maintained by counsel to the Litigation Trust, on a secure, internal document database, and such counsel shall be the custodian of records under this Agreement and shall comply with all applicable state and federal laws, rules and regulations with respect to the security and non-disclosure of all HIPAA Protected Health Information or other personally identifiable information in the Litigation Materials.

4.7.4 Within 90 days of the conclusion of any litigation regarding a Litigation Trust Cause of Action, whether concluded by compromise, settlement, abandonment, final judgment, or any other resolution, including all appeals as to all parties to any such dispute, the Litigation Trustee shall take all commercially reasonable steps to destroy all Litigation Materials that include protected health information, as such term is defined under HIPAA and the Privacy Regulation, and all copies thereof in the possession of any person, except that: counsel may retain for its records their work product and a copy of court filings, deposition transcripts, deposition recordings, deposition exhibits, expert reports, exhibits introduced at any hearing, and Litigation Material that is auto-archived or otherwise “backed up” on electronic management and communications systems or servers, or as may be required for regulatory recordkeeping purposes; provided that such retained documents will continue to be treated as provided in a qualified protective order governing document sharing in such litigation, which qualified protective order shall meet all HIPAA and Privacy Regulation requirements. The Litigation Trustee shall verify the destruction of Litigation Materials that include protected health information in writing to the Debtors.

4.7.5  ~~4.6.4~~ The terms of the Confidentiality Agreement and Stipulation shall apply to any Litigation Material, with the following additional modifications: (i) the Confidential Recipient shall provide thirty (30) days’ written notice (unless exigent circumstances do not afford time for such notice, in which

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case the Confidential Recipient shall provide as much written notice as reasonably possible) to the ~~Reorganized~~ Debtors before disclosing any Confidential Material to the Bankruptcy Court or other court of competent jurisdiction orally or in writing to allow the ~~Reorganized~~ Debtors to obtain a protective order or agreement limiting disclosure of such material to other parties or to the public; and (ii) in the event that the Confidential Recipient is required or requested (a) by a court of competent jurisdiction; (b) in connection with a foreign proceeding or litigation; or (c) by a federal, state, or local governmental or regulatory body, in each case, to disclose any Confidential Material supplied to the Confidential Recipient, the Confidential Recipient will provide the ~~Reorganized~~ Debtors with prompt written notice of such request or requirements so that the ~~Reorganized~~ Debtors and/or their affiliates may seek, at their sole cost and expense, an appropriate protective order or agreement and/or seek appropriate approvals from the Bankruptcy Court and/or any other court, tribunal, or governmental or regulatory body having jurisdiction over the relevant action, litigation, proceeding, or hearing, as applicable; and in the absence of a protective order or the receipt of a waiver hereunder, the Confidential Recipient may disclose only that portion of the Confidential Material that it is legally compelled to disclose.

4.8  ~~4.7~~ Costs. The Data Transfer contemplated under this Agreement shall be provided at no cost or expense to the Litigation Trust. The Litigation Trust and the Debtors shall otherwise bear their own costs associated with this Agreement. The ~~Reorganized~~ Debtors reserve the right to seek costs in connection with any discovery subsequently sought from the ~~Reorganized~~ Debtors subsequent to completing the Data Transfer.

ARTICLE V

SIMPLY/MSP PROCEEDS AND CPE ASSET SALE PROCEEDS

5.1 Simply/MSP Proceeds.

5.1.1 The ~~Reorganized~~ Debtors shall (a) keep the Litigation Trustee reasonably informed~~,~~ through periodic written reports~~,~~ as material developments occur, about the status and progress of the MSP Claims, Simply Claims and Simply Litigation (except for any information that constitutes attorney client work product or proprietary information, subject to any confidentiality agreement or common interest agreement which may be entered into by the Litigation Trustee and the ~~Reorganized~~ Debtors), (b) ~~subject to any confidentiality restrictions~~unless expressly restricted from doing so (and the Debtors shall use commercially reasonable efforts to address any such restriction), and where such restriction cannot be addressed through a common interest agreement, inform the Litigation Trustee regarding any settlement discussions, and (c) exercise commercially reasonable efforts to prosecute the applicable Claims and litigations expeditiously and in good faith until settlement or final resolution, without undue delay.

5.1.2 The ~~Reorganized~~ Debtors shall inform the Litigation Trustee as to the identity and fee arrangements and retention letters with each of the professionals representing the Debtors ~~or the Reorganized Debtors~~ in connection with the MSP Claims, Simply Claims, Simply Litigation and Simply/MSP Proceeds, and inform the Litigation Trustee prior to retaining any new professionals or adjusting any fee arrangements.

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5.2 CPE Assets.

5.2.1 CPE Asset Sale Process. The Debtors agree that, from and after the date hereof for a period of 180 days (the “Initial CPE Sale Period”), the Litigation Trustee (or its professionals acting on its behalf) shall be authorized and empowered to market and sell the CPE Assets. During the Initial CPE Sale Period, the Litigation Trustee (or its professionals acting on its behalf), in its sole discretion, may, and is hereby irrevocably authorized to, in its own name or in the name of any one or more of the Debtors, (a) identify, solicit, engage and negotiate with prospective buyers regarding the sale of all or any portion of the CPE Assets pursuant to one or more sale transactions (each, a “CPE Asset Sale Transaction”), (b) enter into a definitive purchase agreement and/or such other definitive documentation as the Litigation Trustee deems appropriate with respect to any one or more CPE Asset Sale Transactions (collectively, with respect to any CPE Asset Sale Transaction, the “CPE Asset Sale Documentation”), and (c) consummate the CPE Asset Sale Transactions, on the terms and subject to the conditions set forth in the applicable CPE Asset Sale Documentation. Further, during the Initial CPE Sale Period, the Litigation Trustee shall have complete discretion over the terms and conditions of any CPE Asset Sale Transaction and the CPE Asset Sale Documentation with respect thereto, including the purchase price, payment terms, conditions to closing, timing of closing, representations and warranties, releases, holdbacks and escrows, and any waivers or amendments of any such terms and conditions and is hereby authorized to engage professional advisors, including legal counsel and financial advisors, for the purposes of advising the Litigation Trustee with respect to the CPE Asset marketing process and any CPE Asset Sale Transactions.

~~5.2 CPE Assets. The Debtors or the Reorganized Debtors shall reasonably cooperate and consult with the Litigation Trustee and its professionals with respect to the Debtors or the Reorganized Debtors’ efforts to sell the CPE Assets, and shall authorize and direct any of the Debtors’ professionals engaged for the purposes of marketing and selling the CPE Assets (the “CPE Asset Sale Process”) to respond to reasonable requests for information by the Litigation Trustee and its professionals with respect to the status of the CPE Asset Sale Process.~~

5.2.2 Debtor Cooperation. During the Initial CPE Sale Period, the Debtors shall retain all of their right, title and interest in and to all of the CPE Assets unless and until the applicable CPE Assets are sold in a CPE Asset Sale Transaction, and the Debtors shall not (x) encumber, grant any liens upon or security interests in, or otherwise take any action that adversely affects title to, the CPE Assets or any of them; provided, that the CPE Assets may be encumbered by the Liens provided by the Exit Facility Documents solely in respect of the value or proceeds thereof that, in conjunction with the Simply/MSP Proceeds and the De Minimis Asset Sale Proceeds (in an amount up to the De Minimis Asset Sale Proceeds Cap), exceeds $1,000,000.00, or (y) sell, transfer, assign, convey or otherwise dispose of any CPE Assets except with the prior written consent of the

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Litigation Trustee. The Debtors shall provide such reasonable cooperation as the Litigation Trustee may reasonably request from time to time with respect to the CPE Asset marketing process or any CPE Asset Sale Transaction, including with respect to providing physical access to the CPE Assets during business hours following receipt of advance notice, maintaining existing levels of insurance coverage for the CPE Assets, reasonably preserving the current condition and state of repair of the CPE Assets, negotiating with prospective buyers, entering into CPE Asset Sale Documentation, consummating CPE Asset Sale Transactions, and taking any and all such further reasonable action in connection therewith as the Litigation Trustee may deem reasonably necessary or advisable in order to consummate any CPE Asset Sale Transaction; provided that, subject to section 5.2.4 of this Agreement, the Debtors shall not be required to incur out of pocket costs or expenses in connection with providing such cooperation except to the extent required to maintain such levels of insurance coverage. In connection with any CPE Asset Sale Transaction, the Debtors shall execute and deliver all such agreements, instruments and other documents, and take all such reasonable actions, as the Litigation Trustee may reasonably request from time to time, to provide for the CPE Assets that are sold pursuant to such CPE Asset Sale Transaction to be conveyed and transferred to the purchaser thereunder, free and clear of all Claims, Liens, Interests and encumbrances, at the closing of such transaction.

5.2.3 Power of Attorney. During the Initial Sale Period, in furtherance of the Litigation Trustee’s authority, power and rights pursuant to this Section 5.2, each of the Debtors hereby irrevocably appoints the Litigation Trustee as such Debtor’s true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Debtor and in the name of such Debtor or in its own name, with the power, authority and right, in the name of such Debtor or its own name, to execute and deliver any and all CPE Asset Sale Documentation and to consummate the transactions contemplated thereby, and to take any and all such actions, as the Litigation Trustee determines is reasonably necessary or advisable in connection with any CPE Asset Sale Transaction. The powers of attorney granted by the Debtors pursuant to this paragraph are coupled with an interest, are irrevocable, and shall not be affected by and shall survive the bankruptcy, insolvency, liquidation, dissolution or winding up of, or any merger, consolidation or similar transaction involving, any such Debtor.

5.2.4 Maintenance Costs and Expense Reimbursement. During the Initial Sale Period, the Debtors shall be responsible for (x) the cost of storing the CPE Assets, the costs of maintaining existing levels of insurance coverage for the CPE Assets and the costs of reasonably preserving the current condition and state of repair of the CPE Assets, and (y) costs, fees, charges and expenses incurred by the Litigation Trustee, Cole Schotz, P.C., Genesis Credit Partners LLC and/or another professional selected by the Litigation Trustee that is reasonably acceptable to the Reorganized Debtors in connection with the marketing and sale of the CPE Assets up to an aggregate amount of $75,000 (the “CPE Marketing

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Cap”). The Litigation Trustee and/or professionals retained by the Litigation Trustee on the terms set forth herein shall provide fee statements (in the case of attorneys, with reasonably detailed time entries), on a monthly basis, subject to reimbursement by the Debtors within ten (10) business days’ receipt thereof,, unless, within such ten business day period, the Debtors dispute the reasonableness of any such amounts sought for reimbursement, in which case, the Debtors and the affected party shall meet and confer in good faith in an attempt to resolve any such dispute (and any undisputed fees shall be paid upon the expiration of such ten (10) business day period); provided, however, that in the event the parties are unable to resolve such dispute, the Debtors shall file an objection with the Bankruptcy Court within such ten (10) business day period, and the disputed fees shall not be paid absent order of the Bankruptcy Court that such fees are reasonable. For the avoidance of doubt, for purposes of this section 5.2.4, (i) the Litigation Trustee or its professionals may only seek reimbursement for fees, costs, charges and expenses incurred in connection with the marketing and sale of the CPE Assets up to the CPE Marketing Cap and (ii) the Debtors shall not be responsible for any fees or costs associated with the transfer, disassembly, reassembly, shipping, or handling of the CPE Assets, to the extent sold.

5.2.5 Right of First Refusal. Following the Initial CPE Sale Period, the Litigation Trustee may elect to take title to the CPE Assets (the “CPE Title Transfer Election”), in which case (i) any and all the Debtors’ rights, title and interests under and to the CPE Assets shall be transferred to and vest in the Litigation Trust free and clear of all Claims, Liens, encumbrances, charges and other interests (each as defined in the Plan) and (ii) the Litigation Trustee shall bear all go-forward costs associated with the transfer and possession of the CPE Assets, including, but not limited to, storage, maintenance, upkeep, insurance, security, and ancillary costs, as well as any further costs associated with the sale and marketing of the CPE Assets, in each case to the extent applicable. The Litigation Trustee will have ten (10) days following expiry of the Initial CPE Sale Period to make the CPE Title Transfer Election and, absent such election, (i) the Reorganized Debtors may promptly dispose of the CPE Assets and (ii) all other rights of the Litigation Trustee with respect to such assets shall terminate.

5.2.6 CPE Asset Sale Proceeds. Promptly following the consummation of any CPE Asset Sale Transaction, the Debtors shall remit all such proceeds from the CPE Asset Sale Transaction (as and to the extent required under the Plan and Confirmation Order) to the Litigation Trustee. In addition, following the receipt of any insurance proceeds resulting from the loss or damage of any of the CPE Assets, the Debtors shall remit all such proceeds (as and to the extent required by the Plan and Confirmation order) to the Litigation Trustee. If the Litigation Trustee makes the CPE Title Transfer Election in compliance with Section 5.2.5 and subsequently sells the CPE Assets in an amount which exceeds, together with the Simply/MSP Proceeds and the De Minimis Asset Sale Proceeds (in an amount up to the De Minimis Asset Sale Proceeds Cap), $1,000,000.00, then the Litigation Trustee shall remit any such excess proceeds to the Reorganized Debtors promptly following receipt of the same.

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ARTICLE VI

CLAIMS RECONCILATION PROCESS

6.1 Claims Reconciliation Process. From and after the Effective Date, the ~~Reorganized~~ Debtors shall be responsible for the Claims Reconciliation Process; provided, however, that the prior written consent of the Litigation Trustee (which consent shall not be unreasonably withheld, conditioned or delayed) shall be required with respect to the allowance of any Non-RSA GUC Claim that is (x)(i) asserted in the amount of $200,000 or more and (ii) is proposed to be Allowed at more than 50% of its asserted amount, (y) is proposed to be Allowed in an amount of $1 million or more, or (z) held by an affiliate or insider of the Debtors ~~or Reorganized Debtors~~. Notwithstanding the immediately preceding sentence, the Litigation Trust shall be responsible for, and have standing in the Chapter 11 Cases in respect of, the Claims Reconciliation Process with respect to the Exposito Claims (as defined in the Plan). Notwithstanding anything contained herein to the contrary, absent the prior written consent of the Litigation Trustee (such consent not to be unreasonably withheld), the Debtors shall not impose or allocate liabilities to the Litigation Trustee, in his capacity as such, or the Litigation Trust Assets.

6.2 Standing of Litigation Trustee. Notwithstanding the foregoing, the Litigation Trustee shall have standing in the Chapter 11 Cases in respect of any Non-RSA GUC Claims and the Claims Reconciliation Process, including the right (but not the obligation) to object to Non-RSA GUC Claims and/or any proposed settlements by and between the ~~Reorganized~~ Debtors and any holder of a Non-RSA GUC Claim, subject to prior notice to, and coordination with, counsel to the ~~Reorganized Debtors on terms acceptable to the Reorganized~~ Debtors, which notice must be in writing (email being acceptable). The Litigation Trustee shall provide ~~at least five~~three (~~5~~3) business days’ notice (email being sufficient) of its intent to file an objection prior to filing such an objection. In the event the Litigation Trustee exercises its right to object to any Non-RSA GUC Claims or object to any proposed settlements, the Litigation Trust shall solely bear the cost of such objection, which costs shall be paid solely from Litigation Trust Assets.

6.3 Claims Objection Procedures. The ~~Reorganized~~ Debtors shall be entitled to seek, in consultation with the Litigation Trustee, Bankruptcy Court approval of procedures governing the resolution or reconciliation of Non-RSA GUC Claims.

6.4 Register. The ~~Litigation Trustee~~Disbursing Agent shall be responsible for maintaining (or engaging a claims agent to maintain) a register (the “Register”) for purposes of recording ownership of Litigation Trust Interests. No transfer of a Litigation Trust Interest shall be effective unless and until recorded in the Register. The Disbursing Agent shall, upon the written request of a Beneficiary (and at the Beneficiary’s expense), provide reasonably adequate documentation evidencing such Beneficiary’s Litigation Trust Interest, as indicated on the books and records of the Disbursing Agent.

6.5 Plan Distributions. The Disbursing Agent shall be responsible for administering distributions of Litigation Trust Distributable Proceeds received from the Litigation Trust under Article VII of this Agreement to Beneficiaries under the Plan (“Plan Distributions”). The ~~Litigation Trust~~Debtors shall be responsible for the payment of all fees, costs and expenses associated with the Disbursing Agent’s administration of the Plan Distributions.

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6.6 Disputed Claims Reserve Taxes. All taxes imposed on assets or income of the Disputed Claims Reserve, and any expenses associated with maintaining the Disputed Claims Reserve, shall be payable by the Litigation Trust from Litigation Trust Assets.

6.7 Fee and Expenses. Other than as set forth in this Agreement, the Debtors ~~or the Reorganized Debtors, as applicable,~~ shall be responsible for the payment of all fees, costs and expenses associated with the Claims Reconciliation Process, including the fees and expenses incurred by professionals selected by the Debtors ~~or Reorganized Debtors~~ and any claims agent appointed by the ~~Debtors or Reorganized~~ Debtors in connection with the Claims Reconciliation Process~~.~~ , and the Litigation Trust shall not be liable or responsible for any such fees or expenses except as otherwise expressly provided in this Agreement; provided, however, notwithstanding the foregoing, from and after the Effective Date, the Debtors shall be responsible for the payment of all reasonable fees, costs, charges and expenses of the Litigation Trustee and its counsel, Cole Schotz, P.C., in connection with the Litigation Trustee’s reconciliation, resolution of and/or objection to, including any action seeking to subordinate, the Exposito Claims, subject to the compensation procedures set forth in section 5.2.4 hereof

6.8 Cooperation; Reporting. The ~~Reorganized~~ Debtors and the Litigation Trustee shall consult one another and reasonably cooperate with respect to Plan Distributions and the Register. The ~~Reorganized~~ Debtors ~~shall keep the~~and Litigation Trustee shall keep each other reasonably informed about the progress of the Claims Reconciliation Process, and the Debtors’shall provide monthly written reports summarizing the status of the Claims Reconciliation Process in reasonable detail; provided, that the Debtors ~~or Reorganized Debtors~~ shall not be required to report or provide any information that is determined by the ~~Debtors or Reorganized~~ Debtors, in their sole discretion, to be protected by attorney/client privilege or the attorney work product doctrine, or that could result in the disclosure of confidential, proprietary company information (subject to any confidentiality agreement or common interest agreement which may be entered into by the Litigation Trustee and the Debtors ~~or Reorganized Debtors). The Litigation Trustee~~). The Disbursing Agent shall keep the ~~Reorganized~~Litigation Trustee and the Debtors reasonably informed about updates and modifications to the Register. Both the ~~Reorganized~~ Debtors and the Litigation Trustee shall have access to information regarding the Disputed Claims Reserve.

ARTICLE VII

DISTRIBUTIONS OF LITIGATION TRUST DISTRIBUTABLE PROCEEDS

7.1 Distribution of Litigation Trust Distributable Proceeds. Following the transfer of Litigation Trust Assets to the Litigation Trust, the Litigation Trustee shall make continuing efforts on behalf of the Litigation Trust to collect, liquidate, and distribute all Litigation Trust Distributable Proceeds, if any, to the Disbursing Agent for the benefit of and further distribution to Beneficiaries in accordance with the Plan and Confirmation Order, except that the Litigation Trust may retain an amount of (and may establish one or more reserves to meet) Litigation Trust Assets determined by the Litigation Trustee to be reasonably necessary to maintain the value of the Litigation Trust Assets, satisfy incurred and estimated future Litigation Trust Expenses and any expenses, claims and contingent liabilities of the Litigation Trust and Litigation Trustee, and the retention of such amounts may preclude distributions to the Disbursing Agent.

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7.2 Right to Rely on Professionals. Without limitation of the generality of section 9.6 of this Agreement, in determining the amount of any distribution of Litigation Trust Distributable Proceeds to the Disbursing Agent, the Litigation Trustee may rely and shall be fully protected in relying on the advice and opinion of the Litigation Trust’s counsel, financial advisors, accountants, and other professionals.

7.3 Method and Timing of Distributions. Distributions of Litigation Trust Distributable Proceeds to the Disbursing Agent for the benefit of and distribution to Beneficiaries under the Plan will be made from the Litigation Trust in accordance with the terms of this Agreement.

7.4 Periodic Distribution; Withholding. The Litigation Trustee shall make distributions from the Litigation Trust to the Disbursing Agent for further distribution to the Beneficiaries at least annually, to the extent it determines the Litigation Trust has sufficient cash available for distribution from all net cash income and all other cash received by the Litigation Trust, and the Litigation Trustee is otherwise authorized to make distributions from the Litigation Trust to the Disbursing Agent for further distribution to the Beneficiaries at any time following the Effective Date if it determines, upon the exercise of its business judgment, after consulting with its professionals, that making a distribution is in the best interests of the Beneficiaries; provided, however, that the Litigation Trustee may, to the extent consistent with applicable law as to liquidating trusts (e.g., Rev. Proc. 82-58, 1982-2 C.B. 847, as amplified by Rev. Proc. 91-15, 1991-1 C.B. 484 and Rev. Proc. 94-45, 1994-2 C.B. 684), retain such amounts (i) as are reasonably necessary to meet contingent liabilities ~~(including Disputed Claims)~~, and to maintain the value of the Litigation Trust Assets during the term of the Litigation Trust, (ii) to pay reasonable administrative expenses including, without limitation, the compensation and the reimbursement of reasonable, actual and necessary costs, fees (including attorneys’ fees) and expenses of the Litigation Trustee in connection with the performance of the Litigation Trustee’s duties in connection with this Agreement and any amounts owed to the Litigation Trustee pursuant to the terms hereof, and (iii) to satisfy all other liabilities incurred or assumed by the Litigation Trust (or to which the Litigation Trust Assets are otherwise subject) in accordance with ~~the Plan, the Confirmation Order and~~ this Agreement. The Litigation Trustee, in its discretion, may cause the Litigation Trust (including by directing the Disbursing Agent), to withhold and/or pay to the appropriate tax authority from amounts distributable from the Litigation Trust to any Beneficiary any and all amounts as may be sufficient to pay the maximum amount of any tax or other charge that has been or might be assessed or imposed by any law, regulation, rule, ruling, directive, or other governmental requirement on such Beneficiary or the Litigation Trust with respect to the amount to be distributed to such Beneficiary. The Litigation Trustee shall determine such maximum amount to be withheld by the Disbursing Agent, in its sole, reasonable discretion and shall direct the Disbursing Agent to distribute to the Beneficiary any excess amount withheld. In the alternative, the Litigation Trustee may direct the Disbursing Agent to determine any amounts to be withheld in respect of distributions to Beneficiaries described in the preceding two sentences, in its reasonable discretion. All amounts properly withheld or deducted from distributions to the Beneficiary as required by applicable law and paid over to the applicable taxing authority for the account of such Beneficiary shall be treated as part of the distribution to such Beneficiary. To the extent that the operation of the Litigation Trust or the liquidation of the Litigation Trust Assets creates a tax liability imposed on the Litigation Trust, the Litigation Trust shall timely pay such tax liability and any such payment shall be considered a cost and expense of the operation of the Litigation Trust payable without Bankruptcy Court order.

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7.5 IRS Forms. The Litigation Trustee may direct the Disbursing Agent to require any holder of a Non-RSA GUC Claim to complete the appropriate IRS Form W-8 or IRS Form W-9 as a prerequisite to receiving any distribution under the Plan. If a holder of a Non-RSA GUC Claim does not so provide to the Disbursing Agent within ninety (90) days of written request with all documentation, that in the Litigation Trustee’s reasonable business judgment, is necessary to determine that all tax withholding and reporting requirement for such Non-RSA GUC Claim, including a IRS Form W-8 or IRS Form W-9, the distribution on such Non-RSA GUC Claim shall be deemed disallowed and expunged in its entirety and the funds shall become Litigation Trust Assets and redistributed to the other holders of Allowed Non-RSA GUC Claims in accordance with the terms of the Plan and Confirmation Order.

ARTICLE VIII

BENEFICIARIES

8.1 Interest Beneficial Only. The ownership of a Litigation Trust Interest shall not entitle any Beneficiary, the Debtors ~~or Reorganized Debtors~~ to any title in or to, or possession, management or control of, any of the Litigation Trust Assets or to any right to call for a partition or division of such assets or to require an accounting.

8.2 Ownership of Beneficial Interests Hereunder. Each Beneficiary shall own a Litigation Trust Interest that shall, subject to section 8.7 of this Agreement and the Plan, be entitled to a distribution in the amounts, and at the times, set forth in this Agreement and the Plan.

8.3 Evidence of Beneficial Interest. Ownership of a Litigation Trust Interest in the Litigation Trust shall not be evidenced by any certificate, security, or receipt or in any other form or manner whatsoever, except as maintained on the Register (as defined below) maintained by the Debtors~~, Reorganized Debtors~~ or the Disbursing Agent (copies of which shall be provided to the Litigation Trustee upon request).

8.4 No Right to Accounting. Neither the Beneficiaries nor their successors, assigns, creditors, nor any other Person shall have any right to an accounting by the Litigation Trustee, and the Litigation Trustee shall not be obligated to provide any accounting to any Person. Nothing in this Agreement is intended to require the Litigation Trustee at any time or for any purpose to file any accounting or seek approval of any court with respect to the administration of the Litigation Trust or as a condition for making any advance, payment, or distribution out of proceeds of Litigation Trust Assets.

8.5 No Standing. Except as expressly provided in this Agreement, no Beneficiary shall have standing to direct or to seek to direct the Litigation Trust or Litigation Trustee to do or not to do any act or to institute any action or proceeding at law or in equity against any Person upon or with respect to the Litigation Trust Assets.

8.6 Requirement of Undertaking. The Litigation Trustee may request the Bankruptcy Court to require, in any suit for the enforcement of any right or remedy under this Agreement, or in any suit against the Litigation Trustee for any action taken or omitted by it as Litigation Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, including reasonable attorneys’ fees, against any party litigant in such suit; provided, however, that the provisions of this section 8.6 shall not apply to any suit by the Litigation Trustee.

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8.7 Limitation on Transferability. It is understood and agreed that the Litigation Trust Interests shall be non-transferable and non-assignable except by will, intestate succession or by operation of law. An assignment by operation of law shall not be effective until appropriate notification and proof thereof is submitted to the Litigation Trustee, and the Litigation Trustee may continue to cause the Litigation Trust to pay all amounts to or for the benefit of the assigning Beneficiaries until receipt of proper notification and proof of assignment by operation of law. The Litigation Trustee may rely upon such proof without the requirement of any further investigation.

8.8 Effect of Death, Dissolution, Incapacity, or Bankruptcy of Beneficiary. The death, dissolution, incapacity, or bankruptcy of a Beneficiary during the term of the Liquidating Trust shall not operate to terminate the Liquidating Trust during the term of the Liquidating Trust nor shall it entitle the representative or creditors of such deceased, incapacitated or bankrupt Beneficiary to an accounting or to take any action in any court or elsewhere for the distribution of the Liquidating Trust Assets or for a partition thereof, nor shall it otherwise affect the rights and obligations of the Beneficiary under this Agreement or such Beneficiary’s interests in the Liquidating Trust or the Liquidating Trust Assets.

8.9 Exemption from Registration. The Litigation Trust Interests, and the rights of the Beneficiaries to receive Litigation Trust Distributable Proceeds (if any), shall not constitute “securities” under applicable law, and shall not be registered pursuant to the Securities Act. However, if it is determined that the Litigation Trust Interests and the Beneficiaries’ rights to receive Litigation Trust Distributable Proceeds (if any) constitute “securities,” the exemption from registration under section 1145 of the Bankruptcy Code is intended to be applicable to such securities, and such securities would be exempt from registration. No party to this Agreement shall make a contrary or different contention.

ARTICLE IX

THIRD PARTY RIGHTS AND LIMITATION OF LIABILITY

9.1 Parties Dealing With the Litigation Trustee. In the absence of actual knowledge to the contrary, any Person dealing with the Litigation Trust or the Litigation Trustee shall be entitled to rely on the authority of the Litigation Trustee or any of the Litigation Trustee’s agents to act in connection with the Litigation Trust Assets. There is no obligation of any Person dealing with the Litigation Trustee to inquire into the validity or expediency or propriety of any transaction by the Litigation Trustee or any agent of the Litigation Trustee.

9.2 Limitation of Litigation Trustee Liability.

9.2.1 The Litigation Trustee shall have fiduciary duties to the Beneficiaries consistent with the fiduciary duties that a member of an official committee appointed pursuant to section 1102 of the Bankruptcy Code has to the constituents represented by such committee, and shall exercise its responsibilities accordingly; provided, however, that the Litigation Trustee shall not owe any fiduciary obligations to any defendants or adverse parties to the Litigation Trust Causes of Action, it being the intent that the Litigation Trustee’s duties are to maximize the value of the Litigation Trust Assets, including the Litigation Trust Causes of Action.

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9.2.2 Without limiting the Litigation Trustee’s fiduciary duties described above, the Litigation Trustee need not provide notice to or obtain an order or approval of the Bankruptcy Court in the exercise of any power, right or discretion conferred hereunder. In exercising the rights granted herein, the Litigation Trustee shall exercise the Litigation Trustee’s business judgment, for the benefit of the Beneficiaries, in order to properly manage the affairs of the Litigation Trust, safeguard the interests of all Beneficiaries, and maximize the value of the Litigation Trust Assets after giving due regard to the cost, risk and delay of any course of action.

9.2.3 However, notwithstanding anything herein to the contrary, neither the Litigation Trustee nor any of ~~his/her or~~ its firms, companies, affiliates, partners, officers, directors, members, employees, professionals, advisors, attorneys, financial advisors, investment bankers, representatives, disbursing agent or other agents, or any of such Person’s successors and assigns, shall incur any responsibility or liability to any Person by reason of any error of law or fact or of any matter or thing done or suffered or omitted to be done arising under, in connection with or related to this Agreement, whether sounding in tort, contract, or otherwise, except for fraud, gross negligence, or willful misconduct that is found by a final judgment of a court of competent jurisdiction (not subject to further appeal or review) to be the direct and primary cause of loss, liability, damage, or expense suffered by the Litigation Trust. In no event shall the Litigation Trustee Parties be liable for indirect, punitive, special, incidental or consequential damage or loss (including, but not limited to, lost profits) whatsoever, even if the Litigation Trustee has been informed of the likelihood of such loss or damages and regardless of the form of action. Without limiting the foregoing, the Litigation Trustee shall be entitled to the benefits of the limitation of liability and exculpation provisions set forth in the Plan and the Litigation Trustee shall be entitled to the benefits of the limitation of liability and exculpation provisions set forth in the Confirmation Order.

9.3 No Liability for Acts of Other Persons. None of the Persons identified in the immediately preceding section 6.2 of this Agreement shall be liable for the act or omission of any other Person identified in that section.

9.4 No Liability for Acts of Predecessors. No successor Litigation Trustee shall be in any way liable or responsible for the acts or omissions of any Litigation Trustee in office prior to the date on which such successor becomes the Litigation Trustee, unless a successor Litigation Trustee expressly assumes such liability or responsibility.

9.5 No Liability for Good Faith Error of Judgment. The Litigation Trustee shall not be liable for any error of judgment made in good faith, unless it shall be finally determined by a final judgment of a court of competent jurisdiction (not subject to further appeal or review) that the Litigation Trustee was grossly negligent in ascertaining the pertinent facts.

9.6 Reliance by Litigation Trustee on Documents and Advice of Counsel or Other Persons. Except as otherwise expressly provided herein, the Litigation Trustee may rely upon, and shall be protected in acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order or other paper or document believed by them to be

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genuine and to have been signed or presented by the proper party or parties. The Litigation Trustee also may engage and consult with its respective legal counsel and other agents and advisors, and shall not be liable for any action taken, omitted, or suffered in reliance upon the advice of such counsel, agents, or advisors.

9.7 No Liability For Acts Approved by Bankruptcy Court. The Litigation Trustee shall have the right at any time to seek instructions from the Bankruptcy Court concerning the administration of the Litigation Trust or disposition of the Litigation Trust Assets. The Litigation Trustee shall not be liable for any act or omission that has been approved by the Bankruptcy Court, and all such actions or omissions shall conclusively be deemed not to constitute fraud, gross negligence, or willful misconduct.

9.8 No Personal Obligation for Trust Liabilities. Except as otherwise provided herein, Persons dealing with the Litigation Trustee shall have recourse only to the Litigation Trust Assets to satisfy any liability incurred by the Litigation Trustee to any such Person in carrying out the terms of this Agreement, and the Litigation Trustee shall have no personal, individual obligation to satisfy any such liability.

9.9 Indemnification. The Litigation Trustee and each of its respective accountants, agents, assigns, attorneys, bankers, consultants, directors, employees, executors, financial advisors, investment bankers, real estate brokers, transfer agents, independent contractors, managers, members, officers, partners, predecessors, principals, professional persons, representatives, affiliate, employer and successors (each, an “Indemnified Party”) shall be indemnified for, and defended and held harmless against, by the Litigation Trust and solely from the Litigation Trust Assets, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost, or expense (including the reasonable fees and expenses of their respective professionals) actually incurred, for any action taken, suffered, or omitted to be taken by the Indemnified Parties in connection with the acceptance, administration, exercise, and performance of their duties under the Plan or this Agreement, as applicable, if the applicable Indemnified Party acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Litigation Trust or its Beneficiaries, except if such loss, liability or damage is determined by a Final Order of a court of competent jurisdiction to have resulted from the fraud, gross negligence or willful misconduct of the Indemnified Party asserting indemnification. An act or omission taken with the approval of the Bankruptcy Court, and not inconsistent therewith, will be conclusively deemed not to constitute gross negligence, willful misconduct, or fraud. The amounts necessary for the indemnification provided in this section (including, but not limited to, any costs and expenses incurred in enforcing the right of indemnification in this section) shall be paid by the Litigation Trustee out of the Litigation Trust Assets. The Litigation Trustee shall not be personally liable for the payment of any Litigation Trust expense or claim or other liability of the Litigation Trust, and no Person shall have any recourse to the Litigation Trustee personally for the payment of any such expense or liability. The indemnification provided in this section shall survive the death, dissolution, incapacity, resignation or removal of the Litigation Trustee, Indemnified Party or the termination of the Litigation Trust, and shall inure to the benefit of each Indemnified Party’s heirs and assigns. For the avoidance of doubt, ~~neither~~ the Debtors ~~nor the Reorganized Debtors~~ shall not be liable under any circumstances for any actions taken or not taken by the Litigation Trust or the Litigation Trustee. The Litigation Trustee shall not be liable under any circumstances for any act or omission by the Debtors or the Disbursing Agent.

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9.9.1 Expense of Litigation Trust; Limitation on Source of Payment of Indemnification. All indemnification liabilities of the Litigation Trust under section 9.9 of this Agreement shall be Litigation Trust Expenses. The amounts necessary for such indemnification and reimbursement shall be paid by the Litigation Trust out of the available Litigation Trust Assets after reserving for all actual and anticipated expenses and liabilities of the Litigation Trust. The Litigation Trustee shall not be personally liable for the payment of any Litigation Trust Expense or claim or other liability of the Litigation Trust, and no Person shall have any recourse to the Litigation Trustee or other Indemnified Parties personally for the payment of any such expense or liability.

9.9.2 Procedure for Current Payment of Indemnified Expenses; Undertaking to Repay. The Litigation Trust shall reasonably promptly pay an Indemnified Party all amounts subject to indemnification under section 9.9 of this Agreement on submission of invoices for such amounts by the Indemnified Party. By accepting any indemnification payment, the Indemnified Party undertakes to repay such amount promptly if it is determined that the Indemnified Party is not entitled to be indemnified under this Agreement. The Bankruptcy Court shall hear and finally determine any dispute arising out of section 9.9 of this Agreement.

9.10 No Implied Obligations. The Litigation Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth herein, and no implied covenants or obligations shall be read into this Agreement against the Litigation Trustee.

9.11 Confirmation of Survival of Provisions. Without limitation in any way of any provision of this Agreement, the provisions of this Article IX shall survive the death, dissolution, liquidation, incapacity, resignation, replacement, or removal, as may be applicable, of the Litigation Trustee, or the termination of the Litigation Trust or this Agreement, and shall inure to the benefit of the Litigation Trustee’s and the Indemnified Parties’ heirs and assigns.

ARTICLE X

TAX MATTERS

10.1 Tax Treatment of Litigation Trust. Pursuant to and in accordance with the Plan and Confirmation Order, for all federal income tax purposes, the ~~Debtors, Reorganized~~ Debtors, the Beneficiaries, the Litigation Trustee and the Litigation Trust shall treat (i) the Litigation Trust as a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d) and Revenue Procedure 94-45 (ii) the Litigation Trust as a grantor trust pursuant to sections 671-677 et seq. of IRC and (iii) the transfer of the Litigation Trust Assets to the Litigation Trust as a transfer of the Litigation Trust Assets (other than to the extent the any Litigation Trust Assets are allocable to Disputed Non-RSA GUC Claims) by the Debtors ~~or Reorganized Debtors~~ to the Beneficiaries in satisfaction of their Allowed Non-RSA GUC Claims, followed by a transfer of the Litigation Trust Assets by the Beneficiaries to the Litigation Trust in exchange for the Litigation Trust Interests. Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Litigation Trustee of a private letter ruling from the IRS if required by the Litigation Trustee), the Litigation Trustee may timely make an

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election under Treasury Regulation Section 1.468B-9 to treat any portion of the Litigation Trust allocable to any Disputed Non-RSA GUC Claims as part of the Disputed Ownership Fund. If and to the extent an election to be taxed as a “disputed ownership fund” is made, for federal income tax purposes the Disputed Ownership Fund will be taxed as a separate corporate entity subject to tax on amounts it earns on a current basis. The Beneficiaries shall be treated as the grantors and deemed owners of the Litigation Trust Assets (other than to the extent the Litigation Trust Assets are allocable to Disputed Non-RSA GUC Claims) for federal income tax purposes.

10.2 Annual Reporting and Filing Requirements. Pursuant to and in accordance with the terms of the Plan, the Confirmation Order and this Agreement, the Litigation Trustee shall file tax returns for the Litigation Trust as a grantor trust in accordance with section 6012 of the IRC and Treasury Regulation section 1.671-4(a). In addition, the Litigation Trustee shall file in a timely manner for the Litigation Trust such other tax returns, including any state and local tax returns, as are required by applicable law and pay any taxes shown as due thereon. The Litigation Trust’s items of taxable income, gain, loss, deduction, and/or credit (other than such items is respect of any Litigation Trust Assets allocable to Disputed Non-RSA GUC Claims) will be allocated to the Beneficiaries in accordance with their relative ownership of Litigation Trust Interests. Within a reasonable time following the end of the taxable year, the Litigation Trust shall send to each Beneficiary a separate statement setting forth such Beneficiary’s items of income, gain, loss, deduction or credit and will instruct each such Beneficiary to report such items on his~~/~~ or her applicable income tax return.

10.3 Payment of Taxes. The Litigation Trust shall be responsible for payment, from the Litigation Trust Assets, of any taxes imposed on the Litigation Trust (including any taxes imposed on any Disputed Ownership Fund) or the Litigation Trust Assets. In accordance therewith, any taxes imposed on any Disputed Ownership Fund or its assets will be paid from the Litigation Trust Assets. The amount of such taxes paid by the Litigation Trust with respect to any Disputed Non-RSA GUC Claims (i) will reduce the amount distributed with respect to such Disputed Non-RSA GUC Claims to the extent it becomes an Allowed Non-RSA GUC Claim and (ii) to the extent such Disputed Non-RSA GUC Claims does not become an Allowed Claim, will reduce distributions ratably to all holders in the same Class as such Disputed Non-RSA GUC Claims; provided, however, that any taxes that reduce distributions pursuant to the foregoing clauses (i) and (ii) shall, for all purposes of this Agreement, be treated as amounts distributed to those holders of Claims or Interests whose distributions are so reduced.

10.4 Tax Treatment of Reserves for Disputed Non-RSA GUC Claims. The Litigation Trustee may, in the Litigation Trustee’s sole discretion, determine the best way to report for tax purposes with respect to any Disputed Ownership Fund If an election is made to report any portion of the Litigation Trust allocable to any Disputed Claims as a Disputed Ownership Fund, (i) all parties (including the Trustee and the holders of Litigation Trust Interests) shall report for U.S. federal, state and local income tax purposes consistently with the foregoing and (ii) the Litigation Trust shall comply with all federal and state tax reporting and tax compliance requirements of the Disputed Ownership Fund, including but not limited to the filing of a separate federal tax return for the Disputed Ownership Fund and the payment of federal and/or state income tax due.

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10.5 Valuation of Litigation Trust Assets. As soon as possible after the Effective Date, but in no event later than the due date for timely filing of the Litigation Trust’s first federal income tax return (taking into account applicable tax filing extensions), the Litigation Trustee shall determine the fair market value of the Litigation Trust Assets as of the Effective Date, and the fair market value of the portion of the Litigation Trust Assets that is treated for applicable tax purposes as having been transferred to any Beneficiary as a result of the allowance or disallowance of an Disputed Non-RSA GUC Claims, shall be reasonably determined by the Litigation Trustee, based on the Litigation Trustee’s good faith determination and establish appropriate means to apprise the Beneficiaries of such valuation. The valuation shall be used consistently by all parties (including, without limitation, the Debtors ~~or Reorganized Debtors as applicable~~, the Litigation Trust, the Litigation Trustee, and the Beneficiaries) for all federal income tax purposes.

10.6 Litigation Trust Allocations. Allocations of Litigation Trust taxable income among the Beneficiaries (other than taxable income allocable to any Disputed Ownership Fund) shall be determined by reference to the manner in which an amount of Cash equal to such taxable income would be distributed (were such cash permitted to be distributed at such time, and without regard to any restrictions on distributions set forth in the Plan or this Agreement) if, immediately prior to such deemed distribution, the Litigation Trust had distributed all its assets (valued at their tax book value, and other than assets allocable to the Disputed Ownership Fund) to the Beneficiaries, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Litigation Trust. Similarly, taxable loss of the Litigation Trust shall be allocated by reference to the manner in which an economic loss would be borne immediately after a hypothetical liquidating distribution of the remaining Litigation Trust Assets. The tax book value of the Litigation Trust Assets for purposes of this Section 10.6 shall equal their fair market value on the Effective Date, adjusted in accordance with tax accounting principles prescribed by the Tax Code, the applicable Treasury Regulations and other applicable administrative and judicial authorities and pronouncements.

10.7 Consistency of Tax Reporting. The Parties and the Beneficiaries shall report for federal and applicable state and local income tax purposes consistently with Article X of this Agreement.

ARTICLE XI

SELECTION, REMOVAL, REPLACEMENT AND COMPENSATION OF TRUSTEE

11.1 Initial Litigation Trustee. The Litigation Trustee has been selected by the Creditors’ Committee, in consultation with the DIP Lenders and the Ad Hoc First Lien Group and the Debtors, and ~~[•]~~META Advisors LLC is appointed as Litigation Trustee effective as of the Effective Date.

11.2 Term of Service. The Litigation Trustee shall serve until (a) the completion of the administration of the Litigation Trust Assets and the Litigation Trust, including the winding up of the Litigation Trust, in accordance with ~~the Plan, the Confirmation Order and~~ this Agreement; (b) termination and dissolution of the Litigation Trust in accordance with ~~the terms of the Plan, the Confirmation Order and~~ this Agreement or (c) the Litigation Trustee’s resignation, death, dissolution, incapacity, liquidation or removal. In the event that the Litigation Trustee’s appointment terminates by reason of resignation, death, dissolution, incapacity, liquidation or removal, the Litigation Trustee shall be immediately compensated for all reasonable fees and expenses accrued but unpaid through the effective date of termination, whether or not previously invoiced. The provisions of Article IX of this Agreement shall survive the resignation or removal of any Litigation Trustee.

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11.3 Removal of Litigation Trustee. Any party in interest, on notice and hearing before the Bankruptcy Court, may seek removal of the Litigation Trustee for cause. The Bankruptcy Court shall hear and finally determine any dispute arising out of this section 11.3. Such removal shall become effective on the date specified in the order approving removal by the Bankruptcy Court.

11.4 Resignation of Litigation Trustee. The Litigation Trustee may resign at any time on written notice to the U.S. Trustee and the Bankruptcy Court. The resignation shall be effective on the later of (a) the date specified in the notice of resignation and (b) the date that is thirty days (30) after the date such notice is filed with the Bankruptcy Court. In the event of a resignation, the resigning Litigation Trustee shall file a full and complete accounting of monies and assets received, disbursed, and held during the term of office of that Litigation Trustee.

11.5 Appointment of Successor Litigation Trustee. Upon the resignation, death, dissolution, incapacity, liquidation or removal of a Litigation Trustee, any party in interest (including, in the case of resignation, the Litigation Trustee) may file a motion in the Bankruptcy Court to appoint a successor trustee, which trustee shall be selected in consultation with the ~~Reorganized~~ Debtors. In the event no party in interest seeks the appointment of a successor Litigation Trustee, the Bankruptcy Court may do so on its own motion. Any successor Litigation Trustee so appointed (a) shall consent to and accept his, her, or its appointment as successor Litigation Trustee, which may be done by e-mail or through acquiescence in not objecting to a motion for approval of his, her, or its appointment as successor Litigation Trustee and (b) shall not have any liability or responsibility for the acts or omissions of any predecessor(s). Any successor Litigation Trustee may be appointed to serve only on an interim basis.

11.6 Powers and Duties of Successor Litigation Trustee. A successor Litigation Trustee shall have all the rights, privileges, powers, and duties of his, her, or its predecessor under this Agreement, the Plan, and Confirmation Order.

11.7 Litigation Trust Continuance. The resignation, death, dissolution, incapacity, liquidation or removal of the Litigation Trustee shall not terminate the Litigation Trust or revoke any existing agency created pursuant to this Agreement or invalidate any action theretofore taken by the Litigation Trustee.

11.8 Compensation of Litigation Trustee and Costs of Administration. The Litigation Trustee shall receive fair and reasonable compensation for ~~his, her or~~ its services in accordance with the terms and conditions of this Agreement and the fee schedule affixed hereto at Annex 2, which shall be charged against the Litigation Trust and paid out of the Litigation Trust Assets. All costs, expenses, and obligations incurred by the Litigation Trustee (or professionals who may be employed by the Litigation Trustee in administering the Litigation Trust, in carrying out their other responsibilities under this Agreement, or in any manner connected, incidental, or related thereto) shall be paid by the Litigation Trust from the Litigation Trust Assets prior to any distribution to the Disbursing Agent for the benefit of and further distribution to holders of Allowed Non-RSA GUC Claims. For the avoidance of doubt, the Debtors ~~and the Reorganized Debtors~~ shall have no obligation to further fund the Litigation Trust except to the extent of any Incremental Non-RSA GUC Cash Amount, which amount shall be funded to the Litigation Trust in accordance with the Plan.

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11.9 Appointment of Supplemental Trustee. If the Litigation Trustee has a conflict or any of the Litigation Trust Assets are situated in any state or other jurisdiction in which the Litigation Trustee is not qualified to act as trustee, the Litigation Trustee shall nominate and appoint a Person duly qualified to act as trustee (the “Supplemental Trustee”) with respect to such conflict, or in such state or jurisdiction, and require from each such Supplemental Trustee such security as may be designated by the Litigation Trustee in its discretion. In the event the Litigation Trustee is unwilling or unable to appoint a disinterested Person to act as Supplemental Trustee to handle any such matter, the Bankruptcy Court, on notice and hearing, may do so. The Litigation Trustee or the Bankruptcy Court, as applicable, may confer upon such Supplemental Trustee any or all of the rights, powers, privileges and duties of the Litigation Trustee hereunder, subject to the conditions and limitations of this Agreement, except as modified or limited by the laws of the applicable state or other jurisdiction (in which case, the laws of the state or other jurisdiction in which such Supplemental Trustee is acting shall prevail to the extent necessary). To the extent the Supplemental Trustee is appointed by the Litigation Trustee, the Litigation Trustee shall require such Supplemental Trustee to be answerable to the Litigation Trustee for all monies, assets and other property that may be received in connection with the administration of all property. The Litigation Trustee or the Bankruptcy Court, as applicable, may remove such Supplemental Trustee, with or without cause, and appoint a successor Supplemental Trustee at any time by executing a written instrument declaring such Supplemental Trustee removed from office and specifying the effective date and time of removal.

ARTICLE XII

DURATION OF LITIGATION TRUST

12.1 Duration. Once the Litigation Trust becomes effective upon the Effective Date of the Plan, the Litigation Trust and this Agreement shall remain and continue in full force and effect until the Litigation Trust is terminated in accordance with the terms set forth in section 12.2 of this Agreement.

12.2 Termination of Litigation Trust. Upon the date that (a) all objections to Disputed Non-RSA GUC Claims are fully resolved, (b) all Litigation Trust Expenses and all obligations incurred in connection with administering the Litigation Trust are satisfied, and (c) the distribution of all Litigation Trust Assets in accordance with the provisions of ~~the Plan, Confirmation Order, and~~ this Agreement to Beneficiaries have been made, the Litigation Trust shall terminate and dissolve and the Litigation Trustee shall have no further responsibility in connection therewith except as may be required to effectuate such termination under relevant law.

12.3 Termination after Five Years. If the Litigation Trust has not been previously terminated and dissolved pursuant to section 12.2 hereof by the date that is five (5) years from the Effective Date (the “Outside Termination Date”), on or soon as reasonably practicable following the Outside Termination Date the Litigation Trustee shall distribute all of the Litigation Trust Distributable Assets to the Disbursing Agent for the benefit of, and further distribution to, Beneficiaries in accordance with the Plan and Confirmation Order, and immediately thereafter the Litigation Trust shall dissolve and terminate and the Litigation Trustee shall have no further responsibility in connection therewith except to the limited extent set forth in section 12.5 of this Agreement; provided that the Outside Termination Date may be extended if the Bankruptcy Court, upon a motion made by a party in interest within the six (6) month period prior to such fifth (5th) anniversary of the Effective Date (and, in the event of further extension, at least six (6) months prior to the end of any such further extension period), determines that a fixed

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period extension is necessary to facilitate or complete the recovery on, and liquidation of, the Litigation Trust Assets. Notwithstanding anything to the contrary in this section 12.3, any such extensions of the Outside Termination Date may not, in the aggregate, exceed three (3) years without a favorable letter ruling from the IRS that any further extension would not adversely affect the status of the Litigation Trust as a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d) and Revenue Procedure 94-45 and as a grantor trust pursuant to sections 671-677 et seq. of the IRC.

12.4 No Termination by Beneficiaries. The Litigation Trust may not be terminated and dissolved at any time by the Beneficiaries.

12.5 Continuance of Litigation Trust for Winding Up; Discharge and Release of Litigation Trustee. After the termination of the Litigation Trust and solely for the purpose of liquidating and winding up the affairs of the Litigation Trust, the Litigation Trustee shall continue to act as such until its responsibilities have been fully performed. Except as otherwise specifically provided herein, upon the distribution of the Litigation Trust Assets, the Litigation Trustee and the Litigation Trust’s professionals and agents shall be deemed discharged and have no further duties or obligations hereunder. Upon a motion by the Litigation Trustee, the Bankruptcy Court may enter an order relieving the Litigation Trustee, its employees, professionals, and agents of any further duties, discharging and releasing the Litigation Trustee, its employees, professionals, and agents from all liability related to the Litigation Trust, and releasing the Litigation Trustee’s bond, if any.

ARTICLE XIII

MISCELLANEOUS

13.1 Cumulative Rights and Remedies. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights and remedies under law or in equity.

13.2 Notices. All notices to be given to Beneficiaries may be given by ordinary mail, or may be delivered by electronic mail, first class mail, commercial carrier delivery or hand delivery to such Beneficiaries at the addresses for such Beneficiaries appearing on the ~~books and records kept by the Litigation Trustee~~Register. Any notice or other communication which may be or is required to be given, served, or sent to the Litigation Trustee shall be in writing and shall be sent by registered or certified United States mail, return receipt requested, postage prepaid, or transmitted by hand delivery or facsimile (if receipt is confirmed) addressed as follows:

If to the Litigation Trust or Litigation Trustee:

~~[•]~~META Advisors LLC

3 World Trade Center

175 Greenwich Street, 67th Floor

New York, NY 10007

Attn: ~~[]~~ James S. Carr (jcarr@kelleydrye.com)

Kristin S. Elliott (kelliott@kelleydrye.com)

Dana P. Kane (dkane@kelleydrye.com)

Grace Marie Codispoti (gcodispoti@kelleydrye.com)

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with a copy to its lead counsel:

Cole Schotz, P.C.

500 Delaware Avenue, Suite 1410

Wilmington, DE 19801

Telephone: (302) 652-3131

Attn: Justin R. Alberto (jalberto@coleschotz.com)

G. David Dean (ddean@coleschotz.com)

Andrew J. Roth-Moore (aroth-moore@coleschotz.com)

and a copy to its co-counsel:

Paul Hastings LLP

200 Park Ave

New York, New York 10166

Telephone: (212) 318-6000

Attn: Erez Gilad (erezgilad@paulhastings.com)

Ryan Montefusco (ryanmontefusco@paulhastings.com)

~~[•]~~

If to the Debtors ~~or the Reorganized Debtors~~:

Cano Health, Inc.

9725 NW 117th Avenue

Suite 200

Miami, FL 33178

Attn: Mark Kent (mark.kent@canohealth.com)

David Armstrong, Esq. (david.armstrong@canohealth.com)

- and –

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Telephone: (212) 310-8000

Attn: Gary T. Holtzer (gary.holtzer@weil.com)

Jessica Liou (jessica.liou@weil.com)

Matthew P. Goren (matthew.goren@weil.com)

or to such other address as may from time to time be provided in written notice by the Litigation Trustee.

13.2.1 Governing Law. Except to the extent that the Bankruptcy Code or Bankruptcy Rules apply, unless otherwise stated, ~~and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection herewith,~~ this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to rules governing the conflict of laws.

13.2.2 Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the Parties and their respective successors and assigns.

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13.2.3 Execution. All funds in the Litigation Trust shall be deemed in custodia legis until such times as the funds have actually been paid to or for the benefit of a Beneficiary, and no Beneficiary or any other Person can execute upon, garnish or attach the Litigation Trust Assets or the Litigation Trustee in any manner or compel payment from the Litigation Trust except by Final Order of the Bankruptcy Court. Payments will be solely governed by the Plan, the Confirmation Order and this Agreement.

13.2.4 Amendment. This Agreement may be amended, supplemented, modified or waived by written agreement of the Litigation Trustee, without notice to or approval of the Bankruptcy Court, the Debtors, ~~the Reorganized Debtors~~ or any Beneficiary; provided, however, that any such amendment may not be inconsistent with the Plan or the Confirmation Order; provided, further, however, (a) any amendment, supplement or modification to Article IV, V and VI of this Agreement that has any impact on the Debtors ~~or Reorganized Debtors~~ shall require the written agreement of the Debtors ~~or Reorganized Debtors, as applicable~~, and (b) any material amendment of this Agreement shall require an order of the Bankruptcy Court upon the provision of reasonable notice under Bankruptcy Rule 2002.

13.2.5 No Waiver. No failure or delay of any party to exercise any right or remedy pursuant to this Agreement shall affect such right or remedy or constitute a waiver thereof.

13.2.6 No Relationship Created. Nothing contained herein shall be construed to constitute any relationship created by this Agreement as an association, partnership or joint venture of any kind.

13.2.7 Severability. If any term, provision covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

13.2.8 Further Assurances. Without limitation of the generality of section 2.5 of this Agreement, the Parties agree to execute and deliver all such documents and notices and to take all such further actions as may reasonably be required from time to time to carry out the intent and purposes and provide for the full implementation of this Agreement and the pertinent provisions of the Plan and to consummate the transactions contemplated hereby.

13.2.9 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

13.2.10 Dispute Resolution/Bankruptcy Court Jurisdiction. The Bankruptcy Court shall have jurisdiction regarding the Debtors, the Litigation Trust, the Litigation Trustee, and the Litigation Trust Assets, including, without limitation, the determination of all disputes arising out of or related to

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administration of the Litigation Trust. Without limiting the foregoing, the Parties agree that in the event of any dispute regarding this Agreement, including any dispute arising under Article IV of this Agreement, such dispute shall promptly be submitted to the Bankruptcy Court and shall be fully and finally resolved by the Bankruptcy Court. The Bankruptcy Court shall have continuing jurisdiction and venue to hear and finally determine all disputes and related matters among the Parties arising out of or related to this Agreement or the administration of the Litigation Trust. The Parties expressly consent to the Bankruptcy Court hearing and exercising such judicial power as is necessary to finally determine all such disputes and matters. If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to these Chapter 11 Cases, including the matters set forth in this Agreement, the provisions of this Agreement shall have no effect on and shall not control, limit or prohibit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter, and all applicable references in this Agreement to an order or decision of the Bankruptcy Court shall instead mean an order or decision of such other court of competent jurisdiction.

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IN WITNESS WHEREOF, the Parties have or are deemed to have executed this Agreement as of the day and year written above.

Cano Health, Inc. and Affiliated Debtors

By:
Name:
Title:

~~[—]~~META Advisors LLC, not individually, but solely in its capacity as ~~Litigation~~ Trustee ~~under this Agreement~~of the Cano Health Litigation Trust

By:
Name:	James S. Carr
Title:	Managing Director

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Annex 1

Data Transfer Litigation Materials

Annex 2

Litigation Trustee Fee Schedule

Exhibit H

GUC WARRANT AGREEMENT

THIS DRAFT OF THIS WARRANT AGREEMENT REMAINS SUBJECT TO CONTINUING NEGOTIATION, AND THUS IS SUBJECT TO MATERIAL SUBSTANTIVE CHANGE AND THE FINAL VERSION MAY CONTAIN MATERIAL DIFFERENCES. FOR THE AVOIDANCE OF DOUBT, NO PARTY HAS CONSENTED TO THIS VERSION AS THE FINAL FORM, AND ALL PARTIES RESERVE THEIR RESPECTIVE RIGHTS WITH RESPECT TO THIS DOCUMENT AND ANY RELATED DOCUMENTS.

WARRANT AGREEMENT

This AGREEMENT (this “Agreement”), dated as of June [•], 2024 (the “Effective Date”), by and between Cano Health, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”) and transfer agent of the Company (in such capacity, the “Transfer Agent”).

WHEREAS, on February 4, 2024 (the “Petition Date”), each of the Company and certain of its affiliates (collectively, the “Debtors”) commenced a voluntary case in the Bankruptcy Court for the District of Delaware for relief under chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”), which cases were jointly administered pursuant to Rule 1015(b) of the Federal Rules of Bankruptcy Procedure under the caption In re Cano Health, Inc., et al., Case No. 24-10164;

WHEREAS, on the Petition Date, the Debtors filed the Fourth Amended Joint Chapter 11 Plan of Reorganization of Cano Health, Inc. and Its Affiliated Debtors, dated May 21, 2024 [Docket No. 864] (including any exhibits, schedules, and supplements thereto and as may be amended, restated, supplemented, or otherwise modified from time to time, the “Plan”) in the Chapter 11 Cases;

WHEREAS, pursuant to the Plan and the authority of the [Order Approving the Debtors’ Disclosure Statement and Approving the Plan], on or as soon as practicable after the Effective Date, the Company will issue or cause to be issued the Warrants to the Warrantholders providing such holders the right to purchase, under certain circumstances, up to an aggregate of [•]1 Shares, subject to adjustment as provided herein;

WHEREAS, the Warrants are being issued pursuant to, and on the terms and subject to the conditions set forth in, the Plan in an offering in reliance on the exemption afforded by section 1145 of the Bankruptcy Code from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and of any applicable state securities or “blue sky” laws;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance of the Warrants and other matters as provided herein; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when issued, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

[1]	NTD: 5% of New Equity Interests.

NOW, THEREFORE, in consideration of the foregoing and for the purpose of defining the terms and provisions of the Warrants and the respective rights and obligations hereunder and thereunder of the Company, the Warrant Agent and Warrantholders, respectively, the parties hereto agree as follows:

1.	Definitions; Rules of Construction.

1.1. Definitions. As used in this Agreement, the terms set forth below shall have the respective meanings set forth in this Section 1. Capitalized terms used in this Agreement that are not otherwise defined herein will have the respective meanings ascribed thereto in the Shareholders’ Agreement.

“Aggregate Consolidated Net Income” means the aggregate, since the Original Issue Date through the most recently concluded quarterly fiscal period (as of the date of relevant measurement) for which the Company has produced annual or quarterly financial statements, consolidated net income (net of any consolidated net loss) of the Company and its consolidated subsidiaries determined in accordance with U.S. Generally Accepted Accounting Principles.

“Agreement” has the meaning set forth in the preamble hereof.

“Appropriate Officer” has the meaning set forth in Section 2.3(b).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

“Change-of-Control Transaction” means any merger, consolidation, amalgamation or other similar transaction or series of related transactions pursuant to which the “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the outstanding equity securities of the Company immediately prior to such transaction “beneficially own” less than fifty percent (50%) of the outstanding equity securities of the surviving entity immediately following such transaction.

“Chapter 11 Cases” has the meaning set forth in the recitals hereto.

“Chosen Courts” has the meaning set forth in Section 21.

“Close of Business” means 5:00 p.m. Eastern Time.

“Company” has the meaning set forth in the preamble hereof.

“Company Order” means a written request or order signed in the name of the Company by any Appropriate Officer, and delivered to the Warrant Agent.

“Confidential Information” has the meaning set forth in Section 10.2(b)(i).

“Corporate Agency Office” has the meaning set forth in Section 9.1.

2

“Current Market Price” means on any date the amount which a willing buyer would pay a willing seller in an arm’s length transaction on such date (neither being under any compulsion to buy or sell) for one Share as determined as of such date for the purposes of any computation under this Agreement (including under Section 5.2), by the Treasurer of the Company in good faith, whose determination shall be conclusive and evidenced by a certificate of the Treasurer delivered to the Warrant Agent; provided, that in making such determination the Company may, at its option, rely on a value report produced by an Independent Financial Expert using one or more valuation methods that such Independent Financial Expert, in its best professional judgment, determines to be most appropriate for purposes of such determination.

“Debtors” has the meaning set forth in the recitals hereof.

“Effective Date” has the meaning set forth in the preamble hereof.

“Equity Incentive Plan” has the meaning set forth in the Shareholders’ Agreement.

“Excess” has the meaning set forth in Section 5.1(d).

“Excess Property Distribution Per Share Amount” means the quotient of (a) the Excess, divided by (b) the total number of outstanding Shares held by the holders entitled to receive such Property Distribution.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exercise Date” has the meaning set forth in Section 3.2(f).

“Exercise Notice” has the meaning set forth in Section 3.2(c).

“Exercise Period” means the period from and including the Original Issue Date to and including the Expiration Date.

“Exercise Price” means, as of any Exercise Date, the price per Share for which Warrants are exercisable, which shall initially equal $[•]2 per Share; provided, that such Exercise Price be subject to adjustment as provided in Section 5.1; provided, further, however, that, notwithstanding any adjustment provided for in Section 5.1, the Exercise Price shall never be less than $0.01.

“Expiration Date” means, subject to Section 6, June [28], 2029.

“FMV” means the fair market value of a Property Distribution, as determined by an Independent Financial Expert retained by the Company’s board of directors, provided, that, if the applicable Property Distribution consists solely of cash, then the fair market value of such Property Distribution shall be the total amount of cash distributed in connection therewith.

“Independent Financial Expert” means any nationally recognized investment banking,

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NTD: Evercore to assist in calculation of Exercise Price. Exercise Price to be calculated as (par plus accrued value of the First Lien Claims) / (aggregate number of shares which, upon emergence, will equal 5% of the then outstanding shares).

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accounting or valuation firm selected and engaged by the Company that either (a) is reasonably acceptable to the Required Warrantholders or (b) is a firm (x) which does not (and whose directors, officers, employees and affiliates, to the knowledge of the Company, do not) have a material direct or indirect financial interest in the Company or any of its Affiliates (other than by virtue of compensation paid for advice or opinions referred to in the exception to clause (z)), as determined by the Board in its reasonable good faith judgment, (y) which has not been, within the last two (2) years, and, at the time it is called upon to give independent financial advice to the Company or any of its Affiliates, is not (and none of whose directors, officers, employees or affiliates, to the knowledge of the Company, is) a promoter, director or officer of the Company or any of its Affiliates or an underwriter with respect to any of the securities of the Company or any of its Affiliates and (z) which does not provide any advice or opinions to the Company or Affiliates except as an independent financial expert in connection with this Agreement. For the avoidance of doubt, the Company shall bear all of the fees, costs and expenses of the Independent Financial Expert.

“Non-Recourse Parties” has the meaning set forth in Section 24.

“Open of Business” means 9:00 a.m. Eastern time.

“Original Issue Date” means the Effective Date.

“Petition Date” has the meaning set forth in the recitals hereto.

“Plan” has the meaning set forth in the recitals hereto.

“Property Distribution” means any payment by the Company to holders of outstanding Shares of any distribution, or any other dividend by the Company to such holders of (a) any equity securities of the Company, (b) evidences of indebtedness of the Company, (c) cash or other assets (including rights, warrants or other securities (of the Company or any other Person)), other than (x) any distribution or dividend upon a transaction to which Section 5.1(a), 5.1(b), 5.1(c) or 6 applies or (y) the issuance of Shares upon the exercise of any option or warrant or the conversion of any convertible instrument or Shares issued pursuant to the Equity Incentive Plan.

“Public Offering” means any (i) sale to the public pursuant to a public offering registered with the United States Securities and Exchange Commission (other than a registration effected solely to implement an employee benefit plan, a dividend reinvestment plan, or similar plans, or a transaction to which Rule 145 is applicable) under the Securities Act or (ii) any registration pursuant to Section 12(b) or Section 12(g) of the Exchange Act..

“Required Warrantholders” means Warrantholders holding at least fifty percent (50%) of the outstanding Warrants.

“Sale Transaction” has the meaning set forth in Section 6.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders’ Agreement” means the shareholders’ agreement between the Company and certain holders of Shares, dated as of [•], 2024, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.

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“Shares” means shares of Common Stock

“Transfer” has the meaning set forth in Section 9.3(a).

“Transfer Agent” has the meaning set forth in the recitals hereto.

“Transfer Certificate” has the meaning set forth in Section 9.3(c).

“Warrant Agent” has the meaning set forth in the preamble hereof.

“Warrant Certificates” means those certain warrant certificates evidencing the Warrants, substantially in the form of Exhibit A.

“Warrant Register” has the meaning set forth in Section 9.2.

“Warrantholder” means any Person in whose name at the time any Warrant is registered upon the Warrant Register and, when used with respect to any Warrant Certificate, the Person in whose name such Warrant Certificate is registered in the Warrant Register.

“Warrants” means those certain warrants issued hereunder to purchase initially up to an aggregate of [•] Shares, subject to adjustment pursuant to Section 5, and each warrant shall entitle the Warrantholder thereof to purchase [•] Shares, subject to adjustment pursuant to Section 5.1.

1.2. Rules of Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Sections, Exhibits, paragraphs and clauses refer to Sections, Schedules, Exhibits paragraphs and clauses of this Agreement; (c) the terms “include”, “includes”, “including” or words of like import shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (f) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (g) references to any law or statute shall be deemed to refer to such law or statute as amended or supplemented from time to time and shall include all rules and regulations and forms promulgated thereunder, and references to any law, rule, form or statute shall be construed as including any legal and statutory provisions, rules or forms consolidating, amending, succeeding or replacing the applicable law, rule, form or statute; (h) references to any Person include such Person and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns; (i) references to “days” are to calendar days unless otherwise indicated; (j) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; (k) references to “writing” or “written” shall include electronic mail; and (l) all references to $, currency, monetary values and dollars set forth herein shall mean United States dollars.

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2.	Warrant Certificates.

2.1. Warrants. Each Warrant Certificate shall evidence the number of Warrants specified therein and, at the Company’s option, either be (x) represented by physical certificates or (y) issued by electronic entry registration on the books of the Warrant Agent, and each Warrant evidenced thereby shall represent the right, subject to the provisions contained herein and therein, to purchase [•] Shares, subject to adjustment as provided in Section 5. Each Warrantholder, shall be deemed to have represented, warranted and agreed that, by reason of the ownership or possession of a Warrant or the Warrant Certificate representing the same, the Warrants held by it, whether represented by physical certificates or issued by electronic entry registration, shall be held by no more than one (1) holder of record within the meaning of Rule 12g5-1 of the Exchange Act.

2.2. Form of Warrant Certificates. The Warrant Certificates evidencing the Warrants shall be substantially in the form of Exhibit A, shall have such insertions, omissions, substitutions and other variations as are required or permitted by this Agreement, and may have such letters, numbers or other marks of identification and such legends, summaries, or endorsements typed, stamped, printed, lithographed or engraved thereon as the Appropriate Officer executing the same may approve (execution thereof to be conclusive evidence of such approval) and as do not amend, modify or supplement, in any material respect, the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation pursuant thereto or with any rule or regulation of any securities exchange on which the Warrants may be listed.

2.3. Execution and Delivery of Warrant Certificates.

(a) At any time and from time to time on or after the date of this Agreement, Warrant Certificates evidencing the Warrants may be executed by the Company and delivered to the Warrant Agent for countersignature, and the Warrant Agent shall, upon receipt of a Company Order and at the direction of the Company set forth therein, countersign and deliver such Warrant Certificates to the Company for original issuance to the respective Persons entitled thereto. The Warrant Agent is further hereby authorized to countersign and deliver Warrant Certificates as required by this Section 2.3 or by Sections 2.2, 3.2(d), 7 or 9.

(b) The Warrant Certificates shall be executed in the corporate name and on behalf of the Company by the Chairperson (or any Co-Chairperson) of the Board, the Chief Executive Officer, Chief Financial Officer, any Senior Vice President, Vice President, General Counsel or Treasurer (each, an “Appropriate Officer”), either manually or by facsimile or electronic signature printed thereon. The Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. In case any officer of the Company whose signature shall have been placed upon any of the Warrant Certificates shall cease to be such officer of the Company before countersignature by the Warrant Agent and issue and delivery thereof, such Warrant Certificates may, nevertheless, be countersigned by the Warrant Agent and issued and delivered with the same force and effect as though such person had not ceased to be such officer of the Company, and any Warrant Certificate may be signed on behalf of the Company by such person as, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company, although at the date of the execution of this Warrant Agreement any such person was not such officer.

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2.4. Withholding and Reporting Requirements. The Company shall comply with all applicable tax withholding and reporting requirements imposed by any governmental unit, and all distributions or other situations requiring withholding under applicable law, including deemed distributions, pursuant to the Warrants will be subject to applicable withholding and reporting requirements. Notwithstanding any provision to the contrary, the Company will be authorized to (a) take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements, (b) apply a portion of any cash distribution to be made under the Warrants to pay applicable withholding taxes, (c) liquidate a portion of any non-cash distribution to be made under the Warrants to generate sufficient funds to pay applicable withholding taxes, (d) require reimbursement from any Warrantholder to the extent any withholding is required in the absence of any distribution or (e) establish any other mechanisms the Company believes are reasonable and appropriate, including requiring Warrantholders to submit appropriate tax and withholding certifications (such as IRS Forms W-9 and the appropriate IRS Forms W-8, as applicable) that are necessary to comply with this Section 2.4.

3.	Exercise and Expiration of the Warrants.

3.1. Right to Acquire Shares Upon Exercise. Each Warrant Certificate shall, when countersigned by the Warrant Agent (which shall not be required for Warrant Certificates issued by electronic entry registration on the books of the Warrant Agent), entitle the Warrantholder thereof, subject to the provisions thereof and of this Agreement, to acquire from the Company, for each Warrant evidenced thereby, one (1) Share at the Exercise Price, subject to adjustment as provided in this Agreement. The Exercise Price, and the number of Shares obtainable upon exercise of each Warrant, shall be adjusted from time to time as required by Section 5.1.

3.2. Exercise and Expiration of Warrants.

(a) Exercise of Warrants. Subject to and upon compliance with the terms and conditions set forth herein, a Warrantholder may exercise all or any portion of the Warrants held by such Warrantholder (including for the avoidance of doubt, exercising any single Warrant in part (if and to the extent permitted by the rules and procedures of the Warrant Agent)), on any Business Day from and after the Original Issue Date until Close of Business on the Expiration Date, or, if such date is not a Business Day, the next subsequent Business Day, for the Shares obtainable thereunder.

(b) Expiration of Warrants. The Warrants, to the extent not exercised prior thereto, shall automatically expire, terminate and become void as of Close of Business on the Expiration Date, or, if such date is not a Business Day, the next subsequent Business Day. No further action of any Person (including by, or on behalf of, any Warrantholder, the Company, or the Warrant Agent) shall be required to effectuate the expiration of Warrants pursuant to this Section 3.2(b).

(c) Method of Exercise. In order to exercise all or any of the Warrants represented by a Warrant Certificate, the Warrantholder thereof must (i) at the Corporate Agency Office (x) if the Warrants are represented by physical certificates, surrender to the Warrant Agent the Warrant Certificate evidencing such Warrants, and (y) deliver to the Warrant Agent a written notice (including the certification required therein) of the Warrantholder’s election to exercise the number of Warrants specified therein, duly executed by such Warrantholder, which notice shall

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be substantially in the form of the notice attached hereto as Exhibit B (the “Exercise Notice”) (provided, that the Warrant Agent hereby covenants to deliver a copy of such Exercise Notice to the Company), (ii) pay to the Warrant Agent an amount, equal to the product of (A) the Exercise Price times (B) the total number of Shares into which such Warrants are being exercised, in any combination of the following elected by such Warrantholder: (1) certified bank check or official bank check in New York Clearing House funds payable to the order of the Warrant Agent and delivered to the Warrant Agent at the Corporate Agency Office (provided, that the Warrant Agent hereby covenants to deposit any such check received into an account specified in writing by the Company), or (2) wire transfer in immediately available funds to an account specified in writing by the Company to the Warrant Agent and such Warrantholder in accordance with Section 12.1(b); and (iii) at the Corporate Agency Office, deliver to the Warrant Agent a duly executed joinder to the Shareholders’ Agreement in accordance with Section 10.1 (provided, that the Warrant Agent hereby covenants to deliver such joinder to the Company). Upon receipt of the Exercise Notice from the exercising Warrantholder, the Warrant Agent shall promptly send the Company a copy of such Exercise Notice, and upon the Company’s reasonably prompt confirmation to the Warrant Agent that the exercise of Warrants pursuant to such Exercise Notice would not violate the terms of this Agreement, the Warrant Agent shall process the exercise in accordance with this Agreement.

(d) Partial Exercise. If fewer than all the Warrants represented by a Warrant Certificate are exercised, such Warrant Certificate shall be surrendered and a new Warrant Certificate substantially consistent with the Warrant Certificate appended hereto as Exhibit A and for the number of Warrants which were not exercised shall be executed by the Company. The Warrant Agent shall countersign the new Warrant Certificate, registered in such name or names, subject to the provisions of Section 9.3, as may be directed in writing by the Warrantholder, and shall deliver the new Warrant Certificate to the Person or Persons in whose name such new Warrant Certificate is so registered. The Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrant certificates duly executed on behalf of the Company for such purpose. Any Warrant exercised in part, to the extent permitted by the rules and procedures of the Warrant Agent, may be required to be surrendered for a new Warrant Certificate representing such remaining fractional Warrant as and to the extent required by the rules and procedures of the Warrant Agent.

(e) Issuance of Shares. Upon due exercise of Warrants in conformity with the foregoing provisions of Section 3.2(c), the Transfer Agent shall, as promptly as practicable after the Exercise Date, deliver or cause to be delivered to the exercising Warrantholder the aggregate number of Shares issuable upon such exercise (based upon the aggregate number of Warrants so exercised), determined in accordance with Section 3.6, together with an amount in cash in lieu of any fractional share(s), if the Company so elects pursuant to Section 5.2. The Shares so delivered shall:

(i) be registered or otherwise placed in the name of, and delivered to, the exercising Warrantholder;

(ii) bear a restrictive legend to the effect required by paragraph 4(c) of the Shareholders’ Agreement; and

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(iii) if the exercising Warrantholder is, as of the Original Issue Date, a holder of ten percent (10%) or more of the total number of outstanding Shares, bear a legend substantially in the form of the following:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

provided that, such legend shall no longer be required to the extent the Company has received an opinion of counsel that such legend is no longer required.

(f) Time of Exercise. Each exercise of a Warrant shall be deemed to have been effected immediately prior to the Close of Business on the first (1st) day on which each of the following has occurred (the “Exercise Date”): (i) the Warrant Certificate representing such Warrant has been surrendered for exercise and the Exercise Notice (in substantially the form attached hereto at Exhibit B, including the certification required therein) has been duly executed by the Warrantholder and delivered to the Warrant Agent as provided in Section 3.2(c); (ii) the Warrant Agent has been paid an amount equal to the aggregate of the applicable Exercise Price in respect of each Share into which such Warrants are being exercised as provided in Section 3.2(c); and (iii) the exercising Warrantholder shall have executed and delivered the applicable joinder to the Shareholders’ Agreement contemplated by Section 3.2(c)(iii). On the Exercise Date, the exercising Warrantholder shall, as between such Person and the Company, be deemed to be and entitled to all rights of the holder of record of such Shares then issued. Any attempt to exercise any Warrants not in compliance with this Agreement or any exercise pursuant to which the Exercise Notice contained false or incorrect representations by the Warrantholder shall be null and void ab initio, and the Company and the Warrant Agent shall not give any effect in their respective records to such attempted exercise of Warrants.

3.3. Application of Funds Upon Exercise of Warrants. Any funds delivered to the Warrant Agent upon exercise of any Warrant(s) shall be held by the Warrant Agent in trust for the Company. The Warrant Agent shall promptly deliver and pay to or upon the written order of the Company all funds received by it upon the exercise of any Warrants by bank wire transfer to an account designated by the Company or as the Warrant Agent otherwise may be directed in writing by the Company.

3.3. Payment of Taxes. The Company shall pay any and all taxes (other than income taxes or withholding taxes) that are payable in respect of the issue or delivery of Shares to the exercising Warrantholder on exercise of Warrants pursuant hereto; provided that the Company shall not be required to pay any tax imposed on any transfer involved in the Company’s issuance and delivery of shares of Shares to any recipient other than Warrantholder of the Warrants being exercised, and in case of any such tax or other charge, the Warrant Agent and the Company shall

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not be required to issue or deliver any such Shares until (x) such tax or charge has been paid or an amount sufficient for the payment thereof has been delivered to the Warrant Agent or the Company or (y) it has been established to the Company’s and the Warrant Agent’s satisfaction that any such tax or other charge that is or may become due has been paid.

3.4. Surrender of Certificates. Any Warrant Certificate surrendered for exercise shall, if surrendered to the Company, be delivered to the Warrant Agent, and all Warrant Certificates surrendered or so delivered to the Warrant Agent shall be promptly cancelled by the Warrant Agent and shall not be reissued by the Company. The Warrant Agent shall destroy such cancelled Warrant Certificates and deliver its certificate of destruction to the Company, unless the Company shall otherwise direct.

3.5. Shares Issuable. The number of Shares “obtainable upon exercise” of Warrants at any time shall be the number of Shares into which such Warrants are then exercisable. The number of Shares “into which each Warrant is exercisable” shall initially be one Share, subject to adjustment as provided in Section 5.1.

4.	Notices for Tag-Along and Registration Rights.

4.1. Tag-Along Rights. In the event the Company receives a Sales Notice of a proposed Tag-Along Sale under Section 5(b) of the Shareholders’ Agreement, the Company shall notify the Warrantholders that the Company has received such Sale Notice to the Warrantholders no later than fifteen (15) days prior to the closing date of the Tag-Along Sale.

4.2. Registration Rights.

(a) In the event the Company receives a Demand Notice requesting that the Company effect a Demand Registration under Section 6(a) of the Shareholders’ Agreement, the Company shall notify the Warrantholders that the Company has received such Demand Notice to the Warrantholders no later than five (5) Business Days after receipt of such Demand Notice.

(b) If at any time the Company proposes to file a Piggyback Registration Statement pursuant to Section 6(b) of the Shareholders’ Agreement, the Company shall notify the Warrantholders of such Piggyback Registration Statement at least ten (10) Business Days before the anticipated filing date of such Piggyback Registration Statement.

(c) Notwithstanding the foregoing, each Warrantholder acknowledges that the registration rights under the Shareholders’ Agreement are reserved solely for (i) holders of Registrable Securities who beneficially own in the aggregate (together with their Affiliates) three percent (3%) or more of the Designated Shares of the Company.

4.3. Any notice by the Company to the Warrantholders pursuant to this Article IV shall contain the then-applicable Exercise Price and any other information determined by the Company to be relevant regarding the events described in this Article IV.

4.4. No Warrantholder, solely by reason of the ownership or possession of a Warrant or the Warrant Certificate representing the same, shall have any rights to participate in the transactions described in the notices provided to Warrantholders under this Article IV unless and to the extent such Warrantholder exercises the Warrants held by it, and thereby becomes a Share holder, prior to the consummation of such transaction(s) and properly exercises such rights in accordance with the Shareholders’ Agreement (including the conditions, limitations and time frames set forth therein).

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5.	Adjustments.

5.1. Adjustments. In order to prevent dilution of the rights granted under the Warrants, the Exercise Price shall be subject to adjustment from time to time as provided in this Section 5.1 and the number of Shares obtainable upon exercise of the Warrants shall be subject to adjustment from time to time as provided in this Section 5.1 (in each case, after taking into consideration any prior adjustments pursuant to this Section 5.1).

(a) Subdivisions and Combinations. In the event the Company shall, at any time or from time to time after the Original Issue Date while the Warrants remain outstanding and unexpired in whole or in part, effect a subdivision (by any stock split or otherwise) of the outstanding Shares into a greater number of Shares (other than (x) a stock split effected by means of a stock distribution or stock dividend to which Section 5.1(b) applies or (y) a subdivision upon a transaction to which Section 5.1(c) or 6 applies), then and in each such event the Exercise Price in effect at the Open of Business on the day after the date for the determination of the holders of outstanding Shares entitled to receive shares of Common Stock issuable as a result of such subdivision shall be decreased by multiplying the Exercise Price immediately in effect prior thereto by a fraction (i) the numerator of which shall be the total number of Shares issued and outstanding at the Close of Business on such date for determination and (ii) the denominator of which shall be the number of Shares issued and outstanding at the Close of Business on such date for determination plus the number of Shares issuable as a result of such subdivision. Conversely, if the Company shall, at any time or from time to time after the Original Issue Date while the Warrants remain outstanding and unexpired in whole or in part effect a combination (by any reverse stock split or otherwise) of the outstanding Shares into a smaller number of Shares (other than a combination upon a transaction to which Section 5.1(c) or 6 applies), then and in each such event the Exercise Price in effect at the Open of Business on the day after the date for the determination of the holders of outstanding Shares subject to such combination shall be increased by multiplying the Exercise Price immediately in effect prior thereto by a fraction (i) the numerator of which shall be the total number of Shares issued and outstanding at the Close of Business on such date for determination and (ii) the denominator of which shall be the number of Shares issued and outstanding at the Close of Business on such date for determination less the number of Shares reduced as a result of such combination. Any adjustment under this Section 5.1(a) shall become effective immediately after the Open of Business on the day after the date upon which the subdivision or combination becomes effective.

(b) Share Distributions. In the event the Company shall, at any time or from time to time after the Original Issue Date while the Warrants remain outstanding and unexpired in whole or in part, make or issue to the holders of its outstanding Shares a distribution or dividend payable in, or otherwise make or issue a distribution or other dividend on any class of its capital stock payable in, Shares (other than a distribution or dividend upon a transaction to which Section 5.1(c) or 6 applies), then and in each such event the Exercise Price in effect at the Open of Business on the day after the date for the determination of the holders of outstanding Shares

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entitled to receive such distribution or dividend shall be decreased by multiplying the Exercise Price immediately in effect prior thereto by a fraction (not to be greater than one) (i) the numerator of which shall be the total number of Shares issued and outstanding at the Close of Business on such date for determination and (ii) the denominator of which shall be the number of Shares issued and outstanding at the Close of Business on such date for determination plus the number of Shares issuable in payment of such distribution or dividend. Any adjustment under this Section 5.1(b) shall become effective immediately after the Open of Business on the day after the date for the determination of the holders of outstanding Shares entitled to receive such distribution or dividend, subject to the Company’s right to defer issuance upon exercise of Warrants in accordance with Section 5.1(f)(iii).

(c) Reclassifications. In the event of any (i) reclassification of the Shares of the Company (including in connection with a proposed Public Offering of the Company approved by the Board with respect to which either (A) the managing underwriters advise the Company that in their opinion the capital structure of the Company or its form of legal entity may adversely affect the marketability of the offering or (B) the Board determines that a legal entity other than the Company is the most suitable entity for purposes of effectuating the Public Offering, but excluding a reclassification consisting of solely (x) a stock distribution or dividend of solely Shares to which Section 5.1(b) applies or (y) a subdivision or combination of solely Shares to which Section 5.1(a) applies), (ii) consolidation or merger of the Company with or into another Person that does not constitute a Change-of-Control Transaction, or (iii) other similar transaction, in each case which entitled the holders of Shares to receive (either directly or upon subsequent liquidation and whether in whole or in part) units, securities or assets with respect to or in exchange for Shares, the Warrants shall, immediately after such transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Shares then issuable upon exercise of the Warrants, be exercisable for the kind and number of securities resulting from such transaction to which the Warrantholders would have received upon such transaction if the Warrantholders had exercised the Warrants in full immediately prior to the time of such transaction and acquired the applicable number of Shares then issuable upon exercise of the Warrants as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of the Warrants), and, in such case, the Company shall (or shall cause any such other Person to) enter into a supplemental agreement, executed and delivered to the Warrant Agent, in form reasonably satisfactory to the Warrant Agent and the Required Warrantholders, providing for appropriate adjustment with respect to the Warrantholders’ rights under the Warrants to insure that the provisions of this Agreement (including Sections 5 and 9 hereof) shall thereafter be applicable, as nearly as possible, to the Warrants in relation to any securities thereafter acquirable upon exercise of the Warrants. The provisions of this Section 5.1(c) shall similarly apply to successive reclassifications.

(d) Property Distributions. In the event the Company shall, at any time or from time to time after the Original Issue Date while the Warrants remain outstanding and unexpired in whole or in part, make or issue a Property Distribution, the FMV of which, when aggregated with the FMV of all other Property Distributions made by the Company since the Original Issue Date, exceeds 50% of the then current Aggregate Consolidated Net Income of the Company (the amount by which such aggregate FMV of Property Distributions exceeds the then current Aggregate Consolidated Net Income, the “Excess”),then and in each such event the Exercise Price in effect immediately prior to the Close of Business on the date for the determination of the

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holders of outstanding Shares entitled to receive such Property Distribution shall be decreased by the Excess Property Distribution Per Share Amount as of the record date for such distribution of such Property Distribution so distributed. Any adjustment under this Section 5.1(d) shall become effective immediately prior to the Open of Business on the day after the date for the determination of the holders of Shares entitled to receive such distribution or dividend.

(e) Share Issuances. The Exercise Price shall not be adjusted for any other issuances, approved by the Board, of Shares, or securities convertible, exercisable or exchangeable for or into Shares, including Shares issued to officers and/or employees of the Company and/or its subsidiaries pursuant to the Equity Incentive Plan or a Discounted Share Purchase Program. For the avoidance of doubt, this Section 5.1(e) does not apply to any of the transactions described in Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d) and/or 6.

(f) Other Provisions Applicable to Adjustments. The following provisions shall be applicable to the making of adjustments to the Exercise Price and the number of Shares into which each Warrant is exercisable under this Section 5.1:

(i) When Adjustments Are to be Made. The adjustments required by Sections 5.1(a), 5.1(b), 5.1(c) and 5.1(d) shall be made whenever and as often as any specified event requiring an adjustment shall occur.

(ii) Fractional Interests. In computing adjustments under this Section 5, fractional interests in Shares shall be taken into account to the nearest one-hundredth of a Share.

(iii) Deferral of Issuance Upon Exercise. In any case in which this Section 5.1 shall require that a decrease in the Exercise Price be made effective prior to the occurrence of a specified event and any Warrant is exercised after the time at which the adjustment became effective but prior to the occurrence of such specified event and, in connection therewith, Section 5.1(g) shall require a corresponding increase in the number of Shares into which each Warrant is exercisable, the Company may elect to defer until the occurrence of such specified event (A) the issuance to the Warrantholders of, and the registration of such Warrantholder (or other Person) as the record holder of, the Shares over and above the Shares issuable upon such exercise on the basis of the number of Shares obtainable upon exercise of such Warrant(s) immediately prior to such adjustment and to require payment in respect of such number of Shares the issuance of which is not deferred on the basis of the Exercise Price in effect immediately prior to such adjustment and (B) the corresponding reduction in the Exercise Price; provided, however, that the Company shall deliver to such Warrantholder or other Person a due bill or other appropriate instrument that evidences the right of such Warrantholder or other Person to receive, and to become the record holder of, such additional Shares, upon the occurrence of such specified event requiring such adjustment (without payment of any additional Exercise Price in respect of such additional Shares).

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(g) Adjustment to Shares Obtainable Upon Exercise. Whenever the Exercise Price is adjusted as provided in Sections 5.1(a) or 5.1(b), the number of Shares into which a Warrant is exercisable (after taking account (in the case of a fractional Warrant, if any), all prior exercises of such Warrant in part, if and to the extent such partial exercise of a single Warrant is permitted by the rules and procedures of the Warrant Agent) shall simultaneously be adjusted by multiplying such number of Shares into which a Warrant is exercisable immediately prior to such adjustment by a fraction, the numerator of which shall be the Exercise Price immediately prior to such adjustment, and the denominator of which shall be the Exercise Price immediately thereafter.

(h) Other Adjustments. In case any event of the type contemplated by the provisions of Sections 5.1(a), 5.1(b), 5.1(c) and 5.1(d) shall occur as to which the provisions of such sections are not strictly applicable but the failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant Agreement in accordance with the essential intent and principles of this Section 5.1, then, in each such case, the Company shall make an appropriate adjustment as determined in good faith by the Board to the Exercise Price and/or number of Shares issuable upon exercise of a Warrant (after taking account (in the case of a fractional Warrant, if any), all prior exercises of such Warrant in part, if and to the extent such partial exercise of a single Warrant is permitted by the rules and procedures of the Warrant Agent) (x) so as to protect the rights of the Warrantholders in a manner consistent with the provisions of this Section 5.1 or (y) in order that any event treated for U.S. federal income tax purposes as a distribution of Shares or Share rights shall not be taxable to the recipients.

(i) Notice of Adjustment. Upon the occurrence of each adjustment of the Exercise Price or the number of Shares into which a Warrant is exercisable pursuant to this Section 5.1, the Company at its expense shall promptly:

(i) compute such adjustment in accordance with the terms hereof;

(ii) after such adjustment becomes effective, deliver to all Warrantholders, in accordance with Section 12.1(b), a notice setting forth such adjustment (including the kind and amount of securities, cash or other property for which the Warrants shall be exercisable and the Exercise Price) and showing in detail the facts upon which such adjustment is based; and

(iii) deliver to the Warrant Agent a certificate of any Appropriate Officer of the Company setting forth the Exercise Price and the number of Shares into which each Warrant is exercisable after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made (including a description of the basis on which the fair market value of any evidences of indebtedness, units of equity securities, securities or other assets or consideration used in the computation was determined). As provided in Section 11.1, the Warrant Agent shall be entitled to rely on such certificate and shall be under no duty or responsibility with respect to any such certificate, except to exhibit the same from time to time to any Warrantholder desiring an inspection thereof during reasonable business hours.

(j) Statement on Warrant Certificates. Irrespective of any adjustment in the Exercise Price or amount or kind of shares into which the Warrants are exercisable, Warrant Certificates theretofore or thereafter issued may continue to express the same Exercise Price initially applicable or amount or kind of shares initially issuable upon exercise of the Warrants evidenced thereby pursuant to this Agreement.

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5.2. Fractional Interest. The Company shall not be required upon the exercise of any Warrant to issue any fractional Shares, but may, in lieu of issuing any fractional Shares make an adjustment therefore in cash on the basis of the Current Market Price per Share on the applicable Exercise Date. If Warrant Certificates evidencing more than one (1) Warrant shall be presented for exercise at the same time by the same Warrantholder, the number of full Shares which shall be issuable upon such exercise thereof shall be computed on the basis of the aggregate number of Warrants so to be exercised. The Warrantholders, by their acceptance of the Warrant Certificates, expressly waive their right to receive any fraction of a Share or a share certificate representing a fraction of a Share if such amount of cash is paid in lieu thereof.

6.	Change-of-Control Transaction, Reorganization, Dissolution, etc.

In connection with any (i) Change-of-Control Transaction, (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets to any other Person, (iii) voluntary or involuntary dissolution, liquidation or winding-up of the Company, or (iv) other similar transaction, but excluding in each case any of the transactions described in Sections 5.1(a), 5.1(b), 5.1(c), and 5.1(d) (each of the transactions described in clauses (i) through (iv) being referred to herein as a “Sale Transaction”), the Company shall give written notice of such Sale Transaction in the manner provided in Sections 12.1(b) and 12.2. Each Warrantholder shall have the option to exercise their Warrant at the Exercise Price and, if such Warrant is not exercised upon the consummation of such Sale Transaction, then such Warrant will be automatically terminated in accordance with Section 3.2(b). Notwithstanding the foregoing, the Warrantholders may revoke their exercise if such Sale Transaction is not consummated and the agreement governing such transaction is terminated. For the avoidance of doubt, in the event a transaction described in Section 5.1(a), 5.1(b), 5.1(c), or 5.1(d) occurs prior to the consummation of a Sale Transaction, the adjustments to the Exercise Price or the number of Shares obtainable upon exercise of the Warrants provided for in Section 5.1 shall be given effect prior to such Sale Transaction.

7.	Loss or Mutilation.

If (a) any mutilated Warrant Certificate is surrendered to the Warrant Agent or (b) both (i) there shall be delivered to the Company and the Warrant Agent (A) a claim by a Warrantholder as to the destruction, loss or wrongful taking of any Warrant Certificate of such Warrantholder and a request thereby for a new replacement Warrant Certificate, and (B) such indemnity bond as may be required by them to save each of them and any agent of either of them harmless and (ii) such other reasonable requirements as may be imposed by the Company have been satisfied, then, in the absence of notice to the Company or the Warrant Agent that such Warrant Certificate has been acquired by a “protected purchaser” (as defined in the New York Uniform Commercial Code), the Company shall execute and upon its written request the Warrant Agent shall countersign and deliver to the registered Warrantholder of the lost, wrongfully taken, destroyed or mutilated Warrant Certificate, in exchange therefore or in lieu thereof, a new Warrant Certificate of the same tenor and for a like aggregate number of Warrants. At the written request of such registered Warrantholder, the new Warrant Certificate so issued shall be retained by the Warrant Agent as having been surrendered for exercise, in lieu of delivery thereof to such Warrantholder, and shall be deemed for purposes of Section 3.2 to have been surrendered for exercise on the date the conditions specified in clauses (a) or (b) of the preceding sentence were first satisfied.

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Upon the issuance of any new Warrant Certificate under this Section 7, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and other expenses (including the fees and expenses of the Warrant Agent and of counsel to the Company) in connection therewith.

Every new Warrant Certificate executed and delivered pursuant to this Section 7 in lieu of any lost, wrongfully taken or destroyed Warrant Certificate shall constitute an additional contractual obligation of the Company, whether or not the allegedly lost, wrongfully taken or destroyed Warrant Certificate shall be at any time enforceable by anyone, and shall be entitled to the benefits of this Agreement equally and proportionately with any and all other Warrant Certificates duly executed and delivered hereunder.

The provisions of this Section 7 are exclusive and shall preclude (to the extent lawful) all other rights or remedies with respect to the replacement of mutilated, lost, wrongfully taken, or destroyed Warrant Certificates.

8.	Reservation and Authorization of Shares.

The Company covenants that, for the duration of the Exercise Period, the Company will at all times reserve and keep available, from its authorized and unissued Shares solely for issuance and delivery upon the exercise of the Warrants and, in respect of such exercise, free of preemptive rights, such number of Shares as from time to time shall be issuable upon the exercise in full of all outstanding Warrants. The Company covenants that all Shares issuable upon exercise of the Warrants will, upon issuance, be duly and validly issued, fully paid and nonassessable. The Company shall take all such actions as may be necessary to ensure that all such Shares may be so issued without violation of any applicable law or governmental regulation or, if applicable, any requirements of any domestic stock exchange upon which the Shares may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

9.	Transfers; Warrant Transfer Books.

9.1. Corporate Agency Office. The Warrant Agent will maintain an office (the “Corporate Agency Office”) in the United States of America, where Warrant Certificates may be surrendered for registration of Transfer or exchange in accordance with this Section 9 and where Warrant Certificates may be surrendered for exercise of Warrants evidenced thereby, which office is [One State Street, 30th Floor New York, NY 10004]3 on the Original Issuance Date. The Warrant Agent will give prompt written notice to all Warrantholders of any change in the location of such office.

9.2. Warrant Register. Subject to the Company’s option in Section 2.1, the Warrant Certificates evidencing the Warrants shall initially only be issued in electronic entry registered form. The Company shall cause to be kept at the office of the Warrant Agent designated for such purpose a warrant register (the “Warrant Register”) in which, subject to such reasonable regulations as the Warrant Agent may prescribe and such regulations as may be prescribed by

[3]	NTD: CST to confirm.

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law, the Company shall provide for the registration of Warrant Certificates and of transfers or exchanges of Warrant Certificates as herein provided.

9.3. Transfers. (a) Each Warrantholder agrees that (i) it shall not, directly or indirectly, whether by merger, consolidation, division or otherwise, and whether by or through one or more Affiliates, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (any such transaction, a “Transfer”), its Warrants except (A) in compliance with the Securities Act, (B) in compliance with any other applicable securities or “blue sky” laws, (C) in accordance with the terms and conditions of this Agreement, and (D) to an Affiliate of such Warrantholder or to an unaffiliated, third-party transferee which, unless otherwise approved by the Board, as of the expected date of such Transfer, (w) does not own ten percent (10%) or more of the outstanding capital stock or other equity interests of any Person that is a Competitor, (x) is not reasonably likely to own ten percent (10%) or more of the outstanding capital stock or other equity interests of any Person that is a Competitor within the next twelve (12) months, (y) is not a director, officer or employee of any Person that is a Competitor and (z) is not a Person that is a Competitor, or an Affiliate thereof, and such transferee must provide a certification to the effect that it satisfies the requirements set forth in this clause (D) prior to any such potential Transfer; (ii) such Warrantholder may Transfer its Warrants to only one holder of record within the meaning of Rule 12g5-1 of the Exchange Act, (iii) no Transfer shall be for less than all the Warrants held by such Warrantholder, and (iv) if such Warrantholder has previously exercised part of its Warrants pursuant to Section 3.2 (including, if and to the extent permitted by the rules and procedures of the Warrant Agent, any exercise in part of a single Warrant), it shall not be permitted to Transfer its remaining Warrants (or any fractional Warrant), provided, however, that for each of clauses (ii) – (iv), such Warrantholder may seek the consent of the Company for a Transfer subject to clause (ii), (iii) or (iv), which such consent the Company may withhold, in its sole discretion, if the Company believes such Transfer would increase the risk that the Company could be required to, after giving effect to the exercise, conversion or exchange of all securities convertible into, or exercisable or exchangeable for, Shares (assuming, for purposes of this sentence, that all outstanding Warrants were simultaneously exercised in full), register the Shares under Section 12(g) of the Exchange Act, or otherwise be subject to the reporting obligations under Section 15(d) of the Exchange Act; and (v) no Transfer shall be made if such Transfer could, or could reasonably be expected to, cause the Company to, after giving effect to the exercise, conversion or exchange of all securities convertible into, or exercisable or exchangeable for, Shares (assuming, for purposes of this sentence, that all outstanding Warrants were simultaneously exercised in full), register the Shares under Section 12(g) of the Exchange Act, or otherwise be subject to the reporting obligations under Section 15(d) of the Exchange Act.

(b) [Reserved].

(c) The Warrant Agent shall not effect any Transfer in accordance with the terms of this Section 9.3 until the transferring Warrantholder has delivered to the Warrant Agent and the Company an executed certificate substantially in the form attached hereto as Exhibit C (the “Transfer Certificate”). At the request of the Company, any Warrantholder proposing to Transfer its Warrants, and any proposed transferor or transferee and any Person controlling, controlled by or under common control with the proposed transferor or transferee, shall provide such additional information as the Company may reasonably request as may be necessary from time to time in order to determine compliance with this Section 9.3. Upon receipt of the Transfer Certificate from

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a transferring Warrantholder, the Warrant Agent shall promptly send the Company a copy of such Transfer Certificate, and upon the Company’s reasonably prompt confirmation to the Warrant Agent that the Transfer of Warrants described in such Transfer Certificate would not violate the terms of this Agreement and, if applicable, the Company’s consent of a Transfer described in Section 9.3(a), the Warrant Agent shall process the Transfer of Warrants in accordance with this Agreement.

(d) Any attempt to Transfer any Warrants not in compliance with this Agreement or any Transfer pursuant to which the Transfer Certificate contained false or incorrect representations by the Warrantholder shall be null and void ab initio, and the Company and the Warrant Agent shall not give any effect in their respective records to such attempted Transfer.

9.4. Exchanges. At the option of the Warrantholder, Warrant Certificates may be exchanged at the Corporate Agency Office upon payment of the charges hereinafter provided for other Warrant Certificates evidencing a like aggregate number of Warrants. Whenever any Warrant Certificates are so surrendered for exchange, the Company shall execute, and the Warrant Agent shall countersign and deliver, the Warrant Certificates of the same tenor and evidencing the same aggregate number of Warrants as evidenced by the Warrant Certificates surrendered by the Warrantholder making the exchange; provided, that the Warrant Agent shall have received (a) a written instruction of exchange in form satisfactory to the Warrant Agent, duly executed by the Warrantholder thereof or by his attorney, duly authorized in writing, and (b) surrender of the Warrant Certificate(s) representing the Warrants, duly endorsed for transfer.

9.5. Valid Obligations. All Warrant Certificates issued upon any registration of transfer or exchange of Warrant Certificates shall be the valid obligations of the Company, evidencing the same obligations, and entitled to the same benefits under this Agreement, as the Warrant Certificates surrendered for such registration of transfer or exchange.

9.6. No Service Charge. No service charge shall be made for any registration of transfer or exchange of Warrant Certificates; provided, however, the Company may require payment of a sum sufficient to cover any stamp or other tax or other charge that may be imposed in connection with any registration of transfer of Warrant Certificates. The Warrant Agent shall forward any such sum collected by it to the Company or to such Persons as the Company shall specify by written notice.

9.7. Reports of Ownership. The Warrant Agent shall, upon request of the Company from time to time, deliver to the Company such reports of registered ownership of the Warrants and such records of transactions with respect to the Warrants and the Shares as the Company may request. The Warrant Agent shall also make available to the Company for inspection by the Company’s agents or employees, from time to time as the Company may request, such original books of accounts and records maintained by the Warrant Agent in connection with the issuance and exercise of Warrants hereunder, such inspections to occur at the Corporate Agency Office during normal business hours.

9.8. Copies; Notice. The Warrant Agent shall keep copies of this Agreement and any notices given to Warrantholders hereunder available for inspection by the Warrantholders during normal business hours at the Corporate Agency Office. The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent may reasonably request.

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10. Other Rights of Warrantholders.

10.1. Shareholders’ Agreement. Any holder of Shares issued upon the exercise of any Warrant shall execute and deliver to the Company a joinder to the Shareholders’ Agreement in connection therewith; provided, however, that notwithstanding the failure of any such holder to execute and deliver such joinder, such holder shall still be deemed to be a party to the Shareholders’ Agreement upon exercise of any Warrant. The Company covenants and agrees that it shall not enter into any amendment, modification or waiver of the Shareholders’ Agreement that adversely affects the rights available to Warrantholders under the Shareholders’ Agreement as compared with the rights of holders of outstanding Shares, in each case, without the consent of Required Warrantholders.

10.2. Information Rights.

(a) Financial and Other Information. Upon the request of any Warrantholder, the Company will provide access to the virtual data room (the “VDR”) that the Company is required to maintain pursuant to the Shareholders’ Agreement, where it will set forth the financial and other information it is required to disclose pursuant to the Shareholders’ Agreement.

(b) Confidentiality.

(i) Each Warrantholder acknowledges that any notices or information furnished, including verbally, pursuant to this Agreement (the “Confidential Information”) is confidential and competitively sensitive. Each Warrantholder shall use, and shall cause any Person to whom Confidential Information is disclosed pursuant to clause (A) below to use, the Confidential Information only in connection with its investment in the Shares or other securities of the Company and not for any other purpose (including to disadvantage competitively the Company or any other Warrantholder). Each Warrantholder shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:

(A) to the Warrantholder’s Representatives in the normal course of the performance of their duties for such Warrantholder (it being understood that such Representatives shall be informed by the Warrantholder of the confidential nature of such information and shall be directed to treat such information in accordance with this Section 10.2(b)); and

(B) to the extent requested or required by applicable law, rule or regulation; provided, that the Warrantholder shall give the Company prompt written notice of such request(s), to the extent practicable, and to the extent permitted by law so that the Company may, at its sole expense, seek an appropriate protective order or similar relief (and the Warrantholder shall cooperate with such efforts by the Company, and shall in any event make only the minimum disclosure required by such law, rule or regulation and shall use commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such information).

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(ii) Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the Company or any Warrantholder. The restrictions contained in this Section 10.2(b) shall terminate, with respect to any Warrantholder, twenty-four (24) months following the date on which such Warrantholder ceases to own any Warrants or Shares issued upon exercise of any Warrants.

(iii) Confidential Information, with respect to any Warrantholder, does not include information that: (a) is or becomes generally available to the public (including as a result of any information filed or submitted by the Company with the Commission) other than as a result of a disclosure by such Warrantholder or its Representatives in violation of any confidentiality provision of this Agreement or any other applicable agreement; (b) is or was available to such Warrantholder or its Representatives on a non-confidential basis prior to its disclosure to such Warrantholder or its Representatives by the Company; or (c) was or becomes available to such Warrantholder or its Representatives on a non-confidential basis from a source other than the Company, which source is or was (at the time of receipt of the relevant information) not, to the best of such Warrantholder’s or its Representatives’ knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Company or another Person.

(c) Potential Transferees. The Company shall grant access to the VDR to any potential transferee to whom a Warrantholder is contemplating a bona fide Transfer, subject to the transfer restrictions contained in Section 9.3, of its Warrants permitted in accordance with the terms hereof; provided that such Person is not prohibited from receiving such information pursuant to this Section 10.2 and, prior to such disclosure, such potential transferee is advised of the confidential nature of such information and executes a non-disclosure agreement upon substantially similar terms to this Section 10.2 and in a form approved by the Board and which agreement is independently enforceable by the Company.

10.3. No Redemption. The Warrants shall not be subject to redemption by the Company or any other Person; provided, that the Warrants may be acquired by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of this Warrant Agreement.

10.4. No Voting or Distribution Rights. Each Warrantholder shall be deemed to have represented and acknowledged that it is not, by reason of the ownership or possession of a Warrant or the Warrant Certificate representing the same, a shareholder of the Company, and no Warrantholder shall have or exercise any rights by virtue thereof as a holder of outstanding Shares, including, without limitation, the right to vote, to receive distributions and other dividends as a holder of outstanding Shares or to receive notice of, or attend, meetings or any other proceedings of the holders of outstanding Shares. Except as may be specifically provided for herein:

(a) the consent of any Warrantholder shall not be required with respect to any action or proceeding of the Company;

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(b) no such Warrantholder, by reason of the ownership or possession of a Warrant or the Warrant Certificate representing the same, shall have any right to receive any cash distributions, stock distributions, allotments or rights or other distributions paid, allotted or distributed or distributable to the holders of outstanding Shares prior to, or for which the relevant record date preceded, the Exercise Date of such Warrant; and

(c) no such Warrantholder shall have any right not expressly conferred hereunder or under, or by applicable law with respect to, the Warrant(s) held by such Warrantholder.

10.5. Rights of Action. All rights of action against the Company in respect of this Agreement, except rights of action vested in the Warrant Agent, are vested in the Warrantholders, and any Warrantholder, without the consent of the Warrant Agent or any other Warrantholder, may, in such Warrantholder’s own behalf and for such Warrantholder’s own benefit, enforce and may institute and maintain any suit, action or proceeding against the Company suitable to enforce, or otherwise in respect of, such Warrantholder’s rights provided in this Agreement.

10.6. Treatment of Holders of Warrant Certificates. Every Warrantholder, by accepting any Warrant, consents and agrees with the Company, with the Warrant Agent and with every subsequent holder of such Warrant that, prior to due presentment of such Warrant for registration of transfer in accordance with Section 9.3, the Company and the Warrant Agent may treat the Person in whose name the Warrant is registered as the owner thereof in the Warrant Register for all purposes and as the Person entitled to exercise the rights granted under the Warrants, and neither the Company, the Warrant Agent nor any agent thereof shall be affected by any notice to the contrary.

11. Concerning the Warrant Agent.

11.1. Nature of Duties and Responsibilities Assumed. The Company hereby appoints the Warrant Agent to act as agent of the Company as set forth in this Agreement. The Warrant Agent hereby accepts the appointment as agent of the Company and agrees to perform that agency upon the terms and conditions set forth in this Agreement and in the Warrants or as the Company and the Warrant Agent may hereafter agree, by all of which the Company and the Warrantholders, by their acceptance thereof, shall be bound; provided, however, that the terms and conditions contained in the Warrants are subject to and governed by this Agreement or any other terms and conditions hereafter agreed to by the Company and the Warrant Agent.

The Warrant Agent shall not, by countersigning any Warrant Certificate or by any other act hereunder, be deemed to make any representations as to validity or authorization of (i) the Warrants or the Warrant Certificates (except as to its countersignature thereon), (ii) any securities or other property delivered upon exercise of any Warrant, (iii) the accuracy of the computation of the number or kind or amount of shares or other securities or other property deliverable upon exercise of any Warrant, (iv) the independence of any Independent Financial Expert or (v) the correctness of any of the representations of the Company made in such certificates that the Warrant Agent receives. The Warrant Agent shall not at any time have any duty to calculate or determine whether any facts exist that may require any adjustments pursuant to Section 5 hereof with respect to the kind and amount of shares or other securities or any property issuable to Warrantholders upon the

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exercise of Warrants required from time to time. The Warrant Agent shall have no duty or responsibility to determine the accuracy or correctness of such calculation or with respect to the methods employed in making the same. The Warrant Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any Shares or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or upon any adjustment pursuant to Section 5 hereof, and it makes no representation with respect thereto. The Warrant Agent shall not be responsible for any failure of the Company to make any cash payment or to issue, transfer or deliver any Shares or stock certificates or other securities or property upon the surrender of any Warrant Certificate for the purpose of exercise or upon any adjustment pursuant to Section 5 hereof or to comply with any of the covenants of the Company contained in Section 5 hereof.

The Warrant Agent shall not (a) be liable for any recital or statement of fact contained herein or in the Warrant Certificates or for any action taken, suffered or omitted by it in good faith on the reasonable belief that any Warrant Certificate or any other documents or any signatures are genuine or properly authorized, (b) be responsible for any failure on the part of the Company to comply with any of its covenants and obligations contained in this Agreement or in the Warrant Certificates or (c) be liable for any act or omission in connection with this Agreement except for its own gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

The Warrant Agent is hereby authorized to accept and is protected in accepting instructions with respect to the performance of its duties hereunder by Company Order and to apply to any such officer named in such Company Order for instructions (which instructions will be promptly given in writing when requested), and the Warrant Agent shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with the instructions in any Company Order.

The Warrant Agent may execute and exercise any of the rights and powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, agents or employees, provided, however, reasonable care has been exercised in the selection and in the continued employment of any such attorney, agent or employee. The Warrant Agent shall not be under any obligation or duty to institute, appear in or defend any action, suit or legal proceeding in respect hereof, unless first indemnified to its satisfaction, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without such indemnity. The Warrant Agent shall promptly notify the Company in writing of any claim made or action, suit or proceeding instituted against it arising out of or in connection with this Agreement.

The Company shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further acts, instruments and assurances as may reasonably be required by the Warrant Agent in order to enable it to carry out or perform its duties under this Agreement.

The Warrant Agent shall act solely as agent of the Company hereunder and does not assume any obligation or relationship of agency or trust for or with any of the Warrantholders or any beneficial owners of Warrants. The Warrant Agent shall not be liable except for the failure to perform such duties as are specifically set forth herein or specifically set forth in the Warrants, and no implied covenants or obligations shall be read into this Agreement against the Warrant Agent whose duties and obligations shall be determined solely by the express provisions hereof or the express provisions of the Warrants.

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11.2. Right to Consult Counsel. The Warrant Agent may at any time consult with legal counsel satisfactory to it (who may be legal counsel for the Company), and the Warrant Agent shall incur no liability or responsibility to the Company or to any Warrantholder for any action taken, suffered or omitted by it in good faith in accordance with the written opinion or advice of such counsel.

11.3. Compensation, Reimbursement and Indemnification. The Company agrees to pay the Warrant Agent from time to time compensation relating to its services hereunder as set forth on Exhibit D hereto and to reimburse the Warrant Agent for reasonable and documented expenses and disbursements, including reasonable and documented counsel fees incurred in connection with the administration of this Agreement. The Company further agrees to indemnify the Warrant Agent, its employees, officers and directors (collectively, the “Indemnified Parties” and each an “Indemnified Party”), for and save them harmless against any losses, liabilities or reasonable expenses arising out of or in connection with the acceptance and administration of this Agreement, including the reasonable and documented costs, legal fees and expenses of defending any claim of such liability, except that the Company shall have no liability hereunder to the extent that any such loss, liability or expense results from an Indemnified Party’s own gross negligence, bad faith, fraud or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

11.4. Warrant Agent May Hold Company Securities. The Warrant Agent and any shareholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the warrants or other securities of the Company or its Affiliates, become pecuniarily interested in transactions in which the Company or its Affiliates may be interested, contract with or lend money to the Company or its Affiliates or otherwise act as fully and freely as though it were not the Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

11.5. Resignation and Removal; Appointment of Successor.

(a) The Warrant Agent may resign its duties and be discharged from all further duties and liability hereunder (except liability arising as a result of the Warrant Agent’s own gross negligence, bad faith, fraud or willful misconduct) after giving thirty (30) days’ prior written notice to the Company. The Company may remove the Warrant Agent upon thirty (30) days’ written notice, and the Warrant Agent shall thereupon in like manner be discharged from all further duties and liabilities hereunder (except liability arising as a result of the Warrant Agent’s own gross negligence, bad faith, fraud or willful misconduct). The Warrant Agent shall, at the expense of the Company, cause notice to be given in accordance with Section 12.1(b) to each Warrantholder of said notice of resignation or notice of removal, as the case may be. Upon such resignation or removal, the Company shall appoint in writing a new Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) calendar days after it has been notified in writing of such resignation by the resigning Warrant Agent or after such removal, then the Warrantholder may apply to any court of competent jurisdiction for the

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appointment of a new Warrant Agent. Any new Warrant Agent, whether appointed by the Company or by such a court, shall be a corporation or other legal entity doing business under the laws of the United States or any state thereof in good standing, authorized under such laws to act as Warrant Agent, and having a combined capital and surplus of not less than $25,000,000. The combined capital and surplus of any such new Warrant Agent shall be deemed to be the combined capital and surplus as set forth in the most recent annual report of its condition published by such Warrant Agent prior to its appointment, provided, however, such reports are published at least annually pursuant to law or to the requirements of a Federal or state supervising or examining authority. After acceptance in writing of such appointment by the new Warrant Agent, it shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be reasonably necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the reasonable expense of the Company and shall be legally and validly executed and delivered by the resigning or removed Warrant Agent. Not later than the effective date of any such appointment, the Company shall file notice thereof with the resigning or removed Warrant Agent. Failure to give any notice provided for in this Section 11.5(a), however, or any defect therein, shall not affect the legality or validity of the resignation of the Warrant Agent or the appointment of a new Warrant Agent as the case may be.

(b) Any corporation or other legal entity into which the Warrant Agent or any new Warrant Agent may be merged, or any corporation resulting from any consolidation to which the Warrant Agent or any new Warrant Agent shall be a party, shall be a successor Warrant Agent under this Agreement without any further act, provided that such corporation would be eligible for appointment as successor to the Warrant Agent under the provisions of Section 11.5(a). Any such successor Warrant Agent shall promptly cause notice of its succession as Warrant Agent to be given in accordance with Section 12.1(b) to each Warrantholder at such Warrantholder’s last address as shown on the Warrant Register.

12. Notices.

12.1. Notices Generally.

(a) Any request, notice, direction, authorization, consent, waiver, demand or other communication permitted or authorized by this Agreement to be made upon, given or furnished to or filed with the Company or the Warrant Agent by the other party hereto or by any Warrantholder shall be sufficient for every purpose hereunder if in writing (including electronic mail communication) and sent via electronic, registered or certified mail, or delivered by hand (including by courier service) as follows:

If to the Company, to it at:

Cano Health, Inc.

[•]

Attn: [•]

or

24

If to the Warrant Agent, to it at:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

Email: compliance@continentalstock.com

or, in either case, such other address as shall have been set forth in a notice delivered in accordance with this Section 12.1(a).

All notices and other communications hereunder shall be deemed duly given (i) upon delivery, if served by personal delivery upon the Person for whom it is intended, (ii) on the third (3rd) Business Day after the date mailed if delivered by registered or certified mail, return receipt requested, postage prepaid, (iii) on the following Business Day if delivered by a nationally-recognized, overnight, air courier or (iv) when delivered or, if sent after the Close of Business, on the following Business Day if sent by email, in each case, to the address set forth on such Person’s signature page hereto or to such other address as may be designated in writing, in the same manner, by such Person.

(b) Where this Agreement provides for notice to Warrantholders of any event or delivery of any information or documents to Warrantholders, such notice or delivery shall be sufficiently given (unless otherwise herein expressly provided) if in writing (including electronic mail communication) and sent via electronic, registered or certified mail, or delivered by hand (including by courier service), to each Warrantholder affected by such event or entitled to receive such delivery, at the address of such Warrantholder as it appears in the Warrant Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice or the making of such delivery. Neither the failure to provide any such notice or delivery, nor any defect in any notice or delivery so otherwise provided, to any particular Warrantholder shall affect the sufficiency of such notice or delivery with respect to other Warrantholders. Such notice or delivery may be waived in writing by the Person entitled to receive such notice or delivery, either before or after the event, and such waiver shall be the equivalent of such notice or delivery.

12.2. Required Notices to Warrantholders. In the event the Company shall propose:

(a) to make or issue any distribution or dividend to holders of outstanding Shares or other units, other securities, cash, assets or property (including any Property Distribution);

(b) to effect any capital reorganization, consolidation or merger or amalgamation of the Company with or into another Person or of another Person into the Company, sale, transfer or other disposition of all or substantially all of the Company’s assets to any other Person, or other similar transaction, or any Change-of-Control Transaction or Sale Transaction;

(c) to effect the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

25

(d) to effect any reclassification of its Shares; or

(e) to commence any tender offer (including any exchange offer) for the purchase (including the acquisition pursuant to an exchange offer) of all or any portion of the outstanding Shares (or shall amend any such offer), then, and in each such case, the Company shall cause to be filed with the Warrant Agent and shall give to each Warrantholder, in accordance with Section 12.1(b), a notice of such proposed action. Such notice shall: (i) in the case of any distribution or dividend covered by the foregoing clause (a), specify the date on which a record is to be taken for the purposes of any such distribution or dividend; (ii) in the case of Company actions covered by the foregoing clauses (b) through (d), specify the date on which such reclassification or other transaction, Change-of-Control Transaction, Sale Transaction, liquidation, dissolution or winding up is expected to become effective and the date as of which it is expected that holders of outstanding Shares of record shall be entitled to exchange their Shares for securities, cash or other property deliverable upon such reclassification or other transaction, Change-of-Control Transaction, Sale Transaction, liquidation, dissolution or winding up; or (iii) in the case of a tender offer covered by the foregoing clause (e), specify the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto). Such notice shall be given, (i) in the case of any distribution or dividend covered by the foregoing clause (a) above, at least ten (10) days prior to the record date for determining holders of outstanding Shares for purposes of such action, or (ii) in the case of any other action covered by this Section 12.2, at least twenty (20) days prior to the applicable effective or expiration date specified above.

If at any time the Company shall cancel any of the proposed transactions for which notice has been given under this Section 12.2 prior to the consummation thereof, the Company shall give each Warrantholder prompt notice of such cancellation in accordance with Section 12.1(b) hereof.

13. Inspection.

The Warrant Agent shall cause a copy of this Agreement to be available at all reasonable times at the office of the Warrant Agent for inspection by the Warrantholders. The Warrant Agent may require any Warrantholder to submit his, her or its Warrant Certificate(s), if any, for inspection by it.

14. Amendments.

The Company and the Warrant Agent may, without the consent or concurrence of any of the Warrantholders, by supplemental agreement or otherwise, amend this Agreement for the purpose of making any changes or corrections in this Agreement that (a) are required to cure any ambiguity or to correct or supplement any defective or inconsistent provision or clerical omission or mistake or manifest error herein contained, (b) add to the covenants and agreements of the Company in this Agreement further covenants and agreements of the Company thereafter to be observed, or surrender any rights or powers reserved to or conferred upon the Company in this Agreement or (c) may be required to facilitate compliance with the rules and procedures of the Warrant Agent; provided, however, that in each case such amendment shall not adversely affect the rights or interests of the Warrantholders hereunder in any respect. This Agreement may otherwise be amended by the Company and the Warrant Agent with the consent of Required Warrantholders.

26

The Warrant Agent shall join with the Company in the execution and delivery of any such amendment unless such amendment affects the Warrant Agent’s own rights, duties or immunities hereunder, in which case the Warrant Agent may, but shall not be required to, join in such execution and delivery. Upon execution and delivery of any amendment pursuant to this Section 14, such amendment shall be considered a part of this Agreement for all purposes and every Warrantholder theretofore or thereafter countersigned and delivered hereunder shall be bound thereby.

Promptly after the execution by the Company and the Warrant Agent of any such amendment, the Company shall give notice to the Warrantholders, providing a copy of such amendment, in accordance with the provisions of Section 12.1(b). Any failure of the Company to mail such notice or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment.

15. Waivers.

The Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if (a) the Company has obtained the written consent of the Required Warrantholders for such waiver, and (b) if an amendment to this Agreement is necessary for such waiver, any consent required pursuant to Section 14 has been obtained.

16. Equitable Relief.

Each of the Company and each of the Warrantholders acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement or any Warrant would give rise to irreparable harm to the other for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by the Company or any Warrantholder(s) of any such obligations, the other party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

17. Headings.

The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

18. Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which together constitute one and the same instrument.

19. Severability.

The provisions of this Agreement will be deemed severable and the invalidity or

27

unenforceability of any provision hereof will not affect the validity or enforceability of the other provisions hereof; provided, that if any provision of this Agreement, as applied to any party or to any circumstance, is adjudged by a court or governmental body not to be enforceable in accordance with its terms, the parties agree that the court or governmental body making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

20. Persons Benefiting.

This Agreement shall be binding upon and inure to the benefit of the Company, the Warrantholders and the Warrant Agent, and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Company, the Warrant Agent and the Warrantholders any rights or remedies under or by reason of this Agreement or any part hereof. Each Warrantholder, by acceptance of a Warrant, agrees to all of the terms and provisions of this Agreement applicable thereto.

21. Applicable Law.

THIS AGREEMENT, EACH WARRANT ISSUED HEREUNDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND THERETO, INCLUDING THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEABILITY THEREOF, SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each of the Company, each Warrantholder and the Warrant Agent agrees that it shall bring any litigation with respect to any claim arising out of or related to this Agreement or any Warrant, exclusively in the United States District Court for the Southern District of New York (and if jurisdiction in the United States District Court for the Southern District of New York shall be unavailable, any state court sitting in the State of New York) (together with the appellate courts thereof, the “Chosen Courts”). In connection with any claim arising out of or related to this Agreement or any Warrant, each of the Company, each Warrantholder and the Warrant Agent hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection that such Person may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any Warrant in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or as not having jurisdiction over either the Company, the Warrantholder or the Warrant Agent, (d) agrees that service of process in any such action or proceeding shall be effective if notice is given in accordance with this Agreement, although nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law, and (e) agrees not to seek a transfer of venue on the basis that another forum is more convenient. Notwithstanding anything herein to the contrary, (x) nothing in this Section 21 shall prohibit any Person from seeking or obtaining orders for conservatory or interim relief from any court of competent jurisdiction and (y) each of the Company, each Warrantholder and the Warrant Agent agrees that any judgment issued by a Chosen Court may be recognized, recorded, registered or enforced in any jurisdiction in the world and waives any and all objections or defenses to the recognition, recording, registration or enforcement of such judgment in any such jurisdiction.

28

22. Waiver of Trial by Jury. EACH OF THE COMPANY, EACH WARRANTHOLDER AND THE WARRANT AGENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY WARRANT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PERSON HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PERSON MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND/OR ANY WARRANT. EACH OF THE COMPANY, EACH WARRANTHOLDER AND THE WARRANT AGENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PERSON UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PERSON MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PERSON HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

23. Waiver of Certain Damages. To the extent permitted by applicable law, each of the Company, each Warrantholder and the Warrant Agent agrees not to assert, and hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any Warrant or any of the transactions contemplated hereby.

24. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each Warrantholder and the Warrant Agent covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any of the former, current or future direct or indirect equity holders, controlling Persons, shareholders, directors, officers, employees, agents, Affiliates, members, financing sources, managers, general or limited partners or assignees, in each case, of the Company or any of its subsidiaries (collectively, but not including the Company itself, the “Non-Recourse Parties”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Non-Recourse Parties, as such, for any obligation or liability of the Company under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 24 shall relieve or otherwise limit the liability of the Company for any breach or violation of its obligations under this Agreement or such agreements, documents or instruments.

[Signature page follows.]

29

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

CANO HEALTH, INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Signature Page to Warrant Agreement]

Exhibit A

Form of Warrant Certificate

[See attached.]

WARRANT CERTIFICATE

CANO HEALTH, INC.

No. W-______

_____________ Warrants

WARRANTS TO PURCHASE SHARES

THIS WARRANT AND ANY SECURITIES ACQUIRED UPON EXERCISE OF THIS WARRANT (COLLECTIVELY, THE “WARRANT SHARES`”, AND TOGETHER WITH THIS WARRANT, THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND NONE OF THIS WARRANT, SUCH SECURITIES OR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS.

THIS WARRANT AND THE SECURITIES ACQUIRED UPON EXERCISE OF THIS WARRANT ARE SUBJECT TO THE CONDITIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SPECIFIED IN THE SHAREHOLDERS’ AGREEMENT OF THE COMPANY, DATED AS OF _____________, 2024, AS AMENDED FROM TIME TO TIME. UPON WRITTEN REQUEST, A COPY OF SUCH CONDITIONS WILL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF WITHOUT CHARGE.

[The following legend to be included on any Warrants held by a holder of ten percent (10%) or more of the total number of outstanding Shares:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.]

This certifies that ______________________________________, or its registered assigns (the “Warrantholder”), is the owner of the number of Warrants set forth above, each of which represents the right to purchase, commencing on the Original Issue Date from Cano Health, Inc., a Delaware corporation (the “Company”), __________ Shares (subject to adjustment as provided in the Warrant Agreement hereinafter referred to) at the purchase price (the “Exercise Price”) of $____________ per Share by following the procedures set forth in Section 3 of the Warrant Agreement. This Warrant Certificate may be exercised as to all or any whole number of the Warrants evidenced hereby.

Each outstanding Warrant may be exercised on any Business Day which is on or after the Original Issuance Date until the Close of Business on the Expiration Date. Any Warrants not exercised by the Close of Business on the Expiration Date shall expire and all rights thereunder and all rights in respect thereof under this Warrant Certificate and the Warrant Agreement (defined below) shall automatically terminate at such time.

This Warrant Certificate is issued under and in accordance with a Warrant Agreement dated as of _____________, 2024 (as amended or modified from time to time, the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), and is subject to the terms and provisions contained therein, all of which terms and provisions the Warrantholder of this Warrant Certificate consents to by acceptance hereof. The Warrant Agreement is hereby incorporated herein by reference and made a part hereof. Reference is hereby made to the Warrant Agreement for a full description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Warrant Agent and the Warrantholder. The summary of the terms of the Warrant Agreement contained in this Warrant Certificate is qualified in its entirety by express reference to the Warrant Agreement. All capitalized terms used in this Warrant Certificate that are defined in the Warrant Agreement shall have the meanings assigned to them in the Warrant Agreement.

Copies of the Warrant Agreement are on file at the office of the Company and may be obtained by writing to the Company at the following address:

Cano Health, Inc.

[•]

Attn: [•]

The number of Shares obtainable upon the exercise of each Warrant is subject to adjustment as provided in the Warrant Agreement.

This Warrant Certificate and all rights hereunder are transferable by the registered Warrantholder only in accordance with the Warrant Agreement. Upon any partial transfer, the Company will execute, and the Warrant Agent will countersign and deliver to such Warrantholder, a new Warrant Certificate with respect to any portion not so transferred. Each taker and Warrantholder of a Warrant and each taker and holder of Shares issued pursuant to a Warrant agrees to be bound by the terms and conditions of this Warrant and the Warrant Agreement.

This Warrant Certificate may be exchanged, in accordance with the terms of the Warrant Agreement, at the Corporate Agency Office of the Warrant Agent, for Warrant Certificates representing the same aggregate number of Warrants, with each new Warrant Certificate to represent such number of Warrants as the Warrantholder hereof shall designate at the time of such exchange.

This Warrant Certificate shall be void and all rights evidenced hereby shall cease on the Expiration Date.

Cano Health, Inc.

By:
Name:
Title:

Dated:

Countersigned:

CONTINENTAL STOCK TRANSFER
& TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

Dated:

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (Certificate No. W- ), with respect to the number of Shares of Cano Health, Inc., a Delaware corporation, covered thereby set forth below, unto the assignee set forth below:

Names of Assignee	Address	No. of Shares

[NAME OF WARRANTHOLDER]

By:
Name:
Title:

Exhibit B

Form of Exercise Notice

[See attached.]

FORM OF EXERCISE NOTICE

(To be executed upon exercise of Warrants)

NOTE: THIS NOTICE OF EXERCISE MUST BE DELIVERED TO THE WARRANT AGENT, PRIOR TO 5:00 P.M., EASTERN TIME, ON _____________, 2029, OR SUCH EARLIER TIME AS PROVIDED IN THE WARRANT AGREEMENT.

The undersigned Warrantholder, being the holder of Warrants of Cano Health, Inc. (the “Company”), issued pursuant to that certain Warrant Agreement, as dated _____________, 2024 (the “Warrant Agreement”), by and between the Company, and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), hereby irrevocably elects to exercise the number of Warrants indicated below, to acquire the number of Shares indicated below. The undersigned Warrantholder hereby certifies that it constitutes one holder of record within the meaning of Rule 12g5-1 of the Securities Exchange Act of 1934, as amended, and that it has delivered or simultaneously with this exercise shall deliver an executed joinder to the Shareholders’ Agreement of the Company, which, among other things, contains certain restrictions on the transfer of Shares of the Company. All capitalized terms used in this Exercise Notice that are not defined herein but are defined in the Warrant Agreement shall have the meanings given to them in the Warrant Agreement.

Number of Warrants:

Number of Warrants Exercised
(Total number of Warrants being exercised – may be expressed as a percentage)

The undersigned requests that all of the Shares be issued pursuant to this Exercise Notice be issued in the name of the undersigned Warrantholder as indicated below:

Name	Social Security or Other Taxpayer
Identification Number

Address

Dated: , 20__	Signature
Name:

If said number of Shares shall not be all the Shares issuable upon exercise of the Warrant, the undersigned requests that a new Warrant representing the balance of such Warrant shall be issued in the name of the undersigned Warrantholder as indicated below:

Name	Social Security or Other Taxpayer
Identification Number

Address

Dated: , 20__	Signature

Name:

Exhibit C

Form of Transfer Certificate

[See attached.]

Form of Transfer Certificate

Date: _______, 20__

Cano Health, Inc.

[•]

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

Email: compliance@continentalstock.com

Ladies and Gentlemen:

The undersigned Warrantholder, in connection with a proposed Transfer of Warrants held by such Warrantholder, does hereby represent, warrant and certify pursuant to Section 9.3 of that certain Warrant Agreement, as dated _____________, 2024 (the “Warrant Agreement”), by and between Cano Health, Inc. (the “Company”), and Continental Stock Transfer & Trust Company, as warrant agent, as follows:

1.

[The undersigned Warrantholder has not previously exercised any Warrants held by it.][OR][The undersigned Warrantholder has previously exercised some of the Warrants held by it and hereby requests the Company’s consent to effect a Transfer of its remaining Warrants pursuant to Section 9.3(a) of the Warrant Agreement.][4]

2.

Such Transfer, when effected, shall be for _________ Warrants, which is [all the Warrants held by the undersigned Warrantholder][OR][less than all Warrants held by the undersigned Warrantholder and the undersigned Warrantholder hereby requests the Company’s consent to effect a Transfer of a portion of its Warrants pursuant to Section 9.3(a) of the Warrant Agreement.][1]

3.

Such Transfer, when effective, shall be [to a transferee comprising one holder of record within the meaning of Rule 12g5-1 of the Securities Exchange Act of 1934, as amended][OR][to one or more transferees comprising more than one holder of record within the meaning of Rule 12g5-1 of the Securities Exchange Act of 1934, as amended, and the undersigned Warrantholder hereby requests the Company’s consent to effect a Transfer of a portion of its Warrants pursuant to Section 9.3(a) of the Warrant Agreement.][1]

[4]

The Company may withhold consent, in its sole discretion, if the Company believes such Transfer would increase the risk that the Company could be required to, after giving effect to the exercise, conversion or exchange of all securities convertible into, or exercisable or exchangeable for, Shares (assuming, for purposes of this sentence, that all outstanding Warrants were simultaneously exercised in full), register the Shares under Section 12(g) of the Exchange Act, or otherwise be subject to the reporting obligations under Section 15(d) of the Exchange Act.

4.	Such Transfer, when effected, shall be:

(a)	in compliance with the Securities Act of 1933, as amended;

(b)	in compliance with any other applicable securities or “blue sky” laws;

(c)	in accordance with the terms and conditions of the Warrant Agreement; and

(d)

to an Affiliate of such Warrantholder or to an unaffiliated, third-party transferee which, unless otherwise approved by the Board, as of the expected date of such Transfer, (A) does not own ten percent (10%) or more of the outstanding capital stock or other equity interests of any Person that is a Competitor, (B) is not reasonably likely to own ten percent (10%) or more of the outstanding capital stock or other equity interests of any Person that is a Competitor within the next twelve (12) months, (C) is not a director, officer or employee of any Person that is a Competitor and (D) is not a Person that is a Competitor, or an Affiliate thereof, and such transferee must provide a certification to the effect that it satisfies the requirements set forth in this clause (iv) prior to any such potential Transfer.

5.	The undersigned Warrantholder has notified the transferee the restrictions on transfer of the Warrants pursuant to Section 9.3 of the Warrant Agreement.

All capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Warrant Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Certificate has been executed by the undersigned as of date first written above.

[NAME OF WARRANTHOLDER]

[Signature Page to Transfer Certificate]

Exhibit H-1

Redline of GUC Warrant Agreement

Exhibit I

Schedule of Retained Causes of Action

Schedule of Retained Causes of Action

In accordance with and as provided by section 1123(b) of the Bankruptcy Code, Section 5.10 of the Fourth Amended Joint Chapter 11 Plan of Reorganization of Cano Health, Inc. and Its Affiliated Debtors, dated May 21, 2024 [Docket No. 864] (including any exhibits, schedules, and supplements thereto and as may be amended, restated, supplemented, or otherwise modified from time to time, the “Plan”),1 and the Confirmation Order, and except as otherwise set forth herein (including the Litigation Trust Causes of Action, as defined herein), any and all Claims or Causes of Action2 of the Debtors, whether arising before or after the Petition Date, including, but not limited to, any actions specifically enumerated herein, and such rights to commence, pursue, prosecute, and/or settle such Claims or Causes of Action (including, without limitation, any avoidance action, preference, or other claim pursuant to section 362 or chapter 5 of the Bankruptcy Code) shall be preserved notwithstanding the occurrence of the Effective Date (collectively, the “Retained Causes of Action”). Following the Effective Date, the applicable Reorganized Debtors shall retain and may enforce all rights to commence, pursue, prosecute, and/or settle, as appropriate, in accordance with the best interests of the Reorganized Debtors, each of the Retained Causes of Action. On and following the Effective Date, the Litigation Trust shall retain and may enforce all rights to commence, pursue, and settle, as appropriate, any and all Litigation Trust Causes of Action.

As provided by Section 10.9 of the Plan, except as otherwise provided in Sections 10.5, 10.6, and 10.7 of the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, Claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including any affirmative Causes of Action. Other than those Claims and Causes of Action assigned to the Litigation Trust pursuant to Section 5.8 of the Plan, the applicable Reorganized Debtors shall have, retain, reserve, and be entitled to assert all Claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses notwithstanding the occurrence of the Effective Date, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Confirmation Date and Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

[1]	Unless otherwise defined, capitalized terms used herein have the meanings ascribed to them in the Plan.
[2]

Cause of Action means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, lien, indemnity, guaranty, suit, obligation, liability, loss, debt, damage, judgment, account, defense, remedies, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal securities laws). Cause of Action also includes, (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity, fraud, fraud in the inducement, conversion, unjust enrichment, or constructive trust, (b) the right to object to Claims or Interests, (c) any Avoidance Action or any claim pursuant to section 362 of the Bankruptcy Code, (d) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code, and (e) any state law fraudulent transfer claim.

No Person or Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement (including this Exhibit) or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors, Reorganized Debtors, or the Litigation Trust, as applicable, will not pursue any and all available Causes of Action against it. The Debtors, the Reorganized Debtors, or the Litigation Trust, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Articles III and IV of the Plan. Except with respect to Causes of Action against any Person which Person was released by the Debtors or the Reorganized Debtors on the Effective Date pursuant to the Plan, the applicable Reorganized Debtors expressly reserve all rights to prosecute any and all Retained Causes of Action against any Person, except as otherwise expressly provided in the Plan. The Litigation Trust expressly reserves all rights to prosecute, settle or resolve any and all Litigation Trust Causes of Action. Unless any Causes of Action against a Person or an Entity are expressly waived, relinquished, exculpated, released, compromised, transferred (including to the Litigation Trust), or settled in the Plan or a Final Order of the Bankruptcy Court, (i) the Reorganized Debtors expressly reserve all Retained Causes of Action for later adjudication; and (ii) the Litigation Trust expressly reserves all Litigation Trust Causes of Action for later adjudication, and therefore, in each case, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable, or otherwise), or laches shall apply to such Causes of Action upon, after, or as a consequence of the confirmation or consummation of the Plan. For the avoidance of doubt, notwithstanding anything contained in the Plan to the contrary, on the Effective Date, the Litigation Trust Causes of Action shall be transferred to, and vest in, the Litigation Trust, and shall not be retained by the Reorganized Debtors.

Notwithstanding and without limiting the generality of Section 5.10 of the Plan, unless otherwise released by the Plan, any and all claims and Causes of Action including, but not limited to, the following, and excluding any Litigation Trust Causes of Action, are expressly reserved by the Reorganized Debtors:

•

claims, defenses, cross-claims, indemnification, third-party claims and counterclaims related to litigation and possible litigation relating to any conduct that constitutes fraud, gross negligence or willful misconduct;

•

claims related to the Debtors’ rights under insurance contracts and insurance policies to which any Reorganized Debtor is a party or pursuant to which any Reorganized Debtor or any of its Related Parties has any rights whatsoever, including but not limited to, indemnity, contribution, reimbursement, overpayment of premiums and fees (other than that portion of any dispute under the Debtors’ insurance policies that relates to coverage for any Litigation Trust Causes of Action or the incurrence of any costs, expenses or losses thereunder relating to such Litigation Trust Causes of Action);

•

claims related to tax obligations and refunds, including, without limitation, claims against or related to all Entities that owe or that may in the future owe money related to tax refunds to the Reorganized Debtors;

•

claims, defenses, cross-claims, indemnification, third-party claims, and counterclaims related to litigation and possible litigation, whether based in tort, contract, equity, or otherwise, including any personal injury claims and wrongful death actions, as well as all claims against or related to all Entities that are party to or that may in the future become party to arbitration, or any other type of adversarial dispute resolution proceeding, whether formal or informal, or judicial or nonjudicial;

2

•	claims related to contracts and leases against vendors, suppliers of goods or services, governmental and commercial payors, providers, or any other parties;

•	claims related to accounts receivable and accounts payable;

•

claims related to postings of a security deposit, adequate assurance payment, or any other type of deposit, prepayment, or collateral regardless of whether such posting of a security deposit, adequate assurance payment, or any other type of deposit, prepayment, or collateral is specifically identified herein;

•	claims related to liens regardless of whether such lien is specifically identified herein;

•	related party claims;

•	claims, defenses, appeals, cross-claims, and counterclaims related to any claims or actions asserted by any Governmental Unit,

•	claims related to vendor obligations;

•	claims related to current employee matters;

•

any claims, defenses, appeals, cross-claims, and counterclaims related to any allegations of illegal trade practices, tortious interference, or breach of contract arising under any employment agreement, confidentiality agreement or non-compete agreement or similar agreement;

•	claims related to environmental matters;

•

claims related to avoidance actions, preferences, or other claims pursuant to chapter 5 of the Bankruptcy Code, other than Preference Actions (as defined in the Plan), which shall be waived and released automatically as of the Effective Date; and

•	all other Causes of Action that do not constitute Litigation Trust Causes of Action.

In addition, the following claims and Causes of Action are expressly reserved by the Reorganized Debtors:

•

all Causes of Action asserted against the defendants in the complaints, including as may be further amended, filed or to be filed, provided that any such amendments or additional filings may only assert Causes of Action that relate to the Causes of Action already asserted in the existing complaints and exclude any Litigation Trust Causes of Action, in the litigation styled as Cano Health, Inc. v. Marlow Hernandez, Richard Aguilar, Jason Conger and Soran Health, LLC (Case No. 2024-001079-CA-01) (Fla. Cir. Ct., 11th Judicial Dist., Miami-Dade County);

3

•

all Causes of Action asserted against the defendants in the complaints, including as may be further amended, filed or to be filed, provided that any such amendments or additional filings may only assert Causes of Action that relate to the Causes of Action already asserted in the existing complaints and exclude any Litigation Trust Causes of Action, in the litigation styled as Cano Health, LLC v. Moises Issa, MD, individually, Primary Medical Physicians, LLC, a Florida limited liability company, Pedro Castellanos, MD, individually, Osbaldo Sandoval, MD, individually, and Joseph Mascenik, individually (Case No. CACE23022470) (Fla. Cir. Ct., 17th Judicial Dist., Broward County);

•

all Causes of Action asserted against the defendants in the complaints, including as may be further amended, filed or to be filed, provided that any such amendments or additional filings may only assert Causes of Action that relate to the Causes of Action already asserted in the existing complaints and exclude any Litigation Trust Causes of Action, in the litigation styled as Cano Health, LLC v. Univida Medical Center, LLC, a Florida limited liability company, Barbara de la Carida Orozco, individually, and Crosleivis Rodriguez, individually (Case No. 2023-028260-CA-01) (Fla. Cir. Ct., 11th Judicial Dist., Miami-Dade County);

•

all Causes of Action arising from or related to the facts and circumstances asserted against the defendants in the litigation styled as Cano Health LLC v. Simply Healthcare Plan Inc., et al. (Case No. 2024-000284-CA-01) (Fla. Cir. Ct., 11th Judicial Dist., Miami-Dade County);

•

all Causes of Action arising from or related to the facts and circumstances asserted against the defendants in the litigation styled as Cano Health, LLC v. Bank of America NA (Case No. CACE-24-008225) (Fla. Cir. Ct., 17th Judicial District, Broward County);

•

all Causes of Action arising from or related to the facts and circumstances asserted against the defendants in the litigation styled as American Choice Healthcare, LLC v. Coverys Specialty Insurance Company (Case No. Case No. 2024-009123-CA-01) (Fla. Cir. Ct., 11th Judicial District, Miami-Dade County);

•

any other Claim or Cause of Action (including counterclaims) for breach of contract, specific performance, or injunctive relief held by the Debtors against a former officer, director or employee of the Debtors that was employed prior to (but not on or after) the Petition Date arising under any employment agreement, confidentiality agreement or non-compete agreement or similar agreement with such former officer, director or employee;

•	any Claims or Causes of Action concerning the Debtors’ ongoing contracts with the Cano Acquisition Transactions (as defined below);

•

any Claims, Causes of Action, counterclaims, or affirmative defenses the Debtors may assert in any litigation with any former officers, directors, or employees of Debtors concerning the rights of any such party under his or her employment agreement with the Debtors; and

•	any Claims or Causes of Action asserted in pending litigation by Debtor Cano Health, Inc. against MSP Recovery, Inc. D/B/A Lifewallet and related defendants.

4

Following the Effective Date, the Litigation Trust shall retain and may enforce all rights to commence, pursue, and settle, as appropriate, any and all causes of action listed below (the “Litigation Trust Causes of Action”):

(a)

any and all Claims and/or Causes of Action (including Avoidance Actions) of the Debtors or the Debtors’ Estates, of any kind or nature whatsoever, whether in law or in equity, whether known or unknown, including without limitation Causes of Action for breach of fiduciary duty, fraud, fraud in the inducement, conversion, unjust enrichment, breach of contract, or constructive trust, against any former employee, officer or director of the Debtors, or any former employee, member, manager, officer or director of any predecessor in interest of the Debtors, employed at any time during the period prior to (but not on or after) the Petition Date;

(b)

any and all Claims and/or Causes of Action (including Avoidance Actions) of the Debtors or the Debtors’ Estates, of any kind or nature whatsoever, whether in law or in equity, whether known or unknown, arising under any facts, circumstances, events, actions, omissions, transactions or occurrences at any time, in each case, against any of the following: (i) MedCloud Depot, LLC, (ii) Second Wave Delivery Systems, LLC, (iii) MSP Recovery, Inc., MSP Recovery LLC, Series 17-03-569, a Designated Series of MSP Recovery Claims, Series LLC, Claims RR, LLC, and/or John Ruiz (in each case, other than the MSP Claims), (iv) Jose Hernandez, Cano Builders, USA, Imago Video and Photo Studios, and/or Immersion TV-Show Inc., (v) Stephanie Hernandez, and (vi) Dental Excellence Partners, LLP; provided that, in connection with its pursuit of any such Claims and Causes of Action with respect to these third parties, the Litigation Trust shall be limited in its remedies to money damages or other monetary relief against such third parties; and

(c)

any and all Claims and/or Causes of Action (including Avoidance Actions) of the Debtors or the Debtors’ Estates, of any kind or nature whatsoever, whether in law or in equity, whether known or unknown, against any Person or Entity (other than the Released Parties) arising under, in connection with or related to any of the transactions for the Debtors’ purchase and acquisition of (i) University Health Care Inc., (ii) Doctor’s Medical Center, LLC, (iii) Orange Care Management Services Organization LLC, (iv) Belen Health, LLC, Belen Medical Centers, LLC and related entities, (v) Centro Medico Latino Americano De West Palm Beach, Corp, and/or (vi) Serenity Community Mental Health Center LLC (collectively, the “Cano Acquisition Transactions”); provided that, in connection with its pursuit of any such Claims and Causes of Action with respect to the Cano Acquisition Transactions, the Litigation Trust shall be limited in its remedies to money damages or other monetary relief against such third parties.

Notwithstanding the foregoing, the Litigation Trust Causes of Action shall not include any Claims and Causes of Action expressly retained hereunder by the Debtors and Reorganized Debtors.

The Debtors reserve all rights to amend, revise, or supplement this Exhibit I to the Plan Supplement, and any of the documents and designations contained herein in accordance with the terms of the Plan, including the consent rights set forth therein, at any time before the Effective Date of the Plan, or any such other date as may be provided for by the Plan or by order of the Bankruptcy Court.

5

Exhibit I-1

Redline of Schedule of Retained Causes of Action

Schedule of Retained Causes of Action

In accordance with and as provided by section 1123(b) of the Bankruptcy Code, Section 5.10 of the Fourth Amended Joint Chapter 11 Plan of Reorganization of Cano Health, Inc. and Its Affiliated Debtors, dated May 21, 2024 [Docket No. 864] (including any exhibits, schedules, and supplements thereto and as may be amended, restated, supplemented, or otherwise modified from time to time, the “Plan”),1 and the Confirmation Order, and except as otherwise set forth herein (including the Litigation Trust Causes of Action, as defined herein), any and all Claims or Causes of Action2 of the Debtors, whether arising before or after the Petition Date, including, but not limited to, any actions specifically enumerated herein, and such rights to commence, pursue, prosecute, and/or settle such Claims or Causes of Action (including, without limitation, any avoidance action, preference, or other claim pursuant to section 362 or chapter 5 of the Bankruptcy Code) shall be preserved notwithstanding the occurrence of the Effective Date (collectively, the “Retained Causes of Action”). Following the Effective Date, the applicable Reorganized Debtors shall retain and may enforce all rights to commence, pursue, prosecute, and/or settle, as appropriate, in accordance with the best interests of the Reorganized Debtors, each of the Retained Causes of Action. On and ~~F~~f ollowing the Effective Date, the Litigation Trust shall retain and may enforce all rights to commence, pursue, and settle, as appropriate, any and all Litigation Trust Causes of Action ~~(as defined below)~~.

As provided by Section 10.9 of the Plan, except as otherwise provided in Sections 10.5, 10.6, and 10.7 of the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, Claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including any affirmative Causes of Action. Other than those Claims and Causes of Action assigned to the Litigation Trust pursuant to Section 5.8 of the Plan, the applicable Reorganized Debtors shall have, retain, reserve, and be entitled to assert all Claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses notwithstanding the occurrence of the Effective Date, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Confirmation Date and Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

[1]	Unless otherwise defined, capitalized terms used herein have the meanings ascribed to them in the Plan.
[2]

Cause of Action means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, lien, indemnity, guaranty, suit, obligation, liability, loss, debt, damage, judgment, account, defense, remedies, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal securities laws). Cause of Action also includes, (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity, fraud, fraud in the inducement, conversion, unjust enrichment, or constructive trust, (b) the right to object to Claims or Interests, (c) any Avoidance Action or any claim pursuant to section 362 of the Bankruptcy Code, (d) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code, and (e) any state law fraudulent transfer claim.

No Person or Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement~~,~~ (including this Exhibit) or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors, Reorganized Debtors, or the Litigation Trust, as applicable, will not pursue any and all available Causes of Action against it. The Debtors, the Reorganized Debtors, or the Litigation Trust, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Articles III and IV of the Plan. Except with respect to Causes of Action against any Person which Person was released by the Debtors or the Reorganized Debtors on ~~or before~~ the Effective Date ~~(including~~ pursuant to the Plan~~)~~, the applicable Reorganized Debtors expressly reserve all rights to prosecute any and all Retained Causes of Action against any Person, except as otherwise expressly provided in the Plan. The Litigation Trust expressly reserves all rights to prosecute, settle or resolve any and all Litigation Trust Causes of Action. Unless any Causes of Action against a Person or an Entity are expressly waived, relinquished, exculpated, released, compromised, transferred (including to the Litigation Trust), or settled in the Plan or a Final Order of the Bankruptcy Court, (i) the Reorganized Debtors expressly reserve all Retained Causes of Action for later adjudication; and (ii) the Litigation Trust expressly reserves all Litigation Trust Causes of Action for later adjudication, and therefore, in each case, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable, or otherwise), or laches shall apply to such Causes of Action upon, after, or as a consequence of the confirmation or consummation of the Plan. For the avoidance of doubt, notwithstanding anything contained in the Plan to the contrary, on the Effective Date, the Litigation Trust Causes of Action shall be transferred to, and vest in, the Litigation Trust, and shall not be retained by the Reorganized Debtors.

Notwithstanding and without limiting the generality of Section 5.10 of the Plan, unless otherwise released by the Plan, any and all claims and Causes of Action including, but not limited to, the following, and excluding any Litigation Trust Causes of Action, are expressly reserved by the Reorganized Debtors:

•

claims, defenses, cross-claims, indemnification, third-party claims and counterclaims related to litigation and possible litigation relating to any conduct that constitutes fraud, gross negligence or willful misconduct;

•

claims related to the Debtors’ rights under insurance contracts and insurance policies to which any Reorganized Debtor is a party or pursuant to which any Reorganized Debtor or any of its Related Parties has any rights whatsoever, including but not limited to, indemnity, contribution, reimbursement, overpayment of premiums and fees~~;~~ (other than that portion of any dispute under the Debtors’ insurance policies that relates to coverage for any Litigation Trust Causes of Action or the incurrence of any costs, expenses or losses thereunder relating to such Litigation Trust Causes of Action);

•

claims related to tax obligations and refunds, including, without limitation, claims against or related to all Entities that owe or that may in the future owe money related to tax refunds to the Reorganized Debtors;

•

claims, defenses, cross-claims, indemnification, third-party claims, and counterclaims related to litigation and possible litigation, whether based in tort, contract, equity, or otherwise, including any personal injury claims and wrongful death actions, as well as all claims against or related to all Entities that are party to or that may in the future become party to arbitration, or any other type of adversarial dispute resolution proceeding, whether formal or informal, or judicial or nonjudicial;

2

•	claims related to contracts and leases against vendors, suppliers of goods or services, governmental and commercial payors, providers, or any other parties;

•	claims related to accounts receivable and accounts payable;

•

claims related to postings of a security deposit, adequate assurance payment, or any other type of deposit, prepayment, or collateral regardless of whether such posting of a security deposit, adequate assurance payment, or any other type of deposit, prepayment, or collateral is specifically identified herein;

•	claims related to liens regardless of whether such lien is specifically identified herein;

•	related party claims;

•	claims, defenses, appeals, cross-claims, and counterclaims related to any claims or actions asserted by any Governmental Unit,

•	claims related to vendor obligations;

•	claims related to current employee matters;

•

any claims, defenses, appeals, cross-claims, and counterclaims related to any allegations of illegal trade practices, tortious interference, or breach of contract arising under any employment agreement, confidentiality agreement or non-compete agreement or similar agreement;

•	claims related to environmental matters;

•

claims related to avoidance actions, preferences, or other claims pursuant to chapter 5 of the Bankruptcy Code, other than Preference Actions (as defined in the Plan), which shall be waived and released automatically as of the Effective Date; and

•	all other Causes of Action that do not constitute Litigation Trust Causes of Action.

In addition, the following claims and Causes of Action are expressly reserved by the Reorganized Debtors:

•

all Causes of Action ~~arising from or related to the facts and circumstances~~ asserted against the defendants in the complaints, including as may be further amended, filed or to be filed, provided that any such amendments or additional filings may only assert Causes of Action that relate to the Causes of Action already asserted in the existing complaints and exclude any Litigation Trust Causes of Action, in the litigation styled as Cano Health, Inc. v. Marlow Hernandez, Richard Aguilar, Jason Conger and Soran Health, LLC (Case No. 2024-001079-CA-01) (Fla. Cir. Ct., 11th Judicial Dist., Miami-Dade County);

•	all Causes of Action ~~arising from or related to the facts and circumstances~~ asserted

3

against the defendants in the complaints, including as may be further amended, filed or to be filed, provided that any such amendments or additional filings may only assert Causes of Action that relate to the Causes of Action already asserted in the existing complaints and exclude any Litigation Trust Causes of Action, in the litigation styled as Cano Health, LLC v. Moises Issa, MD, individually, Primary Medical Physicians, LLC, a Florida limited liability company, Pedro Castellanos, MD, individually, Osbaldo Sandoval, MD, individually, and Joseph Mascenik, individually (Case No. CACE23022470) (Fla. Cir. Ct., 17th Judicial Dist., Broward County);

•

all Causes of Action ~~arising from or related to the facts and circumstances~~ asserted against the defendants in the complaints, including as may be further amended, filed or to be filed, provided that any such amendments or additional filings may only assert Causes of Action that relate to the Causes of Action already asserted in the existing complaints and exclude any Litigation Trust Causes of Action, in the litigation styled as Cano Health, LLC v. Univida Medical Center, LLC, a Florida limited liability company, Barbara de la Carida Orozco, individually, and Crosleivis Rodriguez, individually (Case No. 2023-028260-CA-01) (Fla. Cir. Ct., 11th Judicial Dist., Miami-Dade County);

•

all Causes of Action arising from or related to the facts and circumstances asserted against the defendants in the litigation styled as Cano Health LLC v. Simply Healthcare Plan Inc., et al. (Case No. 2024-000284-CA-01) (Fla. Cir. Ct., 11th Judicial Dist., Miami-Dade County);

•

all Causes of Action arising from or related to the facts and circumstances asserted against the defendants in the litigation styled as Cano Health, LLC v. Bank of America NA (Case No. CACE-24-008225) (Fla. Cir. Ct., 17th Judicial District, Broward County);

•

all Causes of Action arising from or related to the facts and circumstances asserted against the defendants in the litigation styled as American Choice Healthcare, LLC v. Coverys Specialty Insurance Company (Case No. Case No. 2024-009123-CA-01) (Fla. Cir. Ct., 11th Judicial District, Miami-Dade County);

•

any other Claim or Cause of Action (including counterclaims) for breach of contract, specific performance, or injunctive relief held by the Debtors against a former officer, director or employee of the Debtors that was employed prior to (but not on or after) the Petition Date arising under any employment agreement, confidentiality agreement or non-compete agreement or similar agreement with such former officer, director or employee;

•	any Claims or Causes of Action concerning the Debtors’ ongoing contracts with the Cano Acquisition Transactions (as defined below);

•

any Claims, Causes of Action, counterclaims, or affirmative defenses the Debtors may assert in any litigation with any former officers, directors, or employees of Debtors concerning the rights of any such party under his or her employment agreement with the Debtors; and

4

•	any Claims or Causes of Action asserted in pending litigation by Debtor Cano Health, Inc. against MSP Recovery, Inc. D/B/A Lifewallet and related defendants.

Following the Effective Date, the Litigation Trust shall retain and may enforce all rights to commence, pursue, and settle, as appropriate, any and all causes of action listed below (the “Litigation Trust Causes of Action”):

(a)

any and all Claims and/or Causes of Action (including Avoidance Actions) of the Debtors or the Debtors’ Estates, of any kind or nature whatsoever, whether in law or in equity, whether known or unknown, including without limitation Causes of Action for breach of fiduciary duty, fraud, fraud in the inducement, conversion, unjust enrichment, breach of contract, or constructive trust, against any former employee, officer~~s~~ or director~~s~~ of the Debtors, or any former employee, member, manager, officer or director of any predecessor in interest of the Debtors, employed at any time during the period prior to (but not on or after) the Petition Date;

(b)

any and all Claims and/or Causes of Action (including Avoidance Actions) of the Debtors or the Debtors’ Estates, of any kind or nature whatsoever, whether in law or in equity, whether known or unknown, arising under any facts, circumstances, events, actions, omissions, transactions or occurrences at any time, in each case, against any of the following: (i) MedCloud Depot, LLC, (ii) Second Wave Delivery Systems, LLC, (iii) MSP Recovery, Inc., MSP Recovery LLC, Series 17-03-569, a Designated Series of MSP Recovery Claims, Series LLC, Claims RR, LLC, and/or John Ruiz (in each case, other than the MSP Claims), (iv) Jose Hernandez, Cano Builders, USA, Imago Video and Photo Studios, and/or Immersion TV-Show Inc., (v) Stephanie Hernandez, and (vi) Dental Excellence Partners, LLP; provided that, in connection with its pursuit of any such Claims and Causes of Action with respect to these third parties, the Litigation Trust shall be limited in its remedies to money damages or other monetary relief against such third parties; and

(c)

any and all Claims and/or Causes of Action (including Avoidance Actions) of the Debtors or the Debtors’ Estates, of any kind or nature whatsoever, whether in law or in equity, whether known or unknown, against any Person or Entity (other than the Released Parties) arising under, in connection with or related to any of the transactions for the Debtors’ purchase and acquisition of (i) University Health Care Inc., (ii) Doctor’s Medical Center, LLC, (iii) Orange Care Management Services Organization LLC, (iv) Belen Health, LLC, Belen Medical Centers, LLC and related entities, (v) Centro Medico Latino Americano De West Palm Beach, Corp, and/or (vi) Serenity Community Mental Health Center LLC (collectively, the “Cano Acquisition Transactions”); provided that, in connection with its pursuit of any such Claims and Causes of Action with respect to the Cano Acquisition Transactions, the Litigation Trust shall be limited in its remedies to money damages or other monetary relief against such third parties.

Notwithstanding the foregoing, the Litigation Trust Causes of Action shall not include any Claims and Causes of Action expressly retained hereunder by the Debtors and Reorganized Debtors.

5

The Debtors reserve all rights to amend, revise, or supplement this Exhibit I to the Plan Supplement, and any of the documents and designations contained herein in accordance with the terms of the Plan, including the consent rights set forth therein, at any time before the Effective Date of the Plan, or any such other date as may be provided for by the Plan or by order of the Bankruptcy Court.

6

Exhibit J-1

Exit Facility Credit Agreement

[THIS DRAFT OF THIS CREDIT AGREEMENT REMAINS SUBJECT TO CONTINUING NEGOTIATION, AND THUS IS SUBJECT TO MATERIAL SUBSTANTIVE CHANGE AND THE FINAL VERSION MAY CONTAIN MATERIAL DIFFERENCES. FOR THE AVOIDANCE OF DOUBT, NO PARTY HAS CONSENTED TO THIS VERSION AS THE FINAL FORM, AND ALL PARTIES RESERVE THEIR RESPECTIVE RIGHTS WITH RESPECT TO THIS DOCUMENT AND ANY RELATED DOCUMENTS.][1]

CREDIT AGREEMENT

dated as of June 28, 2024,

among

CANO HEALTH, LLC,

as the Borrower,

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC,

as Holdings,

THE LENDERS PARTY HERETO

and

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Administrative Agent,

[1]	NTD: To be removed from execution copy.

(i)

(ii)

(iii)

Page

SCHEDULES:

Schedule 1.01	-	Certain Real Estate Assets
Schedule 2.01	-	Commitments
Schedule 2.05	-	Issuing Bank Sublimits
Schedule 3.05	-	Material Real Estate Assets
Schedule 3.13	-	Subsidiaries
Schedule 5.15	-	Post-Closing Matters
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens
Schedule 6.05	-	Existing Investments

EXHIBITS:

Exhibit A-1	-	Form of Assignment and Assumption
Exhibit A-2	-	Form of Affiliated Lender Assignment and Assumption
Exhibit B	-	Form of Borrowing Request
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Form of Interest Election Request
Exhibit E	-	Form of Joinder Agreement
Exhibit F	-	Form of Perfection Certificate
Exhibit G	-	Form of Perfection Certificate Supplement
Exhibit H	-	Form of Promissory Note
Exhibit I	-	Form of Intellectual Property Security Agreement
Exhibit J	-	Form of Letter of Credit Request
Exhibit K-1	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-2	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-3	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-4	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L	-	Form of Solvency Certificate

(iv)

CREDIT AGREEMENT, dated as of June 28, 2024 (this “Agreement”), by and among CANO HEALTH, LLC, a Florida limited liability company (the “Borrower”), PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), the LENDERS and the ISSUING BANKS from time to time party hereto and WILMINGTON SAVINGS FUND SOCIETY, FSB (“WSFS”), as administrative agent and collateral agent for the Lenders.

RECITALS

WHEREAS, on February 4, 2024 (the “Petition Date”), Cano Health, Inc., a Delaware corporation (the “Parent”), the Borrower and the certain Guarantors (among other debtors) (each a “Debtor” and, collectively, the “Debtors”) commenced the chapter 11 cases, which have been administratively consolidated for procedural purposes only under Chapter 11 Case No. 24-10164 (KBO) (each case of the Debtors, a “Chapter 11 Case” and, collectively, the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

WHEREAS, in connection with the Chapter 11 Cases, the Debtors and the Lenders party thereto entered into the Restructuring Support Agreement, dated as of February 4, 2024 (the “RSA”).

WHEREAS, the Lenders (among other lenders) provided financing to the Borrower pursuant to that certain Senior Secured Super-Priority Term Loan Debtor-in-Possession Credit Agreement, dated as of February 7, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “DIP Agreement”), by and among the Borrower, the guarantors party thereto from time to time, and Wilimgton Savings Fund Society, FSB, as administrative agent and collateral agent.

WHEREAS, on June 28, 2024, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Fourth Amended Joint Chapter 11 Plan of Reorganization of Cano Health, Inc. and Its Affiliated Debtors, dated May 21, 2024 [Docket No. 864] (including any exhibits, schedules, and supplements thereto and as may be amended, restated, supplemented, or otherwise modified from time to time, the “Chapter 11 Plan”) with respect to the Debtors, Docket No. [•].

WHEREAS, pursuant to the Chapter 11 Plan, and subject to the terms and conditions set forth herein, (i) the Lenders have agreed to convert an aggregate amount consisting of (a) the aggregate outstanding amount of DIP Loans (including, for the avoidance of doubt, the DIP Backstop Fee (as defined in the Chapter 11 Plan) payable “in kind”), less (b) the Exit Paydown Amount (as defined in the Chapter 11 Plan), if applicable, into $161,250,000 of Initial Term Loans hereunder pursuant to the terms hereof and (ii) certain Lenders have agreed to provide Delayed Draw Term Commitments in an aggregate principal amount of $50,000,000.

The Lenders and the Issuing Bank are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

ACCORDINGLY, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“ACO Reach Business” means all, or substantially all, of the assets comprising the Loan Parties’ Accountable Care Organization Realizing Equity, Access, and Community Health business.

“ACO Reach Sale” any sale of all, or substantially all, of the ACO Reach Business.

“Additional Commitment” means any commitment established pursuant to Section 2.21, 2.22 or 9.02(c).

“Additional Loans” means any Additional Revolving Loans and any Additional Term Loans.

“Additional Revolving Credit Commitment” means any revolving credit commitment established pursuant to Section 2.21, 2.22 or 9.02(c)(ii).

“Additional Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Additional Revolving Loans of such Lender, plus the amount at such time of such Lender’s LC Exposure attributable to its Additional Revolving Credit Commitment.

“Additional Revolving Facility” means the Additional Revolving Credit Commitments and the Additional Revolving Loans and other extensions of credit thereunder.

“Additional Revolving Lender” means any Lender with an Additional Revolving Credit Commitment or any Additional Revolving Credit Exposure.

“Additional Revolving Loans” means any revolving loan made pursuant to an Additional Revolving Credit Commitment.

“Additional Term Commitment” means any term commitment established pursuant to Section 2.21, 2.22 or 9.02(c)(i).

“Additional Term Lender” means any Lender with an Additional Term Commitment or an outstanding Additional Term Loan.

“Additional Term Loans” means any term loan made pursuant to an Additional Term Commitment or established pursuant to Section 2.22.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to Term SOFR for such calculation; provided, that if Adjusted Term SOFR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Administrative Agent” means WSFS, in its capacity as administrative agent and collateral agent hereunder and under the other Loan Documents, or any successor thereto appointed in accordance with Article 8.

“Administrative Agent Fee Letter” means that certain fee letter, dated as of June 28, 2024 by and between the Administrative Agent and the Borrower.

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“Administrative Questionnaire” means a customary administrative questionnaire in the form provided by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. None of the Administrative Agent, any Lender (other than any Affiliated Lender) or any of their respective Affiliates shall be considered an Affiliate of Holdings or any subsidiary thereof.

“Affiliated Lender” means (a) any Non-Debt Fund Affiliate and (b) Holdings, the Borrower and/or any of its Restricted Subsidiaries.

“Affiliated Practice Group” means a professional corporation, professional association, professional organization, limited liability company, professional limited liability company or other legal entity that is owned by one or more licensed physicians or other licensed health care professionals that provides professional health care services and has entered into any Affiliated Practice Group Agreement.

“Affiliated Practice Group Agreements” means, collectively, any of the following agreements then in effect: (a) any Management Services Agreement, and any other similar administrative services agreements, business services agreement or management services agreements entered into between the Borrower or any subsidiary of the Borrower that is a Loan Party, as applicable, and an Affiliated Practice Group, (b) any deficit funding loan agreement entered into between the Borrower or any subsidiary of the Borrower that is a Loan Party, as applicable, and an Affiliated Practice Group, (c) operating agreements and member agreements entered into between the Borrower or any subsidiary of the Borrower that is a Loan Party, as applicable, and an owner of an Affiliated Practice Group, (d) any agreement or filing, granting or perfecting, as applicable, a Lien on the assets of an Affiliated Practice Group for the benefit of the Borrower or any subsidiary of the Borrower that is a Loan Party, (e) any Stock Option Arrangement or other restriction agreement, and any share purchase agreements between the Borrower or any subsidiary of the Borrower that is a Loan Party, as applicable, and owner(s) of an Affiliated Practice Group granting stock purchase rights to the Borrower or such subsidiary of the Borrower, as applicable, with respect to the Capital Stock of the Affiliated Practice Group, (f) subject to applicable law, any transfer restriction agreement or similar interest repurchase agreement between the Borrower or any subsidiary of the Borrower that is a Loan Party, as applicable, and an Affiliated Practice or (g) any other similar agreement entered into between the Borrower or any subsidiary of the Borrower that is a Loan Party, as applicable, and an Affiliated Practice Group or an owner of an Affiliated Practice Group for the purposes of managing such Affiliated Practice Group.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% and (c) the Adjusted Term SOFR for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13(b), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Notwithstanding the foregoing, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

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“American Choice Health Cash Collateral” means the cash that collateralizes the surety bond issued in respect of the American Choice Health’s CMS Financial Guarantee.

“Anti-Corruption Laws” means all laws concerning or relating to bribery or corruption, including the FCPA and all other similar laws in any applicable jurisdiction.

“Applicable Percentage” means, at any time, (a) with respect to any Term Lender of any Class, (i) when used in reference to payments and other matters relating to the Term Loans of such Class, a percentage equal to a fraction the numerator of which is the aggregate Outstanding Amount of the Term Loans of such Class of such Term Lender at such time and the denominator of which is the aggregate Outstanding Amount of the Term Loans of all Term Lenders of such Class at such time and (ii) when used in reference to matters relating to the Term Commitments of such Class, a percentage equal to a fraction the numerator of which is the aggregate amount of the Term Commitments of such Term Lender of such Class at such time and the denominator of which is the aggregate amount of the Term Commitments of all Term Lenders of such Class at such time and (b) with respect to any Revolving Lender of any Class, the percentage of the aggregate amount of the Revolving Credit Commitments of such Class at such time represented by such Lender’s Revolving Credit Commitment of such Class at such time. In the case of clause (b), in the event that the Revolving Credit Commitments of any Class have expired or been terminated, the Applicable Percentage of any Revolving Lender of such Class shall be determined on the basis of the Revolving Credit Exposure of such Revolving Lender attributable to its Revolving Credit Commitment of such Class, giving effect to any assignment thereof.

“Applicable Rate” means, for any day, (a) for any Delayed Draw Term Loans (i) 7.00% per annum in the case of ABR Loans and (ii) 8.00% per annum in the case of SOFR Loans and (b) for any Initial Term Loans (i) 7.00% per annum in the case of ABR Loans and (ii) 8.00% per annum in the case of SOFR Loans, provided, that, prior to the second anniversary of the Closing Date, in the event that the Borrower shall have made a PIK Election then the Applicable Rate for the ABR Loans and SOFR Loans that are Initial Term Loans shall be adjusted retroactively for the applicable Interest Period to 8.50% per annum and 9.50% per annum, respectively.

“Applicable Revolving Credit Percentage” means, with respect to any Revolving Lender at any time, the percentage of the Total Revolving Credit Commitment at such time represented by such Revolving Lender’s Revolving Credit Commitments at such time; provided, that for purposes of Section 2.20, when there is a Defaulting Lender, any such Defaulting Lender’s Revolving Credit Commitment shall be disregarded in the relevant calculations. In the event that (a) the Revolving Credit Commitments of any Class have expired or been terminated in accordance with the terms hereof (other than pursuant to Article 7), the Applicable Revolving Credit Percentage shall be recalculated without giving effect to the Revolving Credit Commitments of such Class or (b) the Revolving Credit Commitments of all Classes have terminated (or the Revolving Credit Commitments of any Class have terminated pursuant to Article 7), the Applicable Revolving Credit Percentage shall be determined based upon the Revolving Credit Commitments (or the Revolving Credit Commitments of such Class) most recently in effect, giving effect to any assignments thereof.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

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“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent, which shall be in the form of (a) other than in the case of an assignment to an Affiliated Lender, Exhibit A-1 and (b) in the case of an assignment to an Affiliated Lender, Exhibit A-2, in each case, with such modifications to such form as may be approved by the Administrative Agent and the Borrower.

“Auction Agent” means (a) the Administrative Agent or any of its Affiliates or (b) any other financial institution or advisor engaged by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Dutch Auction; provided, that the Borrower shall not designate the Administrative Agent as the Auction Agent without the prior written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither Holdings nor any of its subsidiaries may act as the Auction Agent.

“Auto-Extension Letter of Credit” has the meaning assigned to such term in Section 2.05(c).

“Availability” means, at any time, the difference between (a) the Total Revolving Credit Commitment and (b) the aggregate outstanding principal amount of all Revolving Loans.

“Availability Period” means the period from and including the Closing Date and until the termination of the Initial Revolving Credit Commitments in accordance with the terms hereof.

“Available Amount” means, at any time, an amount (which shall not be less than zero) equal to, without duplication:

(a) the sum of:

(i) the greater of $5,000,000 and 5.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period; plus

(ii) an amount equal to Retained ECF Amount; plus

(iii) (A) the aggregate amount of any capital contribution in respect of Qualified Capital Stock and the aggregate proceeds of any issuance of Qualified Capital Stock, in each case, received in Cash by the Borrower or any of its Restricted Subsidiaries plus (B) the aggregate amount of the fair market value (as reasonably determined by the Borrower) of Cash Equivalents, marketable securities or other property received by the Borrower or any Restricted Subsidiary as a capital contribution in respect of Qualified Capital Stock or in return for any issuance of Qualified Capital Stock, in each case, during the period from and including the day immediately following the Closing Date through and including such time (and, in each case, other than any Excluded Equity Contribution Amounts and amounts that increase available capacity under Section 6.03(a)(vii) or 6.05(z)); plus

(iv) (A) the aggregate principal amount of any Indebtedness (including Disqualified Capital Stock) of the Borrower or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Capital Stock issued to the Borrower or any Restricted Subsidiary) that has been converted into or exchanged for Qualified Capital Stock of any Parent Company, plus (B) the aggregate amount of any Cash and the fair market value (as reasonably determined by the Borrower) of any Cash Equivalents, marketable securities or other property received by the Borrower or such Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

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(v) the aggregate amount of any net Cash proceeds and the aggregate fair market value (as reasonably determined by the Borrower) of any net proceeds constituting Cash Equivalents, marketable securities and other property, in each case, received by the Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to any Person (other than the Borrower or any Restricted Subsidiary) of any Investment made after the Closing Date pursuant to Section 6.05(r); provided that in no case shall such amount exceed the amount of such Investment made using the Available Amount pursuant to Section 6.05(r); plus

(vi) to the extent not already reflected as a return of or on capital with respect to such Investment for purposes of determining the amount of such Investment pursuant to the definition of “Investment”, the aggregate amount of Cash and Cash Equivalents received by the Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time as returns of or on any Investment made after the Closing Date pursuant to Section 6.05(r) (whether as a distribution, dividend, redemption, sale, repayment or principal or payment of interest); provided that in no case shall such amount exceed the amount of such Investment made using the Available Amount pursuant to Section 6.05(r); plus

(vii) an amount equal to the sum of (A) the amount of any Investments by the Borrower or any Restricted Subsidiary made after the Closing Date pursuant to Section 6.05(r) in any Unrestricted Subsidiary (in an amount not to exceed the original amount of such Investment) that has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Borrower or any Restricted Subsidiary and (B) the fair market value (as reasonably determined by the Borrower) of the assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed (in an amount not to exceed the original amount of the Investment in such Unrestricted Subsidiary made in reliance on Section 6.05(r)) to the Borrower or any Restricted Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including such time; provided, that with respect to clauses (i)- (vii) above, no amounts prior to the Closing Date may be included in such calculation; plus

(viii) the amount of any Declined Proceeds; minus

(b) an amount equal to the sum of (i) the aggregate principal amount of Indebtedness outstanding at such time in reliance on Section 6.01(r) plus (ii) the sum of (A) Restricted Payments made pursuant to Section 6.03(a)(iii), (B) Restricted Debt Payments made pursuant to Section 6.03(b)(vi), and (C) Investments made pursuant to Section 6.05(r), in each case, after the Closing Date and prior to such time or contemporaneously therewith.

“Available Equity Contribution Amount” means, at any time, the amount referred to in clause (a)(iii) of the definition of “Available Amount”.

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“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.13(e).

“Backstop Fee” means a fee equal to 6.0% of the aggregate backstop commitments of the certain initial backstop lenders under this Agreement, with such fee to be paid in equity at 30.0% discount to Chapter 11 Plan value.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means any of the following services: services with respect to commercial credit cards, stored value cards and purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, automated clearing house transfer transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and deposit accounts.

“Banking Services Obligations” means any and all obligations of Holdings, the Borrower or any of its Restricted Subsidiaries, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any arrangement in connection with Banking Services (a) that is in effect on the Closing Date between (x) Holdings, the Borrower or any of its Restricted Subsidiary and a counterparty that is (or is an Affiliate of) the Administrative Agent or any Lender as of the Closing Date, notwithstanding that such counterparty may cease to be the Administrative Agent, a Lender or any Affiliate thereof after the Closing Date or (y) any other Person designated by the Borrower to the Administrative Agent in writing, or (b) under any arrangement that is entered into after the Closing Date by Holdings, the Borrower or any of its Restricted Subsidiaries with any counterparty that is (or is an Affiliate of) the Administrative Agent or any Lender as of the Closing Date or at the time such arrangement is entered into, and in each case, that have been designated to the Administrative Agent in writing by the Borrower as being Banking Services Obligations for the purposes of the Loan Documents, it being understood that each counterparty thereto shall be deemed (i) to have appointed the Administrative Agent as its agent under the applicable Loan Documents and (ii) to have agreed to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 as if it were a Lender.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Bankruptcy Court” has the meaning assigned to such term in the recitals.

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“Bankruptcy Event” means, with respect to any Person, that such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity), or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided, that a Bankruptcy Event shall not result solely by virtue of (a) any Undisclosed Administration or (b) any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.13(b).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; and

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

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(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

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“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Borrower” means (a) Cano Health, LLC, a Florida limited liability company, and (b) any Successor Borrower (including any Successor Borrower in respect of any Person referred to in this clause (b)).

“Borrower Materials” has the meaning set forth in Section 5.01.

“Borrowing” means any Loans of the same Type and Class made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B, with such modifications to such form as may be approved by the Administrative Agent and the Borrower.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Expenditures” means, with respect to the Borrower and its Restricted Subsidiaries for any period, the aggregate amount, without duplication, of (a) all expenditures (whether paid or accrued as liabilities) that would, in accordance with GAAP, be included as additions to property, plant and equipment, on the Borrower’s consolidated statement of cash flows for such period and (b) other capital expenditures of such Person for such period (whether paid or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases).

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in accordance with GAAP and, subject to Section 1.04(a), is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

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“Captive Insurance Subsidiary” means any Restricted Subsidiary that is subject to regulation as an insurance company (or any subsidiary thereof).

“Cash” means money, currency or a credit balance in any deposit account, in each case, determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S. government or (ii) issued by any agency or instrumentality of the U.S. the obligations of which are backed by the full faith and credit of the U.S., in each case, maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (b) readily marketable direct obligations issued by any state of the U.S. or the District of Columbia or any political subdivision or public instrumentality thereof or by any foreign government, in each case, maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the U.S., any state thereof or the District of Columbia or any political subdivision thereof and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $100,000,000; (f) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (e) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s; and (g) solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

In the case of any Foreign Subsidiary, “Cash Equivalents” shall also include (x) Investments of the type and maturity described in clauses (a) through (g) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments analogous to the Investments described in clauses (a) through (g) and in this paragraph.

“Casualty/Condemnation Event” means any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Borrower or any Restricted Subsidiary.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means any direct or indirect Domestic Subsidiary substantially all of the assets of which consist of the Capital Stock (or Capital Stock and Indebtedness) of one or more Foreign Subsidiaries that are CFCs or other CFC Holdcos.

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“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or such Issuing Bank or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date). For purposes of this definition and Section 2.14, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or U.S. or foreign regulatory authorities, in each case, pursuant to Basel III, shall, in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the earliest to occur of:

(a) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding (i) any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor or (ii) any underwriter in connection with any Qualifying IPO), other than one or more Permitted Holders, of Capital Stock representing more than 50.0% of the total voting power of all of the outstanding Voting Capital Stock of Holdings; and

(b) the Borrower ceasing to be a direct or indirect Wholly-Owned Subsidiary of Holdings.

“Chapter 11 Case” has the meaning assigned to such term in the recitals.

“Chapter 11 Plan” has the meaning assigned to such term in the recitals.

“Charge” means any loss, charge, fee, expense, cost, accrual or reserve of any kind.

“Charged Amounts” has the meaning assigned to such term in Section 9.19.

“Class”, when used with respect to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Delayed Draw Term Loans, Additional Term Loans of any series established as a separate “Class” pursuant to Section 2.21, 2.22 or 9.02(c)(i), Initial Revolving Loans or Additional Revolving Loans of any series established as a separate “Class” pursuant to Section 2.21, 2.22 or 9.02(c)(ii), (b) any Commitment, refers to whether such Commitment is an Initial Term Commitment, a Delayed Draw Term Commitment, an Additional Term Commitment of any series established as a separate “Class” pursuant to Section 2.21, 2.22 or 9.02(c)(i), an Initial Revolving Credit Commitment or an Additional Revolving Credit Commitment of any series established as a separate “Class” pursuant to Section 2.21, 2.22 or 9.02(c)(ii), (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class and (d) any Revolving Credit Exposure, refers to whether such Revolving Credit Exposure is attributable to a Revolving Credit Commitment of a particular Class.

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“Clinic-Level EBITDA” means, with respect to any Ramping Clinic for any period, an amount equal to the sum of (a) the net revenue of such clinic for such period, minus (b) operating costs and expenses (excluding interest, Taxes, depreciation and amortization expense and any clinic-level management fee paid, accrued or retained by the Borrower or the applicable Restricted Subsidiary, if any, that owns such clinic) attributable to such clinic for such period.

“Closing Date” means June 28, 2024, which is the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all assets of any Loan Party, whether now existing or hereafter acquired, that is or becomes subject (or purported to be subject) to a Lien under any Collateral Document to secure the Secured Obligations.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document and (y) the time periods (and extensions thereof) set forth in Section 5.12, the requirement that:

(a) the Administrative Agent shall have received with respect to each Restricted Subsidiary that is required to become a Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary):

(i) (A) a Joinder Agreement, (B) if such Restricted Subsidiary owns registrations of or applications for U.S. Patents, Trademarks and/or Copyrights that constitute Collateral, an Intellectual Property Security Agreement, (C) if applicable, an executed joinder to or an acknowledgement of any Intercreditor Agreement in substantially the form attached as an exhibit thereto or otherwise provided therein, (D) a completed Perfection Certificate, executed by a Responsible Officer of such Restricted Subsidiary or the Borrower, and (E) UCC financing statements in appropriate form for filing in such jurisdictions as the Administrative Agent may reasonably request; and

(ii) each item of Collateral that such Restricted Subsidiary is required to deliver under Section 4.02(a) of the Security Agreement (which, for the avoidance of doubt, shall be delivered within the applicable time periods set forth in Section 5.12(a)); and

(b) the Administrative Agent shall have received with respect to each Material Real Estate Asset, a Mortgage and any necessary UCC or equivalent fixture filing in respect thereof, in each case, together with, to the extent reasonably requested by the Administrative Agent (after consultation with the Borrower):

(i) evidence that (A) counterparts of such Mortgage have been duly executed, acknowledged and delivered by the applicable Loan Party and such Mortgage and any corresponding UCC or equivalent fixture filing are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary in order to create a valid and subsisting Lien on such Material Real Estate Asset in favor of the Administrative Agent, for the benefit of the Secured Parties, (B) such Mortgage and any corresponding UCC or equivalent fixture filings have been duly recorded or filed, as applicable, and (C) all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

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(ii) one or more fully paid policies of title insurance (the “Mortgage Policies”) in an amount reasonably acceptable to the Administrative Agent (not to exceed the fair market value of the Material Real Estate Asset (determined as set forth in the definition of such term) covered thereby) issued by a nationally recognized title insurance company in the applicable jurisdiction that is reasonably acceptable to the Administrative Agent, insuring the relevant Mortgage as having created a valid and subsisting Lien on the real property described therein with the ranking or the priority that it is expressed to have in such Mortgage, subject only to Permitted Liens, together with such endorsements as the Administrative Agent may reasonably request to the extent the same are available in the applicable jurisdiction at a commercially reasonable rate;

(iii) customary legal opinions of local counsel for the relevant Loan Party in the jurisdiction in which such Material Real Estate Asset is located, in form and substance reasonably satisfactory to the Administrative Agent; and

(iv) (A) an aerial survey (e.g., “express map” or “Zip Map”) or other map sufficient for the title insurance company to remove a standard survey exception from, and to issue customary survey-dependent endorsements to, the Mortgage Policies relating to such Material Real Estate Asset and, if such survey-dependent endorsements are not available in connection with the maps described above, surveys (or survey updates, to the extent sufficient to obtain survey coverage under the applicable Mortgage Policies) provided, that the Administrative Agent may in its reasonable discretion accept any such existing survey so long as any such existing survey satisfies any applicable local law requirements and so long as any such existing survey (together with any affidavit or certificate of no change that may be delivered by the Borrower to the title insurance company) enables the title insurance company to issue any applicable Mortgage Policy without a general survey exception and with the customary survey-dependent endorsements; and (B) “Life-of-Loan” flood certifications and any required borrower notices under the Flood Insurance Laws (together with evidence of federal flood insurance for any such Flood Hazard Property located in a special flood hazard area in form and substance reasonably acceptable to the Administrative Agent); provided, further, with respect to any real property, each Revolving Lender shall receive, upon reasonable notice and due diligence, at least ten Business Days prior to the execution and delivery of a Mortgage, a life of loan flood zone determination and such other customary documentation as it may reasonably request to complete its flood insurance due diligence.

Notwithstanding any provision of any Loan Document to the contrary, if any mortgage tax or similar Tax or charge would be payable with respect to any Mortgage based on the amount of the Indebtedness or other obligations secured by such Mortgage, then, to the extent permitted by, and in accordance with, applicable law, the maximum amount secured by such Mortgage shall be limited to an amount not to exceed the fair market value of the applicable Material Real Estate Asset (determined as set forth in the definition of such term) at the time such Mortgage is entered into.

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“Collateral Documents” means, collectively, (a) the Security Agreement, (b) each Mortgage, (c) each Intellectual Property Security Agreement and (d) each of the other instruments and documents pursuant to which any Loan Party grants (or purports to grant) a Lien on any Collateral as security for payment of the Secured Obligations, in each case, solely to the extent, and for so long as, it is in effect in accordance with its terms.

“Commercial Tort Claim” has the meaning set forth in Article 9 of the UCC.

“Commitment” means, with respect to each Lender at any time, such Lender’s Initial Term Commitment, Delayed Draw Term Commitment, Initial Revolving Credit Commitment or Additional Commitment, as applicable, in effect at such time.

“Commitment Fee” means a fee equal to 6.0% of the aggregate Delayed Draw Term Commitments of each Lender under this Agreement, with such fee to be paid in equity at 30.0% discount to Chapter 11 Plan value.

“Commitment Fee Rate” means, on any day, (i) with respect to the Delayed Draw Term Commitments, 4.00% per annum and (ii) with respect to the Initial Revolving Credit Commitments or Additional Revolving Credit Commitments of any Class, as applicable, the rate or rates per annum specified in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension/Modification Amendment, as applicable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C, with such modifications to such form as may be approved by the Administrative Agent and the Borrower.

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Confirmation Order” has the meaning assigned to such term in the recitals.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.15 and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Adjusted EBITDA” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis for any period, the sum (without duplication) of:

(a) Consolidated Net Income for such period; plus

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(b) the amount of any business interruption insurance policy proceeds expected to be received by the Borrower or its Restricted Subsidiaries with respect to earnings for the applicable period that such proceeds are intended to replace, provided that, with respect to any amount added back under this clause (b), the Borrower in good faith expects that such proceeds will be received by the Borrower or its Restricted Subsidiaries during the next four Fiscal Quarters (it being understood that (i) any proceeds added back pursuant to this clause (b) shall be without duplication of any expected proceeds previously added back pursuant to this clause (b) or any corresponding proceeds included in the determination of Consolidated Net Income for such period (and, to the extent any corresponding proceeds included in the determination of Consolidated Net Income for such period or any subsequent period are duplicative of any expected proceeds previously added back pursuant to this clause (b), such corresponding proceeds shall be deducted for purposes of determining Consolidated Adjusted EBITDA for such period) and (ii) to the extent such proceeds are not actually received by the Borrower or its Restricted Subsidiaries during such Fiscal Quarters, such proceeds shall be deducted in calculating Consolidated Adjusted EBITDA for such Fiscal Quarters); plus

(c) without duplication, those amounts which, in the determination of Consolidated Net Income for such period, have been deducted for (and only to the extent not added back pursuant to the definition of Consolidated Net Income):

(i) Consolidated Interest Expense;

(ii) Taxes paid and any provision for Taxes, including income, capital, state, local, franchise and similar Taxes, property Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including penalties and interest related to any such Tax or arising from any Tax examination and any such Tax pursuant to any Tax sharing arrangement or as a result of any distribution pursuant to Section 6.03(a)(viii)) paid or accrued during such period and any payments to a Parent Company in respect of such Taxes permitted to be made hereunder;

(iii) depreciation and amortization;

(iv) any non-cash Charge or write-down, including any equity-based compensation or equity-based incentive plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, purchase accounting adjustments under ASC 805, ASC No. 480-10 and deferred revenue which would have been included in determining Consolidated Net Income, but for the application of purchase accounting rules, and any contractual rent increases that have not then actually been enacted and the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes, provided, that to the extent that any such non-cash Charge represents an accrual of or reserve for one or more potential cash items in any future period, (A) the Borrower may determine, in its sole discretion, not to add back such non-cash Charge in the then-current period and (B) to the extent the Borrower elects to add back such non-cash Charge, the cash payment in respect thereof in such future period shall be deducted in calculating Consolidated Adjusted EBITDA for such future period;

(v) (x) any cash expenses associated with cash payments to holders of stock options, appreciation rights and similar equity and equity based interests (including any profits interests) in connection with any Restricted Payment and (y) any Charge pursuant to any management equity plan, stock option plan or any

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other management or employee benefit plan, agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Capital Stock of such Person (other than Disqualified Capital Stock);

(vi) (A) Transaction Costs, (B) [reserved], (C) Charges incurred in connection with (1) any transaction (whether or not consummated), whether or not permitted under this Agreement, including any issuance or offering of Capital Stock, any Investment, any Permitted Acquisition or other accquisition, any Disposition, any Restricted Payment, any casualty event, any recapitalization, any merger, consolidation, restruturing or amalgamation, any option buyout or any incurrence, repayment, refinancing, amendment or modification, restatement, waiver, forbearance or other transaction cost related to Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties and including fees and expenses paid to or for the benefit of Moody’s or S&P in connection with obtaining or maintaining ratings required under this Agreement) or any similar transaction, including (w) purchase price adjustments, (x) non-operating or non-recurring professional fees, costs and expenses related thereto, (y) deferred commission or similar payments, and (z) any breakage costs incurred in connection with the termination of any hedging agreement as a result of the prepayment of Indebtedness, and/or (2) any Qualifying IPO (whether or not consummated), in each case, incurred prior to on or after the Closing Date and (D) the Public Company Costs;

(vii) the amount of any Charge that is reimbursed or reimbursable by any Person (other than the Borrower or its Restricted Subsidiaries) pursuant to indemnification or reimbursement provisions or similar agreements (including expenses covered by indemnification provisions in connection with any acquisition or similar Investment or any Disposition permitted by this Agreement) or any insurance policy, provided, that in respect of any amount added back in reliance on this clause (c)(vii), the Borrower in good faith expects that such amount will be received by the Borrower or its Restricted Subsidiaries during the next four Fiscal Quarters (it being understood that (A) any amount added back pursuant to this clause (c)(vii) shall be without duplication of any expected amount previously added back pursuant to this clause (c)(vii) or any corresponding amount included in the determination of Consolidated Net Income for such period (and, to the extent any corresponding amount included in the determination of Consolidated Net Income for such period or any subsequent period are duplicative of any expected amount previously added back pursuant to this clause (c)(vii), such corresponding amount shall be deducted for purposes of determining Consolidated Adjusted EBITDA for such period) and (B) to the extent such amount is not actually received by the Borrower or its Restricted Subsidiaries during such Fiscal Quarters, such amount shall be deducted in calculating Consolidated Adjusted EBITDA for such Fiscal Quarters);

(viii) the amount of any Charge or deduction that is associated with any Restricted Subsidiary that is a non-wholly owned Subsidiary or a joint venture and attributable to any non-controlling interest and/or minority interest of any third party;

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(ix) the amount of (I)(A) [reserved], (B) [reserved], (C) payments made or accrued to directors (or Persons performing equivalent functions) of any Parent Company, the Borrower or any of its subsidiaries, in each case, in their capacity as such, (D) any indemnities and expenses paid or accrued to any such director (or Persons performing equivalent functions) of any Parent Company, the Borrower or any of its subsidiaries and (E) fees and expenses paid or accrued in connection with services provided by industry experts and consultants (other than those acting in an executive capacity) for any Parent Company, the Borrower or its subsidiaries, in each case of clauses (A) through (E), to the extent permitted under this Agreement, (II) fees and expenses paid to outside directors of any Parent Company, the Borrower and its Restricted Subsidiaries (in each case, in their capacities as such) to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income and (III) general administrative costs and expenses (including corporate overhead, legal or similar costs and expenses) and franchise Taxes, and similar fees, Taxes and expenses, required to maintain the organizational existence of any Parent Company, in each case, which are reasonable and customary and incurred in the ordinary course of business;

(x) any Charge attributable to the undertaking and/or implementation of cost savings initiatives, cost rationalization programs, operating expense reductions and/or synergies and/or similar initiatives and/or programs (including in connection with any integration, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any facility opening and/or pre-opening, including unused warehouse space costs), any business optimization or other restructuring and integration Charges (including, without limitation, inventory optimization programs, Charges related to any Tax restructuring, software development costs, Charges relating to the opening, closure or consolidation of any facility (including, but not limited to, severance, rent termination costs, moving costs and legal costs), Charges related to curtailments, systems implementation Charges, any Charge relating to entry into a new market, any Charge relating to any strategic initiative or contract, any non-recurring consulting Charge, implementation of operational and reporting systems and technology initiatives, any signing Charge, any retention or completion bonus, recruiting Charges, transition Charges, any expansion and/or relocation Charge, severance payments, relocation costs, any Charge associated with any modification to any pension and post-retirement employee benefit plan (including any settlement of pension liabilities), any Charge associated with new systems design, any implementation Charge, any project startup Charge, Charges in connection with new operations and/or new contracts, including, without limitation, any one-time expense relating to enhanced accounting function or other transaction costs, including those associated with becoming a standalone entity or a public company;

(xi) Charges in connection with the preparation, negotiation, execution and syndication of this Agreement and any amendments, waivers or other modifications to any of the foregoing;

(xii) Charges incurred or accrued in connection with any single or one-time event, including, in connection with (i) any acquisition or similar Investment (including legal, accounting and other professional fees and expenses incurred in connection therewith) consummated prior to, on or after the Closing Date, (ii) the consolidation, closing or reconfiguration of any facility during such period, (iii) one-time consulting costs and (iv) any Charge related to startup costs and pre-opening losses incurred in connection with opening new facilities;

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(xiii) (x) payments to employees, directors or officers of Holdings (or other Parent Company) and its Restricted Subsidiaries paid in connection with Restricted Payments that are otherwise permitted hereunder to the extent such payments are not made in lieu of, or as a substitution for, ordinary salary or ordinary payroll payments and (y) losses, charges and expenses attributable to repurchases or redemptions of any Capital Stock of Holdings (or other Parent Company) from existing or former directors, officers or employees of Holdings (or a direct or indirect parent company thereof), the Borrower or any Restricted Subsidiary, their estates, beneficiaries under their estates, transferees, spouses or former spouses; provided that, in the case of this clause (y), to the extent any such loss, charge or expense is paid in Cash, such loss, charge or expense shall have been funded with net proceeds contributed to the relevant Person as a capital contribution or as a result of the sale of issuance of Qualified Capital Stock of the relevant Person;

(xiv) (x) all losses on sales of assets outside the ordinary course of business and (y) any net loss from disposed, abandoned, transferred, closed or discontinued operations (but if such operations are classified as discontinued due to the fact that they are being held for sale or are subject to an agreement to dispose of such operations, if elected by the Borrower in its sole discretion, only when and to the extent such operations are actually disposed of);

(xv) losses resulting from changes in earn-out and other similar reserves and expenses and charges in connection with the granting or payment of earn-outs, including any cash charges resulting from the application of ASC 805 with respect to earn-outs and other deferred payments;

(xvi) currency translation losses and performance losses relating to foreign currency transactions and currency fluctuations (including, for the avoidance of doubt, any currency translation losses and foreign exchange losses resulting from intercompany loans and other permitted intercompany Investments);

(xvii) any costs of cash pooling services and other cash management arrangements;

(xviii) Charges incurred in connection with the implementation of Accounting Standards Codification Topic No. 606 (or any comparable regulation) and Accounting Standards Codification Topic No. 842 (or any comparable regulation) and any non-cash losses or charges resulting from the application of Accounting Standards Codification Topic No. 606 (or any comparable regulation) and Accounting Standards Codification Topic No. 842 (or any comparable regulation);

(xix) any net loss included in the Consolidated Net Income attributable to non-controlling interests in any Restricted Subsidiary pursuant to the application of Accounting Standards Codification Topic 810-10-45;

(xx) to the extent deducted (and not added back) in computing Consolidated Net Income, any charge, expense, cost, accrual, reserve or loss attributable to, and payments of, legal settlements, fines, judgments and orders; and

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(xxi) fees, costs, accruals, payments, expenses or charges relating to the purchase of and/or subscription to an enterprise resource planning (ERP) system and/or niche financial solution(s) to unify accounting applications into a single platform, support multinational accounting and reporting requirements, and comply with the application of current and future Accounting Standards Codification; plus

(d) to the extent not otherwise included in the determination of Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period so long as the non-cash income or gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA (including pursuant to any component definition thereof) for any prior period and not added back; plus

(e) (x) the amount of any pro forma “run rate” cost savings, operating expense reductions and synergies related to the Transactions that are reasonably identifiable (and reasonably anticipated to be realized), factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower (or, to the extent identified in the Quality of Earnings Report)) and net of actual amounts realized; and (y) the amount of any pro forma “run rate” cost savings and operating expense reductions related to operational efficiencies (including the entry into or renegotiation of any material contract), strategic initiatives or purchasing improvements and other cost savings, improvements or synergies related to acquisitions, dispositions, and other specified transactions (including, for the avoidance of doubt, acquisitions occurring prior to the Closing Date), all sales, transfers and other dispositions or discontinuance of any subsidiary, line of business or division, restructurings, cost savings initiatives, business optimization initiatives, and other initiatives, actions or events, including new customer contracts, optimization actions, operating improvements and other revenue enhancements (each, a “Specified Transaction”) that are reasonably identifiable (and reasonably anticipated to be realized) and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) after such Specified Transaction and net of actual amounts realized; provided that, (i) any such adjustments pursuant to this clause (e) shall reasonably be expected to be realized within 24 months of the event giving rise thereto and (ii) the aggregate amount added back pursuant to this clause (e) in any four Fiscal Quarter period shall not exceed 25% of Consolidated Adjusted EBITDA for such period (calculated after to giving effect to such add-backs); plus

(f) add-backs and adjustments (including pro forma adjustments) (i) of the type reflected in any quality of earnings report obtained for any subsequent transaction (including any Specified Transaction) from an independent registered public accounting firm of recognized national standing or that is otherwise reasonably acceptable to the Administrative Agent in its sole discretion (it being understood and agreed that any “Big 4” accounting firm, FTI Consulting and Alvarez & Marsal are reasonably acceptable to the Administrative Agent) (and delivered to the Administrative Agent), without regard to time and amounts, and (ii) consistent with Article 11 of Regulation S-X of the Exchange Act; plus

(g) [reserved]; plus

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(h) with respect to de novo clinics, losses incurred by de novo clinics within the twelve month period ending on the applicable date of determination, in an aggregate amount not to exceed $15,000,000 in any such period, which losses may be calculated on a Pro Forma Basis as though such losses had been realized on the first day of such period; provided, that amounts added back pursuant to this clause (h) shall not include corporate costs and/or other centralized costs; plus

(i) [reserved]; plus

(j) the Ramping Qualifying Clinic Mature EBITDA Amount; plus

(k) (x) administrative, overhead, staffing and related costs and expenses arising as a result of start-up and/or the expansion of operations, including, but not limited the expansion of new and/or existing service offerings into one or more new markets and establishing operations in one or more new states and/or jurisdictions and (y) corporate costs and/or other centralized costs related to de novo clinics, in an aggregate amount of items (x) and (y) not to exceed $1,000,000 in any such period; plus

(l) the amount of any add backs and adjustments described in clauses (b) through (k) above as such add-backs and adjustments pertain to equity investment income or income relating to joint ventures which the Borrower does not consolidate for purposes of GAAP; plus

(m) extraordinary, unusual or non-recurring Charges (in each case, as determined in good faith by the Borrower and including, for the avoidance of doubt, including Transaction Costs), and Charges with respect to legal settlements, fines, judgments or orders; plus

(n) any non-cash Charge that is established, adjusted and/or incurred, as applicable, (i) within 12 months after the Closing Date that is required to be established, adjusted or incurred, as applicable, as a result of the Transactions in accordance with GAAP or (ii) within 12 months after the closing of any acquisition or similar Investment that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition or Investment in accordance with GAAP; minus

(o) to the extent included in the determination of Consolidated Net Income for such period, any non-cash income or non-cash gain, as determined in accordance with GAAP, provided, that if any such non-cash income or non-cash gain represents an accrual or deferred income in respect of potential cash items in any future period, the Borrower may determine not to deduct the relevant non-cash gain or non-cash income in the then current period; minus

(p) the amount of any cash payment made during such period in respect of any noncash accrual, reserve or other non-cash Charge that was added to Consolidated Net Income to determine Consolidated Adjusted EBITDA for any prior period and which does not otherwise reduce Consolidated Net Income for the current period.

Notwithstanding anything to the contrary herein, Consolidated Adjusted EBITDA (before giving effect to any pro forma adjustments contemplated by the definition of Pro Forma Basis (except for purposes of calculating Excess Cash Flow)) shall be deemed to be $(13,866,600) for the Fiscal Quarter ended June 30, 2023, $(84,989,780) for the Fiscal Quarter ended September 30, 2023, $(22,735,170) for the Fiscal Quarter ended December 31, 2023, and $(85,414,050) for the Fiscal Quarter ended March 31, 2024.

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“Consolidated First Lien Debt” means, on any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on any Collateral that is pari passu with the Liens on such Collateral securing the Credit Facilities.

“Consolidated Interest Expense” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis for any period, the sum (without duplication) of: (a) consolidated total interest expense of the Borrower and its Restricted Subsidiaries for such period, determined in accordance with GAAP, whether paid or accrued and whether or not capitalized, and in any event including, without duplication, (i) amortization, accretion or accrual of original issue discount, discounted liabilities, deferred financing fees and debt issuance costs and commissions, (ii) any fees and expenses relating to Indebtedness, including commitment, bridge, structuring and administrative or trustee fees and charges with respect to the credit facilities established hereunder or with respect to other Indebtedness, (iii) any costs associated with surety, performance or similar bonds or instruments, (iv) any interest capitalized during construction, (v) any non-cash interest Charges, (vi) the interest component of any deferred payment obligation, (vii) the interest component of any payment under any Capital Lease (regardless of whether accounted for as interest expense under GAAP), (viii) any commission, discount and/or other fee or charge owed with respect to any letter of credit and/or bankers’ acceptance, (ix) any costs associated with obtaining, or breakage costs in respect of, or any payment obligation arising under, any Hedge Agreement or any other derivative instrument and any non-cash interest expense attributable to any movement in the mark to market valuation of any obligation under any Hedge Agreement or any other derivative instrument (in each case, other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness), (x) any “additional interest” or “liquidated damages” for failure to timely comply with registration rights obligations and (xi) any payments with respect to make-whole, prepayment or repayment premiums or other breakage costs of any Indebtedness, in each case, paid, incurred or amortized by the Borrower or its Restricted Subsidiaries during such period, plus (b) any cash Restricted Payment paid or payable in respect of Disqualified Capital Stock during such period, other than to the Borrower or any of its Restricted Subsidiaries, plus (c) any Charges during such period arising from any Hedge Agreement and/or other derivative financial instrument entered into by the Borrower or any of its Restricted Subsidiaries for the purpose of hedging interest rate risk and not for speculative purposes (net of any realized or unrealized gain in respect of any such Hedge Agreement and/or other derivative financial instrument). For purposes of this definition, interest in respect of any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Lease in accordance with GAAP.

“Consolidated Net Income” means, for any period, an amount equal to the net income (or loss) of the Borrower on a consolidated basis, determined in accordance with GAAP, for such period, but excluding (without duplication):

(a) (i) the income of any Person that is not the Borrower or a Restricted Subsidiary, provided that the amount of dividends, distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in Cash or Cash Equivalents (or to the extent converted into Cash or Cash Equivalents) to the Borrower or any of its Restricted Subsidiaries by such Person during such period shall be included in Consolidated Net Income, or (ii) the loss of any Person that is not the Borrower or a Restricted Subsidiary;

(b) any gain or Charge with respect to (i) any Disposed, abandoned, closed, divested and/or discontinued asset, property or operation (other than, at the option of the Borrower, any asset, property or operation pending the completion of the Disposition, abandonment, closure, divestiture and/or discontinuation of the operation thereof), including Charges with respect to consummating or effecting such Disposition, abandonment, closure, divestiture or discontinuation, and/or (ii) any Disposition (including asset retirement costs) outside the ordinary course of business;

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(c) any gain or Charge attributable to the early extinguishment of Indebtedness and/or early termination of any Hedge Agreement, including any Charge with respect to any write-off or amortization of any deferred financing cost and/or premium paid;

(d) (i) any non-cash Charge arising from any employee benefit or management compensation plan, other non-cash compensation or the grant of stock, stock options, stock appreciation rights or other equity and equity based interests (including any profits interests), including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation right or other equity and equity based interest or the vesting thereof, (ii) any Charge incurred pursuant to any management equity plan, long term incentive plan, profits, interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan, any stock subscription or shareholder agreement and/or any other equity plan or agreement and (iii) any Charge incurred in connection with the rollover, acceleration or payout of Capital Stock held by management of Holdings (or any other Parent Company), the Borrower and/or any Restricted Subsidiary, provided, in the case of clauses (ii) and (iii), that to the extent any such Charge is paid in Cash, such Charge shall have been funded with net proceeds contributed to the relevant Person as a capital contribution or as a result of the sale or issuance of Qualified Capital Stock of the relevant Person;

(e) (i) any non-cash gain, excluding any such gain in respect of which Cash was received in a prior period or will be received in a future period, or (ii) without limiting any addback pursuant to any other clause of this definition, any non-cash Charge (including any impairment Charge, any write-off and/or write-down of assets and any non-cash Charges arising from revaluation of inventory (including any impact of changes to inventory valuation policy methods), but excluding any such Charge to the extent it represents an accrual of or a reserve for Cash expenditures in any future period);

(f) any non-cash Charge that is established, adjusted and/or incurred, as applicable, (i) within 12 months after the Closing Date that is required to be established, adjusted or incurred, as applicable, as a result of the Transactions in accordance with GAAP or (ii) within 12 months after the closing of any acquisition or similar Investment that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition or Investment in accordance with GAAP;

(g) (i) the effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its subsidiaries) in component amounts required or permitted by GAAP (including in the inventory, property and equipment, leases, rights fee arrangements, software, goodwill, intangible assets, in-process research and development, deferred revenue, advanced billing and debt line items thereof) resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or similar Investment or recapitalization accounting or the amortization or write-off of any amounts thereof and (ii) the cumulative effect of changes (effected through cumulative effect adjustment or retroactive application) in, or the adoption or modification of, accounting principles or policies made during such period in accordance with GAAP which affect Consolidated Net Income;

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(h) (i) any gain or Charge with respect to any extraordinary, nonrecurring or unusual item (as determined in good faith by the Borrower) or with respect to any single or “one-time” event (as determined in good faith by the Borrower), including in connection with (A) any acquisition or similar Investment (including legal, accounting and other professional fees and expenses incurred in connection therewith), (B) the closing, consolidation or reconfiguration of any facility, (C) “one-time” consulting costs, (D) “one-time” pension settlements or severance costs, (E) regulatory compliance project costs, and/or (F) any Charge related to startup costs and pre-opening losses incurred in connection with opening new facilities, and/or (ii) any Charge with respect to and/or payment of any actual or prospective legal settlement, fine, judgment or order;

(i) any Charge attributable to contingent or deferred payments in connection with any acquisition or similar Investment permitted hereunder (including earn-outs, non-compete payments, purchase price adjustments and similar obligations), and any adjustments with respect thereto;

(j) any deferred Tax expense associated with any tax deduction or net operating loss arising as a result of the Transactions, or the release of any valuation allowance related to any such item;

(k) solely for purposes of calculating Excess Cash Flow, the income or loss of any Person accrued prior to the date on which such Person becomes a Restricted Subsidiary or is merged, consolidated or amalgamated with or into the Borrower or any of its Restricted Subsidiaries or the date that such Person’s assets are acquired by the Borrower or any of its Restricted Subsidiaries;

(l) (i) any realized or unrealized gain or Charge in respect of (x) any obligation under any Hedge Agreement as determined in accordance with GAAP and/or (y) any other derivative instrument pursuant to, in the case of this clause (y), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging and (ii) any unrealized or realized net foreign currency translation or transaction gains or Charges (including any currency re-measurement of Indebtedness, any net gain or Charges resulting from Hedge Agreements for currency exchange risk associated with the above or any other currency related risk and any gain or loss resulting from intercompany Indebtedness);

(m) gains or Charges attributable to (i) returned surplus assets under any pension plan and/or (ii) postretirement benefits as a result of the application of Financial Accounting Standards Board’s Accounting Standards Codification No. 715; and

(n) the amount of any Charge that is actually reimbursed by any Person (other than the Borrower or its Restricted Subsidiaries) pursuant to indemnification or reimbursement provisions or similar agreements (including expenses covered by indemnification provisions in connection with any acquisition or similar Investment or any Disposition permitted by this Agreement) or any insurance policy;

provided that, to the extent not otherwise included in the determination of Consolidated Net Income for such period, the amount of any proceeds of any business interruption insurance policy received during such period by the Borrower and the Restricted Subsidiaries shall be included in the calculation of Consolidated Net Income.

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To the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall exclude, solely for the purpose of determining the Available Amount (and any corresponding definition thereof), any net income (loss) of any Restricted Subsidiary (other than the Loan Parties) if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to any Loan Party by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (x) restrictions that have been waived or otherwise released and (y) restrictions pursuant to this Agreement or any agreement evidencing Incremental Equivalent Debt or Refinancing Indebtedness of any of the foregoing), except that the Borrower’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of Cash or Cash Equivalents actually distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this paragraph).

“Consolidated Secured Debt” means, on any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on the Collateral.

“Consolidated Subsidiary” means, at any date, any subsidiary or other Person the accounts of which would be consolidated under GAAP with those of Holdings (or any other Person, as the context may require hereunder) in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Consolidated Total Assets” means, at any date, all amounts that would, in accordance with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Consolidated Total Debt” means, on any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting solely of Indebtedness in the form of (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a consolidated balance sheet (excluding the footnotes thereto) of the Borrower prepared in accordance with GAAP (excluding any undrawn letters of credit, surety bonds, performance bonds and similar instruments and any obligations in respect of cash management arrangements), (c) purchase money Indebtedness (other than accrued expenses and trade accounts payable in the ordinary course of business), (d) obligations with respect to Capital Leases to the extent recorded as a liability on a consolidated balance sheet (excluding the footnotes thereto) of the Borrower prepared in accordance with GAAP, (e) drawings under letters of credit that have not been reimbursed within two Business Days (excluding all other drawings under letters of credit and any undrawn letters of credit) and (f) to the extent fixed and not contingent, payable and past due by more than 30 days, earn-outs and other similar deferred acquisition consideration.

“Consolidated Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by such Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which such Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

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“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright” means (a) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations and copyright applications, (b) all renewals of any of the foregoing and (c) all rights corresponding to any of the foregoing.

“Credit Extension” means each of (a) the making of a Revolving Loan and (b) the issuance, amendment, renewal or extension of any Letter of Credit (other than any such amendment, renewal or extension that does not increase the Stated Amount of the relevant Letter of Credit).

“Credit Facilities” means the Revolving Facility, the Initial Term Facility and the Delayed Draw Term Facility.

“Current Assets” means, at any date, all assets of the Borrower and its Restricted Subsidiaries which under GAAP would be classified as current assets, other than (a) Cash and Cash Equivalents, (b) loans and advances made to Persons other than the Borrower or any Restricted Subsidiary and permitted under Section 6.05, (c) deferred bank fees and derivative financial instruments related to Indebtedness, (d) the current portion of deferred Taxes and (e) management fees receivables.

“Current Liabilities” means, at any date, all liabilities of the Borrower and its Restricted Subsidiaries which under GAAP would be classified as current liabilities, other than (a) the current portion of long-term Indebtedness, (b) outstanding revolving loans and letter of credit exposure, (c) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (d) obligations in respect of derivative financial instruments related to Indebtedness, (e) the current portion of deferred Taxes, (f) liabilities in respect of unpaid earnouts or unpaid acquisition, disposition or refinancing related expenses and deferred purchase price holdbacks, (g) accruals relating to restructuring reserves, (h) liabilities in respect of funds of third parties on deposit with the Borrower and/or any Restricted Subsidiary, (i) management fees payables and (j) the current portion of any Capital Lease Obligation.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish, in consultation with the Borrower, another convention in its reasonable discretion.

“Debtor” has the meaning assigned to such term in the recitals.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.10(b)(v).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both, unless cured or waived, would become an Event of Default.

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“Defaulting Lender” means, subject to Section 2.20, any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund all or any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Loan Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied, (b) has notified the Borrower, any other Loan Party, the Administrative Agent or any Issuing Bank, in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or a Loan Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and such Loan Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, or (d) has, or has a Lender Parent that has, (i) become the subject of a Bankruptcy Event or (ii) become the subject of a Bail-In Action. The Administrative Agent shall not be required to ascertain or inquire as to the existence of any Defaulting Lender.

“Delayed Draw Commitment Period” means the period from the Closing Date to the earlier of (a) the date on which the Delayed Draw Term Facility is fully funded and (b) the Delayed Draw Termination Date.

“Delayed Draw Funding Date” means one or more dates, as specified in the applicable Borrowing Request requesting Delayed Draw Term Loans, during the Delayed Draw Commitment Period on which (a) all of the conditions precedent set forth in Section 4.03 are satisfied or waived in accordance with the terms hereof and (b) such Delayed Draw Term Loans are incurred in accordance with the terms hereof.

“Delayed Draw Term Commitment” means, with respect to each Delayed Draw Term Lender, its commitment to make Delayed Draw Term Loans to the Borrower pursuant to Section 2.01(b) during the Delayed Draw Commitment Period in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Delayed Draw Term Commitment”, as the same may be (a) reduced from time to time pursuant to Section 2.01(b), 2.08 or 2.18(b), (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05 or (c) increased from time to time pursuant to Section 2.21. The aggregate amount of the Lenders’ Delayed Draw Term Commitments on the Closing Date is $50,000,000.

“Delayed Draw Term Facility” means the Delayed Draw Term Commitments and the Delayed Draw Term Loans and other extensions of credit thereunder.

“Delayed Draw Term Lender” means any Lender with a Delayed Draw Term Commitment on an outstanding Delayed Draw Term Loan.

“Delayed Draw Term Loan” means the term loans made by the Delayed Draw Term Lenders to the Borrower pursuant to Section 2.01(b) (excluding, for the avoidance of doubt, any such Delayed Draw Term Loans that are converted into Initial Term Loans pursuant to Section 2.01(b)).

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“Delayed Draw Term Loan Maturity Date” means the date that is four years after the Closing Date.

“Delayed Draw Termination Date” means the earliest to occur of (a) the last Delayed Draw Funding Date on which the Delayed Draw Term Commitments are permanently reduced to zero in accordance with Section 2.01(b)(y), (b) the date on which the Borrower voluntarily terminates in full the Delayed Draw Term Commitments pursuant to Section 2.08(b), (c) the date on which the Delayed Draw Term Commitments are terminated pursuant to Section 7.01 and (d) December 28, 2025.

“DIP Agreement” has the meaning assigned to such term in the recitals.

“DIP Loans” the term loans made to the Borrower pursuant to the terms of the DIP Agreement.

“Derivative Transaction” means (a) any interest-rate transaction, including any interest rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that no phantom stock or similar plan providing for payments only on account of services provided by any Employee Related Person of any Parent Company, the Borrower or its subsidiaries shall be a Derivative Transaction.

“Designated Non-Cash Consideration” means the fair market value (as reasonably determined by the Borrower) of non-Cash consideration received by the Borrower or any Restricted Subsidiary in connection with any Disposition pursuant to Section 6.06(h) and/or Section 6.07 that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition of any property of any Person, and shall include, with respect to any Affiliated Practice Group, the termination or unwinding of all applicable Affiliated Practice Group Agreements with respect thereto.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, in each case, prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such

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redemption is in part, only such part coming into effect prior to 91 days following such Latest Maturity Date shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case, at any time prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to 91 days following such Latest Maturity Date shall constitute Disqualified Capital Stock) or (d) provides for the scheduled payments of dividends in Cash prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change of control, Qualifying IPO or any Disposition occurring prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Termination Date.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of, or by any such plan to, any Employee Related Person of any Parent Company, the Borrower or any of its subsidiaries, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any Employee Related Person of any Parent Company, the Borrower or any of its subsidiaries shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means (a) (i) any bank, financial institution or other Person separately identified in writing by the Borrower or Holdings to the Administrative Agent prior to the Closing Date, (ii) any affiliate or related or managed fund of any Person described in clause (a)(i) above that is identified in writing by the Borrower or Holdings to the Administrative Agent from time to time on or after the Closing Date and (iii) any Affiliate or related or managed fund of any Person described in clause (a)(i) or (a)(ii) above that is reasonably identifiable as an Affiliate or related or managed fund of such person on the basis of such Affiliate’s name and (b) (i) any Person that is or becomes a competitor of Holdings, the Borrower or its subsidiaries and that is separately identified in writing by Holdings or the Borrower to the Administrative Agent from time to time prior to the Closing Date or to the Administrative Agent from time to time on or after the Closing Date, (ii) any Affiliate of any Person described in clause (b)(i) above that is identified in writing by the Borrower or Holdings to the Administrative Agent from time to time on or after the Closing Date (it being agreed that no bona fide debt fund that purchases commercial loans or debt securities in the ordinary course of business, other than (for the avoidance of doubt) such debt funds excluded pursuant to clause (a) of this definition may be identified pursuant to this clause (b)(ii)) and (iii) any Affiliate of any Person described in clause (b)(i) or (b)(ii) above (other than any affiliate that is a bona fide debt fund that purchases commercial loans or debt securities in the ordinary course of business, other than (for the avoidance of doubt) such debt funds excluded pursuant to clause (a) of this definition) that is reasonably identifiable as an Affiliate of such Person on the basis of such Affiliate’s name.

“Disqualified Person” has the meaning assigned to such term in Section 9.05(f)(ii).

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“Dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means any subsidiary of the Borrower incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.

“Dutch Auction” means an auction (an “Auction”) conducted by any Affiliated Lender (any such Person, the “Auction Party”) in order to purchase Term Loans, in accordance with the following procedures; provided that no Auction Party shall initiate any Auction unless (I) at least five Business Days have passed since the consummation of the most recent purchase of Term Loans pursuant to an Auction conducted hereunder; or (II) at least three Business Days have passed since the date of the last Failed Auction which was withdrawn pursuant to clause (c)(i) below:

(a) Notice Procedures. In connection with any Auction, the Auction Party will provide notification to the Auction Agent (for distribution to the relevant Lenders) of the Class or Classes of the Term Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Auction Agent and shall (i) specify the maximum aggregate principal amount of the Term Loans subject to the Auction, in a minimum amount of $10,000,000 and whole increments of $1,000,000 in excess thereof (or, in any case, such lesser amount of the Term Loans of the applicable Class or Classes then outstanding or which is otherwise reasonably acceptable to the Auction Agent and the Administrative Agent (if different from the Auction Agent)) (the “Auction Amount”), (ii) specify the discount to par (which may be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans of the applicable Class or Classes subject to such Auction) that represents the range of purchase prices that the Auction Party would be willing to accept in the Auction, (iii) be extended, at the sole discretion of the Auction Party, to each Lender of the applicable Class or Classes and (iv) remain outstanding through the Auction Response Date. The Auction Agent will promptly provide each Lender of the applicable Class or Classes with a copy of the Auction Notice and a form of the Return Bid to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the date specified in the Auction Notice (or such later date as the Auction Party may agree with the reasonable consent of the Auction Agent) (the “Auction Response Date”).

(b) Reply Procedures. In connection with any Auction, each Lender holding the relevant Term Loans subject to such Auction may, in its sole discretion, participate in such Auction and may provide the Auction Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Auction Agent, and shall specify (i) a discount to par (that must be expressed as a price at which it is willing to sell all or any portion of such Term Loans) (the “Reply Price”), which (when expressed as a percentage of the par principal amount of such Term Loans) must be within the Discount Range, and (ii) a principal amount of such Term Loans, which must be in whole increments of $1,000,000 (or, in any case, such lesser amount of such Term Loans of such Lender then outstanding or which is otherwise reasonably acceptable to the Auction Agent) (the “Reply Amount”). Lenders may only submit one Return Bid per Auction, but each Return Bid may contain up to three bids only one of which may result in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Agent, an Assignment and Assumption with the dollar amount of the Term Loans to be assigned to be left in blank, which amount shall be completed by the Auction Agent (but in no such event shall the amount be in excess of the principal amount of Term Loans such Lender has indicated it is willing to sell) in accordance with the final determination of such Lender’s Qualifying Bid pursuant to clause (c) below. Any Lender whose Return Bid is not received by the Auction Agent by the Auction Response Date shall be deemed to have declined to participate in the relevant Auction with respect to all of its Term Loans.

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(c) Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Agent prior to the applicable Auction Response Date, the Auction Agent, in consultation with the Auction Party, will determine the applicable price (the “Applicable Price”) for the Auction, which will be the lowest Reply Price for which the Auction Party can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Auction Party to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Auction Party shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Price equal to the highest Reply Price. The Auction Party shall purchase the relevant Term Loans (or the respective portions thereof) from each Lender with a Reply Price that is equal to or lower than the Applicable Price (“Qualifying Bids”) at the Applicable Price; provided that if the aggregate proceeds required to purchase all Term Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Auction Party shall purchase such Term Loans at the Applicable Price ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Auction Agent in its discretion). If a Lender has submitted a Return Bid containing multiple bids at different Reply Prices, only the bid with the lowest Reply Price that is equal to or less than the Applicable Price will be deemed to be the Qualifying Bid of such Lender (e.g., a Reply Price of $100 with a discount to par of 2.0%, when compared to an Applicable Price of $100 with a 1.00% discount to par, will not be deemed to be a Qualifying Bid, while, however, a Reply Price of $100 with a discount to par of 2.50% would be deemed to be a Qualifying Bid). The Auction Agent shall promptly, and in any case within five Business Days following the Auction Response Date with respect to an Auction, notify (I) the Borrower of the respective Lenders’ responses to such solicitation, the effective date of the purchase of Term Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount of the Term Loans and the tranches thereof to be purchased pursuant to such Auction, (II) each participating Lender of the effective date of the purchase of Term Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount and the tranches of Term Loans to be purchased at the Applicable Price on such date, (III) each participating Lender of the aggregate principal amount and the tranches of the Term Loans of such Lender to be purchased at the Applicable Price on such date and (IV) if applicable, each participating Lender of any rounding and/or proration pursuant to the second preceding sentence. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.

(d) Additional Procedures.

(i) Once initiated by an Auction Notice, the Auction Party may not withdraw an Auction other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Price.

(ii) To the extent not expressly provided for herein, each purchase of Term Loans pursuant to an Auction shall be consummated pursuant to procedures consistent with the provisions in this definition, established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

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(iii) In connection with any Auction, the Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Auction, the payment of customary fees and expenses by the Auction Party in connection therewith as agreed between the Auction Party and the Auction Agent.

(iv) Notwithstanding anything in any Loan Document to the contrary, for purposes of this definition, each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(v) The Borrower and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this definition by itself or through any Affiliate of the Auction Agent and expressly consent to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any purchase of Term Loans provided for in this definition as well as activities of the Auction Agent.

“ECF Prepayment Amount” has the meaning assigned to such term in Section 2.10(b)(i).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any Indebtedness, the effective yield applicable thereto calculated by the Administrative Agent in consultation with the Borrower in a manner consistent with generally accepted financial practices, taking into account (a) interest rate margins, (b) interest rate floors (subject to the proviso set forth below), (c) any amendment to the relevant interest rate margins and interest rate floors effective after the Closing Date but prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year average life to maturity or, if less, the remaining average life to maturity and including, for the avoidance of doubt, any such amounts paid after the Closing Date in connection with the primary syndication of the Term Facilities), but excluding any arrangement, commitment, structuring, underwriting, ticking, amendment, success, advisory, consent and/or similar fees (regardless of whether any such fees are paid to or shared in whole or in part with any holder of such Indebtedness); provided that if such Indebtedness includes any “Adjusted Term SOFR” interest rate floor and, at the time of determination, such floor is greater than the Adjusted Term SOFR for an Interest Period of three months on such date, such excess amount shall be equated to interest rate margins for

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purposes of calculating the Effective Yield with respect to such Indebtedness. For the purposes of determining Effective Yield with respect to the Term Loans of any Class, if the Term Loans of such Class shall have been incurred at different times with different amounts of original issue discount or upfront fees, then the Effective Yield with respect to the Term Loans of such Class will be determined on the basis of the higher of (i) the original issue discount or upfront fees with respect to such of the Term Loans of such Class as shall have been first made under this Agreement and (ii) the weighted average of the amounts of the original issue discount and/or upfront fees with respect to all the Term Loans of such Class. Any determination by the Administrative Agent of the Effective Yield shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination unless such determination shall have been made with bad faith, gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment.

“Electing Subsidiary” has the meaning assigned to such term in Section 5.12(a).

“Electronic System” means any electronic system, including e-mail, e-fax, any Platform and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Assignee” means (a) any Lender, (b) any commercial bank, insurance company, finance company, financial institution, any fund that invests in loans or any “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any Lender, (d) any Approved Fund of any Lender and (e) to the extent permitted under Section 9.05(g), any Affiliated Lender; provided, that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Disqualified Institution or (iii) except as permitted under Section 9.05(g), the Borrower or any of its Subsidaries.

“Employee Related Persons” means, with respect to any Person, any current or former officers, directors, employees, members of management, managers or consultants of such Person, or any Affiliate or Immediate Family Member of any of the foregoing.

“Environment” means the indoor or outdoor environment, including ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any requirements or obligations under Environmental Law relating to Hazardous Material or any actual or alleged Hazardous Materials Activity, or (c) in connection with any actual or alleged damage, injury, threat or harm to the Environment.

“Environmental Laws” means any and all foreign or domestic, federal, state, provincial or territorial (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, decrees, or any other applicable requirements of Governmental Authorities and the common law relating to (a) any Hazardous Materials Activity, pollution or protection of the Environment or human health and safety (as it relates to exposure to hazardous or toxic materials or wastes), or (b) the generation, use, storage, transportation or disposal of or exposure to hazardous or toxic materials or wastes, in each case, in any manner applicable to the Borrower or any of its Restricted Subsidiaries or any Facility.

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“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Restricted Subsidiary, is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations at any facility of the Borrower or any Restricted Subsidiary or any ERISA Affiliate as described in Section 4062(e) of ERISA, in each case, resulting in liability pursuant to Section 4063 of ERISA; (c) a complete or partial withdrawal by the Borrower or any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan resulting in the imposition of Withdrawal Liability on the Borrower or any Restricted Subsidiary, notification of the Borrower or any Restricted Subsidiary or any ERISA Affiliate concerning the imposition of Withdrawal Liability or notification of the Borrower or any Restricted Subsidiary or any ERISA Affiliate that a Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) the filing of a notice with the PBGC of intent to terminate a Pension Plan under Section 4041(c) of ERISA, the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, the commencement of proceedings by the PBGC to terminate a Pension Plan or the receipt by the Borrower or any Restricted Subsidiary or any ERISA Affiliate of notice of the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA or of notice of the commencement of proceedings by the PBGC to terminate a Multiemployer Plan; (e) the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any Restricted Subsidiary or ERISA Affiliates, with respect to the termination of any Pension Plan; (g) the conditions for imposition of a Lien under Section 303(k) of ERISA have been met with respect to any Pension Plan; (h) the existence with respect to any Plan of a non-exempt “prohibited transaction” (as defined in Section 406 of ERISA and Section 4975(c) of the Code); (i) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (j) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); or (k) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan.

“Erroneous Payment” has the meaning assigned to it in Article 8.

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Article 8.

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“Escrow Agreement” means that certain Escrow Agreement, dated as of March 7, 2024, by and among the Administrative Agent, the Borrower and The Bank of New York Mellon.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any Excess Cash Flow Period, an amount (if positive) equal to (without duplication):

(a) the Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such Excess Cash Flow Period, adjusted to exclude therefrom (i) net income of any consolidated Restricted Subsidiary that is not a Wholly Owned Subsidiary to the extent such income is attributable to the non-controlling interest in such consolidated Restricted Subsidiary, (ii) the amounts included pursuant to clause (a)(i) of the definition of Consolidated Net Income in respect of any Person that is not the Borrower or a Restricted Subsidiary and (iii) the amounts included pursuant to clause (n) or pursuant to the final proviso of the definition of Consolidated Net Income; plus

(b) the aggregate amount of all non-Cash Charges deducted (and not already added back pursuant to the definition of Consolidated Net Income) in arriving at such Consolidated Net Income, but excluding any non-cash Charges representing an accrual or reserve for potential Cash items in any future period and excluding amortization of all prepaid Cash items that were paid (or required to have been paid) in a prior period, minus

(c) the sum, without duplication, of (i) the aggregate amount of all Cash Charges excluded in arriving at such Consolidated Net Income and (ii) the aggregate amount of all non Cash gains, credits and items of income included or added back in arriving at such Consolidated Net Income; plus

(d) the decrease, if any, in Consolidated Working Capital from the first day to the last day of such Excess Cash Flow Period, but excluding any such decrease in Consolidated Working Capital arising from (i) the acquisition or Disposition of any Person by the Borrower or any Restricted Subsidiary, (ii) the reclassification during such period of current assets to long term assets and current liabilities to long term liabilities, (iii) the application of purchase and/or recapitalization accounting and/or (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedge Agreement; minus

(e) the increase, if any, in Consolidated Working Capital from the first day to the last day of such Excess Cash Flow Period, but excluding any such increase in Consolidated Working Capital arising from (i) the acquisition or Disposition of any Person by the Borrower and/or any Restricted Subsidiary, (ii) the reclassification during such period of current assets to long term assets and current liabilities to long term liabilities, (iii) the application of purchase and/or recapitalization accounting and/or (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedge Agreement; minus

(f) the amount, if any, which, in the determination of such Consolidated Net Income for such Excess Cash Flow Period, has been included in respect of income or gain from any Disposition outside of the ordinary course of business or any Casualty/Condemnation Event; minus

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(g) to the extent not deducted in arriving at such Consolidated Net Income, Taxes (inclusive of, without duplication, Taxes paid or payable under tax sharing agreements or arrangements, in connection with any distribution pursuant to Section 6.03(a)(viii)) paid or payable in Cash or tax reserves set aside by the Borrower and/or any Restricted Subsidiary during such Excess Cash Flow Period; minus

(h) to the extent not deducted in arriving at such Consolidated Net Income, and without duplication of clause (g) above, the amount of any Taxes (inclusive of, without duplication, Taxes paid or payable under tax sharing agreements or arrangements and/or in connection with any distribution pursuant to Section 6.03(a)(viii)) that is estimated in good faith by the Borrower as payable in Cash (but not currently due and payable in such Excess Cash Flow Period) by the Borrower and/or any Restricted Subsidiary as a result of the repatriation of any dividend or similar distribution of net income of any Foreign Subsidiary to the Borrower and/or any Restricted Subsidiary; minus

(i) to the extent not deducted in arriving at such Consolidated Net Income, Consolidated Interest Expense actually paid or payable in Cash by the Borrower and/or any Restricted Subsidiary during such Excess Cash Flow Period; minus

(j) the sum, without duplication, of:

(i) any acquisition or Investment permitted by Section 6.05 (other than (x) Investments in Cash or Cash Equivalents, (y) Investments in the Borrower or any Restricted Subsidiary or (z) acquisitions or Investments made pursuant to Section 6.05(r) (but only to the extent made in reliance on the Retained ECF Amount)), earn-out or similar payments and/or any Restricted Payment permitted by Section 6.03(a) (other than pursuant to Sections 6.03(a)(iii) (but only to the extent made in reliance on Retained ECF Amount)) and actually made by the Borrower and/or any Restricted Subsidiary in Cash during such Excess Cash Flow Period or, at the option of the Borrower, made prior to the date the Borrower is required to make a payment of Excess Cash Flow in respect of such Excess Cash Flow Period, (A) except to the extent the relevant acquisition, Investment, earn-out or similar payment and/or Restricted Payment is financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) and (B) without duplication of any amounts deducted from Excess Cash Flow for a prior Excess Cash Flow Period; plus

(ii) Capital Expenditures actually made by the Borrower and/or any Restricted Subsidiary in Cash during such Excess Cash Flow Period or, at the option of the Borrower, made prior to the date the Borrower is required to make a payment of Excess Cash Flow in respect of such Excess Cash Flow Period, (A) except to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) and (B) without duplication of any amount deducted from Excess Cash Flow for a prior Excess Cash Flow Period; plus

(iii) the aggregate amount of Cash payments made by the Borrower and/or any Restricted Subsidiary during such Excess Cash Flow Period in respect of long-term liabilities (other than Indebtedness) of the Borrower and the Restricted Subsidiaries, except to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness); plus

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(iv) the aggregate amount of expenditures actually made by the Borrower and/or any Restricted Subsidiary in Cash during such Excess Cash Flow Period (including any expenditure for the payment of financing fees) to the extent that such expenditures are not deducted in arriving at such Consolidated Net Income, except to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness); minus

(k) the aggregate principal amount of (i) all optional prepayments, repurchases, redemptions or other retirements of Indebtedness permitted under this Agreement and made by the Borrower and/or any Restricted Subsidiary during such Excess Cash Flow Period (other than (A) any prepayments, repurchases, redemptions or other retirements of Term Loans, Revolving Loans or Other First Lien Indebtedness, in each case, to the extent deducted in calculating the amount of any Excess Cash Flow payment in accordance with Section 2.10(b)(i) or (B) any optional prepayment of revolving Indebtedness except to the extent any related commitment is permanently reduced in connection with such repayment), (ii) all mandatory and scheduled repayments, repurchases, redemptions or other retirements of Indebtedness made by the Borrower and/or any Restricted Subsidiary during such Excess Cash Flow Period (in the case of any such mandatory prepayment on account of any Net Proceeds received in respect of any Prepayment Asset Sale or any Casualty/Condemnation Event, only to the extent such Net Proceeds increased the Consolidated Net Income for such Excess Cash Flow Period) and (iii) the aggregate amount of any premium, make-whole or penalty payment actually paid in Cash by the Borrower and/or any Restricted Subsidiary during such Excess Cash Flow Period in connection with any prepayment, repayment, repurchase, redemption or other retirement of Indebtedness, in each case, except to the extent financed with long-term Indebtedness (other than revolving Indebtedness); minus

(l) without duplication of amounts deducted from Excess Cash Flow in respect of any prior Excess Cash Flow Period, at the option of the Borrower, (i) the aggregate consideration required to be paid in Cash by the Borrower and/or any Restricted Subsidiary pursuant to binding contracts or letters of intent entered into prior to or during such Excess Cash Flow Period or, at the option of the Borrower, prior to the date the Borrower is required to make a payment of Excess Cash Flow in respect of such Excess Cash Flow Period (without duplication of any amount deducted for Excess Cash Flow for a prior Excess Cash Flow Period), relating to Capital Expenditures, acquisitions or Investments (including with respect to earn-out or similar payments),Restricted Payments described in clause (j)(i) above and/or (ii) the aggregate amount otherwise committed or budgeted to be paid in Cash by the Borrower and/or any Restricted Subsidiary in connection with Capital Expenditures, acquisitions or Investments and/or Restricted Payments described in clause (j)(i) above (clauses (i) and (ii), the “Scheduled Consideration”), in each case, to be consummated or made during the period of four consecutive Fiscal Quarters of the Borrower following the end of such Excess Cash Flow Period (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)); provided that to the extent the aggregate amount actually utilized to finance such Capital Expenditures, acquisitions or Investments or Restricted Payments during such subsequent period of four consecutive Fiscal Quarters is less than the Scheduled Consideration, the amount of the resulting shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive Fiscal Quarters; minus

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(m) payments (other than in respect of Taxes) made in Cash by the Borrower and/or any Restricted Subsidiary during such Excess Cash Flow Period in respect of any liability the accrual of which in a prior Excess Cash Flow Period resulted in an increase in Excess Cash Flow for such prior Excess Cash Flow Period, except to the extent financed with long-term Indebtedness (other than revolving Indebtedness); minus

(n) payments made in Cash by the Borrower and/or any Restricted Subsidiary during such Excess Cash Flow Period in respect of any Hedge Agreement to the extent (i) not deducted in arriving at such Consolidated Net Income and (ii) not financed with long-term Indebtedness (other than revolving Indebtedness); minus

(o) amounts paid in Cash by the Borrower and/or any Restricted Subsidiary (except to the extent financed with long-term Indebtedness (other than revolving Indebtedness)) during such Excess Cash Flow Period on account of (i) items that were accounted for as non-Cash Charges deducted in arriving at Consolidated Net Income in any prior Excess Cash Flow Period and (ii) reserves or amounts established in purchase accounting to the extent such reserves or amounts were added back to, or not deducted from, in arriving at Consolidated Net Income in any prior Excess Cash Flow Period; minus

(p) the aggregate amount paid by the Borrower and the Restricted Subsidiaries during such period in respect of the Transaction Costs to the extent that such payments are not deducted in calculating Consolidated Net Income.

“Excess Cash Flow Period” means each Fiscal Year of the Borrower, commencing with the Fiscal Year of the Borrower ending on December 31, 2026.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means each of the following:

(a) (i) any contract, instrument, lease, licenses, agreement or other document, or any rights thereunder, (ii) any property subject to a Capital Lease, purchase money or similar financings or (iii) any other asset, in each case, in which a grant of a security interest would be prohibited by the terms of any restriction in favor of any Person (other than Holdings, the Borrower or any of its Restricted Subsidiaries), or result in a breach, termination (or a right of termination) or default under (including pursuant to any “change of control” or similar provision) or in the abandonment, invalidation or unenforceability of any right of the relevant Loan Party in or under, such contract, instrument, lease, license, agreement or other document or, in the case of clauses (i), (ii) and (iii), any Contractual Obligation relating to such property or asset, provided, solely in the case of clause (iii), that such Contractual Obligation exists on the Closing Date or on the date of acquisition of such asset and (other than in the case of Capital Leases, purchase money and similar financings) is not entered into in anticipation of the Closing Date or such acquisition and, solely in the case of clause (iii), excluding any such Contractual Obligation that purports to prohibit or restrict grant of Liens over all the assets of the Borrower or any Guarantor; provided, however, that any such property or asset will only constitute an Excluded Asset under this clause (a) to the extent such prohibition, restriction, breach, termination (or right of termination), default, abandonment, invalidation or unenforceability would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of the relevant jurisdiction or any other applicable law; provided, further, that (A) any such asset shall cease to constitute an Excluded Asset under this clause (a) at such time as the condition causing such prohibition, restriction, breach, termination (or right of termination), default, abandonment, invalidation or unenforceability no longer exists (including on account of consents of the relevant Persons having been obtained, it being agreed that, notwithstanding anything to the contrary in the Loan Documents, none

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of Holdings, the Borrower or any of its subsidiaries shall be required to seek any such consent) and, to the extent severable, the security interest granted under the applicable Collateral Document shall attach immediately to any portion of such property or asset that does not result in any of the consequences specified in this clause (a) and (B) the term “Excluded Asset” shall not include proceeds or receivables arising out of any Contractual Obligation described in this clause (a) unless such proceeds or receivables would independently constitute an Excluded Asset,

(b) the Capital Stock of (i) any Captive Insurance Subsidiary, (ii) any Unrestricted Subsidiary, (iii) Immaterial Subsidiaries, (iv) any not-for-profit subsidiary or (v) any Receivables Subsidiary used for any permitted Receivables Facility,

(c) any intent-to-use (or similar) Trademark application prior to the filing and acceptance by the U.S. Patent and Trademark Office or other applicable Governmental Authority of a “Statement of Use”, “Amendment to Allege Use” or similar filing with respect thereto, only to the extent, if any, that, and solely during the period if any, in which, the grant of a security interest therein may impair the validity or enforceability of such intent-to-use (or similar) Trademark application (or any Trademark registration resulting therefrom) under applicable law,

(d) any asset the grant or perfection of a security interest in which would (i) be prohibited by applicable law or would require any consent, approval, license or authorization of any Governmental Authority that has not been obtained (it being agreed that, notwithstanding anything to the contrary in the Loan Documents, no Loan Party shall be required to seek any such consent, approval, license or authorization) or (ii) be prohibited by enforceable anti-assignment provisions of applicable law, in each case, to the extent such prohibition or requirement would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of the relevant jurisdiction or any other applicable law; provided, further, that (A) any such asset shall cease to constitute an Excluded Asset under this clause (d) at such time as the condition causing such prohibition or requirement no longer exists and (B) the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in this clause (d) unless such proceeds or receivables would independently constitute an Excluded Asset,

(e) (i) any leasehold Real Estate Asset, (ii) any owned Real Estate Asset that is not a Material Real Estate Asset or (iii) any portion of a Real Estate Asset that contains improvements located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area”,

(f) any Capital Stock in any Person that is an Excluded Subsidiary of the type described in clause (a) of the definition of Excluded Subsidiary that (i) cannot be pledged pursuant to the terms of such Person’s Organizational Documents (and/or any joint venture, shareholders’ or similar agreements), (ii) would require the consent of any Person (other than Holdings, the Borrower or any of its Restricted Subsidiaries), which consent has not been obtained (it being agreed that, notwithstanding anything to the contrary in the Loan Documents, no Loan Party shall be required to seek any such consent) or (iii) would give rise to a “right of first refusal”, a “right of first offer” or a similar right permitted or otherwise not prohibited by the terms of this Agreement that may be exercised by any Person (other than Holdings, the Borrower or any of its Restricted Subsidiaries) in accordance with the Organizational Documents (and/or any joint venture, shareholders’ or similar agreements) of such Person,

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(g) any Margin Stock,

(h) in excess of 65.0% of the issued and outstanding voting Capital Stock of (i) any Foreign Subsidiary and (ii) any CFC Holdco,

(i) any assets to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) to the Borrower or any of its direct or indirect parent companies or any of its subsidiaries, as reasonably determined by the Borrower in consultation with the Administrative Agent,

(j) Commercial Tort Claims with a value (as reasonably estimated by the Borrower) of less than $5,000,000,

(k) any Cash or Cash Equivalents maintained in or credited to any deposit account or securities account that are comprised of (i) funds specifically and exclusively used or to be used for payroll and payroll Taxes and other employee benefit payments to or for the benefit of any Employee Related Persons of Holdings, the Borrower and its subsidiaries, (ii) funds specifically and exclusively used or to be used to pay all Taxes required to be collected, remitted or withheld (including U.S. federal and state withholding Taxes (including the employer’s share thereof)) and (iii) any other funds which any Loan Party is permitted or otherwise not prohibited by the terms of this Agreement to hold as an escrow or fiduciary for the benefit of another Person,

(l) all motor vehicles and other assets subject to certificates of title and letter of credit rights, in each case, except to the extent a security interest therein can be perfected by the filing of a UCC financing statement (it being agreed that, notwithstanding anything to the contrary in the Loan Documents, no Loan Party shall be required to take any actions to perfect a security interest such assets or letter of credit rights other than filing a UCC financing statement),

(m) any licenses, franchises, charters and authorizations issued, granted or otherwise provided by any Governmental Authority, in each case to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby, in each case, to the extent such prohibition or restriction would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of the relevant jurisdiction or any other applicable law,

(n) other than with respect to any Foreign Subsidiary that the Borrower elects to become a Guarantor in accordance with Section 5.12, any assets located in or with respect to which perfection of a security interest therein is governed by that laws of any jurisdiction located outside the U.S., any state thereof or the District of Columbia (other than Capital Stock in and Indebtedness issued by, Foreign Subsidiaries otherwise required to be pledged and assets that can be perfected by the filing of a UCC financing statement), including any Intellectual Property located in any such jurisdiction,

(o) other than with respect to any Foreign Subsidiary that the Borrower elects to become a Guarantor in accordance with Section 5.12, any asset as to which any action outside of the U.S., any State thereof or the District of Columbia is required in order to create or perfect any security interest in such asset (including any foreign IP Rights), and

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(p) any asset with respect to which the Administrative Agent and the Borrower have reasonably determined that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business and any adverse tax consequences to the Borrower or any of its direct or indirect parent companies or subsidiaries) of obtaining or perfecting a security interest therein outweighs, or would be excessive in relation to, the practical benefits to the Lenders of the security afforded thereby, which determination is evidenced in writing.

“Excluded Equity Contribution Amounts” means any amount received from the proceeds of any loan or advance made pursuant to Section 6.05(h)(ii).

“Excluded Subsidiary” means:

(a) (i) any Restricted Subsidiary that is a joint venture with a third party that is not an Affiliate of Holdings or any of its Restricted Subsidiaries or (ii) any Person that is not a Wholly-Owned Subsidiary,

(b) any Immaterial Subsidiary,

(c) any Restricted Subsidiary that (i) is prohibited or restricted by (A) any applicable law or (B) any Contractual Obligation that, in the case of this clause (B), exists on the Closing Date or, in the case of any Person that becomes a subsidiary of the Borrower after the Closing Date, at the time such Restricted Subsidiary becomes a subsidiary of the Borrower (and which Contractual Obligation was not entered into in contemplation of the requirements of the Loan Documents) from providing a Guaranty or (ii) would require a consent, approval, license or authorization of or from any Governmental Authority in order to provide a Loan Guaranty, unless such consent, approval, license or authorization has been obtained (it being agreed that, notwithstanding anything to the contrary in the Loan Documents, none of Holdings, the Borrower or any of its subsidiaries shall have any obligation under the Loan Documents to seek any such consent, approval, license or authorization),

(d) any not-for-profit subsidiary,

(e) any Captive Insurance Subsidiary,

(f) any Receivables Subsidiary used for any permitted Receivables Facility,

(g) any Foreign Subsidiary,

(h) (i) any CFC Holdco and/or (ii) any Domestic Subsidiary that is a direct or indirect subsidiary of any Foreign Subsidiary or any CFC Holdco,

(i) any Restricted Subsidiary the provision of a Loan Guaranty by which would result in a material adverse tax consequence to the Borrower or any of its subsidiaries (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction), as reasonably determined by the Borrower in consultation with the Administrative Agent,

(j) any Unrestricted Subsidiary,

(k) any Restricted Subsidiary acquired by the Borrower that, at the time of the relevant acquisition, is an obligor in respect of assumed Indebtedness permitted by Section 6.01 to the extent (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such Restricted Subsidiary from providing a Loan Guaranty, and

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(l) any other Restricted Subsidiary with respect to which the Administrative Agent and the Borrower have reasonably determined that the cost, burden, difficulty or consequence (including any adverse tax consequences to the Borrower or any of its direct or indirect parent companies or subsidiaries) of providing a Loan Guaranty outweighs, or would be excessive in relation to, the practical benefits afforded thereby to the Lenders, which determination is evidenced in writing.

“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the Loan Guaranty of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Loan Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.18 of the Guarantee Agreement and any other “keepwell”, support or other agreement for the benefit of such Loan Guarantor) at the time the Loan Guaranty of such Loan Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profit Taxes, in each case, (i) imposed as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, the taxing jurisdiction (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender pursuant to applicable law in effect on the date on which such Lender acquires an interest in a Loan or Commitment (or designates a new lending office), except (i) in the case of a Lender that became a Lender pursuant to an assignment under Section 2.18 or a Lender that designates a new lending office under Section 2.18 and (ii) to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding Tax pursuant to Section 2.16, (c) any Tax imposed as a result of a failure by such Lender or Issuing Bank to comply with Section 2.16(f) and (d) any U.S. federal withholding Tax imposed under FATCA.

“Extended/Modified Revolving Credit Commitment” has the meaning assigned to such term in Section 2.22(a)(i).

“Extended/Modified Revolving Facility” means the Extended/Modified Revolving Credit Commitments and the Extended/Modified Revolving Loans and other extensions of credit thereunder.

“Extended/Modified Revolving Loans” has the meaning assigned to such term in Section 2.22(a)(i).

“Extended/Modified Term Loans” has the meaning assigned to such term in Section 2.22(a)(ii).

“Extension/Modification” has the meaning assigned to such term in Section 2.22(a).

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“Extension/Modification Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.22) and the Borrower executed by each of (a) Holdings, the Borrower and the Subsidiary Guarantors, (b) the Administrative Agent and (c) each Lender that has accepted the applicable Extension/Modification Offer pursuant hereto and in accordance with Section 2.22.

“Extension/Modification Offer” has the meaning assigned to such term in Section 2.22(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or prior hereto owned, leased, operated or used by the Borrower or any of its Restricted Subsidiaries or any of their respective predecessors or Affiliates.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements implementing any of the foregoing and related legislation or official administrative rules or practices with respect thereto.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided, further that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means the Administrative Agent Fee Letter and the Fronting Fee Letter.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is senior in priority to any other Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower.

“Fixed Amounts” has the meaning assigned to such term in Section 1.10(c).

“Flood Hazard Property” means any Material Real Estate Asset (a) located in the U.S., (b) subject to a Mortgage, (c) that constitutes “improved real property” (as defined in the Flood Insurance Laws), and (d) that is located in an area designated by the Federal Emergency Management Agency as a special flood hazard area.

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor or supplemental statutes, rules and regulations thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor or supplemental statutes, rules and regulations thereto and (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor or supplemental statutes, rules and regulations thereto.

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“Foreign Lender” means any Lender or Issuing Bank that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Plan” means each employee pension benefit plan (within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by the Borrower or any Restricted Subsidiary, or with respect to which the Borrower or any Restricted Subsidiary has any liability or obligation (whether actual or contingent), other than a plan maintained by a Governmental Authority.

“Foreign Subsidiary” means any subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Fee Letter” means that certain fee letter, dated as of June 28, 2024 by and between the Fronting Lender and the Borrower.

“Fronting Lender” has the meaning assigned to such term in Section 2.11(e).

“GAAP” means generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is made.

“Governmental Authority” means any federal, state, provincial, territorial, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court or central bank or supra-national authorities, in each case, whether associated with the U.S., a foreign government or any political subdivision thereof.

“Granting Lender” has the meaning assigned to such term in Section 9.05(e).

“Group Companies” means, collectively, Holdings and its subsidiaries and its Affiliated Practice Groups.

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of the Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by the Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of

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business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantee Agreement” means the Guarantee Agreement, dated as of the Closing Date, among the Loan Parties and the Administrative Agent, for the benefit of the Secured Parties, as supplemented by each Joinder Agreement.

“Hazardous Materials” means any pollutant, contaminant or substance, and any chemical, material, substance or waste, or any constituent thereof, which is prohibited, limited or regulated as “hazardous” or “toxic” or words of similar import under any Environmental Law, including petroleum, petroleum products, asbestos, asbestos-containing materials and polychlorinated biphenyls.

“Hazardous Materials Activity” means any activity, event or occurrence involving the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Healthcare Laws” means all applicable statutes, laws, ordinances, rules and regulations of any Governmental Authority regulating healthcare facilities, healthcare providers and the provision of healthcare services (including without limitation Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and the Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as “Stark Statute”), and 31 U.S.C. Section 3279 et seq. (the False Claims Act), HIPAA as well as statutes, Laws, ordinances, rules and regulations under the U.S. Food and Drug Administration (FDA) and the U.S. Drug Enforcement Agency (DEA) and the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. Section 301 et seq., and the Controlled Substances Act, 21 U.S.C. Section 801 et seq.

“Healthcare Permits” means any permit, license, approval, consent, certificate of need, provider number, registration or other authorization required by or from a Governmental Authority under any applicable Healthcare Law.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between Holdings, the Borrower or any Restricted Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“HHS” means the United States Deparatment of Health and Human Services, and any successor thereto.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (Pub. L. NO. 104-191) and the regulations promulgated thereunder.

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“Holdings” means (a) Primary Care (ITC) Intermediate Holdings, LLC, a Delaware limited liability company, and (b) any Successor Holdings (including any Successor Holdings in respect of any Person referred to in this clause (b)).

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time (subject to the provisions of Section 1.04), to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary of the Borrower (a) the total assets of which do not exceed 5.0% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries and (b) the contribution to Consolidated Adjusted EBITDA of which does not exceed 5.0% of the Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries, in each case, as of the last day of or for the most recently ended Test Period; provided, that if as of the last day of or for such Test Period the combined total assets or contribution to Consolidated Adjusted EBITDA of all Restricted Subsidiaries that under clauses (a) and (b) above would constitute Immaterial Subsidiaries shall have exceeded 10.0% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries or 10.0% of the Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries, then one or more of such Restricted Subsidiaries shall for all purposes of this Agreement be deemed not to be an Immaterial Subsidiary in descending order (or such other order as the Borrower shall have selected in its discretion) based on their respective amounts of total assets or such contribution, as the case may be, until such excess shall have been eliminated. At all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or 5.01(b), determinations under this definition shall be made based on the consolidated financial statements of the Business delivered pursuant to Section 4.01(e).

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Cap” means:

(a) the Shared Fixed Incremental Amount, plus

(b) in the case of any Incremental Facility or Incremental Equivalent Debt that effectively replaces, refinances or extends the Maturity Date with respect to any Class of Loans and/or Commitments hereunder or the final maturity date of any other Incremental Equivalent Debt (in each case, other than any Class of Loans or Commitments or any Incremental Equivalent Debt to the extent theretofore incurred or established in reliance on the Shared Fixed Incremental Amount), an amount equal to the portion of the relevant Class of Loans or Commitments or Incremental Equivalent Debt that will be replaced, refinanced or extended by such Incremental Facility or Incremental Equivalent Debt, provided that (i) no Incremental Facilities may be incurred in reliance on this clause (b) in respect of any Incremental Equivalent Debt that is unsecured or that is secured on a junior basis to the Liens securing the Credit Facilities, (ii) no Incremental Equivalent Debt that is secured may be incurred in reliance on this clause (b) in respect of any Incremental Equivalent Debt that is unsecured and (iii) no Incremental Equivalent Debt that is secured on a pari passu basis with the Liens securing the Credit Facilities may be incurred in reliance on this clause (b) in respect of any Incremental Equivalent Debt that is secured on a junior basis to the Liens securing the Credit Facilities; plus

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(c) in the case of any Incremental Facility that effectively replaces any Revolving Credit Commitment terminated in accordance with Section 2.08(b) or 2.18(b), an amount equal to the relevant terminated Revolving Credit Commitment, plus

(d) the sum of the aggregate amount of (i) any optional prepayment of any Term Loan in accordance with Section 2.10(a) and any optional permanent reduction of any Revolving Credit Commitments, in each case, based on the principal amount of the Term Loans or Revolving Credit Commitments repaid or permanently reduced, (ii) any optional prepayment or redemption of any Incremental Equivalent Debt that is secured on a pari passu basis with the Liens securing the Credit Facilities and (iii) the amount paid in Cash in respect of any reduction in the outstanding principal amount of any Term Loan or any Incremental Equivalent Debt that is secured on a pari passu basis with the Liens securing the Credit Facilities, resulting from any assignment of such Term Loan or Incremental Equivalent Debt to, or purchase thereof by, Holdings, the Borrower and/or any Restricted Subsidiary (in each case, other than Term Loans, Revolving Credit Commitments or Incremental Equivalent Debt to the extent theretofore incurred or established in reliance on the Shared Fixed Incremental Amount), so long as, in the case of any such optional prepayment, redemption, assignment or purchase, it was not funded with the proceeds of any long-term Indebtedness (other than revolving Indebtedness), plus

(e) an unlimited amount so long as, in the case of this clause (e), after giving effect to the relevant Incremental Facility or Incremental Equivalent Debt on a Pro Forma Basis (including any acquisition consummated concurrently therewith and any other application of the proceeds thereof (without “netting” the cash proceeds thereof for purposes of calculating compliance with the applicable incurrence test on a Pro Forma Basis) and, in the case of any Incremental Revolving Facility or any Incremental Equivalent Debt, assuming a full drawing thereof), in each case, as of the last day of or for the most recently ended Test Period, (i) in the case of any Incremental Facility or Incremental Equivalent Debt that is secured by Liens on the Collateral on a pari passu basis with the Liens securing the Initial Term Loans, the Total Net Leverage Ratio would not exceed 3.00:1.00 and (ii) in the case of any Incremental Facility or Incremental Equivalent Debt that is secured by Liens on the Collateral junior to the Liens securing the Credit Facilities or is unsecured, the Total Net Leverage Ratio would not exceed 4.50:1.00;

provided, that (i) any Incremental Facility and Incremental Equivalent Debt, or any portion thereof, may be incurred under one or more of clauses (2)(a) through (e) of this definition, as selected by the Borrower in its sole discretion and (ii) if any Incremental Facility or Incremental Equivalent Debt, or any portion thereof, is intended to be incurred under clause (2)(a) or (e) of this definition, the permissibility of the portion of such Incremental Facility or Incremental Equivalent Debt to be incurred under such clause shall be determined in accordance with Section 1.10. It is understood that if, for purposes of determining capacity under this definition, the entire committed amount of any Indebtedness with respect to which the Incremental Cap is being determined has been tested, such committed amount may thereafter be borrowed and, in the case of any revolving credit Indebtedness, reborrowed, in whole or in part, from time to time, without any further testing under this definition.

Except as otherwise set forth above, it is agreed that unless the Borrower otherwise notifies the Administrative Agent, if all or any portion of any Incremental Facility or Incremental Equivalent Debt would be permitted to be incurred or implemented under clause (2)(e) of this definition, such Incremental Facility or Incremental Equivalent Debt (or the relevant portion thereof) shall be deemed to have been

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incurred or implemented in reliance on clause (2)(e) of this definition prior clause (2)(a) of this definition or any other clause of this definition. Any portion of any Incremental Facility or Incremental Equivalent Debt incurred under clause (2)(a) through (d) of this definition shall be reclassified automatically as incurred under clause (2)(e) of this definition if the Borrower meets the applicable ratio under clause (2)(e) of this definition at such time on a Pro Forma Basis at any time subsequent to the incurrence or implementation of such Incremental Facility or Incremental Equivalent Debt.

“Incremental Commitment” means any commitment made by a Lender to provide all or any portion of any Incremental Facility or Incremental Loan.

“Incremental Equivalent Debt” means any Indebtedness, whether in the form of first lien secured loans or notes, junior lien secured loans or notes, subordinated unsecured loans or notes, senior unsecured loans or notes or secured or unsecured “mezzanine” debt in each case, issued in a public offering, Rule 144A or other private placement or customary bridge facilities in lieu of the foregoing and/or, in each case, commitments in respect of any of the foregoing, in each case on such terms and pursuant to documentation as shall be determined by the Borrower and the Persons providing such Indebtedness; provided that, in each case:

(a) the aggregate outstanding principal amount (or committed amount, if applicable) of all Incremental Equivalent Debt, together with the aggregate outstanding principal amount (or committed amount, if applicable) of all Incremental Facilities, shall not exceed the Incremental Cap,

(b) the final maturity date of any Incremental Equivalent Debt shall be no earlier than the Latest Term Loan Maturity Date of the Term Facilities as of the date of the incurrence thereof (or, in the case of any Incremental Equivalent Debt that is unsecured or is secured on a junior basis to the Liens securing the Credit Facilities, the final maturity date thereof shall be no earlier than the date that is 91 days after such Latest Term Loan Maturity Date) and the Weighted Average Life to Maturity of any Incremental Equivalent Debt shall be no shorter than the remaining Weighted Average Life to Maturity of any then-existing Class of Term Loans, provided that, in each case, Incremental Equivalent Debt may be in the form of customary bridge loans so long as any Indebtedness for which such loans are exchanged for or that otherwise replaces such loans satisfies the requirements of this clause (b),

(c) any Incremental Equivalent Debt that is secured may be secured only by the Collateral (or by assets that become Collateral substantially concurrently with the effectiveness of such Incremental Equivalent Debt) and on a pari passu or junior basis to the Liens securing the Credit Facilities,

(d) any Incremental Equivalent Debt that is secured on a pari passu or junior basis to the Liens securing the Credit Facilities or that is subordinated in right of payment to the Credit Facilities shall be subject to an Intercreditor Agreement,

(e) no Incremental Equivalent Debt may be guaranteed by any Person that is not a Loan Party (other than a Person that substantially concurrently with the incurrence of such Incremental Equivalent Debt becomes a Loan Party),

(f) any Incremental Equivalent Debt in the form of a secured term loan that is pari passu in right of payment and with respect to security to the Delayed Draw Term Facility shall be subject to clause (v) of the proviso to Section 2.21(a), mutatis mutandis, and

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(g) except with respect to Effective Yield, final maturity or commitment termination, amortization, prepayments and redemptions (including restrictions on prepayment and redemption) and premiums, escrow provisions and except as otherwise permitted herein, the terms of any Incremental Equivalent Debt shall either (i) not be materially more restrictive (when taken as a whole and as reasonably determined by the Borrower in good faith) on the Borrower and its Restricted Subsidiaries than those applicable to any then-existing Class of Term Loans (other than any terms which are applicable only after the Latest Term Loan Maturity Date as of the date of the incurrence thereof) or (ii) reflect market terms and conditions (when taken as a whole and as reasonably determined by the Borrower in good faith).

“Incremental Facilities” has the meaning assigned to such term in Section 2.21(a).

“Incremental Facility Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.21) and the Borrower executed by each of (a) Holdings, the Borrower and the Subsidiary Guarantors, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Facility being established pursuant thereto and in accordance with Section 2.21.

“Incremental Increase” has the meaning assigned to such term in Section 2.21(a).

“Incremental Lender” has the meaning assigned to such term in Section 2.21(b).

“Incremental Loans” has the meaning assigned to such term in Section 2.21(a).

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.21(a).

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.21(a)(ii).

“Incremental Term Facility” has the meaning assigned to such term in Section 2.21(a).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.21(a).

“Incurred Acquisition Debt” means Indebtedness incurred pursuant to Section 6.01(q).

“Incurrence-Based Amounts” has the meaning assigned to such term in Section 1.10(c).

“Indebtedness” as applied to any Person means, without duplication:

(a) all indebtedness for borrowed money of such Person (it being understood that obligations in respect of Banking Services do not constitute indebtedness for borrowed money);

(b) obligations with respect to Capital Leases to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP (having regard to Section 1.04(a));

(c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

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(d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (i) any earn-out, holdback or similar obligation or purchase price adjustment until such obligation (A) becomes fixed and determined and (B) has not been paid within 30 days after becoming due and payable, (ii) any such obligations representing deferred compensation or incurred under ERISA, (iii) accrued expenses and trade accounts payable in the ordinary course of business (including, but not limited to, on an inter-company basis) and (iv) liabilities associated with customer prepayments and deposits), which purchase price is (A) due more than six months from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument;

(e) all Indebtedness of others secured by any Lien on any asset owned by such Person regardless of whether the Indebtedness secured thereby has been assumed by such Person or is non-recourse to the credit of such Person;

(f) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;

(g) the Guarantee by such Person of the Indebtedness of another;

(h) all obligations of such Person in respect of any Disqualified Capital Stock (excluding accrued dividends to the extent not increasing liquidation preference); and

(i) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes;

provided, that (i) in no event shall obligations under any Derivative Transaction be deemed “Indebtedness” for any calculation of the Total Net Leverage Ratio or any other financial ratio under this Agreement, (ii) the amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby (as reasonably determined by the Borrower). Notwithstanding the foregoing, in no event shall the following constitute Indebtedness:

(i) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset,

(ii) trade accounts payable, deferred revenues, liabilities associated with customer prepayments and deposits and other accrued obligations (including transfer pricing and accruals for payroll and other operating expenses accrued in the ordinary course of business), in each case incurred in the ordinary course of business,

(iii) operating leases,

(iv) customary obligations under employment agreements and deferred employee compensation, and

(v) prepaid or deferred revenue and deferred tax liabilities.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venture) to the extent such Person would be liable therefor under applicable law or any agreement or instrument by virtue of such Person’s ownership interest in such other Person, (A) except to the extent the terms of such Indebtedness provide that such Person is not liable therefor and (B) only to the extent the relevant Indebtedness is of the type that would be included in the calculation of Consolidated Total Debt; provided, that notwithstanding anything herein

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to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder).

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Initial Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Initial Revolving Loans (and acquire participations in Letters of Credit) hereunder as set forth on Schedule 2.01 under the heading “Initial Revolving Commitment”, or in the Assignment and Assumption or the Incremental Facility Amendment pursuant to which such Lender assumed or provided its Initial Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.08 or 2.18, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05 or (c) increased from time to time pursuant to Section 2.21. The aggregate amount of the Initial Revolving Credit Commitments as of the Closing Date is zero.

“Initial Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Initial Revolving Loans of such Lender, plus the amount at such time of such Lender’s LC Exposure attributable to its Initial Revolving Credit Commitment.

“Initial Revolving Credit Maturity Date” means the date specified in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension/Modification Amendment.

“Initial Revolving Facility” means the Initial Revolving Credit Commitments and the Initial Revolving Loans and other extensions of credit thereunder.

“Initial Revolving Lender” means any Lender with an Initial Revolving Credit Commitment or any Initial Revolving Credit Exposure.

“Initial Revolving Loans” means the revolving loans made by the Initial Revolving Lenders to the Borrower pursuant to Section 2.01(a)(ii).

“Initial Term Commitment” means, with respect to each Lender, the commitment of such Lender to make Initial Term Loans hereunder on the Closing Date in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Initial Term Commitment”, as the same may be (a) reduced from time to time pursuant to Section 2.08 or 2.18(b), (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05 or (c) increased from time to time pursuant to Section 2.21. The aggregate amount of the Lenders’ Initial Term Commitments on the Closing Date is $161,250,000.

“Initial Term Lender” means any Lender with an Initial Term Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Maturity Date” means the date that is five years after the Closing Date.

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“Initial Term Loans” means the term loans made by the Initial Term Lenders to the Borrower pursuant to Section 2.01(a)(i).

“Initial Term Facility” means the Initial Term Loans provided to or for the benefit of the Borrower pursuant to the terms of this Agreement.

“Intellectual Property” has the meaning set forth in the Security Agreement.

“Intellectual Property Security Agreement” means an Intellectual Property Security Agreement substantially in the form of Exhibit I hereto, with such modifications to such form as may be approved by the Administrative Agent and the Borrower.

“Intercreditor Agreement” means an intercreditor agreement (which may, if applicable, consist of a payment waterfall) that is reasonably satisfactory to the Administrative Agent.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07 and substantially in the form of Exhibit D hereto, with such modifications to such form as may be approved by the Administrative Agent and the Borrower.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and the Maturity Date applicable to such Loan and (b) with respect to any SOFR Borrowing, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a SOFR Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” means, with respect to any SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability thereof), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless (other than in the case of an Interest Period of one week) such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period (other than an Interest Period of one week) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (c) no Interest Period shall extend beyond the scheduled Maturity Date applicable to such Borrowing. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing and (d) and no tenor that has been removed from this definition pursuant to Section 2.13(2) shall be available for specification in such Borrowing Request or Interest Election Request.

“Investment” means (a) any purchase or other acquisition by the Borrower or any of its Restricted Subsidiaries of any of the Securities of any other Person, (b) the purchase or other acquisition (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or substantially all of the assets of, or of a division, line of business or other business unit of, any other Person and (c) any loan, advance or capital contribution to, or Guarantee of Indebtedness of, or purchase or other acquisition of any Indebtedness of, any other Person by the Borrower or any of its Restricted Subsidiaries. The amount of any Investment shall be the original cost of such Investment, plus the original cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal or payment of interest in the case of any Investment in the form of a loan, advance or purchase or other acquisition of Indebtedness and any return of or on capital in the case of any other Investment (whether as a distribution, dividend, redemption or sale, but not in excess of the amount of the relevant initial Investment).

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“Investors” means any of (a) any beneficial owner in the common equity of Parent as of the Closing Date, (b) any of the Controlled Affiliates (excluding any portfolio companies or of any of their Controlled Affiliates) of any of the Persons specified in clause (a) above and (c) any “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (or any successor provision) of which any of the foregoing are members; provided, that in the case of such “group” and without giving effect to the existence of such “group” or any other “group”, such Persons specified in clauses (a) and (b) above, individually or collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the voting stock of Parent or any of its direct or indirect parent entities held by such “group”.

“IP Rights” has the meaning assigned to such term in Section 3.05(c).

“IRS” means the U.S. Internal Revenue Service.

“Issuing Bank” means each Person that agrees to act in such capacity in accordance with Section 2.05(i), each in its capacity as an issuer of Letters of Credit hereunder (other than any such Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(i)). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such branch or Affiliate to, comply with the requirements of Section 2.05 with respect to such Letters of Credit).

“Issuing Bank Sublimit” means, with respect to each Issuing Bank, the maximum permitted amount of the LC Exposure that may be attributable to Letters of Credit issued by such Issuing Bank. The amount of the Issuing Bank Sublimit of each Issuing Bank is set forth on Schedule 2.05 or in the written agreement referred to in Section 2.05(i) pursuant to which such Issuing Bank agreed to act as such hereunder or, in each case, is such other maximum amount as may have been agreed in writing (and notified in writing to the Administrative Agent) by such Issuing Bank and the Borrower.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit E, with such modifications to such form as may be approved by the Administrative Agent and the Borrower.

“Junior Indebtedness” means any Indebtedness of the type described in clause (a) or (c) of the definition of “Indebtedness” of the Borrower or any of its Restricted Subsidiaries (other than Indebtedness among Holdings, Borrower and/or its subsidiaries) that is expressly subordinated in right of payment to the Obligations, provided that, with respect to any single class, tranche or issue of such Indebtedness, the aggregate principal amount thereof exceeds the Threshold Amount.

“Junior Lien Indebtedness” means any Indebtedness of the type described in clause (a) or (c) of the definition of “Indebtedness” of the Borrower or any of its Restricted Subsidiaries (other than Indebtedness among Holdings, Borrower and/or its subsidiaries) that is secured by a security interest on the Collateral that is expressly junior or subordinated to the Lien securing the Credit Facilities, provided that, with respect to any single class, tranche or issue of such Indebtedness, the aggregate principal amount thereof exceeds the Threshold Amount.

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“Latest Maturity Date” means, as of any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time.

“Latest Revolving Credit Maturity Date” means, as of any date of determination, the latest Maturity Date applicable to any Revolving Loan or Revolving Credit Commitment hereunder at such time.

“Latest Term Loan Maturity Date” means, as of any date of determination, the latest Maturity Date applicable to any Term Loan or Term Commitment hereunder at such time.

“LC Collateral Account” has the meaning assigned to such term in Section 2.05(j).

“LC Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate Outstanding Amount of all outstanding Letters of Credit at such time and (b) the aggregate Outstanding Amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall equal its Applicable Revolving Credit Percentage of the aggregate LC Exposure at such time, adjusted to give effect to any reallocation under Section 2.20 of the LC Exposure of Defaulting Lenders in effect at such time.

“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Term Lenders and the Revolving Lenders, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit pursuant to this Agreement.

“Letter of Credit Sublimit” means, at any time, the sum of the Issuing Bank Sublimits at such time. The aggregate Letter of Credit Sublimit on the Closing Date is $0.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided, that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Limited Condition Acquisition” has the meaning assigned to such term in Section 1.10(a).

“Liquidity” means the aggregate amount of unrestricted cash of the Borrower and its Subsidiaries.

“Loan” means any Initial Term Loan, any Delayed Draw Term Loan, any Additional Term Loan, any Initial Revolving Loan or any Additional Revolving Loan.

“Loan Documents” means this Agreement, any Promissory Note, the Guarantee Agreement, the Collateral Documents, the Fee Letters, each Joinder Agreement, each Refinancing Amendment, each Incremental Facility Amendment, each Extension/Modification Amendment and any other document or instrument designated by the Borrower and the Administrative Agent as a “Loan Document.” Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.

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“Loan Guarantor” means Holdings and any Subsidiary Guarantor.

“Loan Guaranty” means any Guarantee of the Secured Obligations created under the Guarantee Agreement.

“Loan Parties” means Holdings, the Borrower and each Subsidiary Guarantor. For the avoidance of doubt, for purposes of this Agreement, the term “Loan Party” shall not include any Excluded Subsidiary (except an Electing Subsidiary or any other Excluded Subsidiary which is or becomes a Loan Guarantor and has not been released pursuant to Section 9.21) or any Affiliated Practice Group.

“Management Services Agreement” means each agreement between the Borrower or a subsidiary of the Borrower that is a Loan Party, on the one hand, and an Affiliated Practice Group, on the other hand, pursuant to which, among other things, the Borrower or such subsidiary agrees to provide management, administrative and/or business services to such Affiliated Practice Group.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Master Consent to Assignment” means that certain Master Consent to Assignment, dated as of June 28, 2024 by and between the Fronting Lender, Administrative Agent and the Borrower.

“Material Adverse Effect” means a material adverse effect on (i) the business, financial condition or results of operations of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies, taken as a whole, of the Administrative Agent and the Lenders under the applicable Loan Documents or (iii) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the applicable Loan Documents.

“Material Debt Instrument” means any physical instrument evidencing any Indebtedness for borrowed money which is required to be pledged and delivered to the Administrative Agent (or its bailee) pursuant to the Security Agreement.

“Material Intellectual Property” shall mean any Intellectual Property owned by any Loan Party that is material to the operation of the business of Holdings and its Subsidiaries, taken as a whole.

“Material Real Estate Asset” means (a) each Real Estate Asset owned in fee simple by any Loan Party and set forth on Schedule 1.01 and (b) any other Real Estate Asset owned in fee simple by any Loan Party, provided that, in the case of this clause (b), such Real Estate Asset has a fair market value (as reasonably determined by the Borrower after taking into account any liabilities with respect thereto that impact such fair market value) in excess of $5,000,000, determined (i) in the case of any such Real Estate Asset owned by any Loan Party on the Closing Date, as of the Closing Date, (ii) in the case of any such Real Estate Asset owned by any Restricted Subsidiary that becomes a Loan Party after the Closing Date, as of the date such Restricted Subsidiary becomes a Loan Party or (iii) in the case of any such Real Estate Asset acquired by any Loan Party after the Closing Date or, in the case of any Loan Party referred to in clause (b), after it becomes a Loan Party, as of the date of acquisition thereof.

“Maturity Date” means (a) with respect to the Initial Revolving Facility, the Initial Revolving Credit Maturity Date, (b) with respect to the Initial Term Loans, the Initial Term Loan Maturity Date, (c) with respect to the Delayed Draw Term Loans, the Delayed Draw Term Loan

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Maturity Date, (d) with respect to any Replacement Term Loans or Replacement Revolving Facility, the final maturity date for such Replacement Term Loans or Replacement Revolving Facility, as the case may be, as set forth in the applicable Refinancing Amendment, (e) with respect to any Incremental Facility, the final maturity date set forth in the applicable Incremental Facility Amendment, and (f) with respect to any Extended/Modified Revolving Credit Commitment or Extended/Modified Term Loans, the final maturity date set forth in the applicable Extension/Modification Amendment.

“Maximum Rate” has the meaning assigned to such term in Section 9.19.

“Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, authoritative manuals, orders, authoritative guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§1395 et seq.) and any statutes succeeding thereto, and all laws, rules regulations, authoritative manuals, orders or authoritative guidelines (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Minimum Extension/Modification Condition” has the meaning assigned to such term in Section 2.22(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, on any Material Real Estate Asset, which shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgage Policies” has the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement”.

“Multiemployer Plan” means any “employee benefit plan” as defined in Section (3)(3) of ERISA which is a “multiemployer plan” as defined in Section 3(37) of ERISA that is subject to the provisions of Title IV of ERISA, and in respect of which the Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability, contingent or otherwise.

“Narrative Report” means, with respect to the financial statements with respect to which it is delivered, a management discussion and narrative report describing the operations of the Borrower and its subsidiaries for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of the period to which the relevant financial statements relate, it being understood that such report may be in the form prepared for presentation to senior management of the Borrower and need not comply with the requirements of Regulation S-K under the Securities Act.

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“Net Proceeds” means (a) with respect to any Disposition or any Casualty/Condemnation Event, (i) the Cash proceeds received by the Borrower or any Restricted Subsidiary in respect thereof (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-Cash consideration initially received and, in the case of any Casualty/Condemnation Event, any insurance proceeds, but excluding any business interruption insurance policy proceeds), minus (ii) the sum, without duplication, of (A) any out-of-pocket costs and expenses incurred by the Borrower or any Restricted Subsidiary in connection with such Disposition or Casualty/Condemnation Event or, in the case of a Casualty/Condemnation Event, in connection with the adjustment, settlement or collection of any claims in respect thereof (including, in each case, reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums and related search and recording charges, transfer and similar Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and the Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or any distribution pursuant to Section 6.03(a)(viii))), (B) the amount of all payments reasonably estimated to be required to be made by the Borrower and the Restricted Subsidiaries in respect of purchase price adjustment, indemnification and similar contingent liabilities that are attributable to such Disposition or Casualty/Condemnation Event or in respect of any other retained liabilities associated therewith (including pension and other post-employment benefit liabilities and environmental liabilities), (C) the aggregate amount of the principal, interest, premium or penalty, if any, and other amounts of or in respect of any Indebtedness (other than the Loans and any Indebtedness that is secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing the Credit Facilities or that is expressly subordinated in right of payment to the Credit Facilities) that is secured by the assets subject to such Disposition or Casualty/Condemnation Event and that is required to be repaid or otherwise comes due, or would be in default, as a result of such Disposition or Casualty/Condemnation Event and that is, or will be, repaid by the Borrower or its Restricted Subsidiaries, (D) Cash escrows (until released from escrow to the Borrower or any of its Restricted Subsidiaries) from the sale price for such Disposition and (E) in the case of any Disposition or Casualty/Condemnation Event of or in respect of the assets of any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the pro rata portion thereof (calculated without regard to this clause (E)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Restricted Subsidiary that is a Wholly-Owned Subsidiary as a result thereof; and (b) with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred by the Borrower or any Restricted Subsidiary in connection therewith.

“New Affiliated Practice Group” means an Affiliated Practice Group that was not previously an Affiliated Practice Group a party to a Management Services Agreement.

“Non Consenting Lender” has the meaning assigned to such term in Section 2.18(b)(vi).

“Non-Debt Fund Affiliate” means any Investor (which is an Affiliate of the Borrower) and any Affiliate of any such Investor, other than (a) Holdings, the Borrower or any of its Restricted Subsidiaries or (b) a natural person.

“Non-Defaulting Revolving Lender” means, at any time, any Revolving Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning assigned to such term in Section 2.05(c).

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“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all LC Exposure, all accrued and unpaid fees (including fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and all expenses, reimbursements, indemnities and other liabilities and obligations of any Loan Party to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Lists” means the List of Specially Designated Nationals and Blocked persons maintained by OFAC, as amended from time to time, or any similar lists maintained or issued by OFAC.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation and its operating agreement, and (e) with respect to any other form of entity, such other organizational documents required by local law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Lender, any Issuing Bank or the Administrative Agent, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other First Lien Indebtedness” means any Incremental Equivalent Debt and any Indebtedness incurred under Section 6.01(q), 6.01(w) or, if in respect of any of the foregoing, 6.01(p), in each case, only if such Indebtedness is secured by Liens on any Collateral on a pari passu basis with the Liens securing the Credit Facilities.

“Other Taxes” means all present or future stamp, court or documentary Taxes or any intangible, recording, filing or other excise or property Taxes arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).

“Outstanding Amount” means (a) with respect to any Term Loan and/or Revolving Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Term Loan and/or Revolving Loan, as the case may be, occurring on such date, (b) with respect to any Letter of Credit on any date, the Stated Amount thereof after giving effect to any changes in such Stated Amount, including as a result of any LC Disbursement, and (c) with respect to any LC Disbursement on any date, the aggregate outstanding amount of such LC Disbursement on such date after giving effect to any disbursements with respect to any Letter of Credit occurring on such date and any other changes in the aggregate amount of such LC Disbursement as of such date, including as a result of any reimbursements by the Borrower of such LC Disbursement.

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“Parent” has the meaning assigned to such term in the recitals.

“Parent Company” means (a) Holdings and (b) any other Person of which the Borrower is an indirect Wholly-Owned Subsidiary.

“Participant” has the meaning assigned to such term in Section 9.05(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.05(c)(ii).

“Patent” means (a) any and all patents and patent applications, (b) all inventions described and claimed therein, (c) all reissues, divisions, continuations, renewals, extensions and continuations in part thereof and (d) all rights corresponding to any of the foregoing.

“Payment Recipient” has the meaning assigned to it in Article 8.

“Petition Date” has the meaning assigned to such term in the recitals.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, which the Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability, contingent or otherwise.

“Perfection Certificate” means a certificate substantially in the form of Exhibit F, with such modifications to such form as may be approved by the Administrative Agent and the Borrower.

“Perfection Certificate Supplement” means a supplement to the Perfection Certificate substantially in the form of Exhibit G, with such modifications to such form as may be approved by the Administrative Agent and the Borrower.

“Perfection Requirements” means the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office of the state of organization of each Loan Party, the filing of appropriate assignments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Material Real Estate Asset constituting Collateral, in each case, in favor of the Administrative Agent for the benefit of the Secured Parties and the delivery to the Administrative Agent of any stock or equivalent certificate or promissory note required to be delivered pursuant to the applicable Loan Documents, together with instruments of transfer executed in blank.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” means any acquisition made by the Borrower or any of its Restricted Subsidiaries, whether by purchase, merger, consolidation, amalgamation or otherwise (including, for the avoidance of doubt, pursuant to the implementation of any “friendly physician” or similar structure), of all or substantially all of the assets of, or of a division, line of business or other business unit of, any other Person or of a majority of the outstanding Capital Stock of any other Person, including, to the extent permitted under applicable Laws, any Affiliated Practice

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Group (and, in any event, including (1) any Investment in (x) any Restricted Subsidiary the effect of which is to increase the Borrower’s or any Restricted Subsidiary’s equity ownership in such Restricted Subsidiary or (y) any joint venture for the purpose of increasing the Borrower’s or any Restricted Subsidiary’s ownership interest in such joint venture or (2) the entry into a Management Services Agreement with a New Affiliated Practice Group); provided that (a) no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result after giving pro forma effect to such acquisition, (b) the Borrower or such Restricted Subsidiary is in compliance with Section 6.09 immediately before and after such acquisition and (c) after giving effect thereto on a Pro Forma Basis the Total Net Leverage Ratio shall be no worse than the Total Net Leverage Ratio immediately prior to such acquisition.

“Permitted Holders” means (a) the Investors and (b) any Person with which one or more Investors form a “group” (within the meaning of Section 14(d) of the Exchange Act) so long as, in the case of this clause (b), the relevant Investors beneficially own more than 50.0% of the Voting Capital Stock of Holdings beneficially owned by such group.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Permitted Reorganization” means re-organizations and other activities related to tax planning and re-organization undertaken by the Borrower and its Restricted Subsidiaries in good faith.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“PIK Election” means an election by the Borrower pursuant to a written notice delivered to the Administrative Agent to pay accrued and unpaid interest on the Initial Term Loans in-kind by capitalizing and adding such amount of accrued interest to the principal balance of such Initial Term Loans on the applicable Interest Payment Date, which PIK Election shall be delivered at least three days prior to the applicable Interest Payment Date and shall identify the Interest Period or Interest Periods for which such PIK Election shall be applicable.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) maintained or contributed to by the Borrower and/or any Restricted Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of its ERISA Affiliates, other than any Multiemployer Plan.

“Platform” means SyndTrak®, Intralinks®, ClearPar® or another similar website or other information platform.

“Prepayment Asset Sale” means any Disposition by the Borrower or its Restricted Subsidiaries made pursuant to Section 6.06(g)(iv), 6.06(h) or 6.06(q).

“Prime Rate” means (a) the rate of interest publicly announced, from time to time, by the Administrative Agent at its principal office in New York City as its “prime rate”, with the understanding that the “prime rate” is one of the Administrative Agent’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as the Administrative Agent may designate, or (b) if the Administrative Agent has no “prime rate,” the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Board (as reasonably determined by the Administrative Agent).

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“Private Side Information” means any information with respect to Holdings, the Borrower and its subsidiaries, or any of their securities, that is not Public Side Information.

“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Total Net Leverage Ratio, Consolidated Adjusted EBITDA, Consolidated Total Assets or any other financial metric (including component definitions thereof) in connection with any Subject Transaction, that such Subject Transaction and each other Subject Transaction required to be given pro forma effect pursuant to Section 1.04(b) shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period) and that:

(a) (i) in the case of any Disposition of all or substantially all of the Capital Stock of any Restricted Subsidiary or a division, line of business or other business unit of the Borrower or any Restricted Subsidiary and/or any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Permitted Acquisition, any other acquisition or similar Investment and/or designation of an Unrestricted Subsidiary as a Restricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided, that any pro forma adjustment described in this clause (a) may be applied to any such test or covenant solely to the extent that such adjustment is consistent with the definition of Consolidated Net Income or Consolidated Adjusted EBITDA (and, in the case of adjustments of the type contemplated by clause (e) thereof, such adjustments (other than adjustments permitted by clause (f) and (g) thereof) shall not exceed the cap set forth in clause (e) thereof, to the extent applicable);

(b) any repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness (other than revolving Indebtedness) shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; and

(c) any Indebtedness incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection therewith shall be deemed to have been incurred or assumed as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided, that (i) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (ii) interest on any obligation with respect to any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP (having regard to Section 1.04(a)) and (iii) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower.

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“Promissory Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit H, with such modifications to such form as may be approved by the Administrative Agent and the Borrower, evidencing the aggregate outstanding principal amount of Loans made by such Lender.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, similar law under other jurisdictions), the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees.

“Public Lenders” means Lenders that do not wish to receive Private Side Information.

“Public Side Information” means (a) at any time prior to any Parent Company, the Borrower or any Restricted Subsidiary becoming the issuer of any Traded Securities, information that is either (i) of a type that would be made publicly available if such Parent Company, the Borrower or any Restricted Subsidiary were issuing Securities pursuant to a public offering registered under the Securities Act or (ii) not material non-public information (for purposes of United States federal, state or other applicable securities laws), and (b) at any time on or after any Parent Company, the Borrower or any Restricted Subsidiary becomes the issuer of any Traded Securities, information that is either (i) available to all holders of such Traded Securities or (ii) not material non-public information (for purposes of United States federal, state or other applicable securities laws).

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualified Holdings Indebtedness” means any Indebtedness of Holdings that (a) is expressly subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent and is not secured by any Lien on any assets of Holdings, the Borrower or any of its Restricted Subsidiaries, (b) is not Guaranteed by the Borrower or any of its Restricted Subsidiaries, (c) does not have final maturity date prior to the date that is 180 days after the Latest Maturity Date as of the date of the incurrence thereof, (d) has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary prepayments, repurchases or redemptions or offers to prepay, redeem or repurchase or mandatory prepayments upon a change of control, asset sale or casualty, condemnation, taking or similar event, and customary acceleration rights after an event of default) and (e) does not require any payments in Cash of interest or other amounts in respect of principal prior to the date that is 180 days after the Latest Maturity Date as of the date of incurrence thereof (it being agreed that this clause (e) shall not prohibit Indebtedness the terms of which permit Holdings to elect, at its option, to make payments in Cash of interest or other amounts in respect of the principal thereof prior to such date).

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“Qualifying IPO” means the issuance and sale by any Parent Company of its common Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Quality of Earnings Report” mean that certain Draft Financial Due Diligence Report of Alvarez & Marsal dated June 2020 delivered to Credit Suisse Loan Funding LLC.

“Ramping Clinic” means any clinic that satisfies the following requirements: (a) the Borrower or a Restricted Subsidiary owns a direct or indirect equity interest in such clinic and (b) such clinic has been open for less than or equal to 36 full months.

“Ramping Clinic Actual EBITDA” means, for any Ramping Qualifying Clinic for any Test Period, an amount equal to (a) Clinic-Level EBITDA for such Ramping Qualifying Clinic for such Test Period minus (b) an amount equal to (i) (A) the amount set forth in clause (a) plus (B) any clinic-level management fee paid, accrued or retained by the Restricted Subsidiary that owns such Ramping Qualifying Clinic, multiplied by (ii) the percentage of the Capital Stock in such Ramping Qualifying Clinic that are held by any Person other than Holdings, the Borrower or any other Restricted Subsidiary that holds Capital Stock in any Restricted Subsidiary.

“Ramping Qualifying Clinic” means, for any Test Period, any Ramping Clinic for which (a) $400,000 minus (b) the Clinic-Level EBITDA for such Ramping Clinic for such Test Period results in a number that is greater than zero.

“Ramping Qualifying Clinic Mature EBITDA Amount” means, for any Test Period, an amount equal to the excess (if any) of (i)(a) $400,000 multiplied by (b) the number of Ramping Qualifying Clinics over (ii) the Ramping Clinic Actual EBITDA for all such Ramping Qualifying Clinics (it being understood and agreed, for the avoidance of doubt, that if any Ramping Qualifying Clinic has negative EBITDA, the full amount of the absolute difference between such negative EBITDA and $400,000 may contribute towards the Ramping Qualifying Clinic Mature EBITDA Amount pursuant to this definition).

“Ratio Debt” means Indebtedness incurred pursuant to Section 6.01(w).

“Ratio Interest Expense” means, for any period, (a) the consolidated total cash interest expense of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, but excluding therefrom (without duplication) (i) amortization, accretion or accrual of original issue discount, discounted liabilities, deferred financing fees and debt issuance costs and commissions, (ii) any fees and expenses relating to Indebtedness, including commitment, bridge, structuring and administrative or trustee fees and charges with respect to the credit facilities established hereunder or with respect to other Indebtedness, (iii) any costs associated with surety, performance or similar bonds or instruments, (iv) any costs associated with obtaining, or breakage costs in respect of, or any payment obligation arising under, any Hedge Agreement or any other derivative instrument and any non-cash interest expense attributable to any movement in the mark to market valuation of any obligation under any Hedge Agreement or any other derivative instrument (in each case, other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness), (v) any commission, discount and/or other fee or charge owed with respect to any letter of credit and/or bankers’ acceptance, (vi) any penalty and/or interest relating to Taxes, (vii) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization accounting or, if applicable, acquisition accounting, (viii) interest expense with respect to Indebtedness of any Parent Company reflected in consolidated total interest expense of the

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Borrower and its Restricted Subsidiaries solely by reason of push-down accounting, (ix) any payments with respect to make-whole, prepayment or repayment premiums or other breakage costs of any Indebtedness and (x) any non-cash interest expense and any capitalized interest, whether paid in kind or accrued, minus (b) interest income of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP. For purposes of this definition, interest in respect of any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Lease in accordance with GAAP (having regard to Section 1.04(a)).

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Loan Party in and to real property (including, but not limited to, land, improvements and fixtures thereon).

“Receivables Assets” means accounts receivable, royalty and other similar rights to payment and any other assets related thereto subject to a Receivables Facility that are customarily sold or pledged in connection with receivables or securitization transactions and the proceeds thereof.

“Receivables Facility” means any of one or more receivables or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Borrower or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or assets related thereto that are customarily sold or pledged in connection with receivables or securitization transactions to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related or incidental thereto.

“Refinancing Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 9.02(c)) and the Borrower executed by (a) Holdings, the Borrower and the Subsidiary Guarantors, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Replacement Term Loans or the Replacement Revolving Facility, as applicable, being established pursuant thereto and in accordance with Section 9.02(c).

“Refinancing Indebtedness” means, with respect to any Indebtedness, any other Indebtedness that refinances, refunds or replaces such Indebtedness (or any prior Refinancing Indebtedness in respect thereof).

“Register” has the meaning assigned to such term in Section 9.05(b)(iv).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

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“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Funds” means, with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed or advised by such Lender, the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, managers, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Replaced Revolving Facility” has the meaning assigned to such term in Section 9.02(c)(ii).

“Replaced Term Loans” has the meaning assigned to such term in Section 9.02(c)(i).

“Replacement Revolving Facility” has the meaning assigned to such term in Section 9.02(c)(ii).

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02(c)(i).

“Reportable Event” means, with respect to any Pension Plan or Multiemployer Plan, any of the events described in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period is waived under PBGC Reg. Section 4043.

“Representatives” has the meaning assigned to such term in Section 9.13.

“Required DDTL Lenders” means, at any time, Lenders having Delayed Draw Term Loans and unused Delayed Draw Term Commitments representing more than 50.0% of the sum of the total Delayed Draw Term Loans and the total unused Delayed Draw Term Commitments at such time.

“Required Lenders” means, at any time, Lenders having Term Loans, Revolving Credit Exposures or unused Commitments representing (a) more than 50.0% of the sum of the aggregate principal amount of the Term Loans, the total Revolving Credit Exposures and the total unused Commitments at such time and (b) more than 50.0% of the Delayed Draw Term Loans and Delayed Draw Term Commitments at such time; provided, that any Incremental Loans and Incremental Commitments shall be disregarded for purposes of determining Required Lenders if incurred substantially concurrently with any determination of Required Lenders.

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“Required Revolving Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Revolving Credit Commitments representing more than 50.0% of the sum of the total Revolving Credit Exposures and the total unused Revolving Credit Commitments at such time; provided, that any Incremental Revolving Loans and Incremental Commitments shall be disregarded for purposes of determining Required Revolving Lenders if incurred substantially concurrently with any determination of Required Revolving Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person means the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of such Person. Any document delivered under any Loan Document that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Responsible Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer or other Responsible Officer with reasonably equivalent responsibilities (or, if no such Responsible Officer exists, then any other Responsible Officer) of the Borrower that such financial statements present fairly, in all material respects, the consolidated financial position of the Borrower as at the dates indicated and its consolidated results of operations and cash flows for the periods indicated in accordance with GAAP, subject to changes resulting from audit and normal year-end adjustments.

“Restricted Amount” has the meaning set forth in Section 2.10(b)(iv)(C).

“Restricted Debt” means any Junior Lien Indebtedness, any Junior Indebtedness and any Unsecured Indebtedness.

“Restricted Debt Payment” has the meaning set forth in Section 6.03(b).

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of the Borrower, except a dividend or other distribution payable solely in shares of Qualified Capital Stock of the Borrower, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of the Borrower and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of the Borrower now or hereafter outstanding.

“Restricted Subsidiary” means, as to any Person, any subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of the Borrower.

“Retained ECF Amount” means, at any date of determination, the portion of Excess Cash Flow, determined on a cumulative basis for all Fiscal Years of Holdings (commencing with the Fiscal Year ending December 31, 2026) that was not required to be applied to prepay Term Loans pursuant to Section 2.10(b); provided, that in no event shall the “Retained ECF Amount” be less than $0.

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“Revolving Credit Commitment” means any Initial Revolving Credit Commitment and any Additional Revolving Credit Commitment.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of such Lender’s Initial Revolving Credit Exposure and Additional Revolving Credit Exposure.

“Revolving Facility” means the Initial Revolving Facility, any Incremental Revolving Facility, any Extended/Modified Revolving Facility and any Replacement Revolving Facility.

“Revolving Lender” means any Initial Revolving Lender and any Additional Revolving Lender.

“Revolving Loans” means any Initial Revolving Loans and any Additional Revolving Loans.

“RSA” has the meaning assigned to such term in the recitals.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.07.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Closing Date, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (a) any Person who is the target of Sanctions (including any Person named on any OFAC List), (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or clause (b).

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, adopted, administered or enforced from time to time by OFAC, the U.S. Department of State, His Majesty’s Treasury of the United Kingdom, the United Nations Security Council or the European Union.

“Scheduled Payment Amortization Date” has the meaning assigned to such term in Section 2.09(a)(i)(A).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligations) under each Hedge Agreement that (a) is in effect on the Closing Date between Holdings, the Borrower or any of its Restricted Subsidiaries and a counterparty that is (or is an Affiliate of) the Administrative Agent or any Lender notwithstanding that such counterparty may cease to be the Administrative Agent, a Lender or any Affiliate thereof after the Closing Date, or (b) is entered into after the Closing Date between Holdings, the Borrower or any Restricted Subsidiary and any counterparty that is (or is an Affiliate of) the Administrative Agent or any Lender on the Closing Date or at the time such Hedging Agreement is entered into, and, in each case, that has been designated to the Administrative Agent in writing by the Borrower as being a

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Secured Hedging Obligation for purposes of the Loan Documents, it being understood that (i) such designation to the Administrative Agent may be made in respect of a master agreement that governs multiple Hedging Agreements among the parties thereto, and (ii) each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 as if it were a Lender.

“Secured Obligations” means (a) all Obligations, (b) all Banking Services Obligations and (c) all Secured Hedging Obligations.

“Secured Parties” means (a) the Lenders and the Issuing Banks, (b) the Administrative Agent, (c) each counterparty to a Hedge Agreement the obligations under which constitute Secured Hedging Obligations, (d) each provider of Banking Services the obligations under which constitute Banking Services Obligations and (e) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided, that “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the Pledge and Security Agreement, dated as of the Closing Date, among the Loan Parties and the Administrative Agent, for the benefit of the Secured Parties, as supplemented by any Joinder Agreement.

“Shared Fixed Incremental Amount” means the greater of (x) $25,000,000 and (y) 25.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period, less (i) for purposes of Sections 2.21(a) and 6.01(y), the aggregate outstanding principal amount of all Ratio Debt incurred in reliance on the Shared Fixed Incremental Amount or (ii) for purposes of Section 6.01(w), the aggregate outstanding principal amount of all Incremental Facilities and Incremental Equivalent Debt incurred in reliance on the Shared Fixed Incremental Amount.

“SPC” has the meaning assigned to such term in Section 9.05(e).

“Specified Net Proceeds” has the meaning assigned to such term in Section 2.10(b)(ii).

“Specified Transactions” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

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“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “ABR”.

“Stated Amount” means, with respect to any Letter of Credit, at any time, the maximum amount available to be drawn thereunder, in each case, determined (a) as if any future automatic increases in the maximum available amount provided for in any such Letter of Credit had in fact occurred at such time and (b) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Stock Option Arrangement” means an agreement (which may be included as part of the terms of a Management Services Agreement or any other Affiliated Practice Group Agreement) pursuant to which the owner(s) of one hundred percent (100%) of the Capital Stock issued by an Affiliated Practice Group grant(s) to the Borrower or any subsidiary of the Borrower that is a Loan Party a right to purchase or transfer, or cause the purchase or transfer of, the Capital Stock of the Affiliated Practice Group held by such owner(s) by or to a Person duly qualified to hold such Capital Stock under applicable laws and designated by such Loan Party that is a party thereto.

“Subject Transaction” means (a) the Transactions, (b) any Permitted Acquisition or any other acquisition or similar Investment, whether by purchase, merger, consolidation, amalgamation or otherwise, of all or substantially all of the assets of, or any division, line of business or other business unit of, any Person or of a majority of the outstanding Capital Stock of any Person (and, in any event, including (1) any Investment in (i) any Person if, as a result thereof, such Person became a Restricted Subsidiary, (ii) any Restricted Subsidiary the effect of which is to increase the Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (iii) any joint venture for the purpose of increasing the Borrower’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture and (2) the entry into a Management Services Agreement with a New Affiliated Practice Group), (c) any Disposition of all or substantially all of the assets or Capital Stock of any Restricted Subsidiary (or any division, line of business or other business unit of the Borrower or a Restricted Subsidiary), (d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 5.10, (e) any incurrence of any Indebtedness (other than revolving Indebtedness), and the application of the proceeds thereof, and any repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness (other than revolving Indebtedness), (f) any Specified Transaction and/or (g) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50.0% of the total voting power of Voting Capital Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof, in each case, solely if the relevant entity’s financial results are required to be consolidated in such Person’s consolidated financial statements in accordance with GAAP; provided, that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “subsidiary” shall mean any subsidiary of the Borrower. Notwithstanding the foregoing, except as set forth in the following proviso, no Affiliated Practice Group shall be deemed to be a subsidiary under any Loan Document.

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“Subsidiary Guarantor” means each Restricted Subsidiary of the Borrower that becomes a party to the Guarantee Agreement, in each case, until such time as the relevant Restricted Subsidiary is released from its obligations under the Guarantee Agreement in accordance with the terms hereof. Notwithstanding anything herein to the contrary, the Borrower may elect to cause any Restricted Subsidiary that is not otherwise required to become a Subsidiary Guarantor in accordance with the terms hereof to become a Subsidiary Guarantor by satisfying the requirements of Section 5.12 as if it were subject to such requirements.

“Successor Borrower” has the meaning assigned to such term in Section 6.06(a)(i)(B).

“Successor Holdings” has the meaning assigned to such term in Section 6.13(d)(ii)(x).

“Swap Obligations” means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Tax Distribution Amount” means, with respect to any taxable year (or portion thereof) for which each of the Borrower and Holdings is a pass-through entity or disregarded entity for U.S. federal income tax purposes, an amount sufficient (a) to permit Holdings to distribute cash to its direct or indirect equity owners in an amount equal to the Taxes of such equity owners that are attributable to the Borrower and Holdings and (b) to permit Holdings to pay any entity-level income taxes or franchise taxes or similar expenses.

“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means any Initial Term Commitment, any Delayed Draw Term Commitment and any Additional Term Commitment.

“Termination Date” means the first date on which (a) all Commitments have expired or terminated, (b) the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent obligations for which no claim or demand has been made on the Borrower) have been paid in full in Cash and (c) all Letters of Credit have expired or have been terminated (or have been collateralized or back-stopped by a letter of credit or otherwise, or deemed issued under another agreement, in each case, in a manner reasonably satisfactory to the applicable Issuing Bank) and all LC Disbursements have been reimbursed.

“Term Lender” means any Initial Term Lender, any Delayed Draw Term Lender and any Additional Term Lender.

“Term Loans” means any Initial Term Loans, any Delayed Draw Term Loans and any Additional Term Loans.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S.

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Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Test Period” means, as of any date, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements have been delivered (or are required to have been delivered) under Section 5.01(a) or 5.01(b), as applicable, or, if earlier, for which financial statements are internally available.

“Threshold Amount” means $25,000,000.

“Total Net Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Total Debt, net of Unrestricted Cash in excess of $20,000,000, as of the last day of the Test Period then most recently ended to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended, in each case, of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time, which, for the avoidance of doubt, shall be $0 as of the Closing Date.

“Traded Securities” means any debt or equity Securities issued pursuant to a public offering registered under the Securities Act or Rule 144A offering or other similar private placement.

“Trademark” means (a) all trademarks (including service marks), common law marks, trade names, trade dress, and logos, slogans and other indicia of origin, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing and (b) all rights corresponding to any of the foregoing.

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“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount, upfront fees and any indemnified costs, fees and expenses pursuant to the Transactions) payable or otherwise borne by Holdings and/or its subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the confirmation of the Chapter 11 Plan, (b) the refinancing of the DIP Loans and other obligations pursuant to the term hereof, (c) the borrowing of Loans hereunder and (d) the payment of the Transaction Costs.

“Treasury Regulations” means the U.S. federal income tax regulations promulgated under the Code.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” means, with respect to any Person, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the applicable law in the country where such Person is subject to home jurisdiction supervision if the applicable law require that such appointment is not to be publicly disclosed.

“Unrestricted Cash” means, on any date of determination, an amount equal to, determined as of such date for the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP, the sum of (a) unrestricted Cash and Cash Equivalents, whether or not held in a deposit account pledged to secure the Secured Obligations, (b) Cash and Cash Equivalents that are restricted in favor of the Credit Facilities (which may also include Cash and Cash Equivalents securing other Indebtedness that is secured by a Lien on the Collateral along with the Credit Facilities) and (c) to the extent such Indebtedness is included in Consolidated Total Debt, Cash and Cash Equivalents that are restricted in favor of any other Indebtedness.

“Unrestricted Subsidiary” means any subsidiary of the Borrower that is designated by the Borrower as an Unrestricted Subsidiary after the Closing Date pursuant to Section 5.10 and any subsidiary of such subsidiary.

“Unsecured Indebtedness” means any Indebtedness of the type described in clause (a) or (c) of the definition of “Indebtedness” of the Borrower or any of its Restricted Subsidiaries (other than Indebtedness among Holdings, Borrower and/or its subsidiaries) that is unsecured, provided that, with respect to any single class, tranche or issue of such Indebtedness, the aggregate principal amount thereof exceeds the Threshold Amount.

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“U.S.” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(f)(ii)(B)(3)(x).

“Voting Capital Stock” of a Person means Capital Stock of such Person of the class or classes the holders of which are entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that the effect of any prepayment made in respect of such Indebtedness shall be disregarded in making such calculation.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person 100.0% of the Capital Stock of which (other than directors’ qualifying shares or shares required by law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly- Owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to any Multiemployer Plan as the result of a “complete” or “partial” withdrawal by the Borrower or any Restricted Subsidiary (or any of their ERISA Affiliates) from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

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“WSFS” has the meaning assigned to such term in the recitals.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “SOFR Loan”) or by Class and Type (e.g., a “SOFR Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “SOFR Borrowing”) or by Class and Type (e.g., a “SOFR Term Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law), and all judgments, orders, writs and decrees, of all Governmental Authorities. The words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document (including any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (e) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document and (f) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”. For all purposes of this Agreement and the other Loan Documents, in connection with any “division” or “plan of division” of or with respect to any Person under Delaware law (or any comparable event under the applicable law of any other jurisdiction), if, pursuant thereto, (i) any asset, right, obligation or liability of such Person becomes the asset, right, obligation or liability of another Person, then it shall be deemed to have been transferred by such Person or such other Person, (ii) any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time and (iii) in the event that a Loan Party or any Subsidiary of a Loan Party or any Subsidiary thereof that is a limited liability company divides itself into two or more limited liability companies, any limited liability companies formed as a result of such division shall be required to comply with the obligations set forth in Section 5.12 and 5.14 and the other applicable further assurances obligations set forth in the Loan Documents (in each case as if each such resulting limited liability company were a Loan Party or a Subsidiary of a Loan Party or a Subsidiary thereof, as applicable), and to become an additional Loan Party, if required by the terms of this Agreement.

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SECTION 1.04 Accounting Terms; GAAP; Pro Forma Basis.

(a) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the Total Net Leverage Ratio, Consolidated Net Income, Consolidated Adjusted EBITDA or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of delivery of the financial statements described in Section 3.04(a) in GAAP or in the application thereof (including the conversion to IFRS as described below) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change becomes effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that if such an amendment is requested by the Borrower or the Required Lenders, then the Borrower, the Administrative Agent and the Lenders shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof; provided, further, that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any subsidiary at “fair value”, as defined therein, (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) notwithstanding the foregoing, all obligations of Holdings, the Borrower and the other Restricted Subsidiaries that are or would have been treated as operating leases for purposes of GAAP prior to the issuance on February 25, 2016 of the Accounting Standards Update 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of the Loan Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to the Loan Documents.

(b) Notwithstanding anything to the contrary herein, but subject to Section 1.10 hereof, all financial ratios and tests (including the Total Net Leverage Ratio and the amount of Consolidated Total Assets, Consolidated Net Income and Consolidated Adjusted EBITDA) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs (or with respect to any Test Period to determine whether any Subject Transaction is permitted to be consummated) shall be calculated with respect to such Test Period and such Subject Transaction (including such Subject Transaction that is to be consummated) on a Pro Forma Basis. Further, if since the beginning of any Test Period and on or prior to the date of any required calculation of any financial ratio or test, any Subject Transaction has occurred, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period). All references herein to consolidated financial statements of the Borrower and its Restricted Subsidiaries

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or to the determination of or any other amount for the Borrower and its Restricted Subsidiaries on a consolidated basis or any similar reference (including any Total Net Leverage Ratio test and/or the amount of Consolidated Adjusted EBITDA or Consolidated Total Assets) shall, in each case, be deemed to include each Affiliated Practice Group that is a Consolidated Subsidiary as if such Affiliated Practice Group were a Restricted Subsidiary as defined herein.

SECTION 1.05 Effectuation of Transactions. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions to be consummated on the Closing Date, unless the context otherwise requires.

SECTION 1.06 Timing of Payment of Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

SECTION 1.07 Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

SECTION 1.08 Currency Equivalents Generally.

(a) For purposes of any determination under Article 5, Article 6 (other than the calculation of compliance with any financial ratio for purpose of taking any action hereunder) or Article 7 with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Sale and Lease-Back Transaction, Affiliate transaction or other transaction, event or circumstance (any of the foregoing, a “specified transaction”) in a currency other than Dollars the Dollar equivalent amount of a specified transaction shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such specified transaction (or, at the election of the Borrower, such other date as shall be applicable with respect to such specified transaction pursuant to Section 1.10(a)). Notwithstanding anything to the contrary set forth herein, (i) if any Indebtedness is incurred or assumed (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01 (or, if applicable, secured under Section 6.02) and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction (or, if applicable, as of such other time as is applicable to such specified transaction pursuant to the immediately preceding sentence). For purposes of the calculation of compliance with any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used by the Borrower in preparing the financial statements for the relevant Test Period and may, at the election of the Borrower, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar equivalent amount of such Indebtedness.

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(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

SECTION 1.09 Cashless Rollovers. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in connection with any extension, replacement, renewal or refinancing of any Class of Loans hereunder, any Lender may, with the consent of the Borrower, elect to accept any other Indebtedness permitted by the terms of this Agreement in lieu of all or any part of such Lender’s Applicable Percentage, Applicable Revolving Credit Percentage or other applicable share of any payment hereunder with respect to such Loans, it being agreed that (a) such acceptance shall not be subject to any requirement hereunder or under any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement and (b) notice of such acceptance shall be provided to the Administrative Agent and, if such other Indebtedness is in the form of Loans, the mechanics of the cashless settlement thereof shall be reasonably acceptable to the Administrative Agent.

SECTION 1.10 Certain Calculations and Tests.

(a) Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (including any such requirement that is to be determined on a Pro Forma Basis) (i) compliance with any financial ratio or test (including any Total Net Leverage Ratio test) and/or any cap expressed as a percentage of Consolidated Adjusted EBITDA or Consolidated Total Assets, (ii) the making or accuracy of any representation or warranty or (iii) the absence of any Default or Event of Default (or any type of Default or Event of Default) as a condition to (A) the consummation of any transaction in connection with any acquisition or similar Investment that is not conditioned on obtaining third party financing (a “Limited Condition Acquisition”) and/or (B) the making of any Restricted Debt Payment requiring irrevocable advance notice thereof (or, in each case, any assumption or incurrence of any Indebtedness in connection therewith, including any Incremental Facility), the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, (1) in the case of any Limited Condition Acquisition, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition or Investment or (y) the consummation of such Limited Condition Acquisition, provided, that, in the case of clause (x) above, during the period between the signing of the definitive agreement with respect to such Limited Condition Acquisition and such time as such Limited Condition Acquisition has been consummated or the definitive documentation with respect to such Limited Condition Acquisition has been terminated or abandoned or expires without consummation of such Limited Condition Acquisition, (A) any such financial ratio or test shall be calculated on a Pro Forma Basis assuming such acquisition or Investment (and other transactions in connection therewith, including any assumption or incurrence of Indebtedness and the use of proceeds thereof) has been consummated and (B) solely with respect to any calculation of compliance with a financial ratio that is a condition to the making of any Restricted Payment or Restricted Debt Payment, the calculation of such financial ratio shall be tested both (I) on a Pro Forma Basis for such Limited Condition Acquisition and (II) assuming such Limited Condition Acquisition is not consummated and (2) in the case of any such Restricted Debt Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) delivery of irrevocable (which may be conditional) notice with respect to such Restricted Debt Payment or (y) the making of such Restricted Debt Payment, in each case, after giving effect to the relevant Limited Condition Acquisition or Restricted Debt Payment on a Pro Forma Basis and if, after giving pro forma effect to the relevant Limited Condition

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Acquisition and/or Restricted Debt Payment and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent Test Period ending prior to the applicable test date, the Borrower could have taken such action on the relevant test date in compliance with such financial ratio or basket, such financial ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an election pursuant to this Section 1.10(a) and if any of such ratios, baskets or amounts are exceeded subsequent to the applicable test date as a result of fluctuations in such ratio or amount (including due to fluctuations in Consolidated Adjusted EBITDA of the Borrower or the person subject to such Limited Condition Acquisition), at or prior to the consummation of the relevant transaction or action, such ratios, baskets or amounts will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken.

(b) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including any Total Net Leverage Ratio test and/or the amount of Consolidated Adjusted EBITDA or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be (or, in each case, such other time as is applicable thereto pursuant to clause (a) above), and no Default or Event of Default shall be deemed to have occurred solely as a result of a subsequent change in such financial ratio or test.

(c) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement (including Incremental Facilities) that does not require compliance with a financial ratio (including any Total Net Leverage Ratio test) (for the avoidance of doubt, excluding the Revolving Facilities and any other revolving facility) (any such amounts, the “Fixed Amounts”), substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio (including any Total Net Leverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts (even if part of the same transaction or, in the case of Indebtedness, the same tranche, as any Incurrence-Based Amounts) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts, but giving full pro forma effect to any increase in the amount of Consolidated Adjusted EBITDA or Consolidated Total Assets (including Unrestricted Cash) resulting from the reliance on the Fixed Amounts. It is further agreed that in connection with the calculation of any financial ratio applicable to the Incurrence-Based Amounts, such test shall be calculated on a Pro Forma Basis for the incurrence of such Indebtedness (including the application of the proceeds thereof), but without netting the Cash proceeds of such Indebtedness, and in the case of any such Indebtedness constituting revolving Indebtedness or delayed draw Indebtedness, assuming that such Indebtedness is fully drawn. Any amounts incurred or transactions entered into (or consummated) in reliance on a Fixed Amount shall be automatically reclassified as incurred under the Incurrence-Based Amount at such time as the Borrower meets the applicable ratio under the Incurrence-Based Amount at such time on a pro forma basis.

(d) It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction need not be permitted solely by reference to one clause or subclause of Section 6.01, 6.02, 6.03, 6.04, 6.05, 6.06 or 6.08, respectively, but may instead be permitted in part under any combination of clauses or subclauses of such Section, all as classified or, to the extent such alternative classification would have been permitted at the time of the relevant action, reclassified by the Borrower in its sole discretion, and shall constitute a usage of any availability under such clause or subclause only to the extent so classified or reclassified thereto; provided that (i) the Credit Facilities may only be permitted under Section 6.01(a) and secured by Liens permitted pursuant to Section 6.02(a) and (ii) Indebtedness incurred under Section 6.01(q), 6.01(w) or 6.01(y), to the extent such Indebtedness is secured by Liens on the Collateral that are pari passu with or junior to the Liens on the Collateral securing the Credit Facilities, may not be reclassified to any other clause of Section 6.01

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and such Liens on the Collateral may only be incurred under Section 6.02(s) or 6.02(t), as applicable. In addition, for purposes of determining compliance at any time with Section 6.01, 6.02, 6.03 or 6.05, if any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment or Investment (or a portion thereof), as applicable, that was previously incurred, made or otherwise undertaken as having been incurred, made or otherwise undertaken under any “ratio-based” basket set forth in such Section would, using the figures as of the end of or for the most recently ended Test Period, be permitted under the applicable “ratio-based” basket, then such item (or such portion thereof) shall be automatically reclassified as having been incurred under the applicable “ratio-based” basket; provided that, in the case of Sections 6.01 and 6.02, any such reclassification shall be subject to the limitations set forth in the proviso to the immediately preceding sentence.

(e) For purposes of determining compliance with this Agreement, (i) the outstanding principal amount of any Indebtedness issued at a price that is less than the principal amount thereof shall be equal, as of any date of determination, to the principal amount thereof that would appear on a consolidated balance sheet of the Borrower as of such date prepared in accordance with GAAP and (ii) the accrual of interest, the accrual of dividends, the accretion of accreted value, the amortization of original issue discount, the payment of interest or a dividend in the form of additional Indebtedness or additional shares of Capital Stock and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency shall not be deemed to be an incurrence of Indebtedness and, to the extent secured, shall not be deemed to result in an increase of the obligations so secured or to be a grant of a Lien securing any such obligations.

SECTION 1.11 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up for five).

SECTION 1.12 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

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ARTICLE 2

THE CREDITS

SECTION 2.01 Commitments.

(a) Initial Term Commitments; Initial Revolving Credit Commitments. Subject to the terms and conditions set forth herein, (i) each Initial Term Lender severally, and not jointly, agrees to be deemed to have made the Initial Term Loans to the Borrower on the Closing Date in Dollars without any actual funding and (ii) each Initial Revolving Lender severally, and not jointly, agrees to make Initial Revolving Loans to the Borrower in Dollars at any time and from time to time during the Availability Period in an aggregate principal amount that will not result in (A) the amount of such Initial Revolving Lender’s Initial Revolving Credit Exposure exceeding such Initial Revolving Lender’s Initial Revolving Credit Commitment or (B) the sum of the total Initial Revolving Credit Exposure exceeding the aggregate Initial Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, pay or prepay and reborrow Initial Revolving Loans. Amounts paid or prepaid in respect of the Initial Term Loans may not be reborrowed. For the avoidance of doubt, as of the Closing Date, there are no Initial Revolving Loans and the Initial Revolving Credit Commitments are zero.

(b) Delayed Draw Term Commitments. Subject to the terms and conditions set forth herein, during the Delayed Draw Commitment Period, each Delayed Draw Term Lender with a Delayed Draw Term Commitment severally, and not jointly, agrees to make Delayed Draw Term Loans to the Borrower on each Delayed Draw Funding Date in Dollars in a principal amount not to exceed its Delayed Draw Term Commitment; provided that there shall not be more than one Delayed Draw Funding Date in any calendar month during the Delayed Draw Commitment Period. Each Delayed Draw Term Lender’s Delayed Draw Term Commitment shall (x) be permanently reduced on each Delayed Draw Funding Date by the principal amount funded by each such Delayed Draw Term Lender on such Delayed Draw Funding Date and (y) terminate immediately and without further action on the Delayed Draw Termination Date. Amounts paid or prepaid in respect of the Delayed Draw Term Loans may not be reborrowed.

(c) Subject to the terms and conditions of this Agreement and the applicable Refinancing Amendment or Incremental Facility Amendment, each Lender with an Additional Commitment of a given Class, severally and not jointly, agrees to make Additional Loans of such Class to the Borrower, which Loans shall not exceed for any such Lender at the time of any incurrence thereof the Additional Commitment of such Class of such Lender as set forth in the applicable Refinancing Amendment or Incremental Facility Amendment.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) such SOFR Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrower to repay such SOFR Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such

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Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.14 shall apply); provided, further, that no such domestic or foreign branch or Affiliate of such Lender shall be entitled to any greater indemnification under Section 2.14 or 2.16 with respect to such SOFR Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of any Change in Law after the date on which such Loan was made).

(c) At the commencement of each Interest Period for any SOFR Borrowing, such Borrowing shall be in an aggregate principal amount that is an integral multiple of $100,000 and not less than $1,000,000, provided that a SOFR Borrowing that results from a continuation of an outstanding SOFR Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Credit Commitments of the applicable Class or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 SOFR Borrowings outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

(d) Notwithstanding any other provision of this Agreement to the contrary, the Borrower shall not be entitled to request, or to elect to convert or continue, any SOFR Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to the relevant Loans.

(e) Notwithstanding Section 2.02(c), each initial Borrowing of Delayed Draw Term Loans shall be in an aggregate principal amount that is an integral multiple of $100,000 and not less than $5,000,000 (or such lesser amount that remains available).

SECTION 2.03 Requests for Borrowings.

(a) To request a Borrowing, the Borrower shall notify the Administrative Agent of such request (which may be by telephone) (i) in the case of a SOFR Borrowing, not later than 12:00 p.m. three U.S. Government Securities Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 10:00 a.m. on the date of the proposed Borrowing; provided that (A) any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 11:00 a.m. on the date of the proposed Borrowing, (B) any such notice of a Borrowing to be made under an Incremental Facility Amendment or a Refinancing Amendment may be given no later than such later time as shall be specified therefor in the applicable Incremental Facility Amendment or Refinancing Amendment, (C) any such notice of a Borrowing to be made on the Closing Date may be given no later 12:00 p.m. two Business Days before the Closing Date and (D) any such notice of a Borrowing of Delayed Draw Term Loans must be given no later than 12:00 p.m. three Business Days prior to the proposed Delayed Draw Funding Date; provided, further, that if any Interest Period that requires the consent of all relevant affected Lenders pursuant to the definition of “Interest Period” is requested, notice shall be delivered not later than 12:00 p.m. four Business Days before the date of the proposed Borrowing, whereupon the Administrative Agent shall give prompt notice to the affected Lenders of such request and determine whether the requested Interest Period is acceptable to all of them, and not later than 12:00 p.m. three Business Days prior to the requested date of such

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Borrowing, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the affected Lenders. Each such telephonic Borrowing Request shall be, except as may otherwise be specified therefor in the applicable Incremental Facility Amendment or Refinancing Amendment, irrevocable and shall be confirmed promptly by a written Borrowing Request signed by the Borrower and delivered to the Administrative Agent.

(b) Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate principal amount of the requested Borrowing and the Class thereof;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing;

(iv) in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06 or, in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), the identity of the Issuing Bank that made such LC Disbursement.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an SOFR Borrowing with an Interest Period of one month’s duration. If no Interest Period is specified with respect to any requested SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender under the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 [Reserved].

SECTION 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, each Issuing Bank agrees, at any time and from time to time during the period commencing on the Closing Date and ending on the date that is 30 days prior to the Latest Revolving Credit Maturity Date (determined, with respect to each Issuing Bank, giving effect to Section 2.22(a)(viii)), upon the request of the Borrower, (i) to issue Letters of Credit denominated in Dollars for the account of the Borrower or any of its Restricted Subsidiaries (provided that, in the case of any Letter of Credit issued for the account of a Restricted Subsidiary, the Borrower will be a co-applicant and, to the extent requested by such Issuing Bank, such Restricted Subsidiary shall have provided documentation and information required by regulatory authorities under applicable “know your customer” rules and regulations) in support of its or its subsidiaries’ obligations, in a form reasonably acceptable to such Issuing Bank, and (ii) to amend, extend or renew Letters of Credit previously issued by it; provided that no Issuing Bank shall be required to issue trade or commercial Letters of Credit unless such type of Letter of Credit is approved for issuance by such Issuing Bank. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower or any of its Restricted Subsidiaries to, or entered into by the Borrower or any of its Restricted Subsidiaries with, the relevant Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. No Letter of Credit, letter of credit application or other document entered into by the Borrower

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or any of its Restricted Subsidiaries with any Issuing Bank relating to any Letter of Credit shall contain any representations or warranties, covenants or events of default not set forth in this Agreement (and to the extent inconsistent herewith shall be rendered null and void (or reformed automatically without further action by any Person to conform to the terms of this Agreement), and all representations and warranties, covenants and events of default set forth therein shall contain standards, qualifications, thresholds and exceptions for materiality or otherwise consistent with those set forth in this Agreement (and, to the extent inconsistent herewith, shall be deemed to automatically incorporate the applicable standards, qualifications, thresholds and exceptions set forth herein without action by any Person). The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any of its Restricted Subsidiaries, the Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.11(c) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Restricted Subsidiary that is an account party in respect of any such Letter of Credit).

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit (other than an automatic extension permitted pursuant to clause (c) of this Section)), the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to the applicable Issuing Bank and the Administrative Agent, at least three Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank or, in the case of any issuance to be made on the Closing Date, one Business Day prior to the Closing Date) a notice requesting the issuance of a Letter of Credit in the form of Exhibit J attached hereto or such other form as the Borrower, the Administrative Agent and the applicable Issuing Bank may agree to, or identifying the Letter of Credit to be amended, renewed or extended and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit and provide any documentation or other information required by regulatory authorities under applicable “know your customer” rules and regulations for the beneficiary and any party to be named on such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the amount of the LC Exposure shall not exceed the Letter of Credit Sublimit, (ii) the sum of the total Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitments and (iii) the portion of the LC Exposure attributable to Letters of Credit issued by the applicable Issuing Bank shall not exceed its Issuing Bank Sublimit.

(c) Expiration Date. No Letter of Credit shall expire later than the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) or such longer period as may be agreed by the applicable Issuing Bank and (ii) unless cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank, the date that is five Business Days prior to the Latest Revolving Credit Maturity Date; provided that, if the Borrower so requests in any applicable letter of credit application, the relevant Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving

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prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by an Issuing Bank, the Borrower shall not be required to make a specific request to an Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the date set forth in Section 2.05(c)(ii) (or, if cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank, a later date); provided, however, that the relevant Issuing Bank shall not permit any such extension if (A) the relevant Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.05(c) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case, directing the relevant Issuing Bank not to permit such extension.

(d) Participations. By the issuance of any Letter of Credit (or an amendment to any Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Revolving Credit Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay in Dollars to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Revolving Credit Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in clause (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the amount equal to such LC Disbursement not later than 12:00 p.m. on the later of (i) the second Business Day immediately following the date on which the Borrower receives notice that such LC Disbursement is made or (ii) the date on which such LC Disbursement is made; provided, that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an amount of such LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Revolving Credit Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Revolving Credit Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders under this paragraph), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the

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Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in clause (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligation hereunder. None of the Administrative Agent, the Revolving Lenders, the Issuing Banks or any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided, that nothing in this Section 2.05(f) shall be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the applicable Issuing Bank (in each case, as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of any Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit and shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by electronic means) of such demand for payment and whether such Issuing Bank has made or will make a LC Disbursement thereunder; provided, that no failure to give or delay in giving such notice shall relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank makes any LC Disbursement, unless the Borrower reimburses such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement (or the date on which such LC Disbursement is reimbursed with the proceeds of Loans, as applicable), at the rate per annum then

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applicable to Initial Revolving Loans that are ABR Loans (or, to the extent of the participation in such LC Disbursement by any Revolving Lender of another Class, the rate per annum then applicable to the Revolving Loans of such other Class); provided, that if the Borrower fails to reimburse such LC Disbursement when due pursuant to clause (e) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this clause (h) shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to clause (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment and shall be payable on the date on which the Borrower is required to reimburse the applicable LC Disbursement in full (and, thereafter, on demand).

(i) Replacement of an Issuing Bank; Designation of New Issuing Banks. From time to time, the Borrower may (i) replace any Issuing Bank with any other Person that shall have agreed to act in such capacity or (ii) designate as an additional Issuing Bank any Person that shall have agreed to act in such capacity, in each case pursuant to an agreement in writing executed by the Borrower and such other Person; provided that (A) any replacement or additional Issuing Bank shall be acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld, delayed or conditioned) and (B) such agreement shall set forth the Issuing Bank Sublimit of such replacement or additional Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement or addition of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(c)(ii). From and after the effective date of any such replacement or addition, (A) the successor or additional Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or additional Issuing Bank or to any previous Issuing Bank, or to such successor or additional Issuing Bank and all previous Issuing Banks, as the context shall require. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or if the maturity of the Loans has been accelerated, the Required Revolving Lenders) demanding the deposit of Cash collateral pursuant to this clause (j), the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in Cash equal to 103.0% of the amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon (minus the amount then on deposit in the LC Collateral Account); provided, that the obligation to deposit such Cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(f) or 7.01(g). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this clause (j). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account, and the Borrower hereby grants the Administrative Agent, for the benefit of the Secured Parties, a First Priority security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the direction of the Borrower but subject to the consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned), and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the

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satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Revolving Lenders) be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of Cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned to the Borrower promptly but in no event later than three Business Days after such Event of Default has been cured or waived.

(k) Issuing Bank Agreements. Each Issuing Bank agrees that, unless otherwise requested by the Administrative Agent, such Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each month, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding month, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank pays any amount in respect of one or more drawings under Letters of Credit, the date of such payment(s) and the amount of such payment(s), (iv) on any Business Day on which the Borrower fails to reimburse any amount required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such payment in respect of Letters of Credit and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

SECTION 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder not later than (i) 12:00 p.m., in the case of SOFR Loans, and (ii) 12:00 p.m. in the case of ABR Loans, in each case, on the Business Day specified in the applicable Borrowing Request (or, in each case, in respect of any Loans to be made pursuant to any Incremental Facility Amendment or Refinancing Amendment, such other time as may be specified for therein) by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage. The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to the account designated in the relevant Borrowing Request or as otherwise directed by the Borrower; provided, that ABR Revolving Loans made to finance the reimbursement of any LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent has received notice from any Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii)

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in the case of the Borrower, the interest rate applicable to Loans comprising such Borrowing at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the obligation of the Borrower to repay the Administrative Agent such corresponding amount pursuant to this Section 2.06(b) shall cease. If the Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. If the Borrower and such Lender shall both pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

SECTION 2.07 Type; Interest Elections.

(a) Each Borrowing shall initially be of the Type specified in the applicable Borrowing Request and, in the case of any SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower may elect to convert any Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders based upon their Applicable Percentages and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election (which may be by telephone) by the date and time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Interest Election Request signed by the Borrower and delivered to the Administrative Agent. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to (i) elect an Interest Period for SOFR Loans that does not comply with Section 2.02(d) or (ii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(iv) if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

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If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted at the end of such Interest Period to an ABR Borrowing. Notwithstanding anything to the contrary herein, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default exists (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.

SECTION 2.08 Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Initial Term Commitments on the Closing Date shall automatically terminate upon the making (or deemed making) of the Initial Term Loans on the Closing Date, (ii) the Delayed Draw Term Commitments shall automatically terminate on the Delayed Draw Termination Date (after giving effect to any incurrence of Delayed Draw Term Loans on such date), (iii) the Initial Revolving Credit Commitments shall automatically terminate on the Initial Revolving Credit Maturity Date, (iv) the Additional Term Commitments of any Class shall automatically terminate upon the making of the Additional Term Loans of such Class and, if any such Additional Term Commitment is not drawn on the date that such Additional Term Commitment is required to be drawn pursuant to the applicable Refinancing Amendment or Incremental Facility Amendment, the undrawn amount thereof shall automatically terminate, and (v) the Additional Revolving Credit Commitments of any Class shall automatically terminate on the Maturity Date specified therefor in the applicable Refinancing Amendment or Incremental Facility Amendment.

(b) Upon delivery of the notice required by Section 2.08(c), the Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided, that (i) each partial reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000 (unless its is a reduction of all Commitments of such Class) and (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments of any Class if, after giving effect to any concurrent prepayment of Revolving Loans, the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Credit Commitments of such Class would exceed the aggregate amount Revolving Credit Commitments of such Class; provided, that, after the establishment of any Additional Revolving Credit Commitments of any Class, any such termination or reduction of the Revolving Credit Commitments of any Class shall be subject to the provisions set forth in Section 2.21, 2.22 and/or 9.02, as applicable.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce any Commitments under clause (b) of this Section in writing at least one Business Day prior to the effective date of such termination or reduction (or such later date to which the Administrative Agent may agree), specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of each applicable Class of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, that any such notice may state that it is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked if such condition is not satisfied by the Borrower delivering notice to the Administrative Agent on the specified effective date. Any termination or reduction of any Commitment pursuant to this Section 2.08 shall be permanent. Upon any reduction of the Commitments of any Class, the Commitment of each Lender of the relevant Class shall be reduced by such Lender’s Applicable Percentage of such reduction amount.

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SECTION 2.09 Repayment of Loans; Evidence of Debt.

(a) (i) The Borrower hereby unconditionally promises to repay the outstanding principal amount of the Initial Term Loans to the Administrative Agent for the account of each Initial Term Lender (A) on the last Business Day of each March, June, September and December (commencing on the last Business Day of September 2026) (each such date, a “Scheduled Payment Amortization Date”), in each case, in an amount equal to 0.25% of the principal amount of the Initial Term Loans made on the Closing Date and (B) on the Initial Term Loan Maturity Date, in an amount equal to the remainder of the principal amount of the Initial Term Loans outstanding on such date, together, in each case, with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(ii) The Borrower hereby unconditionally promises to repay the outstanding principal amount of the Delayed Draw Term Loans to the Administrative Agent for the account of each Delayed Draw Term Lender on the Delayed Draw Term Loan Maturity Date, in an amount equal to the remainder of the principal amount of the Delayed Draw Term Loans outstanding on such date, together, in each case, with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(iii) The Borrower shall repay the Additional Term Loans of any Class in such scheduled amortization installments and on such date or dates as shall be specified therefor in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension/Modification Amendment (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.10 or repurchases in accordance with Section 9.05(g) or increased as a result of any increase in the principal amount of the Additional Term Loan of such Class pursuant to Section 2.21(a)).

(b) (i) The Borrower hereby unconditionally promises to pay (A) to the Administrative Agent for the account of each Initial Revolving Lender, the then outstanding principal amount of the Initial Revolving Loans of such Lender on the Initial Revolving Credit Maturity Date and (B) to the Administrative Agent for the account of each Additional Revolving Lender, the then outstanding principal amount of each Additional Revolving Loan of such Additional Revolving Lender on the Maturity Date applicable thereto.

(ii) On the Maturity Date applicable to the Revolving Credit Commitments of any Class, the Borrower shall (A) cancel and return outstanding Letters of Credit or alternatively, with respect to each outstanding Letter of Credit, furnish to the Administrative Agent a Cash deposit (or if reasonably satisfactory to the relevant Issuing Bank, a “backstop” letter of credit) equal to 103.0% of the amount of the LC Exposure plus any accrued and unpaid interest thereon (minus any amount then on deposit in the LC Collateral Account or any Cash collateral account established for the benefit of the relevant Issuing Bank) as of such date, in each case, to the extent necessary so that, after giving effect thereto, the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Credit Commitments of any other Class shall not exceed the Revolving Credit Commitments of such other Class then in effect and (B) make payment in full in Cash of all accrued and unpaid fees and all reimbursable expenses and other Obligations with respect to the Revolving Facility of the applicable Class then due, together with accrued and unpaid interest (if any) thereon.

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(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders or the Issuing Banks and each Lender’s or Issuing Bank’s share thereof.

(e) The entries made in the accounts maintained pursuant to clauses (d) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to clause (e) of this Section and any Lender’s records, the accounts of the Administrative Agent shall govern. Notwithstanding the foregoing, in the event of any inconsistency between the accounts maintained purusant to clauses (d) or (e) and the Register, the Register shall govern.

(f) Any Lender may request that any Loan made by it be evidenced by a Promissory Note. In such event, the Borrower shall prepare, execute and deliver a Promissory Note to such Lender payable to such Lender and its registered assigns; it being understood and agreed that such Lender (and/or its applicable assign) shall be required to return such Promissory Note to the Borrower in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable). If any Lender loses the original copy of its Promissory Note, it shall execute an affidavit of loss containing an indemnification provision reasonably satisfactory to the Borrower.

SECTION 2.10 Prepayment of Loans.

(a) Optional Prepayments.

(i) Upon prior notice in accordance with clause (a)(iv) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Delayed Draw Term Loans, in whole or in part, without premium or penalty (but subject, if applicable, to Section 2.15). Each such prepayment shall be paid to the Delayed Draw Term Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(ii) Upon prior notice in accordance with clause (a)(iv) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Revolving Loans of any Class, in whole or in part, without premium or penalty (but subject to Section 2.15); provided, that after the establishment of any Additional Revolving Facility, any such prepayment of any Borrowing of Revolving Loans of any Class shall be subject to the provisions set forth in Section 2.21, 2.22 and/or 9.02, as applicable. Each such prepayment shall be paid to the Revolving Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(iii) If there are no Delayed Draw Term Loans oustanding (or concurrently with prepayment of all outstanding Delayed Draw Term Loans pursuant to Sections 2.10(a)(i) above), upon prior notice in accordance with clause (a)(iv) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Initial Term Loans, in whole or in part, without premium or penalty (but subject, if applicable, to Section 2.15). Each such prepayment shall be paid to the Initial Term Lenders in accordance with their respective Applicable Percentages of the relevant Class.

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(iv) The Borrower shall notify the Administrative Agent in writing of any prepayment hereunder (A) in the case of prepayment of a SOFR Borrowing, not later than 12:00 p.m. three U.S. Government Securities Business Days before the date of prepayment or (B) in the case of any prepayment of an ABR Borrowing, not later than 12:00 p.m. one Business Day before the day of prepayment (or, in the case of clauses (A) and (B), such other time as to which the Administrative Agent may agree). Each such notice shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, that any such notice may state that it is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked if such condition is not satisfied by the Borrower delivering notice to the Administrative Agent on or prior to the specified effective date. Promptly following receipt of any such notice relating to any Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type and Class as provided in Section 2.02, or such lesser amount that is then outstanding with respect to such Borrowing being repaid (and in increments of $100,000 in excess thereof or such lesser incremental amount that is then outstanding with respect to such Borrowing being repaid). Each prepayment of Term Loans shall be applied to the Class or Classes of Term Loans specified in the applicable prepayment notice, and each prepayment of Term Loans of any Class made pursuant to this Section 2.10(a) shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans of such Class in the manner specified by the Borrower or, in the absence of any such specification on or prior to the date of the relevant optional prepayment, in direct order of maturity.

(b) Mandatory Prepayments.

(i) No later than the 10th Business Day after the date on which the financial statements with respect to each Fiscal Year of the Borrower are required to be delivered pursuant to Section 5.01(b), commencing with the Fiscal Year ending December 31, 2026, the Borrower shall prepay the outstanding principal amount of Term Loans in accordance with clause (vi) of this Section 2.10(b) in an aggregate principal amount (the “ECF Prepayment Amount”) equal to (A) 50% of Excess Cash Flow for the Excess Cash Flow Period then ended, minus (B) at the option of the Borrower, (1) the aggregate principal amount of any Initial Term Loans and/or Revolving Loans prepaid pursuant to Section 2.10(a) during such Fiscal Year or after such Fiscal Year and prior to such prepayment date, (2) the amount of any reduction in the outstanding amount of any Term Loans resulting from any assignment made in accordance with Section 9.05(g) (including in connection with any Dutch Auction) during such Fiscal Year or after such Fiscal Year and prior to such prepayment date and (3) the aggregate principal amount of Other First Lien Indebtedness voluntarily prepaid, repurchased, redeemed or otherwise discharged during such Fiscal Year or after such Fiscal Year and prior to such prepayment date, in each case under this clause (B), (x) excluding any such prepayment, assignment, repurchase, redemption or other discharge made during such period to the extent that it reduced the amount required to be prepaid pursuant to this Section 2.10(b)(i) in the prior Fiscal Year or is financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) of the Borrower or its Restricted Subsidiaries, (y) only to the extent of the actual amount of Cash paid by the Borrower and its Restricted Subsidiaries in connection with the relevant prepayment, assignment, repurchase, redemption or other discharge and (z) in the case of any prepayment of Revolving Loans or any Other First Lien Indebtedness in the form of revolving loans, only to the extent accompanied by a permanent reduction in the relevant revolving credit commitment; provided, that no prepayment under this Section 2.10(b)(i)

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shall be required unless the ECF Prepayment Amount would exceed $3,000,000 and then only to the extent of the amount of such excess; provided, further, that if at the time that any prepayment would be required under this Section 2.10(b)(i), the Borrower or any of its Restricted Subsidiaries is required to prepay or repurchase (or offer to prepay or repurchase) any Other First Lien Indebtedness with any portion of the ECF Prepayment Amount, then the Borrower may apply such portion of the ECF Prepayment Amount on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and the relevant Other First Lien Indebtedness at such time; provided, that the portion of such ECF Prepayment Amount allocated to the Other First Lien Indebtedness shall not exceed the amount of such ECF Prepayment Amount required to be allocated to the Other First Lien Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such ECF Prepayment Amount shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the prepayment or repurchase of the relevant Other First Lien Indebtedness, and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.10(b)(i) shall be reduced accordingly; provided, further, that to the extent the holders of the Other First Lien Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event no later than the 10th Business Day after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(ii) In the event that the Borrower or any of its Restricted Subsidiaries receives Net Proceeds in respect of any Prepayment Asset Sale or any Casualty/Condemnation Event, in each case, in excess of $3,000,000 in any Fiscal Year or $10,000,000 in the aggregate, the Borrower shall, not later than the fifth Business Day following the receipt thereof, apply an amount equal to 100.0% of such Net Proceeds in excess of such threshold (such Net Proceeds being referred to as the “Specified Net Proceeds”) to prepay (i) first, the outstanding principal amount of Delayed Draw Term Loans and (ii) second, if there are no Delayed Draw Term Loans outstanding, the outstanding principal amount of the Initial Term Loans, in each case, in accordance with clause (vi) of this Section 2.10(b); provided, that (A) if prior to the date any such prepayment is required to be made, the Borrower notifies the Administrative Agent that the Borrower and/or its Restricted Subsidiaries intend to reinvest the Specified Net Proceeds in assets used or useful in the business of the Borrower or any of its Restricted Subsidiaries (other than Cash or Cash Equivalents, but including any reinvestment in the form of an acquisition or a similar Investment and any Investment in any Person that becomes a Restricted Subsidiary as a result of such Investment), then so long as no Event of Default exists at the time of the delivery of such notice, the Borrower shall not be required to make a prepayment under this Section 2.10(b)(ii) in respect of the Specified Net Proceeds to the extent that (1) the Specified Net Proceeds are so reinvested within 12 months following receipt thereof or (2) the Borrower or any of its Restricted Subsidiaries has committed so to reinvest the Specified Net Proceeds during such 12-month period and the Specified Net Proceeds are so reinvested within 180 days after the expiration of such 18-month period, provided further that to the extent the Specified Net Proceeds have not been so reinvested prior to the expiration of the applicable period, the Borrower shall promptly (and in any event no later than the 10th Business Day after the expiration of the applicable period) prepay the Term Loans in accordance with the terms hereof (but without giving effect to clause (A) above) in an aggregate principal amount equal to the amount of the Specified Net Proceeds not so reinvested, and (B) if at the time that any prepayment would be required under this Section 2.10(b)(ii), the Borrower or any of its Restricted Subsidiaries is required to prepay or repurchase (or offer to prepay or repurchase) any Other First Lien Indebtedness with any portion of the applicable Specified Net Proceeds, then the Borrower may apply such portion of the applicable Specified Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and the relevant Other First Lien Indebtedness at such time; provided, that the portion of the applicable Specified Net Proceeds allocated to the Other First Lien Indebtedness shall not exceed the amount of the Specified Net

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Proceeds required to be allocated to the Other First Lien Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of the Specified Net Proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the prepayment or repurchase of the relevant Other First Lien Indebtedness, and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.10(b)(ii) shall be reduced accordingly; provided, further, that to the extent the holders of the Other First Lien Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event no later than the 10th Business Day after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(iii) In the event that the Borrower or any of its Restricted Subsidiaries receives Net Proceeds from the issuance or incurrence of Indebtedness by the Borrower or any of its Restricted Subsidiaries (other than Indebtedness that is permitted to be incurred under Section 6.01, except to the extent the relevant Indebtedness constitutes (A) Refinancing Indebtedness incurred to refinance all or a portion of the Term Loans pursuant to Section 6.01(p), (B) Incremental Loans incurred to refinance all or a portion of the Term Loans pursuant to Section 2.21, (C) Replacement Term Loans incurred to refinance all or any portion of the Term Loans in accordance with the requirements of Section 9.02(c) and/or (D) Incremental Equivalent Debt incurred to finance all or a portion of the Term Loans in accordance with the requirements of Section 6.01(y)), the Borrower shall, substantially simultaneously with (and in any event not later than the next succeeding Business Day after) the receipt of such Net Proceeds by the Borrower or its applicable Restricted Subsidiary, apply an amount equal to 100.0% of such Net Proceeds to prepay (i) first, the outstanding principal amount of Delayed Draw Term Loans and (ii) second, if there are no Delayed Draw Term Loans outstanding, the outstanding principal amount of the Initial Term Loans, in each case, in accordance with clause (vi) of this Section 2.10(b).

(iv) ACO Reach Sale.

(1) Within five (5) Business Days after the consummation of the ACO Reach Sale, the Borrower shall apply the Net Proceeds realized from the ACO Reach Sale in an amount not to exceed $35,000,000 (i) first, to the outstanding principal amount of Delayed Draw Term Loans and (ii) second, if there are no Delayed Draw Term Loans outstanding, to the outstanding principal amount of the Initial Term Loans, in each case, in accordance with clause (vi) of this Section 2.10(b).

(2) No later than August 1, 2025, the Borrower shall apply $15,000,000 of the Net Proceeds realized from the ACO Reach Sale first, to the outstanding principal amount of Delayed Draw Term Loans and (ii) second, if there are no Delayed Draw Term Loans outstanding, to the outstanding principal amount of the Initial Term Loans, in each case, in accordance with clause (vi) of this Section 2.10(b).

(3) No later than August 1, 2025, the Borrower shall apply any Net Proceeds resulting from the release of the American Choice Health Cash Collateral, which funds shall be applied first, to the outstanding principal amount of Delayed Draw Term Loans and (ii) second, if there are no Delayed Draw Term Loans outstanding, to the outstanding principal amount of the Initial Term Loans, in each case, in accordance with clause (vi) of this Section 2.10(b).

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(4) Not later than one hundred and eighty (180) days after the receipt of any earn-out, holdback or other similar deferred consideration in connection with the ACO Reach Sale, the Borrower shall apply such funds first, to the outstanding principal amount of Delayed Draw Term Loans and (ii) second, if there are no Delayed Draw Term Loans outstanding, to the outstanding principal amount of the Initial Term Loans, in each case, in accordance with clause (vi) of this Section 2.10(b).

(5) Notwithstanding the foregoing, the Borrower shall not be required to make any payments pursuant to this Section 2.10(b)(iv) if, after giving pro forma effect to such payment, Liquidity would be below $65,000,000.

Notwithstanding anything in this Section 2.10(b) to the contrary:

(A) the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Section 2.10(b)(i) or 2.10(b)(ii) to the extent that the relevant Prepayment Asset Sale is consummated by any Foreign Subsidiary or the relevant Casualty/Condemnation Event affects the assets of any Foreign Subsidiary, as the case may be, for so long as the repatriation to the Borrower of any such amount would be prohibited under any applicable law or conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager or member of management of such Foreign Subsidiary (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions, for a period not to exceed 12 months from the date of the event or calculation giving rise to such repatriation, required by applicable law to permit such repatriation without violating local law or incurring material tax, regulatory or cost consequences); it being understood that if the repatriation of the relevant affected Specified Net Proceeds, as the case may be, is permitted under the applicable law and, to the extent applicable, would no longer conflict with the fiduciary duties of such director, or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, in either case, within 365 days following the event giving rise to the relevant Specified Net Proceeds, the relevant Foreign Subsidiary will promptly repatriate the relevant Specified Net Proceeds and the repatriated Specified Net Proceeds will be promptly (and in any event not later than five (5) Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.10(b) to the extent required herein (without regard to this clause (A)),

(B) the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Section 2.10(b)(i) or 2.10(b)(ii) to the extent that the relevant Specified Net Proceeds are received by any joint venture or other non Wholly-Owned Subsidiary, in each case, for so long as the distribution to the Borrower of such Specified Net Proceeds would be prohibited under the Organizational Documents or joint venture agreements governing such joint venture or other non Wholly-Owned Subsidiary; it being understood that if the relevant prohibition ceases to exist within the 365-day period following the event giving rise to the relevant Specified Net Proceeds, the relevant joint venture or other non Wholly-Owned Subsidiary will promptly distribute the relevant Specified Net Proceeds and the distributed Specified Net Proceeds will be promptly (and in any event not later than five (5) Business Days after such distribution) applied to the repayment of the Term Loans pursuant to this Section 2.10(b) to the extent required herein (without regard to this clause (B)),

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(C) if the Borrower determines in good faith in consultation with the Administrative Agent that the repatriation to the Borrower of any amounts required to mandatorily prepay the Term Loans pursuant to Section 2.10(b)(i) or 2.10(b)(ii) that are attributable to Foreign Subsidiaries would result in a material Tax liability to the Borrower or any Restricted Subsidiary or any of the direct or indirect owners of Capital Stock of the Borrower (including any material withholding Tax or any material tax distribution) (such amount, a “Restricted Amount”), the amount that the Borrower shall be required to mandatorily prepay pursuant to Section 2.10(b)(i) or 2.10(b)(ii), as applicable, shall be reduced by the Restricted Amount; it being understood that to the extent that the repatriation of the relevant Specified Net Proceeds attributable to the relevant Foreign Subsidiary would no longer have an adverse tax consequence within the 365-day period following the event giving rise to the relevant Specified Net Proceeds an amount equal to the Specified Net Proceeds, to the extent available, not previously applied pursuant to this clause (C) shall be promptly applied to the repayment of the Term Loans pursuant to this Section 2.10(b) to the extent required herein (without regard to this clause (C)), and

(D) notwithstanding anything in this Agreement to the contrary, the non-application of any amount required to be prepaid pursuant to Sections 2.10(b)(i) – (iv) as a result of the exceptions set forth in clause (C) above shall not constitute a Default or Event of Default, and any such amounts shall remain available for working capital and general corporate purposes of the Loan Parties and their Restricted Subsidiaries for so long as such amounts are not required to be prepaid pursuant to this Section 2.10(b).

(v) Any Term Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Term Loans required to be made by the Borrower pursuant to this Section 2.10(b) (other than clause (iii) or (iv) thereof), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”), in which case the remaining amount thereof may be retained by the Borrower. If any Lender fails to deliver a notice to the Administrative Agent of its election to decline receipt of its Applicable Percentage of any mandatory prepayment within the time frame specified by the Administrative Agent, such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of Term Loans.

(vi) Except as otherwise provided in any Refinancing Amendment, any Incremental Facility Amendment or any Extension/Modification Amendment, each prepayment of Term Loans pursuant to this Section 2.10(b) shall be applied ratably to the relevant Class of Term Loans so prepaid, provided that any prepayment of Term Loans pursuant to clause (iii) of this Section 2.10(b) resulting from Indebtedness of the kind described in the parenthetical to such clause shall be applied to the applicable Class of Term Loans being refinanced. With respect to each Class of Term Loans, all accepted prepayments under this Section 2.10(b) shall be applied against the remaining scheduled installments of principal due in respect of such Term Loans as directed by the Borrower (or, in the absence of direction from the Borrower, to the remaining scheduled amortization payments in respect of such Term Loans in direct order of maturity), and each such prepayment shall be paid to the Term Lenders in accordance with their respective Applicable Percentage of the applicable Class. Any mandatory prepayment by the Borrower of the Term Loans of any Class pursuant to this Section 2.10(b) shall be applied on a pro rata basis to the then outstanding Term Loans of such Class, irrespective of whether such outstanding Term Loans are ABR Loans or SOFR Loans; provided, that in the case of a mandatory prepayment under clause (iii) or, if no Lenders exercise the right to waive such mandatory prepayment pursuant to clause (v), any other clause of this Section 2.10(b), the amount of such mandatory prepayment shall be applied first to the then outstanding Term Loans of such Class that are ABR Loans and then to the then outstanding Term Loans of such Class that are SOFR Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.15.

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(vii) In the event that the Revolving Credit Exposure of any Class exceeds the amount of the Revolving Credit Commitments of such Class then in effect, the Borrower shall, within five Business Days of receipt of notice from the Administrative Agent, prepay the Revolving Loans and/or reduce LC Exposure in an aggregate amount sufficient to reduce such Revolving Credit Exposure as of the date of such payment to an amount not to exceed the Revolving Credit Commitments of such Class then in effect by taking any of the following actions as it shall determine at its sole discretion: (A) prepaying Revolving Loans or (B) with respect to any excess LC Exposure, depositing Cash in a Cash collateral account established for the benefit of the relevant Issuing Bank or “backstopping” or replacing the relevant Letters of Credit, in each case, in an amount equal to 103.0% of such excess LC Exposure (minus any amount then on deposit in the LC Collateral Account or any Cash collateral account established for the benefit of the relevant Issuing Bank). Each prepayment of any Revolving Borrowing under this Section 2.10(b)(vii) shall be paid to the Revolving Lenders in accordance with their respective Applicable Percentages of the applicable Class.

(viii) Prepayments made under this Section 2.10(b) shall be (A) accompanied by accrued interest as required by Section 2.12 and (B) subject to Section 2.15 but shall otherwise be without premium or penalty.

SECTION 2.11 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Delayed Draw Term Lender of any Class (other than any Defaulting Lender) a commitment fee, which shall accrue at a rate per annum equal to the Commitment Fee Rate applicable to the Delayed Draw Term Commitments of such Class on the average daily amount of the unused Delayed Draw Term Commitments of such Class of such Delayed Draw Term Lender during the period from and including the Closing Date to the date on which such Delayed Draw Term Lender’s Delayed Draw Term Commitment of such Class terminates. Accrued commitment fees shall be payable in arrears on the last Business Day of each March, June, September and December for the quarterly period then ended, and on the date on which the Delayed Draw Term Commitments of the applicable Class terminate. For purposes of calculating the commitment fee, the Delayed Draw Term Commitment of any Class of any Delayed Draw Term Lender shall be deemed to be used to the extent of Delayed Draw Term Loans of such Class of such Delayed Draw Term Lender.

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender of any Class (other than any Defaulting Lender) a commitment fee, which shall accrue at a rate per annum equal to the Commitment Fee Rate applicable to the Revolving Credit Commitments of such Class on the average daily amount of the unused Revolving Credit Commitment of such Class of such Revolving Lender during the period from and including the Closing Date to the date on which such Revolving Lender’s Revolving Credit Commitment of such Class terminates. Accrued commitment fees shall be payable in arrears on the last Business Day of each March, June, September and December for the quarterly period then ended, and on the date on which the Revolving Credit Commitments of the applicable Class terminate. For purposes of calculating the commitment fee, the Revolving Credit Commitment of any Class of any Revolving Lender shall be deemed to be used to the extent of Revolving Loans of such Class of such Revolving Lender and the LC Exposure of such Revolving Lender attributable to its Revolving Credit Commitment of such Class.

(c) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender of any Class a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Revolving Loans

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of such Class that are SOFR Loans on the daily amount of such Lender’s LC Exposure attributable to its Revolving Credit Commitment of such Class (excluding any portion thereof that is attributable to unreimbursed LC Disbursements), during the period from and including the Closing Date to the earlier of (A) the later of the date on which such Revolving Lender’s Revolving Credit Commitment of such Class terminates and the date on which such Revolving Lender ceases to have any LC Exposure attributable to its Revolving Credit Commitment of such Class and (B) the Termination Date, and (ii) to each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such Letter of Credit to the earlier of (A) the expiration date of such Letter of Credit, (B) the date on which such Letter of Credit terminates or (C) the Termination Date, which shall accrue at a rate equal to 0.125% per annum of the daily amount of the LC Exposure attributable to such Letter of Credit (excluding any portion thereof that is attributable to unreimbursed LC Disbursements), as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees shall accrue to but excluding the last Business Day of each March, June, September and December and be payable in arrears for the quarterly period then ended on the last Business Day of each March, June, September and December; provided, that all such fees shall be payable on the date on which the Revolving Credit Commitments of the applicable Class terminate, and any such fees accruing after the date on which the Revolving Credit Commitments of the applicable Class terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after receipt of a written demand (accompanied by reasonable back-up documentation) therefor.

(d) The Borrower agrees to pay to the Administrative Agent, for its own account, the annual administration fee described in the Administrative Agent Fee Letter.

(e) The Borrower agrees to pay to the initial Delayed Draw Term Lender that is signatory to this Agreement on the Closing Date (the “Fronting Lender”), for its own account, the fronting fee in accordance with the Fronting Fee Letter.

(f) The Borrower agrees to pay the Backstop Fee. The Backstop Fee shall be fully earned by certain initial backstop lenders on the Closing Date and shall be payable to certain initial backstop lenders on the Closing Date.

(g) The Borrower agrees to pay the Commitment Fee. The Commitment Fee shall be fully earned by each Delayed Draw Term Lender on the Closing Date and shall be payable to each such Delayed Draw Lender on the Closing Date.

(h) All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to any Issuing Bank). Fees paid shall not be refundable under any circumstances except as otherwise provided in the Fee Letters.

(i) Unless otherwise indicated herein, all computations of accruing fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of a fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.12 Interest.

(a) The Term Loans and Revolving Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

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(b) The Term Loans and Revolving Loans comprising each SOFR Borrowing shall bear interest at the Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, following the occurrence and during the continuance of any Event of Default pursuant to Section 7.01(a), 7.01(f) or 7.01(g), if any principal of any Term Loan or Revolving Loan, any LC Disbursement is not, in each case, paid or reimbursed when due (after the expiration of any applicable grace period), whether at stated maturity, upon acceleration or otherwise, the relevant overdue principal shall bear interest, to the fullest extent permitted by applicable law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Term Loan, Revolving Loan or unreimbursed LC Disbursement, 2.00% plus the rate otherwise applicable to such Term Loan, Revolving Loan or LC Disbursement as provided in the preceding clauses of this Section or in Section 2.05(h) or (ii) in the case of overdue interest or any other overdue amount, 2.00% plus the rate of interest applicable to Revolving Loans that are ABR Loans as provided in clause (a) of this Section 2.12; provided, that no amount shall accrue pursuant to this Section 2.12(c) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender is a Defaulting Lender.

(d) Accrued interest on each Term Loan and Revolving Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) on the Maturity Date applicable to such Loan and (iii) in the case of a Revolving Loan of any Class, upon termination of the Revolving Credit Commitments of such Class, as applicable; provided, that (A) interest accrued pursuant to clause (c) of this Section shall be payable on demand, (B) in the event of any repayment or prepayment of any Term Loan or Revolving Loan (other than an ABR Revolving Loan of any Class prior to the termination of the Revolving Credit Commitments of such Class), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and, in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each Loan for the day on which the Loan is made and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

(f) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

(g) PIK Election. If the Borrower has made a PIK Election in respect of the Initial Term Loans, then on the applicable Interest Payment Date, the Borrower shall (i) pay the accrued but unpaid interest on the Initial Term Loans in cash at a rate per annum equal to Term SOFR (or, in the case of an ABR Loan, ABR) plus 1.00% (the “Partial Cash Interest”) on each such Interest Payment Date and (ii) pay the accrued but unpaid interest attributable to the excess over the Partial Cash Interest by capitalizing and adding such amount to (and thereby increasing) the principal amount of Initial Term Loans outstanding hereunder on each such Interest Payment Date.

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SECTION 2.13 Alternate Rate of Interest.

(a) If at least two Business Days prior to the commencement of any Interest Period for a SOFR Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders in writing that the Adjusted Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees promptly to do, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto, and (B) if any Borrowing Request requests a SOFR Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b) Benchmark Replacement.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii) No Hedge Agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.13.

(c) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

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(d) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.13(e) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.

(e) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

SECTION 2.14 Increased Costs.

(a) If any Change in Law:

(i) imposes, modifies or deems applicable any reserve (including pursuant to regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank;

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(ii) subjects any Lender or Issuing Bank to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on or with respect to its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) imposes on any Lender or Issuing Bank or the London interbank market any other condition (other than Taxes) affecting this Agreement or SOFR Loans made by any Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to the relevant Lender of making or maintaining any SOFR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) in respect of any SOFR Loan or Letter of Credit in an amount deemed by such Lender or Issuing Bank to be material, then, within 30 days after the Borrower’s receipt of the certificate contemplated by clause (c) of this Section, the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered; provided, that the Borrower shall not be liable for such compensation if (1) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, (2) such Lender invokes Section 2.19 or (3) in the case of requests for reimbursement under clause (iii) above, the relevant circumstances do not generally affect the London interbank market or the applicable request has not been made by Lenders constituting Required Lenders.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity) in an amount deemed by such Lender or Issuing Bank to be material, then, within 30 days of receipt by the Borrower of the certificate contemplated by clause (c) of this Section, the Borrower will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered; provided, that the Borrower shall not be liable for such compensation if (1) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto or (2) such Lender invokes Section 2.19.

(c) Any Lender or Issuing Bank requesting compensation under this Section 2.14 shall be required to deliver a certificate to the Borrower that (i) sets forth the amount or amounts necessary to compensate such Lender or Issuing Bank or the holding company thereof, as applicable, as specified in clauses (a) or (b) of this Section, (ii) sets forth, in reasonable detail, the manner in which such amount or amounts were determined and (iii) certifies that such Lender or Issuing Bank is generally charging such amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, however, that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

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SECTION 2.15 Break Funding Payments. In the event of (a) the conversion or prepayment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any SOFR Loan on the date or in the amount specified in any notice delivered pursuant hereto (whether or not such notice may be revoked in accordance with the terms hereof) or (c) the assignment of any SOFR Loan of any Lender other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the actual out-of pocket loss, cost and expense incurred by such Lender that is attributable to such event, it being understood that such loss, cost or expense shall in any case exclude any interest rate floor, any loss of anticipated profit or margin and all administrative, processing or similar fees. Any Lender requesting compensation under this Section 2.15 shall be required to deliver a certificate to the Borrower that (i) sets forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined and (ii) certifies that such Lender is generally charging the relevant amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.16 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment (as determined by the applicable withholding agent in good faith), then (i) if such Tax is an Indemnified Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.16), each Lender (or, in the case of any payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall timely pay any Other Taxes (without duplication with any amounts paid under Section 2.16(a)) to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse it for any Other Taxes.

(c) The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by the Administrative Agent or such Lender, as applicable, or required to be withheld or deducted from a payment to the Administrative Agent or such Lender, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

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(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes imposed on or with respect to any payment under any Loan Document that is attributable to such Lender (but only to the extent that no Loan Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes that are attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender under any Loan Document or otherwise payable by the Administrative Agent to any Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of any withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as the Borrower or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.16(f)(ii)(A), 2.16(f)(ii)(B) and 2.16(f)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) each Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

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(1) in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party, two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing any available exemption from, or reduction of, U.S. federal withholding Tax;

(2) two executed copies of IRS Form W-8ECI;

(3) in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) two executed copies of a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments payable to such Lender are effectively connected with the conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent any Foreign Lender is not the beneficial owner (e.g., where the Foreign Lender is a participating Lender), two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-4, IRS Form W- 9, and/or other certification documents from each beneficial owner, as applicable; provided, that if such Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-3 on behalf of each such direct or indirect partner;

(C) each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation as is prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) such additional documentation reasonably requested by the Borrower or the Administrative Agent and as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Notwithstanding anything to the contrary in this Section 2.16(f), no Lender shall be required to provide any documentation that such Lender is not legally eligible to deliver.

(g) If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 2.16 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this clause (g) to the extent that the payment thereof would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the position that the Administrative Agent or such Lender would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.16 shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the relevant Loan Party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Definition of Lender. The term “Lender” shall, for all purposes of this Section 2.16, include any Issuing Bank.

SECTION 2.17 Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, reimbursements of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 p.m. on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated by the Administrative Agent to the Borrower, except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Person or Persons entitled thereto and any payment required to be made directly to any Issuing Bank shall be so made. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as provided in Sections

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2.18(b) and 2.19, each borrowing of Loans of a given Class, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans of a given Class and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type (and of the same Class) shall be allocated pro rata among the Lenders in accordance with their respective Applicable Percentages of the applicable Class. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount. All payments hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the date and time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) Subject in all respects to the provisions of each applicable Intercreditor Agreement, all proceeds of Collateral received by the Administrative Agent while an Event of Default exists and all or any portion of the Loans have been accelerated hereunder pursuant to Section 7.01, shall be applied,

(i) first, to the payment of all costs and expenses then due incurred by the Administrative Agent in connection with any collection, sale or realization on Collateral or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document,

(ii) second, on a pro rata basis, to the payment any fees, indemnities or expense reimbursements then due to the Administrative Agent (other than those covered in clause first above) or to any Issuing Bank or Lender from the Borrower constituting Secured Obligations,

(iii) third, on a pro rata basis, to the payment of the Obligations constituting interest due and payable in respect of (i) the Delayed Draw Term Loans and Revolving Loans, (ii) any Incremental Term Loans that utilize the Shared Fixed Incremental Amount, and (iii) if applicable, any Replacement Term Loans that replace or refinance the existing Delayed Draw Term Loans or Revolving Loans,

(iv) fourth, on a pro rata basis, to the payment of the portion of the Obligations constituting (i) unpaid principal on (A) the Delayed Draw Term Loans and Revolving Loans, (B) any Incremental Term Loans that utilize the Shared Fixed Incremental Amount, and (C) if applicable, any Replacement Term Loans that replace or refinance the existing Delayed Draw Term Loans or Revolving Loans (the Term Loans described in clauses (A), (B) and (C), the “First Out Term Loans”) and (ii) that portion of the Obligations constituting unreimbursed amounts in respect of any drawing under a Letter of Credit; provided, that if any Letter of Credit expires undrawn, then any Cash collateral held to secure the related LC Exposure shall be applied in accordance with this Section 2.17(b), beginning with clause (i) above,

(v) fifth, on a pro rata basis to the payment of the Obligations constituting interest due and payable in respect of the Term Loans (other than the First Out Term Loans),

(vi) sixth, on a pro rata basis, to the payment of (i) the portion of the Obligations constituting unpaid principal on the Term Loans (other than the First Out Term Loans) and (ii) breakage, termination and other amounts then due and owing in respect of any Secured Hedging Obligations,

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(vii) seventh, on a pro rata basis, to the payment of any other Secured Obligation in respect of the Delayed Draw Term Loans due to the Administrative Agent, any Lender (or any Affiliate thereof) or any other Secured Party by the Borrower,

(viii) eighth, on a pro rata basis, to the payment of any other Secured Obligation in respect of the Loans (other than the Delayed Draw Term Loans) due to the Administrative Agent, any Issuing Bank, any Lender (or any Affiliate thereof) or any other Secured Party by the Borrower, and

(ix) ninth, to, or at the direction of, the Borrower or as a court of competent jurisdiction may otherwise direct.

Any proceeds of Collateral received by the Administrative Agent while no Event of Default exists and no portion of the Loans have been accelerated hereunder shall be paid to the Borrower, other than a payment expressly contemplated herein, which shall be applied as required hereunder.

Without limiting the generality of the foregoing, this Section 2.17(b) is intended to constitute and shall be deemed to constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable nonbankruptcy law. Amounts applied pursuant to clauses (i) through (ix) of this Section 2.17(b) are to be applied, for the avoidance of doubt, in the order required by such clauses until the payment in full in cash of the applicable Secured Obligations referred to in the applicable clause. No Initial Term Lender, Revolving Lender or Issuing Bank shall object to or contest, or support any other Person in contesting or objecting to, in any proceeding (including any proceeding under the Bankruptcy Code), the validity, extent, or enforceability of the priority of payment set forth in clauses (i) through (ix) of this Section 2.17(b). In the event that the Secured Obligations in respect of the Delayed Draw Term Loans, on the one hand, and the Secured Obligations in respect of the Initial Term Loans, Revolving Loans and Letters of Credit, on the other hand, are classified together in the same class under any plan of reorganization or liquidation, each Initial Term Lender, Revolving Lender and Issuing Bank hereby acknowledge and agree that all distributions under such plan of reorganization or liquidation in respect of the claims of Delayed Draw Term Lenders, on the one hand, and Initial Term Lenders, Revolving Lenders and Issuing Banks, on the other hand, shall be applied in accordance with this Section 2.17(b) and that the foregoing shall constitute the consent of the Initial Term Lenders, the Revolving Lenders and the Issuing Banks to less favorable treatment than the Delayed Draw Term Lenders pursuant to Section 1123(a)(4) of the Bankruptcy Code if the plan of reorganization or liquidation provides for such less favorable treatment to give effect to the subordination provisions set forth in this Section 2.17(b).

(c) If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Loans of any Class or participations in LC Disbursements held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class or participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender with Loans of such Class or participations in LC Disbursements, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans of such Class of the other Lenders or sub-participations in LC Disbursements of the other Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of each applicable Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and participations in LC Disbursements; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as amended, restated, supplemented

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or otherwise modified from time to time) or (B) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans or any of its participants in LC Disbursements to any permitted assignee or participant, including any payment made or deemed made in connection with Sections 2.18(b), 2.21, 2.22, 9.02(c) and 9.05. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender or Issuing Bank the amount due. In such event, if the Borrower has not in fact made such payment, then the applicable Lender or Issuing Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender fails to make any payment required to be made by it pursuant to Section 2.06(b) or Section 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18 Mitigation Obligations; Replacement of Lenders.

(a) If (i) any Lender or Issuing Bank requests compensation under Section 2.14, (ii) any Lender gives notice pursuant to Section 2.19 or (iii) any Loan Party is required to pay any additional amount to any Lender or Issuing Bank or to any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.16, then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending or issuing office for funding, booking or issuing its Loans or Letters of Credit hereunder or its participation in any Letter of Credit affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender or Issuing Bank, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as applicable, in the future or mitigate the impact of Section 2.19, as the case may be, and (B) would not subject such Lender or Issuing Bank to any unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Bank in any material respect. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.14, (ii) any Lender gives notice pursuant to Section 2.19, (iii) any Loan Party is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iv) any Lender is a Defaulting Lender, (v) any Lender (or any Participant in respect of any Lender) is a Disqualified Institution or a Disqualified Person (solely for this purpose, in each case, whether or not it was such at the time it acquired any Commitment or Loan (or any participation therein) subject to the assignment and delegation pursuant to this clause (b)) or (vi) in connection with any proposed amendment, waiver, consent or other modification requiring the consent of “each Lender”, “each Revolving Lender” or “each Lender directly and adversely affected thereby” (or any other Class or group of Lenders other than the Required

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Lenders) with respect to which the consent of the Required Lenders, the Required DDTL Lenders or the Required Revolving Lenders (or the consent of Lenders holding Loans or Commitments of such Class or lesser group representing more than 50.0% of the sum of the total Outstanding Amount of Loans and unused Commitments of such Class or lesser group at such time) has been obtained, as applicable, any Lender does not provide its consent thereto (each such Lender described in this clause (vi), a “Non Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (A) terminate all the Commitments of such Lender and repay all the outstanding Loans of such Lender (or terminate the Commitment of such Lender of the applicable Class or Classes and repay all the outstanding Loans of such Lender of the applicable Class or Classes), in each case, without any obligation to terminate any Commitment or prepay any Loan of any other Lender, provided, that if, after giving effect such termination and repayment, the aggregate amount of the Revolving Credit Exposure of any Class exceeds the aggregate amount of the Revolving Credit Commitments of such Class then in effect, then the Borrower shall, not later than the next Business Day, prepay one or more Revolving Borrowings of the applicable Class (and, if no Revolving Borrowings of such Class are outstanding, deposit Cash collateral in the LC Collateral Account) in an amount necessary to eliminate such excess, or (B) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement (or all of its interests, rights and obligations under this Agreement as a Lender of the applicable Class or Classes) to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment and delegation); provided, that (1) subject to, in the case of any Lender that is a Disqualified Person, Section 9.05(f)(ii), such Lender has received payment of an amount equal to the outstanding principal amount of its Loans and, if applicable, participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it under any Loan Document (if applicable, in each case, only to the extent the foregoing amounts relate to its interest as a Lender of the applicable Class or Classes), (2) in the case of any assignment and delegation resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment and delegation would result in a reduction in such compensation or payments and (3) such assignment and delegation does not conflict with applicable law. No Lender (other than a Defaulting Lender, a Disqualified Institution or a Disqualified Person) shall be required to make any such assignment and delegation, and the Borrower may not repay the Obligations of such Lender or terminate its Commitments, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that if it is required to assign and delegate any of its rights or obligations pursuant to this Section 2.18(b) or Section 9.05(f)(ii), it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such assignment and delegation and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by one or more Promissory Notes) subject to such Assignment and Assumption (provided, that, notwithstanding anything to the contrary in Section 9.05, the failure of such Lender to execute an Assignment and Assumption or deliver any such Promissory Note shall not render such assignment and delegation (and the corresponding sale and purchase) invalid), and any such assignment and delegation shall be recorded in the Register and any such Promissory Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 2.18(b) or Section 9.05(f)(ii).

SECTION 2.19 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR ,

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or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue SOFR Loans or to convert ABR Loans to SOFR Loans shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the SOFR, Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the SOFR, Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR component of the Alternate Base Rate, in each case, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly). Upon receipt of such notice, (i) the Borrower shall, upon demand from the relevant Lender (with a copy to the Administrative Agent), prepay or convert all of such Lender’s SOFR Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the SOFR, Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR component of the Alternate Base Rate) either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans (in which case the Borrower shall not be required to make payments pursuant to Section 2.15 in connection with such payment) and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the SOFR, Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR (which notice such Lender agrees to give promptly). Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to such Lender.

SECTION 2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Sections 2.11(a) and (b);

(b) the Commitments, Term Loans and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders, the Required DDTL Lenders, the Required Revolving Lenders or such other number of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that, to the extent provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each Lender directly and adversely affected thereby;

(c) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.09 shall be applied at such time or times as may be determined by the

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Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to cash collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with Section 2.05(j); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05(j); sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Delayed Draw Term Loans, Revolving Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Delayed Draw Term Loans or Revolving Loans (as applicable) were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 or 4.03 (as applicable) were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Lenders (other than such Defaulting Lender holding such Delayed Draw Term Loans or Non-Defaulting Revolving Lenders (as applicable) on a pro rata basis prior to being applied to the payment of any Delayed Draw Term Loans or Revolving Loans (as applicable) of, or LC Disbursements owed to, such Defaulting Lender until such time as all Delayed Draw Term Loans or Revolving Loans (as applicable) are held by the Revolving Lenders in accordance with their Applicable Percentages of the applicable Class and, in the case of a Revolving Credit Facility, funded and unfunded participations are held in accordance with their Applicable Revolving Credit Percentages, in each case, without giving effect to Section 2.20(d); it being agreed that any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.20(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(d) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) the LC Exposure of such Defaulting Lender (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.05(d) and 2.05(e)) shall be reallocated among the Non-Defaulting Revolving Lenders in accordance with their respective Applicable Revolving Credit Percentages but only to the extent that (A) the sum of the Revolving Credit Exposures of all Non-Defaulting Revolving Lenders attributable to the Revolving Credit Commitments of any Class does not exceed the total of the Revolving Credit Commitments of all Non-Defaulting Revolving Lenders of such Class and (B) the Revolving Credit Exposure of any Non-Defaulting Revolving Lender that is attributable to its Revolving Credit Commitment of any Class does not exceed such Non-Defaulting Revolving Lender’s Revolving Credit Commitment of such Class;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within two Business Days following notice by the

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Administrative Agent or the relevant Issuing Bank, cash collateralize for the benefit of the relevant Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (other than any portion thereof referred to in the parenthetical in clause (i) above) that has not been reallocated in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any participation fees to such Defaulting Lender pursuant to Section 2.11(c) with respect to such portion of such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of any Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Revolving Lenders pursuant to Sections 2.11(b) and 2.11(c) shall be adjusted to give effect to such reallocation; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure that is subject to reallocation pursuant to clause (i) above is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable under Section 2.11(c) with respect to such portion of such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such portion of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(e) so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100.0% covered by the Revolving Credit Commitments of the Non-Defaulting Revolving Lenders and/or that the related exposure has been cash collateralized in accordance with Section 2.20(d) to its satisfaction, and participating interests in any newly issued or increased Letter of Credit shall be allocated among the Non-Defaulting Revolving Lenders in a manner consistent with Section 2.20(d)(i) (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, the Borrower and the Issuing Banks each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then, if such Defaulting Lender is a Revolving Lender, the Applicable Revolving Credit Percentage of the LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Credit Commitment, and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the applicable Class of the other Revolving Lenders as the Administrative Agent determines is necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Applicable Percentage of the applicable Class. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (i) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender (and such Lender shall not be entitled to receive any commitment fees, ticking fees or participation fees that were not paid to it during the period it was a Defaulting Lender in accordance with the foregoing provisions), (ii) all waivers, amendments and modifications effected without its consent in accordance with the provisions of this Section 2.20 and Section 9.02 during the period it was a Defaulting Lender shall be binding on it and (iii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

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SECTION 2.21 Incremental Credit Extensions.

(a) The Borrower may, at any time, on one or more occasions pursuant to an Incremental Facility Amendment, (i) add one or more new Classes of term facilities (each, an “Incremental Term Facility” and the loans thereunder, “Incremental Term Loans”), (ii) add one or more new Classes of incremental revolving facilities (each, an “Incremental Revolving Facility” and the loans thereunder, “Incremental Revolving Loans”) and/or (iii) increase the principal amount of the Term Loans of any existing Class and/or increase the aggregate amount of the Revolving Credit Commitments of any existing Class (any such increase, an “Incremental Increase” and, together with any Incremental Term Facility and any Incremental Revolving Facility, collectively, the “Incremental Facilities”; and the loans thereunder, together with any Incremental Term Loans and Incremental Revolving Loans, collectively, “Incremental Loans”) in an aggregate outstanding principal amount not to exceed, when taken together with the aggregate outstanding principal amount of all Incremental Equivalent Debt, the Incremental Cap; provided, that:

(i) no Incremental Term Facility may be in an aggregate principal amount that is less than $5,000,000 (or such lesser amount as shall be the remaining amount of the Incremental Cap or to which the Administrative Agent may reasonably agree),

(ii) no Lender shall be obligated to provide any Incremental Commitment, and the determination to provide any Incremental Commitment shall be within the sole and absolute discretion of such Lender,

(iii) no Incremental Facility or Incremental Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender, other than in its capacity, if any, as an Incremental Lender providing all or part of such Incremental Facility or Incremental Loan,

(iv) in the case of an Incremental Increase, the terms of such Incremental Increase (other than (A) to the extent not affecting fungibility for Tax purposes, original issue discount and upfront fees and (B) in the case of an Incremental Increase with respect to any Class of Term Loans, any escrow provisions applicable thereto (including any mandatory prepayment thereof required if the conditions to the release from escrow are not satisfied) prior to the release of the proceeds of any Incremental Loans made thereunder from escrow) shall be the same as the terms of the applicable Class of Term Loans or Revolving Credit Commitments subject to such Incremental Increase,

(v) the Effective Yield (and the components thereof) applicable to any Incremental Facility shall be determined by the Borrower and the Incremental Lenders providing such Incremental Facility; provided, that in the case of any Incremental Term Facility that is secured on a pari passu basis with the Delayed Draw Term Facility, the Effective Yield applicable thereto (determined on the date of the effectiveness thereof) may not be more than 0.50% higher than the Effective Yield applicable to the Delayed Draw Term Facility (determined as of such date but prior to any adjustment thereto pursuant to this clause (v)), unless the Effective Yield (and/or, as provided in the proviso below, the Alternate Base Rate floor or Adjusted Term SOFR floor) with respect to the Delayed Draw Term Facility is adjusted to be equal to the Effective Yield with respect to such Incremental Facility minus 0.50%; provided, further, that any increase in Effective Yield applicable to the Delayed Draw Term Facility due to the application or imposition of any “Adjusted Term SOFR” interest rate floor on any Incremental Term Facility may, at the election of the Borrower, be effected through an increase in the Adjusted Term SOFR floor (and the corresponding adjustment to the Alternate Base Rate floor) applicable to the Delayed Draw Term Facility,

(vi) the Maturity Date with respect to any Incremental Term Loans shall be no earlier than the Latest Term Loan Maturity Date and no Incremental Revolving Facility may have the Maturity Date earlier than (or require scheduled amortization or mandatory commitment reductions prior to) the Latest Revolving Credit Maturity Date, in each case, as of the date of effectiveness of such Incremental Facility,

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(vii) the Weighted Average Life to Maturity of any Incremental Term Facility shall be no shorter than the longest remaining Weighted Average Life to Maturity of any then- existing Class of Term Loans (without giving effect to the reduction of any required amortization payments from any prepayments of the Term Loans); provided, that Incremental Term Loans may be in the form of customary bridge loans so long as any Indebtedness for which such loans are exchanged for or that otherwise replaces such loans satisfies the requirements of this cluase (vii),

(viii) (A) any Incremental Term Facility or Incremental Revolving Facility shall be pari passu or junior in right of payment and with respect to security with any then-existing Class of Loans or unsecured and (B) no Incremental Facility may be (x) guaranteed by any Person that is not a Loan Party (other than a Person that becomes a Loan Party substantially concurrently with the incurrence of such Incremental Facility) or (y) secured by any assets other than the Collateral (other than assets that become Collateral substantially concurrently with the incurrence of such Incremental Facility), provided that any Incremental Term Facility or Incremental Revolving Facility that is secured on junior lien basis to the Obligations, unsecured or subordinated in right of payment to the Obligations shall be incured pursuant to separate credit or facilities documentation and shall be subject to an Intercreditor Agreement,

(ix) any Incremental Term Loans may participate in any mandatory prepayment under Section 2.10(b) on a pro rata basis (or on less than pro rata basis, but, except with respect to any mandatory prepayment referred to in the parenthetical clause in Section 2.10(b)(iii), not on a greater than pro rata basis) with any then-existing Class of Term Loans,

(x) subject to Sections 1.10(a) and 2.21(h), (A) the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of the effectiveness of such Incremental Facility with the same effect as though such representations and warranties had been made on and as of such date; provided, that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such date or for such period, and (B) no Event of Default shall exist immediately prior to or immediately after giving effect to such Incremental Facility,

(xi) subject to the foregoing terms of this Section 2.21(a), any Incremental Term Facility or Incremental Revolving Facility shall be on terms and pursuant to documentation to be determined by the Borrower and the Incremental Lenders providing such Incremental Term Facility or Incremental Revolving Facility; provided that except with respect to Effective Yield, final maturity or commitment termination, amortization, prepayments (including restrictions on prepayment) and premiums, escrow provisions and except as otherwise permitted herein, the terms of any Incremental Term Facility or Incremental Revolving Facility shall not be materially more restrictive (when taken as a whole and as reasonably determined by the Borrower in good faith) on the Borrower and its Restricted Subsidiaries than those applicable to any then-existing Class of Term Loans or Revolving Credit Commitments, as applicable (other than any terms which are applicable only after the Latest Term Loan Maturity Date or the Latest Revolving Credit Maturity Date, as applicable, in each case, as of the date of effectiveness of such Incremental Facility) unless any such terms of any Incremental Term Facility or Incremental Revolving Facility that are materially more favorable to the Incremental Lenders under such Incremental Facility than those applicable to any then-existing Class of Term Loans or Revolving Credit Commitments, as applicable, are then added to the Loan Documents for the benefit of the Lenders under each such then-existing Class of Term Loans or Revolving Credit Commitments, as applicable,

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(xii) the proceeds of any Incremental Facility may be used for working capital and other general corporate purposes (including permitted acquisitions, permitted Investments and Restricted Payments, permitted prepayments of Restricted Debt, payments in respect of earn-outs, holdbacks and other similar deferred acquisition consideration related to any permitted acquisitions (including for the avoidance of doubt, any acquisition consummated prior to the Closing Date), consummated prior to or substantially concurrently with the incurrence of such Incremental Facility) and for any other purposes not prohibited by the terms of the Loan Documents, and

(xiii) on the date of the borrowing of any Incremental Loans that will be of the same Class as any then-existing Class of Term Loans (or on the date of the release from escrow of the proceeds of any Incremental Loans that, upon the release of such proceeds, will be of the same Class as any then-existing Class of Term Loans), and notwithstanding anything to the contrary set forth in Section 2.07 or 2.12, such Incremental Loans shall be added to (and constitute a part of, be of the same Type as and, at the election of the Borrower, have the same Interest Period as) each Borrowing of outstanding Term Loans of such Class on a pro rata basis (based on the relative sizes of such Borrowings), so that each Incremental Lender providing such Incremental Loans will participate proportionately in each then-outstanding Borrowing of Term Loans of such Class; it being acknowledged that the application of this clause (a)(xiii) may result in such Incremental Loans having Interest Periods (the duration of which may be less than one month) that begin during an Interest Period then applicable to outstanding SOFR Term Loans of the relevant Class and which end on the last day of such Interest Period.

(b) Incremental Commitments may be provided by any existing Lender or by any other Eligible Assignee (each, an “Incremental Lender”); provided, that the Administrative Agent (and, in the case of any Incremental Revolving Facility and any Incremental Increase with respect to any Revolving Credit Commitments, each Issuing Bank) shall have a right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Incremental Lender’s provision of Incremental Commitments solely if such consent would be required under Section 9.05(b) for an assignment of Loans of the applicable Class to such Incremental Lender; provided, further, that any Incremental Lender that is a Non-Debt Fund Affiliate shall be subject to the provisions of Section 9.05(g), mutatis mutandis, to the same extent as if the relevant Incremental Commitments and related Obligations had been acquired by such Incremental Lender by way of assignment.

(c) Each Incremental Lender providing a portion of any Incremental Facility shall execute and deliver to the Administrative Agent and the Borrower all such documentation (including the relevant Incremental Facility Amendment) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Facility. On the effective date of such Incremental Facility, each Incremental Lender that is not then a Lender shall become a Lender for all purposes in connection with this Agreement.

(d) As conditions precedent to either to the effectiveness of any Incremental Facility or to the making of any Incremental Loans (as set forth in the applicable Incremental Facility Amendment), (i) the Administrative Agent shall be entitled to receive such customary written opinions of counsel, customary secretary’s certificate, customary officer’s certificate (as to the satisfaction of the conditions set forth in clause (a)(x) above, to the extent such conditions are applicable), customary reaffirmation agreements and customary supplements and/or amendments to the Collateral Documents as it shall reasonably request, (ii) the Administrative Agent shall be entitled to receive, from each Incremental Lender that is not then a Lender, an Administrative Questionnaire and such other documents as it shall reasonably

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request from such Incremental Lender, (iii) the Administrative Agent and the Incremental Lenders shall be entitled to receive all fees required to be paid in respect of such Incremental Facility or Incremental Loans pursuant to agreements separately agreed to by the Borrower and (iv) in the case of the making of any Incremental Loans under an Incremental Term Facility or an Incremental Increase with respect to any existing Class of Term Loans, the Administrative Agent shall have received a Borrowing Request (it being understood that such Borrowing Request shall not be required to contain any representation, warranty or certification).

(e) Upon the effectiveness of an Incremental Increase with respect to any Revolving Credit Commitments or any Incremental Revolving Facility pursuant to this Section 2.21:

(i) in the case of any such Incremental Increase, (A) each Revolving Lender immediately prior to such Incremental Increase will automatically and without further act be deemed to have assigned to each relevant Incremental Lender, and each relevant Incremental Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit, such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (including each such Incremental Lender) participations hereunder in Letters of Credit shall be held pro rata on the basis of their respective Applicable Revolving Credit Percentages (determined after giving effect to such Incremental Increase) and (B) the existing Revolving Lenders of the applicable Class shall assign Revolving Loans to certain other Revolving Lenders of such Class (including the Revolving Lenders providing the relevant Incremental Increase), and such other Revolving Lenders (including the Revolving Lenders providing the relevant Incremental Increase) shall purchase such Revolving Loans, in each case, to the extent necessary so that all of the Revolving Lenders of such Class participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Applicable Percentages of such Class (after giving effect to any such Incremental Increase); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (e)(i); and

(ii) in the case of any Incremental Revolving Facility, (A) the borrowing and repayment (except for (I) payments of interest and fees at different rates on the Revolving Facilities (and related outstandings), (II) repayments required on the Maturity Date of any Revolving Facility and (III) repayments made in connection with a permanent termination of the Revolving Credit Commitments under any Revolving Facility (subject to clause (C) below)) of Revolving Loans under any Revolving Facility after the effective date of such Incremental Revolving Facility shall be made on a pro rata basis with all other Revolving Facilities, (B) all Letters of Credit shall be participated on a pro rata basis by all Revolving Lenders in accordance with their respective Applicable Revolving Credit Percentages and (C) any permanent repayment of Revolving Loans under, and reduction and termination of Revolving Credit Commitments under, any Revolving Facility after the effective date of such Incremental Revolving Facility shall be made on a pro rata basis with all other Revolving Facilities, except that the Borrower shall be permitted to permanently repay Revolving Loans and reduce or terminate Revolving Credit Commitments under any Revolving Facility on a greater than pro rata basis as compared to any other Revolving Facilities with a later Maturity Date than such Revolving Facility.

(f) [Reserved]

(g) The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Facility Amendment and/or any amendment to this Agreement or any other Loan Document as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section 2.21, including any amendments necessary to

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establish new Classes of Loans and Commitments hereunder (including for purposes of prepayments and voting) or to reflect an increase in any existing Class of Loans and Commitments and any technical amendments relating thereto, in each case, on terms consistent with this Section 2.21. The Administrative Agent agrees that its consent to any amendment to this Agreement or any other Loan Document as contemplated above, or to the form and substance of any Incremental Facility Amendment, will not be unreasonably withheld, delayed or conditioned.

(h) Notwithstanding anything to the contrary in this Section 2.21 or in any other provision of any Loan Document, if the proceeds of any Incremental Facility are intended to be applied to finance an acquisition (including a Limited Condition Acquisition), other investments or repayment of Indebtedness requiring irrevocable notice in advance of such prepayment, the availability thereof shall be subject to (i) in the case of the representations and warranties made in connection therewith, customary “SunGard” or “certain funds” conditionality and (ii) (x) no Event of Default at the time of, or immediately after giving effect to, execution of definitive documentation for such Limited Condition Acquisition or notice of repayment and (y) no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) at the time of, or immediately after giving effect to, the funding of such Incremental Facility or the making of such repayment.

(i) This Section 2.21 shall supersede any provision in Section 2.17 or 9.02 to the contrary.

SECTION 2.22 Extensions and Modifications of Loans and Revolving Credit Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension/Modification Offer”) made from time to time by the Borrower to all Lenders holding Loans or Commitments of any Class, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the Loans or Commitments of such Class) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate transactions with any individual Lender that accepts the terms contained in the relevant Extension/Modification Offer to extend the Maturity Date of all or a portion of such Lender’s Loans and/or Commitments of such Class and/or otherwise to modify the terms of all or a portion of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Extension/Modification Offer (including by increasing the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) and/or modifying the amortization schedule, if any, in respect of such Loans) (each, an “Extension/Modification”); it being understood that any Extended/Modified Term Loans shall constitute a separate Class of Loans from the Class of Loans from which they were converted and any Extended/Modified Revolving Credit Commitments shall constitute a separate Class of Revolving Credit Commitments from the Class of Revolving Credit Commitments from which they were converted; provided that the following terms are satisfied:

(i) except as to (A) interest rates, fees and/or final maturity (which shall, subject to clause (iii) below, be determined by the Borrower and any Lender that agrees to an Extension/Modification of its Revolving Credit Commitments and set forth in the relevant Extension/Modification Offer), (B) terms applicable to such Extended/Modified Revolving Credit Commitments or Extended/Modified Revolving Loans (each as defined below) that are more favorable to the Lenders holding such Extended/Modified Revolving Credit Commitments or Extended/Modified Revolving Loans than those contained in the Loan Documents and are then added to the Loan Documents for the benefit of the Revolving Lenders pursuant to the applicable Extension/Modification Amendment, and (C) any covenants or other provisions applicable only to periods after the Latest Revolving Credit Maturity Date (in each case, as of the date of effectiveness of such Extension/Modification), the Revolving Credit Commitment of any Lender that agrees to such Extension/Modification Offer with respect to such Commitment (an “Extended/Modified

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Revolving Credit Commitment”; and the Loans thereunder, “Extended/Modified Revolving Loans”), and the related outstandings, shall have terms substantially consistent with (or terms not less favorable to existing Lenders than) the terms of the Class of Revolving Credit Commitments subject to the relevant Extension/Modification Offer (and related outstandings); provided that if more than one Revolving Facility exists after giving effect to any such Extension/Modification, (1) the borrowing and repayment (except for (x) payments of interest and fees at different rates on the Revolving Facilities (and related outstandings), (y) repayments required on the Maturity Date of any Revolving Facility and (z) repayments made in connection with a permanent repayment and termination of Revolving Credit Commitments under any Revolving Facility (subject to clause (3) below)) of Revolving Loans under any Revolving Facility after the effective date of such Extended/Modified Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Facilities, (2) all Letters of Credit shall be participated on a pro rata basis by all Revolving Lenders accordance with their respective Applicable Revolving Credit Percentages and (3) any permanent repayment of Revolving Loans with respect to, and reduction or termination of Revolving Credit Commitments under, any Revolving Facility after the effective date of such Extended/Modified Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Facilities, except that the Borrower shall be permitted to permanently repay Revolving Loans and terminate Revolving Credit Commitments under any Revolving Facility on a greater than pro rata basis as compared to any other Revolving Facilities with a later Maturity Date than such Revolving Facility;

(ii) except as to (A) interest rates, fees, amortization, final maturity date, premiums, required prepayment dates and participation in prepayments (which shall, subject to clauses (iii), (iv) and (v) below, be determined by the Borrower and any Lender that agrees to an Extension/Modification of its Term Loans and set forth in the relevant Extension/Modification Offer), (B) terms applicable to such Extended/Modified Term Loans (as defined below) that are more favorable to the Lenders of such Extended/Modified Term Loans than those contained in the Loan Documents and are then added to the Loan Documents for the benefit of the Term Lenders pursuant to the applicable Extension/Modification Amendment and (C) any covenants or other provisions applicable only to periods after the Latest Term Loan Maturity Date (in each case, as of the date of effectiveness of such Extension/Modification), the Term Loans of any Lender that are extended or otherwise modified pursuant to any Extension/Modification (any such Term Loans, the “Extended/Modified Term Loans”) shall have terms substantially consistent with (or terms not less favorable to existing Lenders than) the terms of the Class of Term Loans subject to the relevant Extension/Modification Offer;

(iii) (A) the Maturity Date of any Extended/Modified Term Loans may be no earlier than the Maturity Date of the Class of Term Loans subject to the relevant Extension/Modification Offer at the time of the effectiveness of the applicable Extension/Modification and (B) no Extended/Modified Revolving Credit Commitments or Extended/Modified Revolving Loans may have the Maturity Date earlier than (or require commitment reductions prior to) the Maturity Date of the Revolving Facility subject to the relevant Extension/Modification Offer at the time of the effectiveness of the applicable Extension/Modification;

(iv) the Weighted Average Life to Maturity of any Extended/Modified Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans subject to the relevant Extension/Modification Offer at the time of the effectiveness of the applicable Extension/Modification;

(v) any Extended/Modified Term Loans may participate in any mandatory prepayment under Section 2.10(b) on a pro rata basis (or on less than pro rata basis, but, except with respect to any mandatory prepayment referred to in the parenthetical clause in Section 2.10(b)(iii), not on a greater than pro rata basis) with any then-existing Class of Term Loans;

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(vi) if the aggregate principal amount of Loans or Commitments, as the case may be, in respect of which Lenders have accepted the relevant Extension/Modification Offer exceed the maximum aggregate principal amount of Loans or Commitments, as the case may be, offered to be extended or modified by the Borrower pursuant to such Extension/Modification Offer, then the Loans or Commitments, as the case may be, of such Lenders shall be extended or modified ratably up to such maximum amount based on the respective principal amounts (but not to exceed the applicable Lender’s actual holdings of record) with respect to which such Lenders have accepted such Extension/Modification Offer;

(vii) unless the Administrative Agent otherwise agrees, any Extension must be in a minimum amount of $10,000,000; and

(viii) no Extension/Modification of any Revolving Facility shall be effective as to the obligations of any Issuing Bank with respect to Letters of Credit without the consent of such Issuing Bank (such consent not to be unreasonably withheld, conditioned or delayed) (and, in the absence of such consent, all references herein to Latest Revolving Credit Maturity Date shall be determined, when used in reference to such Issuing Bank, without giving effect to such Extension/Modification).

(b) (i) No Extension/Modification consummated in reliance on this Section 2.22 shall constitute a voluntary or mandatory prepayment for purposes of Section 2.10, (ii) the scheduled amortization payments (insofar as such Extension/Modification affects payments due to Lenders participating in the relevant Class) set forth in Section 2.09 shall be adjusted to give effect to any Extension/Modification of any Class of Loans and/or Commitments and (iii) except as set forth in clause (a)(vii) above, no Extension/Modification Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension/Modification Condition”) to the consummation of any Extension/Modification that a minimum amount (to be specified in the relevant Extension/Modification Offer in the Borrower’s sole discretion) of Loans or Commitments (as applicable) of any or all applicable Classes be tendered; it being understood that the Borrower may, in its sole discretion, waive any such Minimum Extension/Modification Condition. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.22 (including, for the avoidance of doubt, the payment of any interest, fees or premium in respect of any Extended/Modified Term Loans and/or Extended/Modified Revolving Credit Commitments on such terms as may be set forth in the relevant Extension/Modification Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.09, 2.10 and/or 2.17) or any other Loan Document that may otherwise prohibit any such Extension/Modification or any other transaction contemplated by this Section 2.22.

(c) Subject to any consent required under Sections 2.22(a)(vii) or 2.22(a)(viii), no consent of any Lender or the Administrative Agent shall be required to effectuate any Extension/Modification, other than the consent of each Lender agreeing to such Extension/Modification with respect to one or more of its Loans and/or Commitments of any Class (or a portion thereof). All Extended/Modified Term Loans and Extended/Modified Revolving Credit Commitments and all obligations in respect thereof shall constitute Secured Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed by the Loan Guarantors on a pari passu basis with all other Credit Facilities. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Extension/Modification Amendment and/or any amendment to this Agreement or any other Loan Document as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section 2.22, including any amendments necessary to

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establish new Classes of Loans and Commitments hereunder (including for purposes of prepayments and voting) or to reflect an increase in any existing Class of Loans and Commitments and any technical amendments relating thereto, in each case, on terms consistent with this Section 2.22. The Administrative Agent agrees that its consent to any amendment to this Agreement or any other Loan Document as contemplated above, or to the form and substance of any Extension/Modification Agreement, will not be unreasonably withheld, delayed or conditioned.

(d) In connection with any Extension/Modification, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the Credit Facilities hereunder after such Extension/Modification), if any, as may be established by, or acceptable to, the Administrative Agent, in each case, acting reasonably to accomplish the purposes of this Section 2.22.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

On the dates and to the extent required pursuant to Section 4.01, 4.02 or 4.03, as applicable, Holdings (solely with respect to Sections 3.01, 3.02, 3.03, 3.07, 3.08, 3.09, 3.13, 3.14, 3.16, 3.17 and 3.19) and the Borrower hereby represent and warrant to the Lenders that:

SECTION 3.01 Organization; Powers. Holdings, the Borrower and each of its Restricted Subsidiaries (a) is (i) duly organized and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the law of its jurisdiction of organization, (b) has all requisite corporate or other organizational power and authority to own its assets and to carry on its business as now conducted, (c) has all governmental licenses, authorizations, registrations, permits, consents and approvals required under all applicable Laws and required in order to carry on its business as now conducted and (d) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where the ownership, lease or operation of its properties or conduct of its business requires such qualification, except, in the case of each clause referred to above (other than clause (a)(i) and clause (a)(ii) with respect to the Borrower), where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability. The execution, delivery and performance of each Loan Document by each Loan Party that is a party thereto are within such Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable against it in accordance with its terms, subject to the Legal Reservations.

SECTION 3.03 Governmental Approvals; No Conflicts. The execution, delivery and performance of each Loan Document by each Loan Party that is a party thereto (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) in connection with the Perfection Requirements and (iii) such consents, approvals, registrations, filings or other actions the failure to obtain or make which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (b) will not violate (i) such Loan Party’s Organizational Documents or (ii) any law applicable to such Loan Party, which violation, in the case of this clause (b)(ii), would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (c) will not violate or result in a default under any Contractual Obligation to which such Loan Party is a party, which violation or default, in the case of this clause (c), would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

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SECTION 3.04 Financial Condition; No Material Adverse Effect.

(a) The financial statements of the Borrower for the fiscal quarter ended March 31, 2024 present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries on as of the dates and for the periods covered thereby in accordance with GAAP, subject, in the case of quarterly financial statements, to the absence of footnotes and normal year-end adjustments. Except for its obligations under the Loan Documents, Holdings has no assets or liabilities other than the Capital Stock of the Borrower and ordinary course liabilities relating to its existence and status as a holding company.

(b) The pro forma balance sheet of the Borrower and its Consolidated Subsidiaries as of March 31, 2024 and related consolidated statements of operations and cash flows, as well as pro forma levels of Consolidated Adjusted EBITDA and other operating data, in each case for the twelve month period ending as of such date, copies of which have been delivered to the Administrative Agent prior to the date hereof, were prepared by the management of the Borrower in good faith and fairly and accurately present the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date, adjusted to give effect (as if such events had occurred on such date) to (i) the Transactions occuring on the Closing Date, (ii) the making of the Initial Term Loans, (iii) the application of the proceeds therefrom as contemplated hereby and (iv) the payment of Transaction Costs. As of the date of such balance sheet and the date hereof, no Loan Party had or has any material liabilities, contingent or otherwise, including liabilities for taxes, long-term leases or forward or long-term commitments, which are not properly reflected on such balance sheet.

(c) Since the Closing Date, there have been no events, developments or circumstances that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.05 Properties.

(a) As of the Closing Date, Schedule 3.05 sets forth the address of each Material Real Estate Asset that is owned by any Loan Party.

(b) The Borrower and its Restricted Subsidiaries have good and valid fee simple title to or rights to purchase, or valid leasehold interests in, or easements or other limited property interests in, all of their respective Real Estate Assets and have good title to their personal property and assets, in each case, except (i) for defects in title that do not materially interfere with their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes and Permitted Liens and (ii) where the failure to have such title, rights or interests would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) The Borrower and its Restricted Subsidiaries own or otherwise have a license or right to use all rights in Patents, Trademarks, Copyrights and other rights in works of authorship (including all Copyrights embodied in software) and all other intellectual property rights (“IP Rights”) as such rights are used to conduct their respective businesses as presently conducted without, to the knowledge of the Borrower, any infringement or misappropriation of the IP Rights of third parties, except to the extent the failure to own or license or have rights to use any of such IP Rights would not, or where the infringement or misappropriation of any IP Rights of any third party would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

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SECTION 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Restricted Subsidiaries which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) neither the Borrower nor any of its Restricted Subsidiaries is subject to or has received written notice of any Environmental Claim or Environmental Liability or knows of any basis for any Environmental Claim against, or any Environmental Liability of, the Borrower or any of its Restricted Subsidiaries and (ii) neither the Borrower nor any of its Restricted Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law.

(c) Neither the Borrower nor any of its Restricted Subsidiaries has treated, stored, transported or Released, or arranged for the treatment, storage, transportation or disposal of, any Hazardous Materials on, at, under or from any currently or formerly operated real estate or facility, or any other location, in a manner that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07 Compliance with Laws. Each of Holdings, the Borrower and its Restricted Subsidiaries is in compliance with all laws applicable to it or its property, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; it being understood and agreed that this Section 3.07 shall not apply to the laws covered by Section 3.17.

SECTION 3.08 Investment Company Status. No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. Each of Holdings, the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable (including in its capacity as a withholding agent), except (a) Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings diligently conducted and for which Holdings, the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves to the extent required by GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 ERISA.

(a) Each Plan and each Foreign Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable law, except where any failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11 Disclosure.

(a) With respect to information relating to Holdings, the Borrower and its subsidiaries, all written information (other than the Projections, other forward-looking information, information of a general economic or industry-specific nature and all third party memos and reports) concerning Holdings,

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the Borrower and its subsidiaries that was made available to any Lender or the Administrative Agent in connection with the Transactions on or before the Closing Date, when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

SECTION 3.12 Solvency. As of the Closing Date, immediately after the incurrence of the Loans on the Closing Date and the consummation of the other Transactions to be consummated on the Closing Date, (a) the sum of the debt (including contingent liabilities) of the Borrower and its subsidiaries, taken as a whole, does not exceed the fair saleable value (on a going concern basis) of the assets of the Borrower and its subsidiaries, taken as a whole; (b) the present fair saleable value of the assets (on a going concern basis) of the Borrower and its subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities of the Borrower and its subsidiaries, taken as a whole, on their debts as they become absolute and matured in the ordinary course of business; (c) the capital of the Borrower and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its subsidiaries, taken as a whole, contemplated as of the Closing Date; and (d) the Borrower and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations) beyond their ability to pay such debts as they become absolute and mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

SECTION 3.13 Capitalization and Subsidiaries. Schedule 3.13 sets forth, as of the Closing Date, a correct and complete list of the name, the jurisdiction of organization and the type of entity of Holdings and each of its subsidiaries and, as to each subsidiary, the ownership interest therein held by Holdings or its other subsidiaries. All issued and outstanding Capital Stock of each Loan Party are duly authorized and validly issued, fully paid, non-assessable, free and clear of all Liens other than those in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders and other Permitted Liens, and such Capital Stock were issued in compliance with all applicable Laws. No shares of the Capital Stock of any Loan Party (other than Holdings), other than those described above, are issued and outstanding as of the Closing Date. Except as set forth on Schedule 3.13, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party of any Capital Stock of any such entity (other than Holdings).

SECTION 3.14 Security Interest in Collateral. Subject to the terms of the last paragraph of Section 4.01, the Legal Reservations, the Perfection Requirements and the provisions, limitations and/or exceptions set forth in this Agreement and the other Loan Documents, as of the Closing Date, the Collateral Documents executed and delivered by the Loan Parties on the Closing Date create legal, valid and enforceable Liens on all of the Collateral expressed to be subject thereto in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the applicable Perfection Requirements, such Liens shall constitute fully perfected Liens (subject to no Liens other than Permitted Liens and with the priority that such Liens are expressed to have under the relevant Collateral Documents) on such Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the Secured Obligations, in each case, as and to the extent set forth therein.

SECTION 3.15 Labor Disputes. Except would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened and (b) the hours worked by and payments made to employees of the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters.

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SECTION 3.16 Federal Reserve Regulations. None of Holdings, the Borrower or any of its Restricted Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit have been or will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might result in a violation of Regulation T, U or X.

SECTION 3.17 OFAC; USA PATRIOT ACT; and FCPA.

(a) (i) None of Holdings, the Borrower, any of its Restricted Subsidiaries or, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of any of the foregoing is a Sanctioned Person; and (ii) the Borrower and its Restricted Subsidiaries will not directly or, to the knowledge of the Borrower, indirectly use the proceeds of any Loan or any Letter of Credit or otherwise make available such proceeds to any Person for the purpose of financing the activities of any Sanctioned Person or any activities in any Sanctioned Country, except to the extent licensed or otherwise approved by the applicable Sanctions authority.

(b) To the extent applicable, each Loan Party is in compliance with (i) the USA PATRIOT Act, (ii) any Sanctions and (iii) Anti-Corruption Laws.

(c) The Borrower and its Restricted Subsidiaries will not directly or, to the knowledge of the Borrower, indirectly use the proceeds of any Loan or any Letter of Credit in furtherance of any offers, payments, promises to pay, or authorizations of the payment or giving of money, or anything else of value, to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to improperly obtain, retain or direct business or obtain any improper or due advantage in violation of Anti-Corruption Laws.

SECTION 3.18 Use of Proceeds. The Loan Parties will use the proceeds of the Loans only as provided in Section 5.11.

SECTION 3.19 Healthcare Matters. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect:

(a) no written notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation, review or proceeding is pending, or to any Loan Party’s knowledge, threatened to, against or affecting any Loan Party by or before any Governmental Authority or other Person with respect to any (i) alleged violation by any Loan Party of any Healthcare Law; or (ii) alleged failure by any Loan Party to have any Healthcare Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof;

(b) the Borrower and its Restricted Subsidiaries have: (i) obtained and currently have all Healthcare Permits necessary to conduct their operations in the ordinary course of business; and (ii) maintained in all material respects all records required to be maintained under Healthcare Laws;

(c) the Borrower and its Restricted Subsidiaries have obtained from or have timely filed with (i) the Medicare program, approval to receive the provider numbers which will permit Borrower and its applicable Restricted Subsidiaries to bill the Medicare program with respect to covered services rendered by them to patients insured under the Medicare program, if any, and (ii) the applicable Medicaid

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programs’ approval to receive the provider numbers which will permit Borrower and its applicable Restricted Subsidiaries to bill the Medicaid program with respect to covered services rendered by them to patients insured under the Medicaid programs, if any. To the knowledge of any Loan Party, the Borrower and its Restricted Subsidiaries are in material compliance with the conditions of participation in the Medicare, Medicaid and other federal or state healthcare programs to the extent necessary for their material operations in the ordinary course of business;

(d) there is no pending nor to the knowledge of any Loan Party, threatened, proceeding or investigation of Borrower or its Restricted Subsidiaries by any Governmental Authority with respect to the Medicare, Medicaid or any federal or state healthcare programs with respect to the operations of Borrower or its Restricted Subsidiaries. Without limiting or being limited by any other provision of any Loan Document, Borrower and its Restricted Subsidiaries have timely filed or caused to be filed all cost and other applicable reports, if any, of every kind required by applicable law, agreement or otherwise binding upon them, if any. To the knowledge of any Loan Party, there are no material claims, actions or appeals pending (and neither Borrower nor any of its Restricted Subsidiaries has filed any applicable claims or reports which could reasonably result in any such claims, actions or appeals) before any commission, board or agency or other Governmental Authority with respect to any applicable state or federal Medicare or Medicaid cost reports or claims filed by Borrower or any of its Restricted Subsidiaries, or any disallowance by any commission, board or agency or other Governmental Authority in connection with any audit of such applicable cost reports or claims. No material validation review or program integrity review related to Borrower or any of its Restricted Subsidiaries or the consummation of the transactions contemplated herein or to the Collateral has been conducted by any commission, board or agency or other Governmental Authority in connection with the Medicare, Medicaid or other federal or state healthcare programs, and to the knowledge of the Loan Parties, no such reviews are scheduled, pending or threatened against or affecting any of the providers, any of the Collateral or the consummation of the transactions contemplated hereby. Neither Borrower nor any of its Restricted Subsidiaries, nor, to the knowledge of any Loan Party, or its or their officers, directors, or managing employees are, or while this Agreement shall remain in effect shall be, excluded from participation in, or sanctioned or convicted of a crime under or with respect to the Medicare, Medicaid or any federal or state healthcare programs, nor to the best of the Loan Parties’ knowledge, is any such exclusion threatened. Neither Borrower nor any of its Restricted Subsidiaries has received any written notice from any of the Medicare, Medicaid or any state or federal healthcare programs, or any other third party payor programs, of any pending or threatened investigations, reviews or surveys of Borrower, its Subsidiaries, or its or their directors, officers or managing employees, and no Loan Party has actual knowledge that any such investigation, reviews or surveys are pending or threatened; and

(e) each of Borrower and its Restricted Subsidiaries has and shall maintain (i) all applicable Medicare, Medicaid and other federal or state healthcare program provider numbers necessary for the conduct of operations in the ordinary course of business, and (ii) arrangements with third party payors to the extent necessary to conduct operations in the ordinary course of business.

ARTICLE 4

CONDITIONS

SECTION 4.01 Closing Date. The obligations of each (i) Initial Term Lender to make its Initial Term Loan Commitment and the Initial Term Loans to be made on the Closing Date, (ii) Initial Revolving Lender to make its Initial Revolving Credit Commitment and any Initial Revolving Loans and (iii) Delayed Draw Term Lender to make its Delayed Draw Term Commitments to be established, in each case, on the Closing Date, is subject solely to the satisfaction of the following conditions precedent (or waiver of such conditions precedent in accordance with Section 9.02):

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(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each Loan Party party thereto a counterpart signed by such Loan Party (or written evidence satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method) that such Loan Party has signed a counterpart) of this Agreement, the Security Agreement, the applicable Intellectual Property Security Agreements and the Guarantee Agreement, (ii) from Holdings and the Borrower, a completed Perfection Certificate, dated the Closing Date and executed by a Responsible Officer thereof and (iii) from the Borrower, a Borrowing Request as required by Section 2.03 and each Promissory Note requested by a Lender at least three Business Days prior to the Closing Date.

(b) Legal Opinions. The Administrative Agent shall have received, on behalf of itself and the Lenders and the Issuing Banks on the Closing Date, a customary written opinion of Weil, Gotshal & Manges LLP, in its capacity as counsel for the Loan Parties, dated the Closing Date and addressed to the Administrative Agent, the Lenders and the Issuing Banks and with respect to the Loan Documents executed on the Closing Date.

(c) Secretary’s Certificates and Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, each dated the Closing Date and executed by a secretary, assistant secretary or other Responsible Officer thereof, which shall (A) certify that (1) attached thereto is a true and complete copy of the certificate or articles of incorporation, formation or organization (or equivalent) of such Loan Party certified by the relevant authority of its jurisdiction of organization (to the extent reasonably available in the applicable jurisdiction), (2) the certificate or articles of incorporation, formation or organization (or equivalent) of such Loan Party attached thereto have not been amended (except as attached thereto) since the date reflected thereon, (3) attached thereto is a true and correct copy of the by-laws or operating, management, partnership or similar agreement of such Loan Party, together with all amendments thereto as of the Closing Date, and such by-laws or operating, management, partnership or similar agreement are in full force and effect as of the Closing Date and (4) attached thereto is a true and complete copy of the resolutions or written consent, as applicable, of its board of directors, board of managers, sole member or other applicable governing body authorizing the execution and delivery of the Loan Documents, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the officers, managers, directors or authorized signatories of such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party on the Closing Date and (ii) a good standing (or equivalent) certificate as of a recent date for each Loan Party from the relevant authority of its jurisdiction of organization (to the extent applicable in such jurisdiction).

(d) Representations and Warranties. The representations and warranties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (or in all respects, if qualified by materiality or “Material Adverse Effect”), in each case, on and as of the Closing Date (unless such representations and warranties relate to an earlier date, in which case, such representations and warranties shall have been true and correct in all material respects as of such earlier date (or in all respects, if qualified by materiality or “Material Adverse Effect”)).

(e) [Reserved].

(f) Fees. Prior to or substantially concurrently with the funding of the Initial Term Loans on the Closing Date, the Lenders and the Administrative Agent shall have received all fees and reimbursement of all reasonable out-of-pocket expenses (including reasonable legal fees and expenses), in each case required to paid or reimbursed by the Borrower pursuant to the Fee Letters and for which invoices in reasonable detail have been presented at least three (3) Business Days prior to the Closing Date (or such later date to which the Borrower may agree and which amounts may be offset against the proceeds of the Credit Facilities).

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(g) DIP Loan Interest. The applicable lenders under the DIP Agreement shall have received all accrued and unpaid interest, fees, premiums, and all other obligations on account of the DIP Loans on the Effective Date (as defined in the Chapter 11 Plan).

(h) Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and executed by a Responsible Officer of the Borrower, certifying as to the satisfaction of the conditions set forth in Sections 4.01(d).

(i) Solvency. The Administrative Agent shall have received a certificate in substantially the form of Exhibit L from the chief financial officer (or other Responsible Officer with reasonably equivalent responsibilities) of the Borrower dated as of the Closing Date and certifying as to the matters set forth therein.

(j) Filings, Registrations, Recordings and Deliveries. Subject to the last paragraph of this Section 4.01, (i) each document (including any UCC financing statement) required by any Collateral Document or under applicable law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to such Collateral Document shall be in proper form for filing, registration or recordation and (ii) all certificates or instruments representing or evidencing the Pledged Collateral (as defined in the Security Agreement) and that are required to be delivered pursuant to the Security Agreement shall have been delivered to the Administrative Agent in suitable form for transfer, accompanied by duly executed instruments of transfer or assignment in blank.

(k) [Reserved].

(l) USA PATRIOT Act and Beneficial Ownership Certification. The Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least 10 days prior to the Closing Date by the Administrative Agent (on behalf of itself and the Lenders) and that the Administrative Agent reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act. No later than three (3) Business Days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and the Administrative Agent has so requested the Borrower in writing at least 10 days prior to the Closing Date, then the Borrower shall have delivered to the Administrative Agent a Beneficial Ownership Certification in relation to the Borrower.

(m) Escrow Agreement Termination Notice. The Administrative Agent and Borrower shall have delivered a Termination Notice (as defined in the Escrow Agreement) in accordance with Section I-3(b)(iv) of the Escrow Agreement.

(n) Borrowing Request. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.

(o) Confirmation Order. The Confirmation Order shall have been entered confirming the Chapter 11 Plan and authorizing Borrower’s entry into and performance under this Agreement and the other Loan Documents. The Confirmation Order shall be in full force and effect and not have been stayed, reversed, or vacated, amended, supplemented, or modified except that such applicable order may be further amended, supplemented or otherwise modified in accordance with the Chapter 11 Plan. The Confirmation

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Order shall authorize the Loan Parties to execute, deliver and perform all of their obligations under all documents contemplated hereunder and thereunder and shall contain no term or provision that contradicts such authorization. The Chapter 11 Plan shall have become effective in accordance with its terms and all conditions to the effectiveness of the Chapter 11 Plan shall have been satisfied or waived in accordance with the terms thereof, and all transactions contemplated in the Chapter 11 Plan or in the Confirmation Order to occur on the effective date of the Chapter 11 Plan shall have been (or concurrently with the Closing Date, shall be) substantially consummated in accordance with the terms thereof and all conditions to the effectiveness of the Chapter 11 Plan shall have been satisfied or waived in accordance with the terms thereof.

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or the Lenders, as the case may be, unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received written notice from such Lender prior to the Closing Date, specifying its objection thereto in reasonable detail.

Notwithstanding the foregoing, it is understood and agreed that to the extent any security interest in any Collateral is not or cannot be provided, created and/or perfected on, or substantially concurrently with, the Closing Date (other than (i) the delivery of the certificated equity securities of the Borrower and any material wholly-owned Domestic Subsidiary of the Borrower (if any) (to the extent required by the Loan Documents to do so), together with related executed stock or equivalent powers, to the extent possession of such certificates perfects a security interest therein and (ii) the creation and perfection of security interests in assets with respect to which a lien may be perfected by the filing of a financing statement under the UCC in the office of the Secretary of State (or equivalent office in the relevant States) of the applicable jurisdiction of organization) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision, creation and/or perfection of such security interest, as applicable, in such Collateral shall not constitute a condition precedent to the availability or funding of the Credit Facilities on the Closing Date but instead shall be required to be provided, created and/or perfected within (x) with respect to the delivery of certificated equity securities and related stock or equivalent powers (to the extent required by the Loan Documents to do so), 10 Business Days after the Closing Date and (y) in all other cases, 90 days after the Closing Date (in each case, or such longer period as may be reasonably agreed by the Administrative Agent) pursuant to arrangements reasonably satisfactory to the Administrative Agent and the Borrower.

SECTION 4.02 Each Credit Extension of Revolving Loans or Letters of Credit. After the Closing Date, the obligation of each Revolving Lender and each Issuing Bank to make any Credit Extension under the Revolving Facility is subject to the satisfaction of the following conditions:

(a) (i) In the case of any borrowing of Revolving Loans, the Administrative Agent shall have received a Borrowing Request as required by Section 2.03 or (ii) in the case of any Credit Extension with respect to any Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice with respect thereto as required by Section 2.05(b).

(b) The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “Material Adverse Effect”) on and as of the date of such Credit Extension with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension; provided, that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “Material Adverse Effect”) as of such date or for such period.

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(c) At the time of and immediately after giving effect to such Credit Extension, no Event of Default or Default has occurred and is continuing.

Each such Credit Extension by a Revolving Lender or Issuing Bank under the Revolving Facility after the Closing Date shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (b) and (c) of this Section 4.02. Notwithstanding the foregoing, the conditions set forth in this Section 4.02 shall not apply to (i) any Incremental Loan made in connection with acquisition, (including any Limited Condition Acquisition), other Investment or repayment of Indebtedness requiring irrevocable advance notice, which shall instead be subject to Section 2.21(h), and/or (ii) any Credit Extension under any Incremental Facility Amendment, Refinancing Amendment and/or Extension/Modification Amendment, unless, in each case, the Lenders in respect thereof have required satisfaction of the same in the applicable Incremental Facility Amendment, Refinancing Amendment or Extension/Modification Amendment, as applicable.

SECTION 4.03 Each Credit Extension of Delayed Draw Term Loans. The obligation of each Delayed Draw Term Lender to make Delayed Draw Term Loans on each Delayed Draw Funding Date is subject to the satisfaction of the following conditions:

(a) The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.

(b) The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “Material Adverse Effect”) on and as of the date of such Credit Extension with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension; provided, that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “Material Adverse Effect”) as of such date or for such period.

(c) At the time of and immediately after giving effect to such Credit Extension, no Event of Default has occurred and is continuing.

(d) The Delayed Draw Termination Date shall not have occurred.

Each such Credit Extension after the Closing Date shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (b) and (c) of this Section 4.03. Notwithstanding anything to the contrary in this Section 4.03 or in any other provision of any Loan Document, if the proceeds of any Delayed Draw Term Loan are intended to be applied to finance an acquisition (including any Limited Condition Acquisition) or other Investment, the availability thereof shall be subject to (1) in the case of clause (b) above, shall be subject to customary “SunGard” or “certain funds” conditionality and (2) in the case of clause (c) above, in lieu of clause (c) above, (x) no Event of Default at the time of, or immediately after giving effect to, execution of definitive documentation for such acquisition or investment and (y) no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) at the time of, or immediately after giving effect to, the funding of such Indebtedness.

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ARTICLE 5

AFFIRMATIVE COVENANTS

From the Closing Date until the Termination Date, Holdings (solely with respect to Sections 5.02, 5.03, 5.08, 5.12. 5.14 and 5.17) and the Borrower hereby covenant and agree with the Lenders that:

SECTION 5.01 Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent for delivery by the Administrative Agent, subject to Section 9.05(f)(iii)(y), to each Lender:

(a) Quarterly Financial Statements. Within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (commencing with the Fiscal Quarter ending June 30, 2024), the consolidated balance sheet of the Borrower and its Consolidated Subsidairies as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and, commencing with the first such corresponding period that commenced after the Closing Date, setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, together with a Responsible Officer Certification (which may be included in the applicable Compliance Certificate) with respect thereto and a Narrative Report with respect to such Fiscal Quarter;

(b) Annual Financial Statements. Within 90 days after the end of each Fiscal Year (commencing with the Fiscal Year ending on December 31, 2024), the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Consolidated Subsidiaries for such Fiscal Year and, commencing after the completion of the second full Fiscal Year ended after the Closing Date, setting forth in comparative form the corresponding figures for the previous Fiscal Year, together with a report thereon of an independent registered public accounting firm of recognized national standing, which report shall not contain any qualification or explanatory paragraph as to “going concern” (except for any such qualification or explanatory paragraph pertaining to (i) the maturity of any Indebtedness occurring within 12 months of the relevant audit or (ii) any breach or anticipated breach of any financial covenant) and scope of audit and shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as at the dates indicated and its results of operations and cash flows for the periods indicated in accordance with GAAP, and a Narrative Report with respect to such Fiscal Year;

(c) Compliance Certificate. Within five days of each delivery of financial statements pursuant to Section 5.01(a) or 5.01(b), (i) a duly executed and completed Compliance Certificate and (ii) (A) a summary (which may be in footnote form) of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements and (B) a list identifying each subsidiary of the Borrower and each Affiliated Practice Group (and indicating whether it is a Restricted Subsidiary, an Affiliated Practice Group or an Unrestricted Subsidiary) as of the date of delivery of such Compliance Certificate or confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list;

(d) [Reserved].

(e) Notice of Default. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) any Default or Event of Default or (ii) the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause or evidence, either individually or in the aggregate, a Material Adverse Effect, a written notice thereof describing the nature and period of existence of such condition, event or change and, in the case of clause (i), what action the Borrower has taken, is taking or proposes to take with respect thereto;

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(f) Notice of Litigation. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) the institution, or threat in writing, of any action, suit or proceeding (including, for the avoidance of doubt, any Environmental Claim) by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Restricted Subsidiary not previously disclosed in writing by the Borrower to the Administrative Agent or (ii) any material development in any such action, suit or proceeding that, in the case of either of clauses (i) or (ii), would reasonably be expected to have a Material Adverse Effect, written notice thereof describing the nature thereof;

(g) ERISA. Promptly upon any Responsible Officer of the Borrower becoming aware of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect, a written notice describing the nature thereof;

(h) Financial Plan. Prior a Qualifying IPO, within 90 days after the beginning of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2024, an annual budget prepared by management of the Borrower, consisting of condensed income statements on an annual basis for such Fiscal Year;

(i) Information Regarding Collateral. Prompt (and, in any event, within 60 days after the relevant change or such longer period as the Administrative Agent may reasonably agree to) written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s type of organization, (iii) in any Loan Party’s jurisdiction of organization or (iv) in any Loan Party’s organizational identification number, in each case, to the extent such information is necessary to enable the Administrative Agent to perfect or maintain the perfection and priority of its security interest in the Collateral of the relevant Loan Party, together with a certified copy of the applicable Organizational Document reflecting the relevant change;

(j) Perfection Certificate Supplement. Together with the delivery of each Compliance Certificate with respect to the financial statements required to be delivered pursuant to Section 5.01(b), a duly executed and completed Perfection Certificate Supplement;

(k) Certain Reports. Promptly upon their becoming available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of (i) following an initial public offering of Capital Stock of any Parent Company, all financial statements, reports, notices and proxy statements sent or made available generally by the applicable Parent Company to its security holders acting in such capacity (other than on Form S-8 or a similar form) and (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the applicable Parent Company with any securities exchange or with the SEC or any analogous Governmental Authority with jurisdiction over matters relating to securities;

(l) Other Information. Such other information (financial or otherwise) as the Administrative Agent may reasonably request in writing from time to time regarding the financial condition or business of Holdings, the Borrower and its Restricted Subsidiaries, including regarding, to the Borrower’s knowledge, any change to the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein; provided that none of Holdings, the Borrower or any Restricted Subsidiary shall be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of Holdings, the Borrower or any of its subsidiaries or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective

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representatives) is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Holdings, the Borrower or any of its subsidiaries owes confidentiality obligations to any third party (provided, that such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.01(l)); provided, further, that in the event that Holdings, the Borrower or any Restricted Subsidiary does not provide any such information in reliance on this clause, Holdings and the Borrower shall use commercially reasonable efforts to communicate to the Administrative Agent that such information is being withheld and shall use commercially reasonable efforts to provide, to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation, or without waiving such privilege, as applicable, such information; and

(m) Healthcare Law Notice Events. Promptly upon any Responsible Officer of any Loan Party obtaining actual knowledge of any complaint, order, citation, notice, request for information or other written communication from a Governmental Authority or any other Person delivered to any Loan Party with respect to, or if any officer of any Loan Party becomes aware of (i) any violation or alleged violation by a Loan Party of any applicable Healthcare Law, (ii) any pending or threatened proceeding for the termination, suspension or non-renewal of any Healthcare Permit required for operation of the Loan Parties’ business, (iii) any facts, circumstances or conditions that would reasonably be expected to result in imposition of a Lien pursuant to any Healthcare Law against or affecting any Loan Party, (iv) any pending, threatened or actual investigation or non-routine survey of Borrower or any of its Restricted Subsidiaries, or its or their officers, directors, or managing employees by any of Medicare, Medicaid, any federal or state healthcare programs or other third party payor programs, in each case of the foregoing clauses (i) – (iv) that would reasonably be expected to result in a Material Adverse Effect, a certificate of a Responsible Officer describing with reasonable specificity the communication, violation, event, condition, proceeding, facts, circumstances or conditions, including the anticipated duration of any condition, proceeding or other action reported and, the action the applicable Loan Party has taken, is taking or proposes to take with respect thereto.

Any financial statement or other document, reports, proxy statements or other materials (to the extent any such financial statement or document, reports, proxy statements or other materials included in materials otherwise filed with the SEC) required to be delivered pursuant to this Section 5.01 may be satisfied with respect to such financial statements or other documents, reports, proxy statements or other materials by the filing of the Borrower’s or Holdings’ (or any other Parent Company’s) Form 8-K, 10-K or 10-Q, as applicable, with the SEC. All financial statements and other documents, reports, proxy statements or other materials required to be delivered pursuant to this Section 5.01 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) such financial statements and/or other documents are posted on the SEC’s website on the Internet at www.sec.gov, (ii) on which the Borrower posts such documents, or provide a link thereto, on the Borrower’s website or (iii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Administrative Agent and each Lender has access (whether a commercial third-party website or a website sponsored by the Administrative Agent); provided that (A) the Borrower shall, at the written request of the Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission (including Adobe pdf copy)) of such documents to the Administrative Agent and (B) to the extent that the Borrower does not deliver copies of such documents to the Administrative Agent, the Borrower shall notify (which notification may be by facsimile or electronic transmission (including Adobe pdf copy or any automatic electronic transmission)) the Administrative Agent of the posting of any such documents on any website. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

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Notwithstanding the foregoing, the obligations in clauses (a), (b) and (h) of this Section 5.01 may be satisfied with respect to any financial statements of the Borrower or any Narrative Report by furnishing (a) the applicable financial statements or Narrative Report of Holdings (or any other Parent Company) or (b) Holdings’ (or any other Parent Company’s) Form 10-K or 10-Q, as applicable, filed with the SEC, in each case, within the time periods specified in such clauses (and the public filing of such report with the SEC shall, subject to clause (B) of the immediately preceding paragraph, constitute delivery under this Section 5.01); provided, that, with respect to each of clauses (a) and (b), (i) to the extent such financial statements relate to any Parent Company, such financial statements shall be accompanied by consolidating information (which consolidating information need not be audited and may be in footnote form) that summarizes in reasonable detail the differences between the information relating to such Parent Company, on the one hand, and the information relating to the Borrower and its Consolidated Subsidiaries on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Borrower as presenting fairly, in all material respects, such differences, and (ii) to the extent such materials are in lieu of financial statements required to be provided under Section 5.01(b), such materials shall be accompanied by a report and opinion of an independent registered public accounting firm of recognized national standing, which report and opinion shall satisfy the applicable requirements set forth in Section 5.01(b) as if references therein to the Borrower were references to such Parent Company.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on any Platform and (b) certain of the Lenders may be Public Side Lenders. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials as may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking any Borrower Materials “PUBLIC” and providing authorization in writing to the Administrative Agent, the Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any Private Side Information (although it may be sensitive and proprietary); (iii) all Borrower Materials marked “PUBLIC” and authorized to pursuant to clause (ii) above are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (iv) the Administrative Agent shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC.” The Borrower agrees that (A) any Loan Documents and (B) any financial statements (including any accompanying Compliance Certificate) delivered pursuant to Section 5.01 or Section 4.01(e) will be deemed to be Public Side Information and may be made available to Public Lenders, unless the Borrower advises the Administrative Agent in writing that any such document is Private Side Information.

SECTION 5.02 Existence. Except as otherwise permitted under Section 6.06 or 6.13, Holdings and the Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses and permits material to its business except, other than with respect to the preservation of the existence of the Borrower, to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.03 Payment of Taxes. Holdings and the Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises before any penalty or fine accrues thereon; provided, however, that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings diligently conducted, so long as adequate reserves or other appropriate provisions, to the extent required under GAAP, have been made therefor or (b) failure to pay such Tax would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

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SECTION 5.04 Maintenance of Properties. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty, condemnation, taking or similar event excepted, all property reasonably necessary to the normal conduct of business of the Borrower and its Restricted Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof, in each case, except as expressly permitted by this Agreement or where the failure so to maintain such properties or make such repairs, renewals or replacements would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05 Insurance. Except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses (as reasonably determined by the Borrower), in each case, in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons (as reasonably determined by the Borrower), including flood insurance with respect to each Flood Hazard Property in compliance with the Flood Insurance Laws. The Borrower will furnish to the Administrative Agent, upon reasonable written request of the Administrative Agent and, with respect to matters set forth on Schedule 5.15, subject to the last paragraph of Section 4.01, an insurance certificate with respect to each policy of insurance maintained by or on behalf of the Loan Parties, which insurance certificate shall indicate that, in the case of each general liability insurance policy, the Administrative Agent, on behalf of the Secured Parties, has been named as an additional insured thereunder and, in the case of each casualty insurance policy (excluding any business interruption insurance policy, worker’s compensation policy or employee liability policy), the Administrative Agent, on behalf of the Secured Parties, has been named as a lender loss payee thereunder.

SECTION 5.06 Inspections. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit the Administrative Agent to visit and inspect any of the properties of the Borrower and any of its Restricted Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its and their respective financial and accounting records and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent registered public accounting firm (provided that the Borrower (or any of its subsidiaries) may, if it so chooses, be present at or participate in any such discussion), all upon reasonable prior notice and at reasonable times during normal business hours; provided that (a) only the Administrative Agent, on behalf of the Lenders, and not any Lender, may exercise the rights of the Administrative Agent under this Section 5.06 and (b) the Administrative Agent shall not exercise such rights more often than one time during any calendar year; provided that the limitation in this clause (b) shall not apply at any time an Event of Default has occurred and is continuing (it being understood that, in respect of any such exercise of rights by the Administrative Agent, the Borrower shall reimburse the Administrative Agent for costs and expenses incurred in connection therewith in accordance with Section 9.03); provided, further, that notwithstanding anything to the contrary herein, none of Holdings, the Borrower or any of its Restricted Subsidiaries shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of Holdings, the Borrower and any of its subsidiaries and/or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent (or any Person acting on its behalf in connection with the foregoing) or any Lender is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Holdings, the Borrower or any of its subsidiaries owes confidentiality obligations to any third party (provided, that such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.06); provided,

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further, that in the event that Holdings, the Borrower or any Restricted Subsidiary does not disclose, permit the inspection or examination or the making of copies of, or discuss, any document, information or other matter in reliance on this clause, Holdings and the Borrower shall use commercially reasonable efforts to communicate to the Administrative Agent that such information is being withheld and shall use commercially reasonable efforts to provide, to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation, or without waiving such privilege, as applicable, such information.

SECTION 5.07 Maintenance of Book and Records. The Borrower will, and will cause its Restricted Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Borrower and its Restricted Subsidiaries that are complete, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

SECTION 5.08 Compliance with Laws. Holdings and the Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, comply with, (a) all applicable Sanctions and Anti-Corruption Laws and the USA PATRIOT Act and (b) all other applicable laws (including ERISA and all Environmental Laws), except, in the case of this clause (b), to the extent the failure so to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09 Environmental.

(a) Environmental Disclosure. The Borrower will deliver to the Administrative Agent, as soon as practicable following the sending or receipt thereof by the Borrower or any of its Restricted Subsidiaries, (i) written notice describing the nature of any Release required to be reported by the Borrower or any of its Restricted Subsidiaries to any federal, state, provincial, territorial or local governmental or regulatory agency if such Release would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (ii) such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.09(a), it being agreed that the obligation to provide any documents or information pursuant to this clause (ii) shall be subject to the proviso set forth in Section 5.01(l).

(b) Hazardous Material Activities, Etc. The Borrower will, and will cause each of its Restricted Subsidiaries to, promptly take any and all actions necessary to address, to the extent required by Environmental Law, any Release or threatened Release of Hazardous Materials at or from any Facility or other location, in each case, that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Notwithstanding anything to the contrary in the foregoing sentence, neither the Borrower nor any of the Restricted Subsidiaries will have any obligation to take any action otherwise required in this clause (b) with respect to any Release or threatened Release at any real property other than a Facility to the extent that (i) its obligation to do so is being contested in good faith and by appropriate proceedings, (ii) appropriate reserves are being maintained by the Borrower or the Restricted Subsidiaries and (iii) there is no imminent and substantial risk of endangerment to human health or the environment.

SECTION 5.10 Designation of Subsidiaries. The Borrower may, at any time after the Closing Date, designate (or redesignate) any subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided, that (a) immediately before and after such designation, no Event of Default exists (including after giving effect to the reclassification of Investments in, Indebtedness of and Liens on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary), and (b) as of the date of the designation thereof, no Unrestricted Subsidiary shall own any Capital Stock in any Restricted Subsidiary (unless such Restricted Subsidiary is also designated as an Unrestricted Subsidiary substantially concurrently with such designation) or hold any Indebtedness of or any Lien on any property of the Borrower or its Restricted Subsidiaries. The designation of any subsidiary as an Unrestricted

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Subsidiary shall constitute an Investment by the Borrower (or its applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Borrower’s (or its applicable Restricted Subsidiary’s) Capital Stock therein, as reasonably estimated by the Borrower (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.05). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the making, incurrence or granting, as applicable, at the time of such designation of any then-existing Investment, Indebtedness or Lien of such Restricted Subsidiary, as applicable.

SECTION 5.11 Use of Proceeds.

(a) The Borrower shall use the proceeds of (a) the Initial Term Loans made on the Closing Date solely to refinance the DIP Loans and to pay the other DIP Refinancing Amounts, (b) the Initial Revolving Loans for working capital needs and other general corporate purposes of the Borrower and its Restricted Subsidiaries, including for capital expenditures, acquisitions and other Investments, Restricted Payments and any other purpose not prohibited by the terms of the Loan Documents, (c) each Delayed Draw Term Loan funded on each Delayed Draw Funding Date to finance the working capital needs and other general corporate purposes of the Borrower and its Restricted Subsidiaries and for any other purpose not prohibited by the terms of the Loan Documents (including, without limitation, Permitted Acquisitions or similar Investments, permitted payments of earn-outs, holdbacks and other similar deferred acquisition consideration, permitted Restricted Payments, permitted Restricted Debt Prepayments and related transaction fees and expenses) and (d) any Class of Loans established pursuant to any Incremental Facility Amendment or a Refinancing Amendment for the purposes set forth in Section 2.21 or 9.02(c), as applicable.

(b) Letters of Credit may be issued for working capital and other general corporate purposes of the Borrower and its Restricted Subsidiaries and any other purpose not prohibited by the terms of the Loan Documents.

(c) The Borrower shall not use the proceeds of the Loans in violation of the representations and warranties set forth in Sections 3.17(a)(ii) and 3.17(c).

SECTION 5.12 Covenant to Guarantee Obligations and Give Security.

(a) Upon (i) the formation or acquisition after the Closing Date of any Restricted Subsidiary that is a Domestic Subsidiary (other than an Excluded Subsidiary), (ii) the designation of any Unrestricted Subsidiary that is a Domestic Subsidiary as a Restricted Subsidiary (other than an Excluded Subsidiary), (iii) any Restricted Subsidiary that is a Domestic Subsidiary ceasing to be an Immaterial Subsidiary (other than an Excluded Subsidiary) or (iv) any Restricted Subsidiary that was an Excluded Subsidiary ceasing to be an Excluded Subsidiary, (x) if the event giving rise to the obligation under this Section 5.12(a) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the later of (1) the date on which the Compliance Certificate with respect to the Fiscal Quarter in which the relevant event occurs is required to be delivered pursuant to Section 5.01(c) and (2) 60 days after the date on which the relevant event occurs or (y) if the event giving rise to the obligation under this Section 5.12(a) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the later of (1) the date on which the Compliance Certificate is required to be delivered pursuant to Section 5.01(c) with respect to such Fiscal Year and (2) 60 days after the date on which the relevant event occurs (or, in the case of each of clauses (x) and (y), such longer period as the Administrative Agent may reasonably agree), the Borrower shall (A) cause such Restricted Subsidiary (other than any Excluded Subsidiary) to comply with the requirements set forth in clause (a) of the definition of “Collateral and Guarantee Requirement” and (B) upon the reasonable request of the Administrative Agent, cause such Restricted Subsidiary (other than any Excluded Subsidiary) to deliver to the Administrative Agent customary evidence of authority and good standing and a customary

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opinion of counsel for such Restricted Subsidiary, in each case, consistent with that provided by the Loan Parties on the Closing Date pursuant to Sections 4.01(b) and 4.01(c); provided, that the Borrower may, in its sole discretion elect to join any Foreign Subsidiary, any non-wholly-owned Domestic Subsidiary, but excluding any Unrestricted Subsidiary, or any other Excluded Subsidiary (including any subsidiary organized under the laws of Puerto Rico) as a Guarantor (any such subsidiary, an “Electing Subsidiary”); provided that (1) written notice of such election must be provided to the Administrative Agent at least ten (10) Business Days prior to the effectiveness thereof, (2) the Borrower shall have delivered to the Administrative Agent all documentation and other information requested by the Administrative Agent with respect to such Electing Subsidiary (including any Beneficial Ownership Certification) required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the Beneficial Ownership Regulation, no later than two Business Days prior to the date of such effectiveness (or such later date as may be agreed by the Administrative Agent), (3) if such subsidiary is a Foreign Subsidiary, (x) the jurisdiction of incorporation of such Foreign Subsidiary shall be reasonably satisfactory to the Administrative Agent in light of legal permissibility and the policies and procedures of the Administrative Agent and the Lenders for similarly situated companies (for the avoidance of doubt, as reasonably determined by the Administrative Agent) and (y) such Electing Subsidiary and the holders of Capital Stock in such Electing Subsidiary shall have each entered into appropriate collateral and security arrangements with respect to the assets of, and Capital Stock in, such Electing Subsidiary, in each case in form and substance reasonably acceptable to the Administrative Agent (based on advice of local counsel), and the Administrative Agent shall have received customary evidence of authority and good standing (to the extent applicable in the relevant jurisdiction) and a customary opinion of counsel for such subsidiary, in each case consistent with that provided by the Loan Parties on the Closing Date pursuant to Sections 4.01(b) and 4.01(c); provided that, for the avoidance of doubt, the Borrower shall be permitted to cause any U.S. subsidiary that constitutes a non-Wholly-Owned Subsidiary or otherwise constitutes an Excluded Subsidiary (other than a non-U.S. subsidiary) to be a guarantor under the Facilities Documentation without satisfying the requirements of clause (3) of this sentence; and provided, further that, the Borrower may subsequently elect to release any such Electing Subsidiary (a “Released Subsidiary”) as a Guarantor in its sole discretion by giving the Administrative Agent notice of such election, so long as at the time of the release such Released Subsidiary constitutes an Excluded Subsidiary; provided that such release shall only be permitted if, as of the date of such release, (A) the Borrower and its Restricted Subsidiaries have the capacity to make an Investment in such Released Subsidiary (in an amount equal to the portion of the fair market value of the net assets of such Released Subsidiary attributable to the Borrower’s (or its applicable Restricted Subsidiary’s) equity interest therein, as reasonably estimated by the Borrower) under Section 6.05 once it is no longer a Loan Guarantor, (B) such Released Subsidiary has the capacity to incur all of its existing Indebtedness or Liens under Section 6.01 or Section 6.02 once it is no longer a Loan Guarantor and (C) in the case of any such release of a Released Subsidiary due to such Released Subsidiary becoming an Excluded Subsidiary of the kind described in clause (a) of the definition thereof, such release shall only be permitted if such Released Subsidiary becomes an Excluded Subsidiary or such kind pursuant to an arm’s length sale of Capital Stock in such Released Subsidiary to a bona fide third party purchaser.

(b) Upon (i) the acquisition by any Loan Party of any Material Real Estate Asset (other than an Excluded Asset) or (ii) any Restricted Subsidiary that owns a Material Real Estate Asset (other than an Excluded Asset) becoming a Loan Party pursuant to Section 5.12(a), within 90 days after the date of occurrence of the applicable event (or, in the case of each of clauses (i) and (ii), such longer period as the Administrative Agent may reasonably agree), the Borrower shall cause such Loan Party to comply with the requirements set forth in clause (b) of the definition of “Collateral and Guarantee Requirement”.

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(c) Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that:

(i) the Administrative Agent may grant extensions of time for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Loan Guaranty by any Restricted Subsidiary (including in connection with assets acquired, or Restricted Subsidiaries formed or acquired, after the Closing Date), and each Lender and Issuing Bank hereby consents to any such extension of time;

(ii) any Lien required to be granted or perfected from time to time (x) pursuant to the definition of “Collateral and Guarantee Requirement” shall be subject to the exceptions and limitations set forth elsewhere in this Agreement and in the Collateral Documents and (y) pursuant to any Collateral Document shall be subject to the exceptions and limitations set forth in this Agreement and the other Collateral Documents;

(iii) perfection through control agreements or perfection by control shall not be required with respect to any Collateral (including deposit accounts, securities accounts and commodities accounts), other than, to the extent required by this Agreement or the Collateral Documents, control of pledged Capital Stock and/or Material Debt Instruments;

(iv) no Loan Party shall be required to seek any landlord lien waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement;

(v) except in the case of an Electing Subsidiary that is a Foreign Subsidiary, no Loan Party will be required to (A) take any action outside of the U.S. in order to create or perfect any Lien on any assets, (B) execute any Collateral Document governed under the laws of any jurisdiction other than the U.S., any state thereof or the District of Columbia or (C) make any filing or recording, or conduct any Lien or other search, in any jurisdiction other than the U.S., any state thereof or the District of Columbia;

(vi) no Loan Party shall be required to take any action with respect to, including any scheduling of or any action to create, grant or perfect any Lien on, any Excluded Assets;

(vii) no Loan Party shall be required to perfect a Lien on any asset to the extent perfection of such Lien thereon would (A) be prohibited by the terms of any restriction in favor of any Person (other than Holdings, the Borrower or any of its Restricted Subsidiaries), or result in a breach, termination (or a right of termination) or default under (including pursuant to any “change of control” or similar provision) or in the abandonment, invalidation or unenforceability of any right of the relevant Loan Party in or under, any Contractual Obligation relating to such asset, provided that such Contractual Obligation exists on the Closing Date or on the date of acquisition of such asset and (other than in the case of Capital Leases, purchase money and similar financings) is not entered into in anticipation of the Closing Date or such acquisition and excluding any such Contractual Obligation that purports to prohibit or restrict grant of Liens over all the assets of the Borrower or any Guarantor, or (B) be prohibited by applicable law or would require any consent, approval, license or authorization of any Governmental Authority that has not been obtained (it being agreed that, notwithstanding anything to the contrary in the Loan Documents, no Loan Party shall be required to seek any such consent, approval, license or authorization), in each case, to the extent such prohibition, restriction, breach, termination (or right of termination), default, abandonment, invalidation or unenforceability would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of the relevant jurisdiction or any other applicable law;

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(viii) any joinder or supplement to the Guarantee Agreement, any Collateral Document and/or any other Loan Document (including any Joinder Agreement) executed by any Restricted Subsidiary that is required to become a Loan Party pursuant to Section 5.12(a) may, with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document; and

(ix) no Loan Party shall be required to create or perfect any Lien as to which the cost, burden, difficulty or consequences of creating or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) outweighs, or would be excessive in relation to, the practical benefits to the Lenders of the security afforded thereby, as reasonably determined in writing by the Borrower and the Administrative Agent.

SECTION 5.13 Maintenance of Ratings. Within 45 days of the Closing Date, the Borrower shall use commercially reasonable efforts to obtain and maintain (a) public corporate ratings and public corporate family ratings of the Borrower and (b) a rating of each of the Initial Term Facility and the Delayed Draw Term Facility, in each case, from each of S&P and Moody’s; provided, that in no event shall the Borrower be required to maintain any specific rating with any such agency.

SECTION 5.14 Further Assurances. Promptly upon request of the Administrative Agent and subject to the limitations described in Section 5.12 and elsewhere in this Agreement and the other Loan Documents:

(a) Holdings and the Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments, and take all such further actions (including the filing and recordation of financing statements, fixture filings, Mortgages and/or amendments thereto and other documents), that may be required under any applicable law and which the Administrative Agent may reasonably request to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents, all at the expense of the relevant Loan Parties.

(b) Holdings and the Borrower will, and will cause each other Loan Party to, correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral.

SECTION 5.15 Post-Closing Covenant. The Borrower will take the actions set forth in Schedule 5.15 within the applicable periods set forth therein.

SECTION 5.16 Quarterly Lender Calls. The Borrower will, upon the request of the Administrative Agent, participate in a conference call with the Administrative Agent and the Lenders once during each fiscal quarter, at such time as may be reasonably agreed to by the Borrower and the Administrative Agent.

SECTION 5.17 Healthcare Compliance. Each Loan Party shall (i) comply in all material respects with applicable Healthcare Laws, the terms of any Healthcare Permits and any order or directive of any Governmental Authority with jurisdiction pursuant to Healthcare Laws; (ii) obtain and maintain in full force and effect all Healthcare Permits, except to the extent that failure to so comply would not have a Material Adverse Effect; and (iii) remain qualified for participation in and maintain provider numbers for the Medicare, Medicare and other federal or state healthcare programs, in each case under this Section 5.17 except to the extent that failure to so comply could not reasonably be expected to have a Material Adverse Effect.

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ARTICLE 6

NEGATIVE COVENANTS

From the Closing Date and until the Termination Date, Holdings (solely with respect to Section 6.13) and the Borrower covenant and agree with the Lenders that:

SECTION 6.01 Indebtedness. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a) the Secured Obligations (including any Additional Term Loans and any Additional Revolving Loans);

(b) Indebtedness of the Borrower to Holdings and/or any Restricted Subsidiary and/or of any Restricted Subsidiary to Holdings, the Borrower and/or any other Restricted Subsidiary; provided that (i) in the case of any Indebtedness of any Restricted Subsidiary that is not a Loan Party owing to the Borrower or any Restricted Subsidiary that is a Loan Party, such Indebtedness shall be permitted as an Investment under Section 6.05 and (ii) any Indebtedness of the Borrower or any Restricted Subsidiary that is a Loan Party to any Restricted Subsidiary that is not a Loan Party must be expressly subordinated to the Obligations of such Loan Party on terms that are reasonably acceptable to the Administrative Agent;

(c) [reserved];

(d) Indebtedness of the Borrower and/or any Restricted Subsidiary (i) arising from any indemnification, adjustment of purchase price or similar obligations (including earn-out, holdback and similar deferred purchase price obligations) incurred in connection with any Disposition permitted hereunder or consummated prior to the Closing Date, any acquisition or similar Investment permitted hereunder or consummated prior to the Closing Date or any other purchase of assets or Capital Stock and (ii) in respect of guaranties, letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments to support any of the foregoing obligations;

(e) Indebtedness of the Borrower and/or any Restricted Subsidiary (i) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business and (ii) in respect of guaranties, letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments to support any of the foregoing obligations;

(f) Indebtedness of the Borrower and/or any Restricted Subsidiary (i) in respect of any Banking Services and/or otherwise in connection with Cash management and deposit accounts and (ii) in respect of incentive, supplier finance or similar programs provided, in each case, that such Banking Services and other Indebtedness referred to in this clause (f) shall be in the ordinary course of business;

(g) (i) Guarantees by the Borrower and/or any Restricted Subsidiary of the obligations of suppliers, customers, licensees or sublicensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower and/or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of guaranties, letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(h) Guarantees by the Borrower and/or any Restricted Subsidiary of Indebtedness or other obligations of the Borrower, any Restricted Subsidiary and/or any joint venture with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or other obligations not prohibited by this Agreement; provided, that in the case of any Guarantee by the Borrower or any Restricted Subsidiary that is a Loan Party of the obligations of any non-Loan Party the related Investment is permitted under Section 6.05;

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(i) Indebtedness of the Borrower and/or any Restricted Subsidiary existing, or pursuant to commitments existing, on the Closing Date, and, except in the case of Indebtedness having an aggregate principal amount not in excess of $1,000,000, described on Schedule 6.01;

(j) Indebtedness of Restricted Subsidiaries that are not Loan Parties; provided, that the aggregate outstanding principal amount of such Indebtedness shall not exceed the greater of $5,000,000 and 5.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(k) Indebtedness of the Borrower and/or any Restricted Subsidiary consisting of obligations owing under incentive, supply, license, sublicense or similar agreements entered into in the ordinary course of business;

(l) Indebtedness of the Borrower and/or any Restricted Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(m) Indebtedness of the Borrower and/or any Restricted Subsidiary (i) with respect to Capital Leases in an aggregate outstanding principal amount not to exceed, together with the aggregate outstanding principal amount of Indebtedness incurred pursuant to clause (ii) below, the greater of $20,000,000 and 20.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period and (ii) incurred to finance the acquisition, construction, improvement, repair or replacement of any assets in an aggregate outstanding principal amount not to exceed, together with the aggregate outstanding principal amount of Indebtedness incurred pursuant to clause (i) above, the greater of $20,000,000 and 20.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period, in each case, incurred within 270 days after the applicable acquisition, completion of construction, improvement, repair or replacement of the relevant assets;

(n) Indebtedness of any Person that becomes a Restricted Subsidiary (or is merged, consolidated or amalgamated with or into the Borrower or any Restricted Subsidiary) or Indebtedness assumed by the Borrower and/or any Restricted Subsidiary in connection with an acquisition or similar Investment permitted hereunder, in each case, after the Closing Date; provided that such Indebtedness (A) existed at the time such Person became a Restricted Subsidiary (or is so merged, consolidated or amalgamated) or the assets subject to such Indebtedness were acquired and (B) was not created or incurred in anticipation thereof, provided, that the pro forma Total Net Leverage Ratio after such acquisition or similar Investment shall be no worse than the Total Net Leverage Ratio immediately prior to such acquisition or similar Investment;

(o) Indebtedness of the Borrower and/or any Restricted Subsidiary to any equityholder of any Parent Company or any Employee Related Person of any Parent Company, the Borrower or any subsidiary to finance the purchase or redemption of Capital Stock of any Parent Company permitted by Section 6.03(a);

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(p) any Refinancing Indebtedness in respect of any Indebtedness permitted under clauses (a), (i), (j), (m), (n), (q), (r), (u), (w), (x), (y), (ff), (gg) and (hh) of this Section 6.01 and any subsequent Refinancing Indebtedness in respect thereof; provided, that:

(i) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced, except by (A) an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, refunding or replacement, (B) an amount equal to any existing commitments unutilized thereunder and (C) additional amounts permitted to be incurred pursuant to this Section 6.01 (provided, that (1) any additional Indebtedness referenced in this clause (C) satisfies the other applicable requirements of this definition (with additional amounts incurred in reliance on this clause (C) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (2) if such additional Indebtedness is secured, the Lien securing such Indebtedness satisfies the applicable requirements of Section 6.02),

(ii) in the case of Refinancing Indebtedness with respect to clauses (a), (w) and/or (y), such Indebtedness (other than customary bridge loans, so long as any Indebtedness for which such loans are exchanged for or that otherwise replaces such loans satisfies the requirements of this clause (ii)) has (A) a final maturity no earlier than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) the final maturity of the Indebtedness being refinanced, refunded or replaced and (B) other than with respect to revolving Indebtedness, a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, refunded or replaced,

(iii) in the case of Refinancing Indebtedness with respect to clause (a) and/or (y), the terms of such Refinancing Indebtedness (excluding pricing, fees, premiums, rate floors, final maturity or commitment termination, amortization, prepayments and redemptions (including restrictions on prepayment and redemptions)) either (A) are not (when taken as a whole and as reasonably determined by the Borrower) more favorable to the creditors providing such Refinancing Indebtedness than those applicable to the Indebtedness being refinanced, refunded or replaced (other than any terms that are applicable only after the Latest Term Loan Maturity Date as of the date of such refinancing, refunding or replacement) or (B) reflect market terms and conditions (when taken as a whole and as reasonably determined by the Borrower in good faith) for the applicable type of Indebtedness,

(iv) in the case of Refinancing Indebtedness with respect to Indebtedness permitted under clauses (j), (m), (r), (u), (w) (except to the extent incurred under the Incurrence-Based Amount), (y) (except to the extent incurred under the Incurrence-Based Amount) (ff), (gg) and (hh), the outstanding principal amount of such Refinancing Indebtedness incurrence under this clause (p) shall be deemed an amount outstanding in reliance on the relevant clause,

(v) except in the case of Refinancing Indebtedness with respect to Indebtedness permitted under clause (a), (A) such Refinancing Indebtedness, if secured, is secured only by Permitted Liens at the time of such refinancing, refunding or replacement (it being understood that secured Indebtedness may be refinanced with unsecured Indebtedness), and if the Liens securing the Indebtedness being refinanced, refunded or replaced were contractually subordinated to the Liens on the Collateral securing the Credit Facilities, the Liens securing such Refinancing Indebtedness are subordinated to the Liens on the Collateral securing such Credit Facilities on terms not materially less favorable (as reasonably determined by the Borrower), taken as a whole, to the Lenders than those (x) applicable to the Liens securing the Indebtedness being refinanced, refunded or replaced, taken as a whole, or (y) set forth in an Intercreditor Agreement, (B) such Refinancing Indebtedness is incurred by the obligor or obligors in respect of the Indebtedness being refinanced, refunded or replaced, except to the extent otherwise permitted pursuant to this Section 6.01 (it being understood that any Person that was a guarantor in respect of the Indebtedness being refinanced, refunded or replaced may be the primary obligor in respect of such Refinancing Indebtedness, and any Person that was the primary obligor in respect of the

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Indebtedness being refinanced, refunded or replaced may be a guarantor in respect of such Refinancing Indebtedness) and (C) if the Indebtedness being refinanced, refunded or replaced was contractually subordinated in right of payment to the Obligations, such Refinancing Indebtedness is contractually subordinated in right of payment to the Obligations on terms not materially less favorable (as reasonably determined by the Borrower), taken as a whole, to the Lenders than those applicable to the Indebtedness being refinanced, refunded or replaced, and

(vi) in the case of Refinancing Indebtedness with respect to Indebtedness permitted under clause (a), (A) if such Refinancing Indebtedness is secured, it is not secured by any assets other than the Collateral (or by assets that become Collateral substantially concurrently with the incurrence of such Indebtedness) and is subject to an Intercreditor Agreement, (B) if such Refinancing Indebtedness is Guaranteed, it shall not be Guaranteed by any Person other than the Loan Parties (other than a person that becomes a Loan Party substantially concurrently with the incurrence of such Indebtedness) and (C) such Refinancing Indebtedness is incurred under (and pursuant to) documentation other than this Agreement;

(q) Indebtedness of the Borrower and/or any Restricted Subsidiary incurred to finance any acquisition or similar Investment permitted hereunder in an aggregate outstanding principal amount not to exceed an unlimited amount so long as after giving effect thereto on a Pro Forma Basis (including any acquisition consummated concurrently therewith and any other application of the proceeds thereof (without “netting” the cash proceeds thereof)), in each case as of the last day of or for the most recently ended Test Period, an unlimited amount provided, that the pro forma Total Net Leverage Ratio after the incurrence of such Indebtedness shall be no worse than the Total Net Leverage Ratio immediately prior to such incurrence; provided that, in the case of any such Indebtedness of the Loan Parties, (I) such Indebtedness shall not be guaranteed by any Person that is not a Loan Party (other than a person that becomes a Loan Party substantially concurrently with the effectiveness of such Indebtedness) and shall not be secured by any assets other than the Collateral (or by assets that become Collateral substantially concurrently with the effectiveness of such Indebtedness), (II) the final maturity date of such Indebtedness shall be no earlier than the Latest Term Loan Maturity Date as of the date of the incurrence thereof (and, in the case of any such Indebtedness incurred pursuant to this clause (q), the final maturity date thereof shall be no earlier than the date that is 91 days after the Latest Term Loan Maturity Date) and the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the then remaining Weighted Average Life to Maturity of any then-existing Class of Term Loans (without giving effect to the reduction of any required amortization payments from any prepayments of the Term Loans), provided that, in each case, such Indebtedness may be in the form of customary bridge loans so long as any Indebtedness for which such loans are exchanged for or that otherwise replaces such loans satisfies the requirements of this clause (II), (III) in the case of any such Indebtedness incurred pursuant to this clause (q) , such Indebtedness shall be (x) secured by Liens on the Collateral on a pari passu basis with the Liens securing Initial Term Loans, (y) secured by Liens on the Collateral junior to the Liens securing the Credit Facilities or (z) unsecured, and, if secured by Liens on the Collateral, shall be subject to an Intercreditor Agreement , (IV) in the case of any such Indebtedness incurred pursuant to this clause (q) that is in the form of secured term loans, such Indebtedness shall be subject to clause (v) of the proviso to Section 2.21(a), mutatis mutandis and (V) no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) shall exist immediately after giving effect to the incurrence of such Indebtedness;

(r) unsecured Indebtedness of the Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed the portion, if any, of the Available Amount (solely to the extent attributable to the Available Equity Contribution Amount) at such time that the Borrower elects to apply to this clause (r);

(s) Indebtedness of the Borrower and/or any Restricted Subsidiary under any Derivative Transaction not entered into for speculative purposes and in the ordinary course of business;

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(t) Indebtedness of the Borrower and/or any Restricted Subsidiary representing deferred compensation to any Employee Related Person of any Parent Company, the Borrower and/or any Restricted Subsidiary in the ordinary course of business;

(u) Indebtedness of the Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed the greater of $20,000,000 and 20.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period provided that if any Indebtedness incurred under this clause (u) is secured by Liens on the Collateral, it must be secured on a pari passu basis with the Liens securing the Initial Term Loans or on a junior basis to the Liens securing the Credit Facilities;

(v) [reserved];

(w) Indebtedness of the Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed (i) the Shared Fixed Incremental Amount plus (ii) an unlimited amount so long as, in the case of this clause (ii), after giving effect thereto on a Pro Forma Basis (including any acquisition consummated concurrently therewith and any other application of the proceeds thereof (without “netting” the cash proceeds thereof)), in each case as of the last day of or for the most recently ended Test Period,(A) if such Indebtedness is secured by Liens on the Collateral on a pari passu basis with the Liens securing the Initial Term Loans, the Total Net Leverage Ratio would not exceed 3.00:1.00 and (B) if such Indebtedness is secured by Liens on the Collateral junior to the Liens securing the Credit Facilities or is unsecured, the Total Net Leverage Ratio would not exceed 4.50:1.00; provided that, in the case of any such Indebtedness of the Loan Parties, (I) such Indebtedness shall not be guaranteed by any Person that is not a Loan Party (other than a Person that becomes a Loan Party substantially concurrently with the effectiveness of such Indebtedness) and shall not be secured by any assets other than the Collateral (or by assets that become Collateral substantially concurrently with the effectiveness of such Indebtedness), (II) the final maturity date of such Indebtedness shall be no earlier than the date that is 91 days after the Latest Term Loan Maturity Date as of the date of the incurrence thereof (and the final maturity date thereof shall be no earlier than the Latest Term Loan Maturity Date) and the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the then remaining Weighted Average Life to Maturity of any then-existing Class of Term Loans (without giving effect to the reduction of any required amortization payments from any prepayments of the Term Loans), provided that, in each case, such Indebtedness may be in the form of customary bridge loans so long as any Indebtedness for which such loans are exchanged for or that otherwise replaces such loans satisfies the requirements of this clause (II), (III) such Indebtedness, if secured by Liens on the Collateral, shall be subject to an Intercreditor Agreement, (IV) in the case of any such Indebtedness incurred pursuant to clause (i), such Indebtedness shall be subject to clause (v) of the proviso to Section 2.21(a), mutatis mutandis and (V) subject to Section 1.10(a), no Event of Default shall exist immediately prior to or immediately after giving effect to the incurrence of such Indebtedness; provided that if the proceeds of such Indebtedness are to be applied to finance any acquisition (including any Limited Condition Acquisition), other investment or repayment of Indebtedness requiring irrevocable notice in advance of such prepayment, and the providers of such Indebtedness so agree, this clause (V) shall instead require (x) no Event of Default at the time of, or immediately after giving effect to, execution of definitive documentation for such acquisition, investment or notice of repayment and (y) no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) at the time of, or immediately after giving effect to, the funding of such Indebtedness;

(x) Indebtedness of the Borrower and/or any Restricted Subsidiary incurred in connection with Sale and Lease-Back Transactions permitted pursuant to Section 6.07;

(y) Incremental Equivalent Debt;

(z) Indebtedness of the Borrower and/or any Restricted Subsidiary (i) in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits or (ii) in respect of guaranties, letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments to support any of the foregoing obligations;

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(aa) Indebtedness of the Borrower and/or any Restricted Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any Issuing Bank to support any Defaulting Lender’s participation in Letters of Credit;

(bb) Indebtedness (other than Indebtedness for borrowed money) of the Borrower and/or any Restricted Subsidiary supported by any Letter of Credit;

(cc) employee benefit plan obligations and liabilities incurred by the Borrower and/or any Restricted Subsidiary in the ordinary course of business;

(dd) customer deposits and advance payments received in the ordinary course of business from customers for goods and services in the ordinary course of business;

(ee) without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to any Indebtedness of the Borrower and/or any Restricted Subsidiary;

(ff) Indebtedness of Restricted Subsidiaries that are joint ventures or other non-Wholly Owned Subsidiaries; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed the greater of $5,000,000 and 5.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(gg) Indebtedness of any Receivables Subsidiary arising under any Receivables Facility; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed the greater of $5,000,000 and 5.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period; and

(hh) unsecured Indebtedness (x) consisting of obligations under deferred compensation (including indemnification obligations, obligations in respect of purchase price adjustments, earn-outs, incentive non-competes and other contingent obligations) or other similar arrangements incurred or assumed in connection with any Permitted Acquisition or other permitted investment or any disposition (whether consummated prior to, on or after the Closing Date), in each case, not prohibited hereunder or (y) in an aggregate principal amount not to exceed the greater of $7,500,000 and 7.5% of Consolidated Adjusted EBITDA for the most recently ended Test Period outstanding at any time to the seller of any business or assets permitted to be acquired by Holdings or any Restricted Subsidiary hereunder.

SECTION 6.02 Liens. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, except:

(a) Liens securing the Secured Obligations created pursuant to the Loan Documents;

(b) Liens for Taxes which are (i) for amounts not due or (ii) being contested in accordance with Section 5.03;

(c) statutory Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, construction contractors, workmen and materialmen, and other Liens imposed by applicable law, in each case, incurred in the ordinary course of business (i) for amounts not yet overdue by more than 30 days, (ii) for amounts that are overdue by more than 30 days and that are being contested in good faith by appropriate proceedings, so long as adequate reserves or other appropriate provisions, to the extent required under GAAP, have been made for such contested amounts or (iii) with respect to which the failure to make payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

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(d) Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of- money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement, premium or indemnification obligations of insurance brokers or carriers providing property, casualty, liability or other insurance to Holdings, the Borrower and its subsidiaries, (y) leases or licenses of property otherwise permitted by this Agreement, or (z) commercial credit cards, debit cards, stored value cards, purchasing cards, employee credit card programs and any arrangements or services similar to any of the foregoing and (iv) to secure obligations in respect of letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e) Liens consisting of easements, rights-of-way, covenants, licenses, agreements, declarations, restrictions, defects, encroachments, and other similar minor defects or irregularities in title, and leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, access agreements and any other similar agreements, whether or not of record and whether now in existence or hereafter entered into, affecting any of the Real Estate Assets, which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Borrower and/or its Restricted Subsidiaries, taken as a whole, or the use of the affected Real Estate Asset for its intended purpose;

(f) Liens consisting of (i) any interest or title of a lessor, sub-lessor, licensor or sub licensor under any lease, license or similar arrangement permitted hereunder, (ii) any landlord lien permitted by the terms of any lease, (iii) any restriction or encumbrance to which the interest or title of such lessor, sub-lessor, licensor or sub-licensor may be subject, (iv) any subordination of the interest of the lessee, sub-lessee, licensee or sub-licensee under such lease, license or similar arrangement to any restriction or encumbrance referred to in the preceding clause (iii) or (v) ground leases or subleases in respect of real property on which facilities owned or leased by the Borrower and/or any of its Restricted Subsidiaries are located;

(g) Liens (i) solely on any Cash earnest money deposits (including as part of any escrow arrangement) made by the Borrower and/or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any acquisition or other Investment permitted hereunder and (ii) consisting of (A) in connection with any Disposition permitted under Section 6.07, customary rights and restrictions contained in agreements relating to such Disposition pending the completion thereof and/or (B) the pledge of Cash as part of an escrow arrangement required in any Disposition permitted under Section 6.07;

(h) precautionary or purported Liens evidenced by the filing of UCC (or similar) financing statements relating solely to (i) operating leases or consignment or bailee arrangements entered into in the ordinary course of business or (ii) any sale of accounts receivable for which a UCC financing statement or similar financing statement under applicable law is required;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens in connection with any zoning, building or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon, including Liens in connection with any condemnation, taking or similar event proceedings;

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(k) Liens securing Refinancing Indebtedness permitted pursuant to Section 6.01(p) (other than Refinancing Indebtedness in respect of Indebtedness permitted under Section 6.01(r)); provided that (i) to the extent Indebtedness being refinanced, refunded or replaced was secured in reliance on Section 6.02(u), the outstanding principal amount of Refinancing Indebtedness in respect thereof secured in reliance on this clause (k) shall constitute a utilization for purposes of determining availability under Section 6.02(u), (ii) no such Lien extends to any asset not covered by the Lien securing the Indebtedness that is being refinanced, refunded or replaced, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon and (iii) if the Lien securing the Indebtedness being refinanced, refunded or replaced was subject to intercreditor arrangements with the Administrative Agent, then the Lien securing any Refinancing Indebtedness in respect thereof shall be subject to (A) intercreditor arrangements with the Administrative Agent that are not materially less favorable to the Lenders, taken as a whole, than the intercreditor arrangements governing the Lien securing the Indebtedness that is being refinanced, refunded or replaced or (B) the intercreditor arrangements set forth in an Intercreditor Agreement;

(l) Liens existing on the Closing Date and, except in the case of Liens securing Indebtedness having an aggregate principal amount not in excess of $2,500,000 described on Schedule 6.02 and any modification, replacement, refinancing, renewal or extension thereof; provided, that (i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01 and (B) proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates) and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 6.01;

(m) Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.07;

(n) Liens securing Capital Leases and other Indebtedness permitted pursuant to Section 6.01(m); provided, that any such Lien shall encumber only the asset subject to such Capital Leases or acquired, constructed, improved, repaired or replaced with the proceeds of such Indebtedness and proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross collateralized to other financings of such type provided by such lender or its Affiliates);

(o) Liens securing Indebtedness permitted pursuant to Section 6.01(n) on the relevant acquired assets or on the Capital Stock and assets of Person that became a Restricted Subsidiary (or was merged, consolidated or amalgamated with or into the Borrower or a Restricted Subsidiary); provided, that no such Lien (x) extends to any other assets (other than the proceeds or products thereof, accessions or additions thereto and improvements thereon) (it being understood that individual financings of the type permitted under Section 6.01(n) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates) or (y) was created in contemplation of the applicable acquisition of assets or such Person becoming a Restricted Subsidiary (or such merger, consolidation or amalgamation);

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(p) (i) Liens that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary, (C) purchase orders and other agreements entered into in the ordinary course of business, (D) commodity trading or other brokerage accounts incurred in the ordinary course of business and (E) commercial credit cards, debit cards, stored value cards, purchasing cards, employee credit card programs and any arrangements or services similar to any of the foregoing, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to deposit accounts, (iv) Liens of a collection bank arising under Section 4-208 or Section 4-210 of the UCC on items in the ordinary course of business, (v) Liens (including rights of set off) in favor of banking or other financial institutions arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions and (vi) Liens on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction, and on Cash or Cash Equivalents set aside at the time of the incurrence of such Indebtedness to the extent such Cash or Cash Equivalents prefund the payment of interest or fees on such Indebtedness and are held in escrow pending application for such purpose;

(q) Liens on assets of Restricted Subsidiaries that are not Loan Parties (including Capital Stock owned by such Persons) securing Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted pursuant to Section 6.01;

(r) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and/or its Restricted Subsidiaries;

(s) Liens securing Indebtedness permitted pursuant to Section 6.01(q) or 6.01(w); provided, that any Lien that is granted in reliance on this clause (s) shall be limited to the Collateral (or assets that become Collateral substantially concurrently with the incurrence of such Indebtedness) and shall be pari passu or junior to the Lien securing the Credit Facilities pursuant to an Intercreditor Agreement;

(t) Liens securing Indebtedness permitted pursuant to Section 6.01(y); provided that any Lien that is granted in reliance on this clause (t) shall be limited to the Collateral (or assets that become Collateral substantially concurrently with the incurrence of such Indebtedness) and shall be subject to an Intercreditor Agreement;

(u) Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of $20,000,000 and 20.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(v) (i) Liens securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(h) and (ii) any pledge and/or deposit securing any settlement of litigation;

(w) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(x) Liens on Securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.05 arising out of such repurchase transaction; provided, that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

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(y) Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(d), (e), (g), (z) and (aa);

(z) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any asset in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (or similar law under any jurisdiction);

(aa) Liens (i) in favor of any Loan Party and/or (ii) granted by any non-Loan Party in favor of any Restricted Subsidiary that is not a Loan Party, in the case of clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 6.01;

(bb) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd) Liens securing obligations of the type described in Sections 6.01(f) and/or 6.01(s);

(ee) (i) Liens on Capital Stock of Persons that are not Restricted Subsidiaries that are Wholly-Owned Subsidiaries securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture or similar agreements and agreements with respect to Persons that are not Restricted Subsidiaries that are Wholly-Owned Subsidiaries;

(ff) Liens on Cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness; provided, that such defeasance, discharge or redemption is permitted hereunder;

(gg) Liens consisting of the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(hh) Liens disclosed in any Mortgage Policy with respect to any Material Real Estate Asset and any replacement, extension or renewal thereof; provided, that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and proceeds and products thereof, additions thereto and improvements thereon);

(ii) Liens arising out of receipt of customer deposits or advance payments from customers, or deposits required by suppliers, in each case in the ordinary course of business;

(jj) maritime liens on inventory or proceeds of inventory in transit;

(kk) Liens on Receivables Assets incurred in connection with a Receivables Facility;

(ll) Liens arising out of distribution, vendor or similar arrangements with respect to pharmaceutical products entered into by the Borrower or its Restricted Subsidiaries in the ordinary course of business;

(mm) with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any requirement of applicable law; and

(nn) Liens on cash that is pledged as cash collateral to secure letters of credit, banker’s acceptances, bank guarantees, surety bonds or similar instruments permitted by Section 6.01 in an amount at any time not to exceed 105% of the maximum amount available to be drawn thereunder; provided that such Liens are in the ordinary course of business and consistent with past practice.

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SECTION 6.03 Restricted Payments; Restricted Debt Payments.

(a) The Borrower shall not pay or make, directly or indirectly, any Restricted Payment, except that:

(i) the Borrower may make Restricted Payments to the extent necessary to enable any Parent Company:

(A) to pay general administrative costs and expenses, including corporate overhead, legal or similar costs and expenses and franchise Taxes, and similar fees, Taxes and expenses, required to maintain the organizational existence of such Parent Company, in each case, which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by any Employee Related Person of any Parent Company, in each case, to the extent attributable to the ownership or operations of any Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its Restricted Subsidiaries), the Borrower and/or its Restricted Subsidiaries;

(B) [reserved];

(C) to pay audit and other accounting and reporting expenses of such Parent Company to the extent attributable to any Parent Company (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its Restricted Subsidiaries), the Borrower and/or its Restricted Subsidiaries;

(D) to pay insurance premiums to the extent attributable to any Parent Company (but excluding, for the avoidance of doubt, the portion of any such premiums, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its Restricted Subsidiaries), the Borrower and/or its Restricted Subsidiaries;

(E) to pay (x) fees and expenses related to debt or equity offerings, Investments or acquisitions (whether or not consummated) and expenses and indemnities of any trustee, agent, arranger, underwriter or similar Person and (y) after the consummation of an initial public offering or an offering of public debt securities, Public Company Costs;

(F) to finance any Investment permitted under Section 6.05 (provided, that (x) any Restricted Payment under this clause (a)(i)(F) shall be made substantially concurrently with the closing of such Investment and (y) the relevant Parent Company shall, promptly following the closing thereof, cause (I) all property acquired to be contributed to the Borrower or one or more of its Restricted Subsidiaries or (II) the merger, consolidation or amalgamation of the Person formed or acquired with or into the Borrower or one or more of its Restricted Subsidiaries, in order to consummate such Investment in compliance with the applicable requirements of Section 6.05 as if undertaken as a direct Investment by the Borrower or the relevant Restricted Subsidiary); and

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(G) to pay customary salary, bonus, incentive, severance and other benefits (including payments pursuant to any profits, interest or equity plan) payable to any Employee Related Person of any Parent Company to the extent such salary, bonuses, incentive and other benefits are attributable and reasonably allocated to the operations of the Borrower and/or its Restricted Subsidiaries, in each case, so long as such Parent Company applies the amount of any such Restricted Payment for such purpose;

(ii) the Borrower may (or make Restricted Payments to enable any Parent Company to) repurchase, redeem, retire or otherwise acquire or retire for value the Capital Stock of any Parent Company held by any Employee Related Person of any Parent Company, the Borrower or any of its subsidiaries:

(A) in an amount not to exceed the greater of (i) of $5,000,000 and (ii) 5.0% of Consolidated Adjusted EBITDA in any Fiscal Year, which, if not used in such Fiscal Year, shall be carried forward to the next two succeeding Fiscal Years, it being understood that any such amount carried over to any Fiscal Year shall be deemed to be used (in such order as shall be determined by the Borrower) in such Fiscal Year prior to the usage of the amount set forth above otherwise available for such Fiscal Year; or

(B) with the net proceeds of any key-man life insurance policies received by the Borrower and its Subsidiaries during such Fiscal Year;

(iii) the Borrower may make Restricted Payments in an amount not to exceed the portion, if any, of the Available Amount at such time that the Borrower elects to apply to this clause (iii), provided that, other than in the case of any such portion that is attributable to the Available Equity Contribution Amount, no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result therefrom;

(iv) the Borrower may make Restricted Payments (i) to any Parent Company to enable such Parent Company to make Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of such Parent Company and (ii) consisting of, or to any Parent Company to enable such Parent Company to make, (A) payments made or expected to be made in respect of required withholding or similar Taxes with respect to any Employee Related Person of any Parent Company, the Borrower and/or its Restricted Subsidiaries and/or (B) repurchases of Capital Stock in consideration of the payments described in subclause (A) above, including demand repurchases in connection with the exercise or vesting of stock options, restricted stock units or similar incentive interests;

(v) the Borrower may repurchase (or make Restricted Payments to any Parent Company to enable it to repurchase) Capital Stock upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(vi) [reserved];

(vii) the Borrower or any Restricted Subsidiary may make additional Restricted Payments to the extent that such Restricted Payments are made with net proceeds received by the Borrower after the Closing Date from the issuance or sale of Qualified Capital Stock of the Borrower, Holdings or any other Parent Company or proceeds of an equity contribution that are not otherwise applied, initially made to the Borrower and have been contributed to the common equity of the Borrower (which such equity proceeds so utilized shall not also increase the Available Amount);

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(viii) the Borrower may make Restricted Payments in an aggregate amount not to exceed the Tax Distribution Amount;

(ix) to the extent constituting a Restricted Payment, the Borrower may consummate the Transactions and any other transaction permitted by Section 6.05 (other than Sections 6.05(j) and 6.05(t)), Section 6.06 (other than Section 6.06(g)) and Section 6.08 (other than Section 6.08(d));

(x) so long as no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result therefrom, the Borrower may make additional Restricted Payments in an aggregate amount not to exceed, taken together with any Restricted Debt Payments made in reliance on Section 6.03(b)(iv)(B), the greater of (i) of $15,000,000 and (ii) 15.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(xi) [reserved];

(xii) the Borrower may make additional Restricted Payments so long as (A) no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result therefrom and (B) the Total Net Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 3.50:1.00;

(xiii) Restricted Payments constituting any part of a Permitted Reorganization; provided that, (i) no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) has occurred and is continuing and (ii) neither the Loan Guaranties, taken as a whole, nor the security interest of the Administrative Agent in the Collateral, taken as a whole, is materially impaired;

(xiv) [reserved]; and

(xv) to the extent constituting a Restricted Payment, distributions or payments of Receivables Fees in connection with a Receivables Facility.

(b) The Borrower shall not, nor shall it permit any Restricted Subsidiary to, make any payment on or in respect of principal of or interest on any Restricted Debt, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt (collectively, “Restricted Debt Payments”), except:

(i) any Restricted Debt Payment made by exchange for, or out of the proceeds of, Refinancing Indebtedness permitted by Section 6.01;

(ii) as part of an “applicable high yield discount obligation” catch-up payment;

(iii) payments of regularly scheduled principal and interest (including any penalty interest, if applicable) and payments of fees, expenses and indemnification obligations as and when due (other than payments with respect to Junior Indebtedness that are prohibited by the subordination provisions thereof);

(iv) so long as no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result therefrom, Restricted Debt Payments in an aggregate amount not to exceed, taken together with any Restricted Payments made in reliance on Section 6.03(a)(B)(x), the greater of $15,000,000 and 15.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

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(v) payments with respect to contingent acquisition consideration, including earn-outs, seller notes, holdbacks, purchase price adjustments and other deferred acquisition consideration in connection with any acquisition consummated on or prior to the Closing Date, any Investment permitted under Section 6.05 or Disposition permitted by Section 6.06;

(vi) Restricted Debt Payments in an aggregate amount not to exceed the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (vi), provided that, other than in the case of any such portion that is attributable to the Available Equity Contribution Amount, no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result therefrom; and

(vii) additional Restricted Debt Payments, so long as (x) no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result therefrom and (y) the Total Net Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 3.50:1.00.

Notwithstanding anything to the contrary set forth in this Section 6.03, no Loan Party shall make any Restricted Payment to any Subsidiary (other than another Loan Party) or Unrestricted Subsidiary in the form of Material Intellectual Property; provided that nothing in this sentence shall prohibit any non-exclusive (other than exclusive distribution or other similar rights within a specified jurisdiction) license or sublicense of Material Intellectual Property to, or use of Material Intellectual Property by, any Subsidiary in the ordinary course of business.

SECTION 6.04 Burdensome Agreements. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into or cause to exist any agreement restricting the ability of (x) any Restricted Subsidiary of the Borrower that is not a Loan Party to pay dividends or other distributions to the Borrower or any Restricted Subsidiary that is a Loan Party, (y) any Restricted Subsidiary that is not a Loan Party to make cash loans or advances to, or transfer any assets to, the Borrower or any Restricted Subsidiary that is a Loan Party or (z) any Loan Party to create, permit or grant a Lien on any of its properties or assets to secure the Secured Obligations, except restrictions:

(a) set forth in (i) this Agreement or any other Loan Document, (ii) any agreement evidencing or governing (A) solely with respect to restrictions of the kind described in clause (z) above any Indebtedness of any Restricted Subsidiary that is not a Loan Party permitted by Section 6.01, (B) any Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien if the relevant restriction applies only to the Persons obligated in respect of such Indebtedness and their Restricted Subsidiaries or the assets intended to secure such Indebtedness and (C) Indebtedness permitted pursuant to clauses (i), (m), (n), (q), (u), (w), (x) and/or (y) of Section 6.01 or pursuant to clause (p) of Section 6.01 to the extent the applicable Refinancing Indebtedness is in respect of Indebtedness otherwise referred to in this clause (a);

(b) arising under customary provisions restricting assignments, licensing, sublicensing, subletting or other transfers of rights arising thereunder (including the granting of any Lien on such rights) contained in leases, subleases, licenses, sublicenses and other agreements;

(c) that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, or any option or right with respect to any assets not otherwise prohibited under this Agreement;

(d) that are assumed in connection with any acquisition of property or the Capital Stock of any Person, so long as the relevant restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(e) set forth in any agreement entered into in connection with any Disposition permitted by Section 6.06, provided that such restrictions apply only to the assets or the subsidiaries that are the subject of such Disposition pending the completion of such Disposition;

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(f) that prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(g) in the case of any Person that is not a Wholly-Owned Subsidiary, set forth in the Organizational Documents thereof or in any joint venture, shareholders’ or similar agreements;

(h) arising in respect of Cash and other deposits with any Person or under net worth or similar provisions set forth in any agreement;

(i) set forth in documents which exist on the Closing Date and were not created in contemplation thereof;

(j) set forth in any agreement evidencing or governing any Indebtedness permitted under Section 6.01 if (i) the relevant restrictions, when taken as a whole, are not materially less favorable to the Lenders than the restrictions contained in this Agreement, when taken as a whole (as reasonably determined by the Borrower) or (ii) the relevant restrictions reflect market terms and conditions (when taken as a whole and as reasonably determined by the Borrower) and the Borrower shall have determined in good faith that such restrictions would not reasonably be expected to impair in any material respect the ability of the Borrower and the other Loan Parties to meet their obligations under this Agreement;

(k) arising under applicable law or under any license, sublicense, authorization, concession or permit, including restrictions in respect of IP Rights contained in licenses or sublicenses of, or other grants of rights to use or exploit, such IP Rights;

(l) arising in any Hedge Agreement and/or any agreement relating to any Banking Services;

(m) relating to any asset (or all of the assets) of and/or the Capital Stock of the Borrower and/or any Restricted Subsidiary which is imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) and/or all or a portion of the Capital Stock of the relevant Person that is permitted or not restricted by this Agreement;

(n) set forth in any agreement relating to any Permitted Lien that limits the right of the Borrower or any Restricted Subsidiary to Dispose or subject to Liens the assets subject to such Permitted Lien; and/or

(o) imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any agreement, instrument or obligation referred to in clauses (a) through (n) above; provided, that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 6.05 Investments. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, make or own any Investment in any other Person except:

(a) Cash Equivalents or Investments that were Cash Equivalents at the time made;

(b) (i) Investments existing on the Closing Date in the Borrower or any subsidiary and, except in the case of Investments having an aggregate principal amount not in excess of $1,000,000, described on Schedule 6.05, (ii) Investments made after the Closing Date in the Borrower and/or any Restricted Subsidiaries that are Loan Parties, (iii) Investments made after the Closing Date by any Loan Party in any Restricted Subsidiary that is not a Loan Party in an aggregate outstanding amount not to exceed the greater of (x) $5,000,000 and (y) 5.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period and (iv) Investments made by any Restricted Subsidiary that is not a Loan Party in the Borrower and/or any other Restricted Subsidiary;

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(c) Investments (i) constituting deposits, prepayments and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Borrower or any Restricted Subsidiary;

(d) (i) Investments in Unrestricted Subsidiaries in an aggregate outstanding amount not to exceed the greater of $5,000,000 and 5.0% of Consolidated Adjusted EBITDA, (ii) Investments made in connection with the creation, formation and/or acquisition of any joint venture or non-controlling interest and/or minority interest of any third party, or in any Restricted Subsidiary to enable such Restricted Subsidiary to create, form and/or acquire any joint venture or non-controlling interest and/or minority interest of any third party and (iii) Investments made in joint ventures or non-controlling interest and/or minority interest of any third party as required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties or non-controlling interest and/or minority interest of any third party set forth in joint venture agreements, non-controlling interest and/or minority interest of any third party and similar binding arrangements entered into in the ordinary course of business; provided, that the aggregate outstanding amount of Investments made pursuant to clause (ii) above shall not exceed the greater of $5,000,000 and 5.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(e) (i) Permitted Acquisitions and (ii) Investments in Restricted Subsidiaries that are not Loan Parties in amounts required to permit such Restricted Subsidiaries to consummate Permitted Acquisitions substantially concurrently therewith (so long as such Permitted Acquisition would have been permitted if conducted directly by the applicable Loan Party);

(f) Investments (i) existing on, or contractually committed to or contemplated as of, the Closing Date and described on Schedule 6.05 and (ii) consisting of any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.05;

(g) Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.06;

(h) loans or advances to Employee Related Persons of any Parent Company, the Borrower, its subsidiaries, any Affiliated Practice Group and/or any joint venture in connection with such Person’s purchase of Capital Stock of any Parent Company or any Affiliated Practice Group or to permit the payment of taxes due and owing with respect thereto either (i) in an aggregate outstanding principal amount not to exceed the greater of $2,000,000 and 2.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period or (ii) so long as the proceeds of such loan or advance are substantially contemporaneously with the purchase of such Capital Stock contributed to the Borrower;

(i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j) Investments consisting of (or resulting from) Indebtedness permitted under Section 6.01 (other than Indebtedness permitted under Sections 6.01(b) and (h)), Permitted Liens, Restricted Payments permitted under Section 6.03 (other than Section 6.03(a)(ix)), Restricted Debt Payments permitted by Section 6.03 and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.06 (other than Section 6.06(a) (if made in reliance on subclause (ii)(y) of the proviso thereto), Section 6.06(b) (if made in reliance on clause (ii) therein), Section 6.06(c)(ii) (if made in reliance on clause (B) therein) and Section 6.06(g));

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(k) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers, suppliers, licensors, sublicensors, licensees or sublicensees;

(l) Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(m) loans and advances for moving, entertainment and travel expenses, drawing accounts and similar expenditures or of payroll payments or other compensation, in each case, to any Employee Related Person of any Parent Company (to the extent such amounts relate to services provided to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its Restricted Subsidiaries)), the Borrower, any Affiliated Practice Group and/or any Restricted Subsidiary in the ordinary course of business;

(n) Investments to the extent that payment therefor is made solely with Capital Stock of any Parent Company or Qualified Capital Stock of the Borrower or any Restricted Subsidiary, in each case, to the extent not resulting in a Change of Control;

(o) (i) Investments held by any Person that becomes a Restricted Subsidiary (or that is merged, consolidated or amalgamated with or into the Borrower or any Restricted Subsidiary) after the Closing Date, in each case, to the extent that such Investments were not made in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger, consolidation or amalgamation) (provided, that this clause (i) shall not operate as an override to clause (c) of the definition of “Permitted Acquisition”) and were in existence on the date such Person became a Restricted Subsidiary (the date of such merger, consolidation or amalgamation) and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) above so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.05;

(p) Investments made in connection with the Transactions;

(q) Investments by the Borrower and/or any of its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed the greater of $12,500,000 and 12.5% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(r) Investments by the Borrower and/or any of its Restricted Subsidiaries in an aggregate outstanding amount not to exceed the portion, if any, of the Available Amount at such time that the Borrower elects to apply to this clause (r), provided that, other than in the case of any such portion that is attributable to the Available Equity Contribution Amount, no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result therefrom;

(s) (i) Guarantees of leases or subleases (other than Capital Leases) or of other obligations not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers, customers, distributors and licensees of the Borrower and/or its Restricted Subsidiaries, in each case, in the ordinary course of business;

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(t) Investments in any Parent Company in amounts and for purposes for which Restricted Payments to such Parent Company are permitted under Section 6.03(a); provided, that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 6.03(a);

(u) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Borrower are necessary or advisable to effect any Receivables Facility, distributions or payments of Receivables Fees or any repurchase obligation in connection therewith including, without limitation, Investments of funds held in accounts required by the arrangements governing such Receivables Facility and in connection with a permitted Receivables Facility;

(v) Investments as part of a Permitted Reorganization; provided that (i) no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) has occurred and is continuing and (ii) neither the Loan Guaranties, taken as a whole, nor the security interest of the Administrative Agent in the Collateral, taken as a whole, is materially impaired;

(w) Investments under any Derivative Transaction of the type permitted under Section 6.01(s);

(x) Investments by the Borrower and/or any Restricted Subsidiary that result solely from the receipt by the Borrower or such Restricted Subsidiary of a dividend or other Restricted Payment in the form of Capital Stock, evidences of Indebtedness or other Securities (but not any additions thereto made after the date of the receipt thereof), in each case without any consideration therefor being paid by the Borrower or any Restricted Subsidiary;

(y) [reserved];

(z) Investments to the extent that payment for such Investments is made solely with Qualified Capital Stock of the Borrower or any Parent Company or proceeds of an equity contribution that are not otherwise applied, initially made to the Borrower and have been contributed to the common equity capital of the Borrower (which such equity proceeds so utilized shall not also increase the Available Amount);

(aa) Investments in Holdings, the Borrower, any Restricted Subsidiary in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(bb) additional Investments so long as, after giving effect thereto on a Pro Forma Basis, the Total Net Leverage Ratio would not exceed 3.00:1.00;

(cc) any Investment made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary so long as the relevant Investment was not made in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary;

(dd) Investments consisting of the licensing, sublicensing or contribution of any IP Rights pursuant to joint marketing or joint development arrangements with other Persons in the ordinary course of business; and

(ee) Investments by a Loan Party (other than Holdings) that is a party to an Management Services Agreement consisting of (i) Cash loans and advances to the applicable Affiliated Practice Group receiving services under such Management Services Agreement to cover fees and expenses payable by such Affiliated Practice Group to third-party vendors, expense reimbursement to the applicable Loan Party, for working capital purposes and to pay costs and expenses incurred by such Affiliated Practice Group in the expansion of its operations, including without limitation, for the payment of hiring bonuses and other employee compensation, in each case if the actual expenses of such Affiliated Practice Group

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exceed actual revenues and consistent with the terms contemplated by the applicable Management Services Agreement; provided that the aggregate amount of all such loans and advances made on account of this clause (ee)(i) at any time outstanding shall not exceed the greater of (A) $5,000,000 and (B) 5.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period, (ii) Cash loans pursuant to such Management Services Agreement or pursuant to a loan agreement to an Affiliated Practice Group for the purposes of making a Permitted Acquisition and (iii) acquisitions, pursuant to any Stock Option Arrangement or other stock restriction agreement of Capital Stock of the applicable Affiliated Practice Group to the extent the same does not violate any applicable law.

Notwithstanding anything to the contrary set forth in this Section 6.05, no Loan Party shall make any Investment in any Subsidiary (other than another Loan Party) or any Unrestricted Subsidiary if the consideration paid by such Loan Party to such Subsidiary (other than a Loan Party) or Unrestricted Subsidiary in respect of such Investment constitutes Material Intellectual Property; provided that nothing in this sentence shall prohibit any non-exclusive (other than exclusive distribution or other similar rights within a specified jurisdiction) license or sublicense of Material Intellectual Property to, or use of Material Intellectual Property by, any Subsidiary in the ordinary course of business.

SECTION 6.06 Fundamental Changes; Disposition of Assets. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve (or suffer any liquidation or dissolution), or make any Disposition of any assets having a fair market value (as reasonably determined by the Borrower) in excess of $3,000,000 in a single transaction or in a series of related transactions or in excess of $5,000,000 in the aggregate for all such transactions, except:

(a) any Restricted Subsidiary may be merged, consolidated or amalgamated with or into the Borrower or any other Restricted Subsidiary; provided, that (i) in the case of any such merger, consolidation or amalgamation with or into the Borrower, (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, consolidation or amalgamation is not the Borrower (any such Person, the “Successor Borrower”), (v) written notice of such merger, consolidation or amalgamation must be provided to the Administrative Agent at least ten (10) Business Days prior to the effectiveness thereof, (w) the Borrower shall have delivered to the Administrative Agent all documentation and other information requested by the Administrative Agent with respect to such Successor Borrower (including any Beneficial Ownership Certification) required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the Beneficial Ownership Regulation, no later than two Business Days prior to the date of such effectiveness (or such later date as may be agreed by the Administrative Agent), (x) the Successor Borrower shall be an entity organized or existing under the law of the U.S., any state thereof or the District of Columbia, (y) the Successor Borrower shall expressly assume all obligations of the Borrower under this Agreement and the other Loan Documents to which it is a party pursuant to an agreement reasonably satisfactory to the Administrative Agent and (z) except as the Administrative Agent may otherwise agree, each Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Guarantee Agreement and the other Loan Documents; it being understood and agreed that if the foregoing conditions under clauses (v) through (z) are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents, and (ii) in the case of any such merger, consolidation or amalgamation by, or with or into, any Subsidiary Guarantor, either (x) the continuing or surviving Person shall be a Subsidiary Guarantor or the continuing or surviving Person shall expressly assume the obligations of such Subsidiary Guarantor in a manner reasonably satisfactory to the Administrative Agent or (y) the relevant transaction shall be treated as an Investment and shall comply with Section 6.05 (other than in reliance on clause (j) thereof);

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(b) Dispositions (including of Capital Stock) among the Borrower and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise); provided, that any such Disposition made by any Loan Party to any Person that is not a Loan Party shall be (i) for fair market value (as reasonably determined by the Borrower) with at least 75.0% of the consideration for such Disposition consisting of Cash or Cash Equivalents at the time of such Disposition or (ii) treated as an Investment and otherwise made in compliance with Section 6.05 (other than in reliance on clause (j) thereof);

(c) (i) the liquidation or dissolution of any Restricted Subsidiary if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, that in the case of any liquidation or dissolution of any Loan Party that results in a distribution of assets to any Restricted Subsidiary that is not a Loan Party, such distribution shall be treated as an Investment and shall comply with Section 6.05 (other than in reliance on clause (j) thereof); (ii) any merger, consolidation, amalgamation, dissolution or liquidation the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 6.06 (other than clause (a), clause (b) or this clause (c)) or (B) any Investment permitted under Section 6.05(j); and (iii) the conversion of the Borrower or any Restricted Subsidiary into another form of entity so long as, in the case of any Loan Party, such conversion does not materially impair the Loan Guaranties, taken as a whole, or the security interest of the Administrative Agent in the Collateral, taken as a whole;

(d) (i) Dispositions of inventory or equipment in the ordinary course of business (including on an intercompany basis) and (ii) the leasing or subleasing of real property in the ordinary course of business;

(e) Dispositions of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of the Borrower, is (i) no longer useful in its business (or in the business of any Restricted Subsidiary of the Borrower) or (ii) otherwise economically impracticable to maintain;

(f) Dispositions of Cash and/or Cash Equivalents and/or assets that were Cash Equivalents when the relevant original Investment was made;

(g) Dispositions, mergers, amalgamations, consolidations or conveyances that constitute or effect (i) Investments permitted pursuant to Section 6.05 (other than Section 6.05(j)), (ii) Permitted Liens, (iii) Restricted Payments permitted by Section 6.03(a) (other than Section 6.03(a)(ix)) and (iv) Sale-Lease-Back Transactions permitted by Section 6.07;

(h) Dispositions for fair market value (as reasonably determined by the Borrower); provided, that if the assets Disposed of have a fair market value in excess of the greater of $5,000,000 and 5.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period, at least 75.0% of the consideration for such Disposition shall consist of Cash or Cash Equivalents (provided, that for purposes of the foregoing consideration requirement, (i) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated in right of payment to the Obligations or that are owed to the Borrower or any Restricted Subsidiary) of the Borrower or any Restricted Subsidiary that are assumed by the transferee of any such assets and for which the Borrower and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing, (ii) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated in right of payment to the Obligations or that are owed to the Borrower or any Restricted Subsidiary) of any Restricted Subsidiary that, as a result of such Disposition or any related Disposition, is no longer a Restricted Subsidiary, to the extent that the Borrower and the other Restricted Subsidiaries have been validly released by all relevant creditors in writing from any Guarantee in respect of such Indebtedness or other liability, (iii) the amount of any trade-in value (as reasonably determined by the Borrower) applied to the purchase price of any replacement assets acquired in connection with such Disposition, (iv) any Securities received by the Borrower or any Restricted Subsidiary from the applicable transferee that are converted by such

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Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (v) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value (as reasonably determined by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (v) and clause (IV) of Section 6.07 that is at that time outstanding, not in excess of the greater of $5,000,000 and 5.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period, in each case, shall be deemed to be Cash); provided, further, that (A) immediately prior to and after giving effect to such Disposition, no Event of Default under Section 7.1(a), 7.1(f) or 7.1(g) exists and (B) the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.10(b)(ii);

(i) Dispositions of property to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j) Dispositions of Investments in any joint venture or any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, in each case, to the extent required by, or made pursuant to, buy/sell arrangements between parties to such joint venture or equityholders in such Restricted Subsidiary set forth in the joint venture agreement, operating agreement, shareholders agreement or similar agreement governing such joint venture or such Restricted Subsidiary;

(k) Dispositions of (i) notes receivable or accounts receivable in the ordinary course of business (including any discount, netting and/or forgiveness thereof) or in connection with the collection or compromise thereof and (ii) Receivables Assets, in connection with any Receivables Facility;

(l) Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), (i) the Disposition or termination of which will not materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) which relate to closed facilities or the discontinuation of any product line;

(m) (i) any termination of any lease, sublease, license or sublicense in the ordinary course of business (and any related Disposition of improvements made to leased or sub-leased real property resulting therefrom), (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(n) Dispositions of property subject to foreclosure, casualty, condemnation, taking or similar event proceedings;

(o) Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(p) to the extent constituting a Disposition, the consummation of the Transactions;

(q) Dispositions of non-core assets acquired in connection with any acquisition or similar Investment permitted hereunder and sales of Real Estate Assets acquired in any acquisition or similar Investment permitted hereunder which, within 180 days of the date of such acquisition or Investment, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Borrower or any of its Restricted Subsidiaries or any of their respective businesses; provided, that (i) immediately prior to and after giving effect to such Disposition, no Event of Default exists and (ii) the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.10(b)(ii);

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(r) exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of assets so long as any such exchange or swap is made for fair market value (as reasonably determined by the Borrower) for like assets;

(s) [reserved];

(t) (i) licensing, sublicensing or cross-licensing arrangements involving any technology, software or IP Rights of the Borrower or any Restricted Subsidiary in the ordinary course of business and (ii) Dispositions, abandonments, cancellations or lapses of any technology, software or IP Rights, or any issuances or registrations, or any applications for issuances or registrations, of any IP Rights, which, in the good faith determination of the Borrower, are not material to the conduct of the business of the Borrower or its Restricted Subsidiaries or are no longer economical to maintain in light of their use;

(u) terminations or unwinds of Derivative Transactions;

(v) the ACO Reach Sale; provided, that the Net Proceeds of such Disposition shall be applied as (and to the extent) required by Section 2.10(b)(iv);

(w) Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities of any Employee Related Person of any Parent Company, the Borrower and/or any Restricted Subsidiary;

(x) Dispositions made to comply with any order of any Governmental Authority or any applicable law;

(y) any merger, consolidation, amalgamation or Disposition the sole purpose of which is to reincorporate or reorganize (i) any Domestic Subsidiary (other than the Borrower) in another jurisdiction in the U.S. and/or (ii) any Foreign Subsidiary in the U.S. or any other jurisdiction;

(z) any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(aa) any Disposition of Capital Stock of any of the Borrower’s subsidiaries to members of the board of directors (or equivalent body otherwise named) of such subsidiary in order to qualify members of the board of directors of such subsidiary, if required by applicable law, so long as the Borrower will continue to own, directly or indirectly, not less than 80.0% of the issued and outstanding Capital Stock of such subsidiary; and

(bb) other Dispositions in an aggregate amount not to exceed the greater of (i) $5,000,000 and (ii) 5.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period.

To the extent that any Collateral is Disposed of as expressly permitted by this Section 6.06 to any Person that is not a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such Disposition; it being understood and agreed that the Administrative Agent shall be authorized to take, and shall take, any actions deemed appropriate in order to effect the foregoing in accordance with Article 8 hereof.

Notwithstanding anything to the contrary contained in this Section 6.06, no Loan Party shall make any Disposition of Material Intellectual Property to any Subsidiary (other than another Loan Party) or any Unrestricted Subsidiary; provided that nothing in this sentence shall prohibit any non-exclusive (other than exclusive distribution or other similar rights within a specified jurisdiction) license or sublicense of Material Intellectual Property to, or use of Material Intellectual Property by, any Subsidiary in the ordinary course of business.

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SECTION 6.07 Sale and Lease-Back Transactions. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, become or remain liable as lessee with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, that the Borrower or the relevant Restricted Subsidiary (a) has sold or transferred to any other Person (other than the Borrower or any of its Restricted Subsidiaries) and (b) intends to use for substantially the same purpose as the property so sold or transferred in connection with such lease (such a transaction, a “Sale and Lease-Back Transaction”); provided, that any Sale and Lease-Back Transaction shall be permitted so long as the Net Proceeds of such Disposition are applied and/or reinvested as (and to the extent) required by Section 2.10(b)(ii) and either (i) the resulting Indebtedness is permitted by Section 6.01 (other than clause (x) thereof) or (ii)(A) at least 75% of the consideration for such sale or transfer shall consist of Cash and Cash Equivalents (provided, that for purposes of the foregoing consideration requirement, (I) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated in right of payment to the Obligations or that are owed to the Borrower or any Restricted Subsidiary) of the Borrower or any Restricted Subsidiary that are assumed by the transferee of any such assets and for which the Borrower and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing, (II) the amount of any trade-in value (as reasonably determined by the Borrower) applied to the purchase price of any replacement assets acquired in connection with the applicable sale or transfer, (III) any Securities received by the Borrower or any Restricted Subsidiary from such transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable sale or transfer and (IV) any Designated Non-Cash Consideration received in respect of the relevant Sale and Lease-Back Transaction having an aggregate fair market value (as reasonably determined by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (IV) and clause (v) under Section 6.06(h) that is at that time outstanding, not in excess of the greater of $5,000,000 and 5.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period, in each case, shall be deemed to be Cash), (B) the Borrower or its applicable Restricted Subsidiary would otherwise be permitted to enter into, and remain liable under, the applicable underlying lease and (C) the aggregate fair market value (as reasonably determined by the Borrower) of the assets sold subject to all Sale and Lease-Back Transactions under this clause (ii) shall not exceed the greater of $5,000,000 and 5.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period.

SECTION 6.08 Transactions with Affiliates. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payment in excess of $1,000,000 with any of their respective Affiliates on terms that are less favorable to the Borrower or such Restricted Subsidiary (which shall be deemed to include an Affiliated Practice Group for purposes of this restriction), as the case may be, than those that might be obtained at the time in a comparable arm’s-length transaction from a Person that is not an Affiliate (as reasonably determined by the Borrower); provided, that the foregoing restriction shall not apply to:

(a) any transaction between or among Holdings, the Borrower and/or one or more Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction) to the extent permitted or not restricted by this Agreement;

(b) any issuance, sale or grant of Securities, or any payments, awards or grants, whether in cash, Securities or otherwise, pursuant to employment arrangements and stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Company, the Borrower or any Restricted Subsidiary;

(c) (i) any collective bargaining, employment or severance agreement or any other compensatory (including profit sharing) arrangement entered into by the Borrower or any of its Restricted Subsidiaries with any Employee Related Persons of any Parent Company, the Borrower or any of its

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Restricted Subsidiaries, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with any Employee Related Persons of any Parent Company, the Borrower or any of its subsidiaries and (iii) any transaction pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers any Employee Related Persons of any Parent Company, the Borrower or any of its subsidiaries or any employment contract or arrangement;

(d) (i) transactions permitted by Sections 6.01(b), 6.01(h), 6.01(o), 6.01(t), 6.01(cc), 6.03, 6.05(d), 6.05(e), 6.05(h), 6.05(m), 6.05(o), 6.05(t), 6.05(v), 6.05(x), 6.05(aa), 6.05(cc), 6.06(j) and 6.06(w) and (ii) issuances of Capital Stock and incurrences of Indebtedness not restricted by this Agreement;

(e) (1) transactions pursuant to agreements in existence on the Closing Date, and (2) any amendment, modification, replacement, renewal or extension thereof, in the case of this clause (2), to the extent the resulting agreement, taken as a whole, (i) is not materially adverse to the Lenders or (ii) is not materially more disadvantageous to the Lenders than the relevant agreement in existence on the Closing Date, in each case, as reasonably determined by the Borrower;

(f) the payment of all indemnification obligations and expenses owed to any Investors and any of their respective Employee Related Persons, whether currently due or paid in respect of accruals from prior periods;

(g) the Transactions, including the payment of Transaction Costs;

(h) customary compensation to Affiliates in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of the Borrower in good faith;

(i) Guarantees permitted by Section 6.01 or 6.05;

(j) [reserved];

(k) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, Employee Related Persons of any Parent Company, the Borrower and/or any of its Restricted Subsidiaries in the ordinary course of business and, in the case of payments to such Person in such capacity on behalf of any Parent Company, to the extent attributable to the operations of the Borrower or its Restricted Subsidiaries;

(l) transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are fair to the Borrower and/or its applicable Restricted Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Borrower or the senior management thereof;

(m) the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to holders of Capital Stock pursuant to any joint venture, agreement, operating agreement, shareholders agreement or similar agreement;

(n) transactions between the Borrower and/or any Restricted Subsidiary and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of any Parent Company, the Borrower or any subsidiary, provided that such director abstains from voting as a director of the Parent Company, the Borrower or such subsidiary, as the case may be, on any matter involving such other Person;

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(o) (i) transactions with joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business and (ii) other transactions with joint ventures in the ordinary course of business consistent with past practices;

(p) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the designation of any such Unrestricted Subsidiary as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”, provided that such transactions were not entered into in contemplation of or in connection with such designation;

(q) any other transaction with an Affiliate that is approved by a majority of disinterested members of the board of directors (or equivalent governing body) of the Borrower in good faith;

(r) any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Borrower from an accounting, appraisal, consulting or investment banking firm of nationally recognized standing stating that such transaction is on terms that are no less favorable to the Borrower or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person that is not an Affiliate; and

(s) payments of salary, bonus and other reasonable compensation in the ordinary course of business to officers, employees and consultants of (x) Holdings (or any other Parent Company), the Borrower and any of its Restricted Subsidiaries in the ordinary course of business to the extent directly attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries or that may, in the future, be deemed Affiliates by virtue of their ownership of Capital Stock in Holdings (or any other Parent Company) and (y) any Affiliated Practice Group.

SECTION 6.09 Conduct of Business. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, engage in any material line of business other than the businesses engaged in by the Borrower or any Restricted Subsidiary on the Closing Date and similar, incidental, complementary, ancillary or related businesses (as reasonably determined by the Borrower).

SECTION 6.10 Amendments or Waivers of Organizational Documents. The Borrower shall not, nor shall it permit any Subsidiary Guarantor to, amend or modify their respective Organizational Documents, in each case, in a manner that is materially adverse to the Lenders (in their capacities as such) without obtaining the prior written consent of the Administrative Agent; provided, that, for purposes of clarity, it is understood and agreed that the Borrower and/or any Subsidiary Guarantor may effect a change to its organizational form and/or consummate any other transaction that is permitted under Section 6.06.

SECTION 6.11 Amendments of or Waivers with Respect to Restricted Debt. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, amend or otherwise modify the terms of any Restricted Debt (or the documentation governing such Restricted Debt) if the effect of such amendment or modification, together with all other amendments or modifications made, is materially adverse to the Lenders (in their capacities as such); provided, that, for purposes of clarity, it is understood and agreed that the foregoing shall not prohibit any replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is permitted under this Agreement in respect thereof or if such Restricted Debt, as replaced, refinanced, amended, supplemented, modified, extended, renewed, or replaced, would have been permitted to be incurrred hereunder.

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SECTION 6.12 Fiscal Year. The Borrower shall not change its Fiscal Year to end on a date other than December 31, provided that, subject to providing prior written notice thereof to the Administrative Agent, the Borrower may change its Fiscal Year to end on any other date (and, in the event of any such change, the Lenders hereby authorize the Administrative Agent to make such amendments to this Agreement as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to such change in Fiscal Year and any corresponding changes in the Fiscal Quarters).

SECTION 6.13 Permitted Activities of Holdings. Holdings shall not:

(a) incur any Indebtedness for borrowed money, other than (i) the Indebtedness permitted to be incurred by Holdings under the Loan Documents or otherwise in connection with the Transactions, (ii) Guarantees of Indebtedness or other obligations of the Borrower and/or any Restricted Subsidiary, which Indebtedness or other obligations are permitted hereunder, (iii) Indebtedness owed to the Borrower or any Restricted Subsidiary and (iv) Qualified Holdings Indebtedness;

(b) create or suffer to exist any Lien on any asset now owned or hereafter acquired by it, other than (i) the Liens created under the Collateral Documents to which it is a party, (ii) any other Lien created in connection with the Transactions, (iii) Liens on the Collateral that are secured on a pari passu or junior basis with the Secured Obligations, so long as such Liens secure Guarantees permitted under clause (a)(ii) above and the underlying Indebtedness subject to such Guarantee is permitted to be secured on the same basis pursuant to Section 6.02 and (iv) Liens of the type permitted to be incurred by Holdings under Section 6.02 (other than in respect of debt for borrowed money);

(c) engage in any business activity, other than (i) holding the Capital Stock of the Borrower and, indirectly, any subsidiary of the Borrower (it being agreed that Holdings will not own Capital Stock (except on an interim basis in connection with any transaction otherwise permitted under this Section 6.13) of any Person other than the Borrower), (ii) the entry into, and the performance of its obligations under, the Loan Documents and the agreements or instruments evidencing or governing other Indebtedness and Guarantees permitted hereunder (including, subject to clause (b) above, the granting of Liens with respect thereto), (iii) the consummation of the Transactions, (iv) filing Tax reports and paying Taxes and other customary obligations in the ordinary course (and contesting any Taxes), (v) preparing reports to Governmental Authorities and to its shareholders, (vi) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its legal existence or to comply with applicable law, (vii) (A) issuing and selling its Capital Stock and making any dividend or other distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any of its Capital Stock and (B) performing activities in preparation for and consummating any public offering of, or any other issuance or sale of, its or any other Parent Company’s Capital Stock, including paying fees and expenses related thereto, (viii) holding Cash and Cash Equivalents, maintaining deposit accounts and holding other assets received from any Person holding any Capital Stock of Holdings (including as a result of issuance and sale of, or a capital contribution in respect of, any Capital Stock of Holdings) or, subject to clause (a) above, as proceeds of incurrence of any Indebtedness, or, in each case, the proceeds and products of any of the foregoing, (ix) (A) any transaction (including any Restricted Payment and Investment) between Holdings, on the one hand, and the Borrower or any of its Restricted Subsidiaries, on the other hand, in each case, expressly permitted under this Article 6 or between Holdings, on the one hand, and any Unrestricted Subsidiary, on the other hand, in each case, not expressly prohibited under this Article 6, (B) any other transaction or activity expressly contemplated under this Article 6 to be undertaken by Holdings or any other Parent Company and (C) any purchase of any Indebtedness of the Borrower or any of its subsidiaries, and, in each case under this clause (ix), holding any assets received as a result of such transaction, (x) the entry into, and performance of its obligations under, contracts and other arrangements with Employee Related Persons of Holdings, any other Parent Company, the Borrower or any of its subsidiaries, including the providing of indemnification to such Persons and the making of Investments of the type permitted under Section 6.05(h), (xi) participating in tax, accounting and other administrative matters, (xii) the obtainment of, and the payment of any fees, expenses and indemnities for, management, consulting, monitoring, investment banking, advisory and other services to the extent

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otherwise permitted by this Agreement, including any services or payments of the type permitted under Sections 6.08(f), 6.08(h) and 6.08(j), (xiii) the entry into, and performance of its obligations under, any document or agreement not prohibited under this Section 6.13(c) to be entered into or undertaken by Holdings, (xiv) complying with applicable law and (xv) activities incidental to any of the foregoing; or

(d) consolidate or amalgamate with, or merge with or into, or convey, sell or otherwise transfer all or substantially all of its assets to, any Person; provided, that (i) Holdings may consolidate or amalgamate with, or merge with or into, any other Person (other than the Borrower and any of its subsidiaries), or (ii) convey, sell or otherwise transfer all or substantially all of its assets to any other Person (other than the Borrower and any of its subsidiaries), in each case, so long as (A) either (1) in the case of any transaction referred to in clause (i) above, Holdings is the continuing or surviving Person or (2) if the continuing or surviving Person (if not Holdings) or the transferee Person (any such Person, “Successor Holdings”) (v) written notice of such merger, consolidation or amalgamation must be provided to the Administrative Agent at least ten (10) Business Days prior to the effectiveness thereof, (w) the Borrower shall have delivered to the Administrative Agent all documentation and other information requested by the Administrative Agent with respect to such Successor Holdings (including any Beneficial Ownership Certification) required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the Beneficial Ownership Regulation, no later than two Business Days prior to the date of such effectiveness (or such later date as may be agreed by the Administrative Agent), (x) such Successor Holdings is an entity organized or existing under the law of the U.S., any state thereof or the District of Columbia and (y) such Successor Holdings expressly assumes all obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to an agreement reasonably satisfactory to the Administrative Agent and (B) no Change of Control results therefrom; it being understood and agreed that (I) if the foregoing conditions under clauses (A) and (B) are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement and the other Loan Documents and (II) Holdings may convert into another form of entity so long as (v) written notice of such conversion must be provided to the Administrative Agent at least ten (10) Business Days prior to the effectiveness thereof, (w) the Borrower shall have delivered to the Administrative Agent all documentation and other information requested by the Administrative Agent with respect to such conversion (including any Beneficial Ownership Certification) required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the Beneficial Ownership Regulation, no later than two Business Days prior to the date of such effectiveness (or such later date as may be agreed by the Administrative Agent) and (x) such conversion does not materially impair the Loan Guaranty or the Collateral provided by Holdings.

ARTICLE 7

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) Failure to Make Payments When Due. Failure by the Borrower to pay (i) any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five Business Days after the date due;

(b) Default in Other Agreements. (i) Failure by the Borrower or any of its Restricted Subsidiaries to pay when due any principal of or interest on, or any other amount payable in respect of, any Indebtedness (other than Indebtedness under the Loan Documents) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case, beyond the grace period, if any, provided therefor

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and subject to any required notice of such failure having been given; or (ii) breach or default by the Borrower or any of its Restricted Subsidiaries with respect to any Indebtedness (other than Indebtedness under the Loan Documents) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case, beyond the grace period, if any, provided therefor and subject to any required notice of such failure having been given, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (with any required notice of such failure having been given), such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided, that this clause (ii) shall not apply to (A) secured Indebtedness that becomes due and payable (or redeemable) as a result of the voluntary Disposition of, or a casualty, condemnation, taking or similar event with respect to, the property securing such Indebtedness, (B) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01 and (C) for the avoidance of doubt, any termination events or equivalent events pursuant to the terms of any Hedge Agreement that are not the result of any default thereunder by the Borrower or any Restricted Subsidiary; provided, further, that any failure described under clause (i) or (ii) above is unremedied and is not waived by the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) prior to any termination of the Commitments or acceleration of the Loans pursuant to this Article 7;

(c) Breach of Certain Covenants. Failure of any Loan Party to perform or comply with any of its covenants or agreements contained in Section 5.01(e)(i), Section 5.02 (as it applies to the preservation of the existence of the Borrower) or Article 6;

(d) Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection therewith (including, for the avoidance of doubt, any Perfection Certificate or any Perfection Certificate Supplement) shall be untrue in any material respect as of the date made or deemed made and such incorrect representation, warranty or certification (if curable) shall remain untrue in any material respect for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower, provided that any inaccuracy of any representation, warranty or certification resulting from the failure of the Administrative Agent to file any UCC continuation statement or equivalent filing shall not result in a Default or Event of Default under this clause (d);

(e) Other Defaults Under Loan Documents. Default by any Loan Party in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other clause of this Section 7.01, which default has not been remedied or waived within 30 days after receipt by the Borrower of written notice thereof from the Administrative Agent;

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) in an involuntary case under any Debtor Relief Law; or (ii) the commencement of an involuntary case against Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary), or over all or a substantial part of its property; or the involuntary appointment of an interim receiver, trustee or other custodian of Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) for all or a substantial part of its property, in each case under this clause (ii), which remains undismissed, unvacated, unbounded or unstayed pending appeal for 60 consecutive days;

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(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The commencement by Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of a voluntary case under any Debtor Relief Law, or the consent by Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or the consent by Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to the appointment of a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary), or over all or a substantial part of its property, or to any such Person taking possession of all or a substantial part of its property; (ii) the making by Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of a general assignment for the benefit of creditors; or (iii) the admission by Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) in writing of its inability to pay its debts as such debts become due, provided that any liquidation or dissolution permitted by Section 6.06(c) shall not constitute a Default or Event of Default under this clause (g);

(h) Judgments and Attachments. The entry or filing of one or more final money judgments, writs or warrants of attachment or similar process against Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in each case, to the extent not adequately covered by self-insurance (if applicable) or by indemnity from a third party or insurance from a third party where the relevant third party has been notified thereof and has not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 consecutive days;

(i) Employee Benefit Plans. The occurrence of one or more ERISA Events which, individually or in the aggregate, result in liability of Holdings, the Borrower or any of its Restricted Subsidiaries in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect;

(j) Change of Control. The occurrence of a Change of Control;

(k) Guaranties, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof and prior to the Termination Date, (i) this Agreement, the Guarantee Agreement or any material Collateral Agreement for any reason shall cease to be in full force and effect or shall be declared by a court of competent jurisdiction to be null and void or any Loan Party shall contest in writing the validity or enforceability of any material provision thereof or, if a party thereto, deny in writing that it has any further liability thereunder (in each case under this clause (i), other than in accordance with the terms thereof or as a result of the discharge of the applicable Loan Party in accordance with the terms thereof) or (ii) any Lien created under any Collateral Document ceases to be perfected with respect to a material portion of the Collateral (other than (A) in the case of Collateral consisting of Material Real Estate Assets, to the extent that the relevant losses are covered by a title insurance policy and the applicable insurer has not denied coverage or (B) solely by reason of (x) such perfection not being required pursuant to this Agreement, (y) the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or the failure of the Administrative Agent to file UCC continuation statements or equivalent filings or (z) a release of Collateral in accordance with the terms of this Agreement or the applicable Collateral Document or the termination of the applicable Collateral Document in accordance with the terms thereof) or any Loan Party shall contest in writing the validity or enforceability of any such Lien (other than solely by reason of (x) such Lien (or perfection thereof) not being required pursuant to this Agreement or (y) a release of Collateral in accordance with the terms of this Agreement or the applicable Collateral Document or the termination of the applicable Collateral Document in accordance with the terms thereof);

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(l) Subordination. The Obligations ceasing, or the assertion in writing by any Loan Party that the Obligations have ceased, to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any Junior Indebtedness or Junior Lien Indebtedness with an aggregate outstanding principal amount in excess of the Threshold Amount (in each case, to the extent required by such subordination provisions) or any such subordination provision being invalidated by a court of competent jurisdiction or otherwise ceasing, for any reason, to be valid, binding and enforceable obligations of the parties thereto (other than, in each case under this clause (l), in accordance with the terms thereof);

then, and in every such event (other than an event with respect to the Borrower described in clause (f) or (g) of this Article 7), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans (or Revolving Loans, as applicable) so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) require that the Borrower deposit in the LC Collateral Account an amount in Cash equal to 103.0% of the LC Exposure (minus the amount then on deposit in the LC Collateral Account); and, upon the occurrence of an event with respect to the Borrower described in clauses (f) or (g) of this Article 7, all Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by such Borrower, and the obligation of the Borrower to Cash collateralize the LC Exposure as set forth above shall automatically become effective, in each case, without further action of the Administrative Agent or any Lender. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

Any Event of Default under this Agreement or the other Loan Documents (and any Event of Default resulting from failure to provide notice thereof) shall be deemed not to be “continuing” or “existing” if the events, acts or conditions that gave rise to such Event of Default have been remedied or cured or have ceased to exist. Notwithstanding anything to the contrary, an Event of Default may not be cured pursuant to this paragraph: (i) in the case of an Event of Default under Section 7.01(f) or (g) and that is incapable of being cured, (ii) in the case of an Event of Default under Section 7.01(e) that directly results in a material adverse effect on the ability of the Loan Parties, taken as a whole, to perform their payment obligations under any Loan Document to which the Borrower or any of the other Loan Parties is a party, or (iii) in the case of an Event of Default for which (x) the Borrower knowingly and intentionally failed to give notice to the Administrative Agent and the Lenders of such Event of Default in accordance with Section 5.01(e) of this Agreement and (y) the Borrower had actual knowledge of such failure to give such notice.

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ARTICLE 8

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Banks hereby irrevocably appoints Wilmington Savings Fund Society, FSB (or any successor appointed pursuant hereto) as Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and the terms “Lender”, “Lenders”, “Issuing Bank” and “Issuing Banks” shall, unless otherwise expressly indicated or unless such Person is in fact not a Lender or an Issuing Bank, include each Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any subsidiary of any Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers that are expressly contemplated by the Loan Documents (including in connection with any transaction contemplated by Section 2.21, 2.22 or 9.02(c) or any incurrence of any Indebtedness permitted under Section 6.01(q), 6.01(w) or 6.01(x), including as to the calculation of Effective Yield and determination of the terms and conditions of, and the execution and delivery of, any Intercreditor Agreement) and which the Administrative Agent is required to exercise in writing as directed by the Required Lenders, Required DDTL Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent believes in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its subsidiaries or other Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable to the Lenders or any other Secured Party for any action taken or not taken by it with the consent or at the request of the Required Lenders, Required DDTL Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be liable to the Lenders or any other Secured Party for, or be responsible for any loss, cost or expense suffered by any Lender or any other Secured Party as a result of, any determination of the Effective Yield or the terms and conditions of any Intercreditor Agreement. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent

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shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any covenant, agreement or other term or condition set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral or to assure that the Liens granted to the Administrative Agent pursuant to any Loan Document have been or will continue to be properly or sufficiently or lawfully created, perfected or enforced or are entitled to any particular priority, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or to be satisfactory to the Administrative Agent, or (vii) any property, book or record of any Loan Party or any Affiliate thereof.

Each Lender and Issuing Bank agrees that, except with the written consent of the Administrative Agent, it will not take any enforcement action hereunder or under any other Loan Document, accelerate the Obligations under any Loan Document, or exercise any right that it might otherwise have under applicable law or otherwise to credit bid at any foreclosure sale, UCC sale, any sale under Section 363 of the Bankruptcy Code or any other similar Disposition of Collateral. Notwithstanding the foregoing, a Lender or an Issuing Bank may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Lender or such Issuing Bank, including the filing of a proof of claim in a case under the Bankruptcy Code.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, Holdings, the Borrower, the Administrative Agent and each Secured Party agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Loan Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof, and all powers, rights and remedies under the other Loan Documents may be exercised solely by the Administrative Agent, and (b) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code), (i) the Administrative Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply all or any portion of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such Disposition and (ii) the Administrative Agent or any Lender may be the purchaser or licensor of all or any portion of such Collateral at any such Disposition.

No holder of any Secured Hedging Obligation or Banking Services Obligation in its capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under the Guarantee Agreement or any other Loan Document.

Each of the Lenders and Issuing Banks hereby irrevocably authorizes (and by entering into a Hedge Agreement with respect to any Secured Hedging Obligation and/or by entering into documentation in connection with any Banking Services Obligation, each of the other Secured Parties hereby authorizes and shall be deemed to authorize) the Administrative Agent, on behalf of all Secured Parties to take any of the following actions upon the instruction of the Required Lenders:

(a) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Secured Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof (or other applicable Debtor Relief Laws);

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(b) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including under Section 363 thereof (or other applicable Debtor Relief Laws);

(c) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;

(d) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e) estimate the amount of any contingent or unliquidated Secured Obligations of such Lender or other Secured Party;

it being understood that no Lender shall be required to fund any amount in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clause (b), (c) or (d) without its prior written consent.

Each Secured Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Secured Obligations or to purchase or retain or acquire any portion of the Collateral; provided, that, in connection with any credit bid or purchase described under clause (b), (c) or (d) of the preceding paragraph, the Secured Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by the Administrative Agent on a ratable basis.

With respect to any contingent or unliquidated claim that is a Secured Obligation, the Administrative Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Administrative Agent to credit bid the Secured Obligations or purchase the Collateral in the relevant Disposition. In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Secured Obligations are credit bid under clause (b), (c) or (d) of the third preceding paragraph is entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Secured Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Secured Obligations that were credit bid in such credit bid or other Disposition.

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In addition, in case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding with respect to any Loan Party, each Secured Party agrees that the Administrative Agent (irrespective of whether the principal of any Loan or LC Disbursement is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent has made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts to the extent due to the Lenders and the Administrative Agent under Sections 2.11 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent consents to the making of such payments directly to any Secured Party, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amount due to the Administrative Agent under Sections 2.11 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) that it believes to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, amendment, renewal or extension of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent has received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or such issuance, amendment, renewal or extension of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article 8 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

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The Administrative Agent may resign at any time by giving 30 days’ prior written notice to the Lenders, the Issuing Banks and the Borrower. If the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Borrower may, upon 10 days’ prior written notice, remove the Administrative Agent. Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent; provided, that during the existence and continuation of an Event of Default under Section 7.01(a) or, with respect to the Borrower, Section 7.01(f) or 7.01(g), no consent of the Borrower shall be required. If no successor has been appointed as provided above and accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or the Administrative Agent receives notice of removal, then (a) in the case of a retirement, the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above (including, for the avoidance of doubt, the consent of the Borrower) or (b) in the case of a removal, the Borrower may, after consultation with the Required Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that (x) in the case of a retirement, if the Administrative Agent notifies the Borrower, the Lenders and the Issuing Banks that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Borrower notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral security held by the Administrative Agent in its capacity as collateral agent for the Secured Parties for purposes of maintaining the perfection of the Lien on the Collateral securing the Secured Obligations, the retiring Administrative Agent shall continue to hold such Collateral security as bailee until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations required to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly (and each Lender and each Issuing Bank will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Required Lenders or the Borrower, as applicable, appoint a successor Administrative Agent, as provided above in this Article 8. Upon the acceptance of its appointment as Administrative Agent hereunder as a successor Administrative Agent, the successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 9.13). The fees payable by the Borrower to any successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor Administrative Agent. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article 8 and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as Administrative Agent (including for this purpose holding any collateral security following the retirement or removal of the Administrative Agent). Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a successor Administrative Agent.

Each Lender and each Issuing Bank acknowledges that none of the Administrative Agent or any of its Related Parties has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any of its Related Parties as to any matter, including whether the Administrative Agent or any of its Related Parties have disclosed material information in their possession. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and

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information as it has deemed appropriate, made its own credit analysis and appriasal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and extend credit to the Borrower and the other Loan Parties hereunder. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or any of its Related Parties.

Each Secured Party irrevocably authorizes and instructs the Administrative Agent to, and the Administrative Agent shall:

(a) release any Lien on any property granted to or held by Administrative Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is Disposed of or to be Disposed in a Disposition permitted under this Agreement to a Person that is not a Loan Party, (iii) that constitutes (or becomes) an Excluded Asset, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its obligations under the Guarantee Agreement in accordance with the Loan Documents or (v) if approved, authorized or ratified in writing by the Required Lenders (or such greater number of Lenders as may be required) in accordance with Section 9.02;

(b) release any Subsidiary Guarantor from its obligations under the Guarantee Agreement and the other Loan Documents as provided in Section 9.21;

(c) subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(d), 6.02(e), 6.02(f), 6.02(g), 6.02(l), 6.02(m), 6.02(n), 6.02(o) (other than any Lien on the Capital Stock of any Subsidiary Guarantor), 6.02(r), 6.02(w), 6.02(x), 6.02(y), 6.02(z)(i), 6.02(bb), 6.02(cc), 6.02(dd), 6.02(ee), 6.02(ff), 6.02(gg), 6.02(hh), 6.02(ii), 6.02(jj), 6.02(kk) and 6.02(nn) (and any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under Section 6.02(k)); provided, that the subordination of any Lien on any property granted to or held by the Administrative Agent shall only be required with respect to any Lien on such property that is permitted by Sections 6.02(l), 6.02(o), 6.02(q), 6.02(r), 6.02(u), 6.02(bb) and/or 6.02(hh) to the extent that the Lien of the Administrative Agent with respect to such property is required to be subordinated to the relevant Permitted Lien in accordance with the documentation governing the Indebtedness that is secured by such Permitted Lien; and

(d) enter into any Intercreditor Agreement (or any amendment, restatement, supplement or other modification thereto permitted by Section 9.22) in respect of any Indebtedness, Banking Services Obligations or Hedging Obligations that, pursuant to the terms hereof, (i) is required or permitted to be subordinated in right of payment and/or (ii) is secured by Liens, and with respect to which, this Agreement contemplates an intercreditor, subordination or similar agreement or arrangement.

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Upon the request of the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Guarantee Agreement or its Lien on any Collateral pursuant to this Article 8. In each case as specified in this Article 8, the Administrative Agent will (and each Lender and each Issuing Bank hereby authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Lien granted under the Collateral Documents, to subordinate its interest therein, or to release such Loan Party from its obligations under the Guarantee Agreement, in each case, without recourse, representation or warranty and in accordance with the terms of the Loan Documents and this Article 8; provided, that upon the request of the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement.

To the extent that the Administrative Agent (or any Affiliate thereof) is not reimbursed and indemnified by the Borrower in accordance with and to the extent required by Section 9.03(b), the Lenders will reimburse and indemnify the Administrative Agent (and any Affiliate thereof) in proportion to their respective Applicable Percentages (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any Affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such Affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). In the case of any investigation, litigation or proceeding giving rise to any indemnified liabilities, this Article 8 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including legal costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided, that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, provided, further, that the failure of any Lender to indemnify or reimburse the Administrative Agent shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Article 8 shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent. Except as otherwise expressly set forth herein or in any Collateral Document, no counterparty to a Hedge Agreement the obligations under which constitute Secured Hedging Obligations or provider of Banking Services the obligations under which constitute Banking Services Obligations that obtains the benefits of Section 2.17(b), any Guaranty or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 8 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Hedging Obligations or Banking Services Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable counterparty to such Hedge Agreement or provider of such Banking Services, as the case may be.

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Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(e) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments,

(f) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(g) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(h) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (a) above is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (d) above, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any of its respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(A) If the Administrative Agent notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank or Secured Party

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or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank, Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (A) shall be conclusive, absent manifest error. If a Payment Recipient receives any payment, prepayment or repayment of principal, interest, fees, distribution or otherwise and does not receive a corresponding payment notice or payment advice, such payment, prepayment or repayment shall be presumed to be in error absent written confirmation from the Administrative Agent to the contrary.

(B) Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (A) or under the indemnification provisions of this Agreement.

(C) For so long as an Erroneous Payment (or portion thereof) has not been returned by any Payment Recipient who received such Erroneous Payment (or portion thereof) (such unrecovered amount, an “Erroneous Payment Return Deficiency”) to the Administrative Agent after demand therefor in accordance with immediately preceding clause (A), (i) the Administrative Agent may elect, in its sole discretion on written notice to such Lender, Issuing Bank or Secured Party, that all rights and claims of such Lender, Issuing Bank or Secured Party with respect to the Loans or other Obligations owed to such Person up to the amount of the corresponding Erroneous Payment Return Deficiency in respect of such Erroneous Payment (the “Corresponding Loan Amount”) shall immediately vest in the Administrative Agent upon such election; after such election, the Administrative Agent (x) may reflect its ownership interest in Loans in a principal amount equal to the Corresponding Loan Amount in the Register, and (y) upon five Business Days’ written notice to such Lender, Issuing Bank or Secured Party, may sell such Loan (or portion thereof) in respect of the Corresponding Loan Amount, and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by such Lender, Issuing Bank or Secured Party shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender, Issuing Bank or Secured Party (and/or against any Payment Recipient that receives funds on its behalf), and (ii) each party hereto agrees that, except to the extent that the Administrative Agent has sold such Loan, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of such Lender, Issuing Bank or Secured Party with respect to the Erroneous Payment Return Deficiency. For the avoidance of doubt, no vesting or sale pursuant to the foregoing clause (i) will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement.

(D) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making a payment or prepayment of the Obligations or from proceeds of Collateral to be applied to the Obligations.

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(E) No Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(F) Each party’s obligations, agreements and waivers under this Article 8(A) through (F) shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE 9

MISCELLANEOUS

SECTION 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i) if to any Loan Party, to such Loan Party in the case of the Borrower at:

Cano Health, LLC

Address: 9725 NW 117th Avenue, Suite 200

Miami, FL 33178

Attention: David Armstrong

Email: david.armstrong@canohealth.com

with a copy to (which shall not constitute notice to any Loan Party):

Weil, Gotshal & Manges LLP

Address: 200 Crescent Court, Suite 300

Dallas, Texas 75201

Attention: Courtney S. Marcus

Email: courtney.marcus@weil.com

if to Wilmington Savings Fund Society, FSB, as Administrative Agent, at:

Wilmington Savings Fund Society, FSB

Address: 500 Delaware Ave.

Wilmington, DE 19801

Attention: Patrick Healy

Email: Phealy@wsfsbank.com

(ii) if to any other Issuing Bank, to it at its address, facsimile number or email most recently specified by it in a notice delivered to the Administrative Agent, Holdings and the Borrower (or, in the absence of any such notice, to the address, facsimile number or email set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof), and

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(iii) if to any Lender, to it at its address, facsimile number or email set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01, (B) sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or (C) given by email or delivered through Electronic Systems shall be effective as provided in clause (b) of this Section.

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished through any Electronic System (including email and Internet or Intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. Notices and other communications to the Administrative Agent, Holdings or the Borrower hereunder may be delivered or furnished through email or, in the case of the Administrative Agent, other electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications. All notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that any such notice or communication not given during the normal business hours of the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address, facsimile number, email or other notice information hereunder by notice to the other parties hereto; it being understood and agreed that the Borrower may provide any such notice to the Administrative Agent as recipient on behalf of itself, each Issuing Bank and each Lender.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof except as expressly provided herein or in any other Loan Document, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any party hereto therefrom shall in any event be effective unless the same is permitted by clause (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by applicable law, neither the making of any Loan nor the issuance of any Letter of Credit shall be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

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(b) Subject to Sections 9.02(c) and 9.02(d), none of this Agreement, any other Loan Document, any Intercreditor Agreement or any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document or any Intercreditor Agreement (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document or such Intercreditor Agreement, as applicable), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is party thereto, with the consent of the Required Lenders; provided that, notwithstanding the foregoing:

(A) the prior written consent of each Lender directly and adversely affected thereby shall be required for any waiver, amendment or modification that:

(1) increases the amount of, or extends the scheduled expiration date of, any Commitment of such Lender, it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase or an extension of any Commitment of such Lender;

(2) reduces the principal amount of any Loan owed to such Lender or any scheduled amortization payment of any Loan due to such Lender, it being understood that no amendment, modification or waiver of any Default, Event of Default, change to a financial ratio or change to any “most favored nation” provisions shall constitute such a reduction;

(3) (x) extends the scheduled final maturity of any Loan held by such Lender or (y) postpones any scheduled amortization payment of any Loan held by such Lender, or the date of any scheduled payment of any interest on any Loan held by such Lender or of any scheduled payment of any fee due to such Lender hereunder, it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute any such extension or postponement;

(4) reduces the rate of interest on any Loan held by such Lender (other than to waive any Default or Event of Default or any obligation of the Borrower to pay interest to such Lender at the default rate of interest under Section 2.12(c), which shall only require the consent of the Required Lenders) or the amount of any fee owed to such Lender, it being understood that no change in the definition of “Total Net Leverage Ratio” or any other ratio (or, in each case, in any component definition thereof) used in the calculation of any interest or fee due under any Loan Document or any change to any “most favored nation” provisions, shall constitute a reduction in any rate of interest or any fee hereunder;

(5) waives, amends or modifies the provisions of (i) Section 2.17(b) or 2.17(c) of this Agreement in a manner that would by its terms alter the pro rata sharing of payments or the payment waterfall required thereby (except in connection with any transaction permitted under Sections 2.21, 2.22, 9.02(c) and/or 9.05(g) or as otherwise provided in this Section 9.02), (ii) Sections 2.10(a) and (b) (as such Sections relate to the restrictions on prepayment of Initial Term Loans while any Delayed Draw Term Loans are outstanding) or (iii) Section 9.21 or Section 9.02(b)(A)(8); or

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(6) subordinates the Obligations (or any portion thereof) (including the subordination of any Obligations with respect to the Delayed Draw Term Facility in right of payment to any other now-existing or hereafter implemented or incurred class of Indebtedness in any transaction or series of related transactions without the written consent of each Delayed Draw Term Lender directly and adversly affected thereby (for the avoidance of doubt, including by means of placement at a level lower than other Indebtedness in a priority of payments or other “waterfall” provision)) or the Liens on the Collateral securing the Obligations (or any portion thereof) to any other Indebtedness for borrowed money other than in connection with (x) any debtor-in-possession or simliar financing or (y) any other financing with respect to which each Lender directly and adversely affected thereby has been offered the opportunity to ratably provide such financing on the same terms as the other lenders thereunder;

(7) amends or modifies the definition of “Material Intellectual Property” or the last paragraph of Section 6.03, the last paragraph of Section 6.05 and the second to last paragraph of Section 6.06; or

(8) amends or modifies Section 9.05(g) to allow any purchase of Loans through a Dutch Auction or through open market purchases for non-cash consideration, unless the offer to purchase Loans is made to all Lenders of the affected Class of Loans on the same terms; or

(9) to the extent not otherwise permitted by this Agreement, authorizes additional Indebtedness that would be issued under the Loan Documents solely for the purpose of influencing voting thresholds;

provided that, notwithstanding the foregoing provisions of this clause (A), it is understood that any waiver, amendment or modification of Sections 2.21 (including clause (a)(v) thereof), 6.01(q) (including clause (IV) thereof), 6.01(w) (including clause (IV) thereof) and/or 6.01(y) (and the term “Incremental Equivalent Debt”) (and the definition of the term “Effective Yield” as used in any such Section), or of any other “most favored nation” provision set forth in any Loan Document (and the defined terms relating thereto) may be effected pursuant to any agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders);

(B) no such agreement shall:

(1) change (x) any of the provisions of this Section 9.02(b) or the definition of “Required Lenders”, in each case, to reduce any voting percentage required to waive, amend or modify any Loan Document without the prior written consent of each Lender, (y) the definition of “Required Revolving Lenders” without the prior written consent of each Revolving Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to the definition of “Required Revolving Lenders”) or (z) the definition of “Required DDTL Lenders” without the prior written consent of each Delayed Draw Term Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to the definition of “Required DDTL Lenders”);

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(2) release of Liens granted pursuant to the Loan Documents on all or substantially all of the value of the Collateral (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 or Section 9.21), without the prior written consent of each Lender, it being understood that any waiver, amendment or modification of Section 6.06 or the addition of obligations secured by the Collateral Documents shall not be deemed to be a release of the Collateral from the Liens of the Collateral Documents;

(3) release all or substantially all of the value of the Loan Guarantees under the Guarantee Agreement (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Section 9.21), without the prior written consent of each Lender, it being understood that an amendment or other modification of Section 6.06 or the addition of obligations Guaranteed under the Guarantee Agreement shall not be deemed to be a release of any Loan Guarantees under the Guarantee Agreement; or

(4) waive, amend or modify this Agreement or any other Loan Document to allow for additional Investment capacity in Unrestricted Subsidiaries (including, without limitation, under Section 6.05(d)), without the prior written consent of Lenders holding not less than 66.66% of the aggregate principal amount of (i) Term Loans plus (ii) Delayed Draw Term Commitments available at the time of such waiver, amendment or modification; provided, that any Incremental Loans and Incremental Commitments shall be disregarded for purposes of determining such 66.66% if incurred substantially concurrently with any determination thereof.

(C) solely with the consent of the Required Revolving Lenders (and not without such consent), any such agreement may waive, amend or modify any condition precedent set forth in Section 4.02 hereof as it pertains to any Revolving Loan (and if the approval set forth in this clause (C) is obtained, the consent of any other Lender (including, for the avoidance of doubt, the Required Lenders), shall not be required);

(D) solely with the consent of the Required DDTL Lenders (and not without such consent), any such agreement may waive, amend or modify any condition precedent set forth in Section 4.03 hereof as it pertains to any Delayed Draw Term Loan (and if the approval set forth in this clause (D) is obtained, the consent of any other Lender (including, for the avoidance of doubt, the Required Lenders), shall not be required); and

(E) no agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be.

(c) Notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended:

(i) with the written consent of the Borrower, the Administrative Agent and the Lenders providing the relevant Replacement Term Loans to permit the refinancing or replacement of all or any portion of the outstanding Term Loans of any Class (any such Term Loans being refinanced or replaced, the “Replaced Term Loans”) with one or more replacement term loans hereunder (“Replacement Term Loans”) pursuant to a Refinancing Amendment; provided, that

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(A) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, except by (1) any additional amounts permitted to be incurred under Section 6.01, provided that, to the extent any such additional amounts are secured, the related Liens are permitted under Section 6.02, plus (2) the amount of accrued interest and premium (including prepayment premium) thereon and underwriting discounts, fees (including upfront fees and original issue discount), commissions and expenses associated therewith;

(B) such Replacement Term Loans shall have (1) a final maturity date that is no earlier than the Maturity Date applicable to such Replaced Term Loans and (2) a Weighted Average Life to Maturity that is no shorter than the remaining Weighted Average Life to Maturity of such Replaced Term Loans;

(C) such Replacement Term Loans (1) shall be pari passu in right of payment and with respect to security with any then-existing Class of Loans and (2) shall not be guaranteed by any Person that is not a Loan Party or secured by any assets other than the Collateral;

(D) such Replacement Term Loans may participate in any mandatory prepayment under Section 2.10(b) on a pro rata basis (or on less than pro rata basis, but, except with respect to any mandatory prepayment referred to in the parenthetical clause in Section 2.10(b)(iii), not on a greater than pro rata basis) with any then-existing Class of Term Loans;

(E) the other terms of such Replacement Term Loans (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or commitment terminations, amortization and prepayments (including restrictions on prepayments), subject to preceding clauses (B) through (D) above) shall not be materially more restrictive (when taken as a whole and as reasonably determined by the Borrower) on the Borrower and its Restricted Subsidiaries than those applicable to such Replaced Term Loans (other than any terms that (1) are applicable only to periods after the Latest Term Loan Maturity Date as of the date of incurrence of such Replacement Term Loans or (2) are added to the Loan Documents for the benefit of the Lenders under each such then- existing Class of Term Loans) provided, that for any Indebtedness incurred pursuant to clause (x) of the definition of “Shared Fixed Incremental Amount”, such Indebtedness shall be subject to clause (v) of the proviso to Section 2.21(a), mutatis mutandis; and

(F) such Replaced Term Loans and all accrued interest thereon shall be paid in full on the date of incurrence of such Replacement Term Loans; and

(ii) with the written consent of the Borrower, the Administrative Agent and the Lenders providing the relevant Replacement Revolving Facility to permit the refinancing or replacement of all or any portion of any Revolving Credit Commitment of any Class (any such Revolving Credit Commitment being refinanced or replaced, a “Replaced Revolving Facility”) with a replacement revolving facility hereunder (a “Replacement Revolving Facility”) pursuant to a Refinancing Amendment; provided, that:

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(A) the aggregate principal amount of such Replacement Revolving Facility shall not exceed the aggregate principal amount of such Replaced Revolving Facility (including any undrawn commitments with respect thereto), except by (1) any additional amounts permitted to be incurred under Section 6.01, provided that, to the extent any such additional amounts are secured, the related Liens are permitted under Section 6.02, plus (2) the amount of accrued interest and premium (including prepayment premium) thereon, any committed but undrawn amounts and underwriting discounts, fees (including upfront fees and original issue discount), commissions and expenses associated therewith;

(B) no Replacement Revolving Facility may have a final maturity date earlier than (or require commitment reductions prior to) the Maturity Date applicable to such Replaced Revolving Facility;

(C) such Replacement Revolving Facility (1) shall be pari passu in right of payment and with respect to security with any then-existing Class of Loans and (2) shall not be guaranteed by any Person that is not a Loan Party or secured by any assets other than the Collateral;

(D) any Replacement Revolving Facility shall be subject to the “ratability” provisions applicable to Extended/Modified Revolving Credit Commitments and Extended/Modified Revolving Loans set forth in the proviso to clause (i) of Section 2.22(a), mutatis mutandis, to the same extent as if fully set forth in this Section 9.02(c)(ii); and

(E) the other terms of such Replacement Revolving Facility (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or commitment terminations and prepayments, subject to preceding clauses (B) through (D) above) shall not be materially more restrictive (when taken as a whole and as reasonably determined by the Borrower) on the Borrower and its Restricted Subsidiaries than those applicable to such Replaced Revolving Facility (other than any terms that (1) are applicable only to periods after the Latest Revolving Maturity Date as of the date of incurrence of such Replacement Revolving Facility or (2) are added to the Loan Documents for the benefit of the Lenders under each such then-existing Class of Revolving Credit Commitments); and

(F) the Revolving Credit Commitments in respect of such Replaced Revolving Facility shall be terminated to the extent of such refinancing or replacement, and all Revolving Loans outstanding thereunder and all fees then due and payable in connection therewith shall be paid in full, in each case, on the date such Replacement Revolving Facility is effected;

Refinancing Term Loans and Refinancing Revolving Facilities may be provided by any existing Lender or by any other Eligible Assignee; provided, that the Administrative Agent (and, in the case of any Refinancing Revolving Facility, each Issuing Bank) shall have a right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Lender’s provision of Refinancing Term Loans or Refinancing Revolving Facilities solely if such consent would be required under Section 9.05(b) for an assignment of Loans of the applicable Class to such Lender; provided, further, that any such Lender that is a Non-Debt Fund Affiliate shall be subject to the provisions of Section 9.05(g), mutatis mutandis, to the same extent as if the relevant Commitments and related Obligations had been acquired by such Lender by way of assignment. It is understood that any Lender approached to provide all or a portion of any Replacement Term Loans or any Replacement Revolving Facility may elect or decline, in its sole discretion, to provide such Replacement Term Loans or Replacement Revolving Facility.

The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Refinancing Amendment and/or any amendment to this Agreement or any other Loan Document as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to

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the provisions of this Section 9.02(c), including any amendments necessary to establish new Classes of Loans and Commitments hereunder (including for purposes of prepayments and voting) or to reflect an increase in any existing Class of Loans and Commitments and any technical amendments relating thereto, in each case, on terms consistent with this Section 9.02(c). The Administrative Agent agrees that its consent to any amendment to this Agreement or any other Loan Document as contemplated above, or to the form and substance of any Refinancing Amendment, will not be unreasonably withheld, delayed or conditioned.

(d) Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document:

(i) the Borrower and the Administrative Agent may, without the input or consent of any Lender, amend, supplement and/or waive the Guarantee Agreement and/or any Collateral Document (A) to comply with any law or the advice of counsel and/or (B) to cause the Guarantee Agreement or such Collateral Document to be consistent with this Agreement and/or the relevant other Loan Documents;

(ii) the Borrower and the Administrative Agent may, without the input or consent of any Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Borrower and the Administrative Agent (A) to give effect to the provisions of Sections 1.08(b), 2.21, 2.22, 5.12, 6.12 and/or 9.02(c) (including, in the case of any Term Loans incurred or established pursuant to any such Section that are intended to be “fungible” with any then-existing Class of Term Loans, providing scheduled amortization in such other percentages or amounts as may be agreed by the Borrower and the Administrative Agent to ensure that such Term Loans are “fungible” with such then-existing Class of Term Loans) or any other provision of this Agreement or any other Loan Document (or any Exhibit hereto or thereto) specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent and/or (B) in connection with any transaction permitted by Section 2.21, 2.22 and/or 9.02(c), to add terms (including representations and warranties, conditions, prepayments, covenants or events of default) that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent, it being understood that, where applicable, any such amendment may be effected as part of the applicable Incremental Amendment, Extension/Modification Amendment or Refinancing Amendment;

(iii) this Agreement may be amended in the manner provided in Section 2.13(b);

(iv) this Agreement may be amended in the manner provided in Section 2,05(1) and the definition of “Issuing Bank Sublimit”;

(v) if the Administrative Agent and the Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent shall notify the Lenders and, if no objection is received within 5 Business Days of such notice (or if each Lender so notified confirms it does not object prior to such 5 Business Day period elapsing), the Administrative Agent and the Borrower shall be permitted to amend such provision solely to address such matter in a manner reasonably determined by them acting jointly;

(vi) the Administrative Agent may amend Schedule 2.01 to reflect assignments entered into pursuant to Section 9.05 and/or reductions, terminations, increases or additions of Commitment pursuant to Sections 2.08, 2.21, 2.22 and/or 9.02(c);

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(vii) no consent with respect to any waiver, amendment or modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any waiver, amendment or modification referred to in clause (A)(1), (A)(2), (A)(3) or (A)(4) (or clause (A)(5) if such waiver, amendment or modification by its terms affects such Defaulting Lender more adversely than the other directly and adversely affected Lenders of the same Class) of Section 9.02(b) and then only in the event such Defaulting Lender shall be directly and adversely affected by such waiver, amendment or modification;

(viii) any Intercreditor Agreement may be amended as provided in Section 9.22;

(ix) (A) any waiver, amendment or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties thereunder of the Lenders of one or more Classes (but not the Lenders of any other Class), including any waiver of any condition precedent set forth in Section 4.02 or 4.03, may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under Section 9.02(b) if such Class of Lenders were the only Class of Lenders hereunder at the time, and (B) any waiver of any Default or Event of Default that arises from the inaccuracy of any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection therewith, in each case, in connection with any Credit Extension under the Revolving Facility may be effected by an agreement or agreements in writing entered into by the Borrower and the Required Revolving Lenders (without the consent of any other Lender);

(x) this Agreement may be amended (or amended and restated) pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders), and any other Loan Document may be amended pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is a party thereto, with the consent of the Required Lenders, in each case, (A) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest, fees and other amounts in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (B) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Required DDTL Lenders and/or Required Revolving Lenders on substantially the same basis as the Lenders prior to such inclusion; and

(xi) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower, the Administrative Agent (and, if their consent would be required under clause (D) of Section 9.02(b), the Issuing Banks) and the Lenders that will remain parties hereto after giving effect to such amendment if (A) by the terms of such agreement the Commitments of each Lender not consenting to the amendment provided for therein shall be reduced to zero upon the effectiveness of such amendment and (B) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(e) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute waivers, amendments or modifications of this Agreement or any other Loan Document on behalf of such Lender. Any waiver, amendment or modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

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SECTION 9.03 Expenses; Indemnity.

(a) The Borrower shall pay (i) all reasonable and documented and out-of-pocket expenses incurred by the Administrative Agent and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented and invoiced out- of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons, taken as a whole, and, if necessary, of one local counsel in any relevant material jurisdiction to all such Persons, taken as a whole (it being understood and agreed that any jurisdiction of organization of a Loan Party that is organized outside of the United States (which, for the purpose hereof, shall not include any territory or protectorate thereof) or the District of Columbia shall be deemed to be material), which may include a single local counsel acting in multiple jurisdictions) in connection with the syndication of the Credit Facilities and the preparation, execution, delivery and administration of the Loan Documents (including in connection with any visit or inspection permitted by Section 5.06) and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document, and (ii) all reasonable and documented and invoiced out-of-pocket expenses incurred by the Administrative Agent, the Issuing Banks or the Lenders (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out- of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons, taken as a whole, and, if necessary, of one local counsel in any relevant material jurisdiction to all such Persons, taken as a whole (it being understood and agreed that any jurisdiction of organization of a Loan Party that is organized outside of the United States (which, for the purpose hereof, shall not include any territory or protectorate thereof) or the District of Columbia shall be deemed to be material), which may include a single local counsel acting in multiple jurisdictions and solely in the case of an actual or perceived conflict of interest where any affected Lender informs the Borrower of such conflict and retains its own counsel, (x) one additional counsel to all affected Lenders, taken as a whole, and (y) one additional local counsel to all affected Lenders, taken as a whole (it being understood and agreed that any jurisdiction of organization of a Loan Party that is organized outside of the United States (which, for the purpose hereof, shall not include any territory or protectorate thereof) or the District of Columbia shall be deemed to be material)) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Loans made and/or Letters of Credit issued hereunder (in each case of clauses (i) and (ii) above, excluding allocated costs of in-house counsel and, in the case of any expenses incurred in connection with the matters described in clause (b) of this Section, subject to the limitations set forth in such clause on the Borrower’s obligation to pay such expenses).

(b) The Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses, to the actual reasonable and documented and invoiced out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees, taken as a whole, and, if reasonably necessary, one local counsel in any relevant jurisdiction to all Indemnitees, taken as a whole, which may include a single special counsel acting in multiple jurisdictions, and solely in the case of an actual or perceived conflict of interest where any affected Indemnitee notifies the Borrower of such conflict and thereafter retains its own counsel, (x) one additional counsel to all affected Indemnitees, taken as a whole, and (y) one additional local counsel in each relevant jurisdiction to all affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby and/or the enforcement of the Loan Documents, (ii) the use of the proceeds of the Loans or any Letter of Credit, (iii) any actual or alleged Release or presence of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by Holdings, the Borrower, any of its subsidiaries or any other

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Environmental Liability related to Holdings, the Borrower, any of its subsidiaries and/or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates); provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that any such loss, claim, damage or liability (A) is determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties or, to the extent such judgment finds that any such loss, claim, damage, or liability has resulted from any such Person’s material breach of the Loan Documents or (B) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent, acting in its capacity as the Administrative Agent) that does not involve any act or omission of Holdings, the Borrower or any of its subsidiaries. Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrower pursuant to this Section 9.03(b) to such Indemnitee to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Indemnitee is not entitled to payment thereof in accordance with the terms hereof. All amounts due under this clause (b) shall be payable by the Borrower within 30 days (x) after receipt by the Borrower of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Borrower of an invoice setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request. This Section 9.03(b) shall not apply to Taxes other than any Taxes that represent losses, claims, damages or liabilities in respect of a non-Tax claim.

(c) The Borrower shall not be liable for any settlement of any claim, litigation, investigation or proceeding effected without the written consent of the Borrower (which consent shall not be unreasonably withheld or delayed), but if any claim, litigation, investigation or proceeding is settled with the written consent of the Borrower, or if there is a judgment by a court of competent jurisdiction against any Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened claim, litigation, investigation or proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such claim, litigation, investigation or proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.

SECTION 9.04 Waiver of Claim. To the extent permitted by applicable law, (a) no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto, any Loan Party and/or any Related Party of any of the foregoing, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or any Letter of Credit or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against any Loan Party, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 9.03 or any similar indemnification provision of any other Loan Document and (b) no Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through an Electronic System or other information transmission systems (including electronic telecommunications) in connection with this Agreement unless determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of or breach of the Loan Documents by, such Indemnitee or its Related Parties.

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SECTION 9.05 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that (i) except as provided under Section 6.06, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, to the extent provided in clause (e) of this Section, Participants and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Loan or Commitment at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed); provided, that the Borrower shall be deemed to have consented to any such assignment (other than any such assignment to a Disqualified Institution) unless it has objected thereto by written notice to the Administrative Agent within 10 Business Days after receiving written notice thereof; provided, further, that no consent of the Borrower shall be required (x) for any assignment of (1) Revolving Loans or Revolving Credit Commitments to another Revolving Lender or (2) Term Loans or Term Commitments to another Lender, an Affiliate of any Lender or an Approved Fund, or (y) if an Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) (solely with respect to the Borrower) exists;

(B) the Administrative Agent (not to be unreasonably withheld or delayed); provided, that no consent of the Administrative Agent shall be required (x) for any assignment of Term Loans or Term Commitments to another Lender, an Affiliate of any Lender or an Approved Fund or (y) for any assignment to any Affiliated Lender to the extent such assignment is made in compliance with Section 9.05(g); and

(C) in the case of any Revolving Facility, each Issuing Bank (not to be unreasonably withheld or delayed).

Notwithstanding anything to the contrary contained herein, in no event shall the consent of the Borrower or the Administrative Agent be required for assignments by the Fronting Lender to any of the entities (and their respective Affiliates) listed on Schedule 1 of the Master Consent to Assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning Lender’s Loans or Commitments of any Class, the principal amount of Loans or Commitments of the assigning Lender subject to the relevant assignment (determined as of the date on which the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related

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Funds) shall not be less than (x) $1,000,000, in the case of Term Loans and Term Commitments and (y) $5,000,000 in the case of Revolving Loans and Revolving Credit Commitments, in each case, unless the Borrower and the Administrative Agent otherwise consent; provided that no consent of the Administrative Agent shall be required in the case of any assignment to any Affiliated Lender to the extent such assignment is made in compliance with Section 9.05(g);

(B) any partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments; provided, further, that prior to the Delayed Draw Termination Date, except in the case of any assignment contemplated by that certain Master Consent to Assignment, any assignment of respect of the Initial Term Loans, the Delayed Draw Term Loans and Delayed Draw Term Commitment shall be on a pro rata basis;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee (x) may be waived or reduced in the sole discretion of the Administrative Agent and (y) shall not be payable in the case of any assignment to any Affiliated Lender to the extent such assignment is made in compliance with Section 9.05(g)); and

(D) the relevant Eligible Assignee (if it is not a Lender and if other than Holdings, the Borrower or any of its Restricted Subsidiaries) shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) any Internal Revenue Service form required under Section 2.16.

(iii) Subject to the acceptance and recording thereof pursuant to clause (b)(iv) of this Section and except as otherwise provided in Section 9.05(g), from and after the effective date specified in any Assignment and Assumption, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13). If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and, following such cancellation, if requested by either the assignee or the assigning Lender, the Borrower shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

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(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the Commitment of, and principal amount of and interest on the Loans and LC Disbursements owing to, each Lender or Issuing Bank pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect the amount of the Borrower’s obligations in respect of such Loans and LC Disbursements. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, each Issuing Bank and each Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax forms required by Section 9.05(b)(ii)(D)(2) (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section, if applicable, and any written consent to the relevant assignment required by clause (b) of this Section, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or any other Lender, sell participations to any bank or other entity (other than to any Disqualified Institution, any natural person or the Borrower or any of its Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the other Loan Parties, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the Loans or commitments in which such Participant has an interest and (y) clause (B) of the first proviso to Section 9.02(b). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the limitations and requirements of such Sections and Section 2.18) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender, and if additional amounts are required to be paid pursuant to Section 2.16(a) or 2.16(c), to the Borrower and the Administrative Agent), provided that no Participant shall be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. To the extent permitted by applicable law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided, that such Participant shall be subject to Section 2.17(c) as though it were a Lender.

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(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and their respective successors and registered assigns, and the principal and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (a “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Loan, Letter of Credit or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations and Section 1.163-5(b) of the United States Proposed Treasury Regulations (or any amended or successor version). The entries in the Participant Register shall be conclusive, absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution or any natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that the Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of any Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.14, 2.15 or 2.16) and no SPC shall be entitled to any greater amount under Section 2.12, 2.13 or 2.14 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, unless the grant to such SPC is made with the prior written consent of the Borrower expressly acknowledging that such SPC’s entitlement to benefits under Sections 2.14, 2.15 and 2.16 is not limited to what the Granting Lender would have been entitled to receive absent the grant to the SPC, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes, including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the U.S. or any State thereof; provided, that (i) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrower hereunder and (ii) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to

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the contrary contained in this Section 9.05, any SPC may (A) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC.

(f) (i) Upon the request of any Lender, the Borrower shall make available to such Lender the list of Disqualified Institutions at the relevant time and such Lender may provide the list to any potential assignee or participant on a confidential basis in accordance with Section 9.13 for the purpose of verifying whether such Person is a Disqualified Institution.

(ii) If any assignment or participation under this Section 9.05 is made by any Lender to any Affiliate of any Disqualified Institution without the Borrower’s prior written consent (any such Person, a “Disqualified Person”), then the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) exercise its rights under Section 2.18(b), provided that, notwithstanding anything to the contrary in Section 2.18(b), with respect the outstanding principal amount of any Term Loans of any Class held by such Disqualified Person, such Disqualified Person shall only be entitled to receive the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Term Loans, plus accrued and unpaid interest thereon, and (B) with respect to any Term Loans of any Class held by such Disqualified Person, purchase such Term Loans from such Disqualified Person (and such Disqualified Person shall be obligated to assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement in respect of such Term Loans) by paying the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Term Loans, plus accrued and unpaid interest thereon. Notwithstanding anything to the contrary set forth herein, no processing and recordation fee required under clause (b)(ii)(C) of this Section 9.05 shall be required in connection with any assignment pursuant to this paragraph. Each Lender acknowledges its agreements and appointments set forth in Section 2.18(b) with respect to this Section 9.05(f)(ii).

(iii) If any Disqualified Person shall have been identified by the Borrower to the Administrative Agent, then, notwithstanding anything to the contrary set forth herein, such Disqualified Person (A) shall not be permitted to, and shall not, (x) attend (including by telephone) or participate in any meeting or discussion (or portion thereof) by or among any Loan Party, the Administrative Agent or any Lender or (y) receive any information or materials prepared by any Loan Party, the Administrative Agent or any Lender, or any communication by or among any Loan Party, the Administrative Agent or any Lender (in each case, other than the right to receive notices of borrowings, prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article 2), (B) (x) shall not for purposes of determining whether the Required Lenders or the majority in interest of any Class of Lenders have (i) consented (or not consented) to any waiver, amendment, modification or other action with respect to any of the terms of any Loan Document, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document have a right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action; it being understood that all Term Loans, Revolving Credit Exposures and unused Commitments held by any Disqualified Person shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders or a majority in interest of any Class of Lenders has provided or undertook any such consent, action, direction or requirement and (y) shall be deemed to vote in the same proportion as Lenders that are not Disqualified Persons in any proceeding under any Debtor Relief Law commenced by or against any Borrower or any other Loan Party and (C) shall not be entitled to receive the benefits of Section 2.12(c), 2.15 or 9.03.

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(iv) Nothing in this Section 9.05(f) shall be deemed to prejudice any right or remedy that Holdings or the Borrower may otherwise have at law or equity. It is understood that the provisions of clauses (ii) and (iii) of this Section 9.05(f) shall not apply to any Person that is an assignee of any Disqualified Person, if such assignee is not a Disqualified Person.

(v) Notwithstanding anything to the contrary herein, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions and Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or a Disqualified Person or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution or a Disqualified Person.

(g) Notwithstanding anything to the contrary contained herein, any Lender may, at any time, sell for cash and assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans of any Class, to any Affiliated Lender on a non-pro rata basis (A) through Dutch Auctions open to all Lenders holding the Loans or Commitments of the applicable Class on a pro rata basis or (B) through open market purchases, in each case with respect to clauses (A) and (B), without the consent of the Administrative Agent; provided, that:

(i) in the case of any such assignment to Holdings, the Borrower or any of its Restricted Subsidiaries, any Term Loans acquired by it shall be retired and cancelled immediately upon the acquisition thereof; it being agreed that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled, and each scheduled principal repayment installment with respect to the Term Loans of the applicable Class pursuant to Section 2.09(a) shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled;

(ii) the relevant Affiliated Lender and assigning Lender shall have executed and delivered to the Administrative Agent an Assignment and Assumption;

(iii) [reserved];

(iv) in the case of any assignment effected pursuant to a Dutch Auction and/or open market purchase conducted by Holdings, the Borrower or any of its Restricted Subsidiaries, (A) the relevant Person may not use the proceeds of any Revolving Loans to fund the purchase price for such assignment and (B) no Event of Default exists at the time of acceptance of bids for the Dutch Auction or the confirmation of such open market purchase, as applicable; and

(v) in the case of any assignment to a Non-Debt Fund Affiliate, by its acquisition of Term Loans, such Non-Debt Fund Affiliate shall be deemed to have acknowledged and agreed that:

(A) the Term Loans held by such Non-Debt Fund Affiliate shall be disregarded in both the numerator and denominator in the calculation of any Required Lender or other Lender vote; provided, that (x) such Affiliated Lender shall have the right to vote (and the Term Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires

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the vote of all Lenders (or all Lenders of the applicable Class) or all Lenders (or all Lenders of the applicable Class) directly and adversely affected thereby, as the case may be, and (y) no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Non-Debt Fund Affiliate in its capacity as a Lender as compared to other Lenders of the same Class that are not Non-Debt Fund Affiliates or (2) deprive any Non-Debt Fund Affiliate of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case, without the consent of such Non-Debt Fund Affiliate; and

(B) such Non-Debt Fund Affiliate, solely in its capacity as a Lender, will not be entitled to (i) attend (including by telephone) or participate in any meeting or discussion (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited, (ii) receive any information or materials prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information, materials or communication have been made available by the Administrative Agent or any Lender to any Loan Party or its representatives (and in any case, other than the right to receive notices of borrowings, prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant to Article 2), (iii) make or bring any claim (other than a passive participant in or recipient of its pro rata benefits of any such claim), in its capacity as a Lender, against the Administrative Agent or any other Lender with respect to the duties and obligations of such Persons under the Loan Documents, except with respect to rights expressly retained by any such Affiliated Lender under the Loan Documents, including Section 9.05(g)(v)(A) and (iv) receive advice of counsel to the Administrative Agent or other Lenders and shall not challenge any assertion of attorney-client privilege by the Administrative Agent or any other Lender;

(vi) [reserved];

(vii) no Affiliated Lender or Non-Debt Fund Affiliate shall be required to represent or warrant that it is not in possession of Private Side Information with respect to Holdings, the Borrower and/or any subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 9.05(g); and

(viii) the consideration for any such Dutch Auction or open market purchase must be solely Cash.

The Administrative Agent is authorized to make appropriate entries in the Register to reflect any retirement and cancelation of the Term Loans retired and cancelled pursuant to this Section 9.05(g). Any payment made by Holdings, the Borrower or any Restricted Subsidiary in connection with an acquisition of Term Loans permitted by this Section 9.05(g) shall not be subject to the provisions of Sections 2.15, 2.16 and 2.17. Failure by Holdings, the Borrower or any Restricted Subsidiary to make any payment to a Lender required to be made in consideration of an acquisition of Term Loans permitted by this Section 9.05(g) shall not constitute a Default under Section 7.01.

Notwithstanding anything to the contrary contained herein, any Term Loans acquired by any Non-Debt Fund Affiliate may (but shall not be required to) be contributed to Holdings, the Borrower or any of its subsidiaries, provided that, in the case of any such contribution to Holdings, the Borrower or any of its Restricted Subsidiaries, such Term Loans shall be retired and cancelled immediately upon the contribution thereof, it being agreed that (i) upon any such retirement and cancellation, (A) the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value

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of the aggregate principal amount of the Term Loans so retired and cancelled, and each scheduled principal repayment installment with respect to the Term Loans of the applicable Class pursuant to Section 2.09(a) shall be reduced pro rata by the full par value of the aggregate principal amount of the Term Loans so retired and canceled, and (B) such contribution shall be treated as a capital contribution in respect of Qualified Capital Stock of the Borrower for purposes of clause (a)(iii) of the definition of “Available Amount” (it being understood that the fair market value of the Term Loans so contributed shall be as reasonably determined by the Borrower at the time of such contribution (and, in the Borrower’s discretion, may be based on the purchase price for such Term Loans paid by such Non-Debt Fund Affiliate), but net of the fair market value of any Indebtedness of the Borrower or any Restricted Subsidiary received by it in exchange therefor as contemplated by clause (ii) below) and (ii) in exchange for such contribution, such Non-Debt Fund Affiliate may receive Indebtedness (or, in the case of any Parent Company, Capital Stock) of any Parent Company, the Borrower or any of its subsidiaries that is otherwise permitted (or not prohibited) under this Agreement to be incurred or issued by such Person at such time.

SECTION 9.06 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loan and issuance of any Letter of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.14, 2.15, 2.16, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitment, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but, in each case, subject to the limitations set forth in this Agreement. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, from and after the Termination Date, each Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(d).

SECTION 9.07 Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, each Intercreditor Agreement (if any), the Fee Letters and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it has been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this agreement.

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Each of the parties represents and warrants to the other party/ies that it has the corporate capacity and authority to execute this Agreement through electronic means and there are no restrictions for doing so in that Party’s constitutive documents.

SECTION 9.08 Severability. To the extent permitted by applicable law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.

SECTION 9.09 Right of Setoff. At any time when an Event of Default exists, the Administrative Agent and, subject to the prior written consent of the Administrative Agent, each Issuing Bank and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent, such Issuing Bank or such Lender to or for the credit or the account of any Loan Party against any of and all the Obligations held by the Administrative Agent, such Issuing Bank or such Lender, irrespective of whether or not the Administrative Agent, such Issuing Bank or such Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or Issuing Bank different than the branch or office holding such deposit or obligation on such Indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff; provided, further, that, to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation”, no amounts received from, or set off with respect to, any Loan Guarantor shall be applied to any Excluded Swap Obligations of such Loan Guarantor. Any applicable Lender or Issuing Bank shall promptly notify the Borrower and the Administrative Agent of such set-off or application; provided, that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section 9.09. The rights of each Lender, each Issuing Bank and the Administrative Agent under this Section 9.09 are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank or the Administrative Agent may have.

SECTION 9.10 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENTS, AND ANY CLAIM, CONTROVERSY OR DISPUTE (WHETHER IN TORT, IN CONTRACT, AT LAW OR IN EQUITY OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT), SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any U.S. Federal or New York State court sitting in the Borough of Manhattan, in the City of New York (or any appellate court therefrom) over any suit, action or proceeding arising out of or relating to any Loan Document and agrees that all claims in respect of any such suit, action

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or proceeding shall (except as permitted below) be heard and determined exclusively in such U.S. Federal court or, if such court shall not have subject matter jurisdiction, such New York State court. Each party hereto agrees that service of any process, summons, notice or document by registered mail addressed to such Person shall be effective service of process against such Person for any suit, action or proceeding brought in any such court. Each party hereto agrees that a final judgment in any such suit, action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ITS RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any claim or defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such court.

(d) To the extent permitted by applicable law, each party hereto hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by registered mail (or any substantially similar form of mail) directed to it at its address for notices as provided for in Section 9.01. Each party hereto hereby waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Loan Document that service of process was invalid and ineffective. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

SECTION 9.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13 Confidentiality. Each of the Administrative Agent, each Lender and each Issuing Bank agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, agents, controlling persons, managers, employees, representatives, independent auditors or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”), on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential;

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provided, that such Person shall be responsible for its Affiliates’ and its and their Representatives’ compliance with this paragraph; provided, further, that unless the Borrower otherwise consents, no such disclosure shall be made by the Administrative Agent, any Issuing Bank, any Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent, any Issuing Bank, or any Lender that is a Disqualified Institution, (b) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable law (in which case such Person shall (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority over such Person or its Affiliates to the extent practicable and permitted by applicable law, inform the Borrower promptly in advance thereof, (c) upon the demand or request of any regulatory or governmental authority (including any self-regulatory body) purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any regulatory or governmental authority (including any self-regulatory body) exercising examination or regulatory authority over such Person or its Affiliates, to the extent permitted by applicable law, (i) inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment), (d) to any other party to this Agreement, (e) subject to an acknowledgment and agreement by the relevant recipient that any Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Borrower and the Administrative Agent, including as set forth in any confidential information memorandum prepared in connection with the syndication of the Credit Facilities) in accordance with the market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case, other than a Disqualified Institution), (ii) any pledgee referred to in Section 9.05, (iii) any actual or prospective, direct or indirect contractual counterparty (or its advisors) to any Derivative Transaction (including any credit default swap) or similar derivative product to which any Loan Party is a party (other than any Disqualified Institution) and (iv) subject to the Borrower’s prior approval of the information to be disclosed, to Moody’s or S&P on a confidential basis in connection with obtaining or maintaining ratings as required under Section 5.13, (f) with the prior written consent of the Borrower, (g) to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives and (h) to the extent that such Confidential Information is received by such Person, its Affiliates or their respective Representatives, as applicable, from a third party that is not, to such Person’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to Holdings, the Borrower or any of their respective Affiliates. In addition, the Administrative Agent and the Lenders may disclose in consultation and coordination with the Borrower the existence of this Agreement and information about this Agreement to market data collectors, including league table providers, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the syndication or administration of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For purposes of this Section, “Confidential Information” means all information relating to Holdings, the Borrower and/or any of its subsidiaries and their respective businesses or the Transactions (including any information obtained by the Administrative Agent, any Issuing Bank or any Lender, or any of their respective Affiliates or Representatives, based on a review of any books and records relating to Holdings, the Borrower and/or any of its subsidiaries and their respective Affiliates from time to time, including prior to the date hereof), other than any such information that is available to the Administrative Agent, Issuing Bank or Lender on a non-confidential basis prior to disclosure by or on behalf of Holdings, the Borrower or any of its subsidiaries. For the avoidance of doubt, in no event shall any disclosure of any Confidential Information be made to Person that is a Disqualified Institution at the time of disclosure.

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SECTION 9.14 No Fiduciary Duty. Each of the Administrative Agent, each Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective Affiliates. Holdings and the Borrower agree, on behalf of themselves and the other Loan Parties, that nothing in the Loan Documents (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), all aspects of each transaction contemplated hereby or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Loan Party, its equity holders or their respective Affiliates, on the other. Holdings and the Borrower acknowledge and agree, on behalf of themselves and the other Loan Parties, that: (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) and the arranging and other services regarding this Agreement provided by any Lender are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender, in its capacity as such, has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or their respective Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or their respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents, (ii) each Lender, in its capacity as such, is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person and (iii) the Administrative Agent, each Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Holdings, the Borrower and their respective Affiliates, and no Agent or Lender has any obligation to disclose any of such interests Holdings, the Borrower or their respective Affiliates. Holdings and the Borrower acknowledge and agree, on behalf of themselves and the other Loan Parties, that each Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for and capable of making its own independent judgment with respect to such transactions and the process leading thereto and accepts the terms, risks and conditions of such transactions and the Loan Documents. To the fullest extent permitted by law, each of Holdings and the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and each Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.15 Several Obligations. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan, issue any Letter of Credit or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

SECTION 9.16 USA PATRIOT Act and Beneficial Ownership Regulation. Each Lender that is subject to the requirements of the USA PATRIOT Act and/or the Beneficial Ownership Regulation hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

SECTION 9.17 Disclosure of Agent Conflicts. Each party hereto hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

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SECTION 9.18 Appointment for Perfection. Each Lender hereby appoints each other Lender and each Issuing Bank as its agent for the purpose of perfecting Liens for the benefit of the Administrative Agent, the Issuing Banks and the Lenders in assets which, in accordance with Article 9 of the UCC or any other applicable law, can be perfected only by possession. If any Lender or Issuing Bank (other than the Administrative Agent) obtains possession of any Collateral, such Lender or Issuing Bank shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.19 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or Letter of Credit, together with all fees, charges and other amounts which are treated as interest on such Loan or Letter of Credit under applicable law (collectively the “Charged Amounts”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Loan or Letter of Credit in accordance with applicable law, the rate of interest payable in respect of such Loan or Letter of Credit hereunder, together with all Charged Amounts payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charged Amounts that would have been payable in respect of such Loan or Letter of Credit but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charged Amounts payable to such Lender or Issuing Bank in respect of other Loans or Letters of Credit or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, have been received by such Lender or Issuing Bank.

SECTION 9.20 Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control.

SECTION 9.21 Release of Loan Parties. Notwithstanding anything in Section 9.02(b) to the contrary, (a) each Loan Party shall automatically be released from its obligations under the Loan Documents (and its Loan Guaranty and any Liens granted by it under the Loan Documents shall automatically be released) upon the occurrence of the Termination Date, (b) any Subsidiary Guarantor shall automatically be released from its obligations under the Loan Documents (and its Loan Guaranty and any Liens granted by it under the Loan Documents shall automatically be released) upon the consummation of any transaction permitted hereunder if as a result thereof such Subsidiary Guarantor ceases to be a Subsidiary and (c) without limiting clause (b) above, any Subsidiary Guarantor that qualifies as an Excluded Subsidiary (other than as a result of any transaction that is not permitted hereunder) shall be released from its obligations under the Loan Documents (and its Loan Guaranty and any Liens granted by it under the Loan Documents shall be released) upon written notice thereof by the Borrower to the Administrative Agent; provided that a Subsidiary Guarantor shall only be released under this clause (c) as a result of having become an Excluded Subsidiary of the kind described in clause (a) of the definition thereof if, as of the date of such release, (A) the Borrower and its Restricted Subsidiaries have the capacity to make an Investment in such Subsidiary Guarantor (in an amount equal to the portion of the fair market value of the net assets of such Subsidiary Guarantor attributable to the Borrower’s (or its applicable Restricted Subsidiary’s) equity interest therein, as reasonably estimated by the Borrower) under Section 6.05 once it is no longer a Loan Guarantor, (B) such Subsidiary Guarantor has the capacity to incur all of its existing Indebtedness or Liens under Section 6.01 or Section 6.02 once it is no longer a Loan Guarantor and (C) such Subsidiary Guarantor becomes an Excluded Subsidiary of the kind described in clause (a) of the definition thereof pursuant to an arm’s length sale of Capital Stock in such Released Subsidiary to a bona fide third party purchaser. In connection with any such release, the Administrative Agent shall promptly execute and deliver to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence termination or release; provided, that upon the request of the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement. Any execution and delivery of any document pursuant to the preceding sentence of this Section 9.21 shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

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SECTION 9.22 Intercreditor Agreements. (a) Each of the Lenders, the Issuing Banks and the other Secured Parties acknowledges that obligations of the Borrower and the Guarantors under certain Indebtedness are required or permitted, under the terms hereof, to be subject to an Intercreditor Agreement. Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, (i) from time to time upon the request of the Borrower, in connection with the establishment, incurrence, amendment, refinancing or replacement of any such Indebtedness, an Intercreditor Agreement (it being understood that the Administrative Agent is hereby authorized and directed to determine the terms and conditions of any such Intercreditor Agreement as contemplated by the definition of such term), including any amendment, supplement or other modification to any Loan Document to implement the terms of any such Intercreditor Agreement, and (ii) any documents relating thereto.

(b) Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably (i) consents to the treatment of the Liens and the Secured Obligations to be provided for under any Intercreditor Agreement, (ii) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of any Intercreditor Agreement (including any purchase option(s) contained therein) as if it were a signatory thereto and will take no actions contrary to the provisions of any Intercreditor Agreement, (iii) agrees that no Secured Party shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this Section or in accordance with the terms of any Intercreditor Agreement and (iv) authorizes and directs the Administrative Agent to carry out the provisions and intent of each such document.

(c) Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Intercreditor Agreement that the Borrower may from time to time request (i) to give effect to any establishment, incurrence, amendment, extension, renewal, refinancing or replacement of any Indebtedness contemplated hereby to be subject thereto or (ii) to confirm for any party that such Intercreditor Agreement is effective and binding upon the Administrative Agent on behalf of the Secured Parties.

(d) Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Collateral Document to add or remove any legend that may be required pursuant to any Intercreditor Agreement.

SECTION 9.23 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Bank that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

204

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CANO HEALTH, LLC, as Borrower

By:
Name:
Title:

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC, as Holdings

By:
Name:
Title:

[Signature Page to Credit Agreement]

WILMINGTON SAVINGS FUND SOCIETY, FSB, individually, as Administrative Agent,

By:
Name:
Title:

[Signature Page to Credit Agreement]

Exhibit J-5

Redline of Exit Facility Credit Agreement

[THIS DRAFT OF THIS CREDIT AGREEMENT REMAINS SUBJECT TO CONTINUING NEGOTIATION, AND THUS IS SUBJECT TO MATERIAL SUBSTANTIVE CHANGE AND THE FINAL VERSION MAY CONTAIN MATERIAL DIFFERENCES. FOR THE AVOIDANCE OF DOUBT, NO PARTY HAS CONSENTED TO THIS VERSION AS THE FINAL FORM, AND ALL PARTIES RESERVE THEIR RESPECTIVE RIGHTS WITH RESPECT TO THIS DOCUMENT AND ANY RELATED DOCUMENTS.]1

CREDIT AGREEMENT

dated as of ~~[•]~~June 28, 2024,

among

CANO HEALTH, LLC,

as the Borrower,

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC,

as Holdings,

THE LENDERS PARTY HERETO

and

~~[•]~~WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Administrative Agent,

[1]	NTD: To be removed from execution copy.

(i)

(ii)

(iii)

SCHEDULES:

Schedule 1.01	- Certain Real Estate Assets
Schedule 2.01	- Commitments
Schedule 2.05	- Issuing Bank Sublimits
Schedule 3.05	- Material Real Estate Assets
Schedule 3.13	- Subsidiaries
Schedule 5.15	- Post-Closing Matters
Schedule 6.01	- Existing Indebtedness
Schedule 6.02	- Existing Liens
Schedule 6.05	- Existing Investments

EXHIBITS:

Exhibit A-1	- Form of Assignment and Assumption
Exhibit A-2	- Form of Affiliated Lender Assignment and Assumption
Exhibit B	- Form of Borrowing Request
Exhibit C	- Form of Compliance Certificate
Exhibit D	- Form of Interest Election Request
Exhibit E	- Form of Joinder Agreement
Exhibit F	- Form of Perfection Certificate
Exhibit G	- Form of Perfection Certificate Supplement
Exhibit H	- Form of Promissory Note
Exhibit I	- Form of Intellectual Property Security Agreement
Exhibit J	- Form of Letter of Credit Request
Exhibit K-1	- Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-2	- Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-3	- Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-4	- Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L	- Form of Solvency Certificate
~~Exhibit M~~	~~- Form of Intercompany Note~~

(iv)

CREDIT AGREEMENT, dated as of ~~[•]~~June 28, 2024 (this “Agreement”), by and among CANO HEALTH, LLC, a Florida limited liability company (the “Borrower”), PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), the LENDERS and the ISSUING BANKS from time to time party hereto and ~~[•] (“[•]~~WILMINGTON SAVINGS FUND SOCIETY, FSB (“WSFS”), as administrative agent and collateral agent for the Lenders.

RECITALS

WHEREAS, on February 4, 2024 (the “Petition Date”), ~~Primary Care (ITC) Holdings, LLC~~Cano Health, Inc., a Delaware ~~limited liability company~~corporation (the “Parent”), the Borrower and the certain Guarantors (among other debtors) (each a “Debtor” and, collectively, the “Debtors”) commenced the chapter 11 cases, which have been administratively consolidated for procedural purposes only under Chapter 11 Case No. 24-10164 (KBO) (each case of the Debtors, a “Chapter 11 Case” and, collectively, the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

WHEREAS, in connection with the Chapter 11 Cases, the Debtors and the Lenders party thereto entered into the Restructuring Support Agreement, dated as of February 4, 2024 (the “RSA”).

WHEREAS, the Lenders (among other lenders) provided financing to the Borrower pursuant to that certain Senior Secured Super-Priority Term Loan Debtor-in-Possession Credit Agreement, dated as of February 7, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “DIP Agreement”), by and among the Borrower, the guarantors party thereto from time to time, and Wilimgton Savings Fund Society, FSB, as administrative agent and collateral agent.

WHEREAS, on June ~~[•]~~28, 2024, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Fourth Amended Joint Chapter 11 Plan of Reorganization of Cano Health, Inc. and Its Affiliated Debtors, dated May 21, 2024 [Docket No. 864] (including any exhibits, schedules, and supplements thereto and as may be amended, restated, supplemented, or otherwise modified from time to time, the “Chapter 11 Plan”) with respect to the Debtors, Docket No. [•].

WHEREAS, pursuant to the Chapter 11 Plan, and subject to the terms and conditions set forth herein, (i) the Lenders have agreed to convert an aggregate amount ~~of $[•]~~ consisting of (a) the aggregate outstanding amount of DIP Loans ~~in an aggregate outstanding principal amount~~ (including, for the avoidance of doubt, the DIP Backstop Fee (as defined in the Chapter 11 Plan) payable “in kind”) ~~equal to $[•]~~, less (b) the Exit Paydown Amount (as defined in the Chapter 11 Plan), if applicable, into $~~[•]~~161,250,000 of Initial Term Loans hereunder pursuant to the terms hereof and (ii)  ~~[~~certain~~]~~ Lenders have agreed to provide Delayed Draw Term Commitments in an aggregate principal amount of $50,000,000.

The Lenders and the Issuing Bank are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

ACCORDINGLY, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“ACO Reach Business” means all, or substantially all, of the assets comprising the Loan Parties’ Accountable Care Organization Realizing Equity, Access, and Community Health business.

“ACO Reach Sale” any sale of all, or substantially all, of the ACO Reach Business.

“Additional Commitment” means any commitment established pursuant to Section 2.21, 2.22 or 9.02(c).

“Additional Loans” means any Additional Revolving Loans and any Additional Term Loans.

“Additional Revolving Credit Commitment” means any revolving credit commitment established pursuant to Section 2.21, 2.22 or 9.02(c)(ii).

“Additional Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Additional Revolving Loans of such Lender, plus the amount at such time of such Lender’s LC Exposure attributable to its Additional Revolving Credit Commitment.

“Additional Revolving Facility” means the Additional Revolving Credit Commitments and the Additional Revolving Loans and other extensions of credit thereunder.

“Additional Revolving Lender” means any Lender with an Additional Revolving Credit Commitment or any Additional Revolving Credit Exposure.

“Additional Revolving Loans” means any revolving loan made pursuant to an Additional Revolving Credit Commitment.

“Additional Term Commitment” means any term commitment established pursuant to Section 2.21, 2.22 or 9.02(c)(i).

“Additional Term Lender” means any Lender with an Additional Term Commitment or an outstanding Additional Term Loan.

“Additional Term Loans” means any term loan made pursuant to an Additional Term Commitment or established pursuant to Section 2.22.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to Term SOFR for such calculation; provided, that if Adjusted Term SOFR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Administrative Agent” means ~~[•]~~WSFS , in its capacity as administrative agent and collateral agent hereunder and under the other Loan Documents, or any successor thereto appointed in accordance with Article 8.

“Administrative Agent Fee Letter” means that certain fee letter, dated as of June 28, 2024 by and between the Administrative Agent and the Borrower.

“Administrative Questionnaire” means a customary administrative questionnaire in the form provided by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. None of the Administrative Agent, any Lender (other than any Affiliated Lender) or any of their respective Affiliates shall be considered an Affiliate of Holdings or any subsidiary thereof.

“Affiliated Lender” means (a) any Non-Debt Fund Affiliate and (b) Holdings, the Borrower and/or any of its Restricted Subsidiaries.

“Affiliated Practice Group” means a professional corporation, professional association, professional organization, limited liability company, professional limited liability company or other legal entity that is owned by one or more licensed physicians or other licensed health care professionals that provides professional health care services and has entered into any Affiliated Practice Group Agreement.

“Affiliated Practice Group Agreements” means, collectively, any of the following agreements then in effect: (a) any Management Services Agreement, and any other similar administrative services agreements, business services agreement or management services agreements entered into between the Borrower or any subsidiary of the Borrower that is a Loan Party, as applicable, and an Affiliated Practice Group, (b) any deficit funding loan agreement entered into between the Borrower or any subsidiary of the Borrower that is a Loan Party, as applicable, and an Affiliated Practice Group, (c) operating agreements and member agreements entered into between the Borrower or any subsidiary of the Borrower that is a Loan Party, as applicable, and an owner of an Affiliated Practice Group, (d) any agreement or filing, granting or perfecting, as applicable, a Lien on the assets of an Affiliated Practice Group for the benefit of the Borrower or any subsidiary of the Borrower that is a Loan Party, (e) any Stock Option Arrangement or other restriction agreement, and any share purchase agreements between the Borrower or any subsidiary of the Borrower that is a Loan Party, as applicable, and owner(s) of an Affiliated Practice Group granting stock purchase rights to the Borrower or such subsidiary of the Borrower, as applicable, with respect to the Capital Stock of the Affiliated Practice Group, (f) subject to applicable law, any transfer restriction agreement or similar interest repurchase agreement between the Borrower or any subsidiary of the Borrower that is a Loan Party, as applicable, and an Affiliated Practice or (g) any other similar agreement entered into between the Borrower or any subsidiary of the Borrower that is a Loan Party, as applicable, and an Affiliated Practice Group or an owner of an Affiliated Practice Group for the purposes of managing such Affiliated Practice Group.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% and (c) the Adjusted Term SOFR for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13(b), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Notwithstanding the foregoing, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“American Choice Health Cash Collateral” means the cash that collateralizes the surety bond issued in respect of the American Choice Health’s CMS Financial Guarantee.

“Anti-Corruption Laws” means all laws concerning or relating to bribery or corruption, including the FCPA and all other similar laws in any applicable jurisdiction.

“Applicable Percentage” means, at any time, (a) with respect to any Term Lender of any Class, (i) when used in reference to payments and other matters relating to the Term Loans of such Class, a percentage equal to a fraction the numerator of which is the aggregate Outstanding Amount of the Term Loans of such Class of such Term Lender at such time and the denominator of which is the aggregate Outstanding Amount of the Term Loans of all Term Lenders of such Class at such time and (ii) when used in reference to matters relating to the Term Commitments of such Class, a percentage equal to a fraction the numerator of which is the aggregate amount of the Term Commitments of such Term Lender of such Class at such time and the denominator of which is the aggregate amount of the Term Commitments of all Term Lenders of such Class at such time and (b) with respect to any Revolving Lender of any Class, the percentage of the aggregate amount of the Revolving Credit Commitments of such Class at such time represented by such Lender’s Revolving Credit Commitment of such Class at such time. In the case of clause (b), in the event that the Revolving Credit Commitments of any Class have expired or been terminated, the Applicable Percentage of any Revolving Lender of such Class shall be determined on the basis of the Revolving Credit Exposure of such Revolving Lender attributable to its Revolving Credit Commitment of such Class, giving effect to any assignment thereof.

“Applicable Rate” means, for any day, (a) for any Delayed Draw Term Loans (i) 7.00% per annum in the case of ABR Loans and (ii) 8.00% per annum in the case of SOFR Loans and (b) for any Initial Term Loans (i) 7.00% per annum in the case of ABR Loans and (ii) 8.00% per annum in the case of SOFR Loans, provided, that, prior to the second anniversary of the Closing Date, in the event that the Borrower shall have made a PIK Election then the Applicable Rate for the ABR Loans and SOFR Loans that are Initial Term Loans shall be adjusted retroactively for the applicable Interest Period to 8.50% per annum and 9.50% per annum, respectively.

“Applicable Revolving Credit Percentage” means, with respect to any Revolving Lender at any time, the percentage of the Total Revolving Credit Commitment at such time represented by such Revolving Lender’s Revolving Credit Commitments at such time; provided, that for purposes of Section 2.20, when there is a Defaulting Lender, any such Defaulting Lender’s Revolving Credit Commitment shall be disregarded in the relevant calculations. In the event that (a) the Revolving Credit Commitments of any Class have expired or been terminated in accordance with the terms hereof (other than pursuant to Article 7), the Applicable Revolving Credit Percentage shall be recalculated without giving effect to the Revolving Credit Commitments of such Class or (b) the Revolving Credit Commitments of all Classes have terminated (or the Revolving Credit Commitments of any Class have terminated pursuant to Article 7), the Applicable Revolving Credit Percentage shall be determined based upon the Revolving Credit Commitments (or the Revolving Credit Commitments of such Class) most recently in effect, giving effect to any assignments thereof.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent, which shall be in the form of (a) other than in the case of an assignment to an Affiliated Lender, Exhibit A-1 and (b) in the case of an assignment to an Affiliated Lender, Exhibit A-2, in each case, with such modifications to such form as may be approved by the Administrative Agent and the Borrower.

“Auction Agent” means (a) the Administrative Agent or any of its Affiliates or (b) any other financial institution or advisor engaged by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Dutch Auction; provided, that the Borrower shall not designate the Administrative Agent as the Auction Agent without the prior written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither Holdings nor any of its subsidiaries may act as the Auction Agent.

“Auto-Extension Letter of Credit” has the meaning assigned to such term in Section 2.05(c).

“Availability” means, at any time, the difference between (a) the Total Revolving Credit Commitment and (b) the aggregate outstanding principal amount of all Revolving Loans.

“Availability Period” means the period from and including the Closing Date and until the termination of the Initial Revolving Credit Commitments in accordance with the terms hereof.

“Available Amount” means, at any time, an amount (which shall not be less than zero) equal to, without duplication:

(a) the sum of:

(i) the greater of $5,000,000 and ~~[__]~~5.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period; plus

(ii) an amount equal to Retained ECF Amount; plus

(iii) (A) the aggregate amount of any capital contribution in respect of Qualified Capital Stock and the aggregate proceeds of any issuance of Qualified Capital Stock, in each case, received in Cash by the Borrower or any of its Restricted Subsidiaries plus (B) the aggregate amount of the fair market value (as reasonably determined by the Borrower) of Cash Equivalents, marketable securities or other property received by the Borrower or any Restricted Subsidiary as a capital contribution in respect of Qualified Capital Stock or in return for any issuance of Qualified Capital Stock, in each case, during the period from and including the day immediately following the Closing Date through and including such time (and, in each case, other than any Excluded Equity Contribution Amounts and amounts that increase available capacity under Section 6.03(a)(vii) or 6.05(z)); plus

(iv) (A) the aggregate principal amount of any Indebtedness (including Disqualified Capital Stock) of the Borrower or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Capital Stock issued to the Borrower or any Restricted Subsidiary) that has been converted into or exchanged for Qualified Capital Stock of any Parent Company, plus (B) the aggregate amount of any Cash and the fair market value (as reasonably determined by the Borrower) of any Cash Equivalents, marketable securities or other property received by the Borrower or such Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(v) the aggregate amount of any net Cash proceeds and the aggregate fair market value (as reasonably determined by the Borrower) of any net proceeds constituting Cash Equivalents, marketable securities and other property, in each case, received by the Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to any Person (other than the Borrower or any Restricted Subsidiary) of any Investment made after the Closing Date pursuant to Section 6.05(r); provided that in no case shall such amount exceed the amount of such Investment made using the Available Amount pursuant to Section 6.05(r); plus

(vi) to the extent not already reflected as a return of or on capital with respect to such Investment for purposes of determining the amount of such Investment pursuant to the definition of “Investment”, the aggregate amount of Cash and Cash Equivalents received by the Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time as returns of or on any Investment made after the Closing Date pursuant to Section 6.05(r) (whether as a distribution, dividend, redemption, sale, repayment or principal or payment of interest); provided that in no case shall such amount exceed the amount of such Investment made using the Available Amount pursuant to Section 6.05(r); plus

(vii) an amount equal to the sum of (A) the amount of any Investments by the Borrower or any Restricted Subsidiary made after the Closing Date pursuant to Section 6.05(r) in any Unrestricted Subsidiary (in an amount not to exceed the original amount of such Investment) that has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Borrower or any Restricted Subsidiary and (B) the fair market value (as reasonably determined by the Borrower) of the assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed (in an amount not to exceed the original amount of the Investment in such Unrestricted Subsidiary made in reliance on Section 6.05(r)) to the Borrower or any Restricted Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including such time; provided, that with respect to clauses (i)- (vii) above, no amounts prior to the Closing Date may be included in such calculation; plus

(viii) the amount of any Declined Proceeds; minus

(b) an amount equal to the sum of (i) the aggregate principal amount of Indebtedness outstanding at such time in reliance on Section 6.01(r) plus (ii) the sum of (A) Restricted Payments made pursuant to Section 6.03(a)(iii), (B) Restricted Debt Payments made pursuant to Section 6.03(b)(vi), and (C) Investments made pursuant to Section 6.05(r), in each case, after the Closing Date and prior to such time or contemporaneously therewith.

“Available Equity Contribution Amount” means, at any time, the amount referred to in clause (a)(iii) of the definition of “Available Amount”.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.13(e).

“Backstop Fee” means a fee equal to 6.0% of the aggregate backstop commitments of the certain initial backstop lenders under this Agreement, with such fee to be paid in equity at 30.0% discount to Chapter 11 Plan value.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means any of the following services: services with respect to commercial credit cards, stored value cards and purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, automated clearing house transfer transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and deposit accounts.

“Banking Services Obligations” means any and all obligations of Holdings, the Borrower or any of its Restricted Subsidiaries, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any arrangement in connection with Banking Services (a) that is in effect on the Closing Date between (x) Holdings, the Borrower or any of its Restricted Subsidiary and a counterparty that is (or is an Affiliate of) the Administrative Agent or any Lender as of the Closing Date, notwithstanding that such counterparty may cease to be the Administrative Agent, a Lender or any Affiliate thereof after the Closing Date or (y) any other Person designated by the Borrower to the Administrative Agent in writing, or (b) under any arrangement that is entered into after the Closing Date by Holdings, the Borrower or any of its Restricted Subsidiaries with any counterparty that is (or is an Affiliate of) the Administrative Agent or any Lender as of the Closing Date or at the time such arrangement is entered into, and in each case, that have been designated to the Administrative Agent in writing by the Borrower as being Banking Services Obligations for the purposes of the Loan Documents, it being understood that each counterparty thereto shall be deemed (i) to have appointed the Administrative Agent as its agent under the applicable Loan Documents and (ii) to have agreed to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 as if it were a Lender.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Bankruptcy Court” has the meaning assigned to such term in the recitals.

“Bankruptcy Event” means, with respect to any Person, that such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity), or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided, that a Bankruptcy Event shall not result solely by virtue of (a) any Undisclosed Administration or (b) any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.13(b).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; and

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Borrower” means (a) Cano Health, LLC, a Florida limited liability company, and (b) any Successor Borrower (including any Successor Borrower in respect of any Person referred to in this clause (b)).

“Borrower Materials” has the meaning set forth in Section 5.01.

“Borrowing” means any Loans of the same Type and Class made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B, with such modifications to such form as may be approved by the Administrative Agent and the Borrower.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Expenditures” means, with respect to the Borrower and its Restricted Subsidiaries for any period, the aggregate amount, without duplication, of (a) all expenditures (whether paid or accrued as liabilities) that would, in accordance with GAAP, be included as additions to property, plant and equipment, on the Borrower’s consolidated statement of cash flows for such period and (b) other capital expenditures of such Person for such period (whether paid or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases).

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in accordance with GAAP and, subject to Section 1.04(a), is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Captive Insurance Subsidiary” means any Restricted Subsidiary that is subject to regulation as an insurance company (or any subsidiary thereof).

“Cash” means money, currency or a credit balance in any deposit account, in each case, determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S. government or (ii) issued by any agency or instrumentality of the U.S. the obligations of which are backed by the full faith and credit of the U.S., in each case, maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (b) readily marketable direct obligations issued by any state of the U.S. or the District of Columbia or any political subdivision or public instrumentality thereof or by any foreign government, in each case, maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the U.S., any state thereof or the District of Columbia or any political subdivision thereof and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $100,000,000; (f) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (e) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s; and (g) solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

In the case of any Foreign Subsidiary, “Cash Equivalents” shall also include (x) Investments of the type and maturity described in clauses (a) through (g) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments analogous to the Investments described in clauses (a) through (g) and in this paragraph.

“Casualty/Condemnation Event” means any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Borrower or any Restricted Subsidiary.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means any direct or indirect Domestic Subsidiary substantially all of the assets of which consist of the Capital Stock (or Capital Stock and Indebtedness) of one or more Foreign Subsidiaries that are CFCs or other CFC Holdcos.

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or such Issuing Bank or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date). For purposes of this definition and Section 2.14, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or U.S. or foreign regulatory authorities, in each case, pursuant to Basel III, shall, in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the earliest to occur of:

(a) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding (i) any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor or (ii) any underwriter in connection with any Qualifying IPO), other than one or more Permitted Holders, of Capital Stock representing more than 50.0% of the total voting power of all of the outstanding Voting Capital Stock of Holdings; and

(b) the Borrower ceasing to be a direct or indirect Wholly-Owned Subsidiary of Holdings.

“Chapter 11 Case” has the meaning assigned to such term in the recitals.

“Chapter 11 Plan” has the meaning assigned to such term in the recitals.

“Charge” means any loss, charge, fee, expense, cost, accrual or reserve of any kind.

“Charged Amounts” has the meaning assigned to such term in Section 9.19.

“Class”, when used with respect to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Delayed Draw Term Loans, Additional Term Loans of any series established as a separate “Class” pursuant to Section 2.21, 2.22 or 9.02(c)(i), Initial Revolving Loans or Additional Revolving Loans of any series established as a separate “Class” pursuant to Section 2.21, 2.22 or 9.02(c)(ii), (b) any Commitment, refers to whether such Commitment is an Initial Term Commitment, a Delayed Draw Term Commitment, an Additional Term Commitment of any series established as a separate “Class” pursuant to Section 2.21, 2.22 or 9.02(c)(i), an Initial Revolving Credit Commitment or an Additional Revolving Credit Commitment of any series established as a separate “Class” pursuant to Section 2.21, 2.22 or 9.02(c)(ii), (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class and (d) any Revolving Credit Exposure, refers to whether such Revolving Credit Exposure is attributable to a Revolving Credit Commitment of a particular Class.

“Clinic-Level EBITDA” means, with respect to any Ramping Clinic for any period, an amount equal to the sum of (a) the net revenue of such clinic for such period, minus (b) operating costs and expenses (excluding interest, Taxes, depreciation and amortization expense and any clinic-level management fee paid, accrued or retained by the Borrower or the applicable Restricted Subsidiary, if any, that owns such clinic) attributable to such clinic for such period.

“Closing Date” means ~~[•]~~June 28, 2024, which is the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all assets of any Loan Party, whether now existing or hereafter acquired, that is or becomes subject (or purported to be subject) to a Lien under any Collateral Document to secure the Secured Obligations.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document and (y) the time periods (and extensions thereof) set forth in Section 5.12, the requirement that:

(a) the Administrative Agent shall have received with respect to each Restricted Subsidiary that is required to become a Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary):

(i) (A) a Joinder Agreement, (B) if such Restricted Subsidiary owns registrations of or applications for U.S. Patents, Trademarks and/or Copyrights that constitute Collateral, an Intellectual Property Security Agreement, (C) if applicable, an executed joinder to or an acknowledgement of any Intercreditor Agreement in substantially the form attached as an exhibit thereto or otherwise provided therein, (D) a completed Perfection Certificate, executed by a Responsible Officer of such Restricted Subsidiary or the Borrower, and (E) UCC financing statements in appropriate form for filing in such jurisdictions as the Administrative Agent may reasonably request; and

(ii) each item of Collateral that such Restricted Subsidiary is required to deliver under Section 4.02(a) of the Security Agreement (which, for the avoidance of doubt, shall be delivered within the applicable time periods set forth in Section 5.12(a)); and

(b) the Administrative Agent shall have received with respect to each Material Real Estate Asset, a Mortgage and any necessary UCC or equivalent fixture filing in respect thereof, in each case, together with, to the extent reasonably requested by the Administrative Agent (after consultation with the Borrower):

(i) evidence that (A) counterparts of such Mortgage have been duly executed, acknowledged and delivered by the applicable Loan Party and such Mortgage and any corresponding UCC or equivalent fixture filing are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary in order to create a valid and subsisting Lien on such Material Real Estate Asset in favor of the Administrative Agent, for the benefit of the Secured Parties, (B) such Mortgage and any corresponding UCC or equivalent fixture filings have been duly recorded or filed, as applicable, and (C) all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(ii) one or more fully paid policies of title insurance (the “Mortgage Policies”) in an amount reasonably acceptable to the Administrative Agent (not to exceed the fair market value of the Material Real Estate Asset (determined as set forth in the definition of such term) covered thereby) issued by a nationally recognized title insurance company in the applicable jurisdiction that is reasonably acceptable to the Administrative Agent, insuring the relevant Mortgage as having created a valid and subsisting Lien on the real property described therein with the ranking or the priority that it is expressed to have in such Mortgage, subject only to Permitted Liens, together with such endorsements as the Administrative Agent may reasonably request to the extent the same are available in the applicable jurisdiction at a commercially reasonable rate;

(iii) customary legal opinions of local counsel for the relevant Loan Party in the jurisdiction in which such Material Real Estate Asset is located, in form and substance reasonably satisfactory to the Administrative Agent; and

(iv) (A) an aerial survey (e.g., “express map” or “Zip Map”) or other map sufficient for the title insurance company to remove a standard survey exception from, and to issue customary survey-dependent endorsements to, the Mortgage Policies relating to such Material Real Estate Asset and, if such survey-dependent endorsements are not available in connection with the maps described above, surveys (or survey updates, to the extent sufficient to obtain survey coverage under the applicable Mortgage Policies) provided, that the Administrative Agent may in its reasonable discretion accept any such existing survey so long as any such existing survey satisfies any applicable local law requirements and so long as any such existing survey (together with any affidavit or certificate of no change that may be delivered by the Borrower to the title insurance company) enables the title insurance company to issue any applicable Mortgage Policy without a general survey exception and with the customary survey-dependent endorsements; and (B) “Life-of-Loan” flood certifications and any required borrower notices under the Flood Insurance Laws (together with evidence of federal flood insurance for any such Flood Hazard Property located in a special flood hazard area in form and substance reasonably acceptable to the Administrative Agent); provided, further, with respect to any real property, each Revolving Lender shall receive, upon reasonable notice and due diligence, at least ten Business Days prior to the execution and delivery of a Mortgage, a life of loan flood zone determination and such other customary documentation as it may reasonably request to complete its flood insurance due diligence.

Notwithstanding any provision of any Loan Document to the contrary, if any mortgage tax or similar Tax or charge would be payable with respect to any Mortgage based on the amount of the Indebtedness or other obligations secured by such Mortgage, then, to the extent permitted by, and in accordance with, applicable law, the maximum amount secured by such Mortgage shall be limited to an amount not to exceed the fair market value of the applicable Material Real Estate Asset (determined as set forth in the definition of such term) at the time such Mortgage is entered into.

“Collateral Documents” means, collectively, (a) the Security Agreement, (b) each Mortgage, (c) each Intellectual Property Security Agreement and (d) each of the other instruments and documents pursuant to which any Loan Party grants (or purports to grant) a Lien on any Collateral as security for payment of the Secured Obligations, in each case, solely to the extent, and for so long as, it is in effect in accordance with its terms.

“Commercial Tort Claim” has the meaning set forth in Article 9 of the UCC.

“Commitment” means, with respect to each Lender at any time, such Lender’s Initial Term Commitment, Delayed Draw Term Commitment, Initial Revolving Credit Commitment or Additional Commitment, as applicable, in effect at such time.

“Commitment Fee” means a fee equal to 6.0% of the aggregate Delayed Draw Term Commitments of each Lender under this Agreement, with such fee to be paid in equity at 30.0% discount to Chapter 11 Plan value.

“Commitment Fee Rate” means, on any day, (i) with respect to the Delayed Draw Term Commitments, 4.00% per annum and (ii) with respect to the Initial Revolving Credit Commitments or Additional Revolving Credit Commitments of any Class, as applicable, the rate or rates per annum specified in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension/Modification Amendment, as applicable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C, with such modifications to such form as may be approved by the Administrative Agent and the Borrower.

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Confirmation Order” has the meaning assigned to such term in the recitals.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.15 and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Adjusted EBITDA” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis for any period, the sum (without duplication) of:

(a) Consolidated Net Income for such period; plus

(b) the amount of any business interruption insurance policy proceeds expected to be received by the Borrower or its Restricted Subsidiaries with respect to earnings for the applicable period that such proceeds are intended to replace, provided that, with respect to any amount added back under this clause (b), the Borrower in good faith expects that such proceeds will be received by the Borrower or its Restricted Subsidiaries during the next four Fiscal Quarters (it being understood that (i) any proceeds added back pursuant to this clause (b) shall be without duplication of any expected proceeds previously added back pursuant to this clause (b) or any corresponding proceeds included in the determination of Consolidated Net Income for such period (and, to the extent any corresponding proceeds included in the determination of Consolidated Net Income for such period or any subsequent period are duplicative of any expected proceeds previously added back pursuant to this clause (b), such corresponding proceeds shall be deducted for purposes of determining Consolidated Adjusted EBITDA for such period) and (ii) to the extent such proceeds are not actually received by the Borrower or its Restricted Subsidiaries during such Fiscal Quarters, such proceeds shall be deducted in calculating Consolidated Adjusted EBITDA for such Fiscal Quarters); plus

(c) without duplication, those amounts which, in the determination of Consolidated Net Income for such period, have been deducted for (and only to the extent not added back pursuant to the definition of Consolidated Net Income):

(i) Consolidated Interest Expense;

(ii) Taxes paid and any provision for Taxes, including income, capital, state, local, franchise and similar Taxes, property Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including penalties and interest related to any such Tax or arising from any Tax examination and any such Tax pursuant to any Tax sharing arrangement or as a result of any distribution pursuant to Section 6.03(a)(viii)) paid or accrued during such period and any payments to a Parent Company in respect of such Taxes permitted to be made hereunder;

(iii) depreciation and amortization;

(iv) any non-cash Charge or write-down, including any equity-based compensation or equity-based incentive plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, purchase accounting adjustments under ASC 805, ASC No. 480-10 and deferred revenue which would have been included in determining Consolidated Net Income, but for the application of purchase accounting rules, and any contractual rent increases that have not then actually been enacted and the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes, provided, that to the extent that any such non-cash Charge represents an accrual of or reserve for one or more potential cash items in any future period, (A) the Borrower may determine, in its sole discretion, not to add back such non-cash Charge in the then-current period and (B) to the extent the Borrower elects to add back such non-cash Charge, the cash payment in respect thereof in such future period shall be deducted in calculating Consolidated Adjusted EBITDA for such future period;

(v) (x) any cash expenses associated with cash payments to holders of stock options, appreciation rights and similar equity and equity based interests (including any profits interests) in connection with any Restricted Payment and (y) any Charge pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Capital Stock of such Person (other than Disqualified Capital Stock);

(vi) (A) Transaction Costs, (B) [reserved], (C) Charges incurred in connection with (1) any transaction (whether or not consummated), whether or not permitted under this Agreement, including any issuance or offering of Capital Stock, any Investment, any Permitted Acquisition or other accquisition, any Disposition, any Restricted Payment, any casualty event, any recapitalization, any merger, consolidation, restruturing or amalgamation, any option buyout or any incurrence, repayment, refinancing, amendment or modification, restatement, waiver, forbearance or other transaction cost related to Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties and including fees and expenses paid to or for the benefit of Moody’s or S&P in connection with obtaining or maintaining ratings required under this Agreement) or any similar transaction, including (w) purchase price adjustments, (x) non-operating or non-recurring professional fees, costs and expenses related thereto, (y) deferred commission or similar payments, and (z) any breakage costs incurred in connection with the termination of any hedging agreement as a result of the prepayment of Indebtedness, and/or (2) any Qualifying IPO (whether or not consummated), in each case, incurred prior to on or after the Closing Date and (D) the Public Company Costs;

(vii) the amount of any Charge that is reimbursed or reimbursable by any Person (other than the Borrower or its Restricted Subsidiaries) pursuant to indemnification or reimbursement provisions or similar agreements (including expenses covered by indemnification provisions in connection with any acquisition or similar Investment or any Disposition permitted by this Agreement) or any insurance policy, provided, that in respect of any amount added back in reliance on this clause (c)(vii), the Borrower in good faith expects that such amount will be received by the Borrower or its Restricted Subsidiaries during the next four Fiscal Quarters (it being understood that (A) any amount added back pursuant to this clause (c)(vii) shall be without duplication of any expected amount previously added back pursuant to this clause (c)(vii) or any corresponding amount included in the determination of Consolidated Net Income for such period (and, to the extent any corresponding amount included in the determination of Consolidated Net Income for such period or any subsequent period are duplicative of any expected amount previously added back pursuant to this clause (c)(vii), such corresponding amount shall be deducted for purposes of determining Consolidated Adjusted EBITDA for such period) and (B) to the extent such amount is not actually received by the Borrower or its Restricted Subsidiaries during such Fiscal Quarters, such amount shall be deducted in calculating Consolidated Adjusted EBITDA for such Fiscal Quarters);

(viii) the amount of any Charge or deduction that is associated with any Restricted Subsidiary that is a non-wholly owned Subsidiary or a joint venture and attributable to any non-controlling interest and/or minority interest of any third party;

(ix) the amount of (I)(A) [~~management, monitoring, consulting, transaction (including termination or exit fees) and advisory fees paid or accrued pursuant to any sponsor management agreement~~reserved], (B) [reserved], (C) payments made or accrued to directors (or Persons performing equivalent functions) of any Parent Company, the Borrower or any of its subsidiaries, in each case, in their capacity as such, (D) any indemnities and expenses paid or accrued to any such director (or Persons performing equivalent functions) of any Parent Company, the Borrower or any of its subsidiaries and (E) fees and expenses paid or accrued in connection with services provided by industry experts and consultants (other than those acting in an executive capacity) for any Parent Company, the Borrower or its subsidiaries, in each case of clauses (A) through (E), to the extent permitted under this Agreement, (II) fees and expenses paid to outside directors of any Parent Company, the Borrower and its Restricted Subsidiaries (in each case, in their capacities as such) to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income and (III) general administrative costs and expenses (including corporate overhead, legal or similar costs and expenses) and franchise Taxes, and similar fees, Taxes and expenses, required to maintain the organizational existence of any Parent Company, in each case, which are reasonable and customary and incurred in the ordinary course of business;

(x) any Charge attributable to the undertaking and/or implementation of cost savings initiatives, cost rationalization programs, operating expense reductions and/or synergies and/or similar initiatives and/or programs (including in connection with any integration, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any facility opening and/or pre-opening, including unused warehouse space costs), any business optimization or other restructuring and integration Charges (including, without limitation, inventory optimization programs, Charges related to any Tax restructuring, software development costs, Charges relating to the opening, closure or consolidation of any facility (including, but not limited to, severance, rent termination costs, moving costs and legal costs), Charges related to curtailments, systems implementation Charges, any Charge relating to entry into a new market, any Charge relating to any strategic initiative or contract, any non-recurring consulting Charge, implementation of operational and reporting systems and technology initiatives, any signing Charge, any retention or completion bonus, recruiting Charges, transition Charges, any expansion and/or relocation Charge, severance payments, relocation costs, any Charge associated with any modification to any pension and post-retirement employee benefit plan (including any settlement of pension liabilities), any Charge associated with new systems design, any implementation Charge, any project startup Charge, Charges in connection with new operations and/or new contracts, including, without limitation, any one-time expense relating to enhanced accounting function or other transaction costs, including those associated with becoming a standalone entity or a public company;

(xi) Charges in connection with the preparation, negotiation, execution and syndication of this Agreement and any amendments, waivers or other modifications to any of the foregoing;

(xii) Charges incurred or accrued in connection with any single or one-time event, including, in connection with (i) any acquisition or similar Investment (including legal, accounting and other professional fees and expenses incurred in connection therewith) consummated prior to, on or after the Closing Date, (ii) the consolidation, closing or reconfiguration of any facility during such period, (iii) one-time consulting costs and (iv) any Charge related to startup costs and pre-opening losses incurred in connection with opening new facilities;

(xiii) (x) payments to employees, directors or officers of Holdings (or other Parent Company) and its Restricted Subsidiaries paid in connection with Restricted Payments that are otherwise permitted hereunder to the extent such payments are not made in lieu of, or as a substitution for, ordinary salary or ordinary payroll payments and (y) losses, charges and expenses attributable to repurchases or redemptions of any Capital Stock of Holdings (or other Parent Company) from existing or former directors, officers or employees of Holdings (or a direct or indirect parent company thereof), the Borrower or any Restricted Subsidiary, their estates, beneficiaries under their estates, transferees, spouses or former spouses; provided that, in the case of this clause (y), to the extent any such loss, charge or expense is paid in Cash, such loss, charge or expense shall have been funded with net proceeds contributed to the relevant Person as a capital contribution or as a result of the sale of issuance of Qualified Capital Stock of the relevant Person;

(xiv) (x) all losses on sales of assets outside the ordinary course of business and (y) any net loss from disposed, abandoned, transferred, closed or discontinued operations (but if such operations are classified as discontinued due to the fact that they are being held for sale or are subject to an agreement to dispose of such operations, if elected by the Borrower in its sole discretion, only when and to the extent such operations are actually disposed of);

(xv) losses resulting from changes in earn-out and other similar reserves and expenses and charges in connection with the granting or payment of earn-outs, including any cash charges resulting from the application of ASC 805 with respect to earn-outs and other deferred payments;

(xvi) currency translation losses and performance losses relating to foreign currency transactions and currency fluctuations (including, for the avoidance of doubt, any currency translation losses and foreign exchange losses resulting from intercompany loans and other permitted intercompany Investments);

(xvii) any costs of cash pooling services and other cash management arrangements;

(xviii) Charges incurred in connection with the implementation of Accounting Standards Codification Topic No. 606 (or any comparable regulation) and Accounting Standards Codification Topic No. 842 (or any comparable regulation) and any non-cash losses or charges resulting from the application of Accounting Standards Codification Topic No. 606 (or any comparable regulation) and Accounting Standards Codification Topic No. 842 (or any comparable regulation);

(xix) any net loss included in the Consolidated Net Income attributable to non-controlling interests in any Restricted Subsidiary pursuant to the application of Accounting Standards Codification Topic 810-10-45;

(xx) to the extent deducted (and not added back) in computing Consolidated Net Income, any charge, expense, cost, accrual, reserve or loss attributable to, and payments of, legal settlements, fines, judgments and orders; and

(xxi) fees, costs, accruals, payments, expenses or charges relating to the purchase of and/or subscription to an enterprise resource planning (ERP) system and/or niche financial solution(s) to unify accounting applications into a single platform, support multinational accounting and reporting requirements, and comply with the application of current and future Accounting Standards Codification; plus

(d) to the extent not otherwise included in the determination of Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period so long as the non-cash income or gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA (including pursuant to any component definition thereof) for any prior period and not added back; plus

(e) (x) the amount of any pro forma “run rate” cost savings, operating expense reductions and synergies related to the Transactions that are reasonably identifiable (and reasonably anticipated to be realized), factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower (or, to the extent identified in the Quality of Earnings Report)) and net of actual amounts realized; and (y) the amount of any pro forma “run rate” cost savings and operating expense reductions related to operational efficiencies (including the entry into or renegotiation of any material contract), strategic initiatives or purchasing improvements and other cost savings, improvements or synergies related to acquisitions, dispositions, and other specified transactions (including, for the avoidance of doubt, acquisitions occurring prior to the Closing Date), all sales, transfers and other dispositions or discontinuance of any subsidiary, line of business or division, restructurings, cost savings initiatives, business optimization initiatives, and other initiatives, actions or events, including new customer contracts, optimization actions, operating improvements and other revenue enhancements (each, a “Specified Transaction”) that are reasonably identifiable (and reasonably anticipated to be realized) and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) after such Specified Transaction and net of actual amounts realized; provided that, (i) any such adjustments pursuant to this clause (e) shall reasonably be expected to be realized within 24 months of the event giving rise thereto and (ii) the aggregate amount added back pursuant to this clause (e) in any four Fiscal Quarter period shall not exceed 25% of Consolidated Adjusted EBITDA for such period (calculated after to giving effect to such add-backs); plus

(f) add-backs and adjustments (including pro forma adjustments) (i) of the type reflected in any quality of earnings report obtained for any subsequent transaction (including any Specified Transaction) from an independent registered public accounting firm of recognized national standing or that is otherwise reasonably acceptable to the Administrative Agent in its sole discretion (it being understood and agreed that any “Big 4” accounting firm, FTI Consulting and Alvarez & Marsal are reasonably acceptable to the Administrative Agent) (and delivered to the Administrative Agent), without regard to time and amounts, and (ii) consistent with Article 11 of Regulation S-X of the Exchange Act; plus

(g) [reserved]; plus

(h) with respect to de novo clinics, losses incurred by de novo clinics within the twelve month period ending on the applicable date of determination, in an aggregate amount not to exceed $15,000,000 in any such period, which losses may be calculated on a Pro Forma Basis as though such losses had been realized on the first day of such period; provided, that amounts added back pursuant to this clause (h) shall not include corporate costs and/or other centralized costs; plus

(i) [reserved]; plus

(j) the Ramping Qualifying Clinic Mature EBITDA Amount; plus

(k) (x) administrative, overhead, staffing and related costs and expenses arising as a result of start-up and/or the expansion of operations, including, but not limited the expansion of new and/or existing service offerings into one or more new markets and establishing operations in one or more new states and/or jurisdictions and (y) corporate costs and/or other centralized costs related to de novo clinics, in an aggregate amount of items (x) and (y) not to exceed $1,000,000 in any such period; plus

(l) the amount of any add backs and adjustments described in clauses (b) through (k) above as such add-backs and adjustments pertain to equity investment income or income relating to joint ventures which the Borrower does not consolidate for purposes of GAAP; plus

(m) extraordinary, unusual or non-recurring Charges (in each case, as determined in good faith by the Borrower and including, for the avoidance of doubt, including Transaction Costs), and Charges with respect to legal settlements, fines, judgments or orders; plus

(n) any non-cash Charge that is established, adjusted and/or incurred, as applicable, (i) within 12 months after the Closing Date that is required to be established, adjusted or incurred, as applicable, as a result of the Transactions in accordance with GAAP or (ii) within 12 months after the closing of any acquisition or similar Investment that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition or Investment in accordance with GAAP; minus

(o) to the extent included in the determination of Consolidated Net Income for such period, any non-cash income or non-cash gain, as determined in accordance with GAAP, provided, that if any such non-cash income or non-cash gain represents an accrual or deferred income in respect of potential cash items in any future period, the Borrower may determine not to deduct the relevant non-cash gain or non-cash income in the then current period; minus

(p) the amount of any cash payment made during such period in respect of any noncash accrual, reserve or other non-cash Charge that was added to Consolidated Net Income to determine Consolidated Adjusted EBITDA for any prior period and which does not otherwise reduce Consolidated Net Income for the current period.

Notwithstanding anything to the contrary herein, Consolidated Adjusted EBITDA (before giving effect to any pro forma adjustments contemplated by the definition of Pro Forma Basis (except for purposes of calculating Excess Cash Flow)) shall be deemed to be $~~[•]~~(13,866,600) for the Fiscal Quarter ended ~~[•]~~June 30, 2023, $~~[•]~~(84,989,780) for the Fiscal Quarter ended ~~[•]~~September 30, 2023, $~~[•]~~(22,735,170) for the Fiscal Quarter ended ~~[•]~~December 31, 2023, and $~~[•]~~(85,414,050) for the Fiscal Quarter ended ~~[•]~~March 31, 2024.

“Consolidated First Lien Debt” means, on any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on any Collateral that is pari passu with the Liens on such Collateral securing the Credit Facilities.

“Consolidated Interest Expense” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis for any period, the sum (without duplication) of: (a) consolidated total interest expense of the Borrower and its Restricted Subsidiaries for such period, determined in accordance with GAAP, whether paid or accrued and whether or not capitalized, and in any event including, without duplication, (i) amortization, accretion or accrual of original issue discount, discounted liabilities, deferred financing fees and debt issuance costs and commissions, (ii) any fees and expenses relating to Indebtedness, including commitment, bridge, structuring and administrative or trustee fees and charges with respect to the credit facilities established hereunder or with respect to other Indebtedness, (iii) any costs associated with surety, performance or similar bonds or instruments, (iv) any interest capitalized during construction, (v) any non-cash interest Charges, (vi) the interest component of any deferred payment obligation, (vii) the interest component of any payment under any Capital Lease (regardless of whether accounted for as interest expense under GAAP), (viii) any commission, discount and/or other fee or charge owed with respect to any letter of credit and/or bankers’ acceptance, (ix) any costs associated with obtaining, or breakage costs in respect of, or any payment obligation arising under, any Hedge Agreement or any other derivative instrument and any non-cash interest expense attributable to any movement in the mark to market valuation of any obligation under any Hedge Agreement or any other derivative instrument (in each case, other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness), (x) any “additional interest” or “liquidated damages” for failure to timely comply with registration rights obligations and (xi) any payments with respect to make-whole, prepayment or repayment premiums or other breakage costs of any Indebtedness, in each case, paid, incurred or amortized by the Borrower or its Restricted Subsidiaries during such period, plus (b) any cash Restricted Payment paid or payable in respect of Disqualified Capital Stock during such period, other than to the Borrower or any of its Restricted Subsidiaries, plus (c) any Charges during such period arising from any Hedge Agreement and/or other derivative financial instrument entered into by the Borrower or any of its Restricted Subsidiaries for the purpose of hedging interest rate risk and not for speculative purposes (net of any realized or unrealized gain in respect of any such Hedge Agreement and/or other derivative financial instrument). For purposes of this definition, interest in respect of any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Lease in accordance with GAAP.

“Consolidated Net Income” means, for any period, an amount equal to the net income (or loss) of the Borrower on a consolidated basis, determined in accordance with GAAP, for such period, but excluding (without duplication):

(a) (i) the income of any Person that is not the Borrower or a Restricted Subsidiary, provided that the amount of dividends, distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in Cash or Cash Equivalents (or to the extent converted into Cash or Cash Equivalents) to the Borrower or any of its Restricted Subsidiaries by such Person during such period shall be included in Consolidated Net Income, or (ii) the loss of any Person that is not the Borrower or a Restricted Subsidiary;

(b) any gain or Charge with respect to (i) any Disposed, abandoned, closed, divested and/or discontinued asset, property or operation (other than, at the option of the Borrower, any asset, property or operation pending the completion of the Disposition, abandonment, closure, divestiture and/or discontinuation of the operation thereof), including Charges with respect to consummating or effecting such Disposition, abandonment, closure, divestiture or discontinuation, and/or (ii) any Disposition (including asset retirement costs) outside the ordinary course of business;

(c) any gain or Charge attributable to the early extinguishment of Indebtedness and/or early termination of any Hedge Agreement, including any Charge with respect to any write-off or amortization of any deferred financing cost and/or premium paid;

(d) (i) any non-cash Charge arising from any employee benefit or management compensation plan, other non-cash compensation or the grant of stock, stock options, stock appreciation rights or other equity and equity based interests (including any profits interests), including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation right or other equity and equity based interest or the vesting thereof, (ii) any Charge incurred pursuant to any management equity plan, long term incentive plan, profits, interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan, any stock subscription or shareholder agreement and/or any other equity plan or agreement and (iii) any Charge incurred in connection with the rollover, acceleration or payout of Capital Stock held by management of Holdings (or any other Parent Company), the Borrower and/or any Restricted Subsidiary, provided, in the case of clauses (ii) and (iii), that to the extent any such Charge is paid in Cash, such Charge shall have been funded with net proceeds contributed to the relevant Person as a capital contribution or as a result of the sale or issuance of Qualified Capital Stock of the relevant Person;

(e) (i) any non-cash gain, excluding any such gain in respect of which Cash was received in a prior period or will be received in a future period, or (ii) without limiting any addback pursuant to any other clause of this definition, any non-cash Charge (including any impairment Charge, any write-off and/or write-down of assets and any non-cash Charges arising from revaluation of inventory (including any impact of changes to inventory valuation policy methods), but excluding any such Charge to the extent it represents an accrual of or a reserve for Cash expenditures in any future period);

(f) any non-cash Charge that is established, adjusted and/or incurred, as applicable, (i) within 12 months after the Closing Date that is required to be established, adjusted or incurred, as applicable, as a result of the Transactions in accordance with GAAP or (ii) within 12 months after the closing of any acquisition or similar Investment that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition or Investment in accordance with GAAP;

(g) (i) the effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its subsidiaries) in component amounts required or permitted by GAAP (including in the inventory, property and equipment, leases, rights fee arrangements, software, goodwill, intangible assets, in-process research and development, deferred revenue, advanced billing and debt line items thereof) resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or similar Investment or recapitalization accounting or the amortization or write-off of any amounts thereof and (ii) the cumulative effect of changes (effected through cumulative effect adjustment or retroactive application) in, or the adoption or modification of, accounting principles or policies made during such period in accordance with GAAP which affect Consolidated Net Income;

(h) (i) any gain or Charge with respect to any extraordinary, nonrecurring or unusual item (as determined in good faith by the Borrower) or with respect to any single or “one-time” event (as determined in good faith by the Borrower), including in connection with (A) any acquisition or similar Investment (including legal, accounting and other professional fees and expenses incurred in connection therewith), (B) the closing, consolidation or reconfiguration of any facility, (C) “one-time” consulting costs, (D) “one-time” pension settlements or severance costs, (E) regulatory compliance project costs, and/or (F) any Charge related to startup costs and pre-opening losses incurred in connection with opening new facilities, and/or (ii) any Charge with respect to and/or payment of any actual or prospective legal settlement, fine, judgment or order;

(i) any Charge attributable to contingent or deferred payments in connection with any acquisition or similar Investment permitted hereunder (including earn-outs, non-compete payments, purchase price adjustments and similar obligations), and any adjustments with respect thereto;

(j) any deferred Tax expense associated with any tax deduction or net operating loss arising as a result of the Transactions, or the release of any valuation allowance related to any such item;

(k) solely for purposes of calculating Excess Cash Flow, the income or loss of any Person accrued prior to the date on which such Person becomes a Restricted Subsidiary or is merged, consolidated or amalgamated with or into the Borrower or any of its Restricted Subsidiaries or the date that such Person’s assets are acquired by the Borrower or any of its Restricted Subsidiaries;

(l) (i) any realized or unrealized gain or Charge in respect of (x) any obligation under any Hedge Agreement as determined in accordance with GAAP and/or (y) any other derivative instrument pursuant to, in the case of this clause (y), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging and (ii) any unrealized or realized net foreign currency translation or transaction gains or Charges (including any currency re-measurement of Indebtedness, any net gain or Charges resulting from Hedge Agreements for currency exchange risk associated with the above or any other currency related risk and any gain or loss resulting from intercompany Indebtedness);

(m) gains or Charges attributable to (i) returned surplus assets under any pension plan and/or (ii) postretirement benefits as a result of the application of Financial Accounting Standards Board’s Accounting Standards Codification No. 715; and

(n) the amount of any Charge that is actually reimbursed by any Person (other than the Borrower or its Restricted Subsidiaries) pursuant to indemnification or reimbursement provisions or similar agreements (including expenses covered by indemnification provisions in connection with any acquisition or similar Investment or any Disposition permitted by this Agreement) or any insurance policy;

provided that, to the extent not otherwise included in the determination of Consolidated Net Income for such period, the amount of any proceeds of any business interruption insurance policy received during such period by the Borrower and the Restricted Subsidiaries shall be included in the calculation of Consolidated Net Income.

To the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall exclude, solely for the purpose of determining the Available Amount (and any corresponding definition thereof), any net income (loss) of any Restricted Subsidiary (other than the Loan Parties) if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to any Loan Party by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (x) restrictions that have been waived or otherwise released and (y) restrictions pursuant to this Agreement or any agreement evidencing Incremental Equivalent Debt or Refinancing Indebtedness of any of the foregoing), except that the Borrower’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of Cash or Cash Equivalents actually distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this paragraph).

“Consolidated Secured Debt” means, on any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on the Collateral.

“Consolidated Subsidiary” means, at any date, any subsidiary or other Person the accounts of which would be consolidated under GAAP with those of Holdings (or any other Person, as the context may require hereunder) in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Consolidated Total Assets” means, at any date, all amounts that would, in accordance with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Consolidated Total Debt” means, on any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting solely of Indebtedness in the form of (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a consolidated balance sheet (excluding the footnotes thereto) of the Borrower prepared in accordance with GAAP (excluding any undrawn letters of credit, surety bonds, performance bonds and similar instruments and any obligations in respect of cash management arrangements), (c) purchase money Indebtedness (other than accrued expenses and trade accounts payable in the ordinary course of business), (d) obligations with respect to Capital Leases to the extent recorded as a liability on a consolidated balance sheet (excluding the footnotes thereto) of the Borrower prepared in accordance with GAAP, (e) drawings under letters of credit that have not been reimbursed within two Business Days (excluding all other drawings under letters of credit and any undrawn letters of credit) and (f) to the extent fixed and not contingent, payable and past due by more than 30 days, earn-outs and other similar deferred acquisition consideration.

“Consolidated Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by such Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which such Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright” means (a) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations and copyright applications, (b) all renewals of any of the foregoing and (c) all rights corresponding to any of the foregoing.

“Credit Extension” means each of (a) the making of a Revolving Loan and (b) the issuance, amendment, renewal or extension of any Letter of Credit (other than any such amendment, renewal or extension that does not increase the Stated Amount of the relevant Letter of Credit).

“Credit Facilities” means the Revolving Facility, the Initial Term Facility and the Delayed Draw Term Facility.

“Current Assets” means, at any date, all assets of the Borrower and its Restricted Subsidiaries which under GAAP would be classified as current assets, other than (a) Cash and Cash Equivalents, (b) loans and advances made to Persons other than the Borrower or any Restricted Subsidiary and permitted under Section 6.05, (c) deferred bank fees and derivative financial instruments related to Indebtedness, (d) the current portion of deferred Taxes and (e) management fees receivables.

“Current Liabilities” means, at any date, all liabilities of the Borrower and its Restricted Subsidiaries which under GAAP would be classified as current liabilities, other than (a) the current portion of long-term Indebtedness, (b) outstanding revolving loans and letter of credit exposure, (c) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (d) obligations in respect of derivative financial instruments related to Indebtedness, (e) the current portion of deferred Taxes, (f) liabilities in respect of unpaid earnouts or unpaid acquisition, disposition or refinancing related expenses and deferred purchase price holdbacks, (g) accruals relating to restructuring reserves, (h) liabilities in respect of funds of third parties on deposit with the Borrower and/or any Restricted Subsidiary, (i) management fees payables and (j) the current portion of any Capital Lease Obligation.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish, in consultation with the Borrower, another convention in its reasonable discretion.

“Debtor” has the meaning assigned to such term in the recitals.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.10(b)(v).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both, unless cured or waived, would become an Event of Default.

“Defaulting Lender” means, subject to Section 2.20, any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund all or any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Loan Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied, (b) has notified the Borrower, any other Loan Party, the Administrative Agent or any Issuing Bank, in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or a Loan Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and such Loan Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, or (d) has, or has a Lender Parent that has, (i) become the subject of a Bankruptcy Event or (ii) become the subject of a Bail-In Action. The Administrative Agent shall not be required to ascertain or inquire as to the existence of any Defaulting Lender.

“Delayed Draw Commitment Period” means the period from the Closing Date to the earlier of (a) the date on which the Delayed Draw Term Facility is fully funded and (b) the Delayed Draw Termination Date.

“Delayed Draw Funding Date” means one or more dates, as specified in the applicable Borrowing Request requesting Delayed Draw Term Loans, during the Delayed Draw Commitment Period on which (a) all of the conditions precedent set forth in Section 4.03 are satisfied or waived in accordance with the terms hereof and (b) such Delayed Draw Term Loans are incurred in accordance with the terms hereof.

“Delayed Draw Term Commitment” means, with respect to each Delayed Draw Term Lender, its commitment to make Delayed Draw Term Loans to the Borrower pursuant to Section 2.01(b) during the Delayed Draw Commitment Period in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Delayed Draw Term Commitment”, as the same may be (a) reduced from time to time pursuant to Section 2.01(b), 2.08 or 2.18(b), (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05 or (c) increased from time to time pursuant to Section 2.21. The aggregate amount of the Lenders’ Delayed Draw Term Commitments on the Closing Date is $50,000,000.

“Delayed Draw Term Facility” means the Delayed Draw Term Commitments and the Delayed Draw Term Loans and other extensions of credit thereunder.

“Delayed Draw Term Lender” means any Lender with a Delayed Draw Term Commitment on an outstanding Delayed Draw Term Loan.

“Delayed Draw Term Loan” means the term loans made by the Delayed Draw Term Lenders to the Borrower pursuant to Section 2.01(b) (excluding, for the avoidance of doubt, any such Delayed Draw Term Loans that are converted into Initial Term Loans pursuant to Section 2.01(b)).

“Delayed Draw Term Loan Maturity Date” means the date that is four years after the Closing Date.

“Delayed Draw Termination Date” means the earliest to occur of (a) the last Delayed Draw Funding Date on which the Delayed Draw Term Commitments are permanently reduced to zero in accordance with Section 2.01(b)(y), (b) the date on which the Borrower voluntarily terminates in full the Delayed Draw Term Commitments pursuant to Section 2.08(b), (c) the date on which the Delayed Draw Term Commitments are terminated pursuant to Section 7.01 and (d) ~~[•]~~December 28, 2025~~1~~.

“DIP Agreement” has the meaning assigned to such term in the recitals.

“DIP Loans” the term loans made to the Borrower pursuant to the terms of the DIP Agreement.

“Derivative Transaction” means (a) any interest-rate transaction, including any interest rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that no phantom stock or similar plan providing for payments only on account of services provided by any Employee Related Person of any Parent Company, the Borrower or its subsidiaries shall be a Derivative Transaction.

“Designated Non-Cash Consideration” means the fair market value (as reasonably determined by the Borrower) of non-Cash consideration received by the Borrower or any Restricted Subsidiary in connection with any Disposition pursuant to Section 6.06(h) and/or Section 6.07 that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition of any property of any Person, and shall include, with respect to any Affiliated Practice Group, the termination or unwinding of all applicable Affiliated Practice Group Agreements with respect thereto.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other

~~[1]~~ 	~~NTD: To be 18 months from the Closing Date.~~

than for Qualified Capital Stock), in whole or in part, in each case, prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to 91 days following such Latest Maturity Date shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case, at any time prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to 91 days following such Latest Maturity Date shall constitute Disqualified Capital Stock) or (d) provides for the scheduled payments of dividends in Cash prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change of control, Qualifying IPO or any Disposition occurring prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Termination Date.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of, or by any such plan to, any Employee Related Person of any Parent Company, the Borrower or any of its subsidiaries, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any Employee Related Person of any Parent Company, the Borrower or any of its subsidiaries shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means (a) (i) any bank, financial institution or other Person separately identified in writing by the Borrower or Holdings to the Administrative Agent prior to the Closing Date, (ii) any affiliate or related or managed fund of any Person described in clause (a)(i) above that is identified in writing by the Borrower or Holdings to the Administrative Agent from time to time on or after the Closing Date and (iii) any Affiliate or related or managed fund of any Person described in clause (a)(i) or (a)(ii) above that is reasonably identifiable as an Affiliate or related or managed fund of such person on the basis of such Affiliate’s name and (b) (i) any Person that is or becomes a competitor of Holdings, the Borrower or its subsidiaries and that is separately identified in writing by Holdings or the Borrower to the Administrative Agent from time to time prior to the Closing Date or to the Administrative Agent from time to time on or after the Closing Date, (ii) any Affiliate of any Person described in clause (b)(i) above that is identified in writing by the Borrower or Holdings to the Administrative Agent from time to time on or after the Closing Date (it being agreed that no bona fide debt fund that purchases commercial loans or debt securities in the ordinary course of business, other than (for the avoidance of doubt) such debt funds excluded pursuant to clause (a) of this definition may be identified pursuant to this clause (b)(ii)) and (iii) any Affiliate of any Person described in clause (b)(i) or (b)(ii) above (other than any affiliate that is a bona fide debt fund that purchases commercial loans or debt securities in the ordinary course of business, other than (for the avoidance of doubt) such debt funds excluded pursuant to clause (a) of this definition) that is reasonably identifiable as an Affiliate of such Person on the basis of such Affiliate’s name.

“Disqualified Person” has the meaning assigned to such term in Section 9.05(f)(ii).

“Dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means any subsidiary of the Borrower incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.

“Dutch Auction” means an auction (an “Auction”) conducted by any Affiliated Lender (any such Person, the “Auction Party”) in order to purchase Term Loans, in accordance with the following procedures; provided that no Auction Party shall initiate any Auction unless (I) at least five Business Days have passed since the consummation of the most recent purchase of Term Loans pursuant to an Auction conducted hereunder; or (II) at least three Business Days have passed since the date of the last Failed Auction which was withdrawn pursuant to clause (c)(i) below:

(a) Notice Procedures. In connection with any Auction, the Auction Party will provide notification to the Auction Agent (for distribution to the relevant Lenders) of the Class or Classes of the Term Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Auction Agent and shall (i) specify the maximum aggregate principal amount of the Term Loans subject to the Auction, in a minimum amount of $10,000,000 and whole increments of $1,000,000 in excess thereof (or, in any case, such lesser amount of the Term Loans of the applicable Class or Classes then outstanding or which is otherwise reasonably acceptable to the Auction Agent and the Administrative Agent (if different from the Auction Agent)) (the “Auction Amount”), (ii) specify the discount to par (which may be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans of the applicable Class or Classes subject to such Auction) that represents the range of purchase prices that the Auction Party would be willing to accept in the Auction, (iii) be extended, at the sole discretion of the Auction Party, to each Lender of the applicable Class or Classes and (iv) remain outstanding through the Auction Response Date. The Auction Agent will promptly provide each Lender of the applicable Class or Classes with a copy of the Auction Notice and a form of the Return Bid to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the date specified in the Auction Notice (or such later date as the Auction Party may agree with the reasonable consent of the Auction Agent) (the “Auction Response Date”).

(b) Reply Procedures. In connection with any Auction, each Lender holding the relevant Term Loans subject to such Auction may, in its sole discretion, participate in such Auction and may provide the Auction Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Auction Agent, and shall specify (i) a discount to par (that must be expressed as a price at which it is willing to sell all or any portion of such Term Loans) (the “Reply Price”), which (when expressed as a percentage of the par principal amount of such Term Loans) must be within the Discount Range, and (ii) a principal amount of such Term Loans, which must be in whole increments of $1,000,000 (or, in any case, such lesser amount of such Term Loans of such Lender then outstanding or which is otherwise reasonably acceptable to the Auction Agent) (the “Reply Amount”). Lenders may only submit one Return Bid per Auction, but each Return Bid may contain up to three bids only one of which may result in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Agent, an Assignment and Assumption with the dollar amount of the Term

Loans to be assigned to be left in blank, which amount shall be completed by the Auction Agent (but in no such event shall the amount be in excess of the principal amount of Term Loans such Lender has indicated it is willing to sell) in accordance with the final determination of such Lender’s Qualifying Bid pursuant to clause (c) below. Any Lender whose Return Bid is not received by the Auction Agent by the Auction Response Date shall be deemed to have declined to participate in the relevant Auction with respect to all of its Term Loans.

(c) Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Agent prior to the applicable Auction Response Date, the Auction Agent, in consultation with the Auction Party, will determine the applicable price (the “Applicable Price”) for the Auction, which will be the lowest Reply Price for which the Auction Party can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Auction Party to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Auction Party shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Price equal to the highest Reply Price. The Auction Party shall purchase the relevant Term Loans (or the respective portions thereof) from each Lender with a Reply Price that is equal to or lower than the Applicable Price (“Qualifying Bids”) at the Applicable Price; provided that if the aggregate proceeds required to purchase all Term Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Auction Party shall purchase such Term Loans at the Applicable Price ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Auction Agent in its discretion). If a Lender has submitted a Return Bid containing multiple bids at different Reply Prices, only the bid with the lowest Reply Price that is equal to or less than the Applicable Price will be deemed to be the Qualifying Bid of such Lender (e.g., a Reply Price of $100 with a discount to par of 2.0%, when compared to an Applicable Price of $100 with a 1.00% discount to par, will not be deemed to be a Qualifying Bid, while, however, a Reply Price of $100 with a discount to par of 2.50% would be deemed to be a Qualifying Bid). The Auction Agent shall promptly, and in any case within five Business Days following the Auction Response Date with respect to an Auction, notify (I) the Borrower of the respective Lenders’ responses to such solicitation, the effective date of the purchase of Term Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount of the Term Loans and the tranches thereof to be purchased pursuant to such Auction, (II) each participating Lender of the effective date of the purchase of Term Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount and the tranches of Term Loans to be purchased at the Applicable Price on such date, (III) each participating Lender of the aggregate principal amount and the tranches of the Term Loans of such Lender to be purchased at the Applicable Price on such date and (IV) if applicable, each participating Lender of any rounding and/or proration pursuant to the second preceding sentence. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.

(d) Additional Procedures.

(i) Once initiated by an Auction Notice, the Auction Party may not withdraw an Auction other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Price.

(ii) To the extent not expressly provided for herein, each purchase of Term Loans pursuant to an Auction shall be consummated pursuant to procedures consistent with the provisions in this definition, established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(iii) In connection with any Auction, the Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Auction, the payment of customary fees and expenses by the Auction Party in connection therewith as agreed between the Auction Party and the Auction Agent.

(iv) Notwithstanding anything in any Loan Document to the contrary, for purposes of this definition, each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(v) The Borrower and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this definition by itself or through any Affiliate of the Auction Agent and expressly consent to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any purchase of Term Loans provided for in this definition as well as activities of the Auction Agent.

“ECF Prepayment Amount” has the meaning assigned to such term in Section 2.10(b)(i).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any Indebtedness, the effective yield applicable thereto calculated by the Administrative Agent in consultation with the Borrower in a manner consistent with generally accepted financial practices, taking into account (a) interest rate margins, (b) interest rate floors (subject to the proviso set forth below), (c) any amendment to the relevant interest rate margins and interest rate floors effective after the Closing Date but prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year average life to maturity or, if less, the remaining average life to maturity and including, for the avoidance of doubt, any such amounts paid after the Closing Date in connection with the primary syndication of the Term Facilities), but excluding any arrangement, commitment, structuring, underwriting, ticking, amendment, success, advisory, consent and/or similar fees (regardless of whether any such fees are paid to or shared in whole or in part with any holder of such Indebtedness); provided that if such Indebtedness includes any “Adjusted Term SOFR” interest rate floor and, at the time of determination, such floor is greater than the Adjusted Term SOFR for an Interest Period of three months on such date, such excess amount shall be equated to interest rate margins for purposes of calculating the Effective Yield with respect to such Indebtedness. For the purposes of determining Effective Yield with respect to the Term Loans of any Class, if the Term Loans of such Class shall have been incurred at different times with different amounts of original issue discount or upfront fees, then the Effective Yield with respect to the Term Loans of such Class will be determined on the basis of the higher of (i) the original issue discount or upfront fees with respect to such of the Term Loans of such Class as shall have been first made under this Agreement and (ii) the weighted average of the amounts of the original issue discount and/or upfront fees with respect to all the Term Loans of such Class. Any determination by the Administrative Agent of the Effective Yield shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination unless such determination shall have been made with bad faith, gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment.

“Electing Subsidiary” has the meaning assigned to such term in Section 5.12(a).

“Electronic System” means any electronic system, including e-mail, e-fax, any Platform and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Assignee” means (a) any Lender, (b) any commercial bank, insurance company, finance company, financial institution, any fund that invests in loans or any “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any Lender, (d) any Approved Fund of any Lender and (e) to the extent permitted under Section 9.05(g), any Affiliated Lender; provided, that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Disqualified Institution or (iii) except as permitted under Section 9.05(g), the Borrower or any of its Subsidaries.

“Employee Related Persons” means, with respect to any Person, any current or former officers, directors, employees, members of management, managers or consultants of such Person, or any Affiliate or Immediate Family Member of any of the foregoing.

“Environment” means the indoor or outdoor environment, including ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any requirements or obligations under Environmental Law relating to Hazardous Material or any actual or alleged Hazardous Materials Activity, or (c) in connection with any actual or alleged damage, injury, threat or harm to the Environment.

“Environmental Laws” means any and all foreign or domestic, federal, state, provincial or territorial (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, decrees, or any other applicable requirements of Governmental Authorities and the common law relating to (a) any Hazardous Materials Activity, pollution or protection of the Environment or human health and safety (as it relates to exposure to hazardous or toxic materials or wastes), or (b) the generation, use, storage, transportation or disposal of or exposure to hazardous or toxic materials or wastes, in each case, in any manner applicable to the Borrower or any of its Restricted Subsidiaries or any Facility.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Restricted Subsidiary, is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations at any facility of the Borrower or any Restricted Subsidiary or any ERISA Affiliate as described in Section 4062(e) of ERISA, in each case, resulting in liability pursuant to Section 4063 of ERISA; (c) a complete or partial withdrawal by the Borrower or any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan resulting in the imposition of Withdrawal Liability on the Borrower or any Restricted Subsidiary, notification of the Borrower or any Restricted Subsidiary or any ERISA Affiliate concerning the imposition of Withdrawal Liability or notification of the Borrower or any Restricted Subsidiary or any ERISA Affiliate that a Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) the filing of a notice with the PBGC of intent to terminate a Pension Plan under Section 4041(c) of ERISA, the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, the commencement of proceedings by the PBGC to terminate a Pension Plan or the receipt by the Borrower or any Restricted Subsidiary or any ERISA Affiliate of notice of the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA or of notice of the commencement of proceedings by the PBGC to terminate a Multiemployer Plan; (e) the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any Restricted Subsidiary or ERISA Affiliates, with respect to the termination of any Pension Plan; (g) the conditions for imposition of a Lien under Section 303(k) of ERISA have been met with respect to any Pension Plan; (h) the existence with respect to any Plan of a non-exempt “prohibited transaction” (as defined in Section 406 of ERISA and Section 4975(c) of the Code); (i) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (j) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); or (k) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan.

“Erroneous Payment” has the meaning assigned to it in Article 8.

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Article 8.

“Escrow Agreement” means that certain Escrow Agreement, dated as of March 7, 2024, by and among the Administrative Agent, the Borrower and The Bank of New York Mellon.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 7.01.

~~[~~”Excess Cash Flow” means, for any Excess Cash Flow Period, an amount (if positive) equal to (without duplication):

(a) the Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such Excess Cash Flow Period, adjusted to exclude therefrom (i) net income of any consolidated Restricted Subsidiary that is not a Wholly Owned Subsidiary to the extent such income is attributable to the non-controlling interest in such consolidated Restricted Subsidiary, (ii) the amounts included pursuant to clause (a)(i) of the definition of Consolidated Net Income in respect of any Person that is not the Borrower or a Restricted Subsidiary and (iii) the amounts included pursuant to clause (n) or pursuant to the final proviso of the definition of Consolidated Net Income; plus

(b) the aggregate amount of all non-Cash Charges deducted (and not already added back pursuant to the definition of Consolidated Net Income) in arriving at such Consolidated Net Income, but excluding any non-cash Charges representing an accrual or reserve for potential Cash items in any future period and excluding amortization of all prepaid Cash items that were paid (or required to have been paid) in a prior period, minus

(c) the sum, without duplication, of (i) the aggregate amount of all Cash Charges excluded in arriving at such Consolidated Net Income and (ii) the aggregate amount of all non Cash gains, credits and items of income included or added back in arriving at such Consolidated Net Income; plus

(d) the decrease, if any, in Consolidated Working Capital from the first day to the last day of such Excess Cash Flow Period, but excluding any such decrease in Consolidated Working Capital arising from (i) the acquisition or Disposition of any Person by the Borrower or any Restricted Subsidiary, (ii) the reclassification during such period of current assets to long term assets and current liabilities to long term liabilities, (iii) the application of purchase and/or recapitalization accounting and/or (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedge Agreement; minus

(e) the increase, if any, in Consolidated Working Capital from the first day to the last day of such Excess Cash Flow Period, but excluding any such increase in Consolidated Working Capital arising from (i) the acquisition or Disposition of any Person by the Borrower and/or any Restricted Subsidiary, (ii) the reclassification during such period of current assets to long term assets and current liabilities to long term liabilities, (iii) the application of purchase and/or recapitalization accounting and/or (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedge Agreement; minus

(f) the amount, if any, which, in the determination of such Consolidated Net Income for such Excess Cash Flow Period, has been included in respect of income or gain from any Disposition outside of the ordinary course of business or any Casualty/Condemnation Event; minus

(g) to the extent not deducted in arriving at such Consolidated Net Income, Taxes (inclusive of, without duplication, Taxes paid or payable under tax sharing agreements or arrangements, in connection with any distribution pursuant to Section 6.03(a)(viii)) paid or payable in Cash or tax reserves set aside by the Borrower and/or any Restricted Subsidiary during such Excess Cash Flow Period; minus

(h) to the extent not deducted in arriving at such Consolidated Net Income, and without duplication of clause (g) above, the amount of any Taxes (inclusive of, without duplication, Taxes paid or payable under tax sharing agreements or arrangements and/or in connection with any distribution pursuant to Section 6.03(a)(viii)) that is estimated in good faith by the Borrower as payable in Cash (but not currently due and payable in such Excess Cash Flow Period) by the Borrower and/or any Restricted Subsidiary as a result of the repatriation of any dividend or similar distribution of net income of any Foreign Subsidiary to the Borrower and/or any Restricted Subsidiary; minus

(i) to the extent not deducted in arriving at such Consolidated Net Income, Consolidated Interest Expense actually paid or payable in Cash by the Borrower and/or any Restricted Subsidiary during such Excess Cash Flow Period; minus

(j) the sum, without duplication, of:

(i) any acquisition or Investment permitted by Section 6.05 (other than (x) Investments in Cash or Cash Equivalents, (y) Investments in the Borrower or any Restricted Subsidiary or (z) acquisitions or Investments made pursuant to Section 6.05(r) (but only to the extent made in reliance on the Retained ECF Amount)), earn-out or similar payments and/or any Restricted Payment permitted by Section 6.03(a) (other than pursuant to Sections 6.03(a)(iii) (but only to the extent made in reliance on Retained ECF Amount)) and actually made by the Borrower and/or any Restricted Subsidiary in Cash during such Excess Cash Flow Period or, at the option of the Borrower, made prior to the date the Borrower is required to make a payment of Excess Cash Flow in respect of such Excess Cash Flow Period, (A) except to the extent the relevant acquisition, Investment, earn-out or similar payment and/or Restricted Payment is financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) and (B) without duplication of any amounts deducted from Excess Cash Flow for a prior Excess Cash Flow Period; plus

(ii) Capital Expenditures actually made by the Borrower and/or any Restricted Subsidiary in Cash during such Excess Cash Flow Period or, at the option of the Borrower, made prior to the date the Borrower is required to make a payment of Excess Cash Flow in respect of such Excess Cash Flow Period, (A) except to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) and (B) without duplication of any amount deducted from Excess Cash Flow for a prior Excess Cash Flow Period; plus

(iii) the aggregate amount of Cash payments made by the Borrower and/or any Restricted Subsidiary during such Excess Cash Flow Period in respect of long-term liabilities (other than Indebtedness) of the Borrower and the Restricted Subsidiaries, except to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness); plus

(iv) the aggregate amount of expenditures actually made by the Borrower and/or any Restricted Subsidiary in Cash during such Excess Cash Flow Period (including any expenditure for the payment of financing fees) to the extent that such expenditures are not deducted in arriving at such Consolidated Net Income, except to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness); minus

(k) the aggregate principal amount of (i) all optional prepayments, repurchases, redemptions or other retirements of Indebtedness permitted under this Agreement and made by the Borrower and/or any Restricted Subsidiary during such Excess Cash Flow Period (other than (A) any prepayments, repurchases, redemptions or other retirements of Term Loans, Revolving Loans or Other First Lien Indebtedness, in each case, to the extent deducted in calculating the amount of any Excess Cash Flow payment in accordance with Section 2.10(b)(i) or (B) any optional prepayment of revolving Indebtedness except to the extent any related commitment is permanently reduced in connection with such repayment), (ii) all mandatory and scheduled repayments, repurchases, redemptions or other retirements of Indebtedness made by the Borrower and/or any Restricted Subsidiary during such Excess Cash Flow Period (in the case of any such mandatory prepayment on account of any Net Proceeds received in respect of any Prepayment Asset Sale or any Casualty/Condemnation Event, only to the extent such Net Proceeds increased the Consolidated Net Income for such Excess Cash Flow Period) and (iii) the aggregate amount of any premium, make-whole or penalty payment actually paid in Cash by the Borrower and/or any Restricted Subsidiary during such Excess Cash Flow Period in connection with any prepayment, repayment, repurchase, redemption or other retirement of Indebtedness, in each case, except to the extent financed with long-term Indebtedness (other than revolving Indebtedness); minus

(l) without duplication of amounts deducted from Excess Cash Flow in respect of any prior Excess Cash Flow Period, at the option of the Borrower, (i) the aggregate consideration required to be paid in Cash by the Borrower and/or any Restricted Subsidiary pursuant to binding contracts or letters of intent entered into prior to or during such Excess Cash Flow Period or, at the option of the Borrower, prior to the date the Borrower is required to make a payment of Excess Cash Flow in respect of such Excess Cash Flow Period (without duplication of any amount deducted for Excess Cash Flow for a prior Excess Cash Flow Period), relating to Capital Expenditures, acquisitions or Investments (including with respect to earn-out or similar payments),Restricted Payments described in clause (j)(i) above and/or (ii) the aggregate amount otherwise committed or budgeted to be paid in Cash by the Borrower and/or any Restricted Subsidiary in connection with Capital Expenditures, acquisitions or Investments and/or Restricted Payments described in clause (j)(i) above (clauses (i) and (ii), the “Scheduled Consideration”), in each case, to be consummated or made during the period of four consecutive Fiscal Quarters of the Borrower following the end of such Excess Cash Flow Period (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)); provided that to the extent the aggregate amount actually utilized to finance such Capital Expenditures, acquisitions or Investments or Restricted Payments during such subsequent period of four consecutive Fiscal Quarters is less than the Scheduled Consideration, the amount of the resulting shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive Fiscal Quarters; minus

(m) payments (other than in respect of Taxes) made in Cash by the Borrower and/or any Restricted Subsidiary during such Excess Cash Flow Period in respect of any liability the accrual of which in a prior Excess Cash Flow Period resulted in an increase in Excess Cash Flow for such prior Excess Cash Flow Period, except to the extent financed with long-term Indebtedness (other than revolving Indebtedness); minus

(n) payments made in Cash by the Borrower and/or any Restricted Subsidiary during such Excess Cash Flow Period in respect of any Hedge Agreement to the extent (i) not deducted in arriving at such Consolidated Net Income and (ii) not financed with long-term Indebtedness (other than revolving Indebtedness); minus

(o) amounts paid in Cash by the Borrower and/or any Restricted Subsidiary (except to the extent financed with long-term Indebtedness (other than revolving Indebtedness)) during such Excess Cash Flow Period on account of (i) items that were accounted for as non-Cash Charges deducted in arriving at Consolidated Net Income in any prior Excess Cash Flow Period and (ii) reserves or amounts established in purchase accounting to the extent such reserves or amounts were added back to, or not deducted from, in arriving at Consolidated Net Income in any prior Excess Cash Flow Period; minus

(p) the aggregate amount paid by the Borrower and the Restricted Subsidiaries during such period in respect of the Transaction Costs to the extent that such payments are not deducted in calculating Consolidated Net Income.~~]2~~

~~[~~“Excess Cash Flow Period” means each Fiscal Year of the Borrower, commencing with the Fiscal Year of the Borrower ending on ~~[•].]3~~December 31, 2026.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means each of the following:

(a) (i) any contract, instrument, lease, licenses, agreement or other document, or any rights thereunder, (ii) any property subject to a Capital Lease, purchase money or similar financings or (iii) any other asset, in each case, in which a grant of a security interest would be prohibited by the terms of any restriction in favor of any Person (other than Holdings, the Borrower or any of its Restricted Subsidiaries), or result in a breach, termination (or a right of termination) or default under (including pursuant to any “change of control” or similar provision) or in the abandonment, invalidation or unenforceability of any right of the relevant Loan Party in or under, such contract, instrument, lease, license, agreement or other document or, in the case of clauses (i), (ii) and (iii), any Contractual Obligation relating to such property or asset, provided, solely in the case of clause (iii), that such Contractual Obligation exists on the Closing Date or on the date of acquisition of such asset and (other than in the case of Capital Leases, purchase money and similar financings) is not entered into in anticipation of the Closing Date or such acquisition and, solely in the case of clause (iii), excluding any such Contractual Obligation that purports to prohibit or restrict grant of Liens over all the assets of the Borrower or any Guarantor; provided, however, that any such property or asset will only constitute an Excluded Asset under this clause (a) to the extent such prohibition, restriction, breach, termination (or right of termination), default, abandonment, invalidation or unenforceability would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor

~~[2]~~ 	~~NTD: Subject to ongoing business conversations.~~
~~[3]~~ 	~~NTD: Subject to ongoing business conversations.~~

provision or provisions) of the relevant jurisdiction or any other applicable law; provided, further, that (A) any such asset shall cease to constitute an Excluded Asset under this clause (a) at such time as the condition causing such prohibition, restriction, breach, termination (or right of termination), default, abandonment, invalidation or unenforceability no longer exists (including on account of consents of the relevant Persons having been obtained, it being agreed that, notwithstanding anything to the contrary in the Loan Documents, none of Holdings, the Borrower or any of its subsidiaries shall be required to seek any such consent) and, to the extent severable, the security interest granted under the applicable Collateral Document shall attach immediately to any portion of such property or asset that does not result in any of the consequences specified in this clause (a) and (B) the term “Excluded Asset” shall not include proceeds or receivables arising out of any Contractual Obligation described in this clause (a) unless such proceeds or receivables would independently constitute an Excluded Asset,

(b) the Capital Stock of (i) any Captive Insurance Subsidiary, (ii) any Unrestricted Subsidiary, (iii) Immaterial Subsidiaries, (iv) any not-for-profit subsidiary or (v) any Receivables Subsidiary used for any permitted Receivables Facility,

(c) any intent-to-use (or similar) Trademark application prior to the filing and acceptance by the U.S. Patent and Trademark Office or other applicable Governmental Authority of a “Statement of Use”, “Amendment to Allege Use” or similar filing with respect thereto, only to the extent, if any, that, and solely during the period if any, in which, the grant of a security interest therein may impair the validity or enforceability of such intent-to-use (or similar) Trademark application (or any Trademark registration resulting therefrom) under applicable law,

(d) any asset the grant or perfection of a security interest in which would (i) be prohibited by applicable law or would require any consent, approval, license or authorization of any Governmental Authority that has not been obtained (it being agreed that, notwithstanding anything to the contrary in the Loan Documents, no Loan Party shall be required to seek any such consent, approval, license or authorization) or (ii) be prohibited by enforceable anti-assignment provisions of applicable law, in each case, to the extent such prohibition or requirement would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of the relevant jurisdiction or any other applicable law; provided, further, that (A) any such asset shall cease to constitute an Excluded Asset under this clause (d) at such time as the condition causing such prohibition or requirement no longer exists and (B) the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in this clause (d) unless such proceeds or receivables would independently constitute an Excluded Asset,

(e) (i) any leasehold Real Estate Asset, (ii) any owned Real Estate Asset that is not a Material Real Estate Asset or (iii) any portion of a Real Estate Asset that contains improvements located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area”,

(f) any Capital Stock in any Person that is an Excluded Subsidiary of the type described in clause (a) of the definition of Excluded Subsidiary that (i) cannot be pledged pursuant to the terms of such Person’s Organizational Documents (and/or any joint venture, shareholders’ or similar agreements), (ii) would require the consent of any Person (other than Holdings, the Borrower or any of its Restricted Subsidiaries), which consent has not been obtained (it being agreed that, notwithstanding anything to the contrary in the Loan

Documents, no Loan Party shall be required to seek any such consent) or (iii) would give rise to a “right of first refusal”, a “right of first offer” or a similar right permitted or otherwise not prohibited by the terms of this Agreement that may be exercised by any Person (other than Holdings, the Borrower or any of its Restricted Subsidiaries) in accordance with the Organizational Documents (and/or any joint venture, shareholders’ or similar agreements) of such Person,

(g) any Margin Stock,

(h) in excess of 65.0% of the issued and outstanding voting Capital Stock of (i) any Foreign Subsidiary and (ii) any CFC Holdco,

(i) any assets to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) to the Borrower or any of its direct or indirect parent companies or any of its subsidiaries, as reasonably determined by the Borrower in consultation with the Administrative Agent,

(j) Commercial Tort Claims with a value (as reasonably estimated by the Borrower) of less than $5,000,000,

(k) any Cash or Cash Equivalents maintained in or credited to any deposit account or securities account that are comprised of (i) funds specifically and exclusively used or to be used for payroll and payroll Taxes and other employee benefit payments to or for the benefit of any Employee Related Persons of Holdings, the Borrower and its subsidiaries, (ii) funds specifically and exclusively used or to be used to pay all Taxes required to be collected, remitted or withheld (including U.S. federal and state withholding Taxes (including the employer’s share thereof)) and (iii) any other funds which any Loan Party is permitted or otherwise not prohibited by the terms of this Agreement to hold as an escrow or fiduciary for the benefit of another Person,

(l) all motor vehicles and other assets subject to certificates of title and letter of credit rights, in each case, except to the extent a security interest therein can be perfected by the filing of a UCC financing statement (it being agreed that, notwithstanding anything to the contrary in the Loan Documents, no Loan Party shall be required to take any actions to perfect a security interest such assets or letter of credit rights other than filing a UCC financing statement),

(m) any licenses, franchises, charters and authorizations issued, granted or otherwise provided by any Governmental Authority, in each case to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby, in each case, to the extent such prohibition or restriction would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of the relevant jurisdiction or any other applicable law,

(n) other than with respect to any Foreign Subsidiary that the Borrower elects to become a Guarantor in accordance with Section 5.12, any assets located in or with respect to which perfection of a security interest therein is governed by that laws of any jurisdiction located outside the U.S., any state thereof or the District of Columbia (other than Capital Stock in and Indebtedness issued by, Foreign Subsidiaries otherwise required to be pledged and assets that can be perfected by the filing of a UCC financing statement), including any Intellectual Property located in any such jurisdiction,

(o) other than with respect to any Foreign Subsidiary that the Borrower elects to become a Guarantor in accordance with Section 5.12, any asset as to which any action outside of the U.S., any State thereof or the District of Columbia is required in order to create or perfect any security interest in such asset (including any foreign IP Rights), and

(p) any asset with respect to which the Administrative Agent and the Borrower have reasonably determined that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business and any adverse tax consequences to the Borrower or any of its direct or indirect parent companies or subsidiaries) of obtaining or perfecting a security interest therein outweighs, or would be excessive in relation to, the practical benefits to the Lenders of the security afforded thereby, which determination is evidenced in writing.

“Excluded Equity Contribution Amounts” means any amount received from the proceeds of any loan or advance made pursuant to Section 6.05(h)(ii).

“Excluded Subsidiary” means:

(a) (i) any Restricted Subsidiary that is a joint venture with a third party that is not an Affiliate of Holdings or any of its Restricted Subsidiaries or (ii) any Person that is not a Wholly-Owned Subsidiary,

(b) any Immaterial Subsidiary,

(c) any Restricted Subsidiary that (i) is prohibited or restricted by (A) any applicable law or (B) any Contractual Obligation that, in the case of this clause (B), exists on the Closing Date or, in the case of any Person that becomes a subsidiary of the Borrower after the Closing Date, at the time such Restricted Subsidiary becomes a subsidiary of the Borrower (and which Contractual Obligation was not entered into in contemplation of the requirements of the Loan Documents) from providing a Guaranty or (ii) would require a consent, approval, license or authorization of or from any Governmental Authority in order to provide a Loan Guaranty, unless such consent, approval, license or authorization has been obtained (it being agreed that, notwithstanding anything to the contrary in the Loan Documents, none of Holdings, the Borrower or any of its subsidiaries shall have any obligation under the Loan Documents to seek any such consent, approval, license or authorization),

(d) any not-for-profit subsidiary,

(e) any Captive Insurance Subsidiary,

(f) any Receivables Subsidiary used for any permitted Receivables Facility,

(g) any Foreign Subsidiary,

(h) (i) any CFC Holdco and/or (ii) any Domestic Subsidiary that is a direct or indirect subsidiary of any Foreign Subsidiary or any CFC Holdco,

(i) any Restricted Subsidiary the provision of a Loan Guaranty by which would result in a material adverse tax consequence to the Borrower or any of its subsidiaries (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction), as reasonably determined by the Borrower in consultation with the Administrative Agent,

(j) any Unrestricted Subsidiary,

(k) any Restricted Subsidiary acquired by the Borrower that, at the time of the relevant acquisition, is an obligor in respect of assumed Indebtedness permitted by Section 6.01 to the extent (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such Restricted Subsidiary from providing a Loan Guaranty, and

(l) any other Restricted Subsidiary with respect to which the Administrative Agent and the Borrower have reasonably determined that the cost, burden, difficulty or consequence (including any adverse tax consequences to the Borrower or any of its direct or indirect parent companies or subsidiaries) of providing a Loan Guaranty outweighs, or would be excessive in relation to, the practical benefits afforded thereby to the Lenders, which determination is evidenced in writing.

“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the Loan Guaranty of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Loan Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.18 of the Guarantee Agreement and any other “keepwell”, support or other agreement for the benefit of such Loan Guarantor) at the time the Loan Guaranty of such Loan Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profit Taxes, in each case, (i) imposed as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, the taxing jurisdiction (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender pursuant to applicable law in effect on the date on which such Lender acquires an interest in a Loan or Commitment (or designates a new lending office), except (i) in the case of a Lender that became a Lender pursuant to an assignment under Section 2.18 or a Lender that designates a new lending office under Section 2.18 and (ii) to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding Tax pursuant to Section 2.16, (c) any Tax imposed as a result of a failure by such Lender or Issuing Bank to comply with Section 2.16(f) and (d) any U.S. federal withholding Tax imposed under FATCA.

“Extended/Modified Revolving Credit Commitment” has the meaning assigned to such term in Section 2.22(a)(i).

“Extended/Modified Revolving Facility” means the Extended/Modified Revolving Credit Commitments and the Extended/Modified Revolving Loans and other extensions of credit thereunder.

“Extended/Modified Revolving Loans” has the meaning assigned to such term in Section 2.22(a)(i).

“Extended/Modified Term Loans” has the meaning assigned to such term in Section 2.22(a)(ii).

“Extension/Modification” has the meaning assigned to such term in Section 2.22(a).

“Extension/Modification Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.22) and the Borrower executed by each of (a) Holdings, the Borrower and the Subsidiary Guarantors, (b) the Administrative Agent and (c) each Lender that has accepted the applicable Extension/Modification Offer pursuant hereto and in accordance with Section 2.22.

“Extension/Modification Offer” has the meaning assigned to such term in Section 2.22(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or prior hereto owned, leased, operated or used by the Borrower or any of its Restricted Subsidiaries or any of their respective predecessors or Affiliates.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements implementing any of the foregoing and related legislation or official administrative rules or practices with respect thereto.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided, further that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

~~[“Fee Letter” means that certain [Fee Letter], dated as of [•], 2024 by and among the [•].]~~

“Fee Letters” means the Administrative Agent Fee Letter and the Fronting Fee Letter.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is senior in priority to any other Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower.

“Fixed Amounts” has the meaning assigned to such term in Section 1.10(c).

“Flood Hazard Property” means any Material Real Estate Asset (a) located in the U.S., (b) subject to a Mortgage, (c) that constitutes “improved real property” (as defined in the Flood Insurance Laws), and (d) that is located in an area designated by the Federal Emergency Management Agency as a special flood hazard area.

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor or supplemental statutes, rules and regulations thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor or supplemental statutes, rules and regulations thereto and (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor or supplemental statutes, rules and regulations thereto.

“Foreign Lender” means any Lender or Issuing Bank that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Plan” means each employee pension benefit plan (within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by the Borrower or any Restricted Subsidiary, or with respect to which the Borrower or any Restricted Subsidiary has any liability or obligation (whether actual or contingent), other than a plan maintained by a Governmental Authority.

“Foreign Subsidiary” means any subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Fee Letter” means that certain fee letter, dated as of June 28, 2024 by and between the Fronting Lender and the Borrower.

“Fronting Lender” has the meaning assigned to such term in Section 2.11(e).

“GAAP” means generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is made.

“Governmental Authority” means any federal, state, provincial, territorial, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court or central bank or supra-national authorities, in each case, whether associated with the U.S., a foreign government or any political subdivision thereof.

“Granting Lender” has the meaning assigned to such term in Section 9.05(e).

“Group Companies” means, collectively, Holdings and its subsidiaries and its Affiliated Practice Groups.

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such

Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of the Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by the Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantee Agreement” means the Guarantee Agreement, dated as of the Closing Date, among the Loan Parties and the Administrative Agent, for the benefit of the Secured Parties, as supplemented by each Joinder Agreement.

“Hazardous Materials” means any pollutant, contaminant or substance, and any chemical, material, substance or waste, or any constituent thereof, which is prohibited, limited or regulated as “hazardous” or “toxic” or words of similar import under any Environmental Law, including petroleum, petroleum products, asbestos, asbestos-containing materials and polychlorinated biphenyls.

“Hazardous Materials Activity” means any activity, event or occurrence involving the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Healthcare Laws” means all applicable statutes, laws, ordinances, rules and regulations of any Governmental Authority regulating healthcare facilities, healthcare providers and the provision of healthcare services (including without limitation Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and the Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as “Stark Statute”), and 31 U.S.C. Section 3279 et seq. (the False Claims Act), HIPAA as well as statutes, Laws, ordinances, rules and regulations under the U.S. Food and Drug Administration (FDA) and the U.S. Drug Enforcement Agency (DEA) and the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. Section 301 et seq., and the Controlled Substances Act, 21 U.S.C. Section 801 et seq.

“Healthcare Permits” means any permit, license, approval, consent, certificate of need, provider number, registration or other authorization required by or from a Governmental Authority under any applicable Healthcare Law.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between Holdings, the Borrower or any Restricted Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“HHS” means the United States Deparatment of Health and Human Services, and any successor thereto.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (Pub. L. NO. 104-191) and the regulations promulgated thereunder.

“Holdings” means (a) Primary Care (ITC) Intermediate Holdings, LLC, a Delaware limited liability company, and (b) any Successor Holdings (including any Successor Holdings in respect of any Person referred to in this clause (b)).

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time (subject to the provisions of Section 1.04), to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary of the Borrower (a) the total assets of which do not exceed 5.0% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries and (b) the contribution to Consolidated Adjusted EBITDA of which does not exceed 5.0% of the Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries, in each case, as of the last day of or for the most recently ended Test Period; provided, that if as of the last day of or for such Test Period the combined total assets or contribution to Consolidated Adjusted EBITDA of all Restricted Subsidiaries that under clauses (a) and (b) above would constitute Immaterial Subsidiaries shall have exceeded 10.0% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries or 10.0% of the Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries, then one or more of such Restricted Subsidiaries shall for all purposes of this Agreement be deemed not to be an Immaterial Subsidiary in descending order (or such other order as the Borrower shall have selected in its discretion) based on their respective amounts of total assets or such contribution, as the case may be, until such excess shall have been eliminated. At all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or 5.01(b), determinations under this definition shall be made based on the consolidated financial statements of the Business delivered pursuant to Section 4.01(e).

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Cap” means:

(a) the Shared Fixed Incremental Amount, plus

(b) in the case of any Incremental Facility or Incremental Equivalent Debt that effectively replaces, refinances or extends the Maturity Date with respect to any Class of Loans and/or Commitments hereunder or the final maturity date of any other Incremental Equivalent Debt (in each case, other than any Class of Loans or Commitments or any Incremental Equivalent Debt to the extent theretofore incurred or established in reliance on the Shared Fixed Incremental Amount), an amount equal to the portion of the relevant Class of Loans or Commitments or Incremental Equivalent Debt that will be replaced, refinanced or extended by such Incremental Facility or Incremental Equivalent Debt, provided that (i) no Incremental Facilities may be incurred in reliance on this clause (b) in respect of any Incremental Equivalent Debt that is unsecured or that is secured on a junior basis to the Liens securing the Credit Facilities, (ii) no Incremental Equivalent Debt that is secured may be incurred in reliance on this clause (b) in respect of any Incremental Equivalent Debt that is unsecured and (iii) no Incremental Equivalent Debt that is secured on a pari passu basis with the Liens securing the Credit Facilities may be incurred in reliance on this clause (b) in respect of any Incremental Equivalent Debt that is secured on a junior basis to the Liens securing the Credit Facilities; plus

(c) in the case of any Incremental Facility that effectively replaces any Revolving Credit Commitment terminated in accordance with Section 2.08(b) or 2.18(b), an amount equal to the relevant terminated Revolving Credit Commitment, plus

(d) the sum of the aggregate amount of (i) any optional prepayment of any Term Loan in accordance with Section 2.10(a) and any optional permanent reduction of any Revolving Credit Commitments, in each case, based on the principal amount of the Term Loans or Revolving Credit Commitments repaid or permanently reduced, (ii) any optional prepayment or redemption of any Incremental Equivalent Debt that is secured on a pari passu basis with the Liens securing the Credit Facilities and (iii) the amount paid in Cash in respect of any reduction in the outstanding principal amount of any Term Loan or any Incremental Equivalent Debt that is secured on a pari passu basis with the Liens securing the Credit Facilities, resulting from any assignment of such Term Loan or Incremental Equivalent Debt to, or purchase thereof by, Holdings, the Borrower and/or any Restricted Subsidiary (in each case, other than Term Loans, Revolving Credit Commitments or Incremental Equivalent Debt to the extent theretofore incurred or established in reliance on the Shared Fixed Incremental Amount), so long as, in the case of any such optional prepayment, redemption, assignment or purchase, it was not funded with the proceeds of any long-term Indebtedness (other than revolving Indebtedness), plus

(e) an unlimited amount so long as, in the case of this clause (e), after giving effect to the relevant Incremental Facility or Incremental Equivalent Debt on a Pro Forma Basis (including any acquisition consummated concurrently therewith and any other application of the proceeds thereof (without “netting” the cash proceeds thereof for purposes of calculating compliance with the applicable incurrence test on a Pro Forma Basis) and, in the case of any Incremental Revolving Facility or any Incremental Equivalent Debt, assuming a full drawing thereof), in each case, as of the last day of or for the most recently ended Test Period, (i) in the case of any Incremental Facility or Incremental Equivalent Debt that is secured by Liens on the Collateral on a pari passu basis with the Liens securing the Initial Term Loans, the Total Net Leverage Ratio would not exceed 3.00:1.00 and (ii) in the case of any Incremental Facility or Incremental Equivalent Debt that is secured by Liens on the Collateral junior to the Liens securing the Credit Facilities ~~[(i)~~or is unsecured, the Total Net Leverage Ratio would not exceed ~~[•] and (ii) such Incremental Facility or Incremental Equivalent Debt is (x) secured by Liens on the Collateral on a pari passu basis with the Liens securing Initial Term Loans, (y) secured by Liens on the Collateral junior to the Liens securing the Credit Facilities or (z) unsecured]4;~~4.50:1.00;

provided, that (i) any Incremental Facility and Incremental Equivalent Debt, or any portion thereof, may be incurred under one or more of clauses (2)(a) through (e) of this definition, as selected by the Borrower in its sole discretion and (ii) if any Incremental Facility or Incremental Equivalent Debt, or any portion thereof, is intended to be incurred under clause (2)(a) or (e) of this definition, the permissibility of the portion of

~~[4]~~ 	~~NTD: Subject to ongoing business conversations.~~

such Incremental Facility or Incremental Equivalent Debt to be incurred under such clause shall be determined in accordance with Section 1.10. It is understood that if, for purposes of determining capacity under this definition, the entire committed amount of any Indebtedness with respect to which the Incremental Cap is being determined has been tested, such committed amount may thereafter be borrowed and, in the case of any revolving credit Indebtedness, reborrowed, in whole or in part, from time to time, without any further testing under this definition.

Except as otherwise set forth above, it is agreed that unless the Borrower otherwise notifies the Administrative Agent, if all or any portion of any Incremental Facility or Incremental Equivalent Debt would be permitted to be incurred or implemented under clause (2)(e) of this definition, such Incremental Facility or Incremental Equivalent Debt (or the relevant portion thereof) shall be deemed to have been incurred or implemented in reliance on clause (2)(e) of this definition prior clause (2)(a) of this definition or any other clause of this definition. Any portion of any Incremental Facility or Incremental Equivalent Debt incurred under clause (2)(a) through (d) of this definition shall be reclassified automatically as incurred under clause (2)(e) of this definition if the Borrower meets the applicable ratio under clause (2)(e) of this definition at such time on a Pro Forma Basis at any time subsequent to the incurrence or implementation of such Incremental Facility or Incremental Equivalent Debt.

“Incremental Commitment” means any commitment made by a Lender to provide all or any portion of any Incremental Facility or Incremental Loan.

“Incremental Equivalent Debt” means any Indebtedness, whether in the form of first lien secured loans or notes, junior lien secured loans or notes, subordinated unsecured loans or notes, senior unsecured loans or notes or secured or unsecured “mezzanine” debt in each case, issued in a public offering, Rule 144A or other private placement or customary bridge facilities in lieu of the foregoing and/or, in each case, commitments in respect of any of the foregoing, in each case on such terms and pursuant to documentation as shall be determined by the Borrower and the Persons providing such Indebtedness; provided that, in each case:

(a) the aggregate outstanding principal amount (or committed amount, if applicable) of all Incremental Equivalent Debt, together with the aggregate outstanding principal amount (or committed amount, if applicable) of all Incremental Facilities, shall not exceed the Incremental Cap,

(b) the final maturity date of any Incremental Equivalent Debt shall be no earlier than the Latest Term Loan Maturity Date of the Term Facilities as of the date of the incurrence thereof (or, in the case of any Incremental Equivalent Debt that is unsecured or is secured on a junior basis to the Liens securing the Credit Facilities, the final maturity date thereof shall be no earlier than the date that is 91 days after such Latest Term Loan Maturity Date) and the Weighted Average Life to Maturity of any Incremental Equivalent Debt shall be no shorter than the remaining Weighted Average Life to Maturity of any then-existing Class of Term Loans, provided that, in each case, Incremental Equivalent Debt may be in the form of customary bridge loans so long as any Indebtedness for which such loans are exchanged for or that otherwise replaces such loans satisfies the requirements of this clause (b),

(c) any Incremental Equivalent Debt that is secured may be secured only by the Collateral (or by assets that become Collateral substantially concurrently with the effectiveness of such Incremental Equivalent Debt) and on a pari passu or junior basis to the Liens securing the Credit Facilities,

(d) any Incremental Equivalent Debt that is secured on a pari passu or junior basis to the Liens securing the Credit Facilities or that is subordinated in right of payment to the Credit Facilities shall be subject to an Intercreditor Agreement,

(e) no Incremental Equivalent Debt may be guaranteed by any Person that is not a Loan Party (other than a Person that substantially concurrently with the incurrence of such Incremental Equivalent Debt becomes a Loan Party),

(f) any Incremental Equivalent Debt in the form of a secured term loan that is pari passu in right of payment and with respect to security to the Delayed Draw Term Facility shall be subject to clause (v) of the proviso to Section 2.21(a), mutatis mutandis, and

(g) except with respect to Effective Yield, final maturity or commitment termination, amortization, prepayments and redemptions (including restrictions on prepayment and redemption) and premiums, escrow provisions and except as otherwise permitted herein, the terms of any Incremental Equivalent Debt shall either (i) not be materially more restrictive (when taken as a whole and as reasonably determined by the Borrower in good faith) on the Borrower and its Restricted Subsidiaries than those applicable to any then-existing Class of Term Loans (other than any terms which are applicable only after the Latest Term Loan Maturity Date as of the date of the incurrence thereof) or (ii) reflect market terms and conditions (when taken as a whole and as reasonably determined by the Borrower in good faith).

“Incremental Facilities” has the meaning assigned to such term in Section 2.21(a).

“Incremental Facility Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.21) and the Borrower executed by each of (a) Holdings, the Borrower and the Subsidiary Guarantors, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Facility being established pursuant thereto and in accordance with Section 2.21.

“Incremental Increase” has the meaning assigned to such term in Section 2.21(a).

“Incremental Lender” has the meaning assigned to such term in Section 2.21(b).

“Incremental Loans” has the meaning assigned to such term in Section 2.21(a).

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.21(a).

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.21(a)(ii).

“Incremental Term Facility” has the meaning assigned to such term in Section 2.21(a).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.21(a).

“Incurred Acquisition Debt” means Indebtedness incurred pursuant to Section 6.01(q).

“Incurrence-Based Amounts” has the meaning assigned to such term in Section 1.10(c).

“Indebtedness” as applied to any Person means, without duplication:

(a) all indebtedness for borrowed money of such Person (it being understood that obligations in respect of Banking Services do not constitute indebtedness for borrowed money);

(b) obligations with respect to Capital Leases to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP (having regard to Section 1.04(a));

(c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (i) any earn-out, holdback or similar obligation or purchase price adjustment until such obligation (A) becomes fixed and determined and (B) has not been paid within 30 days after becoming due and payable, (ii) any such obligations representing deferred compensation or incurred under ERISA, (iii) accrued expenses and trade accounts payable in the ordinary course of business (including, but not limited to, on an inter-company basis) and (iv) liabilities associated with customer prepayments and deposits), which purchase price is (A) due more than six months from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument;

(e) all Indebtedness of others secured by any Lien on any asset owned by such Person regardless of whether the Indebtedness secured thereby has been assumed by such Person or is non-recourse to the credit of such Person;

(f) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;

(g) the Guarantee by such Person of the Indebtedness of another;

(h) all obligations of such Person in respect of any Disqualified Capital Stock (excluding accrued dividends to the extent not increasing liquidation preference); and

(i) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes;

provided, that (i) in no event shall obligations under any Derivative Transaction be deemed “Indebtedness” for any calculation of the Total Net Leverage Ratio or any other financial ratio under this Agreement, (ii) the amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby (as reasonably determined by the Borrower). Notwithstanding the foregoing, in no event shall the following constitute Indebtedness:

(i) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset,

(ii) trade accounts payable, deferred revenues, liabilities associated with customer prepayments and deposits and other accrued obligations (including transfer pricing and accruals for payroll and other operating expenses accrued in the ordinary course of business), in each case incurred in the ordinary course of business,

(iii) operating leases,

(iv) customary obligations under employment agreements and deferred employee compensation, and

(v) prepaid or deferred revenue and deferred tax liabilities.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venture) to the extent such Person would be liable therefor under applicable law or any agreement or instrument by virtue of such Person’s ownership interest in such other Person, (A) except to the extent the terms of such Indebtedness provide that such Person is not liable therefor and (B) only to the extent the relevant Indebtedness is of the type that would be included in the calculation of Consolidated Total Debt; provided, that notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder).

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Initial Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Initial Revolving Loans (and acquire participations in Letters of Credit) hereunder as set forth on Schedule 2.01 under the heading “Initial Revolving Commitment”, or in the Assignment and Assumption or the Incremental Facility Amendment pursuant to which such Lender assumed or provided its Initial Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.08 or 2.18, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05 or (c) increased from time to time pursuant to Section 2.21. The aggregate amount of the Initial Revolving Credit Commitments as of the Closing Date is zero.

“Initial Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Initial Revolving Loans of such Lender, plus the amount at such time of such Lender’s LC Exposure attributable to its Initial Revolving Credit Commitment.

“Initial Revolving Credit Maturity Date” means the date specified in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension/Modification Amendment.

“Initial Revolving Facility” means the Initial Revolving Credit Commitments and the Initial Revolving Loans and other extensions of credit thereunder.

“Initial Revolving Lender” means any Lender with an Initial Revolving Credit Commitment or any Initial Revolving Credit Exposure.

“Initial Revolving Loans” means the revolving loans made by the Initial Revolving Lenders to the Borrower pursuant to Section 2.01(a)(ii).

“Initial Term Commitment” means, with respect to each Lender, the commitment of such Lender to make Initial Term Loans hereunder on the Closing Date in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Initial Term Commitment”, as the same may be (a) reduced from time to time pursuant to Section 2.08 or 2.18(b), (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05 or (c) increased from time to time pursuant to Section 2.21. The aggregate amount of the Lenders’ Initial Term Commitments on the Closing Date is $~~[•]~~161,250,000 .

“Initial Term Lender” means any Lender with an Initial Term Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Maturity Date” means the date that is five years after the Closing Date.

“Initial Term Loans” means the term loans made by the Initial Term Lenders to the Borrower pursuant to Section 2.01(a)(i).

“Initial Term Facility” means the Initial Term Loans provided to or for the benefit of the Borrower pursuant to the terms of this Agreement.

“Intellectual Property” has the meaning set forth in the Security Agreement.

“Intellectual Property Security Agreement” means an Intellectual Property Security Agreement substantially in the form of Exhibit I hereto, with such modifications to such form as may be approved by the Administrative Agent and the Borrower.

“Intercreditor Agreement” means an intercreditor agreement (which may, if applicable, consist of a payment waterfall) that is reasonably satisfactory to the Administrative Agent.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07 and substantially in the form of Exhibit D hereto, with such modifications to such form as may be approved by the Administrative Agent and the Borrower.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and the Maturity Date applicable to such Loan and (b) with respect to any SOFR Borrowing, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a SOFR Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” means, with respect to any SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability thereof), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless (other than in the case of an Interest Period of one week) such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period (other than an Interest Period of one week) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (c) no Interest Period shall extend beyond the scheduled Maturity Date applicable to such Borrowing. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing and (d) and no tenor that has been removed from this definition pursuant to Section 2.13(2) shall be available for specification in such Borrowing Request or Interest Election Request.

“Investment” means (a) any purchase or other acquisition by the Borrower or any of its Restricted Subsidiaries of any of the Securities of any other Person, (b) the purchase or other acquisition (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or substantially all of the assets of, or of a division, line of business or other business unit of, any other Person and (c) any loan, advance or capital contribution to, or Guarantee of Indebtedness of, or purchase or other acquisition of any Indebtedness of, any other Person by the Borrower or any of its Restricted Subsidiaries. The amount of any Investment shall be the original cost of such Investment, plus the original cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal or payment of interest in the case of any Investment in the form of a loan, advance or purchase or other acquisition of Indebtedness and any return of or on capital in the case of any other Investment (whether as a distribution, dividend, redemption or sale, but not in excess of the amount of the relevant initial Investment).

~~“Investors” means [   ].~~

“Investors” means any of (a) any beneficial owner in the common equity of Parent as of the Closing Date, (b) any of the Controlled Affiliates (excluding any portfolio companies or of any of their Controlled Affiliates) of any of the Persons specified in clause (a) above and (c) any “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (or any successor provision) of which any of the foregoing are members; provided, that in the case of such “group” and without giving effect to the existence of such “group” or any other “group”, such Persons specified in clauses (a) and (b) above, individually or collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the voting stock of Parent or any of its direct or indirect parent entities held by such “group”.

“IP Rights” has the meaning assigned to such term in Section 3.05(c).

“IRS” means the U.S. Internal Revenue Service.

“Issuing Bank” means each Person that agrees to act in such capacity in accordance with Section 2.05(i), each in its capacity as an issuer of Letters of Credit hereunder (other than any such Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(i)). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such branch or Affiliate to, comply with the requirements of Section 2.05 with respect to such Letters of Credit).

“Issuing Bank Sublimit” means, with respect to each Issuing Bank, the maximum permitted amount of the LC Exposure that may be attributable to Letters of Credit issued by such Issuing Bank. The amount of the Issuing Bank Sublimit of each Issuing Bank is set forth on Schedule 2.05 or in the written agreement referred to in Section 2.05(i) pursuant to which such Issuing Bank agreed to act as such hereunder or, in each case, is such other maximum amount as may have been agreed in writing (and notified in writing to the Administrative Agent) by such Issuing Bank and the Borrower.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit E, with such modifications to such form as may be approved by the Administrative Agent and the Borrower.

“Junior Indebtedness” means any Indebtedness of the type described in clause (a) or (c) of the definition of “Indebtedness” of the Borrower or any of its Restricted Subsidiaries (other than Indebtedness among Holdings, Borrower and/or its subsidiaries) that is expressly subordinated in right of payment to the Obligations, provided that, with respect to any single class, tranche or issue of such Indebtedness, the aggregate principal amount thereof exceeds the Threshold Amount.

“Junior Lien Indebtedness” means any Indebtedness of the type described in clause (a) or (c) of the definition of “Indebtedness” of the Borrower or any of its Restricted Subsidiaries (other than Indebtedness among Holdings, Borrower and/or its subsidiaries) that is secured by a security interest on the Collateral that is expressly junior or subordinated to the Lien securing the Credit Facilities, provided that, with respect to any single class, tranche or issue of such Indebtedness, the aggregate principal amount thereof exceeds the Threshold Amount.

“Latest Maturity Date” means, as of any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time.

“Latest Revolving Credit Maturity Date” means, as of any date of determination, the latest Maturity Date applicable to any Revolving Loan or Revolving Credit Commitment hereunder at such time.

“Latest Term Loan Maturity Date” means, as of any date of determination, the latest Maturity Date applicable to any Term Loan or Term Commitment hereunder at such time.

“LC Collateral Account” has the meaning assigned to such term in Section 2.05(j).

“LC Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate Outstanding Amount of all outstanding Letters of Credit at such time and (b) the aggregate Outstanding Amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall equal its Applicable Revolving Credit Percentage of the aggregate LC Exposure at such time, adjusted to give effect to any reallocation under Section 2.20 of the LC Exposure of Defaulting Lenders in effect at such time.

“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Term Lenders and the Revolving Lenders, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit pursuant to this Agreement.

“Letter of Credit Sublimit” means, at any time, the sum of the Issuing Bank Sublimits at such time. The aggregate Letter of Credit Sublimit on the Closing Date is $0.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided, that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Limited Condition Acquisition” has the meaning assigned to such term in Section 1.10(a).

“Liquidity” means the aggregate amount of unrestricted cash of the Borrower and its Subsidiaries.

“Loan” means any Initial Term Loan, any Delayed Draw Term Loan, any Additional Term Loan, any Initial Revolving Loan or any Additional Revolving Loan.

“Loan Documents” means this Agreement, any Promissory Note, the Guarantee Agreement, the Collateral Documents, the ~~[~~Fee Letters~~]~~, each Joinder Agreement, each Refinancing Amendment, each Incremental Facility Amendment, each Extension/Modification Amendment and any other document or instrument designated by the Borrower and the Administrative Agent as a “Loan Document.” Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Guarantor” means Holdings and any Subsidiary Guarantor.

“Loan Guaranty” means any Guarantee of the Secured Obligations created under the Guarantee Agreement.

“Loan Parties” means Holdings, the Borrower and each Subsidiary Guarantor. For the avoidance of doubt, for purposes of this Agreement, the term “Loan Party” shall not include any Excluded Subsidiary (except an Electing Subsidiary or any other Excluded Subsidiary which is or becomes a Loan Guarantor and has not been released pursuant to Section 9.21) or any Affiliated Practice Group.

~~“Management Investors” means the officers, directors, managers, employees and members of management of the Borrower, any Parent Company and/or any subsidiary of the Borrower and any successor, heir or assign of the foregoing and any trust established by or for the benefit of any of the foregoing.~~

“Management Services Agreement” means each agreement between the Borrower or a subsidiary of the Borrower that is a Loan Party, on the one hand, and an Affiliated Practice Group, on the other hand, pursuant to which, among other things, the Borrower or such subsidiary agrees to provide management, administrative and/or business services to such Affiliated Practice Group.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Master Consent to Assignment” means that certain Master Consent to Assignment, dated as of June 28, 2024 by and between the Fronting Lender, Administrative Agent and the Borrower.

“Material Adverse Effect” means a material adverse effect on (i) the business, financial condition or results of operations of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies, taken as a whole, of the Administrative Agent and the Lenders under the applicable Loan Documents or (iii) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the applicable Loan Documents.

“Material Debt Instrument” means any physical instrument evidencing any Indebtedness for borrowed money which is required to be pledged and delivered to the Administrative Agent (or its bailee) pursuant to the Security Agreement.

“Material Intellectual Property” shall mean any Intellectual Property owned by any Loan Party that is material to the operation of the business of Holdings and its Subsidiaries, taken as a whole.

“Material Real Estate Asset” means (a) each Real Estate Asset owned in fee simple by any Loan Party and set forth on Schedule 1.01 and (b) any other Real Estate Asset owned in fee simple by any Loan Party, provided that, in the case of this clause (b), such Real Estate Asset has a fair market value (as reasonably determined by the Borrower after taking into account any liabilities with respect thereto that impact such fair market value) in excess of $5,000,000, determined (i) in the case of any such Real Estate Asset owned by any Loan Party on the Closing Date, as of the Closing Date, (ii) in the case of any such Real Estate Asset owned by any Restricted Subsidiary that becomes a Loan Party after the Closing Date, as of the date such Restricted Subsidiary becomes a Loan Party or (iii) in the case of any such Real Estate Asset acquired by any Loan Party after the Closing Date or, in the case of any Loan Party referred to in clause (b), after it becomes a Loan Party, as of the date of acquisition thereof.

“Maturity Date” means (a) with respect to the Initial Revolving Facility, the Initial Revolving Credit Maturity Date, (b) with respect to the Initial Term Loans, the Initial Term Loan Maturity Date, (c) with respect to the Delayed Draw Term Loans, the Delayed Draw Term Loan Maturity Date, (d) with respect to any Replacement Term Loans or Replacement Revolving Facility, the final maturity date for such Replacement Term Loans or Replacement Revolving Facility, as the case may be, as set forth in the applicable Refinancing Amendment, (e) with respect to any Incremental Facility, the final maturity date set forth in the applicable Incremental Facility Amendment, and (f) with respect to any Extended/Modified Revolving Credit Commitment or Extended/Modified Term Loans, the final maturity date set forth in the applicable Extension/Modification Amendment.

“Maximum Rate” has the meaning assigned to such term in Section 9.19.

“Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, authoritative manuals, orders, authoritative guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§1395 et seq.) and any statutes succeeding thereto, and all laws, rules regulations, authoritative manuals, orders or authoritative guidelines (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Minimum Extension/Modification Condition” has the meaning assigned to such term in Section 2.22(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, on any Material Real Estate Asset, which shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgage Policies” has the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement”.

“Multiemployer Plan” means any “employee benefit plan” as defined in Section (3)(3) of ERISA which is a “multiemployer plan” as defined in Section 3(37) of ERISA that is subject to the provisions of Title IV of ERISA, and in respect of which the Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability, contingent or otherwise.

“Narrative Report” means, with respect to the financial statements with respect to which it is delivered, a management discussion and narrative report describing the operations of the Borrower and its subsidiaries for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of the period to which the relevant financial statements relate, it being understood that such report may be in the form prepared for presentation to senior management of the Borrower and need not comply with the requirements of Regulation S-K under the Securities Act.

“Net Proceeds” means (a) with respect to any Disposition or any Casualty/Condemnation Event, (i) the Cash proceeds received by the Borrower or any Restricted Subsidiary in respect thereof (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-Cash consideration initially received and, in the case of any Casualty/Condemnation Event, any insurance proceeds, but excluding any business interruption insurance policy proceeds), minus (ii) the sum, without duplication, of (A) any out-of-pocket costs and expenses incurred by the Borrower or any Restricted Subsidiary in connection with such Disposition or Casualty/Condemnation Event or, in the case of a Casualty/Condemnation Event, in connection with the adjustment, settlement or collection of any claims in respect thereof (including, in each case, reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums and related search and recording charges, transfer and similar Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and the Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or any distribution pursuant to Section 6.03(a)(viii))), (B) the amount of all payments reasonably estimated to be required to be made by the Borrower and the Restricted Subsidiaries in respect of purchase price adjustment, indemnification and similar contingent liabilities that are attributable to such Disposition or Casualty/Condemnation Event or in respect of any other retained liabilities associated therewith (including pension and other post-employment benefit liabilities and environmental liabilities), (C) the aggregate amount of the principal, interest, premium or penalty, if any, and other amounts of or in respect of any Indebtedness (other than the Loans and any Indebtedness that is secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing the Credit Facilities or that is expressly subordinated in right of payment to the Credit Facilities) that is secured by the assets subject to such Disposition or Casualty/Condemnation Event and that is required to be repaid or otherwise comes due, or would be in default, as a result of such Disposition or Casualty/Condemnation Event and that is, or will be, repaid by the Borrower or its Restricted Subsidiaries, (D) Cash escrows (until released from escrow to the Borrower or any of its Restricted Subsidiaries) from the sale price for such Disposition and (E) in the case of any Disposition or Casualty/Condemnation Event of or in respect of the assets of any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the pro rata portion thereof (calculated without regard to this clause (E)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Restricted Subsidiary that is a Wholly-Owned Subsidiary as a result thereof; and (b) with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred by the Borrower or any Restricted Subsidiary in connection therewith.

“New Affiliated Practice Group” means an Affiliated Practice Group that was not previously an Affiliated Practice Group a party to a Management Services Agreement.

“Non Consenting Lender” has the meaning assigned to such term in Section 2.18(b)(vi).

“Non-Debt Fund Affiliate” means any Investor (which is an Affiliate of the Borrower) and any Affiliate of any such Investor, other than (a) Holdings, the Borrower or any of its Restricted Subsidiaries or (b) a natural person.

“Non-Defaulting Revolving Lender” means, at any time, any Revolving Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning assigned to such term in Section 2.05(c).

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all LC Exposure, all accrued and unpaid fees (including fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and all expenses, reimbursements, indemnities and other liabilities and obligations of any Loan Party to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Lists” means the List of Specially Designated Nationals and Blocked persons maintained by OFAC, as amended from time to time, or any similar lists maintained or issued by OFAC.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation and its operating agreement, and (e) with respect to any other form of entity, such other organizational documents required by local law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Lender, any Issuing Bank or the Administrative Agent, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other First Lien Indebtedness” means any Incremental Equivalent Debt and any Indebtedness incurred under Section 6.01(q), 6.01(w) or, if in respect of any of the foregoing, 6.01(p), in each case, only if such Indebtedness is secured by Liens on any Collateral on a pari passu basis with the Liens securing the Credit Facilities.

“Other Taxes” means all present or future stamp, court or documentary Taxes or any intangible, recording, filing or other excise or property Taxes arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).

“Outstanding Amount” means (a) with respect to any Term Loan and/or Revolving Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Term Loan and/or Revolving Loan, as the case may be, occurring on such date, (b) with respect to any Letter of Credit on any date, the Stated Amount thereof after giving effect to any changes in such Stated Amount, including as a result of any LC Disbursement, and (c) with respect to any LC Disbursement on any date, the aggregate outstanding amount of such LC Disbursement on such date after giving effect to any disbursements with respect to any Letter of Credit occurring on such date and any other changes in the aggregate amount of such LC Disbursement as of such date, including as a result of any reimbursements by the Borrower of such LC Disbursement.

“Parent” has the meaning assigned to such term in the recitals.

“Parent Company” means (a) Holdings and (b) any other Person of which the Borrower is an indirect Wholly-Owned Subsidiary.

“Participant” has the meaning assigned to such term in Section 9.05(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.05(c)(ii).

“Patent” means (a) any and all patents and patent applications, (b) all inventions described and claimed therein, (c) all reissues, divisions, continuations, renewals, extensions and continuations in part thereof and (d) all rights corresponding to any of the foregoing.

“Payment Recipient” has the meaning assigned to it in Article 8.

“Petition Date” has the meaning assigned to such term in the recitals.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, which the Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability, contingent or otherwise.

“Perfection Certificate” means a certificate substantially in the form of Exhibit F, with such modifications to such form as may be approved by the Administrative Agent and the Borrower.

“Perfection Certificate Supplement” means a supplement to the Perfection Certificate substantially in the form of Exhibit G, with such modifications to such form as may be approved by the Administrative Agent and the Borrower.

“Perfection Requirements” means the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office of the state of organization of each Loan Party, the filing of appropriate assignments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Material Real Estate Asset constituting Collateral, in each case, in favor of the Administrative Agent for the benefit of the Secured Parties and the delivery to the Administrative Agent of any stock or equivalent certificate or promissory note required to be delivered pursuant to the applicable Loan Documents, together with instruments of transfer executed in blank.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” means any acquisition made by the Borrower or any of its Restricted Subsidiaries, whether by purchase, merger, consolidation, amalgamation or otherwise (including, for the avoidance of doubt, pursuant to the implementation of any “friendly physician” or similar structure), of all or substantially all of the assets of, or of a division, line of business or other business unit of, any other Person or of a majority of the outstanding Capital Stock of any other Person, including, to the extent permitted under applicable Laws, any Affiliated Practice Group (and, in any event, including (1) any Investment in (x) any Restricted Subsidiary the effect of which is to increase the Borrower’s or any Restricted Subsidiary’s equity ownership in such Restricted Subsidiary or (y) any joint venture for the purpose of increasing the Borrower’s or any Restricted Subsidiary’s ownership interest in such joint venture or (2) the entry into a Management Services Agreement with a New Affiliated Practice Group); provided that (a) no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result after giving pro forma effect to such acquisition, (b) the Borrower or such Restricted Subsidiary is in compliance with Section 6.09 immediately before and after such acquisition and ~~[~~(c) after giving effect thereto on a Pro Forma Basis the Total Net Leverage Ratio ~~does not exceed [•]]5~~shall be no worse than the Total Net Leverage Ratio immediately prior to such acquisition.

“Permitted Holders” means (a) the Investors and (b) any Person with which one or more Investors form a “group” (within the meaning of Section 14(d) of the Exchange Act) so long as, in the case of this clause (b), the relevant Investors beneficially own more than 50.0% of the Voting Capital Stock of Holdings beneficially owned by such group.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Permitted Reorganization” means re-organizations and other activities related to tax planning and re-organization undertaken by the Borrower and its Restricted Subsidiaries in good faith.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“PIK Election” means an election by the Borrower pursuant to a written notice delivered to the Administrative Agent to pay accrued and unpaid interest on the Initial Term Loans in-kind by capitalizing and adding such amount of accrued interest to the principal balance of such Initial Term Loans on the applicable Interest Payment Date, which PIK Election shall be delivered at least three days prior to the applicable Interest Payment Date and shall identify the Interest Period or Interest Periods for which such PIK Election shall be applicable.

~~[5]~~ 	~~NTD: Subject to ongoing business conversations.~~

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) maintained or contributed to by the Borrower and/or any Restricted Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of its ERISA Affiliates, other than any Multiemployer Plan.

“Platform” means SyndTrak®, Intralinks®, ClearPar® or another similar website or other information platform.

“Prepayment Asset Sale” means any Disposition by the Borrower or its Restricted Subsidiaries made pursuant to Section 6.06(g)(iv), 6.06(h) or 6.06(q).

“Prime Rate” means (a) the rate of interest publicly announced, from time to time, by the Administrative Agent at its principal office in New York City as its “prime rate”, with the understanding that the “prime rate” is one of the Administrative Agent’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as the Administrative Agent may designate, or (b) if the Administrative Agent has no “prime rate,” the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Board (as reasonably determined by the Administrative Agent).

“Private Side Information” means any information with respect to Holdings, the Borrower and its subsidiaries, or any of their securities, that is not Public Side Information.

“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Total Net Leverage Ratio, Consolidated Adjusted EBITDA, Consolidated Total Assets or any other financial metric (including component definitions thereof) in connection with any Subject Transaction, that such Subject Transaction and each other Subject Transaction required to be given pro forma effect pursuant to Section 1.04(b) shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period) and that:

(a) (i) in the case of any Disposition of all or substantially all of the Capital Stock of any Restricted Subsidiary or a division, line of business or other business unit of the Borrower or any Restricted Subsidiary and/or any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Permitted Acquisition, any other acquisition or similar Investment and/or designation of an Unrestricted Subsidiary as a Restricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided, that any pro forma adjustment described in this clause (a) may be applied to any such test or covenant solely to the extent that such adjustment is consistent with the definition of Consolidated Net Income or Consolidated Adjusted EBITDA (and, in the case of adjustments of the type contemplated by clause (e) thereof, such adjustments (other than adjustments permitted by clause (f) and (g) thereof) shall not exceed the cap set forth in clause (e) thereof, to the extent applicable);

(b) any repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness (other than revolving Indebtedness) shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; and

(c) any Indebtedness incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection therewith shall be deemed to have been incurred or assumed as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided, that (i) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (ii) interest on any obligation with respect to any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP (having regard to Section 1.04(a)) and (iii) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower.

“Promissory Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit H, with such modifications to such form as may be approved by the Administrative Agent and the Borrower, evidencing the aggregate outstanding principal amount of Loans made by such Lender.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, similar law under other jurisdictions), the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees.

“Public Lenders” means Lenders that do not wish to receive Private Side Information.

“Public Side Information” means (a) at any time prior to any Parent Company, the Borrower or any Restricted Subsidiary becoming the issuer of any Traded Securities, information that is either (i) of a type that would be made publicly available if such Parent Company, the Borrower or any Restricted Subsidiary were issuing Securities pursuant to a public offering registered under the Securities Act or (ii) not material non-public information (for purposes of United States federal, state or other applicable securities laws), and (b) at any time on or after any Parent Company, the Borrower or any Restricted Subsidiary becomes the issuer of any Traded Securities, information that is either (i) available to all holders of such Traded Securities or (ii) not material non-public information (for purposes of United States federal, state or other applicable securities laws).

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualified Holdings Indebtedness” means any Indebtedness of Holdings that (a) is expressly subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent and is not secured by any Lien on any assets of Holdings, the Borrower or any of its Restricted Subsidiaries, (b) is not Guaranteed by the Borrower or any of its Restricted Subsidiaries, (c) does not have final maturity date prior to the date that is 180 days after the Latest Maturity Date as of the date of the incurrence thereof, (d) has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary prepayments, repurchases or redemptions or offers to prepay, redeem or repurchase or mandatory prepayments upon a change of control, asset sale or casualty, condemnation, taking or similar event, and customary acceleration rights after an event of default) and (e) does not require any payments in Cash of interest or other amounts in respect of principal prior to the date that is 180 days after the Latest Maturity Date as of the date of incurrence thereof (it being agreed that this clause (e) shall not prohibit Indebtedness the terms of which permit Holdings to elect, at its option, to make payments in Cash of interest or other amounts in respect of the principal thereof prior to such date).

“Qualifying IPO” means the issuance and sale by any Parent Company of its common Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Quality of Earnings Report” mean that certain Draft Financial Due Diligence Report of Alvarez & Marsal dated June 2020 delivered to Credit Suisse Loan Funding LLC.

“Ramping Clinic” means any clinic that satisfies the following requirements: (a) the Borrower or a Restricted Subsidiary owns a direct or indirect equity interest in such clinic and (b) such clinic has been open for less than or equal to 36 full months.

“Ramping Clinic Actual EBITDA” means, for any Ramping Qualifying Clinic for any Test Period, an amount equal to (a) Clinic-Level EBITDA for such Ramping Qualifying Clinic for such Test Period minus (b) an amount equal to (i) (A) the amount set forth in clause (a) plus (B) any clinic-level management fee paid, accrued or retained by the Restricted Subsidiary that owns such Ramping Qualifying Clinic, multiplied by (ii) the percentage of the Capital Stock in such Ramping Qualifying Clinic that are held by any Person other than Holdings, the Borrower or any other Restricted Subsidiary that holds Capital Stock in any Restricted Subsidiary.

“Ramping Qualifying Clinic” means, for any Test Period, any Ramping Clinic for which (a) $400,000 minus (b) the Clinic-Level EBITDA for such Ramping Clinic for such Test Period results in a number that is greater than zero.

“Ramping Qualifying Clinic Mature EBITDA Amount” means, for any Test Period, an amount equal to the excess (if any) of (i)(a) $400,000 multiplied by (b) the number of Ramping Qualifying Clinics over (ii) the Ramping Clinic Actual EBITDA for all such Ramping Qualifying Clinics (it being understood and agreed, for the avoidance of doubt, that if any Ramping Qualifying Clinic has negative EBITDA, the full amount of the absolute difference between such negative EBITDA and $400,000 may contribute towards the Ramping Qualifying Clinic Mature EBITDA Amount pursuant to this definition).

“Ratio Debt” means Indebtedness incurred pursuant to Section 6.01(w).

“Ratio Interest Expense” means, for any period, (a) the consolidated total cash interest expense of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, but excluding therefrom (without duplication) (i) amortization, accretion or accrual of original issue discount, discounted liabilities, deferred financing fees and debt issuance costs and commissions, (ii) any fees and expenses relating to Indebtedness, including commitment, bridge, structuring and administrative or trustee fees and charges with respect to the credit facilities established hereunder or with respect to other Indebtedness, (iii) any costs associated with surety, performance or similar bonds or instruments, (iv) any costs associated with obtaining, or breakage costs in respect of, or any payment obligation arising under, any Hedge Agreement or any other derivative instrument and any non-cash interest expense attributable to any movement in the mark to market valuation of any obligation under any Hedge Agreement or any other derivative instrument (in each case, other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness), (v) any commission, discount and/or other fee or charge owed with respect to any letter of credit and/or bankers’ acceptance, (vi) any penalty and/or interest relating to Taxes, (vii) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization accounting or, if applicable, acquisition accounting, (viii) interest expense with respect to Indebtedness of any Parent Company reflected in consolidated total interest expense of the Borrower and its Restricted Subsidiaries solely by reason of push-down accounting, (ix) any payments with respect to make-whole, prepayment or repayment premiums or other breakage costs of any Indebtedness and (x) any non-cash interest expense and any capitalized interest, whether paid in kind or accrued, minus (b) interest income of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP. For purposes of this definition, interest in respect of any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Lease in accordance with GAAP (having regard to Section 1.04(a)).

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Loan Party in and to real property (including, but not limited to, land, improvements and fixtures thereon).

“Receivables Assets” means accounts receivable, royalty and other similar rights to payment and any other assets related thereto subject to a Receivables Facility that are customarily sold or pledged in connection with receivables or securitization transactions and the proceeds thereof.

“Receivables Facility” means any of one or more receivables or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Borrower or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or assets related thereto that are customarily sold or pledged in connection with receivables or securitization transactions to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related or incidental thereto.

“Refinancing Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 9.02(c)) and the Borrower executed by (a) Holdings, the Borrower and the Subsidiary Guarantors, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Replacement Term Loans or the Replacement Revolving Facility, as applicable, being established pursuant thereto and in accordance with Section 9.02(c).

“Refinancing Indebtedness” means, with respect to any Indebtedness, any other Indebtedness that refinances, refunds or replaces such Indebtedness (or any prior Refinancing Indebtedness in respect thereof).

“Register” has the meaning assigned to such term in Section 9.05(b)(iv).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Funds” means, with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed or advised by such Lender, the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, managers, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Replaced Revolving Facility” has the meaning assigned to such term in Section 9.02(c)(ii).

“Replaced Term Loans” has the meaning assigned to such term in Section 9.02(c)(i).

“Replacement Revolving Facility” has the meaning assigned to such term in Section 9.02(c)(ii).

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02(c)(i).

“Reportable Event” means, with respect to any Pension Plan or Multiemployer Plan, any of the events described in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period is waived under PBGC Reg. Section 4043.

“Representatives” has the meaning assigned to such term in Section 9.13.

“Required DDTL Lenders” means, at any time, Lenders having Delayed Draw Term Loans and unused Delayed Draw Term Commitments representing more than 50.0% of the sum of the total Delayed Draw Term Loans and the total unused Delayed Draw Term Commitments at such time.

“Required Lenders” means, at any time, Lenders having Term Loans, Revolving Credit Exposures or unused Commitments representing (a) more than 50.0% of the sum of the aggregate principal amount of the Term Loans, the total Revolving Credit Exposures and the total unused Commitments at such time ~~[plus~~and (b)  more than 50.0% of the Delayed Draw Term Loans and Delayed Draw Term Commitments at such time; provided, that any Incremental Loans and Incremental Commitments shall be disregarded for purposes of determining Required Lenders if incurred substantially concurrently with any determination of Required Lenders~~]~~.~~6~~

“Required Revolving Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Revolving Credit Commitments representing more than 50.0% of the sum of the total Revolving Credit Exposures and the total unused Revolving Credit Commitments at such time; provided, that any Incremental Revolving Loans and Incremental Commitments shall be disregarded for purposes of determining Required Revolving Lenders if incurred substantially concurrently with any determination of Required Revolving Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person means the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of such Person. Any document delivered under any Loan Document that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Responsible Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer or other Responsible Officer with reasonably equivalent responsibilities (or, if no such Responsible Officer exists, then any other Responsible Officer) of the Borrower that such financial statements present fairly, in all material respects, the consolidated financial position of the Borrower as at the dates indicated and its consolidated results of operations and cash flows for the periods indicated in accordance with GAAP, subject to changes resulting from audit and normal year-end adjustments.

~~[6]~~ 	~~NTD: Subject to ongoing business conversations.~~

“Restricted Amount” has the meaning set forth in Section 2.10(b)(iv)(C).

“Restricted Debt” means any Junior Lien Indebtedness, any Junior Indebtedness and any Unsecured Indebtedness.

“Restricted Debt Payment” has the meaning set forth in Section 6.03(b).

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of the Borrower, except a dividend or other distribution payable solely in shares of Qualified Capital Stock of the Borrower, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of the Borrower and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of the Borrower now or hereafter outstanding.

“Restricted Subsidiary” means, as to any Person, any subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of the Borrower.

“Retained ECF Amount” means, at any date of determination, the portion of Excess Cash Flow, determined on a cumulative basis for all Fiscal Years of Holdings (commencing with the Fiscal Year ending December 31, 2026~~[_]~~) that was not required to be applied to prepay Term Loans pursuant to Section 2.10(b); provided, that in no event shall the “Retained ECF Amount” be less than $0.

“Revolving Credit Commitment” means any Initial Revolving Credit Commitment and any Additional Revolving Credit Commitment.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of such Lender’s Initial Revolving Credit Exposure and Additional Revolving Credit Exposure.

“Revolving Facility” means the Initial Revolving Facility, any Incremental Revolving Facility, any Extended/Modified Revolving Facility and any Replacement Revolving Facility.

“Revolving Lender” means any Initial Revolving Lender and any Additional Revolving Lender.

“Revolving Loans” means any Initial Revolving Loans and any Additional Revolving Loans.

“RSA” has the meaning assigned to such term in the recitals.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.07.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Closing Date, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (a) any Person who is the target of Sanctions (including any Person named on any OFAC List), (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or clause (b).

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, adopted, administered or enforced from time to time by OFAC, the U.S. Department of State, His Majesty’s Treasury of the United Kingdom, the United Nations Security Council or the European Union.

“Scheduled Payment Amortization Date” has the meaning assigned to such term in Section 2.09(a)(i)(A).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligations) under each Hedge Agreement that (a) is in effect on the Closing Date between Holdings, the Borrower or any of its Restricted Subsidiaries and a counterparty that is (or is an Affiliate of) the Administrative Agent or any Lender notwithstanding that such counterparty may cease to be the Administrative Agent, a Lender or any Affiliate thereof after the Closing Date, or (b) is entered into after the Closing Date between Holdings, the Borrower or any Restricted Subsidiary and any counterparty that is (or is an Affiliate of) the Administrative Agent or any Lender on the Closing Date or at the time such Hedging Agreement is entered into, and, in each case, that has been designated to the Administrative Agent in writing by the Borrower as being a Secured Hedging Obligation for purposes of the Loan Documents, it being understood that (i) such designation to the Administrative Agent may be made in respect of a master agreement that governs multiple Hedging Agreements among the parties thereto, and (ii) each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 as if it were a Lender.

“Secured Obligations” means (a) all Obligations, (b) all Banking Services Obligations and (c) all Secured Hedging Obligations.

“Secured Parties” means (a) the Lenders and the Issuing Banks, (b) the Administrative Agent, (c) each counterparty to a Hedge Agreement the obligations under which constitute Secured Hedging Obligations, (d) each provider of Banking Services the obligations under which constitute Banking Services Obligations and (e) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided, that “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the Pledge and Security Agreement, dated as of the Closing Date, among the Loan Parties and the Administrative Agent, for the benefit of the Secured Parties, as supplemented by any Joinder Agreement.

“Shared Fixed Incremental Amount” means the greater of (x) $25,000,000 and (y) ~~[__]~~25.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period, less (i) for purposes of Sections 2.21(a) and 6.01(y), the aggregate outstanding principal amount of all Ratio Debt incurred in reliance on the Shared Fixed Incremental Amount or (ii) for purposes of Section 6.01(w), the aggregate outstanding principal amount of all Incremental Facilities and Incremental Equivalent Debt incurred in reliance on the Shared Fixed Incremental Amount.

“SPC” has the meaning assigned to such term in Section 9.05(e).

“Specified Net Proceeds” has the meaning assigned to such term in Section 2.10(b)(ii).

“Specified Transactions” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “ABR”.

“Stated Amount” means, with respect to any Letter of Credit, at any time, the maximum amount available to be drawn thereunder, in each case, determined (a) as if any future automatic increases in the maximum available amount provided for in any such Letter of Credit had in fact occurred at such time and (b) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Stock Option Arrangement” means an agreement (which may be included as part of the terms of a Management Services Agreement or any other Affiliated Practice Group Agreement) pursuant to which the owner(s) of one hundred percent (100%) of the Capital Stock issued by an Affiliated Practice Group grant(s) to the Borrower or any subsidiary of the Borrower that is a Loan Party a right to purchase or transfer, or cause the purchase or transfer of, the Capital Stock of the Affiliated Practice Group held by such owner(s) by or to a Person duly qualified to hold such Capital Stock under applicable laws and designated by such Loan Party that is a party thereto.

“Subject Transaction” means (a) the Transactions, (b) any Permitted Acquisition or any other acquisition or similar Investment, whether by purchase, merger, consolidation, amalgamation or otherwise, of all or substantially all of the assets of, or any division, line of business or other business unit of, any Person or of a majority of the outstanding Capital Stock of any Person (and, in any event, including (1) any Investment in (i) any Person if, as a result thereof, such Person became a Restricted Subsidiary, (ii) any Restricted Subsidiary the effect of which is to increase the Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (iii) any joint venture for the purpose of increasing the Borrower’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture and (2) the entry into a Management Services Agreement with a New Affiliated Practice Group), (c) any Disposition of all

or substantially all of the assets or Capital Stock of any Restricted Subsidiary (or any division, line of business or other business unit of the Borrower or a Restricted Subsidiary), (d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 5.10, (e) any incurrence of any Indebtedness (other than revolving Indebtedness), and the application of the proceeds thereof, and any repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness (other than revolving Indebtedness), (f) any Specified Transaction and/or (g) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50.0% of the total voting power of Voting Capital Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof, in each case, solely if the relevant entity’s financial results are required to be consolidated in such Person’s consolidated financial statements in accordance with GAAP; provided, that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “subsidiary” shall mean any subsidiary of the Borrower. Notwithstanding the foregoing, except as set forth in the following proviso, no Affiliated Practice Group shall be deemed to be a subsidiary under any Loan Document.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Borrower that becomes a party to the Guarantee Agreement, in each case, until such time as the relevant Restricted Subsidiary is released from its obligations under the Guarantee Agreement in accordance with the terms hereof. Notwithstanding anything herein to the contrary, the Borrower may elect to cause any Restricted Subsidiary that is not otherwise required to become a Subsidiary Guarantor in accordance with the terms hereof to become a Subsidiary Guarantor by satisfying the requirements of Section 5.12 as if it were subject to such requirements.

“Successor Borrower” has the meaning assigned to such term in Section 6.06(a)(i)(B).

“Successor Holdings” has the meaning assigned to such term in Section 6.13(d)(ii)(x).

“Swap Obligations” means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Tax Distribution Amount” means, with respect to any taxable year (or portion thereof) for which each of the Borrower and Holdings is a pass-through entity or disregarded entity for U.S. federal income tax purposes, an amount sufficient (a) to permit Holdings to distribute cash to its direct or indirect equity owners in an amount equal to the Taxes of such equity owners that are attributable to the Borrower and Holdings and (b) to permit Holdings to pay any entity-level income taxes or franchise taxes or similar expenses.

“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means any Initial Term Commitment, any Delayed Draw Term Commitment and any Additional Term Commitment.

“Termination Date” means the first date on which (a) all Commitments have expired or terminated, (b) the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent obligations for which no claim or demand has been made on the Borrower) have been paid in full in Cash and (c) all Letters of Credit have expired or have been terminated (or have been collateralized or back-stopped by a letter of credit or otherwise, or deemed issued under another agreement, in each case, in a manner reasonably satisfactory to the applicable Issuing Bank) and all LC Disbursements have been reimbursed.

“Term Lender” means any Initial Term Lender, any Delayed Draw Term Lender and any Additional Term Lender.

“Term Loans” means any Initial Term Loans, any Delayed Draw Term Loans and any Additional Term Loans.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Test Period” means, as of any date, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements have been delivered (or are required to have been delivered) under Section 5.01(a) or 5.01(b), as applicable, or, if earlier, for which financial statements are internally available.

“Threshold Amount” means $25,000,000.

“Total Net Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Total Debt, net of Unrestricted Cash in excess of $20,000,000, as of the last day of the Test Period then most recently ended to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended, in each case, of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time, which, for the avoidance of doubt, shall be $0 as of the Closing Date.

“Traded Securities” means any debt or equity Securities issued pursuant to a public offering registered under the Securities Act or Rule 144A offering or other similar private placement.

“Trademark” means (a) all trademarks (including service marks), common law marks, trade names, trade dress, and logos, slogans and other indicia of origin, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing and (b) all rights corresponding to any of the foregoing.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount, upfront fees and any indemnified costs, fees and expenses pursuant to the Transactions) payable or otherwise borne by Holdings and/or its subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the confirmation of the Chapter 11 Plan, (b) the refinancing of the DIP Loans and other obligations pursuant to the term hereof, (c) the borrowing of Loans hereunder and (d) the payment of the Transaction Costs.

“Treasury Regulations” means the U.S. federal income tax regulations promulgated under the Code.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” means, with respect to any Person, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the applicable law in the country where such Person is subject to home jurisdiction supervision if the applicable law require that such appointment is not to be publicly disclosed.

“Unrestricted Cash” means, on any date of determination, an amount equal to, determined as of such date for the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP, the sum of (a) unrestricted Cash and Cash Equivalents, whether or not held in a deposit account pledged to secure the Secured Obligations, (b) Cash and Cash Equivalents that are restricted in favor of the Credit Facilities (which may also include Cash and Cash Equivalents securing other Indebtedness that is secured by a Lien on the Collateral along with the Credit Facilities) and (c) to the extent such Indebtedness is included in Consolidated Total Debt, Cash and Cash Equivalents that are restricted in favor of any other Indebtedness.

“Unrestricted Subsidiary” means any subsidiary of the Borrower that is designated by the Borrower as an Unrestricted Subsidiary after the Closing Date pursuant to Section 5.10 and any subsidiary of such subsidiary.

“Unsecured Indebtedness” means any Indebtedness of the type described in clause (a) or (c) of the definition of “Indebtedness” of the Borrower or any of its Restricted Subsidiaries (other than Indebtedness among Holdings, Borrower and/or its subsidiaries) that is unsecured, provided that, with respect to any single class, tranche or issue of such Indebtedness, the aggregate principal amount thereof exceeds the Threshold Amount.

“U.S.” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(f)(ii)(B)(3)(x).

“Voting Capital Stock” of a Person means Capital Stock of such Person of the class or classes the holders of which are entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that the effect of any prepayment made in respect of such Indebtedness shall be disregarded in making such calculation.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person 100.0% of the Capital Stock of which (other than directors’ qualifying shares or shares required by law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly- Owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to any Multiemployer Plan as the result of a “complete” or “partial” withdrawal by the Borrower or any Restricted Subsidiary (or any of their ERISA Affiliates) from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“WSFS” has the meaning assigned to such term in the recitals.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “SOFR Loan”) or by Class and Type (e.g., a “SOFR Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “SOFR Borrowing”) or by Class and Type (e.g., a “SOFR Term Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law), and all judgments, orders, writs and decrees, of all Governmental Authorities. The words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document (including any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (e) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document and (f) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”. For all purposes of this Agreement and the other Loan Documents, in connection with any “division” or “plan of division” of or with respect to any Person under Delaware law (or any comparable event under the applicable law of any other jurisdiction), if, pursuant thereto, (i) any asset, right, obligation or liability of such Person becomes the asset, right, obligation or liability of another Person, then it shall be deemed to have been transferred by such Person or such other Person, (ii) any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time and (iii) in the event that a Loan Party or any Subsidiary of a Loan Party or any Subsidiary thereof that is a limited liability company divides itself into two or more limited liability companies, any limited liability companies formed as a result of such division shall be required to comply with the obligations set forth in Section 5.12 and 5.14 and the other applicable further assurances obligations set forth in the Loan Documents (in each case as if each such resulting limited liability company were a Loan Party or a Subsidiary of a Loan Party or a Subsidiary thereof, as applicable), and to become an additional Loan Party, if required by the terms of this Agreement.

SECTION 1.04 Accounting Terms; GAAP; Pro Forma Basis.

(a) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the Total Net Leverage Ratio, Consolidated Net Income, Consolidated Adjusted EBITDA or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of delivery of the financial statements described in Section 3.04(a) in GAAP or in the application thereof (including the conversion to IFRS as described below) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change becomes effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that if such an amendment is requested by the Borrower or the Required Lenders, then the Borrower, the Administrative Agent and the Lenders shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof; provided, further, that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any subsidiary at “fair value”, as defined therein, (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) notwithstanding the foregoing, all obligations of Holdings, the Borrower and the other Restricted Subsidiaries that are or would have been treated as operating leases for purposes of GAAP prior to the issuance on February 25, 2016 of the Accounting Standards Update 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of the Loan Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to the Loan Documents.

(b) Notwithstanding anything to the contrary herein, but subject to Section 1.10 hereof, all financial ratios and tests (including the Total Net Leverage Ratio and the amount of Consolidated Total Assets, Consolidated Net Income and Consolidated Adjusted EBITDA) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs (or with respect to any Test Period to determine whether any Subject Transaction is permitted to be consummated) shall be calculated with respect to such Test Period and such Subject Transaction (including such Subject Transaction that is to be consummated) on a Pro Forma Basis. Further, if since the beginning of any Test Period and on or prior to the date of any required calculation of any financial ratio or test, any Subject Transaction has occurred, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period). All references herein to consolidated financial statements of the Borrower and its Restricted Subsidiaries or to the determination of or any other amount for the Borrower and its Restricted Subsidiaries on a consolidated basis or any similar reference (including any Total Net Leverage Ratio test and/or the amount of Consolidated Adjusted EBITDA or Consolidated Total Assets) shall, in each case, be deemed to include each Affiliated Practice Group that is a Consolidated Subsidiary as if such Affiliated Practice Group were a Restricted Subsidiary as defined herein.

SECTION 1.05 Effectuation of Transactions. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions to be consummated on the Closing Date, unless the context otherwise requires.

SECTION 1.06 Timing of Payment of Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

SECTION 1.07 Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

SECTION 1.08 Currency Equivalents Generally.

(a) For purposes of any determination under Article 5, Article 6 (other than the calculation of compliance with any financial ratio for purpose of taking any action hereunder) or Article 7 with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Sale and Lease-Back Transaction, Affiliate transaction or other transaction, event or circumstance (any of the foregoing, a “specified transaction”) in a currency other than Dollars the Dollar equivalent amount of a specified transaction shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the

7event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such specified transaction (or, at the election of the Borrower, such other date as shall be applicable with respect to such specified transaction pursuant to Section 1.10(a)). Notwithstanding anything to the contrary set forth herein, (i) if any Indebtedness is incurred or assumed (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01 (or, if applicable, secured under Section 6.02) and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction (or, if applicable, as of such other time as is applicable to such specified transaction pursuant to the immediately preceding sentence). For purposes of the calculation of compliance with any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used by the Borrower in preparing the financial statements for the relevant Test Period and may, at the election of the Borrower, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar equivalent amount of such Indebtedness.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

SECTION 1.09 Cashless Rollovers. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in connection with any extension, replacement, renewal or refinancing of any Class of Loans hereunder, any Lender may, with the consent of the Borrower, elect to accept any other Indebtedness permitted by the terms of this Agreement in lieu of all or any part of such Lender’s Applicable Percentage, Applicable Revolving Credit Percentage or other applicable share of any payment hereunder with respect to such Loans, it being agreed that (a) such acceptance shall not be subject to any requirement hereunder or under any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement and (b) notice of such acceptance shall be provided to the Administrative Agent and, if such other Indebtedness is in the form of Loans, the mechanics of the cashless settlement thereof shall be reasonably acceptable to the Administrative Agent.

SECTION 1.10 Certain Calculations and Tests.

(a) Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (including any such requirement that is to be determined on a Pro Forma Basis) (i) compliance with any financial ratio or test (including any Total Net Leverage Ratio test) and/or any cap expressed as a percentage of Consolidated Adjusted EBITDA or Consolidated Total Assets, (ii) the making or accuracy of any representation or warranty or (iii) the absence of any Default or Event of Default (or any type of Default or Event of Default) as a condition to (A) the consummation of any transaction in connection with any acquisition or similar Investment that is not conditioned on obtaining third party financing (a “Limited Condition Acquisition”) and/or (B) the making of any Restricted Debt Payment requiring irrevocable advance notice thereof (or, in each case, any assumption or incurrence of any Indebtedness in connection therewith, including any Incremental Facility), the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, (1) in the case of any Limited Condition Acquisition, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition or Investment or (y) the consummation of such Limited Condition Acquisition, provided, that, in the case of clause (x) above, during the period between the signing of the definitive agreement with respect to such Limited Condition Acquisition and such time as such Limited Condition Acquisition has been consummated or the definitive documentation with respect to such Limited Condition Acquisition has been terminated or abandoned or expires without consummation of such Limited Condition Acquisition, (A) any such financial ratio or test shall be calculated on a Pro Forma Basis assuming such acquisition or Investment (and other transactions in connection therewith, including any assumption or incurrence of Indebtedness and the use of proceeds thereof) has been consummated and (B) solely with respect to any calculation of compliance with a financial ratio that is a condition to the making of any Restricted Payment or Restricted Debt Payment, the calculation of such financial ratio shall be tested both (I) on a Pro Forma Basis for such Limited Condition Acquisition and (II) assuming such Limited Condition Acquisition is not consummated and (2) in the case of any such Restricted Debt Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) delivery of irrevocable (which may be conditional) notice with respect to such Restricted Debt Payment or (y) the making of such Restricted Debt Payment, in each case, after giving effect to the relevant Limited Condition Acquisition or Restricted Debt Payment on a Pro Forma Basis and if, after giving pro forma effect to the relevant Limited Condition Acquisition and/or Restricted Debt Payment and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent Test Period ending prior to the applicable test date, the Borrower could have taken such action on the relevant test date in compliance with such financial ratio or basket, such financial ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an election pursuant to this Section 1.10(a) and if any of such ratios, baskets or amounts are exceeded subsequent to the applicable test date as a result of fluctuations in such ratio or amount (including due to fluctuations in Consolidated Adjusted EBITDA of the Borrower or the person subject to such Limited Condition Acquisition), at or prior to the consummation of the relevant transaction or action, such ratios, baskets or amounts will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken.

(b) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including any Total Net Leverage Ratio test and/or the amount of Consolidated Adjusted EBITDA or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be (or, in each case, such other time as is applicable thereto pursuant to clause (a) above), and no Default or Event of Default shall be deemed to have occurred solely as a result of a subsequent change in such financial ratio or test.

(c) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement (including Incremental Facilities) that does not require compliance with a financial ratio (including any Total Net Leverage Ratio test) (for the avoidance of doubt, excluding the Revolving Facilities and any other revolving facility) (any such amounts, the “Fixed Amounts”), substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio (including any Total Net Leverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts (even if part of the same transaction or, in the case of Indebtedness, the same tranche, as any Incurrence-Based Amounts) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts, but giving full pro forma effect to any increase in the amount of Consolidated Adjusted EBITDA or Consolidated Total Assets (including Unrestricted Cash) resulting from the reliance on the Fixed Amounts. It is further agreed that in connection with the calculation of any financial ratio applicable to the Incurrence-Based Amounts, such test shall be calculated on a Pro Forma Basis for the incurrence of such Indebtedness (including the application of the proceeds thereof), but without netting the Cash proceeds of such Indebtedness, and in the case of any such Indebtedness constituting revolving Indebtedness or delayed draw Indebtedness, assuming that such Indebtedness is fully drawn. Any amounts incurred or transactions entered into (or consummated) in reliance on a Fixed Amount shall be automatically reclassified as incurred under the Incurrence-Based Amount at such time as the Borrower meets the applicable ratio under the Incurrence-Based Amount at such time on a pro forma basis.

(d) It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction need not be permitted solely by reference to one clause or subclause of Section 6.01, 6.02, 6.03, 6.04, 6.05, 6.06 or 6.08, respectively, but may instead be permitted in part under any combination of clauses or subclauses of such Section, all as classified or, to the extent such alternative classification would have been permitted at the time of the relevant action, reclassified by the Borrower in its sole discretion, and shall constitute a usage of any availability under such clause or subclause only to the extent so classified or reclassified thereto; provided that (i) the Credit Facilities may only be permitted under Section 6.01(a) and secured by Liens permitted pursuant to Section 6.02(a) and (ii) Indebtedness incurred under Section 6.01(q), 6.01(w) or 6.01(y), to the extent such Indebtedness is secured by Liens on the Collateral that are pari passu with or junior to the Liens on the Collateral securing the Credit Facilities, may not be reclassified to any other clause of Section 6.01 and such Liens on the Collateral may only be incurred under Section 6.02(s) or 6.02(t), as applicable. In addition, for purposes of determining compliance at any time with Section 6.01, 6.02, 6.03 or 6.05, if any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment or Investment (or a portion thereof), as applicable, that was previously incurred, made or otherwise undertaken as having been incurred, made or otherwise undertaken under any “ratio-based” basket set forth in such Section would, using the figures as of the end of or for the most recently ended Test Period, be permitted under the applicable “ratio-based” basket, then such item (or such portion thereof) shall be automatically reclassified as having been incurred under the applicable “ratio-based” basket; provided that, in the case of Sections 6.01 and 6.02, any such reclassification shall be subject to the limitations set forth in the proviso to the immediately preceding sentence.

(e) For purposes of determining compliance with this Agreement, (i) the outstanding principal amount of any Indebtedness issued at a price that is less than the principal amount thereof shall be equal, as of any date of determination, to the principal amount thereof that would appear on a consolidated balance sheet of the Borrower as of such date prepared in accordance with GAAP and (ii) the accrual of interest, the accrual of dividends, the accretion of accreted value, the amortization of original issue discount, the payment of interest or a dividend in the form of additional Indebtedness or additional shares of Capital Stock and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency shall not be deemed to be an incurrence of Indebtedness and, to the extent secured, shall not be deemed to result in an increase of the obligations so secured or to be a grant of a Lien securing any such obligations.

SECTION 1.11 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up for five).

SECTION 1.12 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE 2

THE CREDITS

SECTION 2.01 Commitments.

(a) Initial Term Commitments; Initial Revolving Credit Commitments. Subject to the terms and conditions set forth herein, (i) each Initial Term Lender severally, and not jointly, agrees to be deemed to have made the Initial Term Loans to the Borrower on the Closing Date in Dollars without any actual funding and (ii) each Initial Revolving Lender severally, and not jointly, agrees to make Initial Revolving Loans to the Borrower in Dollars at any time and from time to time during the Availability Period in an aggregate principal amount that will not result in (A) the amount of such Initial Revolving Lender’s Initial Revolving Credit Exposure exceeding such Initial Revolving Lender’s Initial Revolving Credit Commitment or (B) the sum of the total Initial Revolving Credit Exposure exceeding the aggregate Initial Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, pay or prepay and reborrow Initial Revolving Loans. Amounts paid or prepaid in respect of the Initial Term Loans may not be reborrowed. For the avoidance of doubt, as of the Closing Date, there are no Initial Revolving Loans and the Initial Revolving Credit Commitments are zero.

(b) Delayed Draw Term Commitments. Subject to the terms and conditions set forth herein, during the Delayed Draw Commitment Period, each Delayed Draw Term Lender with a Delayed Draw Term Commitment severally, and not jointly, agrees to make Delayed Draw Term Loans to the Borrower on each Delayed Draw Funding Date in Dollars in a principal amount not to exceed its Delayed Draw Term Commitment; provided that there shall not be more than one Delayed Draw Funding Date in any calendar month during the Delayed Draw Commitment Period. Each Delayed Draw Term Lender’s Delayed Draw Term Commitment shall (x) be permanently reduced on each Delayed Draw Funding Date by the principal amount funded by each such Delayed Draw Term Lender on such Delayed Draw Funding Date and (y) terminate immediately and without further action on the Delayed Draw Termination Date. Amounts paid or prepaid in respect of the Delayed Draw Term Loans may not be reborrowed.

(c) Subject to the terms and conditions of this Agreement and the applicable Refinancing Amendment or Incremental Facility Amendment, each Lender with an Additional Commitment of a given Class, severally and not jointly, agrees to make Additional Loans of such Class to the Borrower, which Loans shall not exceed for any such Lender at the time of any incurrence thereof the Additional Commitment of such Class of such Lender as set forth in the applicable Refinancing Amendment or Incremental Facility Amendment.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) such SOFR Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrower to repay such SOFR Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.14 shall apply); provided, further, that no such domestic or foreign branch or Affiliate of such Lender shall be entitled to any greater indemnification under Section 2.14 or 2.16 with respect to such SOFR Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of any Change in Law after the date on which such Loan was made).

(c) At the commencement of each Interest Period for any SOFR Borrowing, such Borrowing shall be in an aggregate principal amount that is an integral multiple of $100,000 and not less than $1,000,000, provided that a SOFR Borrowing that results from a continuation of an outstanding SOFR Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Credit Commitments of the applicable Class or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 SOFR Borrowings outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

(d) Notwithstanding any other provision of this Agreement to the contrary, the Borrower shall not be entitled to request, or to elect to convert or continue, any SOFR Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to the relevant Loans.

(e) Notwithstanding Section 2.02(c), each initial Borrowing of Delayed Draw Term Loans shall be in an aggregate principal amount that is an integral multiple of $100,000 and not less than $5,000,000 (or such lesser amount that remains available).

SECTION 2.03 Requests for Borrowings.

(a) To request a Borrowing, the Borrower shall notify the Administrative Agent of such request (which may be by telephone) (i) in the case of a SOFR Borrowing, not later than 12:00 p.m. three U.S. Government Securities Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 10:00 a.m. on the date of the proposed Borrowing; provided that (A) any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 11:00 a.m. on the date of the proposed Borrowing, (B) any such notice of a Borrowing to be made under an Incremental Facility Amendment or a Refinancing Amendment may be given no later than such later time as shall be specified therefor in the applicable Incremental Facility Amendment or Refinancing Amendment, (C) any such notice of a Borrowing to be made on the Closing Date may be given no later 12:00 p.m. two Business Days before the Closing Date and (D) any such notice of a Borrowing of Delayed Draw Term Loans must be given no later than 12:00 p.m. three Business Days prior to the proposed Delayed Draw Funding Date; provided, further, that if any Interest Period that requires the consent of all relevant affected Lenders pursuant to the definition of “Interest Period” is requested, notice shall be delivered not later than 12:00 p.m. four Business Days before the date of the proposed Borrowing, whereupon the Administrative Agent shall give prompt notice to the affected Lenders of such request and determine whether the requested Interest Period is acceptable to all of them, and not later than 12:00 p.m. three Business Days prior to the requested date of such Borrowing, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the affected Lenders. Each such telephonic Borrowing Request shall be, except as may otherwise be specified therefor in the applicable Incremental Facility Amendment or Refinancing Amendment, irrevocable and shall be confirmed promptly by a written Borrowing Request signed by the Borrower and delivered to the Administrative Agent.

(b) Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate principal amount of the requested Borrowing and the Class thereof;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing;

(iv) in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06 or, in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), the identity of the Issuing Bank that made such LC Disbursement.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an SOFR Borrowing with an Interest Period of one month’s duration. If no Interest Period is specified with respect to any requested SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender under the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 [Reserved].

SECTION 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, each Issuing Bank agrees, at any time and from time to time during the period commencing on the Closing Date and ending on the date that is 30 days prior to the Latest Revolving Credit Maturity Date (determined, with respect to each Issuing Bank, giving effect to Section 2.22(a)(viii)), upon the request of the Borrower, (i) to issue Letters of Credit denominated in Dollars for the account of the Borrower or any of its Restricted Subsidiaries (provided that, in the case of any Letter of Credit issued for the account of a Restricted Subsidiary, the Borrower will be a co-applicant and, to the extent requested by such Issuing Bank, such Restricted Subsidiary shall have provided documentation and information required by regulatory authorities under applicable “know your customer” rules and regulations) in support of its or its subsidiaries’ obligations, in a form reasonably acceptable to such Issuing Bank, and (ii) to amend, extend or renew Letters of Credit previously issued by it; provided that no Issuing Bank shall be required to issue trade or commercial Letters of Credit unless such type of Letter of Credit is approved for issuance by such Issuing Bank. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower or any of its Restricted Subsidiaries to, or entered into by the Borrower or any of its Restricted Subsidiaries with, the relevant Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. No Letter of Credit, letter of credit application or other document entered into by the Borrower or any of its Restricted Subsidiaries with any Issuing Bank relating to any Letter of Credit shall contain any representations or warranties, covenants or events of default not set forth in this Agreement (and to the extent inconsistent herewith shall be rendered null and void (or reformed automatically without further action by any Person to conform to the terms of this Agreement), and all representations and warranties, covenants and events of default set forth therein shall contain standards, qualifications, thresholds and exceptions for materiality or otherwise consistent with those set forth in this Agreement (and, to the extent inconsistent herewith, shall be deemed to automatically incorporate the applicable standards, qualifications, thresholds and exceptions set forth herein without action by any Person). The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any of its Restricted Subsidiaries, the Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.11(c) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Restricted Subsidiary that is an account party in respect of any such Letter of Credit).

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit (other than an automatic extension permitted pursuant to clause (c) of this Section)), the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to the applicable Issuing Bank and the Administrative Agent, at least three Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank or, in the case of any issuance to be made on the Closing Date, one Business Day prior to the Closing Date) a notice requesting the issuance of a Letter of Credit in the form of Exhibit J attached hereto or such other form as the Borrower, the Administrative Agent and the applicable Issuing Bank may agree to, or identifying the Letter of Credit to be amended, renewed or extended and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (c) of this Section), the amount of such

Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit and provide any documentation or other information required by regulatory authorities under applicable “know your customer” rules and regulations for the beneficiary and any party to be named on such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the amount of the LC Exposure shall not exceed the Letter of Credit Sublimit, (ii) the sum of the total Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitments and (iii) the portion of the LC Exposure attributable to Letters of Credit issued by the applicable Issuing Bank shall not exceed its Issuing Bank Sublimit.

(c) Expiration Date. No Letter of Credit shall expire later than the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) or such longer period as may be agreed by the applicable Issuing Bank and (ii) unless cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank, the date that is five Business Days prior to the Latest Revolving Credit Maturity Date; provided that, if the Borrower so requests in any applicable letter of credit application, the relevant Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by an Issuing Bank, the Borrower shall not be required to make a specific request to an Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the date set forth in Section 2.05(c)(ii) (or, if cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank, a later date); provided, however, that the relevant Issuing Bank shall not permit any such extension if (A) the relevant Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.05(c) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case, directing the relevant Issuing Bank not to permit such extension.

(d) Participations. By the issuance of any Letter of Credit (or an amendment to any Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Revolving Credit Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay in Dollars to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Revolving Credit Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in clause (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the amount equal to such LC Disbursement not later than 12:00 p.m. on the later of (i) the second Business Day immediately following the date on which the Borrower receives notice that such LC Disbursement is made or (ii) the date on which such LC Disbursement is made; provided, that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an amount of such LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Revolving Credit Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Revolving Credit Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders under this paragraph), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in clause (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligation hereunder. None of the Administrative Agent, the Revolving Lenders, the Issuing Banks or any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided, that nothing in this Section 2.05(f) shall be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the applicable Issuing Bank (in each case, as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of any Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit and shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by electronic means) of such demand for payment and whether such Issuing Bank has made or will make a LC Disbursement thereunder; provided, that no failure to give or delay in giving such notice shall relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank makes any LC Disbursement, unless the Borrower reimburses such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement (or the date on which such LC Disbursement is reimbursed with the proceeds of Loans, as applicable), at the rate per annum then applicable to Initial Revolving Loans that are ABR Loans (or, to the extent of the participation in such LC Disbursement by any Revolving Lender of another Class, the rate per annum then applicable to the Revolving Loans of such other Class); provided, that if the Borrower fails to reimburse such LC Disbursement when due pursuant to clause (e) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this clause (h) shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to clause (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment and shall be payable on the date on which the Borrower is required to reimburse the applicable LC Disbursement in full (and, thereafter, on demand).

(i) Replacement of an Issuing Bank; Designation of New Issuing Banks. From time to time, the Borrower may (i) replace any Issuing Bank with any other Person that shall have agreed to act in such capacity or (ii) designate as an additional Issuing Bank any Person that shall have agreed to act in such capacity, in each case pursuant to an agreement in writing executed by the Borrower and such other Person; provided that (A) any replacement or additional Issuing Bank shall be acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld, delayed or conditioned) and (B) such agreement shall set forth the Issuing Bank Sublimit of such replacement or additional Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement or addition of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(c)(ii). From and after the effective date of any such replacement or addition, (A) the successor or additional Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or additional Issuing Bank or to any previous Issuing Bank, or to such successor or additional Issuing Bank and all previous Issuing Banks, as the context shall require. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or if the maturity of the Loans has been accelerated, the Required Revolving Lenders) demanding the deposit of Cash collateral pursuant to this clause (j), the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in Cash equal to 103.0% of the amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon (minus the amount then on deposit in the LC Collateral Account); provided, that the obligation to deposit such Cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(f) or 7.01(g). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this clause (j). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account, and the Borrower hereby grants the Administrative Agent, for the benefit of the Secured Parties, a First Priority security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the direction of the Borrower but subject to the consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned), and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Revolving Lenders) be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of Cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned to the Borrower promptly but in no event later than three Business Days after such Event of Default has been cured or waived.

(k) Issuing Bank Agreements. Each Issuing Bank agrees that, unless otherwise requested by the Administrative Agent, such Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each month, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding month, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank pays any amount in respect of one or more drawings under Letters of Credit, the date of such payment(s) and the amount of such payment(s), (iv) on any Business Day on which the Borrower fails to reimburse any amount required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such payment in respect of Letters of Credit and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

SECTION 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder not later than (i) 12:00 p.m., in the case of SOFR Loans, and (ii) 12:00 p.m. in the case of ABR Loans, in each case, on the Business Day specified in the applicable Borrowing Request (or, in each case, in respect of any Loans to be made pursuant to any Incremental Facility Amendment or Refinancing Amendment, such other time as may be specified for therein) by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage. The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to the account designated in the relevant Borrowing Request or as otherwise directed by the Borrower; provided, that ABR Revolving Loans made to finance the reimbursement of any LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent has received notice from any Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Loans comprising such Borrowing at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the obligation of the Borrower to repay the Administrative Agent such corresponding amount pursuant to this Section 2.06(b) shall cease. If the Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. If the Borrower and such Lender shall both pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

SECTION 2.07 Type; Interest Elections.

(a) Each Borrowing shall initially be of the Type specified in the applicable Borrowing Request and, in the case of any SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower may elect to convert any Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders based upon their Applicable Percentages and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election (which may be by telephone) by the date and time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest

Election Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Interest Election Request signed by the Borrower and delivered to the Administrative Agent. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to (i) elect an Interest Period for SOFR Loans that does not comply with Section 2.02(d) or (ii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(iv) if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted at the end of such Interest Period to an ABR Borrowing. Notwithstanding anything to the contrary herein, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default exists (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.

SECTION 2.08 Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Initial Term Commitments on the Closing Date shall automatically terminate upon the making (or deemed making) of the Initial Term Loans on the Closing Date, (ii) the Delayed Draw Term Commitments shall automatically terminate on the Delayed Draw Termination Date (after giving effect to any incurrence of Delayed Draw Term Loans on such date), (iii) the Initial Revolving Credit Commitments shall automatically terminate on the Initial Revolving Credit Maturity Date, (iv) the Additional Term Commitments of any Class shall automatically terminate upon the making of the Additional Term Loans of such Class and, if any such Additional Term Commitment is not drawn on the date that such Additional Term Commitment is required to be drawn pursuant to the applicable Refinancing Amendment or Incremental Facility Amendment, the undrawn amount thereof shall automatically terminate, and (v) the Additional Revolving Credit Commitments of any Class shall automatically terminate on the Maturity Date specified therefor in the applicable Refinancing Amendment or Incremental Facility Amendment.

(b) Upon delivery of the notice required by Section 2.08(c), the Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided, that (i) each partial reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000 (unless its is a reduction of all Commitments of such Class) and (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments of any Class if, after giving effect to any concurrent prepayment of Revolving Loans, the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Credit Commitments of such Class would exceed the aggregate amount Revolving Credit Commitments of such Class; provided, that, after the establishment of any Additional Revolving Credit Commitments of any Class, any such termination or reduction of the Revolving Credit Commitments of any Class shall be subject to the provisions set forth in Section 2.21, 2.22 and/or 9.02, as applicable.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce any Commitments under clause (b) of this Section in writing at least one Business Day prior to the effective date of such termination or reduction (or such later date to which the Administrative Agent may agree), specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of each applicable Class of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, that any such notice may state that it is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked if such condition is not satisfied by the Borrower delivering notice to the Administrative Agent on the specified effective date. Any termination or reduction of any Commitment pursuant to this Section 2.08 shall be permanent. Upon any reduction of the Commitments of any Class, the Commitment of each Lender of the relevant Class shall be reduced by such Lender’s Applicable Percentage of such reduction amount.

SECTION 2.09 Repayment of Loans; Evidence of Debt.

(a) (i) The Borrower hereby unconditionally promises to repay the outstanding principal amount of the Initial Term Loans to the Administrative Agent for the account of each Initial Term Lender ~~[~~(A) on the last Business Day of each March, June, September and December (commencing on ~~[•]~~the last Business Day of September 2026) (each such date, a “Scheduled Payment Amortization Date”), in each case, in an amount equal to ~~[•]~~0.25% of the principal amount of the Initial Term Loans made on the Closing Date and (B)~~]7~~ on the Initial Term Loan Maturity Date, in an amount equal to the remainder of the principal amount of the Initial Term Loans outstanding on such date, together, in each case, with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(ii) The Borrower hereby unconditionally promises to repay the outstanding principal amount of the Delayed Draw Term Loans to the Administrative Agent for the account of each Delayed Draw Term Lender on the Delayed Draw Term Loan Maturity Date, in an amount equal to the remainder of the principal amount of the Delayed Draw Term Loans outstanding on such date, together, in each case, with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(iii) The Borrower shall repay the Additional Term Loans of any Class in such scheduled amortization installments and on such date or dates as shall be specified therefor in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension/Modification Amendment (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.10 or repurchases in accordance with Section 9.05(g) or increased as a result of any increase in the principal amount of the Additional Term Loan of such Class pursuant to Section 2.21(a)).

~~[7]~~ 	~~NTD: Subject to ongoing business conversations.~~

(b) (i) The Borrower hereby unconditionally promises to pay (A) to the Administrative Agent for the account of each Initial Revolving Lender, the then outstanding principal amount of the Initial Revolving Loans of such Lender on the Initial Revolving Credit Maturity Date and (B) to the Administrative Agent for the account of each Additional Revolving Lender, the then outstanding principal amount of each Additional Revolving Loan of such Additional Revolving Lender on the Maturity Date applicable thereto.

(ii) On the Maturity Date applicable to the Revolving Credit Commitments of any Class, the Borrower shall (A) cancel and return outstanding Letters of Credit or alternatively, with respect to each outstanding Letter of Credit, furnish to the Administrative Agent a Cash deposit (or if reasonably satisfactory to the relevant Issuing Bank, a “backstop” letter of credit) equal to 103.0% of the amount of the LC Exposure plus any accrued and unpaid interest thereon (minus any amount then on deposit in the LC Collateral Account or any Cash collateral account established for the benefit of the relevant Issuing Bank) as of such date, in each case, to the extent necessary so that, after giving effect thereto, the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Credit Commitments of any other Class shall not exceed the Revolving Credit Commitments of such other Class then in effect and (B) make payment in full in Cash of all accrued and unpaid fees and all reimbursable expenses and other Obligations with respect to the Revolving Facility of the applicable Class then due, together with accrued and unpaid interest (if any) thereon.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders or the Issuing Banks and each Lender’s or Issuing Bank’s share thereof.

(e) The entries made in the accounts maintained pursuant to clauses (d) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to clause (e) of this Section and any Lender’s records, the accounts of the Administrative Agent shall govern. Notwithstanding the foregoing, in the event of any inconsistency between the accounts maintained purusant to clauses (d) or (e) and the Register, the Register shall govern.

(f) Any Lender may request that any Loan made by it be evidenced by a Promissory Note. In such event, the Borrower shall prepare, execute and deliver a Promissory Note to such Lender payable to such Lender and its registered assigns; it being understood and agreed that such Lender (and/or its applicable assign) shall be required to return such Promissory Note to the Borrower in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable). If any Lender loses the original copy of its Promissory Note, it shall execute an affidavit of loss containing an indemnification provision reasonably satisfactory to the Borrower.

SECTION 2.10 Prepayment of Loans.

(a) Optional Prepayments.

(i) Upon prior notice in accordance with clause (a)(iv) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Delayed Draw Term Loans, in whole or in part, without premium or penalty (but subject, if applicable, to Section 2.15). Each such prepayment shall be paid to the Delayed Draw Term Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(ii) Upon prior notice in accordance with clause (a)(iv) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Revolving Loans of any Class, in whole or in part, without premium or penalty (but subject to Section 2.15); provided, that after the establishment of any Additional Revolving Facility, any such prepayment of any Borrowing of Revolving Loans of any Class shall be subject to the provisions set forth in Section 2.21, 2.22 and/or 9.02, as applicable. Each such prepayment shall be paid to the Revolving Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(iii) If there are no Delayed Draw Term Loans oustanding (or concurrently with prepayment of all outstanding Delayed Draw Term Loans pursuant to Sections 2.10(a)(i) above), upon prior notice in accordance with clause (a)(iv) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Initial Term Loans, in whole or in part, without premium or penalty (but subject, if applicable, to Section 2.15). Each such prepayment shall be paid to the Initial Term Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(iv) The Borrower shall notify the Administrative Agent in writing of any prepayment hereunder (A) in the case of prepayment of a SOFR Borrowing, not later than 12:00 p.m. three U.S. Government Securities Business Days before the date of prepayment or (B) in the case of any prepayment of an ABR Borrowing, not later than 12:00 p.m. one Business Day before the day of prepayment (or, in the case of clauses (A) and (B), such other time as to which the Administrative Agent may agree). Each such notice shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, that any such notice may state that it is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked if such condition is not satisfied by the Borrower delivering notice to the Administrative Agent on or prior to the specified effective date. Promptly following receipt of any such notice relating to any Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type and Class as provided in Section 2.02, or such lesser amount that is then outstanding with respect to such Borrowing being repaid (and in increments of $100,000 in excess thereof or such lesser incremental amount that is then outstanding with respect to such Borrowing being repaid). Each prepayment of Term Loans shall be applied to the Class or Classes of Term Loans specified in the applicable prepayment notice, and each prepayment of Term Loans of any Class made pursuant to this Section 2.10(a) shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans of such Class in the manner specified by the Borrower or, in the absence of any such specification on or prior to the date of the relevant optional prepayment, in direct order of maturity.

(b) Mandatory Prepayments.

(i) ~~[~~No later than the 10th Business Day after the date on which the financial statements with respect to each Fiscal Year of the Borrower are required to be delivered pursuant to Section 5.01(b), commencing with the Fiscal Year ending December 31, 202~~5~~6 , the Borrower shall prepay the outstanding principal amount of Term Loans in accordance with clause (vi) of this Section 2.10(b) in an aggregate principal amount (the “ECF Prepayment Amount”) equal to (A)  ~~[•]~~50% of Excess Cash Flow for the Excess Cash Flow Period then ended, minus (B) at the option of the Borrower, (1) the aggregate principal amount of any Initial Term Loans and/or Revolving Loans prepaid pursuant to Section 2.10(a) during such Fiscal Year or after such Fiscal Year and prior to such prepayment date, (2) the amount of any reduction in the outstanding amount of any Term Loans resulting from any assignment made in accordance with Section 9.05(g) (including in connection with any Dutch Auction) during such Fiscal Year or after such Fiscal Year and prior to such prepayment date and (3) the aggregate principal amount of Other First Lien Indebtedness voluntarily prepaid, repurchased, redeemed or otherwise discharged during such Fiscal Year or after such Fiscal Year and prior to such prepayment date, in each case under this clause (B), (x) excluding any such prepayment, assignment, repurchase, redemption or other discharge made during such period to the extent that it reduced the amount required to be prepaid pursuant to this Section 2.10(b)(i) in the prior Fiscal Year or is financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) of the Borrower or its Restricted Subsidiaries, (y) only to the extent of the actual amount of Cash paid by the Borrower and its Restricted Subsidiaries in connection with the relevant prepayment, assignment, repurchase, redemption or other discharge and (z) in the case of any prepayment of Revolving Loans or any Other First Lien Indebtedness in the form of revolving loans, only to the extent accompanied by a permanent reduction in the relevant revolving credit commitment; provided, that no prepayment under this Section 2.10(b)(i) shall be required unless the ECF Prepayment Amount would exceed $~~[•]~~3,000,000 and then only to the extent of the amount of such excess; provided, further, that if at the time that any prepayment would be required under this Section 2.10(b)(i), the Borrower or any of its Restricted Subsidiaries is required to prepay or repurchase (or offer to prepay or repurchase) any Other First Lien Indebtedness with any portion of the ECF Prepayment Amount, then the Borrower may apply such portion of the ECF Prepayment Amount on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and the relevant Other First Lien Indebtedness at such time; provided, that the portion of such ECF Prepayment Amount allocated to the Other First Lien Indebtedness shall not exceed the amount of such ECF Prepayment Amount required to be allocated to the Other First Lien Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such ECF Prepayment Amount shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the prepayment or repurchase of the relevant Other First Lien Indebtedness, and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.10(b)(i) shall be reduced accordingly; provided, further, that to the extent the holders of the Other First Lien Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event no later than the 10th Business Day after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.~~]8~~

(ii) In the event that the Borrower or any of its Restricted Subsidiaries receives Net Proceeds in respect of any Prepayment Asset Sale or any Casualty/Condemnation Event, in each case, in excess of $3,000,000 in any Fiscal Year or $10,000,000 in the aggregate, the Borrower shall, not later than the fifth Business Day following the receipt thereof, apply an amount equal to 100.0% of such Net Proceeds in excess of such threshold (such Net Proceeds being referred to as

~~[8]~~ 	~~NTD: Subject to ongoing business conversations.~~

the “Specified Net Proceeds”) to prepay (i) first, the outstanding principal amount of Delayed Draw Term Loans and (ii) second, if there are no Delayed Draw Term Loans outstanding, the outstanding principal amount of the Initial Term Loans, in each case, in accordance with clause (vi) of this Section 2.10(b); provided, that (A) if prior to the date any such prepayment is required to be made, the Borrower notifies the Administrative Agent that the Borrower and/or its Restricted Subsidiaries intend to reinvest the Specified Net Proceeds in assets used or useful in the business of the Borrower or any of its Restricted Subsidiaries (other than Cash or Cash Equivalents, but including any reinvestment in the form of an acquisition or a similar Investment and any Investment in any Person that becomes a Restricted Subsidiary as a result of such Investment), then so long as no Event of Default exists at the time of the delivery of such notice, the Borrower shall not be required to make a prepayment under this Section 2.10(b)(ii) in respect of the Specified Net Proceeds to the extent that (1) the Specified Net Proceeds are so reinvested within ~~18~~12 months following receipt thereof or (2) the Borrower or any of its Restricted Subsidiaries has committed so to reinvest the Specified Net Proceeds during such ~~18~~12-month period and the Specified Net Proceeds are so reinvested within 180 days after the expiration of such 18-month period, provided further that to the extent the Specified Net Proceeds have not been so reinvested prior to the expiration of the applicable period, the Borrower shall promptly (and in any event no later than the 10th Business Day after the expiration of the applicable period) prepay the Term Loans in accordance with the terms hereof (but without giving effect to clause (A) above) in an aggregate principal amount equal to the amount of the Specified Net Proceeds not so reinvested, and (B) if at the time that any prepayment would be required under this Section 2.10(b)(ii), the Borrower or any of its Restricted Subsidiaries is required to prepay or repurchase (or offer to prepay or repurchase) any Other First Lien Indebtedness with any portion of the applicable Specified Net Proceeds, then the Borrower may apply such portion of the applicable Specified Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and the relevant Other First Lien Indebtedness at such time; provided, that the portion of the applicable Specified Net Proceeds allocated to the Other First Lien Indebtedness shall not exceed the amount of the Specified Net Proceeds required to be allocated to the Other First Lien Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of the Specified Net Proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the prepayment or repurchase of the relevant Other First Lien Indebtedness, and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.10(b)(ii) shall be reduced accordingly; provided, further, that to the extent the holders of the Other First Lien Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event no later than the 10th Business Day after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(iii) In the event that the Borrower or any of its Restricted Subsidiaries receives Net Proceeds from the issuance or incurrence of Indebtedness by the Borrower or any of its Restricted Subsidiaries (other than Indebtedness that is permitted to be incurred under Section 6.01, except to the extent the relevant Indebtedness constitutes (A) Refinancing Indebtedness incurred to refinance all or a portion of the Term Loans pursuant to Section 6.01(p), (B) Incremental Loans incurred to refinance all or a portion of the Term Loans pursuant to Section 2.21, (C) Replacement Term Loans incurred to refinance all or any portion of the Term Loans in accordance with the requirements of Section 9.02(c) and/or (D) Incremental Equivalent Debt incurred to finance all or a portion of the Term Loans in accordance with the requirements of Section 6.01(y)), the Borrower shall, substantially simultaneously with (and in any event not later than the next succeeding Business Day after) the receipt of such Net Proceeds by the Borrower or its applicable Restricted Subsidiary, apply an amount equal to 100.0% of such Net Proceeds to prepay (i) first, the outstanding principal amount of Delayed Draw Term Loans and (ii) second, if there are no Delayed Draw Term Loans outstanding, the outstanding principal amount of the Initial Term Loans, in each case, in accordance with clause (vi) of this Section 2.10(b).

(iv) ACO Reach Sale.

(1) ~~(iv) [~~Within five (5) Business Days after the consummation of the ACO Reach Sale, the Borrower shall apply the Net Proceeds realized from the ACO Reach Sale in an amount not to exceed $~~[•]~~35,000,000 (i) first, to the outstanding principal amount of Delayed Draw Term Loans and (ii) second, if there are no Delayed Draw Term Loans outstanding, to the outstanding principal amount of the Initial Term Loans, in each case, in accordance with clause (vi) of this Section 2.10(b).~~]9~~

(2) No later than August 1, 2025, the Borrower shall apply $15,000,000 of the Net Proceeds realized from the ACO Reach Sale first, to the outstanding principal amount of Delayed Draw Term Loans and (ii) second, if there are no Delayed Draw Term Loans outstanding, to the outstanding principal amount of the Initial Term Loans, in each case, in accordance with clause (vi) of this Section 2.10(b).

(3) No later than August 1, 2025, the Borrower shall apply any Net Proceeds resulting from the release of the American Choice Health Cash Collateral, which funds shall be applied first, to the outstanding principal amount of Delayed Draw Term Loans and (ii) second, if there are no Delayed Draw Term Loans outstanding, to the outstanding principal amount of the Initial Term Loans, in each case, in accordance with clause (vi) of this Section 2.10(b).

(4) Not later than one hundred and eighty (180) days after the receipt of any earn-out, holdback or other similar deferred consideration in connection with the ACO Reach Sale, the Borrower shall apply such funds first, to the outstanding principal amount of Delayed Draw Term Loans and (ii) second, if there are no Delayed Draw Term Loans outstanding, to the outstanding principal amount of the Initial Term Loans, in each case, in accordance with clause (vi) of this Section 2.10(b).

(5) Notwithstanding the foregoing, the Borrower shall not be required to make any payments pursuant to this Section 2.10(b)(iv) if, after giving pro forma effect to such payment, Liquidity would be below $65,000,000.

Notwithstanding anything in this Section 2.10(b) to the contrary:

(A) the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Section 2.10(b)(i) or 2.10(b)(ii) to the extent that the relevant Prepayment Asset Sale is consummated by any Foreign Subsidiary or the relevant Casualty/Condemnation Event affects the assets of any Foreign Subsidiary, as the case may be, for so long as the repatriation to the Borrower of any such amount would be prohibited under any applicable law or conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager or member of management of such Foreign Subsidiary (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable

~~9 NTD: Subject to ongoing business conversations.~~

actions, for a period not to exceed 12 months from the date of the event or calculation giving rise to such repatriation, required by applicable law to permit such repatriation without violating local law or incurring material tax, regulatory or cost consequences); it being understood that if the repatriation of the relevant affected Specified Net Proceeds, as the case may be, is permitted under the applicable law and, to the extent applicable, would no longer conflict with the fiduciary duties of such director, or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, in either case, within 365 days following the event giving rise to the relevant Specified Net Proceeds, the relevant Foreign Subsidiary will promptly repatriate the relevant Specified Net Proceeds and the repatriated Specified Net Proceeds will be promptly (and in any event not later than five (5) Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.10(b) to the extent required herein (without regard to this clause (A)),

(B) the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Section 2.10(b)(i) or 2.10(b)(ii) to the extent that the relevant Specified Net Proceeds are received by any joint venture or other non Wholly-Owned Subsidiary, in each case, for so long as the distribution to the Borrower of such Specified Net Proceeds would be prohibited under the Organizational Documents or joint venture agreements governing such joint venture or other non Wholly-Owned Subsidiary; it being understood that if the relevant prohibition ceases to exist within the 365-day period following the event giving rise to the relevant Specified Net Proceeds, the relevant joint venture or other non Wholly-Owned Subsidiary will promptly distribute the relevant Specified Net Proceeds and the distributed Specified Net Proceeds will be promptly (and in any event not later than five (5) Business Days after such distribution) applied to the repayment of the Term Loans pursuant to this Section 2.10(b) to the extent required herein (without regard to this clause (B)),

(C) if the Borrower determines in good faith in consultation with the Administrative Agent that the repatriation to the Borrower of any amounts required to mandatorily prepay the Term Loans pursuant to Section 2.10(b)(i) or 2.10(b)(ii) that are attributable to Foreign Subsidiaries would result in a material Tax liability to the Borrower or any Restricted Subsidiary or any of the direct or indirect owners of Capital Stock of the Borrower (including any material withholding Tax or any material tax distribution) (such amount, a “Restricted Amount”), the amount that the Borrower shall be required to mandatorily prepay pursuant to Section 2.10(b)(i) or 2.10(b)(ii), as applicable, shall be reduced by the Restricted Amount; it being understood that to the extent that the repatriation of the relevant Specified Net Proceeds attributable to the relevant Foreign Subsidiary would no longer have an adverse tax consequence within the 365-day period following the event giving rise to the relevant Specified Net Proceeds an amount equal to the Specified Net Proceeds, to the extent available, not previously applied pursuant to this clause (C) shall be promptly applied to the repayment of the Term Loans pursuant to this Section 2.10(b) to the extent required herein (without regard to this clause (C)), and

(D) notwithstanding anything in this Agreement to the contrary, the non-application of any amount required to be prepaid pursuant to Sections 2.10(b)(i) – (iv) as a result of the exceptions set forth in clause (C) above shall not constitute a Default or Event of Default, and any such amounts shall remain available for working capital and general corporate purposes of the Loan Parties and their Restricted Subsidiaries for so long as such amounts are not required to be prepaid pursuant to this Section 2.10(b).

(v) Any Term Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Term Loans required to be made by the Borrower pursuant to this Section 2.10(b) (other than clause (iii) or (iv) thereof), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”), in which case the remaining amount thereof may be retained by the Borrower. If any Lender fails to deliver a notice to the Administrative Agent of its election to decline receipt of its Applicable Percentage of any mandatory prepayment within the time frame specified by the Administrative Agent, such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of Term Loans.

(vi) Except as otherwise provided in any Refinancing Amendment, any Incremental Facility Amendment or any Extension/Modification Amendment, each prepayment of Term Loans pursuant to this Section 2.10(b) shall be applied ratably to the relevant Class of Term Loans so prepaid, provided that any prepayment of Term Loans pursuant to clause (iii) of this Section 2.10(b) resulting from Indebtedness of the kind described in the parenthetical to such clause shall be applied to the applicable Class of Term Loans being refinanced. With respect to each Class of Term Loans, all accepted prepayments under this Section 2.10(b) shall be applied against the remaining scheduled installments of principal due in respect of such Term Loans as directed by the Borrower (or, in the absence of direction from the Borrower, to the remaining scheduled amortization payments in respect of such Term Loans in direct order of maturity), and each such prepayment shall be paid to the Term Lenders in accordance with their respective Applicable Percentage of the applicable Class. Any mandatory prepayment by the Borrower of the Term Loans of any Class pursuant to this Section 2.10(b) shall be applied on a pro rata basis to the then outstanding Term Loans of such Class, irrespective of whether such outstanding Term Loans are ABR Loans or SOFR Loans; provided, that in the case of a mandatory prepayment under clause (iii) or, if no Lenders exercise the right to waive such mandatory prepayment pursuant to clause (v), any other clause of this Section 2.10(b), the amount of such mandatory prepayment shall be applied first to the then outstanding Term Loans of such Class that are ABR Loans and then to the then outstanding Term Loans of such Class that are SOFR Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.15.

(vii) In the event that the Revolving Credit Exposure of any Class exceeds the amount of the Revolving Credit Commitments of such Class then in effect, the Borrower shall, within five Business Days of receipt of notice from the Administrative Agent, prepay the Revolving Loans and/or reduce LC Exposure in an aggregate amount sufficient to reduce such Revolving Credit Exposure as of the date of such payment to an amount not to exceed the Revolving Credit Commitments of such Class then in effect by taking any of the following actions as it shall determine at its sole discretion: (A) prepaying Revolving Loans or (B) with respect to any excess LC Exposure, depositing Cash in a Cash collateral account established for the benefit of the relevant Issuing Bank or “backstopping” or replacing the relevant Letters of Credit, in each case, in an amount equal to 103.0% of such excess LC Exposure (minus any amount then on deposit in the LC Collateral Account or any Cash collateral account established for the benefit of the relevant Issuing Bank). Each prepayment of any Revolving Borrowing under this Section 2.10(b)(vii) shall be paid to the Revolving Lenders in accordance with their respective Applicable Percentages of the applicable Class.

(viii) Prepayments made under this Section 2.10(b) shall be (A) accompanied by accrued interest as required by Section 2.12 and (B) subject to Section 2.15 but shall otherwise be without premium or penalty.

SECTION 2.11 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Delayed Draw Term Lender of any Class (other than any Defaulting Lender) a commitment fee, which shall accrue at a rate per annum equal to the Commitment Fee Rate applicable to the Delayed Draw Term Commitments of such Class on the average daily amount of the unused Delayed Draw Term Commitments of such Class of such Delayed Draw Term Lender during the period from and including the Closing Date to the date on which such Delayed Draw Term Lender’s Delayed Draw Term Commitment of such Class terminates. Accrued commitment fees shall be payable in arrears on the last Business Day of each March, June, September and December for the quarterly period then ended, and on the date on which the Delayed Draw Term Commitments of the applicable Class terminate. For purposes of calculating the commitment fee, the Delayed Draw Term Commitment of any Class of any Delayed Draw Term Lender shall be deemed to be used to the extent of Delayed Draw Term Loans of such Class of such Delayed Draw Term Lender.~~10~~

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender of any Class (other than any Defaulting Lender) a commitment fee, which shall accrue at a rate per annum equal to the Commitment Fee Rate applicable to the Revolving Credit Commitments of such Class on the average daily amount of the unused Revolving Credit Commitment of such Class of such Revolving Lender during the period from and including the Closing Date to the date on which such Revolving Lender’s Revolving Credit Commitment of such Class terminates. Accrued commitment fees shall be payable in arrears on the last Business Day of each March, June, September and December for the quarterly period then ended, and on the date on which the Revolving Credit Commitments of the applicable Class terminate. For purposes of calculating the commitment fee, the Revolving Credit Commitment of any Class of any Revolving Lender shall be deemed to be used to the extent of Revolving Loans of such Class of such Revolving Lender and the LC Exposure of such Revolving Lender attributable to its Revolving Credit Commitment of such Class.

(c) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender of any Class a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Revolving Loans of such Class that are SOFR Loans on the daily amount of such Lender’s LC Exposure attributable to its Revolving Credit Commitment of such Class (excluding any portion thereof that is attributable to unreimbursed LC Disbursements), during the period from and including the Closing Date to the earlier of (A) the later of the date on which such Revolving Lender’s Revolving Credit Commitment of such Class terminates and the date on which such Revolving Lender ceases to have any LC Exposure attributable to its Revolving Credit Commitment of such Class and (B) the Termination Date, and (ii) to each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such Letter of Credit to the earlier of (A) the expiration date of such Letter of Credit, (B) the date on which such Letter of Credit terminates or (C) the Termination Date, which shall accrue at a rate equal to 0.125% per annum of the daily amount of the LC Exposure attributable to such Letter of Credit (excluding any portion thereof that is attributable to unreimbursed LC Disbursements), as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees shall accrue to but excluding the last Business Day of each March, June, September and December and be payable in arrears for the quarterly period then ended on the last Business Day of each March, June, September and December; provided, that all such fees shall be payable on the date on which the Revolving Credit Commitments of the applicable Class terminate, and any such fees accruing after the date on which the Revolving Credit Commitments of the applicable Class terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after receipt of a written demand (accompanied by reasonable back-up documentation) therefor.

~~10 NTD: To be further discussed.~~

(d) The Borrower agrees to pay to the Administrative Agent, for its own account, the annual administration fee described in the ~~[~~Administrative Agent Fee Letter~~]~~.

(e) The Borrower agrees to pay to the initial Delayed Draw Term Lender that is signatory to this Agreement on the Closing Date (the “Fronting Lender”), for its own account, the fronting fee in accordance with the Fronting Fee Letter.

(f) The Borrower agrees to pay the Backstop Fee. The Backstop Fee shall be fully earned by certain initial backstop lenders on the Closing Date and shall be payable to certain initial backstop lenders on the Closing Date.

(g) The Borrower agrees to pay the Commitment Fee. The Commitment Fee shall be fully earned by each Delayed Draw Term Lender on the Closing Date and shall be payable to each such Delayed Draw Lender on the Closing Date.

(h) ~~(e)~~ All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to any Issuing Bank). Fees paid shall not be refundable under any circumstances except as otherwise provided in the ~~[~~Fee Letters~~]~~ .

(i) ~~(f)~~ Unless otherwise indicated herein, all computations of accruing fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of a fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.12 Interest.

(a) The Term Loans and Revolving Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Term Loans and Revolving Loans comprising each SOFR Borrowing shall bear interest at the Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, following the occurrence and during the continuance of any Event of Default pursuant to Section 7.01(a), 7.01(f) or 7.01(g), if any principal of any Term Loan or Revolving Loan, any LC Disbursement is not, in each case, paid or reimbursed when due (after the expiration of any applicable grace period), whether at stated maturity, upon acceleration or otherwise, the relevant overdue principal shall bear interest, to the fullest extent permitted by applicable law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Term Loan, Revolving Loan or unreimbursed LC Disbursement, 2.00% plus the rate otherwise applicable to such Term Loan, Revolving Loan or LC Disbursement as provided in the preceding clauses of this Section or in Section 2.05(h) or (ii) in the case of overdue interest or any other overdue amount, 2.00% plus the rate of interest applicable to Revolving Loans that are ABR Loans as provided in clause (a) of this Section 2.12; provided, that no amount shall accrue pursuant to this Section 2.12(c) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender is a Defaulting Lender.

(d) Accrued interest on each Term Loan and Revolving Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) on the Maturity Date applicable to such Loan and (iii) in the case of a Revolving Loan of any Class, upon termination of the Revolving Credit Commitments of such Class, as applicable; provided, that (A) interest accrued pursuant to clause (c) of this Section shall be payable on demand, (B) in the event of any repayment or prepayment of any Term Loan or Revolving Loan (other than an ABR Revolving Loan of any Class prior to the termination of the Revolving Credit Commitments of such Class), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and, in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each Loan for the day on which the Loan is made and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

(f) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

(g) PIK Election. If the Borrower has made a PIK Election in respect of the Initial Term Loans, then on the applicable Interest Payment Date, the Borrower shall (i) pay the accrued but unpaid interest on the Initial Term Loans in cash at a rate per annum equal to Term SOFR (or, in the case of an ABR Loan, ABR) plus 1.00% (the “Partial Cash Interest”) on each such Interest Payment Date and (ii) pay the accrued but unpaid interest attributable to the excess over the Partial Cash Interest by capitalizing and adding such amount to (and thereby increasing) the principal amount of Initial Term Loans outstanding hereunder on each such Interest Payment Date.

SECTION 2.13 Alternate Rate of Interest.

(a) If at least two Business Days prior to the commencement of any Interest Period for a SOFR Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders in writing that the Adjusted Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees promptly to do, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto, and (B) if any Borrowing Request requests a SOFR Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b) Benchmark Replacement.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii) No Hedge Agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.13.

(c) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.13(e) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.

(e) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

SECTION 2.14 Increased Costs.

(a) If any Change in Law:

(i) imposes, modifies or deems applicable any reserve (including pursuant to regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank;

(ii) subjects any Lender or Issuing Bank to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on or with respect to its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) imposes on any Lender or Issuing Bank or the London interbank market any other condition (other than Taxes) affecting this Agreement or SOFR Loans made by any Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to the relevant Lender of making or maintaining any SOFR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) in respect of any SOFR Loan or Letter of Credit in an amount deemed by such Lender or Issuing Bank to be material, then, within 30 days after the Borrower’s receipt of the certificate contemplated by clause (c) of this Section, the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered; provided, that the Borrower shall not be liable for such compensation if (1) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, (2) such Lender invokes Section 2.19 or (3) in the case of requests for reimbursement under clause (iii) above, the relevant circumstances do not generally affect the London interbank market or the applicable request has not been made by Lenders constituting Required Lenders.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity) in an amount deemed by such Lender or Issuing Bank to be material, then, within 30 days of receipt by the Borrower of the certificate contemplated by clause (c) of this Section, the Borrower will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered; provided, that the Borrower shall not be liable for such compensation if (1) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto or (2) such Lender invokes Section 2.19.

(c) Any Lender or Issuing Bank requesting compensation under this Section 2.14 shall be required to deliver a certificate to the Borrower that (i) sets forth the amount or amounts necessary to compensate such Lender or Issuing Bank or the holding company thereof, as applicable, as specified in clauses (a) or (b) of this Section, (ii) sets forth, in reasonable detail, the manner in which such amount or amounts were determined and (iii) certifies that such Lender or Issuing Bank is generally charging such amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, however, that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15 Break Funding Payments. In the event of (a) the conversion or prepayment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any SOFR Loan on the date or in the amount specified in any notice delivered pursuant hereto (whether or not such notice may be revoked in accordance with the terms hereof) or (c) the assignment of any SOFR Loan of any Lender other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the actual out-of pocket loss, cost and expense incurred by such Lender that is attributable to such event, it being understood that such loss, cost or expense shall in any case exclude any interest rate floor, any loss of anticipated profit or margin and all administrative, processing or similar fees. Any Lender requesting compensation under this Section 2.15 shall be required to deliver a certificate to the Borrower that (i) sets forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined and (ii) certifies that such Lender is generally charging the relevant amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.16 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment (as determined by the applicable withholding agent in good faith), then (i) if such Tax is an Indemnified Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.16), each Lender (or, in the case of any payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall timely pay any Other Taxes (without duplication with any amounts paid under Section 2.16(a)) to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse it for any Other Taxes.

(c) The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by the Administrative Agent or such Lender, as applicable, or required to be withheld or deducted from a payment to the Administrative Agent or such Lender, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes imposed on or with respect to any payment under any Loan Document that is attributable to such Lender (but only to the extent that no Loan Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes that are attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender under any Loan Document or otherwise payable by the Administrative Agent to any Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of any withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as the Borrower or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.16(f)(ii)(A), 2.16(f)(ii)(B) and 2.16(f)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) each Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party, two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing any available exemption from, or reduction of, U.S. federal withholding Tax;

(2) two executed copies of IRS Form W-8ECI;

(3) in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) two executed copies of a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments payable to such Lender are effectively connected with the conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent any Foreign Lender is not the beneficial owner (e.g., where the Foreign Lender is a participating Lender), two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-4, IRS Form W- 9, and/or other certification documents from each beneficial owner, as applicable; provided, that if such Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-3 on behalf of each such direct or indirect partner;

(C) each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation as is prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) such additional documentation reasonably requested by the Borrower or the Administrative Agent and as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Notwithstanding anything to the contrary in this Section 2.16(f), no Lender shall be required to provide any documentation that such Lender is not legally eligible to deliver.

(g) If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 2.16 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this clause (g) to the extent that the payment thereof would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the position that the Administrative Agent or such Lender would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.16 shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the relevant Loan Party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Definition of Lender. The term “Lender” shall, for all purposes of this Section 2.16, include any Issuing Bank.

SECTION 2.17 Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, reimbursements of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 p.m. on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated by the Administrative Agent to the Borrower, except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Person or Persons entitled thereto and any payment required to be made directly to any Issuing Bank shall be so made. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as provided in Sections 2.18(b) and 2.19, each borrowing of Loans of a given Class, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans of a given Class and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type (and of the same Class) shall be allocated pro rata among the Lenders in accordance with their respective Applicable Percentages of the applicable Class. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount. All payments hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the date and time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) Subject in all respects to the provisions of each applicable Intercreditor Agreement, all proceeds of Collateral received by the Administrative Agent while an Event of Default exists and all or any portion of the Loans have been accelerated hereunder pursuant to Section 7.01, shall be applied,

(i) first, to the payment of all costs and expenses then due incurred by the Administrative Agent in connection with any collection, sale or realization on Collateral or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document,

(ii) second, on a pro rata basis, to the payment any fees, indemnities or expense reimbursements then due to the Administrative Agent (other than those covered in clause first above) or to any Issuing Bank or Lender from the Borrower constituting Secured Obligations,

(iii) third, on a pro rata basis, to the payment of the Obligations constituting interest due and payable in respect of (i) the Delayed Draw Term Loans and Revolving Loans, (ii) any ~~i~~Incremental ~~t~~Term ~~l~~Loans that utilize the Shared Fixed Incremental Amount, and (iii) if applicable, any Replacement Term Loans that replace or refinance the existing Delayed Draw Term Loans or Revolving Loans,

(iv) fourth, on a pro rata basis, to the payment of the portion of the Obligations constituting (i) unpaid principal on (A) the Delayed Draw Term Loans and Revolving Loans, (B) any ~~i~~Incremental ~~t~~Term ~~l~~Loans that utilize the Shared Fixed Incremental Amount, and (C) if applicable, any Replacement Term Loans that replace or refinance the existing Delayed Draw Term Loans or Revolving Loans ~~and~~(the Term Loans described in clauses (A), (B) and (C), the “First Out Term Loans”) and (ii) that portion of the Obligations constituting unreimbursed amounts in respect of any drawing under a Letter of Credit; provided, that if any Letter of Credit expires undrawn, then any Cash collateral held to secure the related LC Exposure shall be applied in accordance with this Section 2.17(b), beginning with clause (i) above,

(v) fifth, on a pro rata basis to the payment of the Obligations constituting interest due and payable in respect of the ~~Initial~~ Term Loans (other than the First Out Term Loans),

(vi) sixth, on a pro rata basis, to the payment of (i) the portion of the Obligations constituting unpaid principal on the ~~Initial~~ Term Loans (other than the First Out Term Loans) and (ii) breakage, termination and other amounts then due and owing in respect of any Secured Hedging Obligations,

(vii) seventh, on a pro rata basis, to the payment of any other Secured Obligation in respect of the Delayed Draw Term Loans due to the Administrative Agent, any Lender (or any Affiliate thereof) or any other Secured Party by the Borrower,

(viii) eighth, on a pro rata basis, to the payment of any other Secured Obligation in respect of the Loans (other than the Delayed Draw Term Loans) due to the Administrative Agent, any Issuing Bank, any Lender (or any Affiliate thereof) or any other Secured Party by the Borrower, and

(ix) ninth, to, or at the direction of, the Borrower or as a court of competent jurisdiction may otherwise direct.

Any proceeds of Collateral received by the Administrative Agent while no Event of Default exists and no portion of the Loans have been accelerated hereunder shall be paid to the Borrower, other than a payment expressly contemplated herein, which shall be applied as required hereunder.

Without limiting the generality of the foregoing, this Section 2.17(b) is intended to constitute and shall be deemed to constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable nonbankruptcy law. Amounts applied pursuant to clauses (i) through (ix) of this Section 2.17(b) are to be applied, for the avoidance of doubt, in the order required by such clauses until the payment in full in cash of the applicable Secured Obligations referred to in the applicable clause. No Initial Term Lender, Revolving Lender or Issuing Bank shall object to or contest, or support any other Person in contesting or objecting to, in any proceeding (including any proceeding under the Bankruptcy Code), the validity, extent, or enforceability of the priority of payment set forth in clauses (i) through (ix) of this Section 2.17(b). In the event that the Secured Obligations in respect of the Delayed Draw Term Loans, on the one hand, and the Secured Obligations in respect of the Initial Term Loans, Revolving Loans and Letters of Credit, on the other hand, are classified together in the same class under any plan of reorganization or liquidation, each Initial Term Lender, Revolving Lender and Issuing Bank hereby acknowledge and agree that all distributions under such plan of reorganization or liquidation in respect of the claims of Delayed Draw Term Lenders, on the one hand, and Initial Term Lenders, Revolving Lenders and Issuing Banks, on the other hand, shall be applied in accordance with this Section 2.17(b) and that the foregoing shall constitute the consent of the Initial Term Lenders, the Revolving Lenders and the Issuing Banks to less favorable treatment than the Delayed Draw Term Lenders pursuant to Section 1123(a)(4) of the Bankruptcy Code if the plan of reorganization or liquidation provides for such less favorable treatment to give effect to the subordination provisions set forth in this Section 2.17(b).

(c) If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Loans of any Class or participations in LC Disbursements held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class or participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender with Loans of such Class or participations in LC Disbursements, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans of such Class of the other Lenders or sub-participations in LC Disbursements of the other Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of each applicable Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and participations in LC Disbursements; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as amended, restated, supplemented or otherwise modified from time to time) or (B) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans or any of its participants in LC Disbursements to any permitted assignee or participant, including any payment made or deemed made in connection with Sections 2.18(b), 2.21, 2.22, 9.02(c) and 9.05. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender or Issuing Bank the amount due. In such event, if the Borrower has not in fact made such payment, then the applicable Lender or Issuing Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender fails to make any payment required to be made by it pursuant to Section 2.06(b) or Section 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18 Mitigation Obligations; Replacement of Lenders.

(a) If (i) any Lender or Issuing Bank requests compensation under Section 2.14, (ii) any Lender gives notice pursuant to Section 2.19 or (iii) any Loan Party is required to pay any additional amount to any Lender or Issuing Bank or to any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.16, then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending or issuing office for funding, booking or issuing its Loans or Letters of Credit hereunder or its participation in any Letter of Credit affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender or Issuing Bank, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as applicable, in the future or mitigate the impact of Section 2.19, as the case may be, and (B) would not subject such Lender or Issuing Bank to any unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Bank in any material respect. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.14, (ii) any Lender gives notice pursuant to Section 2.19, (iii) any Loan Party is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iv) any Lender is a Defaulting Lender, (v) any Lender (or any Participant in respect of any Lender) is a Disqualified Institution or a Disqualified Person (solely for this purpose, in each case, whether or not it was such at the time it acquired any Commitment or Loan (or any participation therein) subject to the assignment and delegation pursuant to this clause (b)) or (vi) in connection with any proposed amendment, waiver, consent or other modification requiring the consent of “each Lender”, “each Revolving Lender” or “each Lender directly and adversely affected thereby” (or any other Class or group of Lenders other than the Required Lenders) with respect to which the consent of the Required Lenders, the Required DDTL Lenders or the Required Revolving Lenders (or the consent of Lenders holding Loans or Commitments of such Class or lesser group representing more than 50.0% of the sum of the total Outstanding Amount of Loans and unused Commitments of such Class or lesser group at such time) has been obtained, as applicable, any Lender does not provide its consent thereto (each such Lender described in this clause (vi), a “Non Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (A) terminate all the Commitments of such Lender and repay all the outstanding Loans of such Lender (or terminate the Commitment of such Lender of the applicable Class or Classes and repay all the outstanding Loans of such Lender of the applicable Class or Classes), in each case, without any obligation to terminate any Commitment or prepay any Loan of any other Lender, provided, that if, after giving effect such termination and repayment, the aggregate amount of the Revolving Credit Exposure of any Class exceeds the aggregate amount of the Revolving Credit Commitments of such Class then in effect, then the Borrower shall, not later than the next Business Day, prepay one or more Revolving Borrowings of the applicable Class (and, if no Revolving Borrowings of such Class are outstanding, deposit Cash collateral in the LC Collateral Account) in an amount necessary to eliminate such excess, or (B) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement (or all of its interests, rights and obligations under this Agreement as a Lender of the applicable Class or Classes) to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment and delegation); provided, that (1) subject to, in the case of any Lender that is a Disqualified Person, Section 9.05(f)(ii), such Lender has received payment of an amount equal to the outstanding principal amount of its Loans and, if applicable, participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it under any Loan Document (if applicable, in each case, only to the extent the foregoing amounts relate to its interest as a Lender of the applicable Class or Classes), (2) in the case of any assignment and delegation resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment and delegation would result in a reduction in such compensation or payments and (3) such assignment and delegation does not conflict with applicable law. No Lender (other than a Defaulting Lender, a Disqualified Institution or a Disqualified Person) shall be required to make any such assignment and delegation, and the Borrower may not repay the Obligations of such Lender or terminate its Commitments, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that if it is required to assign and delegate any of its rights or obligations pursuant to this Section 2.18(b) or Section 9.05(f)(ii), it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such assignment and delegation and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by one or more Promissory Notes) subject to such Assignment and Assumption (provided, that, notwithstanding anything to the contrary in Section 9.05, the failure of such Lender to execute an Assignment and Assumption or deliver any such Promissory Note shall not render such assignment and delegation (and the corresponding sale and purchase) invalid), and any such assignment and delegation shall be recorded in the Register and any such Promissory Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 2.18(b) or Section 9.05(f)(ii).

SECTION 2.19 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR , or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue SOFR Loans or to convert ABR Loans to SOFR Loans shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the SOFR, Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the SOFR, Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR component of the Alternate Base Rate, in each case, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly). Upon receipt of such notice, (i) the Borrower shall, upon demand from the relevant Lender (with a copy to the Administrative Agent), prepay or convert all of such Lender’s SOFR Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the SOFR, Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR component of the Alternate Base Rate) either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans (in which case the Borrower shall not be required to make payments pursuant to Section 2.15 in connection with such payment) and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the SOFR, Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR (which notice such Lender agrees to give promptly). Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to such Lender.

SECTION 2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Sections 2.11(a) and (b);

(b) the Commitments, Term Loans and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders, the Required DDTL Lenders, the Required Revolving Lenders or such other number of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that, to the extent provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each Lender directly and adversely affected thereby;

(c) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to cash collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with Section 2.05(j); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05(j); sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Delayed Draw Term Loans, Revolving Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Delayed Draw Term Loans or Revolving Loans (as applicable) were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 or 4.03 (as applicable) were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Lenders (other than such Defaulting Lender holding such Delayed Draw Term Loans or Non-Defaulting Revolving Lenders (as applicable) on a pro rata basis prior to being applied to the payment of any Delayed Draw Term Loans or Revolving Loans (as applicable) of, or LC Disbursements owed to, such Defaulting Lender until such time as all Delayed Draw Term Loans or Revolving Loans (as applicable) are held by the Revolving Lenders in accordance with their Applicable Percentages of the applicable Class and, in the case of a Revolving Credit Facility, funded and unfunded participations are held in accordance with their Applicable Revolving Credit Percentages, in each case, without giving effect to Section 2.20(d); it being agreed that any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.20(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(d) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) the LC Exposure of such Defaulting Lender (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.05(d) and 2.05(e)) shall be reallocated among the Non-Defaulting Revolving Lenders in accordance with their respective Applicable Revolving Credit Percentages but only to the extent that (A) the sum of the Revolving Credit Exposures of all Non-Defaulting Revolving Lenders attributable to the Revolving Credit Commitments of any Class does not exceed the total of the Revolving Credit Commitments of all Non-Defaulting Revolving Lenders of such Class and (B) the Revolving Credit Exposure of any Non-Defaulting Revolving Lender that is attributable to its Revolving Credit Commitment of any Class does not exceed such Non-Defaulting Revolving Lender’s Revolving Credit Commitment of such Class;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within two Business Days following notice by the Administrative Agent or the relevant Issuing Bank, cash collateralize for the benefit of the relevant Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (other than any portion thereof referred to in the parenthetical in clause (i) above) that has not been reallocated in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any participation fees to such Defaulting Lender pursuant to Section 2.11(c) with respect to such portion of such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of any Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Revolving Lenders pursuant to Sections 2.11(b) and 2.11(c) shall be adjusted to give effect to such reallocation; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure that is subject to reallocation pursuant to clause (i) above is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable under Section 2.11(c) with respect to such portion of such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such portion of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(e) so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100.0% covered by the Revolving Credit Commitments of the Non-Defaulting Revolving Lenders and/or that the related exposure has been cash collateralized in accordance with Section 2.20(d) to its satisfaction, and participating interests in any newly issued or increased Letter of Credit shall be allocated among the Non-Defaulting Revolving Lenders in a manner consistent with Section 2.20(d)(i) (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, the Borrower and the Issuing Banks each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then, if such Defaulting Lender is a Revolving Lender, the Applicable Revolving Credit Percentage of the LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Credit Commitment, and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the applicable Class of the other Revolving Lenders as the Administrative Agent determines is necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Applicable Percentage of the applicable Class. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (i) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender (and such Lender shall not be entitled to receive any commitment fees, ticking fees or participation fees that were not paid to it during the period it was a Defaulting Lender in accordance with the foregoing provisions), (ii) all waivers, amendments and modifications effected without its consent in accordance with the provisions of this Section 2.20 and Section 9.02 during the period it was a Defaulting Lender shall be binding on it and (iii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

SECTION 2.21 Incremental Credit Extensions.

(a) The Borrower may, at any time, on one or more occasions pursuant to an Incremental Facility Amendment, (i) add one or more new Classes of term facilities (each, an “Incremental Term Facility” and the loans thereunder, “Incremental Term Loans”), (ii) add one or more new Classes of incremental revolving facilities (each, an “Incremental Revolving Facility” and the loans thereunder, “Incremental Revolving Loans”) and/or (iii) increase the principal amount of the Term Loans of any existing Class and/or increase the aggregate amount of the Revolving Credit Commitments of any existing Class (any such increase, an “Incremental Increase” and, together with any Incremental Term Facility and any Incremental Revolving Facility, collectively, the “Incremental Facilities”; and the loans thereunder, together with any Incremental Term Loans and Incremental Revolving Loans, collectively, “Incremental Loans”) in an aggregate outstanding principal amount not to exceed, when taken together with the aggregate outstanding principal amount of all Incremental Equivalent Debt, the Incremental Cap; provided, that:

(i) no Incremental Term Facility may be in an aggregate principal amount that is less than $5,000,000 (or such lesser amount as shall be the remaining amount of the Incremental Cap or to which the Administrative Agent may reasonably agree),

(ii) no Lender shall be obligated to provide any Incremental Commitment, and the determination to provide any Incremental Commitment shall be within the sole and absolute discretion of such Lender,

(iii) no Incremental Facility or Incremental Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender, other than in its capacity, if any, as an Incremental Lender providing all or part of such Incremental Facility or Incremental Loan,

(iv) in the case of an Incremental Increase, the terms of such Incremental Increase (other than (A) to the extent not affecting fungibility for Tax purposes, original issue discount and upfront fees and (B) in the case of an Incremental Increase with respect to any Class of Term Loans, any escrow provisions applicable thereto (including any mandatory prepayment thereof required if the conditions to the release from escrow are not satisfied) prior to the release of the proceeds of any Incremental Loans made thereunder from escrow) shall be the same as the terms of the applicable Class of Term Loans or Revolving Credit Commitments subject to such Incremental Increase,

(v) the Effective Yield (and the components thereof) applicable to any Incremental Facility shall be determined by the Borrower and the Incremental Lenders providing such Incremental Facility; provided, that in the case of any Incremental Term Facility that is secured on a pari passu basis with the Delayed Draw Term Facility, the Effective Yield applicable thereto (determined on the date of the effectiveness thereof) may not be more than 0.50% higher than the Effective Yield applicable to the Delayed Draw Term Facility (determined as of such date but prior to any adjustment thereto pursuant to this clause (v)), unless the Effective Yield (and/or, as provided in the proviso below, the Alternate Base Rate floor or Adjusted Term SOFR floor) with respect to the Delayed Draw Term Facility is adjusted to be equal to the Effective Yield with respect to such Incremental Facility minus 0.50%; provided, further, that any increase in Effective Yield applicable to the Delayed Draw Term Facility due to the application or imposition of any “Adjusted Term SOFR” interest rate floor on any Incremental Term Facility may, at the election of the Borrower, be effected through an increase in the Adjusted Term SOFR floor (and the corresponding adjustment to the Alternate Base Rate floor) applicable to the Delayed Draw Term Facility,

(vi) the Maturity Date with respect to any Incremental Term Loans shall be no earlier than the Latest Term Loan Maturity Date and no Incremental Revolving Facility may have the Maturity Date earlier than (or require scheduled amortization or mandatory commitment reductions prior to) the Latest Revolving Credit Maturity Date, in each case, as of the date of effectiveness of such Incremental Facility,

(vii) the Weighted Average Life to Maturity of any Incremental Term Facility shall be no shorter than the longest remaining Weighted Average Life to Maturity of any then- existing Class of Term Loans (without giving effect to the reduction of any required amortization payments from any prepayments of the Term Loans); provided, that Incremental Term Loans may be in the form of customary bridge loans so long as any Indebtedness for which such loans are exchanged for or that otherwise replaces such loans satisfies the requirements of this cluase (vii),

(viii) (A) any Incremental Term Facility or Incremental Revolving Facility shall be pari passu or junior in right of payment and with respect to security with any then-existing Class of Loans or unsecured and (B) no Incremental Facility may be (x) guaranteed by any Person that is not a Loan Party (other than a Person that becomes a Loan Party substantially concurrently with the incurrence of such Incremental Facility) or (y) secured by any assets other than the Collateral (other than assets that become Collateral substantially concurrently with the incurrence of such Incremental Facility), provided that any Incremental Term Facility or Incremental Revolving Facility that is secured on junior lien basis to the Obligations, unsecured or subordinated in right of payment to the Obligations shall be incured pursuant to separate credit or facilities documentation and shall be subject to an Intercreditor Agreement,

(ix) any Incremental Term Loans may participate in any mandatory prepayment under Section 2.10(b) on a pro rata basis (or on less than pro rata basis, but, except with respect to any mandatory prepayment referred to in the parenthetical clause in Section 2.10(b)(iii), not on a greater than pro rata basis) with any then-existing Class of Term Loans,

(x) subject to Sections 1.10(a) and 2.21(h), (A) the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of the effectiveness of such Incremental Facility with the same effect as though such representations and warranties had been made on and as of such date; provided, that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such date or for such period, and (B) no Event of Default shall exist immediately prior to or immediately after giving effect to such Incremental Facility,

(xi) subject to the foregoing terms of this Section 2.21(a), any Incremental Term Facility or Incremental Revolving Facility shall be on terms and pursuant to documentation to be determined by the Borrower and the Incremental Lenders providing such Incremental Term Facility or Incremental Revolving Facility; provided that except with respect to Effective Yield, final maturity or commitment termination, amortization, prepayments (including restrictions on prepayment) and premiums, escrow provisions and except as otherwise permitted herein, the terms of any Incremental Term Facility or Incremental Revolving Facility shall not be materially more restrictive (when taken as a whole and as reasonably determined by the Borrower in good faith) on the Borrower and its Restricted Subsidiaries than those applicable to any then-existing Class of Term Loans or Revolving Credit Commitments, as applicable (other than any terms which are applicable only after the Latest Term Loan Maturity Date or the Latest Revolving Credit Maturity Date, as applicable, in each case, as of the date of effectiveness of such Incremental Facility) unless any such terms of any Incremental Term Facility or Incremental Revolving Facility that are materially more favorable to the Incremental Lenders under such Incremental Facility than those applicable to any then-existing Class of Term Loans or Revolving Credit Commitments, as applicable, are then added to the Loan Documents for the benefit of the Lenders under each such then-existing Class of Term Loans or Revolving Credit Commitments, as applicable,

(xii) the proceeds of any Incremental Facility may be used for working capital and other general corporate purposes (including permitted acquisitions, permitted Investments and Restricted Payments, permitted prepayments of Restricted Debt, payments in respect of earn-outs, holdbacks and other similar deferred acquisition consideration related to any permitted acquisitions (including for the avoidance of doubt, any acquisition consummated prior to the Closing Date), consummated prior to or substantially concurrently with the incurrence of such Incremental Facility) and for any other purposes not prohibited by the terms of the Loan Documents, and

(xiii) on the date of the borrowing of any Incremental Loans that will be of the same Class as any then-existing Class of Term Loans (or on the date of the release from escrow of the proceeds of any Incremental Loans that, upon the release of such proceeds, will be of the same Class as any then-existing Class of Term Loans), and notwithstanding anything to the contrary set forth in Section 2.07 or 2.12, such Incremental Loans shall be added to (and constitute a part of, be of the same Type as and, at the election of the Borrower, have the same Interest Period as) each Borrowing of outstanding Term Loans of such Class on a pro rata basis (based on the relative sizes of such Borrowings), so that each Incremental Lender providing such Incremental Loans will participate proportionately in each then-outstanding Borrowing of Term Loans of such Class; it being acknowledged that the application of this clause (a)(xiii) may result in such Incremental Loans having Interest Periods (the duration of which may be less than one month) that begin during an Interest Period then applicable to outstanding SOFR Term Loans of the relevant Class and which end on the last day of such Interest Period.

(b) Incremental Commitments may be provided by any existing Lender or by any other Eligible Assignee (each, an “Incremental Lender”); provided, that the Administrative Agent (and, in the case of any Incremental Revolving Facility and any Incremental Increase with respect to any Revolving Credit Commitments, each Issuing Bank) shall have a right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Incremental Lender’s provision of Incremental Commitments solely if such consent would be required under Section 9.05(b) for an assignment of Loans of the applicable Class to such Incremental Lender; provided, further, that any Incremental Lender that is a Non-Debt Fund Affiliate shall be subject to the provisions of Section 9.05(g), mutatis mutandis, to the same extent as if the relevant Incremental Commitments and related Obligations had been acquired by such Incremental Lender by way of assignment.

(c) Each Incremental Lender providing a portion of any Incremental Facility shall execute and deliver to the Administrative Agent and the Borrower all such documentation (including the relevant Incremental Facility Amendment) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Facility. On the effective date of such Incremental Facility, each Incremental Lender that is not then a Lender shall become a Lender for all purposes in connection with this Agreement.

(d) As conditions precedent to either to the effectiveness of any Incremental Facility or to the making of any Incremental Loans (as set forth in the applicable Incremental Facility Amendment), (i) the Administrative Agent shall be entitled to receive such customary written opinions of counsel, customary secretary’s certificate, customary officer’s certificate (as to the satisfaction of the conditions set forth in clause (a)(x) above, to the extent such conditions are applicable), customary reaffirmation agreements and customary supplements and/or amendments to the Collateral Documents as it shall reasonably request, (ii) the Administrative Agent shall be entitled to receive, from each Incremental Lender that is not then a Lender, an Administrative Questionnaire and such other documents as it shall reasonably request from such Incremental Lender, (iii) the Administrative Agent and the Incremental Lenders shall be entitled to receive all fees required to be paid in respect of such Incremental Facility or Incremental Loans pursuant to agreements separately agreed to by the Borrower and (iv) in the case of the making of any Incremental Loans under an Incremental Term Facility or an Incremental Increase with respect to any existing Class of Term Loans, the Administrative Agent shall have received a Borrowing Request (it being understood that such Borrowing Request shall not be required to contain any representation, warranty or certification).

(e) Upon the effectiveness of an Incremental Increase with respect to any Revolving Credit Commitments or any Incremental Revolving Facility pursuant to this Section 2.21:

(i) in the case of any such Incremental Increase, (A) each Revolving Lender immediately prior to such Incremental Increase will automatically and without further act be deemed to have assigned to each relevant Incremental Lender, and each relevant Incremental Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit, such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (including each such Incremental Lender) participations hereunder in Letters of Credit shall be held pro rata on the basis of their respective Applicable Revolving Credit Percentages (determined after giving effect to such Incremental Increase) and (B) the existing Revolving Lenders of the applicable Class shall assign Revolving Loans to certain other Revolving Lenders of such Class (including the Revolving Lenders providing the relevant Incremental Increase), and such other Revolving Lenders

(including the Revolving Lenders providing the relevant Incremental Increase) shall purchase such Revolving Loans, in each case, to the extent necessary so that all of the Revolving Lenders of such Class participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Applicable Percentages of such Class (after giving effect to any such Incremental Increase); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (e)(i); and

(ii) in the case of any Incremental Revolving Facility, (A) the borrowing and repayment (except for (I) payments of interest and fees at different rates on the Revolving Facilities (and related outstandings), (II) repayments required on the Maturity Date of any Revolving Facility and (III) repayments made in connection with a permanent termination of the Revolving Credit Commitments under any Revolving Facility (subject to clause (C) below)) of Revolving Loans under any Revolving Facility after the effective date of such Incremental Revolving Facility shall be made on a pro rata basis with all other Revolving Facilities, (B) all Letters of Credit shall be participated on a pro rata basis by all Revolving Lenders in accordance with their respective Applicable Revolving Credit Percentages and (C) any permanent repayment of Revolving Loans under, and reduction and termination of Revolving Credit Commitments under, any Revolving Facility after the effective date of such Incremental Revolving Facility shall be made on a pro rata basis with all other Revolving Facilities, except that the Borrower shall be permitted to permanently repay Revolving Loans and reduce or terminate Revolving Credit Commitments under any Revolving Facility on a greater than pro rata basis as compared to any other Revolving Facilities with a later Maturity Date than such Revolving Facility.

(f) [Reserved]

(g) The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Facility Amendment and/or any amendment to this Agreement or any other Loan Document as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section 2.21, including any amendments necessary to establish new Classes of Loans and Commitments hereunder (including for purposes of prepayments and voting) or to reflect an increase in any existing Class of Loans and Commitments and any technical amendments relating thereto, in each case, on terms consistent with this Section 2.21. The Administrative Agent agrees that its consent to any amendment to this Agreement or any other Loan Document as contemplated above, or to the form and substance of any Incremental Facility Amendment, will not be unreasonably withheld, delayed or conditioned.

(h) Notwithstanding anything to the contrary in this Section 2.21 or in any other provision of any Loan Document, if the proceeds of any Incremental Facility are intended to be applied to finance an acquisition (including a Limited Condition Acquisition), other investments or repayment of Indebtedness requiring irrevocable notice in advance of such prepayment, the availability thereof shall be subject to (i) in the case of the representations and warranties made in connection therewith, customary “SunGard” or “certain funds” conditionality and (ii) (x) no Event of Default at the time of, or immediately after giving effect to, execution of definitive documentation for such Limited Condition Acquisition or notice of repayment and (y) no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) at the time of, or immediately after giving effect to, the funding of such Incremental Facility or the making of such repayment.

(i) This Section 2.21 shall supersede any provision in Section 2.17 or 9.02 to the contrary.

SECTION 2.22 Extensions and Modifications of Loans and Revolving Credit Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension/Modification Offer”) made from time to time by the Borrower to all Lenders holding Loans or Commitments of any Class, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the Loans or Commitments of such Class) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate transactions with any individual Lender that accepts the terms contained in the relevant Extension/Modification Offer to extend the Maturity Date of all or a portion of such Lender’s Loans and/or Commitments of such Class and/or otherwise to modify the terms of all or a portion of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Extension/Modification Offer (including by increasing the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) and/or modifying the amortization schedule, if any, in respect of such Loans) (each, an “Extension/Modification”); it being understood that any Extended/Modified Term Loans shall constitute a separate Class of Loans from the Class of Loans from which they were converted and any Extended/Modified Revolving Credit Commitments shall constitute a separate Class of Revolving Credit Commitments from the Class of Revolving Credit Commitments from which they were converted; provided that the following terms are satisfied:

(i) except as to (A) interest rates, fees and/or final maturity (which shall, subject to clause (iii) below, be determined by the Borrower and any Lender that agrees to an Extension/Modification of its Revolving Credit Commitments and set forth in the relevant Extension/Modification Offer), (B) terms applicable to such Extended/Modified Revolving Credit Commitments or Extended/Modified Revolving Loans (each as defined below) that are more favorable to the Lenders holding such Extended/Modified Revolving Credit Commitments or Extended/Modified Revolving Loans than those contained in the Loan Documents and are then added to the Loan Documents for the benefit of the Revolving Lenders pursuant to the applicable Extension/Modification Amendment, and (C) any covenants or other provisions applicable only to periods after the Latest Revolving Credit Maturity Date (in each case, as of the date of effectiveness of such Extension/Modification), the Revolving Credit Commitment of any Lender that agrees to such Extension/Modification Offer with respect to such Commitment (an “Extended/Modified Revolving Credit Commitment”; and the Loans thereunder, “Extended/Modified Revolving Loans”), and the related outstandings, shall have terms substantially consistent with (or terms not less favorable to existing Lenders than) the terms of the Class of Revolving Credit Commitments subject to the relevant Extension/Modification Offer (and related outstandings); provided that if more than one Revolving Facility exists after giving effect to any such Extension/Modification, (1) the borrowing and repayment (except for (x) payments of interest and fees at different rates on the Revolving Facilities (and related outstandings), (y) repayments required on the Maturity Date of any Revolving Facility and (z) repayments made in connection with a permanent repayment and termination of Revolving Credit Commitments under any Revolving Facility (subject to clause (3) below)) of Revolving Loans under any Revolving Facility after the effective date of such Extended/Modified Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Facilities, (2) all Letters of Credit shall be participated on a pro rata basis by all Revolving Lenders accordance with their respective Applicable Revolving Credit Percentages and (3) any permanent repayment of Revolving Loans with respect to, and reduction or termination of Revolving Credit Commitments under, any Revolving Facility after the effective date of such Extended/Modified Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Facilities, except that the Borrower shall be permitted to permanently repay Revolving Loans and terminate Revolving Credit Commitments under any Revolving Facility on a greater than pro rata basis as compared to any other Revolving Facilities with a later Maturity Date than such Revolving Facility;

(ii) except as to (A) interest rates, fees, amortization, final maturity date, premiums, required prepayment dates and participation in prepayments (which shall, subject to clauses (iii), (iv) and (v) below, be determined by the Borrower and any Lender that agrees to an Extension/Modification of its Term Loans and set forth in the relevant Extension/Modification Offer), (B) terms applicable to such Extended/Modified Term Loans (as defined below) that are more favorable to the Lenders of such Extended/Modified Term Loans than those contained in the Loan Documents and are then added to the Loan Documents for the benefit of the Term Lenders pursuant to the applicable Extension/Modification Amendment and (C) any covenants or other provisions applicable only to periods after the Latest Term Loan Maturity Date (in each case, as of the date of effectiveness of such Extension/Modification), the Term Loans of any Lender that are extended or otherwise modified pursuant to any Extension/Modification (any such Term Loans, the “Extended/Modified Term Loans”) shall have terms substantially consistent with (or terms not less favorable to existing Lenders than) the terms of the Class of Term Loans subject to the relevant Extension/Modification Offer;

(iii) (A) the Maturity Date of any Extended/Modified Term Loans may be no earlier than the Maturity Date of the Class of Term Loans subject to the relevant Extension/Modification Offer at the time of the effectiveness of the applicable Extension/Modification and (B) no Extended/Modified Revolving Credit Commitments or Extended/Modified Revolving Loans may have the Maturity Date earlier than (or require commitment reductions prior to) the Maturity Date of the Revolving Facility subject to the relevant Extension/Modification Offer at the time of the effectiveness of the applicable Extension/Modification;

(iv) the Weighted Average Life to Maturity of any Extended/Modified Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans subject to the relevant Extension/Modification Offer at the time of the effectiveness of the applicable Extension/Modification;

(v) any Extended/Modified Term Loans may participate in any mandatory prepayment under Section 2.10(b) on a pro rata basis (or on less than pro rata basis, but, except with respect to any mandatory prepayment referred to in the parenthetical clause in Section 2.10(b)(iii), not on a greater than pro rata basis) with any then-existing Class of Term Loans;

(vi) if the aggregate principal amount of Loans or Commitments, as the case may be, in respect of which Lenders have accepted the relevant Extension/Modification Offer exceed the maximum aggregate principal amount of Loans or Commitments, as the case may be, offered to be extended or modified by the Borrower pursuant to such Extension/Modification Offer, then the Loans or Commitments, as the case may be, of such Lenders shall be extended or modified ratably up to such maximum amount based on the respective principal amounts (but not to exceed the applicable Lender’s actual holdings of record) with respect to which such Lenders have accepted such Extension/Modification Offer;

(vii) unless the Administrative Agent otherwise agrees, any Extension must be in a minimum amount of $10,000,000; and

(viii) no Extension/Modification of any Revolving Facility shall be effective as to the obligations of any Issuing Bank with respect to Letters of Credit without the consent of such Issuing Bank (such consent not to be unreasonably withheld, conditioned or delayed) (and, in the absence of such consent, all references herein to Latest Revolving Credit Maturity Date shall be determined, when used in reference to such Issuing Bank, without giving effect to such Extension/Modification).

(b) (i) No Extension/Modification consummated in reliance on this Section 2.22 shall constitute a voluntary or mandatory prepayment for purposes of Section 2.10, (ii) the scheduled amortization payments (insofar as such Extension/Modification affects payments due to Lenders participating in the relevant Class) set forth in Section 2.09 shall be adjusted to give effect to any Extension/Modification of any Class of Loans and/or Commitments and (iii) except as set forth in clause (a)(vii) above, no Extension/Modification Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension/Modification Condition”) to the consummation of any Extension/Modification that a minimum amount (to be specified in the relevant Extension/Modification Offer in the Borrower’s sole discretion) of Loans or Commitments (as applicable) of any or all applicable Classes be tendered; it being understood that the Borrower may, in its sole discretion, waive any such Minimum Extension/Modification Condition. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.22 (including, for the avoidance of doubt, the payment of any interest, fees or premium in respect of any Extended/Modified Term Loans and/or Extended/Modified Revolving Credit Commitments on such terms as may be set forth in the relevant Extension/Modification Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.09, 2.10 and/or 2.17) or any other Loan Document that may otherwise prohibit any such Extension/Modification or any other transaction contemplated by this Section 2.22.

(c) Subject to any consent required under Sections 2.22(a)(vii) or 2.22(a)(viii), no consent of any Lender or the Administrative Agent shall be required to effectuate any Extension/Modification, other than the consent of each Lender agreeing to such Extension/Modification with respect to one or more of its Loans and/or Commitments of any Class (or a portion thereof). All Extended/Modified Term Loans and Extended/Modified Revolving Credit Commitments and all obligations in respect thereof shall constitute Secured Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed by the Loan Guarantors on a pari passu basis with all other Credit Facilities. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Extension/Modification Amendment and/or any amendment to this Agreement or any other Loan Document as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section 2.22, including any amendments necessary to establish new Classes of Loans and Commitments hereunder (including for purposes of prepayments and voting) or to reflect an increase in any existing Class of Loans and Commitments and any technical amendments relating thereto, in each case, on terms consistent with this Section 2.22. The Administrative Agent agrees that its consent to any amendment to this Agreement or any other Loan Document as contemplated above, or to the form and substance of any Extension/Modification Agreement, will not be unreasonably withheld, delayed or conditioned.

(d) In connection with any Extension/Modification, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the Credit Facilities hereunder after such Extension/Modification), if any, as may be established by, or acceptable to, the Administrative Agent, in each case, acting reasonably to accomplish the purposes of this Section 2.22.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

On the dates and to the extent required pursuant to Section 4.01, 4.02 or 4.03, as applicable, Holdings (solely with respect to Sections 3.01, 3.02, 3.03, 3.07, 3.08, 3.09, 3.13, 3.14, 3.16, 3.17 and 3.19) and the Borrower hereby represent and warrant to the Lenders that:

SECTION 3.01 Organization; Powers. Holdings, the Borrower and each of its Restricted Subsidiaries (a) is (i) duly organized and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the law of its jurisdiction of organization, (b) has all requisite corporate or other organizational power and authority to own its assets and to carry on its business as now conducted, (c) has all governmental licenses, authorizations, registrations, permits, consents and approvals required under all applicable Laws and required in order to carry on its business as now conducted and (d) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where the ownership, lease or operation of its properties or conduct of its business requires such qualification, except, in the case of each clause referred to above (other than clause (a)(i) and clause (a)(ii) with respect to the Borrower), where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability. The execution, delivery and performance of each Loan Document by each Loan Party that is a party thereto are within such Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable against it in accordance with its terms, subject to the Legal Reservations.

SECTION 3.03 Governmental Approvals; No Conflicts. The execution, delivery and performance of each Loan Document by each Loan Party that is a party thereto (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) in connection with the Perfection Requirements and (iii) such consents, approvals, registrations, filings or other actions the failure to obtain or make which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (b) will not violate (i) such Loan Party’s Organizational Documents or (ii) any law applicable to such Loan Party, which violation, in the case of this clause (b)(ii), would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (c) will not violate or result in a default under any Contractual Obligation to which such Loan Party is a party, which violation or default, in the case of this clause (c), would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04 Financial Condition; No Material Adverse Effect.

(a) The financial statements of the Borrower for the fiscal quarter ended March 31, 2024 present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries on as of the dates and for the periods covered thereby in accordance with GAAP, subject, in the case of quarterly financial statements, to the absence of footnotes and normal year-end adjustments. Except for its obligations under the Loan Documents, Holdings has no assets or liabilities other than the Capital Stock of the Borrower and ordinary course liabilities relating to its existence and status as a holding company.

(b) The pro forma balance sheet of the Borrower and its Consolidated Subsidiaries as of March 31, 2024 and related consolidated statements of operations and cash flows, as well as pro forma levels of Consolidated Adjusted EBITDA and other operating data, in each case for the twelve month period ending as of such date, copies of which have been delivered to the Administrative Agent prior to the date hereof, were prepared by the management of the Borrower in good faith and fairly and accurately present the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date, adjusted to give effect (as if such events had occurred on such date) to (i) the Transactions occuring on the Closing Date, (ii) the making of the Initial Term Loans, (iii) the application of the proceeds therefrom as contemplated hereby and (iv) the payment of Transaction Costs. As of the date of such balance sheet and the date hereof, no Loan Party had or has any material liabilities, contingent or otherwise, including liabilities for taxes, long-term leases or forward or long-term commitments, which are not properly reflected on such balance sheet.

(c) Since the Closing Date, there have been no events, developments or circumstances that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.05 Properties.

(a) As of the Closing Date, Schedule 3.05 sets forth the address of each Material Real Estate Asset that is owned by any Loan Party.

(b) The Borrower and its Restricted Subsidiaries have good and valid fee simple title to or rights to purchase, or valid leasehold interests in, or easements or other limited property interests in, all of their respective Real Estate Assets and have good title to their personal property and assets, in each case, except (i) for defects in title that do not materially interfere with their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes and Permitted Liens and (ii) where the failure to have such title, rights or interests would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) The Borrower and its Restricted Subsidiaries own or otherwise have a license or right to use all rights in Patents, Trademarks, Copyrights and other rights in works of authorship (including all Copyrights embodied in software) and all other intellectual property rights (“IP Rights”) as such rights are used to conduct their respective businesses as presently conducted without, to the knowledge of the Borrower, any infringement or misappropriation of the IP Rights of third parties, except to the extent the failure to own or license or have rights to use any of such IP Rights would not, or where the infringement or misappropriation of any IP Rights of any third party would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Restricted Subsidiaries which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) neither the Borrower nor any of its Restricted Subsidiaries is subject to or has received written notice of any Environmental Claim or Environmental Liability or knows of any basis for any Environmental Claim against, or any Environmental Liability of, the Borrower or any of its Restricted Subsidiaries and (ii) neither the Borrower nor any of its Restricted Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law.

(c) Neither the Borrower nor any of its Restricted Subsidiaries has treated, stored, transported or Released, or arranged for the treatment, storage, transportation or disposal of, any Hazardous Materials on, at, under or from any currently or formerly operated real estate or facility, or any other location, in a manner that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07 Compliance with Laws. Each of Holdings, the Borrower and its Restricted Subsidiaries is in compliance with all laws applicable to it or its property, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; it being understood and agreed that this Section 3.07 shall not apply to the laws covered by Section 3.17.

SECTION 3.08 Investment Company Status. No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. Each of Holdings, the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable (including in its capacity as a withholding agent), except (a) Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings diligently conducted and for which Holdings, the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves to the extent required by GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 ERISA.

(a) Each Plan and each Foreign Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable law, except where any failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11 Disclosure.

(a) With respect to information relating to Holdings, the Borrower and its subsidiaries, all written information (other than the Projections, other forward-looking information, information of a general economic or industry-specific nature and all third party memos and reports) concerning Holdings, the Borrower and its subsidiaries that was made available to any Lender or the Administrative Agent in connection with the Transactions on or before the Closing Date, when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

SECTION 3.12 Solvency. As of the Closing Date, immediately after the incurrence of the Loans on the Closing Date and the consummation of the other Transactions to be consummated on the Closing Date, (a) the sum of the debt (including contingent liabilities) of the Borrower and its subsidiaries, taken as a whole, does not exceed the fair saleable value (on a going concern basis) of the assets of the Borrower and its subsidiaries, taken as a whole; (b) the present fair saleable value of the assets (on a going concern basis) of the Borrower and its subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities of the Borrower and its subsidiaries, taken as a whole, on their debts as they become absolute and matured in the ordinary course of business; (c) the capital of the Borrower and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the

Borrower or its subsidiaries, taken as a whole, contemplated as of the Closing Date; and (d) the Borrower and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations) beyond their ability to pay such debts as they become absolute and mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

SECTION 3.13 Capitalization and Subsidiaries. Schedule 3.13 sets forth, as of the Closing Date, a correct and complete list of the name, the jurisdiction of organization and the type of entity of Holdings and each of its subsidiaries and, as to each subsidiary, the ownership interest therein held by Holdings or its other subsidiaries. All issued and outstanding Capital Stock of each Loan Party are duly authorized and validly issued, fully paid, non-assessable, free and clear of all Liens other than those in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders and other Permitted Liens, and such Capital Stock were issued in compliance with all applicable Laws. No shares of the Capital Stock of any Loan Party (other than Holdings), other than those described above, are issued and outstanding as of the Closing Date. Except as set forth on Schedule 3.13, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party of any Capital Stock of any such entity (other than Holdings).

SECTION 3.14 Security Interest in Collateral. Subject to the terms of the last paragraph of Section 4.01, the Legal Reservations, the Perfection Requirements and the provisions, limitations and/or exceptions set forth in this Agreement and the other Loan Documents, as of the Closing Date, the Collateral Documents executed and delivered by the Loan Parties on the Closing Date create legal, valid and enforceable Liens on all of the Collateral expressed to be subject thereto in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the applicable Perfection Requirements, such Liens shall constitute fully perfected Liens (subject to no Liens other than Permitted Liens and with the priority that such Liens are expressed to have under the relevant Collateral Documents) on such Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the Secured Obligations, in each case, as and to the extent set forth therein.

SECTION 3.15 Labor Disputes. Except would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened and (b) the hours worked by and payments made to employees of the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters.

SECTION 3.16 Federal Reserve Regulations. None of Holdings, the Borrower or any of its Restricted Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit have been or will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might result in a violation of Regulation T, U or X.

SECTION 3.17 OFAC; USA PATRIOT ACT; and FCPA.

(a) (i) None of Holdings, the Borrower, any of its Restricted Subsidiaries or, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of any of the foregoing is a Sanctioned Person; and (ii) the Borrower and its Restricted Subsidiaries will not directly or, to the knowledge of the Borrower, indirectly use the proceeds of any Loan or any Letter of Credit or otherwise make available such proceeds to any Person for the purpose of financing the activities of any Sanctioned Person or any activities in any Sanctioned Country, except to the extent licensed or otherwise approved by the applicable Sanctions authority.

(b) To the extent applicable, each Loan Party is in compliance with (i) the USA PATRIOT Act, (ii) any Sanctions and (iii) Anti-Corruption Laws.

(c) The Borrower and its Restricted Subsidiaries will not directly or, to the knowledge of the Borrower, indirectly use the proceeds of any Loan or any Letter of Credit in furtherance of any offers, payments, promises to pay, or authorizations of the payment or giving of money, or anything else of value, to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to improperly obtain, retain or direct business or obtain any improper or due advantage in violation of Anti-Corruption Laws.

SECTION 3.18 Use of Proceeds. The Loan Parties will use the proceeds of the Loans only as provided in Section 5.11.

SECTION 3.19 Healthcare Matters. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect:

(a) no written notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation, review or proceeding is pending, or to any Loan Party’s knowledge, threatened to, against or affecting any Loan Party by or before any Governmental Authority or other Person with respect to any (i) alleged violation by any Loan Party of any Healthcare Law; or (ii) alleged failure by any Loan Party to have any Healthcare Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof;

(b) the Borrower and its Restricted Subsidiaries have: (i) obtained and currently have all Healthcare Permits necessary to conduct their operations in the ordinary course of business; and (ii) maintained in all material respects all records required to be maintained under Healthcare Laws;

(c) the Borrower and its Restricted Subsidiaries have obtained from or have timely filed with (i) the Medicare program, approval to receive the provider numbers which will permit Borrower and its applicable Restricted Subsidiaries to bill the Medicare program with respect to covered services rendered by them to patients insured under the Medicare program, if any, and (ii) the applicable Medicaid programs’ approval to receive the provider numbers which will permit Borrower and its applicable Restricted Subsidiaries to bill the Medicaid program with respect to covered services rendered by them to patients insured under the Medicaid programs, if any. To the knowledge of any Loan Party, the Borrower and its Restricted Subsidiaries are in material compliance with the conditions of participation in the Medicare, Medicaid and other federal or state healthcare programs to the extent necessary for their material operations in the ordinary course of business;

(d) there is no pending nor to the knowledge of any Loan Party, threatened, proceeding or investigation of Borrower or its Restricted Subsidiaries by any Governmental Authority with respect to the Medicare, Medicaid or any federal or state healthcare programs with respect to the operations of Borrower or its Restricted Subsidiaries. Without limiting or being limited by any other provision of any Loan Document, Borrower and its Restricted Subsidiaries have timely filed or caused to be filed all cost and other applicable reports, if any, of every kind required by applicable law, agreement or otherwise binding upon them, if any. To the knowledge of any Loan Party, there are no material claims, actions or appeals pending (and neither Borrower nor any of its Restricted Subsidiaries has filed any applicable claims or reports which could reasonably result in any such claims, actions or appeals) before any commission, board or agency or other Governmental Authority with respect to any applicable state or federal Medicare or Medicaid cost reports or claims filed by Borrower or any of its Restricted Subsidiaries, or any disallowance by any commission, board or agency or other Governmental Authority in connection with any audit of such applicable cost reports or claims. No material validation review or program integrity review related to Borrower or any of its Restricted Subsidiaries or the consummation of the transactions contemplated herein or to the Collateral has been conducted by any commission, board or agency or other Governmental Authority in connection with the Medicare, Medicaid or other federal or state healthcare programs, and to the knowledge of the Loan Parties, no such reviews are scheduled, pending or threatened against or affecting any of the providers, any of the Collateral or the consummation of the transactions contemplated hereby. Neither Borrower nor any of its Restricted Subsidiaries, nor, to the knowledge of any Loan Party, or its or their officers, directors, or managing employees are, or while this Agreement shall remain in effect shall be, excluded from participation in, or sanctioned or convicted of a crime under or with respect to the Medicare, Medicaid or any federal or state healthcare programs, nor to the best of the Loan Parties’ knowledge, is any such exclusion threatened. Neither Borrower nor any of its Restricted Subsidiaries has received any written notice from any of the Medicare, Medicaid or any state or federal healthcare programs, or any other third party payor programs, of any pending or threatened investigations, reviews or surveys of Borrower, its Subsidiaries, or its or their directors, officers or managing employees, and no Loan Party has actual knowledge that any such investigation, reviews or surveys are pending or threatened; and

(e) each of Borrower and its Restricted Subsidiaries has and shall maintain (i) all applicable Medicare, Medicaid and other federal or state healthcare program provider numbers necessary for the conduct of operations in the ordinary course of business, and (ii) arrangements with third party payors to the extent necessary to conduct operations in the ordinary course of business.

ARTICLE 4

CONDITIONS

SECTION 4.01 Closing Date. The obligations of each (i) Initial Term Lender to make its Initial Term Loan Commitment and the Initial Term Loans to be made on the Closing Date, (ii) Initial Revolving Lender to make its Initial Revolving Credit Commitment and any Initial Revolving Loans and (iii) Delayed Draw Term Lender to make its Delayed Draw Term Commitments to be established, in each case, on the Closing Date, is subject solely to the satisfaction of the following conditions precedent (or waiver of such conditions precedent in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each Loan Party party thereto a counterpart signed by such Loan Party (or written evidence satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method) that such Loan Party has signed a counterpart) of this Agreement, the Security Agreement, the applicable Intellectual Property Security Agreements and the Guarantee Agreement, (ii) from Holdings and the Borrower, a completed Perfection Certificate, dated the Closing Date and executed by a Responsible Officer thereof and (iii) from the Borrower, a Borrowing Request as required by Section 2.03 and each Promissory Note requested by a Lender at least three Business Days prior to the Closing Date.

(b) Legal Opinions. The Administrative Agent shall have received, on behalf of itself and the Lenders and the Issuing Banks on the Closing Date, a customary written opinion of ~~(i)~~ Weil, Gotshal & Manges LLP, in its capacity as counsel for the Loan Parties, ~~and (ii) [ ], in its capacity as Florida counsel for the applicable Loan Parties, in each case,~~ dated the Closing Date and addressed to the Administrative Agent, the Lenders and the Issuing Banks and with respect to the Loan Documents executed on the Closing Date.

(c) Secretary’s Certificates and Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, each dated the Closing Date and executed by a secretary, assistant secretary or other Responsible Officer thereof, which shall (A) certify that (1) attached thereto is a true and complete copy of the certificate or articles of incorporation, formation or organization (or equivalent) of such Loan Party certified by the relevant authority of its jurisdiction of organization (to the extent reasonably available in the applicable jurisdiction), (2) the certificate or articles of incorporation, formation or organization (or equivalent) of such Loan Party attached thereto have not been amended (except as attached thereto) since the date reflected thereon, (3) attached thereto is a true and correct copy of the by-laws or operating, management, partnership or similar agreement of such Loan Party, together with all amendments thereto as of the Closing Date, and such by-laws or operating, management, partnership or similar agreement are in full force and effect as of the Closing Date and (4) attached thereto is a true and complete copy of the resolutions or written consent, as applicable, of its board of directors, board of managers, sole member or other applicable governing body authorizing the execution and delivery of the Loan Documents, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the officers, managers, directors or authorized signatories of such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party on the Closing Date and (ii) a good standing (or equivalent) certificate as of a recent date for each Loan Party from the relevant authority of its jurisdiction of organization (to the extent applicable in such jurisdiction).

(d) Representations and Warranties. The representations and warranties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (or in all respects, if qualified by materiality or “Material Adverse Effect”), in each case, on and as of the Closing Date (unless such representations and warranties relate to an earlier date, in which case, such representations and warranties shall have been true and correct in all material respects as of such earlier date (or in all respects, if qualified by materiality or “Material Adverse Effect”)).

(e) [~~r~~Reserved].

(f) Fees. Prior to or substantially concurrently with the funding of the Initial Term Loans on the Closing Date, the Lenders and the Administrative Agent shall have received all fees and reimbursement of all reasonable out-of-pocket expenses (including reasonable legal fees and expenses), in each case required to paid or reimbursed by the Borrower pursuant to the ~~[~~Fee Letters~~]~~ and for which invoices in reasonable detail have been presented at least three (3) Business Days prior to the Closing Date (or such later date to which the Borrower may agree and which amounts may be offset against the proceeds of the Credit Facilities).

(g) ~~[~~DIP Loan Interest. The applicable lenders under the DIP Agreement shall have received all accrued and unpaid interest, fees, premiums, and all other obligations on account of the DIP Loans on the Effective Date (as defined in the Chapter 11 Plan).~~]~~

(h) Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and executed by a Responsible Officer of the Borrower, certifying as to the satisfaction of the conditions set forth in Sections 4.01(d).

(i) Solvency. The Administrative Agent shall have received a certificate in substantially the form of Exhibit L from the chief financial officer (or other Responsible Officer with reasonably equivalent responsibilities) of the Borrower dated as of the Closing Date and certifying as to the matters set forth therein.

(j) Filings, Registrations, Recordings and Deliveries. Subject to the last paragraph of this Section 4.01, (i) each document (including any UCC financing statement) required by any Collateral Document or under applicable law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to such Collateral Document shall be in proper form for filing, registration or recordation and (ii) all certificates or instruments representing or evidencing the Pledged Collateral (as defined in the Security Agreement) and that are required to be delivered pursuant to the Security Agreement shall have been delivered to the Administrative Agent in suitable form for transfer, accompanied by duly executed instruments of transfer or assignment in blank.

(k) [~~Intercompany Note. The Administrative Agent shall have received a customary intercompany note in a form reasonably acceptable to the Administrative Agent and the Required Lenders, substantially in the form of Exhibit [~~ Reserved].~~]11~~

(l) USA PATRIOT Act and Beneficial Ownership Certification. The Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least 10 days prior to the Closing Date by the Administrative Agent (on behalf of itself and the Lenders) and that the Administrative Agent reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act. No later than three (3) Business Days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and the Administrative Agent has so requested the Borrower in writing at least 10 days prior to the Closing Date, then the Borrower shall have delivered to the Administrative Agent a Beneficial Ownership Certification in relation to the Borrower.

(m) ~~[~~Escrow Agreement Termination Notice. The Administrative Agent and Borrower shall have delivered a Termination Notice (as defined in the Escrow Agreement) in accordance with Section I-3(b)(iv) of the Escrow Agreement.~~]~~

(n) Borrowing Request. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.

(o) Confirmation Order. The Confirmation Order shall have been entered confirming the Chapter 11 Plan and authorizing Borrower’s entry into and performance under this Agreement and the other Loan Documents. The Confirmation Order shall be in full force and effect and not have been stayed, reversed, or vacated, amended, supplemented, or modified except that such applicable order may be further amended, supplemented or otherwise modified in accordance with the Chapter 11 Plan. The Confirmation Order shall authorize the Loan Parties to execute, deliver and perform all of their obligations under all documents contemplated hereunder and thereunder and shall contain no term or provision that contradicts such authorization. The Chapter 11 Plan shall have become effective in accordance with its terms and all conditions to the effectiveness of the Chapter 11 Plan shall have been satisfied or waived in accordance with the terms thereof, and all transactions contemplated in the Chapter 11 Plan or in the Confirmation Order to occur on the effective date of the Chapter 11 Plan shall have been (or concurrently with the Closing Date, shall be) substantially consummated in accordance with the terms thereof and all conditions to the effectiveness of the Chapter 11 Plan shall have been satisfied or waived in accordance with the terms thereof.

~~[11]~~ 	~~NTD: Subject to ongoing business conversations.~~

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or the Lenders, as the case may be, unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received written notice from such Lender prior to the Closing Date, specifying its objection thereto in reasonable detail.

Notwithstanding the foregoing, it is understood and agreed that to the extent any security interest in any Collateral is not or cannot be provided, created and/or perfected on, or substantially concurrently with, the Closing Date (other than (i) the delivery of the certificated equity securities of the Borrower and any material wholly-owned Domestic Subsidiary of the Borrower (if any) (to the extent required by the Loan Documents to do so), together with related executed stock or equivalent powers, to the extent possession of such certificates perfects a security interest therein and (ii) the creation and perfection of security interests in assets with respect to which a lien may be perfected by the filing of a financing statement under the UCC in the office of the Secretary of State (or equivalent office in the relevant States) of the applicable jurisdiction of organization) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision, creation and/or perfection of such security interest, as applicable, in such Collateral shall not constitute a condition precedent to the availability or funding of the Credit Facilities on the Closing Date but instead shall be required to be provided, created and/or perfected within (x) with respect to the delivery of certificated equity securities and related stock or equivalent powers (to the extent required by the Loan Documents to do so), 10 Business Days after the Closing Date and (y) in all other cases, 90 days after the Closing Date (in each case, or such longer period as may be reasonably agreed by the Administrative Agent) pursuant to arrangements reasonably satisfactory to the Administrative Agent and the Borrower.

SECTION 4.02 Each Credit Extension of Revolving Loans or Letters of Credit. After the Closing Date, the obligation of each Revolving Lender and each Issuing Bank to make any Credit Extension under the Revolving Facility is subject to the satisfaction of the following conditions:

(a) (i) In the case of any borrowing of Revolving Loans, the Administrative Agent shall have received a Borrowing Request as required by Section 2.03 or (ii) in the case of any Credit Extension with respect to any Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice with respect thereto as required by Section 2.05(b).

(b) The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “Material Adverse Effect”) on and as of the date of such Credit Extension with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension; provided, that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “Material Adverse Effect”) as of such date or for such period.

(c) At the time of and immediately after giving effect to such Credit Extension, no Event of Default or Default has occurred and is continuing.

Each such Credit Extension by a Revolving Lender or Issuing Bank under the Revolving Facility after the Closing Date shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (b) and (c) of this Section 4.02. Notwithstanding the foregoing, the conditions set forth in this Section 4.02 shall not apply to (i) any Incremental Loan made in connection with acquisition, (including any Limited Condition Acquisition), other Investment or repayment of Indebtedness requiring irrevocable advance notice, which shall instead be subject to Section 2.21(h), and/or (ii) any Credit Extension under any Incremental Facility Amendment, Refinancing Amendment and/or Extension/Modification Amendment, unless, in each case, the Lenders in respect thereof have required satisfaction of the same in the applicable Incremental Facility Amendment, Refinancing Amendment or Extension/Modification Amendment, as applicable.

SECTION 4.03 Each Credit Extension of Delayed Draw Term Loans. The obligation of each Delayed Draw Term Lender to make Delayed Draw Term Loans on each Delayed Draw Funding Date is subject to the satisfaction of the following conditions:

(a) The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.

(b) The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “Material Adverse Effect”) on and as of the date of such Credit Extension with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension; provided, that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or “Material Adverse Effect”) as of such date or for such period.

(c) At the time of and immediately after giving effect to such Credit Extension, no Event of Default has occurred and is continuing.

(d) The Delayed Draw Termination Date shall not have occurred.

Each such Credit Extension after the Closing Date shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (b) and (c) of this Section 4.03. Notwithstanding anything to the contrary in this Section 4.03 or in any other provision of any Loan Document, if the proceeds of any Delayed Draw Term Loan are intended to be applied to finance an acquisition (including any Limited Condition Acquisition) or other Investment, the availability thereof shall be subject to (1) in the case of clause (b) above, shall be subject to customary “SunGard” or “certain funds” conditionality and (2) in the case of clause (c) above, in lieu of clause (c) above, (x) no Event of Default at the time of, or immediately after giving effect to, execution of definitive documentation for such acquisition or investment and (y) no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) at the time of, or immediately after giving effect to, the funding of such Indebtedness.

ARTICLE 5

AFFIRMATIVE COVENANTS

From the Closing Date until the Termination Date, Holdings (solely with respect to Sections 5.02, 5.03, 5.08, 5.12. 5.14 and 5.17) and the Borrower hereby covenant and agree with the Lenders that:

SECTION 5.01 Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent for delivery by the Administrative Agent, subject to Section 9.05(f)(iii)(y), to each Lender:

(a) Quarterly Financial Statements. Within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (commencing with the Fiscal Quarter ending June 30, 2024), the consolidated balance sheet of the Borrower and its Consolidated Subsidairies as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and, commencing with the first such corresponding period that commenced after the Closing Date, setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, together with a Responsible Officer Certification (which may be included in the applicable Compliance Certificate) with respect thereto and a Narrative Report with respect to such Fiscal Quarter;

(b) Annual Financial Statements. Within 90 days after the end of each Fiscal Year (commencing with the Fiscal Year ending on December 31, 2024), the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Consolidated Subsidiaries for such Fiscal Year and, commencing after the completion of the second full Fiscal Year ended after the Closing Date, setting forth in comparative form the corresponding figures for the previous Fiscal Year, together with a report thereon of an independent registered public accounting firm of recognized national standing, which report shall not contain any qualification or explanatory paragraph as to “going concern” (except for any such qualification or explanatory paragraph pertaining to (i) the maturity of any Indebtedness occurring within 12 months of the relevant audit or (ii) any breach or anticipated breach of any financial covenant) and scope of audit and shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as at the dates indicated and its results of operations and cash flows for the periods indicated in accordance with GAAP, and a Narrative Report with respect to such Fiscal Year;

(c) Compliance Certificate. Within five days of each delivery of financial statements pursuant to Section 5.01(a) or 5.01(b), (i) a duly executed and completed Compliance Certificate and (ii) (A) a summary (which may be in footnote form) of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements and (B) a list identifying each subsidiary of the Borrower and each Affiliated Practice Group (and indicating whether it is a Restricted Subsidiary, an Affiliated Practice Group or an Unrestricted Subsidiary) as of the date of delivery of such Compliance Certificate or confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list;

(d) [Reserved].

(e) Notice of Default. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) any Default or Event of Default or (ii) the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause or evidence, either individually or in the aggregate, a Material Adverse Effect, a written notice thereof describing the nature and period of existence of such condition, event or change and, in the case of clause (i), what action the Borrower has taken, is taking or proposes to take with respect thereto;

(f) Notice of Litigation. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) the institution, or threat in writing, of any action, suit or proceeding (including, for the avoidance of doubt, any Environmental Claim) by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Restricted Subsidiary not previously disclosed in writing by the Borrower to the Administrative Agent or (ii) any material development in any such action, suit or proceeding that, in the case of either of clauses (i) or (ii), would reasonably be expected to have a Material Adverse Effect, written notice thereof describing the nature thereof;

(g) ERISA. Promptly upon any Responsible Officer of the Borrower becoming aware of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect, a written notice describing the nature thereof;

(h) Financial Plan. Prior a Qualifying IPO, within 90 days after the beginning of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2024, an annual budget prepared by management of the Borrower, consisting of condensed income statements on an annual basis for such Fiscal Year;

(i) Information Regarding Collateral. Prompt (and, in any event, within 60 days after the relevant change or such longer period as the Administrative Agent may reasonably agree to) written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s type of organization, (iii) in any Loan Party’s jurisdiction of organization or (iv) in any Loan Party’s organizational identification number, in each case, to the extent such information is necessary to enable the Administrative Agent to perfect or maintain the perfection and priority of its security interest in the Collateral of the relevant Loan Party, together with a certified copy of the applicable Organizational Document reflecting the relevant change;

(j) Perfection Certificate Supplement. Together with the delivery of each Compliance Certificate with respect to the financial statements required to be delivered pursuant to Section 5.01(b), a duly executed and completed Perfection Certificate Supplement;

(k) Certain Reports. Promptly upon their becoming available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of (i) following an initial public offering of Capital Stock of any Parent Company, all financial statements, reports, notices and proxy statements sent or made available generally by the applicable Parent Company to its security holders acting in such capacity (other than on Form S-8 or a similar form) and (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the applicable Parent Company with any securities exchange or with the SEC or any analogous Governmental Authority with jurisdiction over matters relating to securities;

(l) Other Information. Such other information (financial or otherwise) as the Administrative Agent may reasonably request in writing from time to time regarding the financial condition or business of Holdings, the Borrower and its Restricted Subsidiaries, including regarding, to the Borrower’s knowledge, any change to the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein; provided that none of Holdings, the Borrower or any Restricted Subsidiary shall be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of Holdings, the Borrower or any of its subsidiaries or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Holdings, the Borrower or any of its subsidiaries owes confidentiality obligations to any third party (provided, that such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.01(l)); provided, further, that in the event that Holdings, the Borrower or any Restricted Subsidiary does not provide any such information in reliance on this clause, Holdings and the Borrower shall use commercially reasonable efforts to communicate to the Administrative Agent that such information is being withheld and shall use commercially reasonable efforts to provide, to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation, or without waiving such privilege, as applicable, such information; and

(m) Healthcare Law Notice Events. Promptly upon any Responsible Officer of any Loan Party obtaining actual knowledge of any complaint, order, citation, notice, request for information or other written communication from a Governmental Authority or any other Person delivered to any Loan Party with respect to, or if any officer of any Loan Party becomes aware of (i) any violation or alleged violation by a Loan Party of any applicable Healthcare Law, (ii) any pending or threatened proceeding for the termination, suspension or non-renewal of any Healthcare Permit required for operation of the Loan

Parties’ business, (iii) any facts, circumstances or conditions that would reasonably be expected to result in imposition of a Lien pursuant to any Healthcare Law against or affecting any Loan Party, (iv) any pending, threatened or actual investigation or non-routine survey of Borrower or any of its Restricted Subsidiaries, or its or their officers, directors, or managing employees by any of Medicare, Medicaid, any federal or state healthcare programs or other third party payor programs, in each case of the foregoing clauses (i) – (iv) that would reasonably be expected to result in a Material Adverse Effect, a certificate of a Responsible Officer describing with reasonable specificity the communication, violation, event, condition, proceeding, facts, circumstances or conditions, including the anticipated duration of any condition, proceeding or other action reported and, the action the applicable Loan Party has taken, is taking or proposes to take with respect thereto.

Any financial statement or other document, reports, proxy statements or other materials (to the extent any such financial statement or document, reports, proxy statements or other materials included in materials otherwise filed with the SEC) required to be delivered pursuant to this Section 5.01 may be satisfied with respect to such financial statements or other documents, reports, proxy statements or other materials by the filing of the Borrower’s or Holdings’ (or any other Parent Company’s) Form 8-K, 10-K or 10-Q, as applicable, with the SEC. All financial statements and other documents, reports, proxy statements or other materials required to be delivered pursuant to this Section 5.01 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) such financial statements and/or other documents are posted on the SEC’s website on the Internet at www.sec.gov, (ii) on which the Borrower posts such documents, or provide a link thereto, on the Borrower’s website or (iii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Administrative Agent and each Lender has access (whether a commercial third-party website or a website sponsored by the Administrative Agent); provided that (A) the Borrower shall, at the written request of the Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission (including Adobe pdf copy)) of such documents to the Administrative Agent and (B) to the extent that the Borrower does not deliver copies of such documents to the Administrative Agent, the Borrower shall notify (which notification may be by facsimile or electronic transmission (including Adobe pdf copy or any automatic electronic transmission)) the Administrative Agent of the posting of any such documents on any website. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Notwithstanding the foregoing, the obligations in clauses (a), (b) and (h) of this Section 5.01 may be satisfied with respect to any financial statements of the Borrower or any Narrative Report by furnishing (a) the applicable financial statements or Narrative Report of Holdings (or any other Parent Company) or (b) Holdings’ (or any other Parent Company’s) Form 10-K or 10-Q, as applicable, filed with the SEC, in each case, within the time periods specified in such clauses (and the public filing of such report with the SEC shall, subject to clause (B) of the immediately preceding paragraph, constitute delivery under this Section 5.01); provided, that, with respect to each of clauses (a) and (b), (i) to the extent such financial statements relate to any Parent Company, such financial statements shall be accompanied by consolidating information (which consolidating information need not be audited and may be in footnote form) that summarizes in reasonable detail the differences between the information relating to such Parent Company, on the one hand, and the information relating to the Borrower and its Consolidated Subsidiaries on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Borrower as presenting fairly, in all material respects, such differences, and (ii) to the extent such materials are in lieu of financial statements required to be provided under Section 5.01(b), such materials shall be accompanied by a report and opinion of an independent registered public accounting firm of recognized national standing, which report and opinion shall satisfy the applicable requirements set forth in Section 5.01(b) as if references therein to the Borrower were references to such Parent Company.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on any Platform and (b) certain of the Lenders may be Public Side Lenders. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials as may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking any Borrower Materials “PUBLIC” and providing authorization in writing to the Administrative Agent, the Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any Private Side Information (although it may be sensitive and proprietary); (iii) all Borrower Materials marked “PUBLIC” and authorized to pursuant to clause (ii) above are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (iv) the Administrative Agent shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC.” The Borrower agrees that (A) any Loan Documents and (B) any financial statements (including any accompanying Compliance Certificate) delivered pursuant to Section 5.01 or Section 4.01(e) will be deemed to be Public Side Information and may be made available to Public Lenders, unless the Borrower advises the Administrative Agent in writing that any such document is Private Side Information.

SECTION 5.02 Existence. Except as otherwise permitted under Section 6.06 or 6.13, Holdings and the Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses and permits material to its business except, other than with respect to the preservation of the existence of the Borrower, to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.03 Payment of Taxes. Holdings and the Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises before any penalty or fine accrues thereon; provided, however, that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings diligently conducted, so long as adequate reserves or other appropriate provisions, to the extent required under GAAP, have been made therefor or (b) failure to pay such Tax would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04 Maintenance of Properties. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty, condemnation, taking or similar event excepted, all property reasonably necessary to the normal conduct of business of the Borrower and its Restricted Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof, in each case, except as expressly permitted by this Agreement or where the failure so to maintain such properties or make such repairs, renewals or replacements would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05 Insurance. Except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses (as reasonably determined by the Borrower), in each case, in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons (as reasonably determined by the Borrower), including flood insurance with respect to each Flood Hazard Property in compliance with the Flood Insurance Laws. The Borrower will furnish to the Administrative Agent, upon reasonable written request of the Administrative Agent and, with respect to matters set forth on Schedule 5.15, subject to the last paragraph of Section 4.01, an insurance certificate with respect to each policy of insurance maintained by or on behalf of the Loan Parties, which insurance certificate shall indicate that, in the case of each general liability insurance policy, the Administrative Agent, on behalf of the Secured Parties, has been named as an additional insured thereunder and, in the case of each casualty insurance policy (excluding any business interruption insurance policy, worker’s compensation policy or employee liability policy), the Administrative Agent, on behalf of the Secured Parties, has been named as a lender loss payee thereunder.

SECTION 5.06 Inspections. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit the Administrative Agent to visit and inspect any of the properties of the Borrower and any of its Restricted Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its and their respective financial and accounting records and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent registered public accounting firm (provided that the Borrower (or any of its subsidiaries) may, if it so chooses, be present at or participate in any such discussion), all upon reasonable prior notice and at reasonable times during normal business hours; provided that (a) only the Administrative Agent, on behalf of the Lenders, and not any Lender, may exercise the rights of the Administrative Agent under this Section 5.06 and (b) the Administrative Agent shall not exercise such rights more often than one time during any calendar year; provided that the limitation in this clause (b) shall not apply at any time an Event of Default has occurred and is continuing (it being understood that, in respect of any such exercise of rights by the Administrative Agent, the Borrower shall reimburse the Administrative Agent for costs and expenses incurred in connection therewith in accordance with Section 9.03); provided, further, that notwithstanding anything to the contrary herein, none of Holdings, the Borrower or any of its Restricted Subsidiaries shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of Holdings, the Borrower and any of its subsidiaries and/or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent (or any Person acting on its behalf in connection with the foregoing) or any Lender is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Holdings, the Borrower or any of its subsidiaries owes confidentiality obligations to any third party (provided, that such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.06); provided, further, that in the event that Holdings, the Borrower or any Restricted Subsidiary does not disclose, permit the inspection or examination or the making of copies of, or discuss, any document, information or other matter in reliance on this clause, Holdings and the Borrower shall use commercially reasonable efforts to communicate to the Administrative Agent that such information is being withheld and shall use commercially reasonable efforts to provide, to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation, or without waiving such privilege, as applicable, such information.

SECTION 5.07 Maintenance of Book and Records. The Borrower will, and will cause its Restricted Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Borrower and its Restricted Subsidiaries that are complete, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

SECTION 5.08 Compliance with Laws. Holdings and the Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, comply with, (a) all applicable Sanctions and Anti-Corruption Laws and the USA PATRIOT Act and (b) all other applicable laws (including ERISA and all Environmental Laws), except, in the case of this clause (b), to the extent the failure so to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09 Environmental.

(a) Environmental Disclosure. The Borrower will deliver to the Administrative Agent, as soon as practicable following the sending or receipt thereof by the Borrower or any of its Restricted Subsidiaries, (i) written notice describing the nature of any Release required to be reported by the Borrower or any of its Restricted Subsidiaries to any federal, state, provincial, territorial or local governmental or regulatory agency if such Release would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (ii) such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.09(a), it being agreed that the obligation to provide any documents or information pursuant to this clause (ii) shall be subject to the proviso set forth in Section 5.01(l).

(b) Hazardous Material Activities, Etc. The Borrower will, and will cause each of its Restricted Subsidiaries to, promptly take any and all actions necessary to address, to the extent required by Environmental Law, any Release or threatened Release of Hazardous Materials at or from any Facility or other location, in each case, that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Notwithstanding anything to the contrary in the foregoing sentence, neither the Borrower nor any of the Restricted Subsidiaries will have any obligation to take any action otherwise required in this clause (b) with respect to any Release or threatened Release at any real property other than a Facility to the extent that (i) its obligation to do so is being contested in good faith and by appropriate proceedings, (ii) appropriate reserves are being maintained by the Borrower or the Restricted Subsidiaries and (iii) there is no imminent and substantial risk of endangerment to human health or the environment.

SECTION 5.10 Designation of Subsidiaries. The Borrower may, at any time after the Closing Date, designate (or redesignate) any subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided, that (a) immediately before and after such designation, no Event of Default exists (including after giving effect to the reclassification of Investments in, Indebtedness of and Liens on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary), and (b) as of the date of the designation thereof, no Unrestricted Subsidiary shall own any Capital Stock in any Restricted Subsidiary (unless such Restricted Subsidiary is also designated as an Unrestricted Subsidiary substantially concurrently with such designation) or hold any Indebtedness of or any Lien on any property of the Borrower or its Restricted Subsidiaries. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower (or its applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Borrower’s (or its applicable Restricted Subsidiary’s) Capital Stock therein, as reasonably estimated by the Borrower (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.05). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the making, incurrence or granting, as applicable, at the time of such designation of any then-existing Investment, Indebtedness or Lien of such Restricted Subsidiary, as applicable.

SECTION 5.11 Use of Proceeds.

(a) The Borrower shall use the proceeds of (a) the Initial Term Loans made on the Closing Date solely to refinance the DIP Loans and to pay the other DIP Refinancing Amounts, (b) the Initial Revolving Loans for working capital needs and other general corporate purposes of the Borrower and its Restricted Subsidiaries, including for capital expenditures, acquisitions and other Investments, Restricted Payments and any other purpose not prohibited by the terms of the Loan Documents, (c) each Delayed Draw Term Loan funded on each Delayed Draw Funding Date to finance the working capital needs and other general corporate purposes of the Borrower and its Restricted Subsidiaries and for any other purpose not prohibited by the terms of the Loan Documents (including, without limitation, Permitted Acquisitions or similar Investments, permitted payments of earn-outs, holdbacks and other similar deferred acquisition consideration, permitted Restricted Payments, permitted Restricted Debt Prepayments and related transaction fees and expenses) and (d) any Class of Loans established pursuant to any Incremental Facility Amendment or a Refinancing Amendment for the purposes set forth in Section 2.21 or 9.02(c), as applicable.

(b) Letters of Credit may be issued for working capital and other general corporate purposes of the Borrower and its Restricted Subsidiaries and any other purpose not prohibited by the terms of the Loan Documents.

(c) The Borrower shall not use the proceeds of the Loans in violation of the representations and warranties set forth in Sections 3.17(a)(ii) and 3.17(c).

SECTION 5.12 Covenant to Guarantee Obligations and Give Security.

(a) Upon (i) the formation or acquisition after the Closing Date of any Restricted Subsidiary that is a Domestic Subsidiary (other than an Excluded Subsidiary), (ii) the designation of any Unrestricted Subsidiary that is a Domestic Subsidiary as a Restricted Subsidiary (other than an Excluded Subsidiary), (iii) any Restricted Subsidiary that is a Domestic Subsidiary ceasing to be an Immaterial Subsidiary (other than an Excluded Subsidiary) or (iv) any Restricted Subsidiary that was an Excluded Subsidiary ceasing to be an Excluded Subsidiary, (x) if the event giving rise to the obligation under this Section 5.12(a) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the later of (1) the date on which the Compliance Certificate with respect to the Fiscal Quarter in which the relevant event occurs is required to be delivered pursuant to Section 5.01(c) and (2) 60 days after the date on which the relevant event occurs or (y) if the event giving rise to the obligation under this Section 5.12(a) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the later of (1) the date on which the Compliance Certificate is required to be delivered pursuant to Section 5.01(c) with respect to such Fiscal Year and (2) 60 days after the date on which the relevant event occurs (or, in the case of each of clauses (x) and (y), such longer period as the Administrative Agent may reasonably agree), the Borrower shall (A) cause such Restricted Subsidiary (other than any Excluded Subsidiary) to comply with the requirements set forth in clause (a) of the definition of “Collateral and Guarantee Requirement” and (B) upon the reasonable request of the Administrative Agent, cause such Restricted Subsidiary (other than any Excluded Subsidiary) to deliver to the Administrative Agent customary evidence of authority and good standing and a customary opinion of counsel for such Restricted Subsidiary, in each case, consistent with that provided by the Loan Parties on the Closing Date pursuant to Sections 4.01(b) and 4.01(c); provided, that the Borrower may, in its sole discretion elect to join any Foreign Subsidiary, any non-wholly-owned Domestic Subsidiary, but excluding any Unrestricted Subsidiary, or any other Excluded Subsidiary (including any subsidiary organized under the laws of Puerto Rico) as a Guarantor (any such subsidiary, an “Electing Subsidiary”); provided that (1) written notice of such election must be provided to the Administrative Agent at least ten (10) Business Days prior to the effectiveness thereof, (2) the Borrower shall have delivered to the Administrative Agent all documentation and other information requested by the Administrative Agent with respect to such Electing Subsidiary (including any Beneficial Ownership Certification) required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the Beneficial Ownership Regulation, no later than two Business Days prior to the date of such effectiveness (or such later date as may be agreed by the Administrative Agent), (3) if such subsidiary is a Foreign Subsidiary, (x) the jurisdiction of incorporation of such Foreign Subsidiary shall be reasonably satisfactory to the Administrative Agent in light of legal permissibility and the policies and procedures of the Administrative Agent and the Lenders for similarly situated companies (for the avoidance of doubt, as reasonably determined by the Administrative Agent) and (y) such Electing Subsidiary and the holders of Capital Stock in such Electing Subsidiary shall have each entered into appropriate collateral and security arrangements with respect to the assets of, and Capital Stock in, such Electing Subsidiary, in each case in form and substance reasonably acceptable to the Administrative Agent (based on advice of local counsel), and the Administrative Agent shall have received customary evidence of authority and good standing (to the extent applicable in the relevant jurisdiction) and a customary opinion of counsel for such subsidiary, in each case consistent with that provided by the Loan Parties on the Closing Date pursuant to Sections 4.01(b) and 4.01(c); provided that, for the avoidance of doubt, the Borrower shall be permitted to cause any U.S. subsidiary that constitutes a non-Wholly-Owned Subsidiary or otherwise constitutes an Excluded Subsidiary (other than a non-U.S. subsidiary) to be a guarantor under the Facilities Documentation without satisfying the requirements of clause (3) of this sentence; and provided, further that, the Borrower may subsequently elect to release any such Electing Subsidiary (a “Released Subsidiary”) as a Guarantor in its sole discretion by giving the Administrative Agent notice of such election, so long as at the time of the release such Released Subsidiary constitutes an Excluded Subsidiary; provided that such release shall only be permitted if, as of the date of such release, (A) the Borrower and its Restricted Subsidiaries have the capacity to make an Investment in such Released Subsidiary (in an amount equal to the portion of the fair market value of the net assets of such Released Subsidiary attributable to the Borrower’s (or its applicable Restricted Subsidiary’s) equity interest therein, as reasonably estimated by the Borrower) under Section 6.05 once it is no longer a Loan Guarantor, (B) such Released Subsidiary has the capacity to incur all of its existing Indebtedness or Liens under Section 6.01 or Section 6.02 once it is no longer a Loan Guarantor and (C) in the case of any such release of a Released Subsidiary due to such Released Subsidiary becoming an Excluded Subsidiary of the kind described in clause (a) of the definition thereof, such release shall only be permitted if such Released Subsidiary becomes an Excluded Subsidiary or such kind pursuant to an arm’s length sale of Capital Stock in such Released Subsidiary to a bona fide third party purchaser.

(b) Upon (i) the acquisition by any Loan Party of any Material Real Estate Asset (other than an Excluded Asset) or (ii) any Restricted Subsidiary that owns a Material Real Estate Asset (other than an Excluded Asset) becoming a Loan Party pursuant to Section 5.12(a), within 90 days after the date of occurrence of the applicable event (or, in the case of each of clauses (i) and (ii), such longer period as the Administrative Agent may reasonably agree), the Borrower shall cause such Loan Party to comply with the requirements set forth in clause (b) of the definition of “Collateral and Guarantee Requirement”.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that:

(i) the Administrative Agent may grant extensions of time for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Loan Guaranty by any Restricted Subsidiary (including in connection with assets acquired, or Restricted Subsidiaries formed or acquired, after the Closing Date), and each Lender and Issuing Bank hereby consents to any such extension of time;

(ii) any Lien required to be granted or perfected from time to time (x) pursuant to the definition of “Collateral and Guarantee Requirement” shall be subject to the exceptions and limitations set forth elsewhere in this Agreement and in the Collateral Documents and (y) pursuant to any Collateral Document shall be subject to the exceptions and limitations set forth in this Agreement and the other Collateral Documents;

(iii) ~~[~~perfection through control agreements or perfection by control shall not be required with respect to any Collateral (including deposit accounts, securities accounts and commodities accounts), other than, to the extent required by this Agreement or the Collateral Documents, control of pledged Capital Stock and/or Material Debt Instruments~~]12~~;

~~[12]~~ 	~~NTD: Under review.~~

(iv) no Loan Party shall be required to seek any landlord lien waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement;

(v) except in the case of an Electing Subsidiary that is a Foreign Subsidiary, no Loan Party will be required to (A) take any action outside of the U.S. in order to create or perfect any Lien on any assets, (B) execute any Collateral Document governed under the laws of any jurisdiction other than the U.S., any state thereof or the District of Columbia or (C) make any filing or recording, or conduct any Lien or other search, in any jurisdiction other than the U.S., any state thereof or the District of Columbia;

(vi) no Loan Party shall be required to take any action with respect to, including any scheduling of or any action to create, grant or perfect any Lien on, any Excluded Assets;

(vii) no Loan Party shall be required to perfect a Lien on any asset to the extent perfection of such Lien thereon would (A) be prohibited by the terms of any restriction in favor of any Person (other than Holdings, the Borrower or any of its Restricted Subsidiaries), or result in a breach, termination (or a right of termination) or default under (including pursuant to any “change of control” or similar provision) or in the abandonment, invalidation or unenforceability of any right of the relevant Loan Party in or under, any Contractual Obligation relating to such asset, provided that such Contractual Obligation exists on the Closing Date or on the date of acquisition of such asset and (other than in the case of Capital Leases, purchase money and similar financings) is not entered into in anticipation of the Closing Date or such acquisition and excluding any such Contractual Obligation that purports to prohibit or restrict grant of Liens over all the assets of the Borrower or any Guarantor, or (B) be prohibited by applicable law or would require any consent, approval, license or authorization of any Governmental Authority that has not been obtained (it being agreed that, notwithstanding anything to the contrary in the Loan Documents, no Loan Party shall be required to seek any such consent, approval, license or authorization), in each case, to the extent such prohibition, restriction, breach, termination (or right of termination), default, abandonment, invalidation or unenforceability would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of the relevant jurisdiction or any other applicable law;

(viii) any joinder or supplement to the Guarantee Agreement, any Collateral Document and/or any other Loan Document (including any Joinder Agreement) executed by any Restricted Subsidiary that is required to become a Loan Party pursuant to Section 5.12(a) may, with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document; and

(ix) no Loan Party shall be required to create or perfect any Lien as to which the cost, burden, difficulty or consequences of creating or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) outweighs, or would be excessive in relation to, the practical benefits to the Lenders of the security afforded thereby, as reasonably determined in writing by the Borrower and the Administrative Agent.

SECTION 5.13 Maintenance of Ratings. Within 45 days of the Closing Date, the Borrower shall use commercially reasonable efforts to obtain and maintain (a) public corporate ratings and public corporate family ratings of the Borrower and (b) a rating of each of the Initial Term Facility and the Delayed Draw Term Facility, in each case, from each of S&P and Moody’s; provided, that in no event shall the Borrower be required to maintain any specific rating with any such agency.

SECTION 5.14 Further Assurances. Promptly upon request of the Administrative Agent and subject to the limitations described in Section 5.12 and elsewhere in this Agreement and the other Loan Documents:

(a) Holdings and the Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments, and take all such further actions (including the filing and recordation of financing statements, fixture filings, Mortgages and/or amendments thereto and other documents), that may be required under any applicable law and which the Administrative Agent may reasonably request to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents, all at the expense of the relevant Loan Parties.

(b) Holdings and the Borrower will, and will cause each other Loan Party to, correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral.

SECTION 5.15 Post-Closing Covenant. The Borrower will take the actions set forth in Schedule 5.15 within the applicable periods set forth therein.

SECTION 5.16 Quarterly Lender Calls. The Borrower will, upon the request of the Administrative Agent, participate in a conference call with the Administrative Agent and the Lenders once during each fiscal quarter, at such time as may be reasonably agreed to by the Borrower and the Administrative Agent.

SECTION 5.17 Healthcare Compliance. Each Loan Party shall (i) comply in all material respects with applicable Healthcare Laws, the terms of any Healthcare Permits and any order or directive of any Governmental Authority with jurisdiction pursuant to Healthcare Laws; (ii) obtain and maintain in full force and effect all Healthcare Permits, except to the extent that failure to so comply would not have a Material Adverse Effect; and (iii) remain qualified for participation in and maintain provider numbers for the Medicare, Medicare and other federal or state healthcare programs, in each case under this Section 5.17 except to the extent that failure to so comply could not reasonably be expected to have a Material Adverse Effect.

ARTICLE 6

NEGATIVE COVENANTS

From the Closing Date and until the Termination Date, Holdings (solely with respect to Section 6.13) and the Borrower covenant and agree with the Lenders that:

SECTION 6.01 Indebtedness. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a) the Secured Obligations (including any Additional Term Loans and any Additional Revolving Loans);

(b) Indebtedness of the Borrower to Holdings and/or any Restricted Subsidiary and/or of any Restricted Subsidiary to Holdings, the Borrower and/or any other Restricted Subsidiary; provided that (i) in the case of any Indebtedness of any Restricted Subsidiary that is not a Loan Party owing to the Borrower or any Restricted Subsidiary that is a Loan Party, such Indebtedness shall be permitted as an Investment under Section 6.05 and (ii) any Indebtedness of the Borrower or any Restricted Subsidiary that is a Loan Party to any Restricted Subsidiary that is not a Loan Party must be expressly subordinated to the Obligations of such Loan Party on terms that are reasonably acceptable to the Administrative Agent;

(c) [reserved];

(d) Indebtedness of the Borrower and/or any Restricted Subsidiary (i) arising from any indemnification, adjustment of purchase price or similar obligations (including earn-out, holdback and similar deferred purchase price obligations) incurred in connection with any Disposition permitted hereunder or consummated prior to the Closing Date, any acquisition or similar Investment permitted hereunder or consummated prior to the Closing Date or any other purchase of assets or Capital Stock and (ii) in respect of guaranties, letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments to support any of the foregoing obligations;

(e) Indebtedness of the Borrower and/or any Restricted Subsidiary (i) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business and (ii) in respect of guaranties, letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments to support any of the foregoing obligations;

(f) Indebtedness of the Borrower and/or any Restricted Subsidiary (i) in respect of any Banking Services and/or otherwise in connection with Cash management and deposit accounts and (ii) in respect of incentive, supplier finance or similar programs provided, in each case, that such Banking Services and other Indebtedness referred to in this clause (f) shall be in the ordinary course of business;

(g) (i) Guarantees by the Borrower and/or any Restricted Subsidiary of the obligations of suppliers, customers, licensees or sublicensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower and/or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of guaranties, letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(h) Guarantees by the Borrower and/or any Restricted Subsidiary of Indebtedness or other obligations of the Borrower, any Restricted Subsidiary and/or any joint venture with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or other obligations not prohibited by this Agreement; provided, that in the case of any Guarantee by the Borrower or any Restricted Subsidiary that is a Loan Party of the obligations of any non-Loan Party the related Investment is permitted under Section 6.05;

(i) Indebtedness of the Borrower and/or any Restricted Subsidiary existing, or pursuant to commitments existing, on the Closing Date, and, except in the case of Indebtedness having an aggregate principal amount not in excess of $1,000,000, described on Schedule 6.01;

(j) Indebtedness of Restricted Subsidiaries that are not Loan Parties; provided, that the aggregate outstanding principal amount of such Indebtedness shall not exceed the greater of $5,000,000 and ~~[__]~~5.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(k) Indebtedness of the Borrower and/or any Restricted Subsidiary consisting of obligations owing under incentive, supply, license, sublicense or similar agreements entered into in the ordinary course of business;

(l) Indebtedness of the Borrower and/or any Restricted Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(m) Indebtedness of the Borrower and/or any Restricted Subsidiary (i) with respect to Capital Leases in an aggregate outstanding principal amount not to exceed, together with the aggregate outstanding principal amount of Indebtedness incurred pursuant to clause (ii) below, the greater of $20,000,000 and ~~[__]~~20.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period and (ii) incurred to finance the acquisition, construction, improvement, repair or replacement of any assets in an aggregate outstanding principal amount not to exceed, together with the aggregate outstanding principal amount of Indebtedness incurred pursuant to clause (i) above, the greater of $20,000,000 and ~~[__]~~20.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period, in each case, incurred within 270 days after the applicable acquisition, completion of construction, improvement, repair or replacement of the relevant assets;

(n) Indebtedness of any Person that becomes a Restricted Subsidiary (or is merged, consolidated or amalgamated with or into the Borrower or any Restricted Subsidiary) or Indebtedness assumed by the Borrower and/or any Restricted Subsidiary in connection with an acquisition or similar Investment permitted hereunder, in each case, after the Closing Date; provided that such Indebtedness (A) existed at the time such Person became a Restricted Subsidiary (or is so merged, consolidated or amalgamated) or the assets subject to such Indebtedness were acquired and (B) was not created or incurred in anticipation thereof~~[~~, provided, that the pro forma Total Net Leverage Ratio after such acquisition or similar Investment shall be no worse than the Total Net Leverage Ratio immediately prior to such acquisition or similar Investment~~]13~~;

(o) Indebtedness of the Borrower and/or any Restricted Subsidiary to any equityholder of any Parent Company or any Employee Related Person of any Parent Company, the Borrower or any subsidiary to finance the purchase or redemption of Capital Stock of any Parent Company permitted by Section 6.03(a);

(p) any Refinancing Indebtedness in respect of any Indebtedness permitted under clauses (a), (i), (j), (m), (n), (q), (r), (u), (w), (x), (y), (ff), (gg) and (hh) of this Section 6.01 and any subsequent Refinancing Indebtedness in respect thereof; provided, that:

(i) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced, except by (A) an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, refunding or replacement, (B) an amount equal to any existing commitments unutilized thereunder and (C) additional amounts permitted to be incurred pursuant to this Section 6.01 (provided, that (1) any additional Indebtedness referenced in this clause (C) satisfies the other applicable requirements of this definition (with additional amounts incurred in reliance on this clause (C) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (2) if such additional Indebtedness is secured, the Lien securing such Indebtedness satisfies the applicable requirements of Section 6.02),

(ii) in the case of Refinancing Indebtedness with respect to clauses (a), (w) and/or (y), such Indebtedness (other than customary bridge loans, so long as any Indebtedness for which such loans are exchanged for or that otherwise replaces such loans satisfies the requirements of this clause (ii)) has (A) a final maturity no earlier than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) the final maturity of the Indebtedness being refinanced, refunded or replaced and (B) other than with respect to revolving Indebtedness, a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, refunded or replaced,

~~[13]~~ 	~~NTD: Subject to ongoing business conversations.~~

(iii) in the case of Refinancing Indebtedness with respect to clause (a) and/or (y), the terms of such Refinancing Indebtedness (excluding pricing, fees, premiums, rate floors, final maturity or commitment termination, amortization, prepayments and redemptions (including restrictions on prepayment and redemptions)) either (A) are not (when taken as a whole and as reasonably determined by the Borrower) more favorable to the creditors providing such Refinancing Indebtedness than those applicable to the Indebtedness being refinanced, refunded or replaced (other than any terms that are applicable only after the Latest Term Loan Maturity Date as of the date of such refinancing, refunding or replacement) or (B) reflect market terms and conditions (when taken as a whole and as reasonably determined by the Borrower in good faith) for the applicable type of Indebtedness,

(iv) in the case of Refinancing Indebtedness with respect to Indebtedness permitted under clauses (j), (m), (r), (u), (w) (except to the extent incurred under the Incurrence-Based Amount), (y) (except to the extent incurred under the Incurrence-Based Amount) (ff), (gg) and (hh), the outstanding principal amount of such Refinancing Indebtedness incurrence under this clause (p) shall be deemed an amount outstanding in reliance on the relevant clause,

(v) except in the case of Refinancing Indebtedness with respect to Indebtedness permitted under clause (a), (A) such Refinancing Indebtedness, if secured, is secured only by Permitted Liens at the time of such refinancing, refunding or replacement (it being understood that secured Indebtedness may be refinanced with unsecured Indebtedness), and if the Liens securing the Indebtedness being refinanced, refunded or replaced were contractually subordinated to the Liens on the Collateral securing the Credit Facilities, the Liens securing such Refinancing Indebtedness are subordinated to the Liens on the Collateral securing such Credit Facilities on terms not materially less favorable (as reasonably determined by the Borrower), taken as a whole, to the Lenders than those (x) applicable to the Liens securing the Indebtedness being refinanced, refunded or replaced, taken as a whole, or (y) set forth in an Intercreditor Agreement, (B) such Refinancing Indebtedness is incurred by the obligor or obligors in respect of the Indebtedness being refinanced, refunded or replaced, except to the extent otherwise permitted pursuant to this Section 6.01 (it being understood that any Person that was a guarantor in respect of the Indebtedness being refinanced, refunded or replaced may be the primary obligor in respect of such Refinancing Indebtedness, and any Person that was the primary obligor in respect of the Indebtedness being refinanced, refunded or replaced may be a guarantor in respect of such Refinancing Indebtedness) and (C) if the Indebtedness being refinanced, refunded or replaced was contractually subordinated in right of payment to the Obligations, such Refinancing Indebtedness is contractually subordinated in right of payment to the Obligations on terms not materially less favorable (as reasonably determined by the Borrower), taken as a whole, to the Lenders than those applicable to the Indebtedness being refinanced, refunded or replaced, and

(vi) in the case of Refinancing Indebtedness with respect to Indebtedness permitted under clause (a), (A) if such Refinancing Indebtedness is secured, it is not secured by any assets other than the Collateral (or by assets that become Collateral substantially concurrently with the incurrence of such Indebtedness) and is subject to an Intercreditor Agreement, (B) if such Refinancing Indebtedness is Guaranteed, it shall not be Guaranteed by any Person other than the Loan Parties (other than a person that becomes a Loan Party substantially concurrently with the incurrence of such Indebtedness) and (C) such Refinancing Indebtedness is incurred under (and pursuant to) documentation other than this Agreement;

(q) Indebtedness of the Borrower and/or any Restricted Subsidiary incurred to finance any acquisition or similar Investment permitted hereunder in an aggregate outstanding principal amount not to exceed an unlimited amount so long as after giving effect thereto on a Pro Forma Basis (including any acquisition consummated concurrently therewith and any other application of the proceeds thereof (without “netting” the cash proceeds thereof)), in each case as of the last day of or for the most recently ended Test Period, ~~[~~an unlimited amount ~~if~~provided, that the pro forma Total Net Leverage Ratio after the incurrence of such Indebtedness shall be no worse than the Total Net Leverage Ratio ~~would not exceed [•]]14~~immediately prior to such incurrence; provided that, in the case of any such Indebtedness of the Loan Parties, (I) such Indebtedness shall not be guaranteed by any Person that is not a Loan Party (other than a person that becomes a Loan Party substantially concurrently with the effectiveness of such Indebtedness) and shall not be secured by any assets other than the Collateral (or by assets that become Collateral substantially concurrently with the effectiveness of such Indebtedness), (II) the final maturity date of such Indebtedness shall be no earlier than the Latest Term Loan Maturity Date as of the date of the incurrence thereof (and, in the case of any such Indebtedness incurred pursuant to this clause (q), the final maturity date thereof shall be no earlier than the date that is 91 days after the Latest Term Loan Maturity Date) and the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the then remaining Weighted Average Life to Maturity of any then-existing Class of Term Loans (without giving effect to the reduction of any required amortization payments from any prepayments of the Term Loans), provided that, in each case, such Indebtedness may be in the form of customary bridge loans so long as any Indebtedness for which such loans are exchanged for or that otherwise replaces such loans satisfies the requirements of this clause (II), (III) in the case of any such Indebtedness incurred pursuant to this clause (q) , such Indebtedness shall be (x) secured by Liens on the Collateral on a pari passu basis with the Liens securing Initial Term Loans, (y) secured by Liens on the Collateral junior to the Liens securing the Credit Facilities or (z) unsecured, and, if secured by Liens on the Collateral, shall be subject to an Intercreditor Agreement , (IV) in the case of any such Indebtedness incurred pursuant to this clause (q) that is in the form of secured term loans, such Indebtedness shall be subject to clause (v) of the proviso to Section 2.21(a), mutatis mutandis and (V) no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) shall exist immediately after giving effect to the incurrence of such Indebtedness;

(r) unsecured Indebtedness of the Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed the portion, if any, of the Available Amount (solely to the extent attributable to the Available Equity Contribution Amount) at such time that the Borrower elects to apply to this clause (r);

(s) Indebtedness of the Borrower and/or any Restricted Subsidiary under any Derivative Transaction not entered into for speculative purposes and in the ordinary course of business;

(t) Indebtedness of the Borrower and/or any Restricted Subsidiary representing deferred compensation to any Employee Related Person of any Parent Company, the Borrower and/or any Restricted Subsidiary in the ordinary course of business;

(u) Indebtedness of the Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed the greater of $20,000,000 and ~~[__]~~20.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period provided that if any Indebtedness incurred under this clause (u) is secured by Liens on the Collateral, it must be secured on a pari passu basis with the Liens securing the Initial Term Loans or on a junior basis to the Liens securing the Credit Facilities;

(v) [reserved];

~~[14]~~ 	~~NTD: Subject to ongoing business conversations.~~

(w) Indebtedness of the Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed (i) the Shared Fixed Incremental Amount plus (ii) an unlimited amount so long as, in the case of this clause (ii), after giving effect thereto on a Pro Forma Basis (including any acquisition consummated concurrently therewith and any other application of the proceeds thereof (without “netting” the cash proceeds thereof)), in each case as of the last day of or for the most recently ended Test Period, ~~[~~(A) if such Indebtedness is secured by Liens on the Collateral on a pari passu basis with the Liens securing the Initial Term Loans, the Total Net Leverage Ratio would not exceed ~~[•]]15~~3.00:1.00 and (B) if such Indebtedness is secured by Liens on the Collateral junior to the Liens securing the Credit Facilities or is unsecured, the Total Net Leverage Ratio would not exceed 4.50:1.00; provided that, in the case of any such Indebtedness of the Loan Parties, (I) such Indebtedness shall not be guaranteed by any Person that is not a Loan Party (other than a Person that becomes a Loan Party substantially concurrently with the effectiveness of such Indebtedness) and shall not be secured by any assets other than the Collateral (or by assets that become Collateral substantially concurrently with the effectiveness of such Indebtedness), (II) the final maturity date of such Indebtedness shall be no earlier than the date that is 91 days after the Latest Term Loan Maturity Date as of the date of the incurrence thereof (and the final maturity date thereof shall be no earlier than the Latest Term Loan Maturity Date) and the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the then remaining Weighted Average Life to Maturity of any then-existing Class of Term Loans (without giving effect to the reduction of any required amortization payments from any prepayments of the Term Loans), provided that, in each case, such Indebtedness may be in the form of customary bridge loans so long as any Indebtedness for which such loans are exchanged for or that otherwise replaces such loans satisfies the requirements of this clause (II), (III) such Indebtedness ~~shall be (x) secured by Liens on the Collateral on a pari passu basis with the Liens securing Initial Term Loans, (y) secured by Liens on the Collateral junior to the Liens securing the Credit Facilities or (z) unsecured, and~~, if secured by Liens on the Collateral, shall be subject to an Intercreditor Agreement, (IV) in the case of any such Indebtedness incurred pursuant to clause (i), such Indebtedness shall be subject to clause (v) of the proviso to Section 2.21(a), mutatis mutandis and (V) subject to Section 1.10(a), no Event of Default shall exist immediately prior to or immediately after giving effect to the incurrence of such Indebtedness; provided that if the proceeds of such Indebtedness are to be applied to finance any acquisition (including any Limited Condition Acquisition), other investment or repayment of Indebtedness requiring irrevocable notice in advance of such prepayment, and the providers of such Indebtedness so agree, this clause (V) shall instead require (x) no Event of Default at the time of, or immediately after giving effect to, execution of definitive documentation for such acquisition, investment or notice of repayment and (y) no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) at the time of, or immediately after giving effect to, the funding of such Indebtedness;

(x) Indebtedness of the Borrower and/or any Restricted Subsidiary incurred in connection with Sale and Lease-Back Transactions permitted pursuant to Section 6.07;

(y) Incremental Equivalent Debt;

(z) Indebtedness of the Borrower and/or any Restricted Subsidiary (i) in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits or (ii) in respect of guaranties, letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments to support any of the foregoing obligations;

(aa) Indebtedness of the Borrower and/or any Restricted Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any Issuing Bank to support any Defaulting Lender’s participation in Letters of Credit;

~~[15]~~ 	~~NTD: Subject to ongoing business conversations.~~

(bb) Indebtedness (other than Indebtedness for borrowed money) of the Borrower and/or any Restricted Subsidiary supported by any Letter of Credit;

(cc) employee benefit plan obligations and liabilities incurred by the Borrower and/or any Restricted Subsidiary in the ordinary course of business;

(dd) customer deposits and advance payments received in the ordinary course of business from customers for goods and services in the ordinary course of business;

(ee) without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to any Indebtedness of the Borrower and/or any Restricted Subsidiary;

(ff) Indebtedness of Restricted Subsidiaries that are joint ventures or other non-Wholly Owned Subsidiaries; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed the greater of $5,000,000 and ~~[__]~~5.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(gg) Indebtedness of any Receivables Subsidiary arising under any Receivables Facility; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed the greater of $5,000,000 and ~~[__]~~5.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period; and

(hh) unsecured Indebtedness (x) consisting of obligations under deferred compensation (including indemnification obligations, obligations in respect of purchase price adjustments, earn-outs, incentive non-competes and other contingent obligations) or other similar arrangements incurred or assumed in connection with any Permitted Acquisition or other permitted investment or any disposition (whether consummated prior to, on or after the Closing Date), in each case, not prohibited hereunder or (y) in an aggregate principal amount not to exceed the greater of $~~[   ]16~~7,500,000 and ~~[__]~~7.5 % of Consolidated Adjusted EBITDA for the most recently ended Test Period outstanding at any time to the seller of any business or assets permitted to be acquired by Holdings or any Restricted Subsidiary hereunder.

SECTION 6.02 Liens. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, except:

(a) Liens securing the Secured Obligations created pursuant to the Loan Documents;

(b) Liens for Taxes which are (i) for amounts not due or (ii) being contested in accordance with Section 5.03;

(c) statutory Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, construction contractors, workmen and materialmen, and other Liens imposed by applicable law, in each case, incurred in the ordinary course of business (i) for amounts not yet overdue by more than 30 days, (ii) for amounts that are overdue by more than 30 days and that are being contested in good faith by appropriate proceedings, so long as adequate reserves or other appropriate provisions, to the extent required under GAAP, have been made for such contested amounts or (iii) with respect to which the failure to make payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

~~[16]~~ 	~~NTD: Subject to ongoing business discussion.~~

(d) Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of- money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement, premium or indemnification obligations of insurance brokers or carriers providing property, casualty, liability or other insurance to Holdings, the Borrower and its subsidiaries, (y) leases or licenses of property otherwise permitted by this Agreement, or (z) commercial credit cards, debit cards, stored value cards, purchasing cards, employee credit card programs and any arrangements or services similar to any of the foregoing and (iv) to secure obligations in respect of letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e) Liens consisting of easements, rights-of-way, covenants, licenses, agreements, declarations, restrictions, defects, encroachments, and other similar minor defects or irregularities in title, and leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, access agreements and any other similar agreements, whether or not of record and whether now in existence or hereafter entered into, affecting any of the Real Estate Assets, which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Borrower and/or its Restricted Subsidiaries, taken as a whole, or the use of the affected Real Estate Asset for its intended purpose;

(f) Liens consisting of (i) any interest or title of a lessor, sub-lessor, licensor or sub licensor under any lease, license or similar arrangement permitted hereunder, (ii) any landlord lien permitted by the terms of any lease, (iii) any restriction or encumbrance to which the interest or title of such lessor, sub-lessor, licensor or sub-licensor may be subject, (iv) any subordination of the interest of the lessee, sub-lessee, licensee or sub-licensee under such lease, license or similar arrangement to any restriction or encumbrance referred to in the preceding clause (iii) or (v) ground leases or subleases in respect of real property on which facilities owned or leased by the Borrower and/or any of its Restricted Subsidiaries are located;

(g) Liens (i) solely on any Cash earnest money deposits (including as part of any escrow arrangement) made by the Borrower and/or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any acquisition or other Investment permitted hereunder and (ii) consisting of (A) in connection with any Disposition permitted under Section 6.07, customary rights and restrictions contained in agreements relating to such Disposition pending the completion thereof and/or (B) the pledge of Cash as part of an escrow arrangement required in any Disposition permitted under Section 6.07;

(h) precautionary or purported Liens evidenced by the filing of UCC (or similar) financing statements relating solely to (i) operating leases or consignment or bailee arrangements entered into in the ordinary course of business or (ii) any sale of accounts receivable for which a UCC financing statement or similar financing statement under applicable law is required;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens in connection with any zoning, building or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon, including Liens in connection with any condemnation, taking or similar event proceedings;

(k) Liens securing Refinancing Indebtedness permitted pursuant to Section 6.01(p) (other than Refinancing Indebtedness in respect of Indebtedness permitted under Section 6.01(r)); provided that (i) to the extent Indebtedness being refinanced, refunded or replaced was secured in reliance on Section 6.02(u), the outstanding principal amount of Refinancing Indebtedness in respect thereof secured in reliance on this clause (k) shall constitute a utilization for purposes of determining availability under Section 6.02(u), (ii) no such Lien extends to any asset not covered by the Lien securing the Indebtedness that is being refinanced, refunded or replaced, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon and (iii) if the Lien securing the Indebtedness being refinanced, refunded or replaced was subject to intercreditor arrangements with the Administrative Agent, then the Lien securing any Refinancing Indebtedness in respect thereof shall be subject to (A) intercreditor arrangements with the Administrative Agent that are not materially less favorable to the Lenders, taken as a whole, than the intercreditor arrangements governing the Lien securing the Indebtedness that is being refinanced, refunded or replaced or (B) the intercreditor arrangements set forth in an Intercreditor Agreement;

(l) Liens existing on the Closing Date and, except in the case of Liens securing Indebtedness having an aggregate principal amount not in excess of $2,500,000 described on Schedule 6.02 and any modification, replacement, refinancing, renewal or extension thereof; provided, that (i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01 and (B) proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates) and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 6.01;

(m) Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.07;

(n) Liens securing Capital Leases and other Indebtedness permitted pursuant to Section 6.01(m); provided, that any such Lien shall encumber only the asset subject to such Capital Leases or acquired, constructed, improved, repaired or replaced with the proceeds of such Indebtedness and proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross collateralized to other financings of such type provided by such lender or its Affiliates);

(o) Liens securing Indebtedness permitted pursuant to Section 6.01(n) on the relevant acquired assets or on the Capital Stock and assets of Person that became a Restricted Subsidiary (or was merged, consolidated or amalgamated with or into the Borrower or a Restricted Subsidiary); provided, that no such Lien (x) extends to any other assets (other than the proceeds or products thereof, accessions or additions thereto and improvements thereon) (it being understood that individual financings of the type permitted under Section 6.01(n) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates) or (y) was created in contemplation of the applicable acquisition of assets or such Person becoming a Restricted Subsidiary (or such merger, consolidation or amalgamation);

(p) (i) Liens that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary, (C) purchase orders and other agreements entered into in the ordinary course of business, (D) commodity trading or other brokerage accounts incurred in the ordinary course of business and (E) commercial credit cards, debit cards, stored value cards, purchasing cards, employee credit card programs and any arrangements or services similar to any of the foregoing, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to deposit accounts, (iv) Liens of a collection bank arising under Section 4-208 or Section 4-210 of the UCC on items in the ordinary course of business, (v) Liens (including rights of set off) in favor of banking or other financial institutions arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions and (vi) Liens on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction, and on Cash or Cash Equivalents set aside at the time of the incurrence of such Indebtedness to the extent such Cash or Cash Equivalents prefund the payment of interest or fees on such Indebtedness and are held in escrow pending application for such purpose;

(q) Liens on assets of Restricted Subsidiaries that are not Loan Parties (including Capital Stock owned by such Persons) securing Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted pursuant to Section 6.01;

(r) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and/or its Restricted Subsidiaries;

(s) Liens securing Indebtedness permitted pursuant to Section 6.01(q) or 6.01(w); provided, that any Lien that is granted in reliance on this clause (s) shall be limited to the Collateral (or assets that become Collateral substantially concurrently with the incurrence of such Indebtedness) and shall be pari passu or junior to the Lien securing the Credit Facilities pursuant to an Intercreditor Agreement;

(t) Liens securing Indebtedness permitted pursuant to Section 6.01(y); provided that any Lien that is granted in reliance on this clause (t) shall be limited to the Collateral (or assets that become Collateral substantially concurrently with the incurrence of such Indebtedness) and shall be subject to an Intercreditor Agreement;

(u) Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of $20,000,000 and ~~[__]~~20.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(v) (i) Liens securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(h) and (ii) any pledge and/or deposit securing any settlement of litigation;

(w) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(x) Liens on Securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.05 arising out of such repurchase transaction; provided, that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(y) Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(d), (e), (g), (z) and (aa);

(z) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any asset in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (or similar law under any jurisdiction);

(aa) Liens (i) in favor of any Loan Party and/or (ii) granted by any non-Loan Party in favor of any Restricted Subsidiary that is not a Loan Party, in the case of clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 6.01;

(bb) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd) Liens securing obligations of the type described in Sections 6.01(f) and/or 6.01(s);

(ee) (i) Liens on Capital Stock of Persons that are not Restricted Subsidiaries that are Wholly-Owned Subsidiaries securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture or similar agreements and agreements with respect to Persons that are not Restricted Subsidiaries that are Wholly-Owned Subsidiaries;

(ff) Liens on Cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness; provided, that such defeasance, discharge or redemption is permitted hereunder;

(gg) Liens consisting of the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(hh) Liens disclosed in any Mortgage Policy with respect to any Material Real Estate Asset and any replacement, extension or renewal thereof; provided, that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and proceeds and products thereof, additions thereto and improvements thereon);

(ii) Liens arising out of receipt of customer deposits or advance payments from customers, or deposits required by suppliers, in each case in the ordinary course of business;

(jj) maritime liens on inventory or proceeds of inventory in transit;

(kk) Liens on Receivables Assets incurred in connection with a Receivables Facility;

(ll) Liens arising out of distribution, vendor or similar arrangements with respect to pharmaceutical products entered into by the Borrower or its Restricted Subsidiaries in the ordinary course of business;

(mm) with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any requirement of applicable law; and

(nn) Liens on cash that is pledged as cash collateral to secure letters of credit, banker’s acceptances, bank guarantees, surety bonds or similar instruments permitted by Section 6.01 in an amount at any time not to exceed 105% of the maximum amount available to be drawn thereunder; provided that such Liens are in the ordinary course of business and consistent with past practice.

SECTION 6.03 Restricted Payments; Restricted Debt Payments.

(a) The Borrower shall not pay or make, directly or indirectly, any Restricted Payment, except that:

(i) the Borrower may make Restricted Payments to the extent necessary to enable any Parent Company:

(A) to pay general administrative costs and expenses, including corporate overhead, legal or similar costs and expenses and franchise Taxes, and similar fees, Taxes and expenses, required to maintain the organizational existence of such Parent Company, in each case, which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by any Employee Related Person of any Parent Company, in each case, to the extent attributable to the ownership or operations of any Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its Restricted Subsidiaries), the Borrower and/or its Restricted Subsidiaries;

(B) [reserved];

(C) to pay audit and other accounting and reporting expenses of such Parent Company to the extent attributable to any Parent Company (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its Restricted Subsidiaries), the Borrower and/or its Restricted Subsidiaries;

(D) to pay insurance premiums to the extent attributable to any Parent Company (but excluding, for the avoidance of doubt, the portion of any such premiums, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its Restricted Subsidiaries), the Borrower and/or its Restricted Subsidiaries;

(E) to pay (x) fees and expenses related to debt or equity offerings, Investments or acquisitions (whether or not consummated) and expenses and indemnities of any trustee, agent, arranger, underwriter or similar Person and (y) after the consummation of an initial public offering or an offering of public debt securities, Public Company Costs;

(F) to finance any Investment permitted under Section 6.05 (provided, that (x) any Restricted Payment under this clause (a)(i)(F) shall be made substantially concurrently with the closing of such Investment and (y) the relevant Parent Company shall, promptly following the closing thereof, cause (I) all property acquired to be contributed to the Borrower or one or more of its Restricted Subsidiaries or (II) the merger, consolidation or amalgamation of the Person formed or acquired with or into the Borrower or one or more of its Restricted Subsidiaries, in order to consummate such Investment in compliance with the applicable requirements of Section 6.05 as if undertaken as a direct Investment by the Borrower or the relevant Restricted Subsidiary); and

(G) to pay customary salary, bonus, incentive, severance and other benefits (including payments pursuant to any profits, interest or equity plan) payable to any Employee Related Person of any Parent Company to the extent such salary, bonuses, incentive and other benefits are attributable and reasonably allocated to the operations of the Borrower and/or its Restricted Subsidiaries, in each case, so long as such Parent Company applies the amount of any such Restricted Payment for such purpose;

(ii) the Borrower may (or make Restricted Payments to enable any Parent Company to) repurchase, redeem, retire or otherwise acquire or retire for value the Capital Stock of any Parent Company held by any Employee Related Person of any Parent Company, the Borrower or any of its subsidiaries:

(A) in an amount not to exceed the greater of (i) of $5,000,000 and (ii) ~~[__]~~5.0% of Consolidated Adjusted EBITDA in any Fiscal Year, which, if not used in such Fiscal Year, shall be carried forward to the next two succeeding Fiscal Years, it being understood that any such amount carried over to any Fiscal Year shall be deemed to be used (in such order as shall be determined by the Borrower) in such Fiscal Year prior to the usage of the amount set forth above otherwise available for such Fiscal Year; or

(B) with the net proceeds of any key-man life insurance policies received by the Borrower and its Subsidiaries during such Fiscal Year;

(iii) the Borrower may make Restricted Payments in an amount not to exceed the portion, if any, of the Available Amount at such time that the Borrower elects to apply to this clause (iii), provided that, other than in the case of any such portion that is attributable to the Available Equity Contribution Amount, no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result therefrom;

(iv) the Borrower may make Restricted Payments (i) to any Parent Company to enable such Parent Company to make Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of such Parent Company and (ii) consisting of, or to any Parent Company to enable such Parent Company to make, (A) payments made or expected to be made in respect of required withholding or similar Taxes with respect to any Employee Related Person of any Parent Company, the Borrower and/or its Restricted Subsidiaries and/or (B) repurchases of Capital Stock in consideration of the payments described in subclause (A) above, including demand repurchases in connection with the exercise or vesting of stock options, restricted stock units or similar incentive interests;

(v) the Borrower may repurchase (or make Restricted Payments to any Parent Company to enable it to repurchase) Capital Stock upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(vi) [reserved];

(vii) the Borrower or any Restricted Subsidiary may make additional Restricted Payments to the extent that such Restricted Payments are made with net proceeds received by the Borrower after the Closing Date from the issuance or sale of Qualified Capital Stock of the Borrower, Holdings or any other Parent Company or proceeds of an equity contribution that are not otherwise applied, initially made to the Borrower and have been contributed to the common equity of the Borrower (which such equity proceeds so utilized shall not also increase the Available Amount);

(viii) the Borrower may make Restricted Payments in an aggregate amount not to exceed the Tax Distribution Amount;

(ix) to the extent constituting a Restricted Payment, the Borrower may consummate the Transactions and any other transaction permitted by Section 6.05 (other than Sections 6.05(j) and 6.05(t)), Section 6.06 (other than Section 6.06(g)) and Section 6.08 (other than Section 6.08(d));

(x) so long as no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result therefrom, the Borrower may make additional Restricted Payments in an aggregate amount not to exceed, taken together with any Restricted Debt Payments made in reliance on Section 6.03(b)(iv)(B), the greater of (i) of $15,000,000 and (ii) ~~[__]~~15.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(xi) [~~R~~reserved];

(xii) the Borrower may make additional Restricted Payments so long as (A) no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result therefrom and ~~[~~(B) the Total Net Leverage Ratio, calculated on a Pro Forma Basis, would not exceed ~~[•]]17~~3.50:1.00;

(xiii) Restricted Payments constituting any part of a Permitted Reorganization; provided that, (i) no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) has occurred and is continuing and (ii) neither the Loan Guaranties, taken as a whole, nor the security interest of the Administrative Agent in the Collateral, taken as a whole, is materially impaired;

(xiv) [reserved]; and

(xv) to the extent constituting a Restricted Payment, distributions or payments of Receivables Fees in connection with a Receivables Facility.

(b) The Borrower shall not, nor shall it permit any Restricted Subsidiary to, make any payment on or in respect of principal of or interest on any Restricted Debt, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt (collectively, “Restricted Debt Payments”), except:

(i) any Restricted Debt Payment made by exchange for, or out of the proceeds of, Refinancing Indebtedness permitted by Section 6.01;

(ii) as part of an “applicable high yield discount obligation” catch-up payment;

(iii) payments of regularly scheduled principal and interest (including any penalty interest, if applicable) and payments of fees, expenses and indemnification obligations as and when due (other than payments with respect to Junior Indebtedness that are prohibited by the subordination provisions thereof);

(iv) so long as no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result therefrom, Restricted Debt Payments in an aggregate amount not to exceed, taken together with any Restricted Payments made in reliance on Section 6.03(a)(B)(x), the greater of $15,000,000 and ~~[__]~~15.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(v) payments with respect to contingent acquisition consideration, including earn-outs, seller notes, holdbacks, purchase price adjustments and other deferred acquisition consideration in connection with any acquisition consummated on or prior to the Closing Date, any Investment permitted under Section 6.05 or Disposition permitted by Section 6.06;

~~[17]~~ 	~~NTD: Subject to ongoing business conversations.~~

(vi) Restricted Debt Payments in an aggregate amount not to exceed the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (vi), provided that, other than in the case of any such portion that is attributable to the Available Equity Contribution Amount, no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result therefrom; and

(vii) additional Restricted Debt Payments, so long as (x) no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result therefrom and (y) the Total Net Leverage Ratio, calculated on a Pro Forma Basis, would not exceed ~~[[•]]18~~3.50:1.00 .

Notwithstanding anything to the contrary set forth in this Section 6.03, no Loan Party shall make any Restricted Payment to any Subsidiary (other than another Loan Party) or Unrestricted Subsidiary in the form of Material Intellectual Property; provided that nothing in this sentence shall prohibit any non-exclusive (other than exclusive distribution or other similar rights within a specified jurisdiction) license or sublicense of Material Intellectual Property to, or use of Material Intellectual Property by, any Subsidiary in the ordinary course of business.

SECTION 6.04 Burdensome Agreements. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into or cause to exist any agreement restricting the ability of (x) any Restricted Subsidiary of the Borrower that is not a Loan Party to pay dividends or other distributions to the Borrower or any Restricted Subsidiary that is a Loan Party, (y) any Restricted Subsidiary that is not a Loan Party to make cash loans or advances to, or transfer any assets to, the Borrower or any Restricted Subsidiary that is a Loan Party or (z) any Loan Party to create, permit or grant a Lien on any of its properties or assets to secure the Secured Obligations, except restrictions:

(a) set forth in (i) this Agreement or any other Loan Document, (ii) any agreement evidencing or governing (A) solely with respect to restrictions of the kind described in clause (z) above any Indebtedness of any Restricted Subsidiary that is not a Loan Party permitted by Section 6.01, (B) any Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien if the relevant restriction applies only to the Persons obligated in respect of such Indebtedness and their Restricted Subsidiaries or the assets intended to secure such Indebtedness and (C) Indebtedness permitted pursuant to clauses (i), (m), (n), (q), (u), (w), (x) and/or (y) of Section 6.01 or pursuant to clause (p) of Section 6.01 to the extent the applicable Refinancing Indebtedness is in respect of Indebtedness otherwise referred to in this clause (a);

(b) arising under customary provisions restricting assignments, licensing, sublicensing, subletting or other transfers of rights arising thereunder (including the granting of any Lien on such rights) contained in leases, subleases, licenses, sublicenses and other agreements;

(c) that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, or any option or right with respect to any assets not otherwise prohibited under this Agreement;

(d) that are assumed in connection with any acquisition of property or the Capital Stock of any Person, so long as the relevant restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

~~[18]~~ 	~~NTD: Subject to ongoing business conversations.~~

(e) set forth in any agreement entered into in connection with any Disposition permitted by Section 6.06, provided that such restrictions apply only to the assets or the subsidiaries that are the subject of such Disposition pending the completion of such Disposition;

(f) that prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(g) in the case of any Person that is not a Wholly-Owned Subsidiary, set forth in the Organizational Documents thereof or in any joint venture, shareholders’ or similar agreements;

(h) arising in respect of Cash and other deposits with any Person or under net worth or similar provisions set forth in any agreement;

(i) set forth in documents which exist on the Closing Date and were not created in contemplation thereof;

(j) set forth in any agreement evidencing or governing any Indebtedness permitted under Section 6.01 if (i) the relevant restrictions, when taken as a whole, are not materially less favorable to the Lenders than the restrictions contained in this Agreement, when taken as a whole (as reasonably determined by the Borrower) or (ii) the relevant restrictions reflect market terms and conditions (when taken as a whole and as reasonably determined by the Borrower) and the Borrower shall have determined in good faith that such restrictions would not reasonably be expected to impair in any material respect the ability of the Borrower and the other Loan Parties to meet their obligations under this Agreement;

(k) arising under applicable law or under any license, sublicense, authorization, concession or permit, including restrictions in respect of IP Rights contained in licenses or sublicenses of, or other grants of rights to use or exploit, such IP Rights;

(l) arising in any Hedge Agreement and/or any agreement relating to any Banking Services;

(m) relating to any asset (or all of the assets) of and/or the Capital Stock of the Borrower and/or any Restricted Subsidiary which is imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) and/or all or a portion of the Capital Stock of the relevant Person that is permitted or not restricted by this Agreement;

(n) set forth in any agreement relating to any Permitted Lien that limits the right of the Borrower or any Restricted Subsidiary to Dispose or subject to Liens the assets subject to such Permitted Lien; and/or

(o) imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any agreement, instrument or obligation referred to in clauses (a) through (n) above; provided, that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 6.05 Investments. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, make or own any Investment in any other Person except:

(a) Cash Equivalents or Investments that were Cash Equivalents at the time made;

(b) (i) Investments existing on the Closing Date in the Borrower or any subsidiary and, except in the case of Investments having an aggregate principal amount not in excess of $1,000,000, described on Schedule 6.05, (ii) Investments made after the Closing Date in the Borrower and/or any Restricted Subsidiaries that are Loan Parties, (iii) Investments made after the Closing Date by any Loan Party in any Restricted Subsidiary that is not a Loan Party in an aggregate outstanding amount not to exceed the greater of (x) $5,000,000 and (y) ~~[__]~~5.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period and (iv) Investments made by any Restricted Subsidiary that is not a Loan Party in the Borrower and/or any other Restricted Subsidiary;

(c) Investments (i) constituting deposits, prepayments and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Borrower or any Restricted Subsidiary;

(d) (i) Investments in Unrestricted Subsidiaries in an aggregate outstanding amount not to exceed the greater of $5,000,000 and ~~[__]~~5.0% of Consolidated Adjusted EBITDA, (ii) Investments made in connection with the creation, formation and/or acquisition of any joint venture or non-controlling interest and/or minority interest of any third party, or in any Restricted Subsidiary to enable such Restricted Subsidiary to create, form and/or acquire any joint venture or non-controlling interest and/or minority interest of any third party and (iii) Investments made in joint ventures or non-controlling interest and/or minority interest of any third party as required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties or non-controlling interest and/or minority interest of any third party set forth in joint venture agreements, non-controlling interest and/or minority interest of any third party and similar binding arrangements entered into in the ordinary course of business; provided, that the aggregate outstanding amount of Investments made pursuant to clause (ii) above shall not exceed the greater of $5,000,000 and ~~[__]~~5.0 % of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(e) (i) Permitted Acquisitions and (ii) Investments in Restricted Subsidiaries that are not Loan Parties in amounts required to permit such Restricted Subsidiaries to consummate Permitted Acquisitions substantially concurrently therewith (so long as such Permitted Acquisition would have been permitted if conducted directly by the applicable Loan Party);

(f) Investments (i) existing on, or contractually committed to or contemplated as of, the Closing Date and described on Schedule 6.05 and (ii) consisting of any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.05;

(g) Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.06;

(h) loans or advances to Employee Related Persons of any Parent Company, the Borrower, its subsidiaries, any Affiliated Practice Group and/or any joint venture in connection with such Person’s purchase of Capital Stock of any Parent Company or any Affiliated Practice Group or to permit the payment of taxes due and owing with respect thereto either (i) in an aggregate outstanding principal amount not to exceed the greater of $2,000,000 and ~~[__]~~2.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period or (ii) so long as the proceeds of such loan or advance are substantially contemporaneously with the purchase of such Capital Stock contributed to the Borrower;

(i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j) Investments consisting of (or resulting from) Indebtedness permitted under Section 6.01 (other than Indebtedness permitted under Sections 6.01(b) and (h)), Permitted Liens, Restricted Payments permitted under Section 6.03 (other than Section 6.03(a)(ix)), Restricted Debt Payments permitted by Section 6.03 and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.06 (other than Section 6.06(a) (if made in reliance on subclause (ii)(y) of the proviso thereto), Section 6.06(b) (if made in reliance on clause (ii) therein), Section 6.06(c)(ii) (if made in reliance on clause (B) therein) and Section 6.06(g));

(k) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers, suppliers, licensors, sublicensors, licensees or sublicensees;

(l) Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(m) loans and advances for moving, entertainment and travel expenses, drawing accounts and similar expenditures or of payroll payments or other compensation, in each case, to any Employee Related Person of any Parent Company (to the extent such amounts relate to services provided to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its Restricted Subsidiaries)), the Borrower, any Affiliated Practice Group and/or any Restricted Subsidiary in the ordinary course of business;

(n) Investments to the extent that payment therefor is made solely with Capital Stock of any Parent Company or Qualified Capital Stock of the Borrower or any Restricted Subsidiary, in each case, to the extent not resulting in a Change of Control;

(o) (i) Investments held by any Person that becomes a Restricted Subsidiary (or that is merged, consolidated or amalgamated with or into the Borrower or any Restricted Subsidiary) after the Closing Date, in each case, to the extent that such Investments were not made in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger, consolidation or amalgamation) (provided, that this clause (i) shall not operate as an override to clause (c) of the definition of “Permitted Acquisition”) and were in existence on the date such Person became a Restricted Subsidiary (the date of such merger, consolidation or amalgamation) and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) above so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.05;

(p) Investments made in connection with the Transactions;

(q) Investments by the Borrower and/or any of its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed the greater of $12,500,000 and ~~[__]~~12.5% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(r) Investments by the Borrower and/or any of its Restricted Subsidiaries in an aggregate outstanding amount not to exceed the portion, if any, of the Available Amount at such time that the Borrower elects to apply to this clause (r), provided that, other than in the case of any such portion that is attributable to the Available Equity Contribution Amount, no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result therefrom;

(s) (i) Guarantees of leases or subleases (other than Capital Leases) or of other obligations not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers, customers, distributors and licensees of the Borrower and/or its Restricted Subsidiaries, in each case, in the ordinary course of business;

(t) Investments in any Parent Company in amounts and for purposes for which Restricted Payments to such Parent Company are permitted under Section 6.03(a); provided, that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 6.03(a);

(u) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Borrower are necessary or advisable to effect any Receivables Facility, distributions or payments of Receivables Fees or any repurchase obligation in connection therewith including, without limitation, Investments of funds held in accounts required by the arrangements governing such Receivables Facility and in connection with a permitted Receivables Facility;

(v) Investments as part of a Permitted Reorganization; provided that (i) no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) has occurred and is continuing and (ii) neither the Loan Guaranties, taken as a whole, nor the security interest of the Administrative Agent in the Collateral, taken as a whole, is materially impaired;

(w) Investments under any Derivative Transaction of the type permitted under Section 6.01(s);

(x) Investments by the Borrower and/or any Restricted Subsidiary that result solely from the receipt by the Borrower or such Restricted Subsidiary of a dividend or other Restricted Payment in the form of Capital Stock, evidences of Indebtedness or other Securities (but not any additions thereto made after the date of the receipt thereof), in each case without any consideration therefor being paid by the Borrower or any Restricted Subsidiary;

(y) [reserved];

(z) Investments to the extent that payment for such Investments is made solely with Qualified Capital Stock of the Borrower or any Parent Company or proceeds of an equity contribution that are not otherwise applied, initially made to the Borrower and have been contributed to the common equity capital of the Borrower (which such equity proceeds so utilized shall not also increase the Available Amount);

(aa) Investments in Holdings, the Borrower, any Restricted Subsidiary in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(bb) additional Investments so long as, after giving effect thereto on a Pro Forma Basis, the Total Net Leverage Ratio would not exceed 3.00:1.00;

(cc) any Investment made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary so long as the relevant Investment was not made in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary;

(dd) Investments consisting of the licensing, sublicensing or contribution of any IP Rights pursuant to joint marketing or joint development arrangements with other Persons in the ordinary course of business; and

(ee) Investments by a Loan Party (other than Holdings) that is a party to an Management Services Agreement consisting of (i) Cash loans and advances to the applicable Affiliated Practice Group receiving services under such Management Services Agreement to cover fees and expenses payable by such Affiliated Practice Group to third-party vendors, expense reimbursement to the applicable Loan Party, for working capital purposes and to pay costs and expenses incurred by such Affiliated Practice Group in the expansion of its operations, including without limitation, for the payment of hiring bonuses and other employee compensation, in each case if the actual expenses of such Affiliated Practice Group exceed actual revenues and consistent with the terms contemplated by the applicable Management Services Agreement; provided that the aggregate amount of all such loans and advances made on account of this clause (ee)(i) at any time outstanding shall not exceed the greater of (A) $5,000,000 and (B) ~~[__]~~5.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period, (ii) Cash loans pursuant to such Management Services Agreement or pursuant to a loan agreement to an Affiliated Practice Group for the purposes of making a Permitted Acquisition and (iii) acquisitions, pursuant to any Stock Option Arrangement or other stock restriction agreement of Capital Stock of the applicable Affiliated Practice Group to the extent the same does not violate any applicable law.

Notwithstanding anything to the contrary set forth in this Section 6.05, no Loan Party shall make any Investment in any Subsidiary (other than another Loan Party) or any Unrestricted Subsidiary if the consideration paid by such Loan Party to such Subsidiary (other than a Loan Party) or Unrestricted Subsidiary in respect of such Investment constitutes Material Intellectual Property; provided that nothing in this sentence shall prohibit any non-exclusive (other than exclusive distribution or other similar rights within a specified jurisdiction) license or sublicense of Material Intellectual Property to, or use of Material Intellectual Property by, any Subsidiary in the ordinary course of business.

SECTION 6.06 Fundamental Changes; Disposition of Assets. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve (or suffer any liquidation or dissolution), or make any Disposition of any assets having a fair market value (as reasonably determined by the Borrower) in excess of $3,000,000 in a single transaction or in a series of related transactions or in excess of $5,000,000 in the aggregate for all such transactions, except:

(a) any Restricted Subsidiary may be merged, consolidated or amalgamated with or into the Borrower or any other Restricted Subsidiary; provided, that (i) in the case of any such merger, consolidation or amalgamation with or into the Borrower, (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, consolidation or amalgamation is not the Borrower (any such Person, the “Successor Borrower”), (v) written notice of such merger, consolidation or amalgamation must be provided to the Administrative Agent at least ten (10) Business Days prior to the effectiveness thereof, (w) the Borrower shall have delivered to the Administrative Agent all documentation and other information requested by the Administrative Agent with respect to such Successor Borrower (including any Beneficial Ownership Certification) required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the Beneficial Ownership Regulation, no later than two Business Days prior to the date of such effectiveness (or such later date as may be agreed by the Administrative Agent), (x) the Successor Borrower shall be an entity organized or existing under the law of the U.S., any state thereof or the District of Columbia, (y) the Successor Borrower shall expressly assume all obligations of the Borrower under this Agreement and the other Loan Documents to which it is a party pursuant to an agreement reasonably satisfactory to the Administrative Agent and (z) except as the Administrative Agent may otherwise agree, each Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Guarantee Agreement and the other Loan Documents; it being understood and agreed that if the foregoing conditions under clauses (v) through (z) are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents, and (ii) in the case of any such merger, consolidation or amalgamation by, or with or into, any Subsidiary Guarantor, either (x) the continuing or surviving Person shall be a Subsidiary Guarantor or the continuing or surviving Person shall expressly assume the obligations of such Subsidiary Guarantor in a manner reasonably satisfactory to the Administrative Agent or (y) the relevant transaction shall be treated as an Investment and shall comply with Section 6.05 (other than in reliance on clause (j) thereof);

(b) Dispositions (including of Capital Stock) among the Borrower and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise); provided, that any such Disposition made by any Loan Party to any Person that is not a Loan Party shall be (i) for fair market value (as reasonably determined by the Borrower) with at least 75.0% of the consideration for such Disposition consisting of Cash or Cash Equivalents at the time of such Disposition or (ii) treated as an Investment and otherwise made in compliance with Section 6.05 (other than in reliance on clause (j) thereof);

(c) (i) the liquidation or dissolution of any Restricted Subsidiary if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, that in the case of any liquidation or dissolution of any Loan Party that results in a distribution of assets to any Restricted Subsidiary that is not a Loan Party, such distribution shall be treated as an Investment and shall comply with Section 6.05 (other than in reliance on clause (j) thereof); (ii) any merger, consolidation, amalgamation, dissolution or liquidation the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 6.06 (other than clause (a), clause (b) or this clause (c)) or (B) any Investment permitted under Section 6.05(j); and (iii) the conversion of the Borrower or any Restricted Subsidiary into another form of entity so long as, in the case of any Loan Party, such conversion does not materially impair the Loan Guaranties, taken as a whole, or the security interest of the Administrative Agent in the Collateral, taken as a whole;

(d) (i) Dispositions of inventory or equipment in the ordinary course of business (including on an intercompany basis) and (ii) the leasing or subleasing of real property in the ordinary course of business;

(e) Dispositions of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of the Borrower, is (i) no longer useful in its business (or in the business of any Restricted Subsidiary of the Borrower) or (ii) otherwise economically impracticable to maintain;

(f) Dispositions of Cash and/or Cash Equivalents and/or assets that were Cash Equivalents when the relevant original Investment was made;

(g) Dispositions, mergers, amalgamations, consolidations or conveyances that constitute or effect (i) Investments permitted pursuant to Section 6.05 (other than Section 6.05(j)), (ii) Permitted Liens, (iii) Restricted Payments permitted by Section 6.03(a) (other than Section 6.03(a)(ix)) and (iv) Sale-Lease-Back Transactions permitted by Section 6.07;

(h) Dispositions for fair market value (as reasonably determined by the Borrower); provided, that if the assets Disposed of have a fair market value in excess of the greater of $5,000,000 and ~~[__]~~5.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period, at least 75.0% of the consideration for such Disposition shall consist of Cash or Cash Equivalents (provided, that for purposes of the foregoing consideration requirement, (i) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated in right of payment to the Obligations or that are owed to the Borrower or any Restricted Subsidiary) of the Borrower or any Restricted Subsidiary that are assumed by the transferee of any such assets and for which the Borrower and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing, (ii) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated in right of payment to the Obligations or that are owed to the Borrower or any Restricted Subsidiary) of any Restricted Subsidiary that, as a result of such Disposition or any related Disposition, is no longer a Restricted Subsidiary, to the extent that the Borrower and the other Restricted Subsidiaries have been validly released by all relevant creditors in writing from any Guarantee in respect of such Indebtedness or other liability,

(iii) the amount of any trade-in value (as reasonably determined by the Borrower) applied to the purchase price of any replacement assets acquired in connection with such Disposition, (iv) any Securities received by the Borrower or any Restricted Subsidiary from the applicable transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (v) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value (as reasonably determined by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (v) and clause (IV) of Section 6.07 that is at that time outstanding, not in excess of the greater of $5,000,000 and ~~[__]~~5.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period, in each case, shall be deemed to be Cash); provided, further, that (A) immediately prior to and after giving effect to such Disposition, no Event of Default under Section 7.1(a), 7.1(f) or 7.1(g) exists and (B) the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.10(b)(ii);

(i) Dispositions of property to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j) Dispositions of Investments in any joint venture or any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, in each case, to the extent required by, or made pursuant to, buy/sell arrangements between parties to such joint venture or equityholders in such Restricted Subsidiary set forth in the joint venture agreement, operating agreement, shareholders agreement or similar agreement governing such joint venture or such Restricted Subsidiary;

(k) Dispositions of (i) notes receivable or accounts receivable in the ordinary course of business (including any discount, netting and/or forgiveness thereof) or in connection with the collection or compromise thereof and (ii) Receivables Assets, in connection with any Receivables Facility;

(l) Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), (i) the Disposition or termination of which will not materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) which relate to closed facilities or the discontinuation of any product line;

(m) (i) any termination of any lease, sublease, license or sublicense in the ordinary course of business (and any related Disposition of improvements made to leased or sub-leased real property resulting therefrom), (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(n) Dispositions of property subject to foreclosure, casualty, condemnation, taking or similar event proceedings;

(o) Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(p) to the extent constituting a Disposition, the consummation of the Transactions;

(q) Dispositions of non-core assets acquired in connection with any acquisition or similar Investment permitted hereunder and sales of Real Estate Assets acquired in any acquisition or similar Investment permitted hereunder which, within 180 days of the date of such acquisition or Investment, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Borrower or any of its Restricted Subsidiaries or any of their respective businesses;

provided, that (i) immediately prior to and after giving effect to such Disposition, no Event of Default exists and (ii) the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.10(b)(ii);

(r) exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of assets so long as any such exchange or swap is made for fair market value (as reasonably determined by the Borrower) for like assets;

(s) [reserved];

(t) (i) licensing, sublicensing or cross-licensing arrangements involving any technology, software or IP Rights of the Borrower or any Restricted Subsidiary in the ordinary course of business and (ii) Dispositions, abandonments, cancellations or lapses of any technology, software or IP Rights, or any issuances or registrations, or any applications for issuances or registrations, of any IP Rights, which, in the good faith determination of the Borrower, are not material to the conduct of the business of the Borrower or its Restricted Subsidiaries or are no longer economical to maintain in light of their use;

(u) terminations or unwinds of Derivative Transactions;

(v) the ACO Reach Sale; provided, that the Net Proceeds of such Disposition shall be applied as (and to the extent) required by Section 2.10(b)(iv);

(w) Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities of any Employee Related Person of any Parent Company, the Borrower and/or any Restricted Subsidiary;

(x) Dispositions made to comply with any order of any Governmental Authority or any applicable law;

(y) any merger, consolidation, amalgamation or Disposition the sole purpose of which is to reincorporate or reorganize (i) any Domestic Subsidiary (other than the Borrower) in another jurisdiction in the U.S. and/or (ii) any Foreign Subsidiary in the U.S. or any other jurisdiction;

(z) any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(aa) any Disposition of Capital Stock of any of the Borrower’s subsidiaries to members of the board of directors (or equivalent body otherwise named) of such subsidiary in order to qualify members of the board of directors of such subsidiary, if required by applicable law, so long as the Borrower will continue to own, directly or indirectly, not less than 80.0% of the issued and outstanding Capital Stock of such subsidiary; and

(bb) other Dispositions in an aggregate amount not to exceed the greater of (i) $5,000,000 and (ii)  ~~[__]~~5.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period.

To the extent that any Collateral is Disposed of as expressly permitted by this Section 6.06 to any Person that is not a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such Disposition; it being understood and agreed that the Administrative Agent shall be authorized to take, and shall take, any actions deemed appropriate in order to effect the foregoing in accordance with Article 8 hereof.

Notwithstanding anything to the contrary contained in this Section 6.06, no Loan Party shall make any Disposition of Material Intellectual Property to any Subsidiary (other than another Loan Party) or any Unrestricted Subsidiary; provided that nothing in this sentence shall prohibit any non-exclusive (other than exclusive distribution or other similar rights within a specified jurisdiction) license or sublicense of Material Intellectual Property to, or use of Material Intellectual Property by, any Subsidiary in the ordinary course of business.

SECTION 6.07 Sale and Lease-Back Transactions. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, become or remain liable as lessee with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, that the Borrower or the relevant Restricted Subsidiary (a) has sold or transferred to any other Person (other than the Borrower or any of its Restricted Subsidiaries) and (b) intends to use for substantially the same purpose as the property so sold or transferred in connection with such lease (such a transaction, a “Sale and Lease-Back Transaction”); provided, that any Sale and Lease-Back Transaction shall be permitted so long as the Net Proceeds of such Disposition are applied and/or reinvested as (and to the extent) required by Section 2.10(b)(ii) and either (i) the resulting Indebtedness is permitted by Section 6.01 (other than clause (x) thereof) or (ii)(A) at least 75% of the consideration for such sale or transfer shall consist of Cash and Cash Equivalents (provided, that for purposes of the foregoing consideration requirement, (I) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated in right of payment to the Obligations or that are owed to the Borrower or any Restricted Subsidiary) of the Borrower or any Restricted Subsidiary that are assumed by the transferee of any such assets and for which the Borrower and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing, (II) the amount of any trade-in value (as reasonably determined by the Borrower) applied to the purchase price of any replacement assets acquired in connection with the applicable sale or transfer, (III) any Securities received by the Borrower or any Restricted Subsidiary from such transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable sale or transfer and (IV) any Designated Non-Cash Consideration received in respect of the relevant Sale and Lease-Back Transaction having an aggregate fair market value (as reasonably determined by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (IV) and clause (v) under Section 6.06(h) that is at that time outstanding, not in excess of the greater of $5,000,000 and ~~[__]~~5.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period, in each case, shall be deemed to be Cash), (B) the Borrower or its applicable Restricted Subsidiary would otherwise be permitted to enter into, and remain liable under, the applicable underlying lease and (C) the aggregate fair market value (as reasonably determined by the Borrower) of the assets sold subject to all Sale and Lease-Back Transactions under this clause (ii) shall not exceed the greater of $5,000,000 and ~~[__]~~5.0 % of Consolidated Adjusted EBITDA for the most recently ended Test Period.

SECTION 6.08 Transactions with Affiliates. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payment in excess of $1,000,000 with any of their respective Affiliates on terms that are less favorable to the Borrower or such Restricted Subsidiary (which shall be deemed to include an Affiliated Practice Group for purposes of this restriction), as the case may be, than those that might be obtained at the time in a comparable arm’s-length transaction from a Person that is not an Affiliate (as reasonably determined by the Borrower); provided, that the foregoing restriction shall not apply to:

(a) any transaction between or among Holdings, the Borrower and/or one or more Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction) to the extent permitted or not restricted by this Agreement;

(b) any issuance, sale or grant of Securities, or any payments, awards or grants, whether in cash, Securities or otherwise, pursuant to employment arrangements and stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Company, the Borrower or any Restricted Subsidiary;

(c) (i) any collective bargaining, employment or severance agreement or any other compensatory (including profit sharing) arrangement entered into by the Borrower or any of its Restricted Subsidiaries with any Employee Related Persons of any Parent Company, the Borrower or any of its Restricted Subsidiaries, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with any Employee Related Persons of any Parent Company, the Borrower or any of its subsidiaries and (iii) any transaction pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers any Employee Related Persons of any Parent Company, the Borrower or any of its subsidiaries or any employment contract or arrangement;

(d) (i) transactions permitted by Sections 6.01(b), 6.01(h), 6.01(o), 6.01(t), 6.01(cc), 6.03, 6.05(d), 6.05(e), 6.05(h), 6.05(m), 6.05(o), 6.05(t), 6.05(v), 6.05(x), 6.05(aa), 6.05(cc), 6.06(j) and 6.06(w) and (ii) issuances of Capital Stock and incurrences of Indebtedness not restricted by this Agreement;

(e) (1) transactions pursuant to agreements in existence on the Closing Date, and (2) any amendment, modification, replacement, renewal or extension thereof, in the case of this clause (2), to the extent the resulting agreement, taken as a whole, (i) is not materially adverse to the Lenders or (ii) is not materially more disadvantageous to the Lenders than the relevant agreement in existence on the Closing Date, in each case, as reasonably determined by the Borrower;

(f) the payment of all indemnification obligations and expenses owed to any Investors and any of their respective Employee Related Persons, whether currently due or paid in respect of accruals from prior periods;

(g) the Transactions, including the payment of Transaction Costs;

(h) customary compensation to Affiliates in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of the Borrower in good faith;

(i) Guarantees permitted by Section 6.01 or 6.05;

(j) [reserved];

(k) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, Employee Related Persons of any Parent Company, the Borrower and/or any of its Restricted Subsidiaries in the ordinary course of business and, in the case of payments to such Person in such capacity on behalf of any Parent Company, to the extent attributable to the operations of the Borrower or its Restricted Subsidiaries;

(l) transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are fair to the Borrower and/or its applicable Restricted Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Borrower or the senior management thereof;

(m) the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to holders of Capital Stock pursuant to any joint venture, agreement, operating agreement, shareholders agreement or similar agreement;

(n) transactions between the Borrower and/or any Restricted Subsidiary and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of any Parent Company, the Borrower or any subsidiary, provided that such director abstains from voting as a director of the Parent Company, the Borrower or such subsidiary, as the case may be, on any matter involving such other Person;

(o) (i) transactions with joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business and (ii) other transactions with joint ventures in the ordinary course of business consistent with past practices;

(p) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the designation of any such Unrestricted Subsidiary as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”, provided that such transactions were not entered into in contemplation of or in connection with such designation;

(q) any other transaction with an Affiliate that is approved by a majority of disinterested members of the board of directors (or equivalent governing body) of the Borrower in good faith;

(r) any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Borrower from an accounting, appraisal, consulting or investment banking firm of nationally recognized standing stating that such transaction is on terms that are no less favorable to the Borrower or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person that is not an Affiliate; and

(s) payments of salary, bonus and other reasonable compensation in the ordinary course of business to officers, employees and consultants of (x) Holdings (or any other Parent Company), the Borrower and any of its Restricted Subsidiaries in the ordinary course of business to the extent directly attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries or that may, in the future, be deemed Affiliates by virtue of their ownership of Capital Stock in Holdings (or any other Parent Company) and (y) any Affiliated Practice Group.

SECTION 6.09 Conduct of Business. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, engage in any material line of business other than the businesses engaged in by the Borrower or any Restricted Subsidiary on the Closing Date and similar, incidental, complementary, ancillary or related businesses (as reasonably determined by the Borrower).

SECTION 6.10 Amendments or Waivers of Organizational Documents. The Borrower shall not, nor shall it permit any Subsidiary Guarantor to, amend or modify their respective Organizational Documents, in each case, in a manner that is materially adverse to the Lenders (in their capacities as such) without obtaining the prior written consent of the Administrative Agent; provided, that, for purposes of clarity, it is understood and agreed that the Borrower and/or any Subsidiary Guarantor may effect a change to its organizational form and/or consummate any other transaction that is permitted under Section 6.06.

SECTION 6.11 Amendments of or Waivers with Respect to Restricted Debt. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, amend or otherwise modify the terms of any Restricted Debt (or the documentation governing such Restricted Debt) if the effect of such amendment or modification, together with all other amendments or modifications made, is materially adverse to the Lenders (in their capacities as such); provided, that, for purposes of clarity, it is understood and agreed that the foregoing shall not prohibit any replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is permitted under this Agreement in respect thereof or if such Restricted Debt, as replaced, refinanced, amended, supplemented, modified, extended, renewed, or replaced, would have been permitted to be incurrred hereunder.

SECTION 6.12 Fiscal Year. The Borrower shall not change its Fiscal Year to end on a date other than December 31, provided that, subject to providing prior written notice thereof to the Administrative Agent, the Borrower may change its Fiscal Year to end on any other date (and, in the event of any such change, the Lenders hereby authorize the Administrative Agent to make such amendments to this Agreement as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to such change in Fiscal Year and any corresponding changes in the Fiscal Quarters).

SECTION 6.13 Permitted Activities of Holdings. Holdings shall not:

(a) incur any Indebtedness for borrowed money, other than (i) the Indebtedness permitted to be incurred by Holdings under the Loan Documents or otherwise in connection with the Transactions, (ii) Guarantees of Indebtedness or other obligations of the Borrower and/or any Restricted Subsidiary, which Indebtedness or other obligations are permitted hereunder, (iii) Indebtedness owed to the Borrower or any Restricted Subsidiary and (iv) Qualified Holdings Indebtedness;

(b) create or suffer to exist any Lien on any asset now owned or hereafter acquired by it, other than (i) the Liens created under the Collateral Documents to which it is a party, (ii) any other Lien created in connection with the Transactions, (iii) Liens on the Collateral that are secured on a pari passu or junior basis with the Secured Obligations, so long as such Liens secure Guarantees permitted under clause (a)(ii) above and the underlying Indebtedness subject to such Guarantee is permitted to be secured on the same basis pursuant to Section 6.02 and (iv) Liens of the type permitted to be incurred by Holdings under Section 6.02 (other than in respect of debt for borrowed money);

(c) engage in any business activity, other than (i) holding the Capital Stock of the Borrower and, indirectly, any subsidiary of the Borrower (it being agreed that Holdings will not own Capital Stock (except on an interim basis in connection with any transaction otherwise permitted under this Section 6.13) of any Person other than the Borrower), (ii) the entry into, and the performance of its obligations under, the Loan Documents and the agreements or instruments evidencing or governing other Indebtedness and Guarantees permitted hereunder (including, subject to clause (b) above, the granting of Liens with respect thereto), (iii) the consummation of the Transactions, (iv) filing Tax reports and paying Taxes and other customary obligations in the ordinary course (and contesting any Taxes), (v) preparing reports to Governmental Authorities and to its shareholders, (vi) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its legal existence or to comply with applicable law, (vii) (A) issuing and selling its Capital Stock and making any dividend or other distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any of its Capital Stock and (B) performing activities in preparation for and consummating any public offering of, or any other issuance or sale of, its or any other Parent Company’s Capital Stock, including paying fees and expenses related thereto, (viii) holding Cash and Cash Equivalents, maintaining deposit accounts and holding other assets received from any Person holding any Capital Stock of Holdings (including as a result of issuance and sale of, or a capital contribution in respect of, any Capital Stock of Holdings) or, subject to clause (a) above, as proceeds of incurrence of any Indebtedness, or, in each case, the proceeds and products of any of the foregoing, (ix) (A) any transaction (including any Restricted Payment and Investment) between Holdings, on the one hand, and the Borrower or any of its Restricted Subsidiaries, on the other hand, in each case, expressly permitted under this Article 6 or between Holdings, on the one hand, and any Unrestricted Subsidiary, on the other hand, in each case, not expressly prohibited under this Article 6, (B) any other transaction or activity expressly contemplated under this Article 6 to be undertaken by Holdings or any other Parent Company and (C) any purchase of any Indebtedness of the Borrower or any of its subsidiaries, and, in each case under this clause (ix), holding any assets received as a result of such transaction, (x) the entry into, and performance of its obligations under, contracts and other arrangements with Employee Related Persons of Holdings, any other Parent Company, the Borrower or any of its subsidiaries, including the providing of indemnification to such Persons and the making of Investments of the type permitted under Section 6.05(h), (xi) participating in tax, accounting and other administrative matters, (xii) the obtainment of, and the payment of any fees, expenses and indemnities for, management, consulting, monitoring, investment banking, advisory and other services to the extent otherwise permitted by this Agreement, including any services or payments of the type permitted under Sections 6.08(f), 6.08(h) and 6.08(j), (xiii) the entry into, and performance of its obligations under, any document or agreement not prohibited under this Section 6.13(c) to be entered into or undertaken by Holdings, (xiv) complying with applicable law and (xv) activities incidental to any of the foregoing; or

(d) consolidate or amalgamate with, or merge with or into, or convey, sell or otherwise transfer all or substantially all of its assets to, any Person; provided, that (i) Holdings may consolidate or amalgamate with, or merge with or into, any other Person (other than the Borrower and any of its subsidiaries), or (ii) convey, sell or otherwise transfer all or substantially all of its assets to any other Person (other than the Borrower and any of its subsidiaries), in each case, so long as (A) either (1) in the case of any transaction referred to in clause (i) above, Holdings is the continuing or surviving Person or (2) if the continuing or surviving Person (if not Holdings) or the transferee Person (any such Person, “Successor Holdings”) (v) written notice of such merger, consolidation or amalgamation must be provided to the Administrative Agent at least ten (10) Business Days prior to the effectiveness thereof, (w) the Borrower shall have delivered to the Administrative Agent all documentation and other information requested by the Administrative Agent with respect to such Successor Holdings (including any Beneficial Ownership Certification) required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the Beneficial Ownership Regulation, no later than two Business Days prior to the date of such effectiveness (or such later date as may be agreed by the Administrative Agent), (x) such Successor Holdings is an entity organized or existing under the law of the U.S., any state thereof or the District of Columbia and (y) such Successor Holdings expressly assumes all obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to an agreement reasonably satisfactory to the Administrative Agent and (B) no Change of Control results therefrom; it being understood and agreed that (I) if the foregoing conditions under clauses (A) and (B) are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement and the other Loan Documents and (II) Holdings may convert into another form of entity so long as (v) written notice of such conversion must be provided to the Administrative Agent at least ten (10) Business Days prior to the effectiveness thereof, (w) the Borrower shall have delivered to the Administrative Agent all documentation and other information requested by the Administrative Agent with respect to such conversion (including any Beneficial Ownership Certification) required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the Beneficial Ownership Regulation, no later than two Business Days prior to the date of such effectiveness (or such later date as may be agreed by the Administrative Agent) and (x) such conversion does not materially impair the Loan Guaranty or the Collateral provided by Holdings.

ARTICLE 7

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) Failure to Make Payments When Due. Failure by the Borrower to pay (i) any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five Business Days after the date due;

(b) Default in Other Agreements. (i) Failure by the Borrower or any of its Restricted Subsidiaries to pay when due any principal of or interest on, or any other amount payable in respect of, any Indebtedness (other than Indebtedness under the Loan Documents) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case, beyond the grace period, if any, provided therefor and subject to any required notice of such failure having been given; or (ii) breach or default by the Borrower or any of its Restricted Subsidiaries with respect to any Indebtedness (other than Indebtedness under the Loan Documents) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case, beyond the grace period, if any, provided therefor and subject to any required notice of such failure having been given, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (with any required notice of such failure having been given), such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided, that this clause (ii) shall not apply to (A) secured Indebtedness that becomes due and payable (or redeemable) as a result of the voluntary Disposition of, or a casualty, condemnation, taking or similar event with respect to, the property securing such Indebtedness, (B) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01 and (C) for the avoidance of doubt, any termination events or equivalent events pursuant to the terms of any Hedge Agreement that are not the result of any default thereunder by the Borrower or any Restricted Subsidiary; provided, further, that any failure described under clause (i) or (ii) above is unremedied and is not waived by the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) prior to any termination of the Commitments or acceleration of the Loans pursuant to this Article 7;

(c) Breach of Certain Covenants. Failure of any Loan Party to perform or comply with any of its covenants or agreements contained in Section 5.01(e)(i), Section 5.02 (as it applies to the preservation of the existence of the Borrower) or Article 6;

(d) Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection therewith (including, for the avoidance of doubt, any Perfection Certificate or any Perfection Certificate Supplement) shall be untrue in any material respect as of the date made or deemed made and such incorrect representation, warranty or certification (if curable) shall remain untrue in any material respect for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower, provided that any inaccuracy of any representation, warranty or certification resulting from the failure of the Administrative Agent to file any UCC continuation statement or equivalent filing shall not result in a Default or Event of Default under this clause (d);

(e) Other Defaults Under Loan Documents. Default by any Loan Party in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other clause of this Section 7.01, which default has not been remedied or waived within 30 days after receipt by the Borrower of written notice thereof from the Administrative Agent;

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) in an involuntary case under any Debtor Relief Law; or (ii) the commencement of an involuntary case against Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary), or over all or a substantial part of its property; or the involuntary appointment of an interim receiver, trustee or other custodian of Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) for all or a substantial part of its property, in each case under this clause (ii), which remains undismissed, unvacated, unbounded or unstayed pending appeal for 60 consecutive days;

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The commencement by Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of a voluntary case under any Debtor Relief Law, or the consent by Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or the consent by Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to the appointment of a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary), or over all or a substantial part of its property, or to any such Person taking possession of all or a substantial part of its property; (ii) the making by Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of a general assignment for the benefit of creditors; or (iii) the admission by Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) in writing of its inability to pay its debts as such debts become due, provided that any liquidation or dissolution permitted by Section 6.06(c) shall not constitute a Default or Event of Default under this clause (g);

(h) Judgments and Attachments. The entry or filing of one or more final money judgments, writs or warrants of attachment or similar process against Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in each case, to the extent not adequately covered by self-insurance (if applicable) or by indemnity from a third party or insurance from a third party where the relevant third party has been notified thereof and has not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 consecutive days;

(i) Employee Benefit Plans. The occurrence of one or more ERISA Events which, individually or in the aggregate, result in liability of Holdings, the Borrower or any of its Restricted Subsidiaries in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect;

(j) Change of Control. The occurrence of a Change of Control;

(k) Guaranties, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof and prior to the Termination Date, (i) this Agreement, the Guarantee Agreement or any material Collateral Agreement for any reason shall cease to be in full force and effect or shall be declared by a court of competent jurisdiction to be null and void or any Loan Party shall contest in writing the validity or enforceability of any material provision thereof or, if a party thereto, deny in writing that it has any further liability thereunder (in each case under this clause (i), other than in accordance with the terms thereof or as a result of the discharge of the applicable Loan Party in accordance with the terms thereof) or (ii) any Lien created under any Collateral Document ceases to be perfected with respect to a material portion of the Collateral (other than (A) in the case of Collateral consisting of Material Real Estate Assets, to the extent that the relevant losses are covered by a title insurance policy and the applicable insurer has not denied coverage or (B) solely by reason of (x) such perfection not being required pursuant to this Agreement, (y) the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or the failure of the Administrative Agent to file UCC continuation statements or equivalent filings or (z) a release of Collateral in accordance with the terms of this Agreement or the applicable Collateral Document or the termination of the applicable Collateral Document in accordance with the terms thereof) or any Loan Party shall contest in writing the validity or enforceability of any such Lien (other than solely by reason of (x) such Lien (or perfection thereof) not being required pursuant to this Agreement or (y) a release of Collateral in accordance with the terms of this Agreement or the applicable Collateral Document or the termination of the applicable Collateral Document in accordance with the terms thereof);

(l) Subordination. The Obligations ceasing, or the assertion in writing by any Loan Party that the Obligations have ceased, to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any Junior Indebtedness or Junior Lien Indebtedness with an aggregate outstanding principal amount in excess of the Threshold Amount (in each case, to the extent required by such subordination provisions) or any such subordination provision being invalidated by a court of competent jurisdiction or otherwise ceasing, for any reason, to be valid, binding and enforceable obligations of the parties thereto (other than, in each case under this clause (l), in accordance with the terms thereof);

then, and in every such event (other than an event with respect to the Borrower described in clause (f) or (g) of this Article 7), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans (or Revolving Loans, as applicable) so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) require that the Borrower deposit in the LC Collateral Account an amount in Cash equal to 103.0% of the LC Exposure (minus the amount then on deposit in the LC Collateral Account); and, upon the occurrence of an event with respect to the Borrower described in clauses (f) or (g) of this Article 7, all Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by such Borrower, and the obligation of the Borrower to Cash collateralize the LC Exposure as set forth above shall automatically become effective, in each case, without further action of the Administrative Agent or any Lender. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

Any Event of Default under this Agreement or the other Loan Documents (and any Event of Default resulting from failure to provide notice thereof) shall be deemed not to be “continuing” or “existing” if the events, acts or conditions that gave rise to such Event of Default have been remedied or cured or have ceased to exist. Notwithstanding anything to the contrary, an Event of Default may not be cured pursuant to this paragraph: (i) in the case of an Event of Default under Section 7.01(f) or (g) and that is incapable of being cured, (ii) in the case of an Event of Default under Section 7.01(e) that directly results in a material adverse effect on the ability of the Loan Parties, taken as a whole, to perform their payment obligations under any Loan Document to which the Borrower or any of the other Loan Parties is a party, or (iii) in the case of an Event of Default for which (x) the Borrower knowingly and intentionally failed to give notice to the Administrative Agent and the Lenders of such Event of Default in accordance with Section 5.01(e) of this Agreement and (y) the Borrower had actual knowledge of such failure to give such notice.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Banks hereby irrevocably appoints ~~[•]~~Wilmington Savings Fund Society, FSB (or any successor appointed pursuant hereto) as Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and the terms “Lender”, “Lenders”, “Issuing Bank” and “Issuing Banks” shall, unless otherwise expressly indicated or unless such Person is in fact not a Lender or an Issuing Bank, include each Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any subsidiary of any Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers that are expressly contemplated by the Loan Documents (including in connection with any transaction contemplated by Section 2.21, 2.22 or 9.02(c) or any incurrence of any Indebtedness permitted under Section 6.01(q), 6.01(w) or 6.01(x), including as to the calculation of Effective Yield and determination of the terms and conditions of, and the execution and delivery of, any Intercreditor Agreement) and which the Administrative Agent is required to exercise in writing as directed by the Required Lenders, Required DDTL Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent believes in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its subsidiaries or other Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable to the Lenders or any other Secured Party for any action taken or not taken by it with the consent or at the request of the Required Lenders, Required DDTL Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be liable to the Lenders or any other Secured Party for, or be responsible for any loss, cost or expense suffered by any Lender or any other Secured Party as a result of, any determination of the Effective Yield or the terms and conditions of any Intercreditor Agreement. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any covenant, agreement or other term or condition set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral or to assure that the Liens granted to the Administrative Agent pursuant to any Loan Document have been or will continue to be properly or sufficiently or lawfully created, perfected or enforced or are entitled to any particular priority, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or to be satisfactory to the Administrative Agent, or (vii) any property, book or record of any Loan Party or any Affiliate thereof.

Each Lender and Issuing Bank agrees that, except with the written consent of the Administrative Agent, it will not take any enforcement action hereunder or under any other Loan Document, accelerate the Obligations under any Loan Document, or exercise any right that it might otherwise have under applicable law or otherwise to credit bid at any foreclosure sale, UCC sale, any sale under Section 363 of the Bankruptcy Code or any other similar Disposition of Collateral. Notwithstanding the foregoing, a Lender or an Issuing Bank may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Lender or such Issuing Bank, including the filing of a proof of claim in a case under the Bankruptcy Code.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, Holdings, the Borrower, the Administrative Agent and each Secured Party agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Loan Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof, and all powers, rights and remedies under the other Loan Documents may be exercised solely by the Administrative Agent, and (b) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code), (i) the Administrative Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply all or any portion of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such Disposition and (ii) the Administrative Agent or any Lender may be the purchaser or licensor of all or any portion of such Collateral at any such Disposition.

No holder of any Secured Hedging Obligation or Banking Services Obligation in its capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under the Guarantee Agreement or any other Loan Document.

Each of the Lenders and Issuing Banks hereby irrevocably authorizes (and by entering into a Hedge Agreement with respect to any Secured Hedging Obligation and/or by entering into documentation in connection with any Banking Services Obligation, each of the other Secured Parties hereby authorizes and shall be deemed to authorize) the Administrative Agent, on behalf of all Secured Parties to take any of the following actions upon the instruction of the Required Lenders:

(a) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Secured Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof (or other applicable Debtor Relief Laws);

(b) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including under Section 363 thereof (or other applicable Debtor Relief Laws);

(c) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;

(d) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e) estimate the amount of any contingent or unliquidated Secured Obligations of such Lender or other Secured Party;

it being understood that no Lender shall be required to fund any amount in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clause (b), (c) or (d) without its prior written consent.

Each Secured Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Secured Obligations or to purchase or retain or acquire any portion of the Collateral; provided, that, in connection with any credit bid or purchase described under clause (b), (c) or (d) of the preceding paragraph, the Secured Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by the Administrative Agent on a ratable basis.

With respect to any contingent or unliquidated claim that is a Secured Obligation, the Administrative Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Administrative Agent to credit bid the Secured Obligations or purchase the Collateral in the relevant Disposition. In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Secured Obligations are credit bid under clause (b), (c) or (d) of the third preceding paragraph is entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Secured Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Secured Obligations that were credit bid in such credit bid or other Disposition.

In addition, in case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding with respect to any Loan Party, each Secured Party agrees that the Administrative Agent (irrespective of whether the principal of any Loan or LC Disbursement is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent has made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts to the extent due to the Lenders and the Administrative Agent under Sections 2.11 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent consents to the making of such payments directly to any Secured Party, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amount due to the Administrative Agent under Sections 2.11 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) that it believes to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, amendment, renewal or extension of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent has received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or such issuance, amendment, renewal or extension of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article 8 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

The Administrative Agent may resign at any time by giving 30 days’ prior written notice to the Lenders, the Issuing Banks and the Borrower. If the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Borrower may, upon 10 days’ prior written notice, remove the Administrative Agent. Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent; provided, that during the existence and continuation of an Event of Default under Section 7.01(a) or, with respect to the Borrower, Section 7.01(f) or 7.01(g), no consent of the Borrower shall be required. If no successor has been appointed as provided above and accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or the Administrative Agent receives notice of removal, then (a) in the case of a retirement, the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above (including, for the avoidance of doubt, the consent of the Borrower) or (b) in the case of a removal, the Borrower may, after consultation with the Required Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that (x) in the case of a retirement, if the Administrative Agent notifies the Borrower, the Lenders and the Issuing Banks that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Borrower notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral security held by the Administrative Agent in its capacity as collateral agent for the Secured Parties for purposes of maintaining the perfection of the Lien on the Collateral securing the Secured Obligations, the retiring Administrative Agent shall continue to hold such Collateral security as bailee until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations required to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly (and each Lender and each Issuing Bank will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Required Lenders or the Borrower, as applicable, appoint a successor Administrative Agent, as provided above in this Article 8. Upon the acceptance of its appointment as Administrative Agent hereunder as a successor Administrative Agent, the successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 9.13). The fees payable by the Borrower to any successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor Administrative Agent. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article 8 and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as Administrative Agent (including for this purpose holding any collateral security following the retirement or removal of the Administrative Agent). Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a successor Administrative Agent.

Each Lender and each Issuing Bank acknowledges that none of the Administrative Agent or any of its Related Parties has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any of its Related Parties as to any matter, including whether the Administrative Agent or any of its Related Parties have disclosed material information in their possession. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appriasal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and extend credit to the Borrower and the other Loan Parties hereunder. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or any of its Related Parties.

Each Secured Party irrevocably authorizes and instructs the Administrative Agent to, and the Administrative Agent shall:

(a) release any Lien on any property granted to or held by Administrative Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is Disposed of or to be Disposed in a Disposition permitted under this Agreement to a Person that is not a Loan Party, (iii) that constitutes (or becomes) an Excluded Asset, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its obligations under the Guarantee Agreement in accordance with the Loan Documents or (v) if approved, authorized or ratified in writing by the Required Lenders (or such greater number of Lenders as may be required) in accordance with Section 9.02;

(b) release any Subsidiary Guarantor from its obligations under the Guarantee Agreement and the other Loan Documents as provided in Section 9.21;

(c) subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(d), 6.02(e), 6.02(f), 6.02(g), 6.02(l), 6.02(m), 6.02(n), 6.02(o) (other than any Lien on the Capital Stock of any Subsidiary Guarantor), 6.02(r), 6.02(w), 6.02(x), 6.02(y), 6.02(z)(i), 6.02(bb), 6.02(cc), 6.02(dd), 6.02(ee), 6.02(ff), 6.02(gg), 6.02(hh), 6.02(ii), 6.02(jj), 6.02(kk) and 6.02(nn) (and any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under Section 6.02(k)); provided, that the subordination of any Lien on any property granted to or held by the Administrative Agent shall only be required with respect to any Lien on such property that is permitted by Sections 6.02(l), 6.02(o), 6.02(q), 6.02(r), 6.02(u), 6.02(bb) and/or 6.02(hh) to the extent that the Lien of the Administrative Agent with respect to such property is required to be subordinated to the relevant Permitted Lien in accordance with the documentation governing the Indebtedness that is secured by such Permitted Lien; and

(d) enter into any Intercreditor Agreement (or any amendment, restatement, supplement or other modification thereto permitted by Section 9.22) in respect of any Indebtedness, Banking Services Obligations or Hedging Obligations that, pursuant to the terms hereof, (i) is required or permitted to be subordinated in right of payment and/or (ii) is secured by Liens, and with respect to which, this Agreement contemplates an intercreditor, subordination or similar agreement or arrangement.

Upon the request of the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Guarantee Agreement or its Lien on any Collateral pursuant to this Article 8. In each case as specified in this Article 8, the Administrative Agent will (and each Lender and each Issuing Bank hereby authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Lien granted under the Collateral Documents, to subordinate its interest therein, or to release such Loan Party from its obligations under the Guarantee Agreement, in each case, without recourse, representation or warranty and in accordance with the terms of the Loan Documents and this Article 8; provided, that upon the request of the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement.

To the extent that the Administrative Agent (or any Affiliate thereof) is not reimbursed and indemnified by the Borrower in accordance with and to the extent required by Section 9.03(b), the Lenders will reimburse and indemnify the Administrative Agent (and any Affiliate thereof) in proportion to their respective Applicable Percentages (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any Affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such Affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). In the case of any investigation, litigation or proceeding giving rise to any indemnified liabilities, this Article 8 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including legal costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided, that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, provided, further, that the failure of any Lender to indemnify or reimburse the Administrative Agent shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Article 8 shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent. Except as otherwise expressly set forth herein or in any Collateral Document, no counterparty to a Hedge Agreement the obligations under which constitute Secured Hedging Obligations or provider of Banking Services the obligations under which constitute Banking Services Obligations that obtains the benefits of Section 2.17(b), any Guaranty or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 8 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Hedging Obligations or Banking Services Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable counterparty to such Hedge Agreement or provider of such Banking Services, as the case may be.

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(e) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments,

(f) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(g) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(h) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (a) above is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (d) above, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any of its respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(A) If the Administrative Agent notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank or Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank, Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (A) shall be conclusive, absent manifest error. If a Payment Recipient receives any payment, prepayment or repayment of principal, interest, fees, distribution or otherwise and does not receive a corresponding payment notice or payment advice, such payment, prepayment or repayment shall be presumed to be in error absent written confirmation from the Administrative Agent to the contrary.

(B) Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (A) or under the indemnification provisions of this Agreement.

(C) For so long as an Erroneous Payment (or portion thereof) has not been returned by any Payment Recipient who received such Erroneous Payment (or portion thereof) (such unrecovered amount, an “Erroneous Payment Return Deficiency”) to the Administrative Agent after demand therefor in accordance with immediately preceding clause (A), (i) the Administrative Agent may elect, in its sole discretion on written notice to such Lender, Issuing Bank or Secured Party, that all rights and claims of such Lender, Issuing Bank or Secured Party with respect to the Loans or other Obligations owed to such Person up to the amount of the corresponding Erroneous Payment Return Deficiency in respect of such Erroneous Payment (the “Corresponding Loan Amount”) shall immediately vest in the Administrative Agent upon such election; after such election, the Administrative Agent (x) may reflect its ownership interest in Loans in a principal amount equal to the Corresponding Loan Amount in the Register, and (y) upon five Business Days’ written notice to such Lender, Issuing Bank or Secured Party, may sell such Loan (or portion thereof) in respect of the Corresponding Loan Amount, and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by such Lender, Issuing Bank or Secured Party shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender, Issuing Bank or Secured Party (and/or against any Payment Recipient that receives funds on its behalf), and (ii) each party hereto agrees that, except to the extent that the Administrative Agent has sold such Loan, and irrespective of whether the

Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of such Lender, Issuing Bank or Secured Party with respect to the Erroneous Payment Return Deficiency. For the avoidance of doubt, no vesting or sale pursuant to the foregoing clause (i) will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement.

(D) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making a payment or prepayment of the Obligations or from proceeds of Collateral to be applied to the Obligations.

(E) No Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(F) Each party’s obligations, agreements and waivers under this Article 8(A) through (F) shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE 9

MISCELLANEOUS

SECTION 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i)	if to any Loan Party, to such Loan Party in the case of the Borrower at:

Cano Health, LLC

Address: 9725 NW 117th Avenue, Suite 200

Miami, FL 33178

Attention: David Armstrong

Email: david.armstrong@canohealth.com

with a copy to (which shall not constitute notice to any Loan Party):

Weil, Gotshal & Manges LLP

Address: 200 Crescent Court, Suite 300

Dallas, Texas 75201

Attention: Courtney S. Marcus

Email: courtney.marcus@weil.com

if to ~~[•]~~Wilmington Savings Fund Society, FSB, as Administrative Agent, at:

~~[•]~~

Wilmington Savings Fund Society, FSB

Address: 500 Delaware Ave.

Wilmington, DE 19801

Attention: Patrick Healy

Email: Phealy@wsfsbank.com

(ii) if to any other Issuing Bank, to it at its address, facsimile number or email most recently specified by it in a notice delivered to the Administrative Agent, Holdings and the Borrower (or, in the absence of any such notice, to the address, facsimile number or email set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof), and

(iii) if to any Lender, to it at its address, facsimile number or email set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01, (B) sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or (C) given by email or delivered through Electronic Systems shall be effective as provided in clause (b) of this Section.

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished through any Electronic System (including email and Internet or Intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. Notices and other communications to the Administrative Agent, Holdings or the Borrower hereunder may be delivered or furnished through email or, in the case of the Administrative Agent, other electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications. All notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that any such notice or communication not given during the normal business hours of the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address, facsimile number, email or other notice information hereunder by notice to the other parties hereto; it being understood and agreed that the Borrower may provide any such notice to the Administrative Agent as recipient on behalf of itself, each Issuing Bank and each Lender.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof except as expressly provided herein or in any other Loan Document, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any party hereto therefrom shall in any event be effective unless the same is permitted by clause (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by applicable law, neither the making of any Loan nor the issuance of any Letter of Credit shall be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) Subject to Sections 9.02(c) and 9.02(d), none of this Agreement, any other Loan Document, any Intercreditor Agreement or any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document or any Intercreditor Agreement (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document or such Intercreditor Agreement, as applicable), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is party thereto, with the consent of the Required Lenders; provided that, notwithstanding the foregoing:

(A) the prior written consent of each Lender directly and adversely affected thereby shall be required for any waiver, amendment or modification that:

(1) increases the amount of, or extends the scheduled expiration date of, any Commitment of such Lender, it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase or an extension of any Commitment of such Lender;

(2) reduces the principal amount of any Loan owed to such Lender or any scheduled amortization payment of any Loan due to such Lender, it being understood that no amendment, modification or waiver of any Default, Event of Default, change to a financial ratio or change to any “most favored nation” provisions shall constitute such a reduction;

(3) (x) extends the scheduled final maturity of any Loan held by such Lender or (y) postpones any scheduled amortization payment of any Loan held by such Lender, or the date of any scheduled payment of any interest on any Loan held by such Lender or of any scheduled payment of any fee due to such Lender hereunder, it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute any such extension or postponement;

(4) reduces the rate of interest on any Loan held by such Lender (other than to waive any Default or Event of Default or any obligation of the Borrower to pay interest to such Lender at the default rate of interest under Section 2.12(c), which shall only require the consent of the Required Lenders) or the amount of any fee owed to such Lender, it being understood that no change in the definition of “Total Net Leverage Ratio” or any other ratio (or, in each case, in any component definition thereof) used in the calculation of any interest or fee due under any Loan Document or any change to any “most favored nation” provisions, shall constitute a reduction in any rate of interest or any fee hereunder;

(5) waives, amends or modifies the provisions of (i) Section 2.17(b) or 2.17(c) of this Agreement in a manner that would by its terms alter the pro rata sharing of payments or the payment waterfall required thereby (except in connection with any transaction permitted under Sections 2.21, 2.22, 9.02(c) and/or 9.05(g) or as otherwise provided in this Section 9.02), (ii) Sections 2.10(a) and (b) (as such Sections relate to the restrictions on prepayment of Initial Term Loans while any Delayed Draw Term Loans are outstanding) or (iii) Section 9.21 or Section 9.02(b)(A)(8); or

(6) subordinates the Obligations (or any portion thereof) (including the subordination of any Obligations with respect to the Delayed Draw Term Facility in right of payment to any other now-existing or hereafter implemented or incurred class of Indebtedness in any transaction or series of related transactions without the written consent of each Delayed Draw Term Lender directly and adversly affected thereby (for the avoidance of doubt, including by means of placement at a level lower than other Indebtedness in a priority of payments or other “waterfall” provision)) or the Liens on the Collateral securing the Obligations (or any portion thereof) to any other Indebtedness for borrowed money other than in connection with (x) any debtor-in-possession or simliar financing or (y) any other financing with respect to which each Lender directly and adversely affected thereby has been offered the opportunity to ratably provide such financing on the same terms as the other lenders thereunder;

(7) amends or modifies the definition of “Material Intellectual Property” or the last paragraph of Section 6.03, the last paragraph of Section 6.05 and the second to last paragraph of Section 6.06; or

(8) amends or modifies Section 9.05(g) to allow any purchase of Loans through a Dutch Auction or through open market purchases for non-cash consideration, unless the offer to purchase Loans is made to all Lenders of the affected Class of Loans on the same terms; or

(9) ~~[(i)~~ to the extent not otherwise permitted by this Agreement, authorizes additional Indebtedness that would be issued under the Loan Documents solely for the purpose of influencing voting thresholds;~~]19~~

~~[19]~~ 	~~NTD: Subject to ongoing business conversations.~~

provided that, notwithstanding the foregoing provisions of this clause (A), it is understood that any waiver, amendment or modification of Sections 2.21 (including clause (a)(v) thereof), 6.01(q) (including clause (IV) thereof), 6.01(w) (including clause (IV) thereof) and/or 6.01(y) (and the term “Incremental Equivalent Debt”) (and the definition of the term “Effective Yield” as used in any such Section), or of any other “most favored nation” provision set forth in any Loan Document (and the defined terms relating thereto) may be effected pursuant to any agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders);

(B) no such agreement shall:

(1) change (x) any of the provisions of this Section 9.02(b) or the definition of “Required Lenders”, in each case, to reduce any voting percentage required to waive, amend or modify any Loan Document without the prior written consent of each Lender, (y) the definition of “Required Revolving Lenders” without the prior written consent of each Revolving Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to the definition of “Required Revolving Lenders”) or (z) the definition of “Required DDTL Lenders” without the prior written consent of each Delayed Draw Term Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to the definition of “Required DDTL Lenders”);

(2) release of Liens granted pursuant to the Loan Documents on all or substantially all of the value of the Collateral (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 or Section 9.21), without the prior written consent of each Lender, it being understood that any waiver, amendment or modification of Section 6.06 or the addition of obligations secured by the Collateral Documents shall not be deemed to be a release of the Collateral from the Liens of the Collateral Documents;

(3) release all or substantially all of the value of the Loan Guarantees under the Guarantee Agreement (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Section 9.21), without the prior written consent of each Lender, it being understood that an amendment or other modification of Section 6.06 or the addition of obligations Guaranteed under the Guarantee Agreement shall not be deemed to be a release of any Loan Guarantees under the Guarantee Agreement; or

(4) waive, amend or modify this Agreement or any other Loan Document to allow for additional Investment capacity in Unrestricted Subsidiaries (including, without limitation, under Section 6.05(d)), without the prior written consent of Lenders holding not less than 66.66% of the aggregate principal amount of ~~[~~(i) Term Loans plus (ii) Delayed Draw Term Commitments~~]20~~ available at the time of such waiver, amendment or modification; provided, that any Incremental Loans and Incremental Commitments shall be disregarded for purposes of determining such 66.66% if incurred substantially concurrently with any determination thereof.

~~[20]~~ 	~~NTD: Subject to ongoing business conversations.~~

(C) solely with the consent of the Required Revolving Lenders (and not without such consent), any such agreement may waive, amend or modify any condition precedent set forth in Section 4.02 hereof as it pertains to any Revolving Loan (and if the approval set forth in this clause (C) is obtained, the consent of any other Lender (including, for the avoidance of doubt, the Required Lenders), shall not be required);

(D) solely with the consent of the Required DDTL Lenders (and not without such consent), any such agreement may waive, amend or modify any condition precedent set forth in Section 4.03 hereof as it pertains to any Delayed Draw Term Loan (and if the approval set forth in this clause (D) is obtained, the consent of any other Lender (including, for the avoidance of doubt, the Required Lenders), shall not be required); and

(E) no agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be.

(c) Notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended:

(i) with the written consent of the Borrower, the Administrative Agent and the Lenders providing the relevant Replacement Term Loans to permit the refinancing or replacement of all or any portion of the outstanding Term Loans of any Class (any such Term Loans being refinanced or replaced, the “Replaced Term Loans”) with one or more replacement term loans hereunder (“Replacement Term Loans”) pursuant to a Refinancing Amendment; provided, that

(A) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, except by (1) any additional amounts permitted to be incurred under Section 6.01, provided that, to the extent any such additional amounts are secured, the related Liens are permitted under Section 6.02, plus (2) the amount of accrued interest and premium (including prepayment premium) thereon and underwriting discounts, fees (including upfront fees and original issue discount), commissions and expenses associated therewith;

(B) such Replacement Term Loans shall have (1) a final maturity date that is no earlier than the Maturity Date applicable to such Replaced Term Loans and (2) a Weighted Average Life to Maturity that is no shorter than the remaining Weighted Average Life to Maturity of such Replaced Term Loans;

(C) such Replacement Term Loans (1) shall be pari passu in right of payment and with respect to security with any then-existing Class of Loans and (2) shall not be guaranteed by any Person that is not a Loan Party or secured by any assets other than the Collateral;

(D) such Replacement Term Loans may participate in any mandatory prepayment under Section 2.10(b) on a pro rata basis (or on less than pro rata basis, but, except with respect to any mandatory prepayment referred to in the parenthetical clause in Section 2.10(b)(iii), not on a greater than pro rata basis) with any then-existing Class of Term Loans;

(E) the other terms of such Replacement Term Loans (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or commitment terminations, amortization and prepayments (including restrictions on prepayments), subject to preceding clauses (B) through (D) above) shall not be materially more restrictive (when taken as a whole and as reasonably determined by the Borrower) on the Borrower and its Restricted Subsidiaries than those applicable to such Replaced Term Loans (other than any terms that (1) are applicable only to periods after the Latest Term Loan Maturity Date as of the date of incurrence of such Replacement Term Loans or (2) are added to the Loan Documents for the benefit of the Lenders under each such then- existing Class of Term Loans) provided, that for any Indebtedness incurred pursuant to clause (x) of the definition of “Shared Fixed Incremental Amount”, such Indebtedness shall be subject to clause (v) of the proviso to Section 2.21(a), mutatis mutandis; and

(F) such Replaced Term Loans and all accrued interest thereon shall be paid in full on the date of incurrence of such Replacement Term Loans; and

(ii) with the written consent of the Borrower, the Administrative Agent and the Lenders providing the relevant Replacement Revolving Facility to permit the refinancing or replacement of all or any portion of any Revolving Credit Commitment of any Class (any such Revolving Credit Commitment being refinanced or replaced, a “Replaced Revolving Facility”) with a replacement revolving facility hereunder (a “Replacement Revolving Facility”) pursuant to a Refinancing Amendment; provided, that:

(A) the aggregate principal amount of such Replacement Revolving Facility shall not exceed the aggregate principal amount of such Replaced Revolving Facility (including any undrawn commitments with respect thereto), except by (1) any additional amounts permitted to be incurred under Section 6.01, provided that, to the extent any such additional amounts are secured, the related Liens are permitted under Section 6.02, plus (2) the amount of accrued interest and premium (including prepayment premium) thereon, any committed but undrawn amounts and underwriting discounts, fees (including upfront fees and original issue discount), commissions and expenses associated therewith;

(B) no Replacement Revolving Facility may have a final maturity date earlier than (or require commitment reductions prior to) the Maturity Date applicable to such Replaced Revolving Facility;

(C) such Replacement Revolving Facility (1) shall be pari passu in right of payment and with respect to security with any then-existing Class of Loans and (2) shall not be guaranteed by any Person that is not a Loan Party or secured by any assets other than the Collateral;

(D) any Replacement Revolving Facility shall be subject to the “ratability” provisions applicable to Extended/Modified Revolving Credit Commitments and Extended/Modified Revolving Loans set forth in the proviso to clause (i) of Section 2.22(a), mutatis mutandis, to the same extent as if fully set forth in this Section 9.02(c)(ii); and

(E) the other terms of such Replacement Revolving Facility (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or commitment terminations and prepayments, subject to preceding clauses (B) through (D) above) shall not be materially more restrictive (when taken as a whole and as reasonably determined by the Borrower) on the Borrower and its Restricted Subsidiaries than those applicable to such Replaced Revolving Facility (other than any terms that (1) are applicable only to periods after the Latest Revolving Maturity Date as of the date of incurrence of such Replacement Revolving Facility or (2) are added to the Loan Documents for the benefit of the Lenders under each such then-existing Class of Revolving Credit Commitments); and

(F) the Revolving Credit Commitments in respect of such Replaced Revolving Facility shall be terminated to the extent of such refinancing or replacement, and all Revolving Loans outstanding thereunder and all fees then due and payable in connection therewith shall be paid in full, in each case, on the date such Replacement Revolving Facility is effected;

Refinancing Term Loans and Refinancing Revolving Facilities may be provided by any existing Lender or by any other Eligible Assignee; provided, that the Administrative Agent (and, in the case of any Refinancing Revolving Facility, each Issuing Bank) shall have a right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Lender’s provision of Refinancing Term Loans or Refinancing Revolving Facilities solely if such consent would be required under Section 9.05(b) for an assignment of Loans of the applicable Class to such Lender; provided, further, that any such Lender that is a Non-Debt Fund Affiliate shall be subject to the provisions of Section 9.05(g), mutatis mutandis, to the same extent as if the relevant Commitments and related Obligations had been acquired by such Lender by way of assignment. It is understood that any Lender approached to provide all or a portion of any Replacement Term Loans or any Replacement Revolving Facility may elect or decline, in its sole discretion, to provide such Replacement Term Loans or Replacement Revolving Facility.

The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Refinancing Amendment and/or any amendment to this Agreement or any other Loan Document as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section 9.02(c), including any amendments necessary to establish new Classes of Loans and Commitments hereunder (including for purposes of prepayments and voting) or to reflect an increase in any existing Class of Loans and Commitments and any technical amendments relating thereto, in each case, on terms consistent with this Section 9.02(c). The Administrative Agent agrees that its consent to any amendment to this Agreement or any other Loan Document as contemplated above, or to the form and substance of any Refinancing Amendment, will not be unreasonably withheld, delayed or conditioned.

(d) Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document:

(i) the Borrower and the Administrative Agent may, without the input or consent of any Lender, amend, supplement and/or waive the Guarantee Agreement and/or any Collateral Document (A) to comply with any law or the advice of counsel and/or (B) to cause the Guarantee Agreement or such Collateral Document to be consistent with this Agreement and/or the relevant other Loan Documents;

(ii) the Borrower and the Administrative Agent may, without the input or consent of any Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Borrower and the Administrative Agent (A) to give effect to the provisions of Sections 1.08(b), 2.21, 2.22, 5.12, 6.12 and/or 9.02(c) (including, in the case of any Term Loans incurred or established pursuant to any such Section that are intended to be “fungible” with any then-existing Class of Term Loans, providing scheduled amortization in such other percentages or amounts as may be agreed by the Borrower and the Administrative Agent to ensure that such Term Loans are “fungible” with such then-existing Class of Term Loans) or any other provision of this Agreement or any other Loan Document (or any Exhibit hereto or thereto) specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent and/or (B) in connection with any transaction permitted by Section 2.21, 2.22 and/or 9.02(c), to add terms (including representations and warranties, conditions, prepayments, covenants or events of default) that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent, it being understood that, where applicable, any such amendment may be effected as part of the applicable Incremental Amendment, Extension/Modification Amendment or Refinancing Amendment;

(iii) this Agreement may be amended in the manner provided in Section 2.13(b);

(iv) this Agreement may be amended in the manner provided in Section 2,05(1) and the definition of “Issuing Bank Sublimit”;

(v) if the Administrative Agent and the Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent shall notify the Lenders and, if no objection is received within 5 Business Days of such notice (or if each Lender so notified confirms it does not object prior to such 5 Business Day period elapsing), the Administrative Agent and the Borrower shall be permitted to amend such provision solely to address such matter in a manner reasonably determined by them acting jointly;

(vi) the Administrative Agent may amend Schedule 2.01 to reflect assignments entered into pursuant to Section 9.05 and/or reductions, terminations, increases or additions of Commitment pursuant to Sections 2.08, 2.21, 2.22 and/or 9.02(c);

(vii) no consent with respect to any waiver, amendment or modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any waiver, amendment or modification referred to in clause (A)(1), (A)(2), (A)(3) or (A)(4) (or clause (A)(5) if such waiver, amendment or modification by its terms affects such Defaulting Lender more adversely than the other directly and adversely affected Lenders of the same Class) of Section 9.02(b) and then only in the event such Defaulting Lender shall be directly and adversely affected by such waiver, amendment or modification;

(viii) any Intercreditor Agreement may be amended as provided in Section 9.22;

(ix) (A) any waiver, amendment or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties thereunder of the Lenders of one or more Classes (but not the Lenders of any other Class), including any waiver of any condition precedent set forth in Section 4.02 or 4.03, may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under Section 9.02(b) if such Class of Lenders were the only Class of Lenders hereunder at the time, and (B) any waiver of any Default or Event of Default that arises from the inaccuracy of any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection therewith, in each case, in connection with any Credit Extension under the Revolving Facility may be effected by an agreement or agreements in writing entered into by the Borrower and the Required Revolving Lenders (without the consent of any other Lender);

(x) this Agreement may be amended (or amended and restated) pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders), and any other Loan Document may be amended pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is a party thereto, with the consent of the Required Lenders, in each case, (A) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest, fees and other amounts in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (B) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Required DDTL Lenders and/or Required Revolving Lenders on substantially the same basis as the Lenders prior to such inclusion; and

(xi) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower, the Administrative Agent (and, if their consent would be required under clause (D) of Section 9.02(b), the Issuing Banks) and the Lenders that will remain parties hereto after giving effect to such amendment if (A) by the terms of such agreement the Commitments of each Lender not consenting to the amendment provided for therein shall be reduced to zero upon the effectiveness of such amendment and (B) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(e) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute waivers, amendments or modifications of this Agreement or any other Loan Document on behalf of such Lender. Any waiver, amendment or modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03 Expenses; Indemnity.

(a) The Borrower shall pay (i) all reasonable and documented and out-of-pocket expenses incurred by the Administrative Agent and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented and invoiced out- of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons, taken as a whole, and, if necessary, of one local counsel in any relevant material jurisdiction to all such Persons, taken as a whole (it being understood and agreed that any jurisdiction of organization of a Loan Party that is organized outside of the United States (which, for the purpose hereof, shall not include any territory or protectorate thereof) or the District of Columbia shall be deemed to be material), which may include a single local counsel acting in multiple jurisdictions) in connection with the syndication of the Credit Facilities and the preparation, execution, delivery and administration of the Loan Documents (including in connection with any visit or inspection permitted by Section 5.06) and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document, and (ii) all reasonable and documented and invoiced out-of-pocket expenses incurred by the Administrative Agent, the Issuing Banks or the Lenders (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out- of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons, taken as a whole, and, if necessary, of one local counsel in any relevant material jurisdiction to all such Persons, taken as a whole (it being understood and agreed that any jurisdiction of organization of a Loan Party that is organized outside of the United States (which, for the purpose hereof, shall not include any territory or protectorate thereof) or the District of Columbia shall be deemed to be material), which may include a single local counsel acting in multiple jurisdictions and solely in the case of an actual or perceived conflict of interest where any affected Lender informs the Borrower of such conflict and retains its own counsel, (x) one additional counsel to all affected Lenders, taken as a whole, and (y) one additional local counsel to all affected Lenders, taken as a whole (it being understood and agreed that any jurisdiction of organization of a Loan Party that is organized outside of the United States (which, for the purpose hereof, shall not include any territory or protectorate thereof) or the District of Columbia shall be deemed to be material)) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Loans made and/or Letters of Credit issued hereunder (in each case of clauses (i) and (ii) above, excluding allocated costs of in-house counsel and, in the case of any expenses incurred in connection with the matters described in clause (b) of this Section, subject to the limitations set forth in such clause on the Borrower’s obligation to pay such expenses).

(b) The Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses, to the actual reasonable and documented and invoiced out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees, taken as a whole, and, if reasonably necessary, one local counsel in any relevant jurisdiction to all Indemnitees, taken as a whole, which may include a single special counsel acting in multiple jurisdictions, and solely in the case of an actual or perceived conflict of interest where any affected Indemnitee notifies the Borrower of such conflict and thereafter retains its own counsel, (x) one additional counsel to all affected Indemnitees, taken as a whole, and (y) one additional local counsel in each relevant jurisdiction to all affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby and/or the enforcement of the Loan Documents, (ii) the use of the proceeds of the Loans or any Letter of Credit, (iii) any actual or alleged Release or presence of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by Holdings, the Borrower, any of its subsidiaries or any other Environmental Liability related to Holdings, the Borrower, any of its subsidiaries and/or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates); provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that any such loss, claim, damage or liability (A) is determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties or, to the extent such judgment finds that any such loss, claim, damage, or liability has resulted from any such Person’s material breach of the Loan Documents or (B) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent, acting in its capacity as the Administrative Agent) that does not involve any act or omission of Holdings, the Borrower or any of its subsidiaries. Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrower pursuant to this Section 9.03(b) to such Indemnitee to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Indemnitee is not entitled to payment thereof in accordance with the terms hereof. All amounts due under this clause (b) shall be payable by the Borrower within 30 days (x) after receipt by the Borrower of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Borrower of an invoice setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request. This Section 9.03(b) shall not apply to Taxes other than any Taxes that represent losses, claims, damages or liabilities in respect of a non-Tax claim.

(c) The Borrower shall not be liable for any settlement of any claim, litigation, investigation or proceeding effected without the written consent of the Borrower (which consent shall not be unreasonably withheld or delayed), but if any claim, litigation, investigation or proceeding is settled with the written consent of the Borrower, or if there is a judgment by a court of competent jurisdiction against any Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened claim, litigation, investigation or proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such claim, litigation, investigation or proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.

SECTION 9.04 Waiver of Claim. To the extent permitted by applicable law, (a) no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto, any Loan Party and/or any Related Party of any of the foregoing, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or any Letter of Credit or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against any Loan Party, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 9.03 or any similar indemnification provision of any other Loan Document and (b) no Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through an Electronic System or other information transmission systems (including electronic telecommunications) in connection with this Agreement unless determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of or breach of the Loan Documents by, such Indemnitee or its Related Parties.

SECTION 9.05 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that (i) except as provided under Section 6.06, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, to the extent provided in clause (e) of this Section, Participants and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Loan or Commitment at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed); provided, that the Borrower shall be deemed to have consented to any such assignment (other than any such assignment to a Disqualified Institution) unless it has objected thereto by written notice to the Administrative Agent within 10 Business Days after receiving written notice thereof; provided, further, that no consent of the Borrower shall be required (x) for any assignment of (1) Revolving Loans or Revolving Credit Commitments to another Revolving Lender or (2) Term Loans or Term Commitments to another Lender, an Affiliate of any Lender or an Approved Fund, or (y) if an Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) (solely with respect to the Borrower) exists;

(B) the Administrative Agent (not to be unreasonably withheld or delayed); provided, that no consent of the Administrative Agent shall be required (x) for any assignment of Term Loans or Term Commitments to another Lender, an Affiliate of any Lender or an Approved Fund or (y) for any assignment to any Affiliated Lender to the extent such assignment is made in compliance with Section 9.05(g); and

(C) in the case of any Revolving Facility, each Issuing Bank (not to be unreasonably withheld or delayed).

Notwithstanding anything to the contrary contained herein, in no event shall the consent of the Borrower or the Administrative Agent be required for assignments by the Fronting Lender to any of the entities (and their respective Affiliates) listed on Schedule 1 of the Master Consent to Assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning Lender’s Loans or Commitments of any Class, the principal amount of Loans or Commitments of the assigning Lender subject to the relevant assignment (determined as of the date on which the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than (x) $1,000,000, in the case of Term Loans and Term Commitments and (y) $5,000,000 in the case of Revolving Loans and Revolving Credit Commitments, in each case, unless the Borrower and the Administrative Agent otherwise consent; provided that no consent of the Administrative Agent shall be required in the case of any assignment to any Affiliated Lender to the extent such assignment is made in compliance with Section 9.05(g);

(B) any partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments; provided, further, that prior to the Delayed Draw Termination Date, except in the case of any assignment contemplated by that certain Master Consent to Assignment, any assignment of respect of the Initial Term Loans, the Delayed Draw Term Loans and Delayed Draw Term Commitment shall be on a pro rata basis;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee (x) may be waived or reduced in the sole discretion of the Administrative Agent and (y) shall not be payable in the case of any assignment to any Affiliated Lender to the extent such assignment is made in compliance with Section 9.05(g)); and

(D) the relevant Eligible Assignee (if it is not a Lender and if other than Holdings, the Borrower or any of its Restricted Subsidiaries) shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) any Internal Revenue Service form required under Section 2.16.

(iii) Subject to the acceptance and recording thereof pursuant to clause (b)(iv) of this Section and except as otherwise provided in Section 9.05(g), from and after the effective date specified in any Assignment and Assumption, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13). If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and, following such cancellation, if requested by either the assignee or the assigning Lender, the Borrower shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the Commitment of, and principal amount of and interest on the Loans and LC Disbursements owing to, each Lender or Issuing Bank pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect the amount of the Borrower’s obligations in respect of such Loans and LC Disbursements. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, each Issuing Bank and each Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax forms required by Section 9.05(b)(ii)(D)(2) (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section, if applicable, and any written consent to the relevant assignment required by clause (b) of this Section, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or any other Lender, sell participations to any bank or other entity (other than to any Disqualified Institution, any natural person or the Borrower or any of its Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the other Loan Parties, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the Loans or commitments in which such Participant has an interest and (y) clause (B) of the first proviso to Section 9.02(b). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the limitations and requirements of such Sections and Section 2.18) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender, and if additional amounts are required to be paid pursuant to Section 2.16(a) or 2.16(c), to the Borrower and the Administrative Agent), provided that no Participant shall be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. To the extent permitted by applicable law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided, that such Participant shall be subject to Section 2.17(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and their respective successors and registered assigns, and the principal and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (a “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Loan, Letter of Credit or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations and Section 1.163-5(b) of the United States Proposed Treasury Regulations (or any amended or successor version). The entries in the Participant Register shall be conclusive, absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution or any natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that the Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of any Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.14, 2.15 or 2.16) and no SPC shall be entitled to any greater amount under Section 2.12, 2.13 or 2.14 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, unless the grant to such SPC is made with the prior written consent of the Borrower expressly acknowledging that such SPC’s entitlement to benefits under Sections 2.14, 2.15 and 2.16 is not limited to what the Granting Lender would have been entitled to receive absent the grant to the SPC, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes, including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the U.S. or any State thereof; provided, that (i) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrower hereunder and (ii) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (A) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC.

(f) (i) Upon the request of any Lender, the Borrower shall make available to such Lender the list of Disqualified Institutions at the relevant time and such Lender may provide the list to any potential assignee or participant on a confidential basis in accordance with Section 9.13 for the purpose of verifying whether such Person is a Disqualified Institution.

(ii) If any assignment or participation under this Section 9.05 is made by any Lender to any Affiliate of any Disqualified Institution without the Borrower’s prior written consent (any such Person, a “Disqualified Person”), then the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) exercise its rights under Section 2.18(b), provided that, notwithstanding anything to the contrary in Section 2.18(b), with respect the outstanding principal amount of any Term Loans of any Class held by such Disqualified Person, such Disqualified Person shall only be entitled to receive the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Term Loans, plus accrued and unpaid interest thereon, and (B) with respect to any Term Loans of any Class held by such Disqualified Person, purchase such Term Loans from such Disqualified Person (and such Disqualified Person shall be obligated to assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement in respect of such Term Loans) by paying the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Term Loans, plus accrued and unpaid interest thereon. Notwithstanding anything to the contrary set forth herein, no processing and recordation fee required under clause (b)(ii)(C) of this Section 9.05 shall be required in connection with any assignment pursuant to this paragraph. Each Lender acknowledges its agreements and appointments set forth in Section 2.18(b) with respect to this Section 9.05(f)(ii).

(iii) If any Disqualified Person shall have been identified by the Borrower to the Administrative Agent, then, notwithstanding anything to the contrary set forth herein, such Disqualified Person (A) shall not be permitted to, and shall not, (x) attend (including by telephone) or participate in any meeting or discussion (or portion thereof) by or among any Loan Party, the Administrative Agent or any Lender or (y) receive any information or materials prepared by any Loan Party, the Administrative Agent or any Lender, or any communication by or among any Loan Party, the Administrative Agent or any Lender (in each case, other than the right to receive notices of borrowings, prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article 2), (B) (x) shall not for purposes of determining whether the Required Lenders or the majority in interest of any Class of Lenders have (i) consented (or not consented) to any waiver, amendment, modification or other action with respect to any of the terms of any Loan Document, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document have a right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action; it being understood that all Term Loans, Revolving Credit Exposures and unused Commitments held by any Disqualified Person shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders or a majority in interest of any Class of Lenders has provided or undertook any such consent, action, direction or requirement and (y) shall be deemed to vote in the same proportion as Lenders that are not Disqualified Persons in any proceeding under any Debtor Relief Law commenced by or against any Borrower or any other Loan Party and (C) shall not be entitled to receive the benefits of Section 2.12(c), 2.15 or 9.03.

(iv) Nothing in this Section 9.05(f) shall be deemed to prejudice any right or remedy that Holdings or the Borrower may otherwise have at law or equity. It is understood that the provisions of clauses (ii) and (iii) of this Section 9.05(f) shall not apply to any Person that is an assignee of any Disqualified Person, if such assignee is not a Disqualified Person.

(v) Notwithstanding anything to the contrary herein, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions and Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or a Disqualified Person or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution or a Disqualified Person.

(g) Notwithstanding anything to the contrary contained herein, any Lender may, at any time, sell for cash and assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans of any Class, to any Affiliated Lender on a non-pro rata basis (A) through Dutch Auctions open to all Lenders holding the Loans or Commitments of the applicable Class on a pro rata basis or (B) through open market purchases, in each case with respect to clauses (A) and (B), without the consent of the Administrative Agent; provided, that:

(i) in the case of any such assignment to Holdings, the Borrower or any of its Restricted Subsidiaries, any Term Loans acquired by it shall be retired and cancelled immediately upon the acquisition thereof; it being agreed that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled, and each scheduled principal repayment installment with respect to the Term Loans of the applicable Class pursuant to Section 2.09(a) shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled;

(ii) the relevant Affiliated Lender and assigning Lender shall have executed and delivered to the Administrative Agent an Assignment and Assumption;

(iii) [reserved];

(iv) in the case of any assignment effected pursuant to a Dutch Auction and/or open market purchase conducted by Holdings, the Borrower or any of its Restricted Subsidiaries, (A) the relevant Person may not use the proceeds of any Revolving Loans to fund the purchase price for such assignment and (B) no Event of Default exists at the time of acceptance of bids for the Dutch Auction or the confirmation of such open market purchase, as applicable; and

(v) in the case of any assignment to a Non-Debt Fund Affiliate, by its acquisition of Term Loans, such Non-Debt Fund Affiliate shall be deemed to have acknowledged and agreed that:

(A) the Term Loans held by such Non-Debt Fund Affiliate shall be disregarded in both the numerator and denominator in the calculation of any Required Lender or other Lender vote; provided, that (x) such Affiliated Lender shall have the right to vote (and the Term Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders (or all Lenders of the applicable Class) or all Lenders (or all Lenders of the applicable Class) directly and adversely affected thereby, as the case may be, and (y) no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Non-Debt Fund Affiliate in its capacity as a Lender as compared to other Lenders of the same Class that are not Non-Debt Fund Affiliates or (2) deprive any Non-Debt Fund Affiliate of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case, without the consent of such Non-Debt Fund Affiliate; and

(B) such Non-Debt Fund Affiliate, solely in its capacity as a Lender, will not be entitled to (i) attend (including by telephone) or participate in any meeting or discussion (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited, (ii) receive any information or materials prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information, materials or communication have been made available by the Administrative Agent or any Lender to any Loan Party or its representatives (and in any case, other than the right to receive notices of borrowings, prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant to Article 2), (iii) make or bring any claim (other than a passive participant in or recipient of its pro rata benefits of any such claim), in its capacity as a Lender, against the Administrative Agent or any other Lender with respect to the duties and obligations of such Persons under the Loan Documents, except with respect to rights expressly retained by any such Affiliated Lender under the Loan Documents, including Section 9.05(g)(v)(A) and (iv) receive advice of counsel to the Administrative Agent or other Lenders and shall not challenge any assertion of attorney-client privilege by the Administrative Agent or any other Lender;

(vi) [reserved];

(vii) no Affiliated Lender or Non-Debt Fund Affiliate shall be required to represent or warrant that it is not in possession of Private Side Information with respect to Holdings, the Borrower and/or any subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 9.05(g); and

(viii) the consideration for any such Dutch Auction or open market purchase must be solely Cash.

The Administrative Agent is authorized to make appropriate entries in the Register to reflect any retirement and cancelation of the Term Loans retired and cancelled pursuant to this Section 9.05(g). Any payment made by Holdings, the Borrower or any Restricted Subsidiary in connection with an acquisition of Term Loans permitted by this Section 9.05(g) shall not be subject to the provisions of Sections 2.15, 2.16 and 2.17. Failure by Holdings, the Borrower or any Restricted Subsidiary to make any payment to a Lender required to be made in consideration of an acquisition of Term Loans permitted by this Section 9.05(g) shall not constitute a Default under Section 7.01.

Notwithstanding anything to the contrary contained herein, any Term Loans acquired by any Non-Debt Fund Affiliate may (but shall not be required to) be contributed to Holdings, the Borrower or any of its subsidiaries, provided that, in the case of any such contribution to Holdings, the Borrower or any of its Restricted Subsidiaries, such Term Loans shall be retired and cancelled immediately upon the contribution thereof, it being agreed that (i) upon any such retirement and cancellation, (A) the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled, and each scheduled principal repayment installment with respect to the Term Loans of the applicable Class pursuant to Section 2.09(a) shall be reduced pro rata by the full par value of the aggregate principal amount of the Term Loans so retired and canceled, and (B) such contribution shall be treated as a capital contribution in respect of Qualified Capital Stock of the Borrower for purposes of clause (a)(iii) of the definition of “Available Amount” (it being understood that the fair market value of the Term Loans so contributed shall be as reasonably determined by the Borrower at the time of such contribution (and, in the Borrower’s discretion, may be based on the purchase price for such Term Loans paid by such Non-Debt Fund Affiliate), but net of the fair market value of any Indebtedness of the Borrower or any Restricted Subsidiary received by it in exchange therefor as contemplated by clause (ii) below) and (ii) in exchange for such contribution, such Non-Debt Fund Affiliate may receive Indebtedness (or, in the case of any Parent Company, Capital Stock) of any Parent Company, the Borrower or any of its subsidiaries that is otherwise permitted (or not prohibited) under this Agreement to be incurred or issued by such Person at such time.

SECTION 9.06 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loan and issuance of any Letter of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.14, 2.15, 2.16, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitment, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but, in each case, subject to the limitations set forth in this Agreement. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, from and after the Termination Date, each Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(d).

SECTION 9.07 Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, each Intercreditor Agreement (if any), the ~~[~~Fee Letters~~]~~ and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it has been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this agreement.

Each of the parties represents and warrants to the other party/ies that it has the corporate capacity and authority to execute this Agreement through electronic means and there are no restrictions for doing so in that Party’s constitutive documents.

SECTION 9.08 Severability. To the extent permitted by applicable law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.

SECTION 9.09 Right of Setoff. At any time when an Event of Default exists, the Administrative Agent and, subject to the prior written consent of the Administrative Agent, each Issuing Bank and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent, such Issuing Bank or such Lender to or for the credit or the account of any Loan Party against any of and all the Obligations held by the Administrative Agent, such Issuing Bank or such Lender, irrespective of whether or not the Administrative Agent, such Issuing Bank or such Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or Issuing Bank different than the branch or office holding such deposit or obligation on such Indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff; provided, further, that, to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation”, no amounts received from, or set off with respect to, any Loan Guarantor shall be applied to any Excluded Swap Obligations of such Loan Guarantor. Any applicable Lender or Issuing Bank shall promptly notify the Borrower and the Administrative Agent of such set-off or application; provided, that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section 9.09. The rights of each Lender, each Issuing Bank and the Administrative Agent under this Section 9.09 are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank or the Administrative Agent may have.

SECTION 9.10 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENTS, AND ANY CLAIM, CONTROVERSY OR DISPUTE (WHETHER IN TORT, IN CONTRACT, AT LAW OR IN EQUITY OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT), SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any U.S. Federal or New York State court sitting in the Borough of Manhattan, in the City of New York (or any appellate court therefrom) over any suit, action or proceeding arising out of or relating to any Loan Document and agrees that all claims in respect of any such suit, action or proceeding shall (except as permitted below) be heard and determined exclusively in such U.S. Federal court or, if such court shall not have subject matter jurisdiction, such New York State court. Each party hereto agrees that service of any process, summons, notice or document by registered mail addressed to such Person shall be effective service of process against such Person for any suit, action or proceeding brought in any such court. Each party hereto agrees that a final judgment in any such suit, action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ITS RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any claim or defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such court.

(d) To the extent permitted by applicable law, each party hereto hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by registered mail (or any substantially similar form of mail) directed to it at its address for notices as provided for in Section 9.01. Each party hereto hereby waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Loan Document that service of process was invalid and ineffective. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

SECTION 9.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13 Confidentiality. Each of the Administrative Agent, each Lender and each Issuing Bank agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, agents, controlling persons, managers, employees, representatives, independent auditors or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”), on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided, that such Person shall be responsible for its Affiliates’ and its and their Representatives’ compliance with this paragraph; provided, further, that unless the Borrower otherwise consents, no such disclosure shall be made by the Administrative Agent, any Issuing Bank, any Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent, any Issuing Bank, or any Lender that is a Disqualified Institution, (b) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable law (in which case such Person shall (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority over such Person or its Affiliates to the extent practicable and permitted by applicable law, inform the Borrower promptly in advance thereof, (c) upon the demand or request of any regulatory or governmental authority (including any self-regulatory body) purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any regulatory or governmental authority (including any self-regulatory body) exercising examination or regulatory authority over such Person or its Affiliates, to the extent permitted by applicable law, (i) inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment), (d) to any other party to this Agreement, (e) subject to an acknowledgment and agreement by the relevant recipient that any Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Borrower and the Administrative Agent, including as set forth in any confidential information memorandum prepared in connection with the syndication of the Credit Facilities) in accordance with the market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case, other than a Disqualified Institution), (ii) any pledgee referred to in Section 9.05, (iii) any actual or prospective, direct or indirect contractual counterparty (or its advisors) to any Derivative Transaction (including any credit default swap) or similar derivative product to which any Loan Party is a party (other than any Disqualified Institution) and (iv) subject to the Borrower’s prior approval of the information to be disclosed, to Moody’s or S&P on a confidential basis in connection with obtaining or maintaining ratings as required under Section 5.13, (f) with the prior written consent of the Borrower, (g) to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives and (h) to the extent that such Confidential Information is received by such Person, its Affiliates or their respective Representatives, as applicable, from a third party that is not, to such Person’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to Holdings, the Borrower or any of their respective Affiliates. In addition, the Administrative Agent and the Lenders may disclose in consultation and coordination with the Borrower the existence of this Agreement and information about this Agreement to market data collectors, including league table providers, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the syndication or administration of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For purposes of this Section, “Confidential Information” means all information relating to Holdings, the Borrower and/or any of its subsidiaries and their respective businesses or the Transactions (including any information obtained by the Administrative Agent, any Issuing Bank or any Lender, or any of their respective Affiliates or Representatives, based on a review of any books and records relating to Holdings, the Borrower and/or any of its subsidiaries and their respective Affiliates from time to time, including prior to the date hereof), other than any such information that is available to the Administrative Agent, Issuing Bank or Lender on a non-confidential basis prior to disclosure by or on behalf of Holdings, the Borrower or any of its subsidiaries. For the avoidance of doubt, in no event shall any disclosure of any Confidential Information be made to Person that is a Disqualified Institution at the time of disclosure.

SECTION 9.14 No Fiduciary Duty. Each of the Administrative Agent, each Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective Affiliates. Holdings and the Borrower agree, on behalf of themselves and the other Loan Parties, that nothing in the Loan Documents (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), all aspects of each transaction contemplated hereby or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Loan Party, its equity holders or their respective Affiliates, on the other. Holdings and the Borrower acknowledge and agree, on behalf of themselves and the other Loan Parties, that: (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) and the arranging and other services regarding this Agreement provided by any Lender are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender, in its capacity as such, has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or their respective Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or their respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents, (ii) each Lender, in its capacity as such, is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person and (iii) the Administrative Agent, each Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Holdings, the Borrower and their respective Affiliates, and no Agent or Lender has any obligation to disclose any of such interests Holdings, the Borrower or their respective Affiliates. Holdings and the Borrower acknowledge and agree, on behalf of themselves and the other Loan Parties, that each Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for and capable of making its own independent judgment with respect to such transactions and the process leading thereto and accepts the terms, risks and conditions of such transactions and the Loan Documents. To the fullest extent permitted by law, each of Holdings and the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and each Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.15 Several Obligations. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan, issue any Letter of Credit or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

SECTION 9.16 USA PATRIOT Act and Beneficial Ownership Regulation. Each Lender that is subject to the requirements of the USA PATRIOT Act and/or the Beneficial Ownership Regulation hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

SECTION 9.17 Disclosure of Agent Conflicts. Each party hereto hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.18 Appointment for Perfection. Each Lender hereby appoints each other Lender and each Issuing Bank as its agent for the purpose of perfecting Liens for the benefit of the Administrative Agent, the Issuing Banks and the Lenders in assets which, in accordance with Article 9 of the UCC or any other applicable law, can be perfected only by possession. If any Lender or Issuing Bank (other than the Administrative Agent) obtains possession of any Collateral, such Lender or Issuing Bank shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.19 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or Letter of Credit, together with all fees, charges and other amounts which are treated as interest on such Loan or Letter of Credit under applicable law (collectively the “Charged Amounts”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Loan or Letter of Credit in accordance with applicable law, the rate of interest payable in respect of such Loan or Letter of Credit hereunder, together with all Charged Amounts payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charged Amounts that would have been payable in respect of such Loan or Letter of Credit but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charged Amounts payable to such Lender or Issuing Bank in respect of other Loans or Letters of Credit or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, have been received by such Lender or Issuing Bank.

SECTION 9.20 Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control.

SECTION 9.21 Release of Loan Parties. Notwithstanding anything in Section 9.02(b) to the contrary, (a) each Loan Party shall automatically be released from its obligations under the Loan Documents (and its Loan Guaranty and any Liens granted by it under the Loan Documents shall automatically be released) upon the occurrence of the Termination Date, (b) any Subsidiary Guarantor shall automatically be released from its obligations under the Loan Documents (and its Loan Guaranty and any Liens granted by it under the Loan Documents shall automatically be released) upon the consummation of any transaction permitted hereunder if as a result thereof such Subsidiary Guarantor ceases to be a Subsidiary and (c) without limiting clause (b) above, any Subsidiary Guarantor that qualifies as an Excluded Subsidiary (other than as a result of any transaction that is not permitted hereunder) shall be released from its obligations under the Loan Documents (and its Loan Guaranty and any Liens granted by it under the Loan Documents shall be released) upon written notice thereof by the Borrower to the Administrative Agent; provided that a Subsidiary Guarantor shall only be released under this clause (c) as a result of having become an Excluded Subsidiary of the kind described in clause (a) of the definition thereof if, as of the date of such release, (A) the Borrower and its Restricted Subsidiaries have the capacity to make an Investment in such Subsidiary Guarantor (in an amount equal to the portion of the fair market value of the net assets of such Subsidiary Guarantor attributable to the Borrower’s (or its applicable Restricted Subsidiary’s) equity interest therein, as reasonably estimated by the Borrower) under Section 6.05 once it is no longer a Loan Guarantor, (B) such Subsidiary Guarantor has the capacity to incur all of its existing Indebtedness or Liens under Section 6.01 or Section 6.02 once it is no longer a Loan Guarantor and (C) such Subsidiary Guarantor becomes an Excluded Subsidiary of the kind described in clause (a) of the definition thereof pursuant to an arm’s length sale of Capital Stock in such Released Subsidiary to a bona fide third party purchaser. In connection with any such release, the Administrative Agent shall promptly execute and deliver to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence termination or release; provided, that upon the request of the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement. Any execution and delivery of any document pursuant to the preceding sentence of this Section 9.21 shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

SECTION 9.22 Intercreditor Agreements. (a) Each of the Lenders, the Issuing Banks and the other Secured Parties acknowledges that obligations of the Borrower and the Guarantors under certain Indebtedness are required or permitted, under the terms hereof, to be subject to an Intercreditor Agreement. Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, (i) from time to time upon the request of the Borrower, in connection with the establishment, incurrence, amendment, refinancing or replacement of any such Indebtedness, an Intercreditor Agreement (it being understood that the Administrative Agent is hereby authorized and directed to determine the terms and conditions of any such Intercreditor Agreement as contemplated by the definition of such term), including any amendment, supplement or other modification to any Loan Document to implement the terms of any such Intercreditor Agreement, and (ii) any documents relating thereto.

(b) Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably (i) consents to the treatment of the Liens and the Secured Obligations to be provided for under any Intercreditor Agreement, (ii) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of any Intercreditor Agreement (including any purchase option(s) contained therein) as if it were a signatory thereto and will take no actions contrary to the provisions of any Intercreditor Agreement, (iii) agrees that no Secured Party shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this Section or in accordance with the terms of any Intercreditor Agreement and (iv) authorizes and directs the Administrative Agent to carry out the provisions and intent of each such document.

(c) Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Intercreditor Agreement that the Borrower may from time to time request (i) to give effect to any establishment, incurrence, amendment, extension, renewal, refinancing or replacement of any Indebtedness contemplated hereby to be subject thereto or (ii) to confirm for any party that such Intercreditor Agreement is effective and binding upon the Administrative Agent on behalf of the Secured Parties.

(d) Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Collateral Document to add or remove any legend that may be required pursuant to any Intercreditor Agreement.

SECTION 9.23 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Bank that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CANO HEALTH, LLC, as Borrower

By:
Name:
Title:

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC, as Holdings

By:
Name:
Title:

~~L-1~~

[Signature Page to Credit Agreement]

~~[•]~~WILMINGTON SAVINGS FUND SOCIETY, FSB, individually, as Administrative Agent ~~and a Lender~~,

By:
Name:
Title:

~~L-2~~

[Signature Page to Credit Agreement]

Exhibit K

Section 1129(a)(5) Disclosures

Required Disclosures Under Section 1129(a)(5)

Listed below are names of two individuals known and determined as of the date hereof who will serve on the New Board:

Eric H. Hsiao is a partner at Nut Tree Capital Management, where he is focused on investments in distressed credit and value equities. Prior to Nut Tree Capital, Mr. Hsiao was a senior research analyst at Panning Capital Management and Beach Point Capital Management. Mr. Hsiao began his career at Silver Lake Financial, the credit hedge fund arm of private equity firm Silver Lake Partners. He currently serves on the boards of Pennsylvania Real Estate Investment Trust (PREIT), Tax Defense Network, Concrete Investment I/II SCA, and ACA Financial Guaranty Corporation. Mr. Hsiao graduated from the University of California, Berkeley with a simultaneous degree in Business Administration and Economics.

Mark Kent is the Chief Executive Officer for Cano Health responsible for advancing execution of the company’s strategy to improve patient health and optimize operations. In his previous role as Chief Strategy Officer, Mark focused on strengthening operations and driving new strategic opportunities. He lead strategy development, spearheaded operational initiatives, and consolidated coding, credentialing, payor relations, and information technology (IT).

Prior to joining Cano Health, Mark founded Total Health Medical Centers. He has also held numerous senior executive roles, including having served as CEO of Women’s Health Care Hospital in Evansville, Indiana and as CEO & Regional President of all Humana-owned, Florida-based primary care practices, including CAC-Florida, MetCare and Continucare, which today are known as Conviva Care Centers.

Mark is a nurse by training, earning a Master’s in Business Administration from Purdue University. He is one of only two hundred healthcare executives with the distinction of being double board certified as a Fellow of the American College of Health Care Executives and a Fellow of the American College of Medical Practice Executives. He also serves on numerous national and local boards including the Broward Health Foundation Board and is a proud philanthropist and best-selling author having sold more than 1.5 million copies of Wow Moments – Turning Everyday Experiences Into Extraordinary Events.

In accordance with Section 5.5(e) of the Fourth Amended Joint Chapter 11 Plan of Reorganization of Cano Health, Inc. and Its Affiliated Debtors, dated May 21, 2024 [Docket No. 864] (including any exhibits, schedules, and supplements thereto and as may be amended, restated, supplemented, or otherwise modified from time to time, the “Plan”)1 and section 1129(a)(5) of the Bankruptcy Code, to the extent known, the Debtors will disclose in advance of the Confirmation Hearing the identity and affiliation of any individual proposed to serve on the initial board of directors or managers, as applicable, or as an officer of any Reorganized Debtor. The constitution of the New Board and the board of directors or managers of any other Reorganized Debtor, to the extent applicable, shall be in accordance with the terms set forth in the applicable New Corporate Governance Documents. To the extent any such member of the Reorganized Debtors is an “insider” under the Bankruptcy Code, the Debtors also will disclose the nature of any compensation to be paid to such member.

[1]	Capitalized terms used but not otherwise defined in this exhibit will have the meaning ascribed to such terms in the Plan.

As of the Effective Date, the term of the current members of the board of managers of Cano Health, Inc. shall expire and the New Board will be instituted at Reorganized Parent. The New Board will be comprised of: (i) the current Chief Executive Officer of Cano Health, LLC, and (ii) such other additional members, as determined by the Requisite Consenting Creditors in consultation with the Debtors.

Subject to the Plan and the Confirmation Order, the Reorganized Debtors reserve the right to select different or additional board members and set compensation according to policies to be adopted on or after the Effective Date. Except as otherwise provided in this Exhibit K (as may be further modified, revised or amended), the officers of each Debtor immediately before the Effective Date, as applicable, shall serve as the initial officers of each of the respective Reorganized Debtors on and after the Effective Date and in accordance with any employment agreement with the Reorganized Debtors and applicable non-bankruptcy law.

2

Exhibit K-1

Redline of Section 1129(a)(5) Disclosures